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TABLE OF CONTENTS2
TABLE OF CONTENTS3

As filed with the Securities and Exchange Commission on June 22, 2012.

Registration No. 333-181400

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

URANIUM RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1000 (Primary Standard Industrial Classification Code Number)	75-2212772 (I.R.S. Employer Identification Number)

405 State Highway Bypass 121, Building A, Suite 110
Lewisville, Texas 75067
(972) 219-3330
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Thomas H. Ehrlich
Chief Financial Officer
Uranium Resources, Inc.
405 State Highway Bypass 121, Building A, Suite 110
Lewisville, Texas 75067
(972) 219-3330
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Alfred C. Chidester Brent M. Westrop Baker & Hostetler LLP 303 East 17th Avenue, Suite 1100 Denver, Colorado 80203 (303) 764-4091	Paul Hilton Jesse Menlove Hogan Lovells US LLP 1200 Seventeenth Street, Suite 1500 Denver, Colorado 80202 Telephone: (303) 899-7300

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed document.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☒ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

         Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

         Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 22, 2012

Dear Uranium Resources, Inc. ("URI") and Neutron Energy, Inc. ("Neutron") Stockholders:

         On behalf of the boards of directors and management teams of URI and Neutron, we are pleased to enclose the joint proxy statement/prospectus relating to the merger of a wholly-owned subsidiary of URI with and into Neutron (the "Merger"). Upon completion of the Merger, Neutron will be a wholly-owned subsidiary of URI. We believe this Merger will create a strong combined company that will deliver important benefits to our stockholders.

         If the Merger is completed, Neutron stockholders will become stockholders of URI and will receive shares of URI common stock in exchange for their existing shares of Neutron common stock as provided for in the Agreement and Plan of Merger, dated as of March 1, 2012 (the "Merger Agreement"), by and among URI, Neutron and URI Merger Corporation, a new indirect wholly-owned subsidiary of URI. Pursuant to the Merger Agreement, each share of Neutron's common stock (other than shares held by dissenting stockholders or URI or its subsidiaries) will be converted into the right to receive a percentage of a share of URI common stock, determined by dividing 3,837,061 by the number of shares of Neutron common stock issued and outstanding immediately prior to the consummation of the Merger (the "Merger Consideration"). Based on the number of Neutron common shares outstanding on [    •    ], 2012, we estimate that each share of Neutron common stock will be converted into the right to receive approximately 0.064 shares of URI common stock, par value $0.001 per share, as consideration for the Merger.

         In connection with the closing of the Merger, Resource Capital Fund V L.P. ("RCF") has agreed to purchase 24,638,673 shares of URI common stock for $20 million, which is to be used to partially repay a loan payable to RMB Australia Holdings Limited ("RMB") by Neutron. The remainder of Neutron's debt owed to RMB will be converted into 8,361,327 shares of URI common stock. In addition, URI will issue 162,939 shares of URI common stock to Roth Capital Partners, LLC ("Roth"), Neutron's financial advisor, to satisfy certain obligations incurred by Neutron in connection with the Merger.

         In the joint proxy statement/prospectus, the issuance of 37,000,000 shares of URI common stock in connection with the Merger and transactions related to the Merger, which consists of 3,837,061 shares of URI common stock to be issued to Neutron stockholders (assuming no issuances of additional shares of URI common stock in respect of fractional shares), 24,638,673 shares of URI common stock to be issued to RCF, 8,361,327 shares of URI common stock to be issued to RMB and 162,939 shares of URI common stock to be issued to Roth, is referred to as the URI Stock Issuance.

         URI stockholders will continue to own their existing URI shares. Based on the number of shares of common stock of URI outstanding on [    •    ], 2012, if the Merger and URI Stock Issuance are completed, URI stockholders immediately prior to the Merger and the URI Stock Issuance (not including RCF) will own approximately [    •    ]% of the combined company, former Neutron stockholders will own approximately [    •    ]% of the combined company, RCF will own approximately [    •    ]% of the combined company, RMB will own approximately [    •    ]% of the combined company and Roth will own approximately [    •    ]% of the combined company. URI's common stock is listed on the NASDAQ Capital Market, under the symbol "URRE".

         In connection with the Merger, URI and Neutron are each holding a special meeting of their stockholders. The places, dates and times of the special meetings are as follows:

For URI stockholders:	For Neutron stockholders:
3:00 p.m., August 29, 2012	2:00 p.m., August 23, 2012
Baker & Hostetler LLP	Hogan Lovells US LLP
303 East 17th Avenue, Suite 1100	One Tabor Center, Suite 1500
Denver, Colorado 80203	Denver, Colorado 80202

         At URI's special meeting, stockholders will be asked to vote on the approval of the URI Stock Issuance. At Neutron's special meeting, stockholders will be asked to vote on the approval of the Merger Agreement and the Merger.

         Before voting, you should carefully review all the information contained in the attached joint proxy statement/prospectus. For a discussion of risk factors that you should consider in evaluating the Merger, see "Risk Factors" beginning on page 33.

         Your vote is very important.    Whether or not you expect to attend the applicable special meeting, the details of which are described on the following pages, please complete, sign, date and promptly return the accompanying proxy card in the enclosed envelope or submit your vote by telephone or over the Internet if that option is available to you. We support the Merger of URI and Neutron and join with the URI and Neutron boards of directors in recommending that you vote "FOR" the proposals related to the Merger and URI Stock Issuance.

Sincerely,	Sincerely,
Donald C. Ewigleben President and CEO Uranium Resources, Inc.	Gary C. Huber President and CEO Neutron Energy, Inc.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in this joint proxy statement/prospectus nor have they approved or disapproved the issuance of the URI common stock to be issued in connection with the merger, or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [    •    ], 2012, and is first being mailed to the
stockholders of URI and Neutron on or about [    •    ], 2012.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF
URANIUM RESOURCES, INC.
TO BE HELD ON AUGUST 29, 2012

To the Stockholders of Uranium Resources, Inc. ("URI"):

         We will hold a special meeting of the stockholders of URI on August 29, 2012 at 3:00 p.m., Mountain Daylight Time, at Baker & Hostetler LLP, 303 East 17th Avenue, Suite 1100, Denver, Colorado 80203, to consider and vote upon the following matters:

  •
  a proposal to approve, as required by Rule 5635 of the NASDAQ Manual, the issuance of 37,000,000 shares of URI common stock in connection with the merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of March 1, 2012 (the "Merger Agreement"), by and among URI, Neutron Energy, Inc. ("Neutron") and URI Merger Corporation, an indirect wholly-owned subsidiary of URI. If approved, 3,837,061 shares will be issued to Neutron stockholders in exchange for all outstanding capital stock of Neutron (assuming no issuances of additional shares of URI common stock in respect of fractional shares), 24,638,673 shares will be issued to Resource Capital Fund V L.P. in exchange for $20 million in order to partially repay a loan payable to RMB Australia Holdings Limited ("RMB") by Neutron, 8,361,327 shares will be issued to RMB in exchange for the cancellation of the remainder of Neutron's debt owed to RMB and 162,939 shares will be issued to Roth Capital Partners, LLC to satisfy certain obligations incurred by Neutron in connection with the Merger (collectively, the "URI Stock Issuance"); and

  •
  a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal; and

  •
  such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

         Only holders of record of URI common stock at the close of business on July 23, 2012, the record date for the special meeting, are entitled to receive this notice and to vote their shares at the special meeting or any adjournment or postponement of the special meeting.

         We cannot complete the Merger described in this joint proxy statement/prospectus unless the stockholders of URI approve the URI Stock Issuance, which, assuming a quorum is present, requires the affirmative vote of a majority of the votes cast by holders of URI common stock.

         The URI board of directors unanimously recommends that URI stockholders vote "FOR" the approval of the URI Stock Issuance and "FOR" the adjournment of the URI special meeting if necessary or appropriate to permit further solicitation of proxies.

         For more information about the Merger and the other transactions contemplated by the Merger Agreement, please review the accompanying joint proxy statement/prospectus and the Merger Agreement attached to it.

IMPORTANT

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY ALSO CAST YOUR VOTE BY TELEPHONE OR OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU VOTE BY TELEPHONE OR OVER THE INTERNET, YOU DO NOT NEED TO SUBMIT YOUR PROXY CARD. REMEMBER, YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY!

By Order of the Board of Directors,
Thomas H. Ehrlich Secretary

Lewisville, Texas
[    •    ], 2012

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF
NEUTRON ENERGY, INC.
TO BE HELD ON AUGUST 23, 2012

To the Stockholders of Neutron Energy, Inc. ("Neutron"):

        We will hold a special meeting of the stockholders of Neutron on August 23, 2012 at 2:00 p.m., Mountain Daylight Time, at Hogan Lovells US LLP, One Tabor Center, Suite 1500, Denver, Colorado 80202, to consider and vote upon the following matters:

  •
  a proposal to approve the Agreement and Plan of Merger, dated as of March 1, 2012 (the "Merger Agreement"), by and among Neutron, Uranium Resources, Inc. ("URI") and URI Merger Corporation, and the merger (the "Merger") contemplated by the Merger Agreement. URI Merger Corporation is an indirect wholly-owned subsidiary of URI that will merge with and into Neutron and Neutron will continue as the surviving corporation and become an indirect wholly-owned subsidiary of URI; and

  •
  a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal; and

  •
  such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

        Only holders of record of Neutron common stock at the close of business on July 23, 2012, the record date for the special meeting, are entitled to receive this notice and to vote their shares at the special meeting or any adjournment or postponement of the special meeting.

        Certain stockholders of Neutron and all the directors and executive officers of Neutron who hold shares of Neutron common stock, who, collectively, beneficially own approximately 44.87% of the outstanding Neutron common stock as of the record date for the Neutron special meeting, have signed a shareholder voting agreement committing them, so long as the Merger Agreement is not terminated and the number of shares of URI common stock to be distributed to Neutron stockholders is not reduced, to vote any shares held by them (i) in favor of the Merger Agreement and the Merger, and (ii) against any alternative proposal or any other action which is reasonably likely to adversely affect or interfere with the consummation of the transactions contemplated by the Merger Agreement.

        We cannot complete the Merger described in this joint proxy statement/prospectus unless, assuming a quorum is present, a majority of the voting power of the Neutron stockholders votes to approve the Merger Agreement and the Merger.

        The Neutron board of directors unanimously recommends that Neutron stockholders vote "FOR" the approval of the Merger Agreement and the Merger and "FOR" the adjournment of the Neutron special meeting if necessary or appropriate to permit further solicitation of proxies.

        For more information about the Merger and the other transactions contemplated by the Merger Agreement, please review the accompanying joint proxy statement/prospectus and the Merger Agreement attached to it.

        Pursuant to Section 92A.410(1) of the Nevada Revised Statutes (NRS), you are further notified that you are entitled to assert dissenters' rights under Nevada law pursuant to NRS 92A.300 to 92A.500. A copy of NRS 92A.300 to 92A.500, inclusive, is attached to the accompanying joint proxy statement/prospectus as Annex D.

IMPORTANT

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY ALSO CAST YOUR VOTE BY TELEPHONE OR OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU VOTE BY TELEPHONE OR OVER THE INTERNET, YOU DO NOT NEED TO SUBMIT YOUR PROXY CARD. PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME. REMEMBER, YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY!

By Order of the Board of Directors,
Gary C. Huber President and CEO

Greenwood Village, Colorado
[    •    ], 2012

 IMPORTANT NOTE

        In deciding how to vote on the matters described in this joint proxy statement/prospectus, you should rely only on the information contained in this joint proxy statement/prospectus. Neither URI nor Neutron has authorized any person to provide you with any information that is different from or in addition to what is contained in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you.

        The information contained in this joint proxy statement/prospectus speaks only as of the date indicated on the cover of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

        In addition, if you have any questions about the matters described in this joint proxy statement/prospectus, you may contact:

Uranium Resources, Inc. 405 State Highway 121 Bypass Building A, Suite 110 Lewisville, Texas 75067 Attention: Corporate Secretary (972) 219-3330	Neutron Energy, Inc. 5300 DTC Parkway Suite 220 Greenwood Village, Colorado 80111 Attention: Corporate Secretary (303) 531-0470

VOTING BY TELEPHONE, INTERNET OR MAIL

URI stockholders of record may submit their proxies by:

        Telephone.    You may be able to vote by telephone by calling the toll-free number and following the instructions included in your proxy solicitation package in the United States, Canada or Puerto Rico on a touch-tone telephone. If you vote by telephone, you do not need to return your proxy card(s).

        Internet.    You may be able to vote over the Internet by accessing the website included in your proxy solicitation package and following the instructions on the secure website. If you vote over the Internet, you do not need to return your proxy card(s).

        Mail.    You can vote by mail by completing, signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

Neutron stockholders of record may submit their proxies by:

        Telephone.    You may be able to vote by telephone by calling the toll-free number and following the instructions included in your proxy solicitation package in the United States, Canada or Puerto Rico on a touch-tone telephone. If you vote by telephone, you do not need to return your proxy card(s).

        Internet.    You may be able to vote over the Internet by accessing the website included in your proxy solicitation package and following the instructions on the secure website. If you vote over the Internet, you do not need to return your proxy card(s).

        Mail.    You can vote by mail by completing, signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

If you hold your URI or Neutron shares through a bank, broker, custodian or other record holder:

        Please refer to your proxy card or voting instruction form or the information forwarded by your bank, broker, custodian or other record holder to see which voting methods are available to you.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following are answers to certain questions that you may have regarding your special meeting. URI and Neutron urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all of the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this joint proxy statement/prospectus.

Q:    Why am I receiving this document?

A:
For URI stockholders:

  URI is delivering this document to URI stockholders to solicit proxies from URI stockholders to approve the URI Stock Issuance.

  For Neutron stockholders:

  Neutron is delivering this document to Neutron stockholders to solicit proxies from Neutron stockholders to approve the Merger Agreement and the Merger. In addition, this document is a prospectus being delivered to Neutron stockholders because URI is offering and registering shares of its common stock to be issued in exchange for shares of Neutron common stock in connection with the Merger.

Q:    What will happen in the Merger?

A:
The Merger will combine the businesses of URI and Neutron. Prior to entering into the Merger Agreement, URI formed a new indirect wholly-owned Nevada corporation, URI Merger Corporation. URI Merger Corporation will merge with and into Neutron. Neutron will continue as the surviving corporation and become an indirect wholly-owned subsidiary of URI.

  In connection with the closing of the Merger, URI will issue the Merger Consideration to the Neutron stockholders in exchange for each share of Neutron common stock, which will equal 3,837,061 shares of URI common stock in the aggregate (assuming no issuance of additional shares of URI common stock in respect of fractional shares). In addition, RCF has agreed to purchase 24,638,673 shares of URI common stock for $20 million in connection with the closing of the Merger, which is to be used to partially repay a loan payable to RMB by Neutron. The remainder of Neutron's debt owed to RMB will be converted into 8,361,327 shares of URI common stock. URI will also issue 162,939 shares of URI common stock to Roth to satisfy certain obligations incurred by Neutron in connection with the Merger.

  After the Merger, the current stockholders of URI, the current stockholders of Neutron who receive shares of URI common stock in the Merger, RCF, RMB and Roth will be the stockholders of URI.

Q:    Are there any risks in the Merger that I should consider?

A:
Yes. There are risks associated with all business combinations, including the Merger. Certain of these risks and other risks are described in more detail under "Risk Factors" beginning on page 33.

Q:    What will Neutron stockholders receive for their shares of common stock in Neutron?

A:
As a result of the Merger, the holders of Neutron common stock (other than shares held by dissenting stockholders or URI or its subsidiaries) will receive, for each share of Neutron common stock, the right to receive a percentage of a share of URI common stock, determined by dividing 3,837,061 by the number of shares of Neutron common stock issued and outstanding immediately prior to the consummation of the Merger (the "Merger Consideration"). No fractional shares of

  URI common stock will be issued. URI and Neutron believe that Neutron is a "U.S. real property holding corporation" within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). As a result, URI will withhold 10% of the shares of URI common stock to be issued to Neutron stockholders who do not provide certain certificates to URI at or prior to the closing of the Merger. You should read "The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page 74 for a more complete discussion of the United States federal income tax consequences of the Merger.

Q:    What are holders of URI common stock being asked to vote on?

A:
Holders of URI common stock are being asked to:

•
Approve the URI Stock Issuance;

•
Approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the URI Stock Issuance; and

•
Act upon other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

  URI's common stock is listed on the NASDAQ Capital Market. Under Rule 5635 of the NASDAQ Manual, a company listed on the NASDAQ Capital Market is required to obtain stockholder approval prior to the issuance of common stock, among other things, (a) in connection with the acquisition of the stock or assets of another company if 20% or more of the common stock or voting power of the issuer outstanding before such issuance would be issued in connection with such acquisition transaction; and (b) in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

  As of the record date, there were [    •    ] shares of URI common stock outstanding. In connection with the Merger and pursuant to the URI Stock Issuance, URI will issue a total of 37,000,000 shares of its common stock representing approximately [    •    ]% of the common stock of URI outstanding as of the record date.

Q:    What are holders of Neutron common stock being asked to vote on?

A:
Holders of Neutron common stock are being asked to:

•
Approve the Merger Agreement and the Merger;

•
Approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the Merger Agreement and the Merger; and

•
Act upon other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:    Why did URI decide to merge with Neutron?

A:
URI believes that the Merger will provide strategic and financial benefits, including:

•
URI will be positioned as one of the largest U.S. uranium development companies;

•
Addition of a good balance of mid- and long-term uranium production opportunities;

•
Addition of a previously permitted, constructed and torn down, but not operated, conventional mill site;

  •
  Resource development synergies on neighboring properties in the Ambrosia Lake, New Mexico region;

  •
  Addition of highly qualified mining and permitting professionals to the URI team;

  •
  Significant exploration upside from the portfolio of Neutron properties;

  •
  URI better placed to complete further consolidation in New Mexico; and

  •
  Addition of a sophisticated, supportive mining investor in RCF.

Q:    Why did Neutron decide to merge with URI?

A:
Neutron believes that the Merger will provide strategic and financial benefits, including:

•
Repayment of Neutron's senior secured credit facility, which Neutron does not have the funds to repay;

•
Avoidance of bankruptcy or foreclosure on its assets;

•
Neutron's operations will be funded from the date of the Merger Agreement to the closing of the Merger with operating loans from URI pursuant to a credit and funding agreement;

•
Neutron stockholders will receive common stock of URI, which will be traded on a national stock exchange; and

•
Neutron stockholders will receive common stock of URI, which provides Neutron stockholders with a continuing equity interest in a company with a larger resource base and current assets, better access to capital and an experienced management team that is focused on uranium exploration development and production.

Q:    Why is my vote important?

A:
If you do not return your proxy card by mail or submit your proxy by telephone or over the Internet or vote in person at your special meeting, it may be difficult for URI and Neutron to obtain the necessary quorum to hold their respective special meetings, for URI to receive the number of votes necessary to approve the URI Stock Issuance, or for Neutron to receive the number of votes necessary to approve the Merger Agreement and the Merger.

  No matter how many or few shares you own you are encouraged to vote and have your voice heard.

Q:    When and where are the special meetings?

A:
The URI special meeting will take place on August 29, 2012 at 3:00 p.m., Mountain Daylight Time, at Baker & Hostetler LLP, 303 East 17th Avenue, Suite 1100, Denver, Colorado 80203.

  The Neutron special meeting will take place on August 23, 2012 at 2:00 p.m., Mountain Daylight Time, at Hogan Lovells US LLP, One Tabor Center, Suite 1500, Denver, Colorado 80202.

  Additional information relating to the URI and Neutron special meetings is set forth beginning on page 47.

Q:    What vote is required to approve the URI Stock Issuance, the Merger Agreement, the Merger and related matters?

A:
For URI, assuming a quorum is present:

•
The affirmative vote of a majority of the votes cast by the holders of URI common stock is required to approve the URI Stock Issuance. Abstentions and broker non-votes will not be treated as votes cast and thus will have no effect on the outcome of this proposal. If the URI Stock Issuance is not approved, URI will not be able to effect the Merger under the terms set forth in the Merger Agreement.

•
Any adjournment of the special meeting requires the affirmative vote of a majority of the votes cast by the holders of URI common stock, whether or not a quorum exists. Abstentions and broker non-votes will not be treated as votes cast and thus will have no effect on the outcome of this proposal.

  For Neutron, assuming a quorum is present:

  •
  The affirmative vote of a majority of the voting power of Neutron's stockholders is required to approve the Merger Agreement and the Merger. Abstentions and broker non-votes will have the same effect as a vote "AGAINST" the approval of the Merger Agreement and the Merger. If the proposal to approve the Merger Agreement and the Merger is not approved, Neutron will not be able to effect the Merger under the terms set forth in the Merger Agreement.

  •
  Any adjournment of the special meeting requires the affirmative vote of the holders of Neutron common stock representing a majority of the votes present in person or by proxy at the special meeting entitled to vote, whether or not a quorum exists. Abstentions will have the same effect as a vote "AGAINST" this proposal. Broker non-votes will not be treated as shares entitled to vote and thus will have no effect on the outcome of this proposal.

  Additional information on the vote required to approve the Merger and related matters is located on page 49.

Q:    Is the consummation of the Merger subject to any conditions other than the approval of the stockholders of URI and Neutron?

A:
Yes. In addition to the stockholder approvals, the consummation of the Merger is contingent upon the following:

•
the absence of any law, government proceeding or court order that prohibits or seeks to prevent the Merger;

•
the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

•
the shares of URI common stock to be issued pursuant to the Merger have been approved for listing on the NASDAQ Capital Market;

•
the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and no pending stop order or proceeding seeking a stop order relating thereto;

•
all outstanding options to purchase shares of Neutron common stock have been exercised or terminated;

•
the holders of no more than 7% of the shares of Neutron common stock entitled to vote on the Merger have duly demanded and perfected dissenter's rights under applicable Nevada law;

  •
  performance in all material respects of each party of its covenants and other obligations under the Merger Agreement and the effectiveness of certain transactions contemplated by the other agreements described therein; and

  •
  other customary conditions, including, subject to certain exceptions, the accuracy, in all material respects, of the representations and warranties of each party, the absence of a material adverse change of Neutron, and the receipt by each party of certain closing documents.

  See "The Merger Agreement—Conditions" beginning on page 93 for a more complete description of the conditions that must be satisfied or waived in connection with the Merger.

Q:    Does Neutron have any alternatives to the Merger?

A:
At this point, Neutron has no alternatives to the Merger. If Neutron is unable to complete the Merger or an alternative transaction, it will likely face either bankruptcy or foreclosure on its assets.

Q:    What do I need to do now?

A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote promptly by calling the toll-free number listed on your proxy card, accessing the Internet website listed on your proxy card or by completing, signing and dating your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your stock in "street name" through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy by telephone, Internet or mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at your special meeting. For information on how to vote your shares in person at your special meeting, see "Can I attend the special meeting and vote my shares in person?" below.

  Neutron stockholders should not send in their stock certificates at this time. If the Merger is approved, holders of Neutron common shares will receive instructions as to what to do with their stock certificates. URI stockholders will not need to take any action regarding their stock certificates.

Q:    How will my proxy be voted?

A:
If you vote by telephone, over the Internet, or by completing, signing, dating and returning your signed proxy card, your proxy will be voted in accordance with your instructions. The proxy confers discretionary authority to the named proxies. Accordingly, if you complete, sign, date and return your proxy card and do not indicate how you want to vote, your shares will be voted, in the case of URI, "FOR" the approval of the URI Stock Issuance, and, if necessary or appropriate, "FOR" the adjournment of the special meeting to solicit additional proxies and, in the case of Neutron, "FOR" the approval of the Merger Agreement and the Merger, and, if necessary or appropriate, "FOR" the adjournment of the special meeting to solicit additional proxies.

Q:    If my broker holds my shares in "street name," will my broker automatically vote my shares for me?

A:
No. If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on your behalf. You should therefore be sure to provide your broker with instructions on how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker to see if the broker offers telephone or Internet voting. All stockholders are urged to have their voices heard on this important matter—please vote your shares today.

Q:    Can I attend the special meeting and vote my shares in person?

A:
Yes. All holders of URI common stock, including stockholders of record and stockholders who hold their shares through banks, brokers, custodians or any other record holder, are invited to attend the URI special meeting. Holders of record of URI common stock as of the record date can vote in person at the URI special meeting. If you are not a stockholder of record, you must obtain a valid proxy, executed in your favor, from the record holder of your shares, such as a bank, broker, custodian or other record holder, to be able to vote in person at the URI special meeting.

  All holders of Neutron common stock, including stockholders of record and stockholders who hold their shares through banks, brokers, custodians or any other record holder, are invited to attend the Neutron special meeting. Holders of record of Neutron common stock as of the record date can vote in person at the Neutron special meeting. If you are not a stockholder of record, you must obtain a valid proxy, executed in your favor, from the record holder of your shares, such as a bank, broker, custodian or other record holder, to be able to vote in person at the Neutron special meeting.

  If you plan to attend either the URI or Neutron special meeting, as applicable, you must hold your shares in your own name, have a letter or recent brokerage statement from the record holder of your shares confirming your ownership or have a valid proxy authorizing you to vote shares at the meeting, and you must bring a form of personal photo identification with you in order to be admitted. URI and Neutron reserve the right to refuse admittance to anyone without proper proof of share ownership, proper authorization to vote shares, or proper photo identification.

Q:    Is the Merger expected to be taxable to Neutron stockholders?

A:
Yes. URI and Neutron intend to treat the Merger as a taxable transaction for U.S. federal income tax purposes. As a result, holders of Neutron common stock will recognize any gain or loss for federal income tax purposes on the exchange of shares of Neutron common stock for shares of URI common stock in the Merger. Tax matters can be complicated and the tax consequences of the Merger to you will depend on your particular tax situation. You should read "The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page 74 for a more complete discussion of the United States federal income tax consequences of the Merger.

  Neutron stockholders are urged to consult their tax advisor for a full understanding of the particular tax consequences of the Merger to them.

Q:    What are the consequences of Neutron being a "U.S. real property holding corporation"?

A:
URI and Neutron believe that Neutron is a "U.S. real property holding corporation" within the meaning of FIRPTA. As a result, URI will withhold 10% of the shares of URI common stock to be issued to Neutron stockholders who do not provide certain certificates to URI at or prior to the closing of the Merger. Those Neutron stockholders who do not provide appropriate documentation will therefore not receive all of the shares of URI common stock they would otherwise be entitled to receive. You should read "The Merger—Material United States Federal Income Tax Consequences of the Merger—FIRPTA Withholding Tax on the Merger" beginning on page 76 for a more complete discussion of the impact of Neutron being a U.S. real property holding corporation, and the documentation required from each Neutron stockholder.

Q:    What does it mean if I receive more than one set of materials?

A:
This means you own shares of both URI and Neutron or you own shares of URI or Neutron that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards you receive in order to vote all of the shares you own. Each proxy card you receive will come with its own postage-paid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanied that proxy card.

Q:    What can I do if I want to change or revoke my vote?

A:
Regardless of the method you used to cast your vote, if you are a holder of record, you may change your vote by completing, signing, dating and returning a new proxy card with a later date, by calling the toll-free number, if any, listed in your proxy materials or by accessing the Internet website, if any, listed in your proxy materials, in either case by 11:59 Eastern Daylight Time on the day before your special meeting or by attending your special meeting and voting by ballot at your special meeting. You may also revoke your proxy card by sending a notice of revocation, which must be received prior to your special meeting, to the designated representative of the appropriate company at the address provided under "Important Note" at the beginning of this joint proxy statement/prospectus.

  If you hold your shares in "street name," and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker, custodian or other record holder to see your voting options.

Q:    If I am a holder of Neutron common stock with shares represented by stock certificates, should I send in my Neutron stock certificates now?

A:
No. You should not send in your Neutron stock certificates at this time. After completion of the Merger, URI will send you instructions for exchanging Neutron stock certificates for the Merger Consideration.

Q:    Will URI stockholders receive any shares as a result of the Merger?

A:
No. URI stockholders will continue to hold the URI shares they currently own. However, as a result of the URI Stock Issuance, each outstanding share of URI common stock immediately prior to the Merger and the URI Stock Issuance will represent a smaller percentage of the aggregate number of shares of URI common stock outstanding after the Merger and each URI stockholder before the Merger and the URI Stock Issuance will hold a smaller percentage of URI after the Merger.

Q:    What will happen to options to purchase Neutron common stock?

A:
At or prior to the effective time of the Merger, each outstanding option to purchase shares of Neutron common stock will become fully vested and exercisable (except that the vesting or exercise of an option may be conditioned on consummation of the Merger) and any such options not previously exercised by the holder thereof in accordance with their terms will expire at the effective time of the Merger.

Q:    When do you expect to complete the Merger?

A:
The Merger will be completed when the conditions in the Merger Agreement are satisfied (or, where permitted, waived). Such conditions are described further in "The Merger Agreement—Conditions" beginning on page 93. Assuming the requisite stockholder approvals are received, URI and Neutron expect to complete the Merger during the third quarter of 2012, although completion of the Merger cannot be assured by any particular date or at all.

Q:    Are Neutron stockholders entitled to dissenters' rights?

A:
Neutron stockholders have the right to dissent from the Merger and obtain cash payment for the "fair value" of their shares pursuant to NRS 92A.300 to 92A.500, the Nevada dissenters' rights statute. However, Neutron stockholders must strictly comply with NRS 92A.300 to 92A.500 to receive such cash payment. The complete text of NRS 92A.300 to 92A.500 is attached to this joint proxy statement/prospectus as Annex D. Neutron stockholders wishing to exercise dissenters' rights must (i) not vote in favor of approval of the Merger Agreement and the Merger (which would include submitting a signed proxy without voting instructions); (ii) deliver to Neutron, prior to the Neutron stockholder vote on the Merger Agreement and the Merger, written notice of their intention to demand payment for their shares of Neutron common stock if the Merger is consummated; and (iii) strictly comply with the other requirements of the Nevada Revised Statutes. Failure to follow the procedures required by NRS 92A.300 to 92A.500 may result in the loss of a stockholder's dissenter's rights, in which case such stockholder would be entitled to the consideration for its shares as provided in the Merger Agreement. URI may terminate the Merger Agreement and abandon the Merger in the event that the holders of more than 7% of the outstanding shares of Neutron common stock exercise their dissenters' rights. For more information regarding dissenters' rights, see "The Merger—Dissenters' or Appraisal Rights" beginning on page 81.

Q:    Are URI stockholders entitled to dissenters' rights?

A:
URI stockholders do not have appraisal or dissenters' rights under Delaware law in connection with the Merger or the URI Stock Issuance.

Q:    Whom should I call if I have questions about the special meeting or the Merger?

A:
URI stockholders should call Regan & Associates, Inc., URI's proxy solicitor, at 800-737-3426 or URI's corporate secretary, at 972-219-3330.

  Neutron stockholders should call Neutron's corporate secretary, at 303-531-0470.

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To fully understand the Merger and for a more complete description of the legal terms of the Merger Agreement, you should carefully read this entire document and the documents referred to herein. See also "Where You Can Find More Information" on page 221. URI and Neutron have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies (see pages 99 and 142)

  Uranium Resources, Inc.
  405 State Highway 121 Bypass
  Building A, Suite 110
  Lewisville, Texas 75067
  Attention: Corporate Secretary
  (972) 219-3330
  Internet address:   www.uraniumresources.com

        URI is a uranium exploration, development and production company. URI was organized in 1977 to acquire and develop uranium mines in South Texas using the in-situ recovery mining process ("ISR"). Since its founding, URI has produced over 8 million pounds U3O8 from five Texas projects, two of which have been fully restored and returned to the land owners. URI currently has two fully licensed ISR processing facilities in Texas: Kingsville Dome and Rosita. In addition, through a joint venture with Cameco Resources, URI is continuing an exploration program on the 53,524 acre Los Finados property in Kenedy County, Texas. Since 1986, URI has built a significant asset base in New Mexico that includes 101.4 million pounds U3O8 of in-place mineralized uranium material on 183,000 acres of uranium mineral holdings. URI has a U.S. Nuclear Regulatory Commission ("NRC") license to build a 3 million pound U3O8 per year ISR processing facility at Crownpoint, New Mexico. As of June 15, 2012, URI had 62 employees. As a result of low uranium prices, URI ceased production in 2009.

  Neutron Energy, Inc.
  5300 DTC Parkway
  Suite 220
  Greenwood Village, Colorado 80111
  Attention: Corporate Secretary
  (303) 531-0470

        Neutron began operations and was incorporated in 2005. Neutron was formed to capitalize on its management's extensive knowledge and experience in uranium exploration, development and production, as well as Neutron's geologic and engineering data bases covering several uranium districts that historically have been uranium producers. Neutron is a natural resource company engaged in the acquisition and exploration of uranium properties in the United States. Neutron's strategy is to acquire properties that (i) have undergone some degree of historical uranium exploration and on which uranium mineralized material has been located, and (ii) are located in mineralized districts that have undergone some degree of historical uranium exploration and are thought to be prospective for further uranium exploration, but on which no uranium mineralized material has been located. Neutron has acquired interests in 63,312 net acres of leased or staked properties in New Mexico, South Dakota and Wyoming, and also holds residual mineral interests that Neutron received in the disposition of properties in Arizona and South Dakota. All of Neutron's mineral properties are exploration stage properties. Some of Neutron's mineral properties have been the subject of historical exploration and/or development, and in one case production, by other mining companies, that provides indications that further uranium exploration is warranted. As of June 15, 2012, Neutron had eight employees.

The Merger (see page 53)

        Under the terms of the Merger, URI Merger Corporation, an indirect wholly-owned subsidiary of URI formed for the purpose of the Merger, will be merged with and into Neutron. As a result, Neutron will continue as the surviving corporation and will become an indirect wholly-owned subsidiary of URI. Shares of URI common stock will continue to be traded on the NASDAQ Capital Market under the symbol "URRE". See "Risk Factors—URI's common stock is subject to delisting, and URI may not be able to maintain its listing on the NASDAQ Capital Market."

        The Merger Agreement is attached as Annex A to this joint proxy statement/prospectus. Please read the Merger Agreement carefully and fully as it is the legal document that governs the Merger. For a summary of the Merger Agreement, see "The Merger Agreement" beginning on page 84.

What Holders of Neutron Common Stock Will Receive in the Merger (see page 84)

        Under the terms of the Merger Agreement, for each share of Neutron common stock, Neutron stockholders will have the right to receive the Merger Consideration, which is a percentage of a share of URI common stock, determined by dividing 3,837,061 by the number of shares of Neutron common stock issued and outstanding immediately prior to the consummation of the Merger. As a result, the current holders of Neutron common stock will become holders of URI common stock, and Neutron will become an indirect wholly-owned subsidiary of URI. Based on the number of Neutron common shares outstanding on [    •    ], 2012, in exchange for each share of Neutron common stock, it is estimated that URI will issue approximately 0.064 shares of its common stock. URI stockholders will continue to own their existing URI shares.

        URI will not issue any fractional shares of URI common stock in the Merger. Instead, to the extent that an outstanding share of Neutron common stock would otherwise have become a fractional share of URI common stock, the holder, upon presentation of such interest represented by an appropriate certificate for Neutron common stock to the exchange agent, will receive a full share of URI common stock if the fractional interest in URI common stock would be equal to or greater than 0.5, and will receive no payment (in cash, shares or otherwise) if the fractional interest would be less than 0.5.

        At the time of their respective special meetings, URI and Neutron stockholders will not know the exact value of the URI common stock that will be issued in connection with the Merger. The value of the Merger Consideration received by Neutron stockholders may increase or decrease depending on fluctuations in the price of URI common stock.

Additional Shares of URI Common Stock to be Issued in Connection with the Merger

        In connection with the Merger, URI will issue the Merger Consideration to Neutron stockholders. In addition, RCF has agreed to purchase 24,638,673 shares of URI common stock for $20 million in connection with the closing of the Merger, which is to be used to partially repay a loan payable to RMB by Neutron. The remainder of Neutron's debt owed to RMB will be converted into 8,361,327 shares of URI common stock. In addition, URI will issue 162,939 shares of URI common stock to Roth to satisfy certain obligations incurred by Neutron in connection with the Merger. The number of shares to be issued to RCF, RMB and Roth pursuant to the URI Stock Issuance is fixed and will not be adjusted for changes in the market price of URI common stock.

 Material United States Federal Income Tax Consequences of the Merger (see page 74)

        URI and Neutron intend to treat the Merger as a taxable transaction for U.S. federal income tax purposes. As a result, holders of Neutron common stock will recognize gain or loss in an amount equal to the difference between (a) the sum of the fair market value of the URI common stock that such stockholders are entitled to receive (prior to any withholding) in exchange for such Neutron common stock and (b) the holder's tax basis in the Neutron common stock surrendered. In addition, URI and Neutron believe that under FIRPTA, Neutron is a "U.S. real property holding corporation." As a result, URI will withhold 10% of the shares of URI common stock to be issued to Neutron stockholders who do not provide certain certificates to URI at or prior to the closing of the Merger. You should read "The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page 74 for a more complete discussion of the United States federal income tax consequences of the Merger.

        Neutron stockholders are urged to consult their tax advisor for a full understanding of the particular tax consequences of the Merger to them.

 Background of the Merger (see page 53)

        In the spring of 2011, URI and Neutron entered into discussions regarding a potential acquisition of Neutron by URI. After several months of diligence and negotiations, URI and Neutron signed a non-binding term sheet in August 2011, which provided that URI would acquire Neutron in exchange for URI common stock with a value of $60 million conditioned on Neutron repaying its outstanding indebtedness prior to the closing of the transaction. Neutron made numerous efforts, through its financial advisor and directly, to raise financing to repay its debt, to no avail. Neutron proposed various transaction structures that would not require Neutron to repay its debt at or before closing, including the issuance of URI preferred stock with a conversion feature to a third party investor, but none was acceptable to URI. Neutron also tried to find a third party to invest in its common stock and use the proceeds to repay the RMB debt but was unsuccessful. As a result, that proposed transaction between URI and Neutron was ultimately abandoned.

        In the fall of 2011, URI and Neutron resumed discussions regarding a potential transaction as a result of RCF expressing an interest in investing in a combined URI and Neutron. After months of negotiations, the parties entered into a non-binding term sheet in January 2012 and executed the Merger Agreement and the other definitive documents in March 2012.

        Relative to the potential $60 million transaction which was abandoned, the amount of URI common stock that it would issue to acquire Neutron and retire Neutron's debt was lowered to 37 million shares (which had an aggregate market value of approximately $37.0 million as of the date the Merger Agreement was executed) because, between the date that the original transaction was abandoned and the date the Merger Agreement was executed, market conditions for uranium exploration companies continued to decline and Neutron's debt owed to RMB had reached its maturity on December 31, 2011. Neutron had no means to repay the debt it owed to RMB and was unable to find a third party who would provide the necessary financing. RMB granted a series of extensions of the maturity of the debt to permit Neutron to negotiate and complete the Merger and related transactions, including the financing from RCF that URI will use, along with the issuance of URI common stock, to repay RMB at the closing of the Merger. If RMB had foreclosed on Neutron's assets or if Neutron had declared bankruptcy, it is likely Neutron stockholders would have received nothing.

        Because Neutron will not retire the debt it owes to RMB prior to the consummation of the Merger, only a modest portion of the URI common stock being issued at the closing of the Merger will go to Neutron stockholders. As a result, in connection with the closing of the Merger, URI will issue 3,837,061 shares of URI common stock to Neutron stockholders (assuming no issuance of additional shares of URI common stock in respect of fractional shares), sell 24,638,673 shares of URI common stock to RCF for $20 million, and pay that $20 million and issue an additional 8,361,327 shares of URI common stock to RMB to repay the debt Neutron owes to RMB.

Recommendations by the Boards of Directors (see pages 57 and 64)

Recommendation of the URI Board:

        URI cannot complete the Merger under the terms set forth in the Merger Agreement unless the URI Stock Issuance is approved by the stockholders of URI. The URI board of directors has unanimously approved the Merger Agreement, the Merger, the URI Stock Issuance and the other transactions contemplated by the Merger Agreement and determined that the Merger Agreement, the Merger, the URI Stock Issuance and the other transactions contemplated by the Merger Agreement are advisable to and in the best interests of the stockholders of URI. The URI board of directors unanimously recommends that the stockholders of URI vote "FOR" the proposal to approve the URI Stock Issuance.

Recommendation of the Neutron Board:

        The Neutron board of directors has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable to and in the best interests of the stockholders of Neutron. The Neutron board of directors unanimously recommends that the stockholders of Neutron vote "FOR" the proposal to approve the Merger Agreement and the Merger.

        When you consider the Neutron board of directors' recommendation, you should be aware that Neutron directors may have interests in the Merger that may be different from, or in addition to, interests of the Neutron stockholders. These interests are described in "The Merger—Interests of Neutron's Directors and Executive Officers in the Merger" beginning on page 70.

Reasons for the Merger (see pages 57 and 64)

URI

        The board of directors of URI believes that the Merger will provide strategic and financial benefits to its stockholders, including:

  •
  URI will be positioned as one of the largest U.S. uranium development companies;

  •
  Addition of a good balance of mid- and long-term uranium production opportunities;

  •
  Addition of a previously permitted, constructed and torn down, but not operated, conventional mill site;

  •
  Resource development synergies on neighboring properties in the Ambrosia Lake region in New Mexico;

  •
  Addition of highly qualified mining and permitting professionals to the URI team;

  •
  Significant exploration upside from the portfolio of Neutron properties;

  •
  URI better placed to complete further consolidation in New Mexico; and

  •
  Addition of a sophisticated, supportive mining investor in RCF.

Neutron

        The board of directors of Neutron believes that the Merger will provide strategic and financial benefits to its stockholders, including:

  •
  Repayment of Neutron's senior secured credit facility, which Neutron does not have the funds to repay;

  •
  Avoidance of bankruptcy or foreclosure on its assets;

  •
  Neutron's operations will be funded from the date of the Merger Agreement to the closing of the Merger with operating loans from URI pursuant to a credit and funding agreement;

  •
  Neutron stockholders will receive common stock of URI, which will be registered and traded on a national stock exchange; and

  •
  Neutron stockholders will receive common stock of URI, which provides Neutron stockholders with a continuing equity interest in a company with a larger resource base and current assets, better access to capital and an experienced management team that is focused on uranium exploration development and production.

Risks Associated with the Merger (see page 33)

        You should be aware of and consider carefully the risks relating to the Merger described under "Risk Factors."

 Stockholder Votes Required (see page 49)

For URI Stockholders:

        The presence, in person or by proxy, of the holders of one-third (1/3) of the shares of URI common stock outstanding is necessary to constitute a quorum at the URI special meeting. Assuming a quorum is present, approval of the URI Stock Issuance requires the affirmative vote of a majority of the votes cast by the holders of URI common stock.

        As of the record date, directors and executive officers of URI and their affiliates beneficially owned or had the right to vote [    •    ] outstanding shares of URI common stock, representing approximately [    •    ]% of the shares outstanding and entitled to vote. While there are no voting agreements or arrangements with any directors, officers or other stockholders of URI relating to the Merger of which URI is aware, to URI's knowledge, all the directors and executive officers of URI and their affiliates intend to vote their common stock in favor of the proposal to approve the URI Stock Issuance.

For Neutron Stockholders:

        The presence, in person or by proxy, of the holders of one-third (1/3) of the shares of Neutron common stock outstanding is necessary to constitute a quorum at the Neutron special meeting. Assuming a quorum is present, approval of the Merger Agreement and the Merger requires the affirmative vote of a majority of the voting power of Neutron's stockholders.

        As of the record date, directors and executive officers of Neutron, together with Edward Topham, the former Chief Financial Officer of Neutron, and their affiliates beneficially owned or had the right to vote 7,820,940 outstanding shares of Neutron common stock, representing approximately 13.1% of the shares of Neutron common stock outstanding and entitled to vote. Certain stockholders of Neutron and all the directors and executive officers of Neutron who hold shares of Neutron common stock, who, collectively, beneficially own approximately 44.87% of the outstanding Neutron common stock as of the record date for the Neutron special meeting, have signed a shareholder voting agreement committing them, so long as the Merger Agreement is not terminated and the number of shares of URI common stock to be distributed to Neutron stockholders is not reduced, to vote any shares held by them (i) in favor of the Merger Agreement and the Merger, and (ii) against any alternative proposal or any other action which is reasonably likely to adversely affect or interfere with the consummation of the transactions contemplated by the Merger Agreement. See "Material Contracts Between URI and Neutron—Neutron Shareholder Voting Agreement" beginning on page 96.

Ownership of URI After the Merger

        In connection with the closing of the Merger, URI will issue the Merger Consideration to Neutron stockholders, 24,638,673 shares of URI common stock to RCF, 8,361,327 shares of URI common stock to RMB and 162,939 shares of URI common stock to Roth. URI estimates that, upon the completion of the Merger and the URI Stock Issuance:

  •
  approximately [    •    ] shares of URI common stock will be outstanding;

  •
  stockholders of URI prior to consummation of the Merger and the URI Stock Issuance (not including RCF) will own approximately [    •    ]% of the issued and outstanding shares of URI common stock;

  •
  former Neutron stockholders will own approximately [    •    ]% of the issued and outstanding shares of URI common stock;

  •
  RCF will own approximately [    •    ]% of the issued and outstanding shares of URI common stock (including the approximately 10.3 million shares of URI common stock owned by RCF prior to consummation of the Merger and the URI Stock Issuance);

  •
  RMB will own approximately [    •    ]% of the issued and outstanding shares of URI common stock; and

  •
  Roth will own approximately [    •    ]% of the issued and outstanding shares of URI common stock.

Conditions to the Completion of the Merger (see page 93)

        Currently, URI and Neutron expect to complete the Merger in the third quarter of 2012. As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, receipt of the requisite approvals of each company's stockholders.

Termination of the Merger Agreement (see page 95)

        URI and Neutron may mutually agree to terminate the Merger Agreement at any time prior to closing, including after stockholder approvals are obtained. Either URI or Neutron may terminate the Merger Agreement under certain specified circumstances, including:

  •
  if the other party is in breach of any representation, warranty or covenant contained in the Merger Agreement, and such breach (i) individually or in the aggregate would cause any condition of the non-breaching party to effect the Merger not to be satisfied, and (ii) is not cured within twenty days following delivery by the non-breaching party of written notice of such breach;

  •
  if URI's stockholders fail to approve the URI Stock Issuance or Neutron's stockholders fail to approve the Merger Agreement and the Merger;

  •
  by Neutron, if either (i) the URI board of directors does not recommend that its stockholders approve the URI Stock Issuance, (ii) after recommending in this joint proxy statement/prospectus that its stockholders approve the URI Stock Issuance, the URI board of directors withdraws, modifies or qualifies such recommendation adverse to the interest of Neutron, or (iii) URI fails to call, give proper notice of, convene and hold its special meeting;

  •
  by URI, if either (i) the Neutron board of directors does not recommend that its stockholders approve the Merger Agreement, (ii) after recommending at its special meeting that its stockholders approve the Merger Agreement, the Neutron board of directors withdraws, modifies or qualifies such recommendation adverse to the interest of URI, or (iii) Neutron fails to call, give proper notice of, convene and hold its special meeting; or

  •
  if closing has not occurred on or before October 31, 2012 by reason of a failure of any condition precedent and such failure did not result primarily from a breach by the terminating party.

        In addition, Neutron may terminate the Merger Agreement, subject to specified conditions, if Neutron proposes to enter into a definitive agreement with respect to a "Superior Proposal," as described in "The Merger Agreement—Certain Additional Agreements—No Solicitation" beginning on page 90.

Termination Fee (see page 95)

        Under certain circumstances involving the closing of a third-party takeover proposal of Neutron, Neutron may be required, subject to certain conditions, to pay a termination fee of approximately $1.4 million, of which approximately $1.0 million will be payable to URI and approximately $0.4 million will be payable to RCF. Under the terms of its engagement with its financial advisor, Cormark Securities Inc. ("Cormark"), 25% of any termination fee paid to URI will be paid by URI to Cormark.

No Solicitation (see page 90)

        The Merger Agreement restricts the ability of Neutron to solicit or engage in discussions or negotiations with a third party regarding an "acquisition proposal" of the type described in "The Merger Agreement—Certain Additional Agreement—No Solicitation." If, however, Neutron receives an unsolicited "acquisition proposal" from a third party that Neutron's board of directors determines in good faith, after consultation with its financial advisor, constitutes a "superior proposal" of the type described in "The Merger Agreement—Certain Additional Agreement—No Solicitation," Neutron may furnish information to the third party and engage in discussions and negotiations regarding the proposal with the third party, subject to other specified conditions.

        Neutron may accept, approve, recommend or enter into an agreement in respect of an acquisition proposal prior to the receipt of stockholder approval only if: (i) Neutron has complied with the terms of the Merger Agreement related to acquisition proposals, (ii) the acquisition proposal constitutes a superior proposal; (iii) Neutron provides URI written notice of such superior proposal and a copy of the written proposal and gives URI, at URI's option, five business days to offer to amend the terms of the Merger or the Merger Agreement; (iv) the Neutron board of directors determines (A) that the acquisition proposal continues to constitute a superior proposal after taking into account any amendments to the Merger or the Merger Agreement proposed by URI and (B) the failure to enter into such agreement would be inconsistent with its fiduciary duties; (vi) Neutron terminates the Merger Agreement prior to entering into such agreement; and (vii) Neutron adjourns the Neutron special meeting if it provides notice of such superior proposal less than five business days prior to the date of the Neutron special meeting.

Board of Directors and Management of URI Following the Merger (see pages 74 and 198)

        Upon completion of the Merger, the URI board of directors will consist of those directors serving immediately prior to the completion of the Merger and URI's management will consist of those officers serving immediately prior to the completion of the Merger.

Board of Directors and Management of Neutron Following the Merger (see page 74)

        The directors and officers of URI Merger Corporation immediately prior to the closing of the Merger will become the directors and officers of Neutron following the Merger. The directors and officers of URI Merger Corporation immediately prior to the closing of the Merger will be the same as the directors and officers of URI.

Listing of URI Common Stock

        The shares of URI common stock to be issued to Neutron stockholders, RCF, RMB and Roth in connection with the Merger will be listed on the NASDAQ Capital Market under the symbol "URRE". See "Risk Factors—URI's common stock is subject to delisting, and URI may not be able to maintain its listing on the NASDAQ Capital Market."

Regulatory Matters

        URI and Neutron believe that the Merger and the transactions contemplated by the Merger Agreement are not subject to any federal or state regulatory requirements or approvals, except for filings necessary to effectuate the Merger with the Secretary of State of the State of Nevada and to register the shares to be issued to Neutron stockholders pursuant to the URI Stock Issuance under the Securities Act of 1933, as amended (the "Securities Act"). RCF and RMB will have registration rights relating to the shares to be issued to them pursuant to the URI Stock Issuance.

Dissenters' or Appraisal Rights (see page 81)

        Neutron stockholders have the right to dissent from the Merger and obtain cash payment for the "fair value" of their shares pursuant to NRS 92A.300 to 92A.500, the Nevada dissenters' rights statute. However, Neutron stockholders must strictly comply with NRS 92A.300 to 92A.500 to receive such cash payment. Neutron stockholders who wish to seek to exercise their dissenters' rights are in any case urged to seek the advice of counsel.

        Neutron stockholders who desire to exercise their dissenters' rights must (i) not vote in favor of the approval of the Merger Agreement and the Merger (which would include submitting a signed proxy without voting instructions); (ii) deliver to Neutron, prior to the Neutron stockholder vote on the Merger Agreement and the Merger, written notice of their intention to demand payment for their shares of Neutron common stock if the Merger is consummated; and (iii) strictly comply with the other requirements of the Nevada Revised Statutes. Failure to follow the procedures required by NRS 92A.300 to 92A.500 may result in the loss of a stockholder's dissenter's rights, in which case such stockholder would be entitled to the consideration for its shares as provided in the Merger Agreement. The complete text of NRS 92A.300 to 92A.500 is attached to this joint proxy statement/prospectus as Annex D.

        URI may terminate the Merger Agreement and abandon the Merger in the event that the holders of more than 7% of the outstanding shares of Neutron common stock exercise their dissenters' rights.

        URI stockholders do not have appraisal or dissenters' rights under Delaware law in connection with the Merger or the URI Stock Issuance.

 Comparison of Stockholder Rights (see page 193)

        The rights of Neutron stockholders are governed by Nevada law, as well as Neutron's articles of incorporation and amended and restated bylaws. After completion of the Merger, the rights of former Neutron stockholders who receive URI common stock in the Merger will be governed by Delaware law and URI's restated certificate of incorporation and restated bylaws. This joint proxy statement/prospectus contains descriptions of the material differences in stockholder rights.

Interests of Neutron's Directors and Executive Officers in the Merger (see page 70)

        Certain of Neutron's directors and executive officers have interests in the Merger as individuals that are different from, or in addition to, the interests of Neutron stockholders generally. Certain Neutron executives have entered into agreements with Neutron that contain payment provisions that will be triggered by the Merger. In addition, Neutron's directors and executive officers have rights to directors' and officers' liability insurance or indemnification that will survive completion of the Merger.

Opinion of URI's Financial Advisor (see page 59)

        On March 1, 2012, Cormark rendered its opinion to URI's board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Merger and URI Stock Issuance was fair, from a financial point of view, to the stockholders of URI. Cormark was not requested to express, and did not express, any opinion with respect to any of the other terms, conditions, determinations or actions with respect to the Merger, the URI Stock Issuance and the related transactions. In addition, Cormark was not requested to address, and its opinion does not in any manner address, URI's underlying business decision to proceed with or effect the Merger, the URI Stock Issuance and related transactions. The full text of Cormark's opinion, which sets forth, among other things, the procedures followed, factors considered, assumptions made and qualifications and limitations of the review undertaken by Cormark in connection with its opinion, is attached to this joint proxy statement/prospectus as Annex B. Holders of URI's common stock are encouraged to read Cormark's opinion in its entirety. Cormark's opinion, which is addressed to URI's board of directors, addresses only the fairness, from a financial point of view, of the Merger and URI Stock Issuance, to the stockholders of URI and does not constitute a recommendation to any stockholder of URI as to how such stockholder should vote with respect to the URI Stock Issuance or any other matter. Cormark has assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. URI has agreed to pay Cormark a fee for rendering its opinion, which is not contingent upon the successful completion of the proposed Merger, and an additional advisory fee, a portion of which is only payable upon completion of the Merger or receipt of a termination fee from Neutron. Cormark has not performed previous investment banking services for URI or its affiliates in the past. Cormark has not been engaged to provide any financial advisory services nor has it participated in any underwriting involving URI, Neutron or any of their affiliates during the 24-month period preceding the date Cormark was first contacted in respect of the Merger, other than as a co-lead underwriter with respect to a planned initial public offering by Neutron in 2011 which was not completed and in relation to which Cormark's engagement as underwriter was subsequently terminated. Cormark was reimbursed by Neutron for certain out-of-pocket expenses but was not paid a fee in connection with the terminated engagement.

Opinion of Neutron's Financial Advisor (see page 66)

        On February 27, 2012, Roth rendered its opinion to Neutron's board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the total consideration to be paid by URI in connection with the Merger, including the Merger Consideration, was fair, from a financial point of view, to the stockholders of Neutron. Roth was not requested to express, and did not express, any opinion with respect to any of the other terms, conditions, determinations or actions with respect to the Merger and the related transactions. In addition, Roth was not requested to address, and its opinion does not in any manner address, Neutron's underlying business decision to proceed with or effect the Merger and related transactions. The full text of Roth's opinion, which sets forth, among other things, the procedures followed, factors considered, assumptions made and qualifications and limitations of the review undertaken by Roth in connection with its opinion, is attached to this joint proxy statement/prospectus as Annex C. Holders of Neutron's common stock are encouraged to read Roth's opinion in its entirety. Roth's opinion, which is addressed to Neutron's board of directors, addresses only the fairness, from a financial point of view, of the consideration to be paid in the Merger and of the related transactions to be undertaken by Neutron, to the stockholders of Neutron and does not constitute a recommendation to any stockholder of Neutron as to how such stockholder should vote with respect to the Merger or any other matter. Roth has assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Neutron has agreed to pay Roth a fee for rendering its opinion. In addition, URI will issue 162,939 shares of URI common stock to Roth upon the successful completion of the Merger. Roth in the past has provided and may in the future provide investment banking and other financial services to URI and its affiliates for which Roth and its affiliates have received or will receive compensation. In particular, in June, July and November 2010, Roth entered into underwriting agreements with URI with respect to the sale and offering of shares of URI's common stock, for which it received $600,000, $84,000 and $477,000, respectively.

Selected Historical Financial Information

        The following tables present selected historical financial information of URI and selected historical financial information of Neutron. Such financial information is provided to assist you in your analysis of the financial aspects of the Merger. The historical results included below and elsewhere in this document are not indicative of the future performance of URI, Neutron or the combined company.

URI Historical Financial Information:

        The following tables provide selected financial and operating data of URI as of, and for each of the years ended, December 31, 2011, 2010, 2009, 2008 and 2007, which are derived from URI's audited consolidated financial statements, and as of March 31, 2012 and for the three months ended March 31, 2012 and 2011, which are derived from URI's unaudited condensed consolidated financial statements. The selected financial and operating data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, the section entitled "Information Related to URI—Management's Discussion and Analysis of Financial Condition and Results of Operation" and URI's financial statements and related notes included elsewhere in this joint proxy statement/prospectus. Historical results are not necessarily indicative of results to be expected in any future period.

	As of March 31,	As of December 31,
	2012	2011	2010	2009	2008	2007
	(unaudited)
	(In thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	$9,907	$2,890	$15,386	$6,092	$12,042	$9,284
Working capital (deficit)	6,855	(302)	10,601	3,276	9,494	8,072
Net property, plant and equipment	19,608	18,846	19,612	18,944	22,778	30,611
Total assets	40,431	31,405	42,562	32,012	43,224	52,937
Total debt	554	569	653	770	928	839
Total liabilities	8,943	7,994	9,885	9,151	11,616	10,060
Total stockholders' equity	31,488	23,411	32,677	22,861	31,608	42,877

	Three Months Ended March 31,		Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(unaudited)
	(In thousands except per share and per pound amounts)
Consolidated Statement of Operations Data
Uranium sales	$—	$—	$—	$—	$4,673	$18,551	$31,143
Cost of sales—operations	386	454	1,387	1,309	4,504	16,372	18,051
Writedown of uranium properties and exploration expenses	269	306	1,460	961	3,580	17,623	999
Total cost of uranium sales	655	760	2,847	2,270	8,084	33,995	19,050
Earnings (loss) from operations before corporate expenses	(655)	(760)	(2,847)	(2,270)	(3,411)	(15,444)	12,093
Corporate expenses	3,045	2,334	8,529	8,430	6,766	11,553	11,768
Earnings (loss) from operations	(3,701)	(3,094)	(11,376)	(10,700)	(10,177)	(26,997)	325
Other income	94	67	177	345	111	488	753
Net income (loss)	$(3,606)	$(3,026)	$(11,199)	$(10,355)	$(10,066)	$(26,509)	$1,078
Net income (loss) per common share:
Basic	$(0.04)	$(0.03)	$(0.12)	$(0.14)	$(0.18)	$(0.49)	$0.02
Diluted	$(0.04)	$(0.03)	$(0.12)	$(0.14)	$(0.18)	$(0.49)	$0.02
Weighted average common stock and equivalents outstanding:
Basic	98,047	93,263	93,481	72,313	56,400	54,569	52,119
Diluted	98,047	93,263	93,481	72,313	56,400	54,569	56,081
Consolidated Operating and Other Data
Cash provided by (used in) operations	$(2,539)	$(3,521)	$(10,401)	$(7,360)	$(5,033)	$1,042	$11,294
Capital expenditures and investing activities	(1,919)	(732)	(2,364)	(2,366)	(820)	(11,016)	(22,909)
Financing activities	11,475	4	269	19,020	(97)	12,731	722
Net increase (decrease) in cash and cash equivalents	$7,017	$(4,249)	$(12,496)	$9,294	$(5,950)	$2,757	$(10,893)
Pounds of uranium produced	—	—	—	—	59	301	417
Pounds of uranium delivered	—	—	—	—	95	286	435
Average sales price per pound	$—	$—	$—	$—	$49.08	$64.99	$71.61
Average cost of product pounds sold	$—	$—	$—	$—	$39.73	$48.60	$33.21
Royalties/commissions per pound sold	$—	$—	$—	$—	$4.87	$5.99	$6.98

Neutron Historical Financial Information:

        The following tables provide selected financial and operating data of Neutron as of, and for each of the years ended, December 31, 2011, 2010, 2009, 2008 and 2007, which are derived from Neutron's audited consolidated financial statements, and as of March 31, 2012 and for the three months ended March 31, 2012 and 2011, which are derived from Neutron's unaudited condensed consolidated financial statements. The following selected historical consolidated financial and other data should be read in conjunction with, and are qualified in their entirety by reference to, the section entitled "Information Related to Neutron—Management's Discussion and Analysis of Financial Condition and

Results of Operation" and Neutron's financial statements and related notes included elsewhere in this joint proxy statement/prospectus. Historical results are not necessarily indicative of results to be expected in any future period.

	As of March 31,	As of December 31,
	2012	2011	2010		2009	2008	2007
	(unaudited)
	(In thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	$97	$129	$174		$1,024	$7,095	$14,740
Restricted cash and marketable securities	302	302	7,255		235	—	—
Working capital (deficit)	(28,528)	(26,898)	(17,261)		1,119	6,931	14,271
Net property and equipment	20,332 (1)	20,425 (1)	20,093	(1)	8,571	8,366	7,395
Total assets	20,763	20,923	28,141		10,182	15,670	22,283
Total liabilities	29,046 (2)	27,481 (3)	26,750	(4)	559	325	506
Deficit accumulated during the exploration stage	(47,887)	(46,155)	(36,835)		(28,405)	(21,672)	(13,352)
Total stockholders' equity (deficit)	(8,283)	(6,558)	1,391		9,623	15,346	21,777

	Three Months Ended March 31,		Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(unaudited)
	(In thousands except for per share amounts)
Consolidated Operating Data
Revenues	$—	$—	$—	$—	$—	$—	$—
Mineral property maintenance	168	170	1,136	1,142	1,036	1,220	1,664
Mineral exploration	234	452	2,087	1,835	3,528	4,366	2,543
General and administrative	963	1,178	3,666	2,228	2,821	3,501	2,279
Other income (expense)	(367)	(719)	(2,432)	(3,544)	56	324	(1,550)
Operating loss	(1,732)	(2,519)	(9,321)	(8,749)	(7,328)	(8,762)	(8,036)
Net loss attributable to the company	(1,732)	(2,519)	(9,321)	(8,429)	(6,733)	(8,319)	(7,780)
Net loss per basic and diluted share of common stock	(0.03)	(0.04)	(0.16)	(0.14)	(0.12)	(0.15)	(0.22)
Consolidated Cash Flow Data
Net cash flows from operating activities	$(1,143)	$(1,158)	$(5,265)	$(4,694)	$(6,455)	$(8,027)	$(5,394)
Net cash flows from investing activities	194	1,027	6,444	(7,568)	(350)	(632)	(4,847)
Net cash flows from financing activities	917	(28)	(1,225)	11,413	734	1,014	21,672
Net increase (decrease) in cash and cash equivalents	(32)	(159)	(46)	(850)	(6,071)	(7,645)	11,431

(1)
Includes Neutron's April 2010 acquisition of the 49% non-controlling interest in Cibola Resources LLC. See the section of this joint proxy statement/prospectus entitled "Information Related to Neutron—Management's Discussion and Analysis of Financial Condition and Results of Operation—Material Commitments—Significant Mineral Properties—Cebolleta Mineral Property" and Neutron's consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus.

(2)
Includes (a) current liabilities consisting of accounts payable and accrued expenses of $472,000 and senior debt, net, of $28,205,000 and (b) long-term liabilities consisting of long-term payable, net, of $360,000 and warrant liability of $9,000. For a description of Neutron's senior debt, see the section of this joint proxy statement/prospectus entitled "Information Related to Neutron—Management's Discussion and Analysis of Financial Condition and Results of Operation—Material Commitments—Senior Debt Credit Facility" and Neutron's consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus.

(3)
Includes (a) current liabilities consisting of accounts payable and accrued expenses of $327,000 and senior debt, net, of $26,787,000 and (b) long-term liabilities consisting of long-term payable, net, of $353,000 and warrant liability of $14,000. For a description of Neutron's senior debt, see the section of this joint proxy statement/prospectus entitled "Information Related to Neutron—Management's Discussion and Analysis of Financial Condition and Results of Operation—Material Commitments—Senior Debt Credit Facility" and Neutron's consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus.

(4)
Includes (a) current liabilities consisting of accounts payable and accrued expenses of $240,000 and senior debt, net, of $24,845,000 and (b) long-term liabilities consisting of long-term payable, net, of $326,000 and warrant liability of $1,339,000. For a description of Neutron's senior debt, see the section of this joint proxy statement/prospectus entitled "Information Related to Neutron—Management's Discussion and Analysis of Financial Condition and Results of Operation—Material Commitments—Senior Debt Credit Facility" and Neutron's consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus.

 Unaudited Comparative Per Share Data

        The following table sets forth (1) the historical net income (loss) and book value per share of URI common stock in comparison to the pro forma net income (loss) and book value per share after giving effect to the Merger as an acquisition of Neutron and (2) the historical net income (loss) and book value per share of Neutron common stock in comparison to the equivalent pro forma net income (loss) and book value per share attributable to an assumed 0.064 shares of URI common stock that will be issued for each share of Neutron common stock. Neither URI nor Neutron has declared dividends on its common stock since its formation. The information presented in this table should be read in conjunction with consolidated financial statements and the pro forma combined financial statements appearing elsewhere in this joint proxy statement/prospectus.

	Three Months Ended March 31, 2012	Year Ended December 31, 2011
Historical—URI:
Net Income (Loss) Per Share:
Basic	$(0.04)	$(0.12)
Diluted	(0.04)	(0.12)
Cash dividends(1)	—	—
Book Value Per Share—Diluted	0.30	0.25
Historical—Neutron:
Net Income (Loss) Per Share:
Basic	$(0.03)	$(0.16)
Diluted	(0.03)	(0.16)
Cash dividends(2)	—	—
Book Value Per Share—Diluted	(0.14)	(0.11)
Pro Forma Combined:
Net Income (Loss) Per Share:
Basic	$(0.03)	$(0.13)
Diluted	(0.03)	(0.13)
Book Value Per Share—Diluted	0.39	0.41
Equivalent Pro Forma(3):
Net Income (Loss) Per Share:
Basic	$(0.00)	$(0.01)
Diluted	(0.00)	(0.01)
Book Value Per Share—Diluted	0.03	0.03

(1)
URI is not currently paying dividends on its common stock and does not anticipate paying cash dividends on its common stock in the foreseeable future.

(2)
Neutron is not currently paying dividends on its common stock and does not anticipate paying cash dividends on its common stock in the foreseeable future.

(3)
The Equivalent Pro Forma per share data is calculated by multiplying the applicable Pro Forma Combined per share data by the exchange ratio of 0.064.

 Market Price and Dividend Information

        URI's common stock is currently traded on the NASDAQ Capital Market under the symbol "URRE." See "Risk Factors—URI's common stock is subject to delisting, and URI may not be able to maintain its listing on the NASDAQ Capital Market." There is no trading market for shares of Neutron common stock. The following table sets forth the closing prices per share of URI common stock on the NASDAQ Capital Market on February 29, 2012, the last full trading day prior to the announcement of the Merger Agreement, and [    •    ], 2012, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus to URI's and Neutron's stockholders. Such price may fluctuate prior to the special meetings and the consummation of the Merger, and stockholders are urged to obtain a current market quotation prior to making any decision with respect to the Merger. For more information about the trading prices of URI's common stock, see "Information Related to URI—Market For URI's Common Stock and Related Stockholder Matters."

Date	URI Common Stock
February 29, 2012	$0.96
[•], 2012	[•]

        URI has not paid dividends to date and does not anticipate paying any dividends on its common stock in the foreseeable future. Neutron has never paid a cash dividend and does not anticipate paying any dividends on its common stock in the foreseeable future.

URI AND NEUTRON UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

        The Unaudited Pro Forma Condensed Combined Statement of Operations combines the historical consolidated statements of operations of URI and Neutron, giving effect to the Merger as if it had occurred on January 1, 2011. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of URI and Neutron, giving effect to the Merger as if it had been consummated on March 31, 2012. The historical consolidated financial information has been adjusted in the Unaudited Pro Forma Condensed Combined Financial Statements to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. You should read this information in conjunction with the:

  •
  accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

  •
  separate audited historical financial statements of URI as of and for the year ended December 31, 2011 and the related notes thereto, and unaudited historical condensed financial statements of URI as of and for the three months ended March 31, 2012 and the related notes thereto, which are included elsewhere in this joint proxy statement/prospectus;

  •
  separate audited historical financial statements of Neutron as of and for the year ended December 31, 2011 and the related notes thereto, and unaudited historical condensed financial statements of Neutron as of and for the three months ended March 31, 2012 and the related notes thereto, which are included elsewhere in this joint proxy statement/prospectus.

        The unaudited pro forma condensed combined financial information is provided for informational purposes only. The pro forma information is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the Merger been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between URI and Neutron during the periods presented in the unaudited pro forma condensed combined financial statements, except for the purchase agreements entered into in January and February 2012 and a loan from URI to Neutron in March 2012 pursuant to the Credit and Funding Agreement (the purchase agreements and Credit and Funding Agreement are described in more detail in "Material Contracts Between URI, Neutron, RCF or RMB").

        The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under existing accounting principles generally accepted in the United States of America, or U.S. GAAP, with URI treated as the acquirer. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value upon the closing of the Merger. Differences between these preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited condensed combined pro forma financial statements and the combined company's future results of operations and financial position.

        The Unaudited Pro Forma Condensed Combined Statement of Operations does not include the impacts of any revenue, cost or other operating synergies that may result from the Merger or the costs to integrate the operations of URI and Neutron or any non-recurring charges that may result from the Merger. The Unaudited Pro Forma Condensed Combined Financial Statements also do not reflect the impact of financing, liquidity or other balance sheet repositioning that may be undertaken in connection with or subsequent to the Merger, except for the repayment of Neutron's debt payable to RMB.

Unaudited Pro Forma Condensed Combined Statement of Operations for the
Quarter Ended March 31, 2012

	URI	Neutron	Pro Forma Adjustments		Pro Forma Combined
Revenues	$—	$—	$—		$—
Cost of uranium sales:
Operating expenses	220,408	—	—		220,408
Accretion/amortization of restoration reserve	23,119	—	—		23,119
Depreciation and depletion	116,322	—	—		116,322
Writedown of uranium properties	268,923	—	—		268,923
Mineral property maintenance	—	168,496	—		168,496
Exploration expenses	26,715	233,550	—		260,265

Total cost of uranium sales	655,487	402,046	—		1,057,533

Loss from operations before corporate expenses	(655,487)	(402,046)	—		(1,057,533)

Corporate expenses:
General and administrative	3,013,136	962,666	(550,000)	(a)	3,425,802
Depreciation	31,884	—			31,884

Total corporate expenses	3,045,020	962,666	(550,000)		3,457,686

Loss from operations	(3,700,507)	(1,364,712)	550,000		(4,515,219)

Other income (expense):
Interest expense	(3,547)	(510,449)	510,449	(b)	(3,547)
Gain on disposal of equipment	—	137,941	(137,941)	(c)	—
Interest and other income	97,584	5,354	(3,619)	(d)	99,319

Total other income (expense), net	94,037	(367,154)	368,889		95,772

Net income (loss)	$(3,606,470)	$(1,731,866)	$918,889		$(4,419,447)

Net loss per common share
Basic and diluted	$(0.04)				$(0.03)
Weighted Average Common Shares Outstanding
Basic and diluted	98,046,897		37,000,000		135,046,897

See accompanying notes to the unaudited pro forma condensed combined financial statements.
The pro forma adjustments are explained in Note 5.

Unaudited Pro Forma Condensed Combined Statement of Operations for the
Year Ended December 31, 2011

	URI	Neutron	Pro Forma Adjustments		Pro Forma Combined
Revenues	$—	$—	$—		$—
Cost of uranium sales:
Operating expenses	648,278	—	—		648,278
Accretion/amortization of restoration reserve	121,183	—	—		121,183
Depreciation and depletion	599,504	—	—		599,504
Writedown of uranium properties	1,460,170	—	—		1,460,170
Mineral property maintenance	—	1,135,512	—		1,135,512
Exploration expenses	17,918	2,087,255	—		2,105,173

Total cost of uranium sales	2,847,053	3,222,767	—		6,069,820

Loss from operations before corporate expenses	(2,847,053)	(3,222,767)	—		(6,069,820)

Corporate expenses:
General and administrative	8,400,955	3,666,141	(176,691)	(e)	11,456,405
			(434,000)	(a)
Depreciation	127,741	—	176,691	(e)	304,432

Total corporate expenses	8,528,696	3,666,141	(434,000)		11,760,837

Loss from operations	(11,375,749)	(6,888,908)	434,000		(17,830,657)

Other income (expense):
Interest expense	(18,968)	(1,887,323)	3,018,107	(f)	(46,162)
			(1,157,978)	(g)
Loss on warrant extinguishment	—	(547,275)	547,275	(h)	—
Interest and other income	195,320	2,841	—		198,161

Total other income (expense), net	176,352	(2,431,757)	2,407,404		151,999

Net income (loss)	$(11,199,397)	$(9,320,665)	$2,841,404		$(17,678,658)

Net loss per common share
Basic and diluted	$(0.12)				$(0.14)
Weighted Average Common Shares Outstanding
Basic and diluted	93,480,528		37,000,000		130,480,528

See accompanying notes to the unaudited pro forma condensed combined financial statements.
The pro forma adjustments are explained in Note 5.

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2012

	URI	Neutron	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$9,907,372	$97,283	$(710,000)	(a)	$9,294,655
Restricted cash	—	27,703	—		27,703
Receivables, net	404,247	—	(3,619)	(d)	400,628
Note receivable—Neutron	917,457	—	(917,457)	(n)	—
Prepaid and other current assets	178,461	24,417	—		202,878

Total current assets	11,407,537	149,403	(1,631,076)		9,925,864

Property, plant and equipment
Uranium properties	83,578,081	19,957,949	4,927,697	(i)	108,463,727
Other property, plant and equipment	966,586	813,043	40,029	(i)	1,819,658
Less-accumulated DD&A	(64,936,940)	(438,714)	438,714	(i)	(64,936,940)

Net property, plant and equipment	19,607,727	20,332,278	5,406,440		45,346,445

Long-term investment
Restricted cash and deposits	9,416,268	281,205	—		9,697,473

Total Assets	$40,431,532	$20,762,886	$3,775,364		$64,969,782

Current Liabilities
Accounts and short term notes payable	$1,859,823	$—	$—		$1,859,823
Current portion of restoration reserve	1,139,840	—	—		1,139,840
Royalties and commissions payable	665,745	—	—		665,745
Accrued interest and other accrued liabilities	820,466	472,212	(3,091)	(d)	1,289,587
Note payable—URI		917,457	(917,457)	(n)	—
Current portion of capital leases	66,950	—	—		66,950
Current portion of long-term senior debt	—	27,287,886	(27,287,886)	(j)	—

Total Current Liabilities	4,552,824	28,677,555	(28,208,434)		5,021,945
Other long-term liabilities and deferred credits	3,903,670	368,716	(9,059)	(k)	4,263,327
Long-term capital leases, less current portion	36,644	—	—		36,644
Other long-term debt	450,000	—	—		450,000

Total liabilities	8,943,138	29,046,271	(28,217,493)		9,771,916

Stockholders' equity
Common stock	106,101	59,633	37,000	(l)	143,101
			(59,633)	(m)
Additional paid-in capital	181,575,716	39,544,113	24,383,000	(l)	205,958,716
			(39,544,113)	(m)
Accumulated deficit	(150,184,005)	(47,887,131)	47,886,603	(m)	(150,894,533)
			(710,000)	(a)
Less: Treasury stock	(9,418)	—	—		(9,418)

Total stockholders' equity	31,488,394	(8,283,385)	31,992,857		55,197,866

Total liabilities and stockholders' equity	$40,431,532	$20,762,886	$3,775,364		$64,969,782

See accompanying notes to the unaudited pro forma condensed combined financial statements.
The pro forma adjustments are explained in Note 5.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of Transaction

        On March 1, 2012, URI, Neutron and URI Merger Corporation executed the Merger Agreement, pursuant to which URI Merger Corporation will merge with and into Neutron. Neutron will continue as the surviving corporation and become an indirect wholly-owned subsidiary of URI. In connection with the closing of the Merger, URI will issue the Merger Consideration, which is a percentage of a share of URI common stock, determined by dividing 3,837,061 by the number of shares of Neutron common stock issued and outstanding immediately prior to the consummation of the Merger, to Neutron stockholders in exchange for their shares of Neutron common stock. In addition, RCF has agreed to purchase 24,638,673 shares of URI common stock for $20 million in connection with the closing of the Merger, which is to be used to partially repay a loan payable to RMB by Neutron. The remainder of Neutron's debt owed to RMB will be converted into 8,361,327 shares of URI common stock. URI will also issue 162,939 shares of URI common stock to Roth to satisfy certain obligations incurred by Neutron in connection with the Merger.

        The Merger Agreement contains certain termination rights for URI and Neutron, including the right to terminate the Merger Agreement if the Merger is not completed by October 31, 2012. Under certain circumstances, Neutron will be obligated to pay a termination fee of approximately $1.4 million. Any such termination fee will be paid 70% to URI and 30% to RCF. Twenty-five percent of any termination fee paid to URI will be paid by URI to Cormark.

        The Merger is expected to be completed during the third quarter of 2012.

2. Accounting Policies

        Upon consummation of the Merger, URI will review Neutron's accounting policies. As a result of that review, it may become necessary to harmonize the combined entity's financial statements to conform to those accounting policies that are determined to be more appropriate for the combined entity. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

3. Estimate of Consideration Expected to be Transferred

        The following consideration is expected to be transferred in connection with the Merger:

Total URI common shares issued in exchange for $20.0 million used to retire $20.0 million of Neutron's outstanding debt	24,638,673
Total URI common shares issued to retire the balance of Neutron's outstanding debt	8,361,327
Total URI common shares issued in satisfaction of other Neutron obligations	162,939
Total URI common shares issued to Neutron stockholders	3,837,061

Total URI common shares issued	37,000,000
URI's stock price	$0.66

Estimated purchase price	$24,420,000

        URI's assumed stock price used in determining the estimate of consideration expected to be transferred is based on URI's closing price on June 15, 2012. The estimated value of the consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual value of the consideration that will be transferred

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

3. Estimate of Consideration Expected to be Transferred (Continued)

when the Merger is consummated. The fair value of equity securities issued for consideration transferred in the Merger will be measured on the closing date of the Merger at the then-current market price and this requirement may result in a material difference in the value of the consideration transferred in the Merger.

        Since the announcement of the Merger on March 1, 2012, through June 15, 2012, URI's common stock closing prices have ranged from $0.63 to $1.02 per share, which translate to an estimated purchase price range of $23.3 million to $37.7 million.

4. Estimate of Assets to be Acquired and Liabilities to be Assumed

        The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed in the Merger, reconciled to the estimate of consideration expected to be transferred. The acquisition is accounted for under the purchase method of accounting. These are preliminary estimates and are subject to adjustments.

Historical book value of net assets acquired prior to adjustments(1)	$(8,283,385)
Preliminary adjustments for fair value related to:
Extinguishment of debt obligations	27,287,886
Extinguishment of warrant liability	9,059
Property, plant and equipment	5,406,440
Fair value of net assets acquired	$24,420,000

Purchase price	$24,420,000

(1)
The amount represents the historical net book value of Neutron as of March 31, 2012.

5. Pro Forma Adjustments

        This note should be read in conjunction with other notes in the unaudited pro forma condensed combined financial statements. Adjustments included in the columns under the heading "Pro Forma Adjustments" represent the following:

  (a)
  Acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by URI and Neutron are estimated to be approximately $1,694,000, of which $434,000 had been incurred in the year ended December 31, 2011, and $550,000 had been incurred in the three months ended March 31, 2012 and are included in the historical financial statements of URI and Neutron. The remaining $710,000, which is expected to be incurred in the second quarter of 2012, is reflected in the unaudited pro forma condensed combined financial statements as a reduction to cash and an increase to accumulated deficit.

  (b)
  Elimination of Neutron interest expense incurred in connection with Neutron's senior debt facility ($507,358) and note payable to URI ($3,091).

  (c)
  Elimination of Neutron's gain on sale of equipment to URI.

  (d)
  To eliminate interest income recorded by URI from Neutron note receivable.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

5. Pro Forma Adjustments (Continued)

  (e)
  To reclassify Neutron depreciation of property and equipment from general and administrative expense to depreciation expense.

  (f)
  Elimination of Neutron interest expense ($1,890,541), amortization of loan fees ($1,075,824) and amortization of loan discount ($51,742) incurred in connection with Neutron's senior debt facility.

  (g)
  Elimination of Neutron's gain on warrants included in interest expense ($1,157,978).

  (h)
  Elimination of Neutron's loss on warrant extinguishment.

  (i)
  To record the acquisition of Neutron for an estimated purchase price of $24,420,000.

  (j)
  Elimination of Neutron's long-term senior debt and accrued interest payable to RMB.

  (k)
  Elimination of Neutron's warrant liability ($9,059).

  (l)
  Reflects the issuance of 37,000,000 million shares of URI common stock to effect the Merger. The closing price of shares of URI common stock on June 15, 2012 was $0.66 per share. The total purchase price measured at that date equals $24,420,000.

  (m)
  Elimination of Neutron's common stock, additional paid-in capital and accumulated deficit.

  (n)
  Elimination of note payable/note receivable between Neutron and URI.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements convey URI's or Neutron's current expectations or forecasts of future events. URI and Neutron intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

        Forward-looking statements are generally identifiable by use of the words "may," "could," "should," "would," "estimate," "project," "believe," "intend," "plan," "anticipate," "expect," "targets" and similar expressions. These forward-looking statements include statements relating to management's expectations regarding URI's and Neutron's ability to consummate the Merger and integrate the two companies, the expected benefits of the Merger, the value of the URI common stock to be issued in connection with the Merger, the actions of other potential acquirers of Neutron, URI's and Neutron's ability to remain solvent, the relative competency of management, the market for executive managers and technical professionals in the uranium mining and refining industry, the likely response of the NASDAQ Capital Market to certain actions of URI, certain decisions of the U.S. Internal Revenue Service (the "IRS"), capital requirements, timing of receipt of mining permits, access rights, production capacity of mining operations planned for properties in South Texas and New Mexico and planned dates for commencement of production at such properties, plans for the consolidation of the uranium mineral interests in the New Mexico uranium district, business strategies and other plans and objectives of URI's and Neutron's management for future operations and activities and other such matters. Actual results could differ materially from those in forward-looking statements because of, among other reasons, the factors described below. The forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that URI and Neutron believe are reasonable, but they are open to a wide range of uncertainties and business risks.

        Key factors that could cause actual events or results to be different than expected or anticipated include, but are not limited to:

  •
  failure to complete the Merger;

  •
  failure to integrate URI and Neutron's operations following the Merger;

  •
  the price of uranium;

  •
  weather conditions;

  •
  operating conditions at URI's and Neutron's mining projects;

  •
  government regulation of the mining industry and the nuclear power industry, including by the State of New Mexico, the State of Texas, the U.S. Environmental Protection Agency ("USEPA") and the NRC;

  •
  the world-wide supply and demand of and prices for uranium;

  •
  availability of capital;

  •
  third party offers to acquire Neutron;

  •
  currently pending or new litigation;

  •
  legislation by the Navajo Nation;

  •
  the impact of the Health Care and Reconciliation Act of 2010 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

  •
  timely receipt of mining and other permits from regulatory agencies; and

  •
  the risks set forth in this joint proxy statement/prospectus under the caption "Risk Factors."

        In light of these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. When considering forward-looking statements, you should keep in mind the cautionary statements in this joint proxy statement/prospectus. URI and Neutron are not under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this joint proxy statement/prospectus might not occur.

RISK FACTORS

        In determining whether to vote for approval of the URI Stock Issuance, in the case of URI stockholders, or for approval of the Merger Agreement and the Merger, in the case of Neutron stockholders, you should consider carefully the matters described below and the other information included in this joint proxy statement/prospectus. Additional risks and uncertainties that URI and Neutron do not presently know or that URI and Neutron currently deem immaterial may also have a material adverse effect on URI's and Neutron's business.

 Risks Relating to the Merger

         The benefits of integrating the companies may not be realized.

        To be successful after the Merger, URI will need to combine and integrate the operations of URI and Neutron into one company. Integration will require substantial management attention and could detract attention from the day-to-day business of the combined company. URI could encounter difficulties in the integration process, such as the need to revisit assumptions about reserves, future production, revenues, capital expenditures and operating costs, including synergies, the loss of key employees or commercial relationships or the need to address unanticipated liabilities. If URI cannot integrate the URI and Neutron businesses successfully, it may fail to realize the expected benefits of the Merger.

         Failure to complete the Merger or delays in completing the Merger could negatively affect URI's stock price and URI's and Neutron's future businesses and operations.

        If the Merger is not completed for any reason, URI and Neutron may be subject to a number of risks, including the following:

  •
  the separate companies will not realize the benefits expected from the Merger, including a potentially enhanced financial and competitive position;

  •
  due to its current liquidity position, Neutron may not be able to continue operations as a going concern and, as a result, its creditors may foreclose on certain or all of its assets or seek protection under the U.S. Bankruptcy Code. In both scenarios, Neutron stockholders would most likely lose all or substantially all of their investment in Neutron;

  •
  the current market price of URI common stock may reflect a market assumption that the Merger will occur and a failure to complete the Merger could result in a negative perception by the stock market of URI and a resulting decline in the market price of its common stock;

  •
  certain costs relating to the Merger, including certain investment banking, financing, legal and accounting fees and expenses, must be paid even if the Merger is not completed, and Neutron may be required to pay substantial fees to URI if the Merger Agreement is terminated under specified circumstances; and

  •
  there may be substantial disruption to each of URI's and Neutron's business and distraction of each company's management and employees from day-to-day operations because matters related to the Merger (including integration planning) may require substantial commitments of time and resources, which could otherwise have been devoted to other opportunities that could have been beneficial to URI or Neutron, as applicable.

        Delays in completing the Merger could exacerbate uncertainties concerning the effect of the Merger, which may have an adverse effect on the business following the Merger and could defer or detract from the realization of the benefits expected to result from the Merger.

         Ownership by URI stockholders will be diluted by the Merger and the URI Stock Issuance.

        The Merger and the URI Stock Issuance will dilute the ownership position of the current stockholders of URI. Under the terms of the transaction agreements with Neutron, RCF and RMB, approximately 37 million shares of URI common stock will be issued in the URI Stock Issuance. The shares of URI common stock to be issued will be distributed as follows: approximately 24.6 million URI shares to RCF; approximately 8.4 million URI shares to RMB; approximately 3.8 million URI shares to be distributed to current stockholders of Neutron; and approximately 0.2 million URI shares will be issued to Roth to satisfy certain obligations of Neutron. As a result, URI stockholders prior to the consummation of the Merger and the URI Stock Issuance (other than RCF), RCF, RMB, former Neutron stockholders and Roth would hold approximately [    •    ]%, [    •    ]%, [    •    ]%, [    •    ]% and [    •    ]%, respectively, of URI common stock outstanding after the completion of the Merger and the URI Stock Issuance.

         URI's common stock is subject to delisting, and URI may not be able to maintain its listing on the NASDAQ Capital Market.

        URI's common stock is currently traded on the NASDAQ Capital Market. The Merger and URI Stock Issuance are conditioned on URI maintaining its listing on the NASDAQ Capital Market or the waiver of such condition by URI, Neutron, RCF and RMB. On January 17, 2012, URI received notice from NASDAQ that it had failed to maintain compliance with the $1.00 per share minimum bid price for 30 consecutive business days. URI has been provided a "compliance period" of 180 calendar days to regain compliance with the applicable NASDAQ requirements. URI will regain compliance with the minimum bid requirement if at any time before July 16, 2012, the bid price for URI's common stock closes at $1.00 per share or above for a minimum of 10 consecutive business days. In the event that URI does not regain compliance with the minimum bid price rule by July 16, 2012, NASDAQ may provide URI with an additional 180 day compliance period. If URI does not receive the additional 180 day compliance period, or does receive the additional 180 day compliance period, but fails to regain compliance by the end of such period, NASDAQ will provide URI with written notification that its common stock is subject to delisting from the NASDAQ Capital Market. URI may appeal NASDAQ's determination to delist its common stock at that time. If URI's common stock is delisted from NASDAQ, a reliable trading market for its securities could cease to exist, the market price of its common stock could be negatively impacted, it could face difficulty raising additional capital and if Neutron, RCF and RMB do not waive the applicable closing condition, it will not be able to complete the Merger. In addition, there may be negative tax consequences if URI's common stock is delisted from NASDAQ and a reliable trading market is not found (as discussed in "Material United States Federal Income Tax Consequences of the Merger—Tax Consequences of Holding URI Common Stock for Non-U.S. Holders").

         The price of URI common stock might decrease before or after the Merger, which would affect the value of the consideration to be received by Neutron stockholders in connection with the Merger.

        Upon the closing of the Merger, each share of Neutron common stock will be converted into the right to receive the Merger Consideration. This exchange ratio is fixed in the Merger Agreement and will not be adjusted for changes in the market price of URI's common stock. If the price of URI common stock decreases before or after the Merger is consummated, Neutron stockholders who receive URI common stock will receive shares of URI common stock that have a lesser market value at such time. Therefore, Neutron stockholders cannot be sure of the value of the URI common stock they will receive upon completion of the Merger. Stock price changes may result from a variety of factors (many of which are beyond the control of URI or Neutron). The trading price of the shares of URI common stock may vary because of factors such as:

  •
  changes in the business, operating results or prospects of URI, Neutron or the combined company;

  •
  actual or anticipated variations in quarterly results of operations of the combined company;

  •
  sales of URI common stock;

  •
  additions or departures of key personnel;

  •
  announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by URI, Neutron or the combined company;

  •
  conditions or trends in the uranium industry;

  •
  changes in market valuations of companies similar to URI or Neutron;

  •
  the prospects of post-Merger operations;

  •
  regulatory considerations;

  •
  general market and economic conditions; and

  •
  the other risks set forth in this joint proxy statement/prospectus.

         The date that Neutron stockholders will receive the Merger Consideration is uncertain.

        The date that Neutron stockholders will receive the Merger Consideration depends on the completion date of the Merger, which is uncertain. While URI and Neutron expect to complete the Merger in the third quarter of 2012, the completion date of the Merger might be later than expected because of unforeseen events.

         The Merger Agreement restricts Neutron's ability to pursue alternatives to the Merger.

        The Merger Agreement contains "no shop" provisions that, subject to limited fiduciary exceptions, restrict Neutron's ability to solicit, assist, initiate, encourage or otherwise facilitate, discuss, negotiate or accept a competing third party proposal to acquire all or a significant part of Neutron. Further, there are a limited number of exceptions that would allow Neutron's board of directors to withdraw or change its recommendation to holders of Neutron common stock that they vote in favor of the approval of the Merger Agreement and the Merger. See "The Merger Agreement—Certain Additional Agreement—No Solicitation." Although Neutron's board of directors is permitted to take these actions prior to the receipt of stockholder approval if it determines in good faith that these actions are likely to be required in order to comply with its fiduciary duties, doing so in specified situations could entitle URI to terminate the Merger Agreement and to be paid a termination fee.

        URI required that Neutron agree to these provisions as a condition to URI's willingness to enter into the Merger Agreement. However, these provisions could discourage a potential acquirer that might have an interest in acquiring all or a significant part of Neutron from considering or proposing an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the consideration URI proposes to pay in the Merger or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Neutron than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable to URI and RCF in certain circumstances.

         Neutron's directors and executive officers have interests in the Merger that are different from, and in addition to, the interests of other Neutron stockholders.

        Neutron's directors and executive officers are parties to agreements or participants in other arrangements that give them interests in the Merger that are different from, and in addition to, the interests of other stockholders of Neutron, which could create conflicts of interest in their determinations to recommend the Merger. You should consider these interests in voting on the Merger. These different interests are described under "The Merger—Interests of Neutron's Directors and Executive Officers in the Merger."

         If the Merger does not occur, URI will still have a loan outstanding to Neutron, who will have limited ability to repay.

        In connection with the execution of the Merger Agreement, on March 1, 2012, URI, Neutron and Cibola Resources LLC entered into a Credit and Funding Agreement. Under the Credit and Funding Agreement, during the period from March 1, 2012 until the effective time of the Merger, URI has agreed to loan to Neutron up to $4.5 million to fund Neutron's working capital needs during that period, including its transaction costs for the Merger. The loans are secured by a security interest in substantially all of Neutron's real and personal property, to be shared by RMB and URI on a pari passu basis in the event that the Merger is not consummated and RMB and URI foreclose on the collateral.

         The fairness opinions obtained by URI and Neutron from their financial advisors will not reflect changes in circumstances subsequent to the date of the fairness opinion.

        Each of URI and Neutron obtained an opinion from its financial advisor regarding the fairness, from a financial point of view, of the Merger to its stockholders. See "The Merger—Opinion of URI's Financial Advisor" and "The Merger—Opinion of Neutron Financial Advisor." Such opinions do not reflect changes that may occur or may have occurred after the date of the opinions, including changes to the operations and prospects of URI or Neutron, changes in URI's stock price, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinions are based, may materially alter or affect the fairness of the Merger to the stockholders of URI and Neutron.

         If URI fails to implement an effective system of internal controls with respect to Neutron after the Merger, it may not be able to accurately report its financial results or prevent fraud and, as a result, its business could be harmed and current and potential stockholders could lose confidence in URI, which could cause URI's value to fall.

        If URI is not able to establish and maintain effective internal controls with respect to Neutron in a timely manner following the Merger or with adequate compliance, it may not be able to accurately report the financial results of the combined company or prevent fraud and might be subject to sanctions or investigation by, among others, the NASDAQ Capital Market. Any such action could harm its business or investors' confidence in URI, and could cause its stock price to fall.

Risks Relating to the Businesses of URI, Neutron and the Combined Company

         URI Operations History—Planned Production Startup

        In New Mexico, URI completed a technical report on its Churchrock Section 8 project which was subjected to a peer review by an independent engineering firm in order to validate the economic determinations and engineering plans. The feasibility study completed by the engineering firm is currently under review by URI. URI's ability to begin plant construction and wellfield development in New Mexico in 2012 with production following in 2013 is subject to receipt of necessary approvals for access to the property (See "Information Related to URI—Properties—New Mexico—Churchrock/Mancos"), availability of financing and activation of URI's permits and licenses.

        In South Texas, URI's Vasquez project was mined out in 2008 and is now being restored. In October 2008, Rosita production was shut-in due to depressed pricing and technical challenges in the first new wellfield that made mining uneconomical. The decline in uranium prices throughout 2008 also led to a decision in October 2008 to defer new wellfield development at Rosita and Kingsville Dome. Production continued in two existing wellfields at Kingsville Dome and was completed in July 2009. While URI has approximately 664,000 pounds of in-place uranium mineralized material at its South Texas properties, URI is not planning to commence production at any of these properties until URI is able to acquire additional reserves and uranium prices recover to levels that will ensure that production, once resumed, is sustainable in the 300,000 to 500,000 pound range per year.

         URI is not producing uranium at this time. As a result, URI currently has no sources of operating cash. If URI cannot monetize certain existing company assets, partner with another company that has cash resources, find other means of generating revenue other than uranium production and/or have the ability to access additional sources of private or public capital, it may not be able to remain in business.

        While URI has approximately 664,000 pounds of in-place uranium mineralized material at its South Texas properties, URI is not planning to commence production at any of these properties until URI is able to acquire additional reserves and uranium prices recover to levels that will ensure that production, once resumed, is sustainable in the 300,000 to 500,000 pound range per year. URI's ability to begin plant construction and wellfield development in New Mexico in 2012 with production following in 2013 is subject to the receipt of necessary approvals for access to the property (See "Information Related to URI—Properties—New Mexico—Churchrock/Mancos"), availability of financing and activation of URI's permits and licenses. In order to stay on schedule for production from Churchrock Section 8 by the fourth quarter of 2013, URI believes it will need to have begun construction and development activities by the end of the third quarter of 2012. URI's ability to meet its construction and development schedule is dependent on resolution of access issues relating to Churchrock Section 8 (See "—The Navajo Nation's ban on uranium mining in Indian Country and opposition to the transportation of radioactive substances over and across Navajo Nation lands may have a material adverse effect on URI's future operations"). Until URI begins uranium production it has no way to generate cash inflows unless it monetizes certain company assets or through financing activities. In addition, URI's Vasquez project has been depleted of its economically recoverable reserves and URI's Rosita and Kingsville Dome projects have limited identified economically recoverable reserves. URI's future uranium production, cash flow and income are dependent upon the results of exploration as well as URI's ability to bring on new, as yet unidentified wellfields and to acquire and develop additional reserves. URI can provide no assurance that URI's properties will be placed into production or that URI will be able to continue to find, develop, acquire and finance additional reserves.

        URI will require additional financing in order to complete its plan of operations, whether the Merger is consummated or not. URI may not be able to obtain all of the financing it requires. URI's ability to obtain additional financing is subject to a number of factors, including the market price of uranium, market conditions, investor acceptance of URI's business plan, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to URI. The detrimental effects of the weak economy and cessation of production could result in material adverse effects on URI's business, revenues, operating results and prospects.

         Neutron has a limited operating history as a uranium exploration and mining company, and Neutron's business and prospects should be considered in light of the risks and difficulties typically encountered by a company with a limited operating history.

        Neutron has had no revenue-generating operations since its incorporation in 2005 and Neutron's operating cash flow needs have been financed solely through offerings of Neutron's common stock or other securities and debt. As a result, Neutron has limited historical financial and operating information relating to its ability to generate revenue in the future available to help you evaluate Neutron's performance or independent value.

        All of Neutron's properties are in the exploration stage and require additional capital in order to continue with the implementation of Neutron's business plan. There can be no assurance that Neutron will be able to obtain such additional capital. Until the commencement of operations, Neutron will not generate any operating revenues. Neutron expects to continue to incur operating deficits as Neutron implements its business plan.

        Neutron's estimates of capital, personnel, equipment, and facilities required for its proposed operations are based on certain other existing businesses operating under similar business conditions and plans. Neutron believes that its estimates are reasonable, but, until Neutron's operations have been established, it is not possible to determine the accuracy of such estimates. Neutron has not had any direct operating experience and therefore has no basis for its projections, other than the experience of other similar businesses from which limited financial histories are available. As a result, there is no assurance that Neutron will be able to generate profits from operations.

         Because URI is not currently producing uranium, it has limited liquidity.

        URI had $2.9 million in cash at December 31, 2011 and approximately $5.0 million at May 31, 2012. On March 9, 2012, under the terms of the Investment Agreement (which is described in more detail in "Material Contracts Between URI and Neutron, RCF or RMB—URI Investment Agreement"), URI completed a $10 million sale of its common stock to RCF at a price of $0.9747 per share. URI currently has two available commitments to raise capital in the equity markets. It has an At-The Market financing arrangement with BTIG LLC for an additional $13 million, and, provided that the Merger is completed, it has up to an additional $5 million commitment from RCF under the terms of the Investment Agreement. In order to make use of its At-The-Market financing arrangement prior to the closing of the Merger, URI will require the consent of Neutron, RCF and RMB. While URI believes that its cash on hand and these financing sources will be sufficient to meet its liquidity requirements for the next 12 months, certain amounts of these financings will be dependent upon URI's share price, market conditions and continued listing on the NASDAQ Capital Market, and there can be no assurance that such activities will result in the ability to raise the entire amount. In addition, if the Merger is consummated, URI may require additional funding in order to integrate Neutron and cover Neutron's cash requirements. URI does project that with the cash on hand at May 31, 2012 and these financing sources that it will be able to maintain URI's liquidity into 2013. At such time, additional sources of cash may be required to further maintain URI's liquidity.

         Neutron has a history of losses, deficits and negative operating cash flows and will likely continue to incur losses in the future. Such losses may impair Neutron's ability to pursue Neutron's business plan.

        Neutron has incurred losses and negative operating cash flows since Neutron's inception in 2005 and expects to continue to incur operating losses and negative cash flows from operations for the foreseeable future. Neutron has made, and will continue to make, substantial capital and other expenditures before it will have sufficient operating income and cash flow to recover its investments. Neutron is not able to accurately estimate when, if ever, Neutron's operating income will be sufficient to cover these investments. Further, Neutron may not achieve or maintain profitability or generate cash from operations in future periods. Neutron has been dependent on sales of its equity securities and debt financing to meet its cash requirements and such financing may not continue to be available. Neutron has incurred losses totaling $47,887,131 from Neutron's inception on March 25, 2005 to March 31, 2012. As of March 31, 2012, Neutron had total stockholders' deficit of $(8,283,385). Neutron does not expect positive cash flow from operations in the near term. There is no assurance that actual cash requirements will not exceed Neutron's estimates. Neutron's existing working capital is not expected to be adequate to fund Neutron's exploration and permitting-related operations over the next twelve months. If Neutron is unable to complete the Merger or an alternative transaction, it will likely face either bankruptcy or foreclosure on its assets.

         Each of URI's and Neutron's ability to function as an operating mining company will be dependent on their ability to mine their respective properties at a profit sufficient to finance further mining activities and for the acquisition and development of additional properties. The volatility of uranium prices makes long-range planning uncertain and raising capital difficult.

        In addition to ceasing all production, URI has deferred activities for exploration, delineation and development of new wellfields at all of URI's South Texas projects except for the Los Finados project. This decision limits URI's ability to be immediately ready to begin production should uranium prices improve suddenly. Each of URI's and Neutron's ability to operate on a positive cash flow basis will be dependent on mining sufficient quantities of uranium at a profit sufficient to finance their respective operations and for the acquisition and development of additional mining properties. Any profit will necessarily be dependent upon, and affected by, the long and short term market prices of uranium, which are subject to significant fluctuation. Uranium prices have been and will continue to be affected by numerous factors beyond either URI's or Neutron's control. These factors include the demand for nuclear power, political and economic conditions in uranium producing and consuming countries, uranium supply from secondary sources and uranium production levels and costs of production. A significant, sustained drop in uranium prices may make it impossible to operate URI's or Neutron's business at a level that will permit it to cover its fixed costs or to remain in operation.

         All of Neutron's mineral properties are in the exploration stage and Neutron has not yet identified, and may never identify, commercially viable mineral deposits that would generate revenues.

        Neutron is considered an exploration stage company and will continue to be until Neutron identifies commercially viable reserves on its properties and develops its properties. Neutron has no uranium producing properties and has never generated any revenue from its operations. All of Neutron's mineral properties are in the exploration stage and do not contain any known reserves in accordance with the definitions adopted by the Securities and Exchange Commission (SEC) and Neutron has not confirmed that a commercially viable mineral deposit exists on any of Neutron's properties and Neutron may never discover uranium in commercially exploitable quantities. Because the probability of an individual prospect having reserves is uncertain, Neutron's properties may not contain any reserves, and any funds spent on exploration may be lost. Further exploration will be required before a final evaluation as to the economic and legal feasibility of its properties. There is no guarantee that Neutron will be able to identify commercially viable mineral deposits on any of its current or future acquired mineral properties or that if commercially viable mineral deposits are identified, that Neutron will be able to extract deposits profitably. While discovery of commercially viable mineral deposits may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. If Neutron is not able to identify commercially viable mineral deposits or profitably extract mineral from such deposits, Neutron's business would be materially adversely affected and Neutron's investors could lose all or a substantial portion of their investment.

         Exploration and development of uranium properties are risky and subject to great uncertainties.

        The exploration for and development of uranium deposits involve significant risks. It is impossible to ensure that the current and future exploration programs on URI's and Neutron's existing properties will establish reserves. Whether a uranium ore body will be commercially viable depends on a number of factors, including, but not limited to: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; uranium prices, which cannot be predicted and which have been highly volatile in the past; mining, processing and transportation costs; perceived levels of political risk and the willingness of lenders and investors to provide project financing; availability of labor, labor costs and possible labor strikes; availability of drilling rigs, and governmental regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting materials, foreign exchange, environmental protection, employment, worker safety, transportation, and reclamation and closure obligations. Most exploration projects do not result in the discovery of commercially mineable deposits of uranium and there can be no assurance that any of URI's or Neutron's exploration stage properties will be commercially mineable or can be brought into production.

         Neutron's mineral properties may be subject to defects in title and Neutron is at risk of loss of ownership.

        Neutron's mineral properties consist of private mineral rights, leases covering state and private lands, leases of patented mining claims, and unpatented mining claims. Many of Neutron's mining properties are unpatented mining claims to which Neutron has only possessory title. The validity of unpatented mining claims is often uncertain and such validity is always subject to contest. Unpatented mining claims are generally considered subject to greater title risk than patented mining claims or other real property interests that are owned in fee simple. Because unpatented mining claims are self-initiated and self-maintained, they possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims from public real property records, and therefore it can be difficult or impossible to confirm that all of the requisite steps have been followed for location, perfection and maintenance of an unpatented mining claim. The present status of Neutron's unpatented mining claims located on public lands allows Neutron the exclusive right to mine and remove locatable minerals, such as uranium. Neutron also is allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the public land remains with the federal government. Neutron remains at risk that the mining claims may be lost either to the federal government or to rival private claimants due to failure to comply with statutory requirements. In addition, Neutron may not have, or may not be able to obtain, all necessary surface rights to develop a property.

        Neutron cannot guarantee that title to properties leased by it will not be challenged. Title insurance is generally not available for mineral properties and Neutron's ability to ensure that Neutron has obtained secure title to individual mineral properties or mining claims may be severely constrained. Neutron's mineral properties may be subject to prior unrecorded agreements, transfers or claims, and title may be affected by, among other things, conflictual title rights and undetected defects. For example, Neutron's title searches have revealed conflictual title rights to small portions of Neutron's Juan Tafoya property. Neutron has concluded on the basis of an examination and analysis by New Mexico counsel of documents of public record in several New Mexico counties, in the offices of several New Mexico District Court clerks, and in the New Mexico State Archives, that Juan Tafoya Land Corporation, the lessor of Neutron's Juan Tafoya property, has good and marketable fee simple title to about 4,000 acres of the approximately 4,094 acres leased to Neutron. However, there are adverse claims to title to five small tracts, amounting in the aggregate to about 93.7 acres, within the leased 4,094 acres which have not yet been resolved. In addition, Neutron has not confirmed title through the preparation of title opinions for Neutron's properties that it does not consider to be material to Neutron's business and plan of operations, such as Neutron's Edgemont and Copper Mountain.

Neutron may incur significant costs related to defending the title to Neutron's properties. A successful claim contesting Neutron's title to a property may cause Neutron to compensate other persons or perhaps reduce Neutron's interest in the affected property or lose Neutron's rights to explore and develop that property. This could result in Neutron not being compensated for its prior expenditures relating to the property.

         The developments at the Fukushima Daiichi Nuclear Power Plant in Japan continue to have a negative impact on the uranium markets and public acceptance of nuclear energy is uncertain.

        The developments at the Fukushima Daiichi Nuclear Power Plant following the earthquake and tsunami that struck parts of Japan in March 2011 created heightened concerns regarding the safety of nuclear power plants and the ability to safeguard the material used to fuel nuclear power plants. The impact on the perception of the safety of nuclear power resulting from this event may cause increased volatility of uranium prices in the near to mid-term as well as uncertainty involving the continued use and expansion of nuclear power in certain countries. A reduction in the current or the future generation of electricity from nuclear power could result in a reduced requirement for uranium to fuel nuclear power plants which may negatively impact URI or Neutron in the future.

        Maintaining the demand for uranium at current levels and future growth in demand will depend upon acceptance of nuclear technology as a means of generating electricity. The developments at the Fukushima Daiichi Nuclear Power Plant may affect public acceptance of nuclear technology. Lack of public acceptance of nuclear technology would adversely affect the demand for nuclear power and potentially increase the regulation of the nuclear power industry.

         The only significant market for uranium is nuclear power plants world-wide, and there are a limited number of customers.

        URI and Neutron are dependent on a limited number of electric utilities that buy uranium for nuclear power plants. Because of the limited market for uranium, a reduction in purchases of newly produced uranium by electric utilities for any reason (such as plant closings) would adversely affect the viability of URI's and Neutron's businesses.

         The price of alternative energy sources affects the demand for and price of uranium.

        The attractiveness of uranium as an alternative fuel to generate electricity may to some degree be dependent on the relative prices of oil, gas, coal, and hydro-electricity and the possibility of developing other low-cost sources of energy. If the prices of alternative energy sources decrease or new low-cost alternative energy sources are developed, the demand for uranium could decrease, which may result in a decrease in the price of uranium.

         URI may not be able to mine a substantial portion of its uranium in New Mexico until a mill is built in New Mexico.

        A substantial portion of URI's uranium in New Mexico lends itself most readily to conventional mining methods and may not be able to be mined unless a mill is built in New Mexico. URI has no immediate plans to build, nor is it aware of any third party's plan to build, a mill in New Mexico and there can be no guarantee that a mill will be built. In the event that a mill is not built, a substantial portion of URI's uranium may not be able to be mined. URI's inability to mine all or a portion of URI's uranium in New Mexico would have a material adverse effect on future operations.

         URI does not have a committed source of financing for the development of its New Mexico Properties, including the Churchrock Property, which is the property it expects to develop first in New Mexico.

        URI does not have a committed source of financing for the development of its Churchrock property. There can be no assurance that URI will be able to obtain financing for this project or URI's other New Mexico projects. URI's inability to develop the New Mexico properties would have a material adverse effect on URI's future operations.

         The Navajo Nation's ban on uranium mining in Indian Country and opposition to the transportation of radioactive substances over and across Navajo Nation lands may have a material adverse effect on URI's future operations.

        In April 2005, the Navajo Nation Council passed the Diné Natural Resources Protection Act of 2005 prohibiting uranium mining and processing on any sites within Indian Country as defined under 18 U.S.C. § 1151. URI believes that the ban is beyond the jurisdiction of the Navajo Nation. However, the ban may prevent URI and Neutron from developing and operating their properties located in Indian Country. While the United States Court of Appeals for the Tenth Circuit held, en banc, that URI's Section 8 property in Churchrock, New Mexico is not Indian Country, approximately 49% of URI's in place mineralized uranium material is located in Indian Country. The term "Indian Country" is derived from jurisdictional determinations in criminal law enforcement proceedings under 18 U.S.C. § 1151 and understood to encompass territory situated within Indian reservations, land owned by Indian allottees and land within a dependent Indian community. URI's ability to mine will be adversely affected unless the ban is overturned.

        In February 2012, the Navajo Nation Council passed The Radioactive and Related Substances, Equipment, Vehicles, Persons and Materials Transportation Act of 2012 which would prohibit the transport across Navajo Nation lands of any equipment, vehicles, persons or materials for the purposes of exploring for or mining, producing, processing or milling any uranium ore, yellowcake, radioactive waste or other radioactive products on or under the surface of or adjacent to Navajo Nation lands unless the transporter has first (i) obtained Navajo Nation consent and a federal grant of easement, (ii) consented to full subject matter and personal jurisdiction of the Navajo Nation, and (iii) agreed to terms and conditions regarding clean-up and remediation. The Act would also require the Navajo Nation Environmental Protection Agency ("NNEPA") to promulgate regulations implementing notice requirements, license fees, bonding requirements, route restrictions and curfews for the transportation of radioactive substances over and across Navajo Nation lands or otherwise within Navajo Indian Country. URI believes that certain provisions of the Act may not be enforceable. If the Act is enforceable, it could have a material adverse effect on URI's future operations, including URI's ability to transport equipment and personnel to and from URI's properties and to transport resin from New Mexico to URI's processing facilities in Texas.

        In April 2012, URI's subsidiary Hydro Resources, Inc. ("HRI") received a Notice of Violation and Order to Comply with the Navajo Nation Civil Trespass Act (the "Order") which, among other things, ordered HRI to cease entering upon and crossing the adjacent Section 9 and Section 17 for the purpose of transporting vehicles, equipment and/or personnel to the Section 8 Churchrock property until HRI obtains an appropriate right-of-way from the Navajo Nation, or provides documentation of a validly existing right-of-way or easement. On April 18, 2012, HRI and the Navajo Nation entered into a tolling agreement to stay the time for HRI to appeal the Order while negotiations were ongoing. On May 11, 2012, the Navajo Nation terminated the tolling agreement in accordance with its terms. On May 24, 2012, HRI filed a notice of appeal with the Navajo Nation Office of Hearings and Appeals Division of Natural Resources. The appeal is pending. URI continues to attempt to have a dialogue with the Navajo Nation. If the Order is not lifted or vacated, URI's development plan could be materially adversely affected.

         URI's and Neutron's operations are each subject to environmental risks.

        URI and Neutron are required to comply with environmental protection laws and regulations and permitting requirements, and URI and Neutron each anticipate that they will be required to continue to do so in the future. URI has expended significant resources, both financial and managerial, to comply with environmental protection laws, regulations and permitting requirements and URI anticipates that it will be required to continue to do so in the future. The material laws and regulations within the U.S. that URI and Neutron must comply with include the Atomic Energy Act, Uranium Mill Tailings Radiation Control Act of 1978, or UMTRCA, Clean Air Act, Clean Water Act, Safe Drinking Water Act, Federal Land Policy Management Act, National Park System Mining Regulations Act, the State Mined Land Reclamation Acts or State Department of Environmental Quality regulations and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as applicable.

        URI and Neutron are required to comply with the Atomic Energy Act, as amended by UMTRCA, by applying for and maintaining an operating license from the NRC and the state of Texas. Uranium operations must conform to the terms of such licenses, which include provisions for protection of human health and the environment from endangerment due to radioactive materials. The licenses encompass protective measures consistent with the Clean Air Act and the Clean Water Act. URI intends to utilize specific employees and consultants in order to comply with and maintain URI's compliance with the above laws and regulations. Mining operations may be subject to other laws administered by the USEPA and other agencies.

        The uranium industry is subject not only to the worker health and safety and environmental risks associated with all mining businesses, but also to additional risks uniquely associated with uranium mining and milling. The possibility of more stringent regulations exists in the areas of worker health and safety, storage of hazardous materials, standards for heavy equipment used in mining or milling, the disposition of wastes, the decommissioning and reclamation of exploration, mining and ISR sites, climate change and other environmental matters, each of which could have a material adverse effect on the cost or the viability of a particular project.

        URI and Neutron cannot predict what environmental legislation, regulation or policy will be enacted or adopted in the future or how future laws and regulations will be administered or interpreted. The recent trend in environmental legislation and regulation, generally, is toward stricter standards, and this trend is likely to continue in the future. This recent trend includes, without limitation, laws and regulations relating to air and water quality, mine reclamation, waste handling and disposal, the protection of certain species and the preservation of certain lands. These regulations may require the acquisition of permits or other authorizations for certain activities. These laws and regulations may also limit or prohibit activities on certain lands. Compliance with more stringent laws and regulations, as well as potentially more vigorous enforcement policies or stricter interpretation of existing laws, may necessitate significant capital outlays, may materially affect URI's or Neutron's respective results of operations and business or may cause material changes or delays in URI's or Neutron's intended activities.

        Each of URI's and Neutron's operations may require additional analysis in the future including environmental, cultural and social impact and other related studies. Certain activities require the submission and approval of environmental impact assessments. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers, and employees. Neither URI nor Neutron can provide assurance that it will be able to obtain or maintain all necessary permits that may be required to continue its operation or its exploration of its properties or, if feasible, to commence development, construction or operation of mining facilities at such properties on terms which enable operations to be conducted at economically justifiable costs. If URI or Neutron is unable to obtain or maintain permits or water rights for development of its properties or otherwise fails to manage adequately future environmental issues, its operations could be materially and adversely affected.

         Because mineral exploration and development activities are inherently risky, each of URI and Neutron may be exposed to environmental liabilities and other dangers. If URI or Neutron is unable to maintain adequate insurance, or liabilities exceed the limits of URI's or Neutron's insurance policies, URI or Neutron may be unable to continue operations.

        The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production. Unusual or unexpected formations, formation pressures, fires, power outages, labor disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are other risks involved in extraction operations and the conduct of exploration programs. Previous mining operations may have caused environmental damage at certain of URI's properties. It may be difficult or impossible to assess the extent to which such damage was caused by URI or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective. If any of URI's or Neutron's properties are found to have commercial quantities of uranium, URI or Neutron, as applicable, would be subject to additional risks respecting any development and production activities.

        Although each of URI and Neutron carry liability insurance with respect to their mineral exploration operations, either company may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards against which it cannot insure or against which it may elect not to insure because of cost or other business reasons. In addition, the insurance industry is undergoing change and premiums are being increased. If either URI, Neutron or the combined company is unable to procure adequate insurance because of cost, unavailability or otherwise, such company might be forced to cease operations.

         URI's and Neutron's inability to obtain financial surety would threaten URI's and Neutron's ability to continue in business.

        Future financial surety requirements to comply with federal and state environmental and remediation requirements and to secure necessary licenses and approvals will increase significantly as future development and production occurs at certain of Neutron's and URI's sites. The amount of the financial surety for each producing property is subject to annual review and revision by regulators. URI and Neutron expect that the issuer of the financial surety instruments will require URI and Neutron to provide cash collateral equal to the face amount of the bond to secure the obligation. In the event URI or Neutron is not able to raise, secure or generate sufficient funds necessary to satisfy these requirements, URI will be unable to develop URI's or Neutron's sites and bring them into production, which inability will have a material adverse impact on URI's or Neutron's, as applicable, business and may negatively affect URI's and Neutron's, as applicable, ability to continue to operate.

         Competition from better-capitalized companies affects prices and both URI's and Neutron's ability to acquire properties and personnel.

        There is global competition for uranium properties, capital, customers and the employment and retention of qualified personnel. In the production and marketing of uranium, there are a number of producing entities, some of which are government controlled and all of which are significantly larger and better capitalized than both URI and Neutron are. Many of these organizations also have substantially greater financial, technical, manufacturing and distribution resources than either URI or Neutron has.

        URI's and Neutron's uranium production also competes with uranium recovered from the de-enrichment of highly enriched uranium obtained from the dismantlement of United States and

Russian nuclear weapons and imports to the United States of uranium from the former Soviet Union and from the sale of uranium inventory held by the United States Department of Energy. In addition, there are numerous entities in the market that compete with URI and Neutron for properties and are attempting to become licensed to operate ISR and/or underground mining facilities. If URI or Neutron, as applicable, is unable to successfully compete for properties, capital, customers or employees or alternative uranium sources, it could have a materially adverse effect on URI's or Neutron's results of operations.

         Because each of URI and Neutron has limited capital, inherent mining risks pose a significant threat to both URI and Neutron compared with their larger competitors.

        Because URI has limited capital and Neutron has only the capital it can borrow under its Credit and Funding Agreement with URI (which is described in more detail in "Material Contracts Between URI and Neutron, RCF or RMB—Credit and Funding Agreement"), each of URI and Neutron is unable to withstand significant losses that can result from inherent risks associated with mining, including environmental hazards, industrial accidents, flooding, earthquake, interruptions due to weather conditions and other acts of nature which larger competitors could withstand. Such risks could result in damage to or destruction of URI's or Neutron's infrastructure and production facilities, as well as to adjacent properties, personal injury, environmental damage and processing and production delays, causing monetary losses and possible legal liability.

         URI's business could be harmed if URI loses the services of its key personnel.

        URI's business and mineral exploration programs depend upon URI's ability to employ the services of geologists, engineers and other experts. In operating URI's business and in order to continue URI's programs, URI competes for the services of professionals with other mineral exploration companies and businesses. In addition, several entities have expressed an interest in hiring certain of URI's employees. URI's ability to maintain and expand URI's business and continue URI's exploration programs may be impaired if URI is unable to continue to employ or engage those parties currently providing services and expertise to URI or identify and engage other qualified personnel to do so in their place. To retain key employees, URI may face increased compensation costs, including potential new stock incentive grants and there can be no assurance that the incentive measures URI implements will be successful in helping URI retain its key personnel.

         Approximately 24.5% of URI's common stock is controlled by three significant stockholders and management.

        As of June 15, 2012, approximately 20.2% of URI's common stock is controlled by three significant stockholders, including approximately 9.6% controlled by RCF. In addition, as of June 15, 2012, URI's directors and officers are the beneficial owners of approximately 4.3% of URI's common stock. This includes, with respect to both groups, shares that may be purchased upon the exercise of outstanding options. If the Merger closes, RCF will own approximately [    •    ]% of URI common stock (not including URI's right to sell an additional $5 million of its common stock to RCF under the terms of the Investment Agreement, which is described in more detail in "Material Contracts Between URI and Neutron, RCF or RMB—URI Investment Agreement"). In connection with the execution of the Investment Agreement, URI entered into a Stockholders' Agreement with RCF. Under the Stockholders' Agreement, RCF will be entitled to have one designee placed in nomination for a seat on the URI Board of Directors at the 2012 annual meeting, and RCF was granted the right to participate in future equity offerings by URI in proportion to its percentage ownership of the outstanding shares of URI common stock. Such ownership by URI's principal stockholders, executive officers and directors, and the terms of the Stockholders' Agreement, may have the effect of delaying, deferring, preventing or facilitating a sale of URI or a business combination with a third party.

         The availability for sale of a large amount of shares may depress the market price of URI's common stock.

        As of June 15, 2012, 106,420,250 shares of URI's common stock were outstanding, all of which, except for the approximately 10.3 million shares owned by RCF, are freely transferable. In connection with the execution of the Investment Agreement (which is described in more detail in "Material Contracts Between URI and Neutron, RCF or RMB—URI Investment Agreement"), URI and RCF entered into a registration rights agreement whereby RCF is granted certain registration rights with respect to the shares of URI common stock issued under the Investment Agreement. The registration rights agreement obligates URI to file a registration statement immediately following the consummation of the Merger to enable RCF to sell its URI common stock in a continuous offering under Rule 415 of the Securities Act. As of June 15, 2012, approximately 3.97 million shares of URI common stock are reserved for issuance upon the exercise of outstanding options and warrants. The availability for sale of a large amount of shares by any one or several stockholders may depress the market price of URI's common stock and impair URI's ability to raise additional capital through the public sale of URI's common stock. URI has no arrangement with any of the holders of the foregoing shares to address the possible effect on the price of URI's common stock of the sale by them of their shares.

         Terms of subsequent financings may adversely impact URI's stockholders.

        In order to finance URI's future production plans and working capital needs, URI may have to raise funds through the issuance of equity or debt securities. URI currently has no authorized preferred stock. Depending on the type and the terms of any financing URI pursues, stockholders' rights and the value of their investment in URI's common stock could be reduced. For example, if URI has to issue secured debt securities, the holders of the debt would have a claim to URI's assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of URI's common stock, the market price of URI's common stock could be negatively impacted.

         URI stockholders could be diluted if URI was to use its common stock to raise capital.

        As previously noted, URI may need to seek additional capital in the future to satisfy URI's working capital requirements. This financing could involve one or more types of securities including common stock, convertible debt, preferred stock or warrants to acquire common or preferred stock. These securities could be issued at or below the then prevailing market price for URI's common stock. Any issuance of additional shares of URI's common stock could be dilutive to existing stockholders and could adversely affect the market price of URI's common stock.

 THE STOCKHOLDER MEETINGS

URI

        URI's board of directors is furnishing this joint proxy statement/prospectus to solicit proxies from URI stockholders for use at URI's special meeting of stockholders. This joint proxy statement/prospectus provides you with the information you need to be able to vote or instruct your vote to be cast at the URI special meeting.

Neutron

        Neutron's board of directors is furnishing this joint proxy statement/prospectus to solicit proxies from Neutron stockholders for use at Neutron's special meeting of stockholders. This joint proxy statement/prospectus provides you with the information you need to be able to vote or instruct your vote to be cast at the Neutron special meeting. In addition, this document constitutes a prospectus covering the issuance of URI common stock to Neutron stockholders pursuant to the Merger Agreement.

Times and Places

        The stockholder meetings will be held as follows:

For URI stockholders:	For Neutron stockholders:
3:00 p.m., local time	2:00 p.m., local time
August 29, 2012	August 23, 2012
Baker & Hostetler LLP	Hogan Lovells US LLP
303 East 17th Avenue, Suite 1100	One Tabor Center, Suite 1500
Denver, Colorado 80203	Denver, Colorado 80202

Purposes of the Stockholder Meetings

URI

        At the URI special meeting, stockholders of URI will be asked to:

  1.
  consider and vote upon a proposal to approve, in accordance with Rule 5635 of the NASDAQ Manual, the URI Stock Issuance;

  2.
  consider and vote upon any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposal; and

  3.
  transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

        URI's common stock is currently listed on the NASDAQ Capital Market. Under Rule 5635 of the NASDAQ Manual, a company listed on the NASDAQ Capital Market is required to obtain stockholder approval prior to the issuance of common stock, among other things, (a) in connection with the acquisition of the stock or assets of another company if 20% or more of the common stock or voting power of the issuer outstanding before such issuance would be issued in connection with such acquisition transaction; and (b) in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. As of the record date, there were [    •    ] shares of URI common stock outstanding. In connection with the Merger and the URI Stock Issuance, URI will issue 37,000,000 shares of its common stock,

representing an increase of approximately [    •    ]% over the number of shares of URI common stock outstanding as of the record date.

        The URI board of directors has unanimously approved the Merger Agreement, the Merger, the URI Stock Issuance and the other transactions contemplated by the Merger Agreement and determined that the Merger Agreement, the Merger, the URI Stock Issuance and the other transactions contemplated by the Merger Agreement are advisable to and in the best interests of the stockholders of URI. The URI board of directors unanimously recommends that the stockholders of URI vote "FOR" the proposal to approve the URI Stock Issuance and to approve any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Neutron

        At the Neutron special meeting, stockholders of Neutron will be asked to:

  1.
  consider and vote upon a proposal to approve the Merger Agreement and the Merger;

  2.
  consider and vote upon any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposal; and

  3.
  transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

        The Neutron board of directors has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable to and in the best interests of the stockholders of Neutron. The Neutron board of directors unanimously recommends that the stockholders of Neutron vote "FOR" the proposal to approve the Merger Agreement and the Merger and to approve any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

        As described under "The Merger—Interests of Neutron's Directors and Executive Officers in the Merger" beginning on page 70, Neutron's directors and executive officers have agreements and arrangements that provide them with interests in the Merger that differ from, or are in addition to, those of other Neutron stockholders.

Record Date and Outstanding Shares

URI

        Only holders of record of URI common stock at the close of business on July 23, 2012, the record date for the URI special meeting, are entitled to notice of, and to vote at, the URI special meeting. On the record date, there were [    •    ] shares of URI common stock issued and outstanding held by approximately [    •    ] holders of record. Each share of URI common stock entitles the holder of that share to one vote on each matter submitted for stockholder approval.

Neutron

        Only holders of record of Neutron common stock at the close of business on July 23, 2012, the record date for the Neutron special meeting, are entitled to notice of, and to vote at, the Neutron special meeting. On the record date, there were 59,632,712 shares of Neutron common stock issued and outstanding held by approximately 196 holders of record. Each share of Neutron common stock entitles the holder of that share to one vote on each matter submitted for stockholder approval.

 Security Ownership and Voting by Directors and Executive Officers

URI

        As of the record date for the URI special meeting, URI's directors and executive officers and their affiliates beneficially owned or had the right to vote [    •    ] outstanding shares of URI common stock, representing approximately [    •    ]% of the shares issued and outstanding and entitled to vote at the URI special meeting. For more information regarding the security ownership of URI common stock by directors, executive officers and certain beneficial owners of URI, see "Information Related to URI—Security Ownership of Management and Certain Beneficial Owners" beginning on page 140. While there are no voting agreements or arrangements with any directors, officers or other stockholders of URI relating to the Merger of which URI is aware, to URI's knowledge, all the directors and executive officers of URI and their affiliates intend to vote their common stock in favor of the proposal to approve the URI Stock Issuance.

Neutron

        As of the record date for the Neutron special meeting, Neutron's directors and executive officers, together with Edward Topham, the former Chief Financial Officer of Neutron, and their affiliates beneficially owned or had the right to vote 7,820,940 outstanding shares of Neutron common stock, representing approximately 13.1% of the shares issued and outstanding and entitled to vote at the Neutron special meeting. For more information regarding the security ownership of Neutron common stock by directors, executive officers and certain beneficial owners of Neutron, see "Information Related to Neutron—Security Ownership of Management and Certain Beneficial Owners" beginning on page 189. All the directors and executive officers of Neutron who hold shares of Neutron common stock have agreed to vote in favor of the Merger Agreement and the Merger pursuant to a shareholder voting agreement as described in "—Voting Agreement" below.

Voting Agreement

        As an inducement to and a condition of URI's willingness to enter into the Merger Agreement, certain directors, executive officers and stockholders of Neutron, who, collectively, beneficially own approximately 44.87% of the outstanding Neutron common stock as of the record date for the Neutron special meeting, have signed a shareholder voting agreement committing them, so long as the Merger Agreement is not terminated and the number of shares of URI common stock to be distributed to Neutron stockholders is not reduced, to vote any shares held by them (i) in favor of the Merger Agreement and the Merger and (ii) against any alternative proposal or any other action which is reasonably likely to adversely affect or interfere with the consummation of the transactions contemplated by the Merger Agreement. See "Material Contracts Between URI and Neutron—Neutron Shareholder Voting Agreement."

 Quorum and Vote Necessary to Approve Proposals

Abstentions and Broker Non-Votes

        For any item of business proposed at the special meetings, stockholders of URI and Neutron, as applicable, may vote "FOR," "AGAINST" or "ABSTAIN." If you elect to "ABSTAIN," which is referred to as an "abstention," your shares will be treated as shares present at the meeting entitled to vote but your vote will not be counted as a vote cast. However, abstentions are considered present for purposes of determining a quorum, even though they are not considered votes cast on that proposal since an abstention is not a vote cast.

        If you hold shares beneficially in "street name" and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given by the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are considered present for purpose of determining a quorum but are not considered entitled to vote or votes cast on that proposal. Thus, a broker non-vote will make a quorum more readily attainable, but broker non-votes will not affect the outcome of any matter being voted on at the meetings except for the approval of the Merger Agreement and Merger by Neutron stockholders, which requires the affirmative vote of a majority of the voting power of Neutron's stockholders.

URI

        The presence, in person or by proxy, of the holders of one-third (1/3) of the shares of URI common stock outstanding is necessary to constitute a quorum at the URI special meeting. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum. Assuming a quorum is present, approval of the URI Stock Issuance requires the affirmative vote of a majority of the votes cast by the holders of URI common stock. Abstentions and broker non-votes will not be treated as votes cast and thus will have no effect on the outcome of this proposal.

        Any adjournment of the URI special meeting to solicit additional proxies requires the affirmative vote of a majority of the votes cast by the holders of URI common stock, whether or not a quorum exists, without further notice other than by announcement made at the stockholders meeting. Abstentions and broker non-votes will not be treated as votes cast and thus will have no effect on the outcome of this proposal.

Neutron

        The presence, in person or by proxy, of the holders of one-third (1/3) of the shares of Neutron common stock outstanding is necessary to constitute a quorum at the Neutron special meeting. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum. Approval of the Merger Agreement and the Merger requires the affirmative vote of a majority of the voting power of Neutron's stockholders. Because this proposal requires the affirmative vote of a majority of the voting power of Neutron's stockholders, abstentions and broker non-votes will have the same effect as a vote "AGAINST" the approval of the Merger Agreement and the Merger.

        Any adjournment of the Neutron special meeting to solicit additional proxies requires the affirmative vote of the holders of Neutron common stock representing a majority of the votes present in person or by proxy at the special meeting entitled to vote, whether or not a quorum exists, without further notice other than by announcement made at the stockholders meeting. Abstentions will be treated as shares present in person or by proxy and entitled to vote and thus will have the same effect as a vote "AGAINST" this proposal. Broker non-votes will not be treated as shares present in person or by proxy and entitled to vote and will have no effect on the outcome of this proposal.

Tabulation of the Votes

URI

        URI has appointed Corporate Stock Transfer to serve as the Inspector of Election for the URI special meeting. Corporate Stock Transfer will independently tabulate affirmative and negative votes and abstentions.

Neutron

        Neutron has appointed Computershare to serve as the Inspector of Election for the Neutron special meeting. Computershare will independently tabulate affirmative and negative votes and abstentions.

Proxies

        The applicable proxy card will be sent to each URI and Neutron stockholder on or promptly after their respective record dates. If you receive a proxy card, you may grant a proxy to vote on the proposals by marking, dating and signing your proxy card and returning it to URI or Neutron, as applicable, or by following the procedures to submit a proxy by telephone or through the Internet. If you hold your stock through a bank, broker or other nominee, you should follow the instructions of the bank, broker or nominee when voting your shares. All shares of stock represented by properly executed proxies (including those given by telephone or through the Internet) received prior to or at the URI special meeting or the Neutron special meeting, as applicable, will be voted in accordance with the instructions indicated on such proxies. Proxies that have been revoked properly and on time will not be counted. If no instructions are indicated on a properly executed returned proxy (including those given by telephone or through the Internet), that proxy will be voted "FOR" each of the proposals presented at the applicable special meeting.

Other Business

        The URI and Neutron boards of directors are not currently aware of any business to be acted upon at the stockholders meetings other than the matters described in this joint proxy statement/prospectus. If, however, other matters are properly brought before either meeting, the persons appointed as proxies for the applicable meeting will have discretion to vote or act on those matters according to their judgment.

Revocation of Proxies

        You may revoke your proxy before it is voted by:

  •
  submitting a new, valid, and later-dated proxy by mail, telephone or through the Internet that is received prior to the applicable special meeting;

  •
  notifying the corporate secretary of URI or Neutron, as applicable, in writing before the special meeting that you have revoked your proxy; or

  •
  voting in person or notifying the corporate secretary of URI or Neutron, as applicable, in writing at the special meeting of your wish to revoke your proxy.

Voting in Person at the Special Meetings

        All stockholders of record of URI or Neutron may vote their shares in person by attending the applicable special meeting and submitting the ballot that will be provided there.

        If your shares are held in "street name," you may vote in person at the applicable special meeting if you have a legal proxy from the holder of record. You will need to ask the broker or bank or other institution holding your shares for a legal proxy and bring the legal proxy with you to the special meeting. You will not be able to vote your shares at the meeting without a legal proxy. If you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the special meeting and vote in person or legally appoint another proxy to vote on your behalf.

 Solicitation of Proxies

        In addition to solicitation by mail, URI and Neutron may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. The directors, officers and employees of URI and Neutron may solicit proxies by telephone, Internet or in person. These directors, officers and employees will receive no additional compensation for doing so. In addition, URI has retained Regan & Associates, Inc., a proxy solicitation firm, to assist URI with the solicitation of proxies. URI estimates that it will pay to Regan & Associates, Inc. fees of approximately $35,000.

        To ensure sufficient representation at the special meetings, URI and Neutron may request the return of proxy cards by telephone, the Internet or in person. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. URI and Neutron urge you to send in your proxy without delay.

        Each of URI and Neutron will pay its respective cost of soliciting proxies, including the cost of preparing and mailing this document and the expenses incurred by brokerage houses, nominees and fiduciaries in forwarding proxy materials to beneficial owners.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the special meeting, URI stockholders should call Regan & Associates, Inc., URI's proxy solicitor, at 800-737-3426. Neutron stockholders should call Neutron's corporate secretary at 303-531-0470.

THE MERGER

        The discussion in this joint proxy statement/prospectus of the Merger and the principal terms of the Merger Agreement are subject to, and are qualified in their entirety by reference to, the Merger Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus.

General Description of the Merger

        The Merger is structured as a stock-for-stock transaction. Prior to entering into the Merger Agreement, URI formed URI Merger Corporation, a new indirect wholly-owned subsidiary incorporated in Nevada. The Merger Agreement contemplates that URI Merger Corporation will merge with and into Neutron with Neutron as the surviving corporation. In the Merger, shares of Neutron common stock (other than shares held by dissenting stockholders or URI or its subsidiaries) will be converted into the right to receive the Merger Consideration, which is a percentage of a share of URI common stock, determined by dividing 3,837,061 by the number of shares of Neutron common stock issued and outstanding immediately prior to the consummation of the Merger. As a result, the current holders of Neutron common stock will become holders of URI common stock, and Neutron will become an indirect wholly-owned subsidiary of URI. Based on the number of Neutron common shares outstanding on [    •    ], 2012, URI and Neutron estimate that for each share of Neutron common stock, URI will issue approximately 0.064 shares of its common stock, to Neutron stockholders in connection with the Merger. URI stockholders will continue to own their existing URI shares. Immediately following completion of the Merger and the URI Stock Issuance, based on the number of shares of common stock of URI and Neutron outstanding on [    •    ], 2012, URI stockholders immediately prior to the Merger and the URI Stock Issuance (other than RCF) will own approximately [    •    ]% of the combined company, former Neutron stockholders will own approximately [    •    ]% of the combined company and RCF, RMB and Roth will own approximately [    •    ]%, [    •    ]% and [    •    ]% respectively of the combined company.

Background of the Merger

        The terms of the Merger Agreement are the result of arms-length negotiations between the representatives of URI and Neutron. The following is a brief description of the background of these negotiations.

Initial Negotiations—March 2010 through September 27, 2011

        For several years, URI has been engaged in a publicly announced strategy to strengthen and grow its asset position in New Mexico through consolidations and/or strategic partnerships. During such time, URI evaluated possible business combinations with a variety of companies, in each case considering whether a transaction would be consistent with its strategic direction. In the fourth quarter of 2010, URI engaged Cormark to act as its financial advisor for such potential transactions. During the same period of time, Neutron pursued, in addition to obtaining the RMB loan facility, various avenues for financing, including private placements, joint ventures and merger and acquisition opportunities.

        In early 2011, Neutron engaged Cormark and Roth as underwriters for its then planned initial public offering ("IPO"), which was to be made concurrently in the United States and in various provinces in Canada. Roth was engaged to act as the sole book-runner and lead co-underwriter and Cormark, together with its U.S. affiliate Cormark Securities (U.S.A.) Limited, was engaged to act as lead co-underwriter. Roth and Cormark Securities (U.S.A.) Limited were to serve as underwriters in the United States, and Cormark was to serve as underwriter in Canada.

        On March 30, 2011 Neutron filed a Registration Statement on Form S-1 with the SEC and subsequently filed two amendments to the Registration Statement with the SEC. Shortly after the initial filing of the Registration Statement, Cormark and Neutron terminated Cormark's engagement due to Cormark's conflict of interest that arose from Cormark's representation of URI when Neutron and URI entered into serious discussions regarding a potential transaction. After the termination of Cormark's engagement, Roth was to act as the sole underwriter of the IPO. Neutron held discussions with several Canadian investment bankers but did not engage any such investment bankers.

        URI identified Neutron as a potential target in the spring of 2010. The parties executed a mutual confidentiality agreement and from March 2010 until June 20, 2011, exchanged certain information and performed site visits and due diligence on each other. During this period, approximately nine meetings occurred between management of URI and Neutron. The discussions between the companies focused on the consideration to be paid by URI in connection with the proposed transaction and the satisfaction of the debt Neutron owed to RMB, which, at the time, consisted of approximately $26 million in outstanding principal and interest. In connection with the proposed transaction, Cormark served as URI's financial advisor and Roth served as Neutron's financial advisor.

        On June 20, 2011, URI's board of directors authorized URI management to offer to acquire Neutron for $50 million, conditioned on Neutron having satisfied the debt it owed to RMB. The consideration was to be paid in shares of URI common stock. On the same day, URI's President and Chief Executive Officer, Donald C. Ewigleben, sent a written non-binding term sheet and proposal letter to Kelsey L. Boltz, the Chairman of Neutron, and Gary C. Huber, the President and Chief Executive Officer of Neutron, memorializing such terms. Nine days later, Neutron's board of directors authorized Neutron's management to make a counteroffer to URI and continue negotiations between the companies.

        On June 23, 2011, Neutron's management received an unsolicited indicative offer on behalf of a publicly listed, foreign, resource exploration and development company. Pursuant to the indicative offer, the potential acquirer offered to pay $26.5 million in cash, which would be used to retire the debt Neutron owed to RMB, and issue shares of its common stock with an aggregate value of approximately $1.5 million to Neutron stockholders in exchange for all of the issued and outstanding common stock of Neutron. Neutron's management, after consultation with its financial advisors and counsel, determined that, among other deficiencies, the indicative offer was inferior to the IPO and the transaction being negotiated with URI and, as such, it did not reflect the true value of the assets of Neutron. Neutron informed the potential acquirer of its determination and that it would require more consideration to consider the offer. The potential acquirer did not revise its offer and the parties never entered into negotiations regarding the offer.

        On July 1, 2011, after two meetings between senior management of URI and Neutron, Neutron countered with a proposed acquisition price of $75 million, increased by Neutron's cash on hand at the closing of the transaction, to be paid in shares of URI common stock. On July 8, 2011, URI's board of directors approved a counter offer, and on July 15, 2011, URI offered to acquire Neutron for $57.5 million, but not increased by Neutron's cash on hand at the closing of the transaction, to be paid in shares of URI common stock. On July 22, 2011, Neutron countered with $62.5 million, increased by Neutron's cash on hand at the closing of the transaction, to be paid in shares of URI common stock.

        Between July 22, 2011, and August 2, 2011, the companies held three meetings to discuss various aspects of the potential transaction with management and their respective counsel. The URI board of directors authorized URI's management to make a revised offer to Neutron of $60 million, conditioned on Neutron having satisfied the debt it owed to RMB, to be paid in shares of URI common stock.

        On August 5, 2011, Mr. Ewigleben and Mr. Huber agreed on the economic terms of an acquisition of Neutron by URI, which included consideration of $60 million, to be paid in shares of URI common stock, a 4% termination fee, an escrow of some percentage of the purchase price for a period of time, voting agreements to be executed by Neutron's significant stockholders, officers and directors, an expansion of URI's board of directors by one member to be nominated by Neutron, and an agreement by Neutron to obtain equity financing, on terms satisfactory to URI, necessary to fully retire its outstanding indebtedness prior to the closing of the transaction. On August 8, 2011, Neutron's board of directors met to consider the mutually agreed upon terms and authorized Neutron's management to finalize and execute a non-binding term sheet for the merger. URI and Neutron finalized and executed such non-binding term sheet on August 11, 2011. Between such date and September 27, 2011, the parties and their advisors continued to conduct due diligence and explore financing alternatives to repay the debt Neutron owed to RMB.

        Neutron made numerous efforts, through its financial advisor and directly, to raise financing to repay its debt, to no avail. On August 30, 2011, Mr. Huber and Mr. Ewigleben and other URI representatives met with two separate investment funds to secure financing to replace the RMB loan facility. On September 15, 2011, each fund submitted indicative term sheets to provide for the repayment of the RMB loan facility. The provisions in both term sheets involved the issuance of URI preferred stock with a conversion feature and were unacceptable to URI. Neutron also tried to find a third party to invest in its common stock and use the proceeds to repay the RMB debt but was unsuccessful.

        On September 27, 2011, URI and Neutron decided to abandon the proposed acquisition because the terms of the financing alternatives proposed by Neutron to repay Neutron's RMB debt were not acceptable to URI. URI and Neutron ceased all due diligence activities and negotiations. Neutron continued to pursue alternative transactions that would allow it to meet its debt obligations and continue operations, including its IPO and other acquisitions or investments by third parties.

        On September 30, 2011, Neutron's board of directors met and discussed the termination of discussions with URI and alternative financing transactions. At the meeting, management confirmed that it would continue to seek funding to satisfy the debt owed RMB and, if successful, recommence negotiations with URI.

Final Negotiations—Post September 27, 2011

        Neutron contacted Mr. Ewigleben in early November 2011 and informed him that Neutron was currently in discussions with a new potential investor. The investor, RCF, was interested in discussing a potential transaction with Neutron and URI. At a URI board meeting held November 3, 2011, URI management updated the URI board about the potential of a transaction involving Neutron and RCF. An introductory meeting was held on November 9, 2011 in Denver, Colorado among representatives of Neutron, RCF and URI.

        On November 16, 2011, URI executed a confidentiality agreement with RCF to move forward with discussions on a potential transaction in which URI would acquire Neutron through an exchange of its shares.

        On November 17, 2011, URI conducted a tour of its New Mexico and south Texas facilities attended by representatives of RCF and Neutron.

        On December 12, 2011, RCF circulated a draft term sheet to URI, Neutron and RMB Resources, Inc., which related to the proposed acquisition by URI of Neutron and RCF's proposed investment in URI. The purpose of the term sheet was to provide a framework for discussion regarding the structure and terms of the potential transaction.

        Between December 12, 2011 and January 3, 2012, management of URI, Neutron, RMB and RCF engaged in five in-person or telephonic meetings to negotiate the terms of the proposed transaction. On December 16, 2011, at a telephonic meeting of the URI board of directors, URI management reviewed a preliminary term sheet with the URI board. The URI board approved URI management continuing with negotiations based upon the term sheet presented. URI, Neutron, RMB and RCF held a meeting in Denver, Colorado on January 3, 2012 to discuss the revised term sheet circulated by RCF on January 2, 2012. On January 4, 2012, during a telephonic meeting of the URI board of directors, URI management presented an update on the term sheet discussions.

        On January 10, 2012, a meeting was held among URI, Neutron, RCF, RMB and their respective outside counsel to further negotiate the terms of the proposed transaction. Over the course of the following week, the parties communicated electronically in order to revise the terms of the proposed transaction. On January 12, 2012, URI management communicated the status of the potential transaction to the URI board of directors.

        On January 16, 2012, Neutron's board of directors met to consider the proposed term sheet between Neutron, URI, RCF and RMB and authorized management to finalize and execute the term sheet and negotiate definitive merger documents. The parties continued to negotiate the term sheet, and on January 18, 2012, a non-binding term sheet was executed by all parties.

        URI, Neutron, RCF and RMB drafted and negotiated definitive documentation for the proposed transaction from January 18, 2012 until March 1, 2012. Management of URI, Neutron, RMB and RCF held approximately three in-person or telephonic meetings during this period.

        On February 16, 2012, URI's board of directors met to discuss the status of the negotiations on the definitive transaction documents. URI's board of directors authorized management to continue its activities towards completion of the necessary documents. On February 23 and 24, 2012, URI management provided updates to the URI board of directors on the status of negotiations. On February 27, 2012, URI's board of directors met by telephone to discuss the terms of the proposed transaction. On March 1, 2012, URI's board of directors met to discuss the opinion received from URI's financial advisor, Cormark, and the terms and conditions of the Merger Agreement and other definitive documents. URI's board of directors approved the Merger and the definitive merger documents.

        On February 24, 2012, Neutron's board of directors met to discuss the status of the definitive merger documents and authorized Neutron's management to continue finalizing such documentation. On February 27, 2012, Neutron's board of directors met to review and discuss the definitive merger documents and authorized management to finalize and execute the definitive merger agreements. At the meeting, the board of directors of Neutron received and discussed the fairness opinion of its financial advisor, Roth, in which Roth opined that the Merger and the Merger Consideration were fair, from a financial point of view, to the stockholders of Neutron. On March 1, 2012, Neutron's board of directors again reviewed the definitive agreements and reaffirmed its authorization for Neutron to enter into the Merger Agreement and the related documents.

        Following the approval of the definitive merger documents by URI's and Neutron's respective board of directors on March 1, 2012, the parties executed the Merger Agreement and the other definitive merger documents.

        Relative to the potential $60 million transaction which was abandoned, the amount of URI common stock that it would issue to acquire Neutron and retire Neutron's debt was lowered to 37 million shares (which had an aggregate market value of approximately $37.0 million as of the date the Merger Agreement was executed) because, between the date that the original transaction was abandoned and the date the Merger Agreement was executed, market conditions for uranium exploration companies continued to decline and Neutron's debt owed to RMB had reached its maturity on December 31, 2011. Neutron had no means to repay the debt it owed to RMB and was unable to find a third party who would provide the necessary financing. RMB granted a series of extensions of the maturity of the debt to permit Neutron to negotiate and complete the Merger and related transactions, including the financing from RCF that URI will use, along with the issuance of URI common stock, to repay RMB at the closing of the Merger. If RMB had foreclosed on Neutron's assets or if Neutron had declared bankruptcy, it is likely Neutron stockholders would have received nothing.

        Because Neutron will not retire the debt it owes to RMB prior to the consummation of the Merger, only a modest portion of the URI common stock being issued at the closing of the Merger will go to Neutron stockholders. As a result, in connection with the closing of the Merger, URI will issue 3,837,061 shares of URI common stock to Neutron stockholders (assuming no issuance of additional shares of URI common stock in respect of fractional shares), sell 24,638,673 shares of URI common stock to RCF for $20 million, and pay that $20 million and issue an additional 8,361,327 shares of URI common stock to RMB to repay the debt Neutron owes to RMB.

        On March 9, 2012, under the terms of the Investment Agreement (which is described in more detail in "Material Contracts Between URI and Neutron, RCF or RMB—URI Investment Agreement"), URI completed the sale of $10 million of its common stock to RCF at a price of $0.9747 per share. Up to $4.5 million of the proceeds of the sale will be used to fund the working capital of URI and Neutron.

        On April 4, 2012, Neutron's management received a letter containing an unsolicited non-binding indicative proposal from a financial advisory firm on behalf of a private international institutional investment firm that specializes in the energy and resources sector. On April 10, 2012, Neutron's board of directors held a meeting to discuss and evaluate the non-binding proposal. At the meeting, after consulting with its financial advisors and outside legal counsel, Neutron's board of directors determined that the non-binding proposal did not constitute a "superior proposal" as defined in the Merger Agreement because it was unclear whether: the proposal was subject to a financing condition, the necessary financing had been obtained, interim financing would be available to Neutron and the proposed transaction was reasonably capable of being completed. Neutron informed the potential acquirer of the determination of its board of directors.

        Between April 11, 2012 and April 17, 2012, Neutron received two revised non-binding indicative proposals that addressed the deficiencies noted by Neutron's board of directors. Between April 11, 2012 and April 18, 2012, Neutron's board of directors held three additional meetings to discuss and evaluate the revised non-binding proposals. Neutron's financial advisors and outside legal counsel attended and participated in each of the meetings. On April 18, 2012, after consulting with its financial advisors and outside legal counsel, Neutron's board of directors determined that the latest non-binding indicative proposal would constitute a "superior proposal" if the non-binding proposal matured into definitive agreements, except for the fact that it was subject to a due diligence condition. Neutron informed URI of its Board's decision on that date. The non-binding proposal indicated that Neutron stockholders could receive approximately $0.13 per share, or remain as stockholders of Neutron and the potential acquirer would buy additional equity in Neutron at the same price per share offered to Neutron stockholders, with the cash received by Neutron to be used to repay its outstanding debt, pay any termination fee related to the Merger and fund future operations. On April 18, 2012, Neutron's board authorized Neutron's management to enter into a confidentiality agreement with the potential acquirer and negotiate with the potential acquirer to determine if the non-binding proposal could be matured into a definitive agreement. Neutron and the potential acquirer executed a confidentiality agreement on May 1, 2012 and the potential acquirer conducted diligence on Neutron over several weeks. During this time, Neutron's management communicated with the potential acquirer on a regular basis to assist the potential acquirer in its review of Neutron and the proposed transaction, including to arrange and conduct site visits at Neutron's material properties, and to attempt to initiate negotiation of a transaction. Despite Neutron's repeated attempts to engage the potential acquirer, the acquirer did not engage in substantive negotiations or provide drafts of agreements to implement a transaction. On June 18, 2012, the potential acquirer formally withdrew its non-binding indicative proposal.

Recommendation of URI's Board of Directors and URI's Reasons for the Merger

        The URI board of directors has unanimously approved the Merger Agreement, the Merger, the URI Stock Issuance and the other transactions contemplated by the Merger Agreement and determined that the Merger Agreement, the Merger, the URI Stock Issuance and the other transactions contemplated by the Merger Agreement are advisable to and in the best interests of the stockholders of URI. The URI board of directors unanimously recommends that the stockholders of URI vote "FOR" the proposal to approve the URI Stock Issuance.

        In reaching its determination that the Merger and the Merger Agreement are advisable and in the best interests of URI and to recommend the approval of the URI Stock Issuance, the URI board of directors consulted with management, as well as Cormark, URI's financial advisor, and URI's outside legal counsel, and considered various material factors, which are discussed below. The following discussion of the information and factors considered by the URI board of directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with the Merger, the URI board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the URI board of directors may have given different weight to different factors. The URI board of directors considered this information and these factors as a whole, and overall considered the relevant information and factors to be favorable to, and in support of, its determinations and recommendations. The material information and factors considered by the URI board of directors were the following:

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  Market Position:  The acquisition of Neutron would position URI as one of the largest U.S. uranium development companies and would significantly increase URI's non-reserve mineralized material.

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  Production Opportunities:  The addition of Neutron's properties would add a good balance of mid- and long-term uranium production opportunities to the opportunities URI is already pursuing.

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  Conventional Strategy:  With the addition of a previously permitted, constructed and torn down, but not operated, conventional mill site, the acquisition of Neutron could increase the scale of URI's conventional strategy.

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  Attractive Properties:  Neutron's main properties are located on private land and have been previously permitted. Neutron also has properties and exploration acreage in the Ambrosia Lake region, which provide for licensing and operating synergies going forward.

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  Strengthening URI's Team:  The ability to add highly qualified mining and permitting professionals would strengthen URI's current employee group.

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  Exploration Opportunities:  There could be significant exploration upside from the portfolio of Neutron properties.

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  Position in New Mexico:  An acquisition of Neutron would better position URI to complete further consolidation in New Mexico.

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  Sophisticated Mining Investor:  Completing the acquisition of Neutron, with the backing of RCF, would add a sophisticated, supportive mining investor in RCF to URI's stockholder base.

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  Financial Analysis:  As set forth below, under "—Opinion of URI's Financial Advisor," URI received a positive opinion from Cormark which demonstrated that a potential acquisition of Neutron, which could be completed at below average transaction multiples, would be accretive to URI's common stock.

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  Recommendation of Management:  URI's management recommended support of the Merger and the related transactions.

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  Integration:  There are challenges inherent in the integration of two separate business operations into one company.

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  Dilution:  The issuance of URI common stock to Neutron stockholders, RCF, RMB and Roth in connection with the Merger will dilute the current ownership position of URI stockholders.

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  Neutron's Business Risks:  Neutron is subject to a number of known and unknown risks, including its limited operating history, history of losses and risks relating to its mineral properties.

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  Conditions to Closing:  Although URI and Neutron expect to complete the Merger in the third quarter of 2012, the completion of the Merger depends on a number of conditions being satisfied or, where legally permissible, waived, including, among others, receipt of the requisite approvals of each company's stockholders. There can be no certainty that these conditions can be satisfied or waived, and the Merger may not be successfully completed, the result of which could negatively affect URI's stock price and result in additional costs to URI.

        The URI board of directors believes that, overall, the potential benefits of the Merger to URI and URI's stockholders outweigh the risks, many of which are identified above and elsewhere in this joint proxy statement/prospectus.

        The URI board of directors realizes that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this explanation of the URI board of directors' reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements" on page 31.

Opinion of URI's Financial Advisor

        On November 15, 2010, URI engaged Cormark to act as its financial advisor in connection with potential strategic transactions, including mergers, acquisitions and capital financings. On March 1, 2012, Cormark rendered its opinion to URI's board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Merger and the URI Stock Issuance were fair, from a financial point of view, to the stockholders of URI.

        The full text of Cormark's opinion, dated as of March 1, 2012, is attached as Annex B to this joint proxy statement/prospectus. Holders of URI's common stock are encouraged to read Cormark's opinion for a discussion of the procedures followed, factors considered, assumptions made and qualifications and limitations of the review undertaken by Cormark in connection with its opinion. The following is a summary of Cormark's opinion and the methodology that Cormark used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

        Cormark's opinion, which is addressed to URI's board of directors, addresses only the fairness, from a financial point of view, of the Merger and the URI Stock Issuance, to the stockholders of URI and does not constitute a recommendation to any stockholder of URI as to how such stockholder should vote with respect to the URI Stock Issuance or any other matter. Cormark expresses no opinion as to the fairness of the Merger, the URI Stock Issuance and any related transactions relative to any alternative transaction. In addition, Cormark is not expressing any opinion as to the prices at which the URI shares will trade at any time. The terms of the Merger, the URI Stock Issuance and related transactions were determined through arm's-length negotiations between URI, Neutron, RCF and RMB and were approved unanimously by URI's board of directors. Cormark did not determine the consideration to be paid by URI in connection with the Merger. Cormark was not requested to address, and its opinion does not in any manner address, URI's underlying business decision to proceed with or effect the Merger, the URI Stock Issuance and any related transactions. In addition, Cormark expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Merger or related transactions, or any class of such persons, relative to the consideration to be offered by the stockholders of URI in the Merger and related transactions. No limitations were imposed by URI's board of directors upon Cormark with respect to the investigations made or procedures followed by it in rendering its opinion.

        In arriving at its opinion, Cormark reviewed and analyzed, among other things:

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  the Merger Agreement and certain other agreements in the form provided by URI, including the Investment Agreement, the Forbearance and Debt Conversion Agreement, the Credit and Funding Agreement, the Settlement Agreement and the Release Agreement, each in final form, dated March 1, 2012 (each of which is described in more detail in "Material Contracts Between URI and Neutron, RCF or RMB");

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  the Form 10-K of URI for each of the years ended December 31, 2010 and 2009;

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  the Form 10-Q of URI for each of the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011;

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  the Form S-1 of Neutron filed March 30, 2011, as amended;

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  information made available by Neutron concerning the business, operations, assets, liabilities and prospects of Neutron;

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  two due diligence site visits to the principal assets of Neutron completed by Cormark;

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  due diligence meetings with senior executives of Neutron and URI concerning expectations on permitting, development and future production potential of Neutron's assets;

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  information made available by URI concerning the business, operations, assets, liabilities and prospects of URI;

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  due diligence meetings with senior executives of URI concerning the past and current operations, financial condition and prospects of URI;

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  meetings and discussions with the URI board of directors;

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  public information (including corporate presentations and information prepared by industry research analysts) related to the business, operations, financial performance and trading history of URI and other selected mining companies which Cormark considered relevant;

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  public information with respect to precedent transactions of a comparable nature which Cormark considered relevant; and

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  such other information, investigations, analyses and discussions as Cormark considered appropriate in the circumstances.

        In arriving at its opinion, Cormark assumed and relied upon the accuracy and completeness of all data and other information obtained by it from public sources or provided to it by URI and Neutron and their personnel and advisors, or otherwise. The opinion is conditional upon the completeness, accuracy and fair presentation of the information provided. Without limiting the foregoing, Cormark has assumed the accuracy of the representations and warranties of URI and Neutron in the Merger Agreement. Subject to the exercise of professional judgment and except as expressly described in its opinion, Cormark has not attempted to independently verify or investigate the completeness, accuracy or fair presentation of any of the information. In addition, Cormark has assumed that the Merger, the URI Stock Issuance and related transactions will be consummated in accordance with the applicable terms and conditions set forth in the Merger Agreement, the Investment Agreement, the Forbearance and Debt Conversion Agreement, the Credit and Funding Agreement, the Settlement Agreement and the Release Agreement, in each case without any waiver, amendment or delay of any terms or conditions.

        With respect to budgets, financial forecasts, projections or estimates provided to Cormark and used in its analyses, Cormark has noted that projecting future results of any business is inherently subject to uncertainty. Cormark has assumed, however, that such budgets, financial forecasts, projections and estimates were reasonably prepared consistent with industry practice on a basis reflecting the best currently available assumptions, estimates and judgments of the management of URI and Neutron and are (or were at the time and continue to be) reasonable in the circumstances.

        The opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at March 1, 2012 and the condition and prospects, financial and otherwise, of URI and Neutron and their respective subsidiaries, as they were reflected in the information provided and as they have been represented to Cormark in discussions with the management of URI and Neutron, as applicable, as at that date. In its analyses and in preparing the opinion, Cormark has made certain assumptions with respect to expected industry performance, general business and economic conditions and other matters, most of which are beyond the control of Cormark or any party involved in the Merger and related transactions. Cormark believes these assumptions are reasonable under the current circumstances; however, actual future results may demonstrate that certain assumptions were incorrect.

        Cormark is an investment dealer and financial advisor only and has relied upon, without independent verification or investigation, the assessments of URI, Neutron and their respective advisors with respect to legal, tax, and regulatory matters. The opinion does not constitute a valuation or appraisal or geological or technical assessment of any specific assets or liabilities of URI or Neutron and should not be viewed as such.

        In connection with rendering its opinion, Cormark performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Cormark did not ascribe a specific range of values to the shares of URI common stock or Neutron common stock, but rather made its determination as to the fairness, from a financial point of view, to URI's stockholders of the Merger and the URI Stock Issuance on the basis of the various financial, comparative and other analyses described below. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances.

        Cormark believes that the opinion must be considered and reviewed as a whole and that selecting portions of the stated analyses or factors considered by Cormark, without considering all the stated analyses and factors together, could create a misleading view of the process underlying or the scope of the opinion. The preparation of an opinion of this nature is a complex process and is not necessarily amenable to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

        The following is a summary of the material financial analyses used by Cormark in preparing its opinion for URI's board of directors. In performing its analyses, Cormark made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of URI and Neutron. None of URI, Neutron, Cormark or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or to reflect the prices at which the businesses could actually be sold.

Comparable Trading Analysis

        The Comparable Trading Analysis methodology was used to compare the valuation ascribed to Neutron, under the Merger, the URI Stock Issuance and related transactions, to public market valuations of similar publicly traded uranium companies. In order to assess how the public market values similar publicly traded companies, Cormark reviewed and compared specific financial and valuation data relating to Neutron to twelve publicly traded companies that Cormark deemed comparable to Neutron, based on its experience in the uranium exploration and development industry.

        Cormark noted that none of the publicly traded companies reviewed was perfectly comparable to Neutron and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of such companies.

        When considering the fairness, from a financial point of view, of the Merger and the URI Stock Issuance, to the stockholders of URI, Cormark noted that the implied transaction multiples paid by URI for Neutron of $0.53/lb total attributable resource and 0.39x net asset value are below, or in line with, the average trading multiple of the selected publicly traded companies of $2.12/lb total attributable resource and 0.39x net asset value, respectively.

Comparable Transaction Analysis

        The Comparable Transaction Analysis methodology was used to compare the valuation ascribed to Neutron, under the Merger, the URI Stock Issuance and related transactions, to valuations implied by similar acquisition transactions completed in the uranium sector. In order to assess how comparable transactions have valued shares of similar target companies, Cormark reviewed and compared specific financial and valuation data relating to Neutron to target companies in fourteen comparable transactions that Cormark deemed comparable to Neutron, based on its experience in the uranium exploration and development industry. Cormark chose these transactions based on a review of completed and pending acquisition transactions involving target companies that possessed general business, operating and financial characteristics representative of companies in the uranium exploration and development industry.

        Cormark noted that none of the transactions, or subject target companies reviewed was perfectly comparable to Neutron, or the proposed Merger and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the market values of such companies.

        When considering the fairness, from a financial point of view, of the of the Merger and the URI Stock Issuance, to the stockholders of URI, Cormark noted that the implied transaction multiples paid by URI for Neutron of $0.53/lb total attributable resource and 0.39x net asset value are below the average transaction multiples paid for target companies in the selected transactions of $3.23/lb total attributable resource and 1.02x net asset value.

Accretion/Dilution Analysis

        Cormark performed accretion/dilution analysis to determine the impact that the Merger and related transactions will have on the value attributable to URI common shares. Cormark performed its analysis based on information provided by management of URI and Neutron, including financial projections, economic models and resource information, which were discussed with and approved by URI's management, as well as certain other publicly available information. Cormark used forecasted uranium prices based on a consensus of research analyst estimates, assuming a flat price of $60/lb from 2013 and thereafter.

        Cormark performed its analysis based on two scenarios: (1) assuming that URI remains as a standalone entity; and (2) assuming that the Merger and the URI Stock Issuance are completed taking into account any expected synergies. Cormark compared these scenarios, across a variety of metrics, including net asset value per share, cash flow per share, and enterprise value to forecast production, to SEC compliant resources and to total attributable resources, to determine whether the transaction increased or decreased the value per URI share.

        When considering the fairness, from a financial point of view, of the of the Merger and the URI Stock Issuance, to the stockholders of URI, Cormark noted that the Merger and the URI Stock Issuance would result in significant accretion to URI's common stock on all relevant metrics analyzed.

General

        Cormark is a Canadian investment dealer providing investment research, equity sales and trading and investment banking services to a broad range of institutions and corporations participating in Canadian, U.S. and international capital markets. Cormark has participated in a significant number of transactions involving public and private companies, maintains a particular expertise advising companies in the global mining sector and has extensive experience in preparing fairness opinions. The URI board of directors retained Cormark based upon the foregoing qualifications, experience and expertise of Cormark.

        Cormark is acting as financial advisor to URI in connection with the Merger, the URI Stock Issuance and related transactions pursuant to an engagement letter dated November 15, 2010. The terms of the engagement letter provide that Cormark is to be paid an advisory fee of approximately $500,000 by URI in connection with its role as financial advisor and an opinion fee of $250,000 for the delivery of the opinion and is to be reimbursed for its reasonable out-of-pocket expenses. A portion of the advisory fee payable to Cormark is payable upon successful completion of the Merger and related transaction. In the event the Merger and related transactions do not occur, Cormark will be entitled to receive an advisory fee equal to 25% of the break-up, termination or similar fees received by URI. The opinion fee payable is not contingent in whole or in part on the success of the Merger and related transactions, or on the conclusions reached in the opinion. Furthermore, URI has agreed to indemnify Cormark, in certain circumstances, against claims, costs, expenses, damages, causes of action, actions and liabilities which may arise directly or indirectly from services performed by Cormark in connection with the engagement letter.

        Cormark has not performed previous investment banking services for URI or its affiliates in the past. Cormark has not been engaged to provide any financial advisory services nor has it participated in any underwriting involving URI, Neutron or any of their affiliates during the 24-month period preceding the date Cormark was first contacted in respect of the Merger, other than as a co-lead underwriter with respect to the planned IPO by Neutron in 2011 which was not completed and in relation to which Cormark's engagement as underwriter was subsequently terminated. Cormark was reimbursed by Neutron for certain out-of-pocket expenses but was not paid a fee in connection with the terminated engagement.

        Cormark acts as a trader and dealer, both as principal and agent, in all major financial markets in Canada and, as such, may have had, may have, and may in the future have, positions in the securities of URI and, from time to time, may have executed or may execute transactions on behalf of such entities or other clients for which it may have received or may receive compensation. As an investment dealer, Cormark conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Merger and related transactions, URI, or other interested parties.

        There are no understandings, agreements or commitments between Cormark and URI, Neutron or any other interested party with respect to any future financial advisory or investment banking business. Cormark may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for URI, Neutron or any other interested party.

Recommendation of Neutron's Board of Directors and Neutron's Reasons for the Merger

        The Neutron board of directors has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable to and in the best interests of the stockholders of Neutron. The Neutron board of directors unanimously recommends that the stockholders of Neutron vote "FOR" the proposal to approve the Merger Agreement and the Merger.

        In evaluating the Merger Agreement and reaching its determination to recommend the approval of the Merger Agreement and the Merger by Neutron's stockholders, the Neutron board consulted with management and Neutron's legal and financial advisors and considered a number of factors, including but not limited to those discussed below. The below discussion of the factors considered by the Neutron board of directors is not meant to be exhaustive. The Neutron board of directors did not quantify or otherwise assign any relative or specific weight to the various factors that it considered. Rather, the board based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Neutron board of directors may have given different weight to different factors. The material information and factors considered by the Neutron board of directors were the following:

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  Long-Term Debt Repayment:  Neutron's senior secured loan facility with RMB, which had $26.8 million of principal and interest outstanding, matured on December 31, 2011. Neutron did not have the funds available to repay this loan facility. Under the terms of the Merger and the related transactions, the loan facility will be paid in full and discharged upon the closing of the Merger. Neutron was nearly insolvent prior to signing the Merger Agreement and would have likely defaulted on its senior secured loan facility but for the Merger and the related transactions. Entering into the Merger Agreement enabled Neutron to avoid bankruptcy or foreclosure on its assets.

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  Working Capital Loan:  Under the Credit and Funding Agreement, during the period from March 1, 2012 until the effective time of the Merger, URI agreed to loan to Neutron up to $4.5 million to fund Neutron's working capital needs during that period, including its budgeted transaction costs for the Merger. At the time of signing the Merger Agreement, Neutron did not have the liquidity to continue operations.

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  Balance Sheet Strength:  URI has a stronger balance sheet with the recent $10 million private placement to RCF and RCF's commitment to invest an additional $5 million after the closing of the Merger at URI's option.

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  Large Resource Base in New Mexico:  URI has built a significant asset base in New Mexico that includes 101.4 million pounds U3O8 of in-place mineralized uranium material on 183,000 acres of uranium mineral holdings. Coupled with Neutron's 23,949 acres in New Mexico, including its Cibola and Ambrosia Lake Projects, which Neutron intends to develop further during the years 2012-2014, such mineralized assets materially increase the long-term viability of both Neutron's and URI's operations.

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  Substantial Increase in Assets:  The combined uranium assets of Neutron and URI would position the combined company for future growth opportunities. The total acres of uranium mineral holdings of the combined company would be in excess of 300,000 acres.

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  Opportunity for Operating Synergies:  Several of URI's and Neutron's material properties are located in the same general vicinity and, in some cases, URI's properties are adjacent to Neutron's properties. Such unusually close proximity of mining assets will allow savings in both operating and capital costs, the result of which is likely to be greater cash flow and profitability for the combined company.

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  Experienced Management and Operating Track Record: URI has produced over 8 million pounds of uranium in its 30 years of history and has an existing permitted uranium recovery facility in Texas. Such experience and assets relating to uranium production could be used to better leverage Neutron's and URI's assets in the future.

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  Trading Liquidity:  URI's common shares trade with sufficient liquidity to allow Neutron's stockholders, should they choose, to monetize value through the Merger.

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  Investment in Combined Company:  Neutron stockholders will receive common stock of URI, which provides Neutron stockholders with a continuing equity interest in a company with a larger resource base and current assets, better access to capital and an experienced management team that is focused on uranium exploration development and production.

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  No Long-Term Debt:  The combined company will have no significant long-term debt.

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  Financial Analysis:  As set forth under "—Opinion of Neutron's Financial Advisor," Neutron received a positive opinion from Roth which demonstrated that the Merger Consideration would be fair, from a financial point of view, to Neutron's stockholders.

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  Recommendation of Management:  Neutron's management recommended support of the Merger and the related transactions.

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  Taxable Transaction:  The Merger, as structured in the Merger Agreement, will not be a tax-free business combination. Accordingly, holders of Neutron common stock will recognize any gain or loss for federal income tax purposes on the exchange of shares of Neutron common stock for shares of URI common stock in the Merger.

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  Fixed exchange rate:  Pursuant to the Merger Agreement, the number of shares of URI common stock to be issued to Neutron stockholders (assuming no issuances of addition shares of URI common stock in respect of fractional shares) is fixed at 3,837,061 shares of URI common stock. As a result, should the market value of URI's common stock on the effective date deviate from its market value at the time of the signing of the Merger Agreement, Neutron's stockholders would be exposed, both positively and negatively, to such price change and related interim price volatility.

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  Conditions to Closing:  Although URI and Neutron expect to complete the Merger in the third quarter of 2012, the completion of the Merger depends on a number of conditions being satisfied or, where legally permissible, waived, including, among others, receipt of the requisite approvals of each company's stockholders. There can be no certainty that these conditions can be satisfied or waived, and the Merger may not be successfully completed, the result of which, absent other funding options, is the likelihood that Neutron would become insolvent.

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  Low Valuation:  The consideration offer by URI represented a low price based on the value of Neutron's assets due to Neutron's lack of capital to continue operations and the high risk of foreclosure.

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  Impediments to Alternative Transactions:  Certain terms of the Merger Agreement might limit the willingness of a third party to propose a competing business combination transaction with Neutron. These terms include a termination fee of approximately $1.4 million should the Merger Agreement be terminated under certain circumstances.

        The Neutron board of directors believes that, overall, the potential benefits of the Merger to Neutron and Neutron's stockholders outweigh the risks, many of which are identified above and elsewhere in this joint proxy statement/prospectus.

        The Neutron board of directors realizes that there can be no assurance about future results, including results considered or expected as described in the factors listed above. It should be noted that this explanation of the Neutron board of directors' reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements" on page 31.

Opinion of Neutron's Financial Advisor

        On February 27, 2012, Roth rendered its oral opinion to the board of directors of Neutron (which was subsequently confirmed in writing by delivery of Roth's written opinion dated the same date) to the effect that, as of February 27, 2012, the total consideration to be paid by URI in connection with the Merger, including the Merger Consideration, is fair to the Neutron stockholders from a financial point of view.

        Roth's opinion was directed to the board of directors of Neutron and only addressed the fairness, from a financial point of view, of the total consideration to be paid by URI in connection with the Merger, including the Merger Consideration, and did not address any aspect or implication of the Merger. The summary of Roth's opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Roth in preparing its opinion. However, neither Roth's written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the Merger.

        The terms of the Merger, the Merger Consideration, and the related transactions were determined through arm's-length negotiations between URI, Neutron, RCF and RMB and were approved unanimously by Neutron's board of directors. Roth did not determine the consideration to be paid by URI to Neutron stockholders in connection with the Merger.

        The full text of Roth's opinion, which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken by Roth in rendering its opinion is attached as Annex C and is incorporated herein by reference. We urge you to read the opinion in its entirety. The summary of the opinion of Roth set forth below is qualified in its entirety by reference to the full text of the opinion. Roth's opinion, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and the other factors Roth deemed relevant, is that the total consideration to be paid by URI in connection with the Merger, including the Merger Consideration, is fair to the stockholders of Neutron, from a financial point of view.

        In arriving at its opinion, among other things, Roth:

  •
  reviewed the Merger Agreement and certain other agreements in the form provided by Neutron, including the Forbearance and Debt Conversion Agreement, the Investment Agreement and the Credit and Funding Agreement (each of which is described in more detail in "Material Contracts Between URI and Neutron, RCF or RMB");

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  reviewed certain business and financial information of URI and Neutron that Roth, in its judgment, believed to be relevant to the delivery of its fairness opinion, including certain publicly available information of URI;

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  reviewed certain of Neutron's internal financial statements and other financial and operating data concerning Neutron;

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  reviewed certain financial forecasts relating to Neutron prepared by the management of Neutron;

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  discussed the past and current operations, financial condition and prospects of each of Neutron and URI with management of Neutron and URI, including the assessments of the management of URI as to the liquidity needs of, and financing alternatives and other capital resources available to, Neutron;

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  compared the financial performance of Neutron and the prices and trading activity with that of certain publicly traded companies that Roth deemed relevant;

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  reviewed the reported prices and trading activity for URI's common stock;

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  compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions deemed relevant; and

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  performed such other analyses and considered such other factors as Roth deemed appropriate.

        In arriving at its opinion, Roth assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Roth by Neutron and URI and further relied upon the assurances of Neutron that it is not aware of any facts that would make any of the information reviewed by Roth inaccurate, incomplete or misleading in any material respect. Roth expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Neutron's officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of Neutron common stock in the Merger.

        With respect to the financial forecasts relating to Neutron prepared by the management of Neutron, Roth assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Neutron's management as to the future financial performance of Neutron. Roth has not been engaged to assess the achievability of any projections or the assumptions on which they were based, and Roth expressed no view as to such projections or assumptions. In addition, Roth did not assume any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, of Neutron, nor was Roth furnished with any such valuation or appraisal. Roth did not assume any obligation to conduct, and did not conduct, any physical inspection of the properties or facilities of Neutron.

        Roth assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Roth also assumed that the representations and warranties of each party in the Merger Agreement are true and correct, that each party will perform on a timely basis all covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. Roth further assumed that the draft of the Merger Agreement provided to Roth will conform in all material respects to the Merger Agreement and that the Merger will be consummated in all material respects as described in the draft of the Merger Agreement provided to Roth. Finally, Roth also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement will be obtained and that, in the course of obtaining any of those consents and approvals, no modification, delay, limitation, restriction or condition will be imposed or waivers made that would have an adverse effect on URI or Neutron or on the contemplated benefits of the Merger. Roth is not a legal, tax or regulatory advisor. Roth's fairness opinion was approved by its fairness committee.

        The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Roth's opinion is necessarily based on economic, market and other conditions as they exist and the information made available to Roth as of February 27, 2012, which is the date of the Roth opinion. Although subsequent developments may affect the opinion, Roth does not have any obligation to update, revise or reaffirm its opinion and Roth expressly disclaims any responsibility to do so. Roth did not express any opinion as to the underlying valuation, future performance or long-term viability of Neutron or as to what the value of the shares of URI actually will be when issued to holders of Neutron pursuant to the Merger or the prices at which shares of URI will trade at any time.

        The Merger Consideration was determined through arm's length negotiations between Neutron and URI and was approved by the Neutron and URI boards of directors. Although Roth provided advice to Neutron's board of directors during these negotiations, the decision to enter into the Merger was solely that of Neutron's board of directors. Roth's opinion and its presentation to Neutron's board of directors was one of many factors taken into consideration by the Neutron board of directors in deciding to approve, adopt and authorize the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Neutron's board of directors with respect to the Merger Consideration or of whether Neutron's board of directors would have been willing to agree to different consideration. The following is a brief summary of each of the material analyses performed by Roth in connection with its opinion letter dated February 27, 2012.

Discounted Cash Flow

        Roth performed a discounted cash flow analysis, which is designed to provide insight into the estimated value of a company's equity as a function of the company's estimated future free cash flows. This methodology is a forward looking approach which discounts expected future cash flows by the firm's risk-adjusted cost of capital rate. To calculate Neutron's equity value, Roth used financial forecasts prepared by Neutron's management. Roth then applied various discount rates based on the estimated cost of capital for Neutron and further discounted the value of Neutron by taking into account the lack of marketability due to Neutron being a privately held entity. Based on the discounted cash flow analysis, Roth estimated a current enterprise value of Neutron ranging from $0 to $35.8 million, which after accounting for Neutron's senior debt of $26.8 million as of December 31, 2011, leaves an estimated current enterprise value of Neutron of between $0 and $9.0 million.

Comparable Public Companies Analysis

        Roth performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Roth assembled a peer group of comparable public uranium companies. The criteria for selecting comparable companies included line of business, business model and risks, growth prospects, maturity of business, size and scale of operations, and other relevant characteristics. The comparable companies comprised the following: Titan Uranium Inc., Laramide Resources Ltd., and Strathmore Minerals Corp. Roth undertook a multi-period financial comparison of each of the companies and determined that enterprise value divided by pounds was the most appropriate ratio for a valuation of Neutron.

        Based on its analysis, Roth estimated that the implied enterprise value of Neutron was between $22.4 million and $44.8 million, which after accounting for Neutron's senior debt of $26.8 million as of December 31, 2011, leaves an estimated implied enterprise value of Neutron of between $0 and $18.0 million.

Analysis of Precedent Transactions

        Roth performed a precedent transactions analysis, which is designed to imply a value of a company based on both other offers for the company and applying publicly available financial terms of selected prior transactions. Neutron received one other offer in which the total consideration was $28 million. Roth located one precedent transaction, an analysis of which implied that Neutron's enterprise value was $144 million. However, the consideration in that transaction was relatively illiquid stock and, had the target shareholders sought greater liquidity, such target shareholders would have, in Roth's judgment, sold such company's stock at much lower values.

        Roth performed a variety of financial and comparative analyses for purposes of rendering its opinion. While the preceding summary describes several analyses and examinations that Roth deems material to its evaluation and opinion, they are not a comprehensive description of all analyses and examinations actually conducted by Roth. In addition, Roth considered Neutron's financial position, including its lack of current assets and substantial liabilities, and viability as a going concern absent the Merger in its analyses and examinations.

        The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Roth considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Roth believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Roth may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Roth's view of the actual value of Neutron. In performing its analyses, Roth made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond its control. Any estimates contained in Roth's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

General

        Roth is a nationally recognized investment banking firm that provides financial advisory services and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Neutron board of directors retained Roth to render an opinion as to the fairness, from a financial point of view, of the consideration to be received in the Merger by Neutron and its stockholders based upon the foregoing qualifications, experience and expertise.

        Roth acted as financial advisor to Neutron in connection with the Merger and will receive a fee for its services of 162,939 shares of URI common stock, all of which is contingent upon the consummation of the Merger. In the two years prior to the date of its opinion, Roth has provided investment banking services for Neutron in connection with its proposed IPO and has received fees in the aggregate amount of $50,000 in connection with such services. Neutron also paid Roth a fee of $75,000 for rendering its fairness opinion delivered in connection with the Merger. The $75,000 opinion fee was not contingent in whole or in part on the success of the Merger and related transactions, or on the conclusions reached in the opinion. Neutron has also agreed to indemnify Roth against certain liabilities and other items that arise out of the Neutron's engagement of Roth. Neutron's board of directors did not limit Roth in any way in the investigations it made or the procedures it followed in rendering its opinion.

        Roth in the past has provided and may in the future provide investment banking and other financial services to URI and its affiliates for which Roth and its affiliates have received or may receive compensation. In particular, in June, July and November 2010, Roth entered into underwriting agreements with URI with respect to the sale and offering of shares of URI's common stock, for which it received $600,000, $84,000 and $477,000, respectively. Roth is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, Roth and its affiliates may acquire, hold or sell, for their own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of URI, and, accordingly, Roth and its affiliates may at any time hold a long or a short position in such securities.

 Interests of Neutron's Directors and Executive Officers in the Merger

        In considering the recommendation of the Neutron board of directors with respect to the Merger Agreement, Neutron's stockholders should be aware that some of Neutron's executive officers and directors have interests in the Merger and have arrangements that are different from, or in addition to, those of Neutron's stockholders generally. The Neutron board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the Merger Agreement and to recommend that Neutron's stockholders vote in favor of approving the Merger Agreement and the Merger.

Security Ownership

        As of June 15, 2012, Neutron's directors and executive officers, together with Edward Topham, the former Chief Financial Officer of Neutron, and their affiliates beneficially owned 11,245,940 shares of Neutron common stock, including options to acquire shares of Neutron common stock that are exercisable within 60 days, representing approximately 17.83% of the common stock of Neutron. Neutron's directors and officers will receive the same consideration for each share of common stock of Neutron as the other holders of Neutron common stock. For more information regarding the security ownership of Neutron common stock by directors, executive officers and certain beneficial owners of Neutron, see "Information Related to Neutron—Security Ownership of Management and Certain Beneficial Owners" beginning on page 189.

Treatment of Equity Awards

        The Merger Agreement provides that the Neutron board of directors will cause each outstanding option to purchase shares of Neutron common stock to become fully vested and exercisable at or prior to the effective time of the Merger (except that the vesting or exercise of an option may be conditioned on consummation of the Merger) and any such options not previously exercised by the holder thereof in accordance with its terms will expire at the effective time of the Merger. The following table sets forth information concerning options relating to Neutron common stock held by Neutron's executive officers and directors as of June 15, 2012.

Name and Principal Position	Number of Securities Underlying Options (#)	Option Exercise Base Price ($/sh)	Option Expiration Date
Kelsey L. Boltz	100,000	0.68	02/15/19
Executive Chairman
Gary C. Huber	800,000	0.68	07/31/17
President and Chief Executive Officer, Director	200,000	0.68	07/31/18
	200,000	0.68	05/15/19
Michael R. Neumann	441,000	0.68	03/14/17
Vice President Environmental Services	44,000	0.68	02/15/19
John K. Campbell	200,000	0.68	11/26/16
Director	30,000	0.68	03/17/18
	30,000	0.68	02/15/19
	30,000	1.00	05/31/20
Jerry Nelson	200,000	0.68	11/26/16
Director	30,000	0.68	03/17/18
	30,000	0.68	02/15/19
	30,000	1.00	05/31/20
Henry G. Grundstedt	200,000	0.68	07/31/18
Director	30,000	0.68	02/15/19
	30,000	1.00	05/31/20
James J. Graham	100,000	1.00	05/09/15
Director	200,000	1.00	02/10/21
	200,000	1.00	02/21/21
Carolyn C. Loder	—	—	—
Director

Termination of Employment and Change of Control Arrangements

        Michael R. Neumann, the Vice President of Environmental Services of Neutron, is a party to an employment agreement with Neutron, which expires on September 30, 2012. Under his employment agreement, Mr. Neumann is entitled to receive an annual base salary of $140,000, subject to annual increases if approved by the Neutron board of directors in its sole discretion. If, after a change of control, which includes the Merger, and during the term of his employment agreement, Neutron terminates Mr. Neumann's employment other than for "cause," death or "disability," or if Mr. Neumann terminates his employment with "good reason," Neutron must pay Mr. Neumann the amount of compensation that would have been payable to Mr. Neumann for a period of 12 months on the same schedule had the termination not occurred.

        "Cause" includes any of the following actions of the employee: (i) the willful and continued failure to perform substantially the duties as set forth in the employment agreement and the failure to cure after a demand by, and resolution of, the Neutron board of directors; (ii) a material violation of any of Neutron's policies; (iii) a breach by the employee of any obligations under the employment agreement; and (iv) being charged with illegal conduct or engaging in gross misconduct is criminal and can reasonably be expected to harm Neutron.

        "Disability" means the absence of an employee from his or her duties with Neutron on a full-time basis for 120 consecutive business days as a result of incapacity due to mental or physical illness certified by a physician selected by Neutron or its insurers and acceptable to such employee or such employee's legal representative.

        "Good reason" includes the following actions of Neutron: (i) an assignment to the employee of duties that are inconsistent with the employment agreement; (ii) a material diminution in the employee's position, authority, duties or responsibilities; (iii) the failure to pay the compensation as provided in the employment agreement; (iv) any purported termination of the employee's employment not expressly permitted by the employment agreement; (v) any action of the Neutron board of directors in connection with a "change of control" that results in the removal of the employee as an executive of Neutron; and (vi) the failure to require any successor of Neutron to expressly assume and agree to perform the employment agreement.

        Pursuant to a Release Agreement among URI, Neutron, Mr. Boltz, Mr. Huber, and certain other directors, officers and employees of Neutron, Mr. Boltz and Mr. Huber each released Neutron of substantially all claims, including any obligations under their employment agreements, effective as of the closing of the Merger. Kelsey L. Boltz, the Executive Chairman of Neutron, and Gary C. Huber, the Chief Executive Officer and President of Neutron, have also entered into employment agreements with Neutron. Mr. Boltz's contract provides for an annual base salary of $140,000 and expires on September 30, 2012. Mr. Huber's contract provides for an annual base salary of $220,000 and expires on September 30, 2012. Such agreements provide that if, after a change of control, which includes the Merger, and during the term of his employment agreement, Neutron terminates either Mr. Boltz's or Mr. Huber's employment other than for "cause," death or "disability," or if either Mr. Boltz or Mr. Huber terminates his employment with "good reason," Neutron must pay Mr. Boltz or Mr. Huber, as applicable, the amount of compensation that would have been payable to Mr. Boltz or Mr. Huber, as applicable, for a period of 24 months on the same schedule had the termination not occurred.

        Pursuant to a Settlement Agreement among URI, Neutron, and Nuclear Fuel Cycle Consulting, LLC, Nuclear Fuel Cycle Consulting, LLC released Neutron from any and all severance, change of control or similar payment obligations that are payable as a result of the Merger, including under its consulting agreement with Neutron. In addition, pursuant to a Release Agreement among URI, Neutron, Mr. Graham, and certain other directors, officers and employees of Neutron, Mr. Graham released Neutron of substantially all claims, effective as of the closing of the Merger. Neutron entered into a consulting agreement with Nuclear Fuel Cycle Consulting, LLC, the sole principal of which is James J. Graham, which provides for a $5,000 per month retainer to be offset by a daily consulting fee. James J. Graham is a current director of Neutron but resigned as Neutron's Chief Operating Officer on March 30, 2012. As amended by an oral agreement between Nuclear Fuel Cycle Consulting LLC and Neutron, the consulting agreement provides that if, after the Merger and before September 30, 2012, Neutron terminates the consulting agreement other than for "cause," death or "disability," or if Nuclear Fuel Cycle Consulting LLC terminates the consulting agreement with "good reason," Neutron must pay Nuclear Fuel Cycle Consulting LLC over a 12 month period an amount equal to the total compensation paid to Nuclear Fuel Cycle Consulting LLC over the immediately preceding 12 months.

Director and Officer Insurance

        The Merger Agreement provides for director and officer insurance or indemnification following completion of the Merger. Under the Merger Agreement, URI must, prior to the effective time of the Merger, purchase an extended reporting period of three years under the directors' and officers' liability insurance maintained by Neutron. From the date the Merger Agreement was signed until the effective time of the Merger, URI is to use commercially reasonable efforts to purchase an additional $10 to $15 million of directors' and officers' liability insurance coverage with an extended reporting period of three years in a form satisfactory to Neutron, provided that the cost of the additional insurance does not exceed $140,000. If URI does not obtain the additional insurance in place by the effective time of the Merger, URI agrees to indemnify the individuals who were at or prior to the effective time of the Merger directors or officers of Neutron with respect to all acts or omissions by them in their capacities as such at any time prior to the Merger, provided that such indemnification cannot exceed $5 million in the aggregate. The directors and certain of the officers of Neutron have released, effective as of the closing of the Merger, Neutron and URI of any indemnification obligations beyond the indemnification and directors' and officers' liability insurance required by the Merger Agreement as described above.

Arrangements, Agreements or Understandings

        The Kelsey Lua Boltz Revocable Trust, Gary C. Huber, Jerry Nelson, John Campbell, Edward M. Topham, and certain other stockholders of Neutron entered into a shareholder voting agreement whereby each agreed (i) to vote all of the shares of Neutron common stock they own, beneficially or of record, in favor of approval of the Merger Agreement and the Merger and against certain actions or competing proposals that could breach or interfere with the Merger Agreement and (ii) not to transfer or dispose of any of their Neutron common stock, enter into any voting arrangement or grant any proxies with respect to their Neutron common stock. The shareholder voting agreement covers shares representing approximately 44.87% of the outstanding shares of Neutron. The shareholder voting agreement will terminate upon the earliest to occur of (i) the effective time of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) at the option of each stockholder, the execution or granting of any amendment, modification, change or waiver with respect to the Merger Agreement subsequent to the date of the shareholder voting agreement that results in any decrease in the number of shares of URI common stock to be paid per share of Neutron common stock held by such stockholder or any changes in the form of consideration to be received by the holders of such shares in the Merger or is otherwise materially adverse to Neutron's stockholders.

Interests of URI's Directors and Executive Officers in the Merger

        In April, 2012, URI hired Dean T. (Ted) Wilton as its Vice President and Chief Geologist. Mr. Wilton is a co-founder, stockholder and former Chief Geologist of Neutron. Mr. Wilton will receive the same consideration for each share of common stock of Neutron as the other holders of Neutron common stock. Pursuant to the Stockholders' Agreement between RCF and URI, so long as RCF and its affiliates own or hold shares of common stock which in the aggregate exceeds 5% of URI's issued and outstanding common stock, RCF will be entitled to have one designee placed in nomination for a seat on URI's board of directors. Mr. Pfahl, an associate at RCF, was designated by RCF as its nominee for election as a director at URI's 2012 annual meeting and was elected at the meeting. Other than Mr. Wilton and Mr. Pfahl, no director or executive officer of URI has a direct interest in the Merger or the transactions contemplated by the Merger. The Merger and URI Stock Issuance do not constitute a change in control under URI's compensation plans or any employment agreement with its executive officers and therefore will not affect or trigger any payments or events under such plans or agreements.

 Board of Directors and Management of URI Following the Merger

        URI's board of directors and executive officers will remain the same following the Merger as they are immediately before the Merger becomes effective.

Board of Directors and Management of Neutron Following the Merger

        The directors and officers of URI Merger Corporation immediately prior to the closing of the Merger will become the directors and officers of Neutron following the Merger. Such directors and officers will be the same as the directors and officers of URI.

Accounting Treatment

        The Merger will be accounted for as an acquisition of Neutron by URI using the "acquisition" method of accounting under accounting principles generally accepted in the United States of America ("GAAP") with URI treated as the acquirer. Under the acquisition method of accounting, assets acquired and liabilities assumed will be recorded, as of completion of the Merger, at their respective fair values and added to those of URI. The reported financial condition and results of operations of URI issued after completion of the Merger will reflect Neutron's balances and results after completion of the Merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Neutron.

Material United States Federal Income Tax Consequences of the Merger

        The following discussion is a description of certain U.S. federal income tax consequences of the Merger to holders of Neutron common stock and relating to the acquisition, ownership, and disposition of URI common stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion. URI and Neutron have not sought any rulings from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will agree with such statements and conclusions.

        This discussion assumes that you hold your shares of Neutron common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

  •
  a bank, insurance company, or other financial institution;

  •
  a tax-exempt organization;

  •
  an S corporation or other pass-through entity;

  •
  a mutual fund;

  •
  a dealer in securities, commodities, or foreign currencies;

  •
  a trader in securities who elects the mark-to-market method of accounting for your securities;

  •
  a Neutron stockholder subject to the alternative minimum tax provisions of the Code;

  •
  a Neutron stockholder who received your Neutron common stock through the exercise of employee stock options or through a tax-qualified retirement plan;

  •
  a person that has a functional currency other than the U.S. dollar;

  •
  a U.S. expatriate or former long-term resident of the U.S.;

  •
  a holder of options granted under any Neutron benefit plan; or

  •
  a Neutron stockholder who holds Neutron common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Neutron shares that is for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (1) the administration of the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

        For purposes of this disclosure, you are a "non-U.S. holder" if you are not a U.S. holder.

        THE FOLLOWING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER AND OF OWNING AND DISPOSING OF URI COMMON STOCK, INCLUDING THE APPLICATION OF THE FEDERAL GIFT TAX RULES, THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR TAX TREATY, AND ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

Tax Consequences of the Merger

  U.S. Holder's Exchange of Neutron Common Stock for URI Common Stock in the Merger

        URI and Neutron intend to treat the Merger as a taxable transaction for U.S. federal income tax purposes. As a result, a U.S. holder of Neutron common stock will recognize gain or loss in an amount equal to the difference between (a) the sum of the fair market value of the URI common stock that such a holder of Neutron stock is entitled to receive (prior to any FIRPTA withholding tax, discussed below in the section "FIRPTA Withholding Tax on the Merger") in exchange for such Neutron common stock and (b) the holder's tax basis in the Neutron common stock surrendered. Gain or loss will be calculated separately for each block of shares exchanged in the Merger (i.e., shares acquired at the same cost in a single transaction). The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if, on the date of the Merger, the holder has held the shares of Neutron common stock for more than one year. In the case of certain non-corporate U.S. holders, long-term capital gain is currently eligible for a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations. A U.S. holder's aggregate tax basis in the URI common stock received in the Merger will be equal to its fair market value at the time of the Merger. The U.S. holder's holding period for the URI common stock received in the Merger will begin on the day after the Merger.

  Non-U.S. Holder's Exchange of Neutron Common Stock for URI Common Stock in the Merger

        URI and Neutron believe that under FIRPTA, Neutron is a "U.S. real property holding corporation," or "USPRHC," because the value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets. As a result, Neutron common stock constitutes "U.S. real property interests" with respect to which a non-U.S. holder will generally be subject to the rules discussed above in the section "—U.S. Holder's Exchange of URI Common Stock for Neutron Common Stock in the Merger."

  FIRPTA Withholding Tax on the Merger

        As a result of the classification of Neutron as a USPRHC, a FIRPTA withholding tax, equal to 10% of the fair market value of the URI common stock the holder is entitled to receive, will apply to payments made in connection with the Merger unless (1) a U.S holder provides URI prior to or at the closing of the Merger with a Certificate of Non-Foreign Status, or (2) a non-U.S. holder provides URI prior to or at closing of the Merger with an IRS FIRPTA Withholding Reduction Certificate that no or reduced FIRPTA withholding tax is required, or an affidavit stating that the non-U.S. holder has submitted an application to the IRS for a FIRPTA Withholding Reduction Certificate on a date prior to closing of the Merger. Any amounts withheld pursuant to the FIRPTA withholding tax may be applied by the holder as a credit against U.S. federal income tax liability (determined as described above in the section "—U.S. Holder's Exchange of Neutron Common Stock for URI Common Stock in the Merger" and "—Non-U.S. Holder's Exchange of Neutron Common Stock for URI Common Stock in the Merger") and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

        A certificate of non-foreign status evidencing that such holder is not a non-resident alien individual, foreign corporation, foreign partnership, foreign trust, foreign estate, or foreign government (such certificate, a "Certificate of Non-Foreign Status") will be included in a communication sent to Neutron stockholders prior to the closing of the Merger. A U.S. Holder that properly completes, signs, and returns to the appropriate party a Certificate of Non-Foreign Status prior to or at the closing of the Merger will generally not be subject to the FIRPTA withholding tax upon the URI common stock it receives in exchange for Neutron common stock in the Merger.

        For non-U.S. holders, the FIRPTA withholding tax may be reduced if the U.S. federal income tax on the gain from the exchange of Neutron common stock for URI common stock is less than 10% of the fair market value of the Neutron common stock and the holder provides URI at or prior to the closing of the Merger with an IRS certificate (a "FIRPTA Withholding Reduction Certificate") along with other supporting documents that establish that reduced or no FIRPTA withholding applies. The procedure for completing and submitting an application for a FIRPTA Withholding Reduction Certificate (Form 8288-B) is set forth in IRS Revenue Procedure 2000-35. The IRS stated in this IRS Revenue Procedure that the application process for a FIRPTA Withholding Reduction Certificate generally takes ninety days from date the IRS receives the application for the certificate. A FIRPTA Withholding Reduction Certificate received from the IRS prior to the closing of the Merger must be sent to the address listed below for the submission for FIRPTA Withholding Affidavits. Non-U.S. holders are urged to contact their own tax advisors to discuss the timing and their eligibility for applying for a FIRPTA Withholding Reduction Certificate and the process for doing so.

        If a non-U.S. holder is not able to provide URI with a FIRPTA Withholding Reduction Certificate at or prior to the closing of the Merger, such non-U.S. holder may instead provide URI at or prior to closing with an affidavit stating that the non-U.S. holder has submitted an application to the IRS for a FIRPTA Withholding Reduction Certificate (such affidavit, a "FIRPTA Withholding Affidavit").

Non-U.S. holders that apply for a FIRPTA Withholding Reduction Certificate must first provide the FIRPTA Withholding Affidavit to the following address prior to the closing of the Merger:

  Neutron Energy, Inc.

  5300 DTC Parkway
  Suite 220
  Greenwood Village, Colorado 80111
  Attention: Corporate Secretary

        Once such a non-U.S. holder receives a FIRPTA Withholding Reduction Certificate from the IRS, then that non-U.S. holder must provide the FIRPTA Withholding Reduction Certificate to URI at the following address:

  Uranium Resources, Inc.

  405 State Highway 121 Bypass
  Building A, Suite 110
  Lewisville, Texas 75067
  Attention: Corporate Secretary

        URI will, within twenty days of URI's receipt of the FIRPTA Withholding Reduction Certificate, issue and distribute such holder an amount of URI common stock equal to the amount that the non-U.S. holder would have received if the non-U.S. holder had timely delivered the FIRPTA Withholding Reduction Certificate.

        URI will be entitled to withhold and not issue URI common stock the value of which is equal to the amount of FIRPTA withholding tax upon the URI common stock received in the Merger and URI will not be obligated to return any such amounts withheld with respect to (1) U.S. holders that do not timely provide a Certificate of Non-Foreign Status prior to or at the closing of the Merger; (2) non-U.S. holders that do not provide, prior to or at the closing of the Merger, either (i) a FIRPTA Withholding Reduction Certificate, or (ii) a FIRPTA Affidavit; or (3) non-U.S. holders that provide, prior to or at the closing of the Merger a FIRPTA Affidavit and subsequently receive notice from the IRS that their application for a FIRPTA Withholding Reduction Certificate has been denied.

        The foregoing summary of the possible application of the FIRPTA rules to U.S. and non-U.S. holders is only a summary of certain material aspects of these rules. Because the U.S. federal income tax consequences under FIRPTA may be significant and are complex and subject to uncertainty, U.S. holders and non-U.S. holders are urged to discuss those consequences with their tax advisors.

U.S. Holder's Tax Consequences of Holding URI Common Stock

  Receipt of Distributions on URI Common Stock

        Distributions, if any, received with respect to shares of URI common stock will be taxable as dividend income to U.S. Holders to the extent of URI's current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. To the extent that the amount of any distribution exceeds URI's current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital to the extent of the U.S. Holder's tax basis, and any excess will be treated as gain from the disposition of the common stock (discussed below in the section "—Disposition, Sale, Exchange, or Redemption of URI Common Stock by U.S. Holders").

  Disposition, Sale, Exchange, or Redemption of URI Common Stock by U.S. Holders

        A U.S. holder will generally recognize gain or loss on any sale, exchange or other disposition of URI common stock equal to the difference between the U.S. holder's adjusted tax basis in the URI common stock and the amount realized from the sale, exchange or other disposition. Gain or loss will generally be long-term capital gain or loss if the U.S. holder's holding period is more than one year. The deductibility of losses may be subject to limitations.

  Medicare Tax on Unearned Income

        The Health Care and Reconciliation Act of 2010 requires certain U.S. holders that are individuals, estates or trusts to pay an additional 3.8% tax on "net investment income," which includes, among other things, dividends on and gains from the sale or other disposition of URI common stock effective for taxable years beginning after December 31, 2012. U.S. holders should consult their own tax advisors regarding this legislation.

Tax Consequences of Holding URI Common Stock for Non-U.S. Holders

  Receipt of Distributions on URI Common Stock

        Distributions in cash or other property on URI's common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from URI's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's adjusted basis in the common stock, but not below zero, and then the excess, if any, will be treated as gain from the sale of common stock, as described below.

        In the event that URI makes distributions on its common stock, amounts paid to a non-U.S. holder that are treated as dividends for U.S. federal income tax purposes generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder generally must provide a valid IRS Form W-8BEN (or other applicable Form W-8) certifying qualification for the reduced rate. Because URI believes it is a USRPHC, certain special withholding rules applicable only to USRPHCs will apply to non-U.S. holders that own or are deemed to own more than 5% of URI's outstanding stock. So long as URI is treated as meeting the exception discussed below in the section "—Disposition, Sale, Exchange, or Redemption of URI Common Stock by Non-U.S. Holders" for regularly traded stock on an established securities market, non-U.S. holders that own 5% or less of URI's outstanding stock, as discussed below, are not subject to the withholding tax rules applicable to distributions from USRPHCs.

        In the event that URI is delisted from the NASDAQ Capital Market (see the above discussion in "Risk Factors—Risks relating to the Merger"), then URI may no longer qualify for the exception from FIRPTA for certain publicly traded stock or securities. If URI ceases to qualify for the exception from FIRPTA for certain publicly traded stock or securities, URI will be treated as a "U.S. real property interest" to such non-U.S. holders and, in the case of a distribution in excess of URI's current and accumulated earnings and profits, URI will choose to satisfy its withholding tax requirement by treating the entire distribution as a dividend, subject to the withholding tax under the following paragraph (and withhold at a minimum rate of 10% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to its reasonable estimate of its current and accumulated earnings and profits as a dividend, subject to the withholding tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty (as discussed in the first three sentences of the preceding paragraph), with the excess portion of the distribution subject to withholding at a rate of 10% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under the section "Disposition, Sale, Exchange, or Redemption of URI Common Stock by Non-U.S. Holders") with a credit generally allowed against the non-U.S. holder's United States federal income tax liability in an amount equal to the amount withheld from such excess.

        Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are exempt from such withholding tax. In order to obtain this exemption, a non-U.S. holder must provide a valid IRS Form W-8ECI or other applicable form properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, will generally be subject to regular U.S. federal income tax as if the non-U.S. holder were a U.S. person, unless an applicable income tax treaty provides otherwise. A non-U.S. holder that is taxable as a corporation for U.S. federal income tax purposes that receives effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the earnings and profits attributable to its effectively connected income.

  Disposition, Sale, Exchange, or Redemption of URI Common Stock by Non-U.S. Holders

        In general, a non-U.S. holder may be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of URI common stock if URI is or has been a USRPHC as defined for United States federal income tax purposes and the non-U.S. holder owns or is deemed to own more than 5% of URI's outstanding stock. URI believes that it is a USPRHC. However, so long as URI common stock is regularly traded on an established securities market and continues to be traded, a non-U.S. holder will not be subject to U.S. federal income tax on gain recognized from the sale, exchange or other disposition of shares of URI common stock as a result of such status unless (i) such holder actually or constructively owned more than 5% of URI common stock at any time during the shorter of (A) the five-year period preceding the disposition, or (B) the holder's holding period for URI common stock, and (ii) URI was a USRPHC at any time during such period when the more than 5% ownership test was met. URI believes that its common stock is currently treated as regularly traded on an established securities market. If any gain on disposition is taxable because URI is a USPRHC and the URI common stock is treated as a "U.S. real property interest" to such non-U.S. holder (if, for example, ownership of URI common stock exceeds 5% or URI no longer qualifies for the exception from FIRPTA for certain publicly traded stock or securities because of delisting), then the non-U.S. holder will generally be subject to the rules discussed above in the section "—Disposition, Sale, Exchange, or Redemption of URI Common Stock by U.S. Holders", and will generally be subject to a 10% withholding tax applied to the gross amount realized on the disposition of URI common stock. Any amount so withheld may be applied as a credit against the non-U.S. holder's United States federal income tax liability.

        Even if gain recognized on a disposition, sale, exchange, or redemption of URI common stock is not subject to U.S. federal income tax because of URI's status as a USPRHC, such gain may be subject to U.S. federal income tax if:

  (i)
  the gain is effectively connected with the U.S. trade or business of the non-U.S. holder (or attributable to a permanent establishment in the United States if an income tax treaty applies), in which case the non-U.S. holder generally will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates and, if the non-U.S. holder is a corporation, the branch profits tax may apply, at a 30% rate or such lower rate as may be specified by an applicable income tax treaty; or

  (ii)
  the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the non-U.S. holder will be required to pay a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder's country of residence) on the net gain derived from the disposition, which tax may be offset by U.S. source capital losses, if any, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses

Information Reporting and Backup Withholding for U.S. Holders and Non-U.S. Holders

        Information reporting and backup withholding tax, currently at a rate of 28%, may apply to payments made in connection with the exchange of Neutron common stock in the Merger and payments of dividends on, and proceeds of a disposition of, shares of URI common stock received in the Merger. Backup withholding tax will not apply to a: (1) U.S. holder of Neutron common stock that receives URI common stock in the Merger or receives payments of dividends on, or proceeds of a disposition of, URI common stock received in the Merger if such U.S. holder (i) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding tax on the substitute IRS Form W-9 included in the letter of transmittal to be delivered to the holders of Neutron common stock prior to completion of the Merger, or (ii) is otherwise exempt from backup withholding tax; or (2) a non-U.S. Holder as long as such non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption. URI must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

        Backup withholding is not an additional tax but, rather, is a method of tax collection. Any amounts withheld under backup withholding rules may be allowed as a credit against the holder's U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

        Under the Foreign Account Tax Compliance Act, or "FATCA," payments after December 31, 2012 to certain foreign entities and financial institutions of dividends on and the gross proceeds of stock of a U.S. issuer will be subject to a 30% withholding tax unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those foreign entities) have been satisfied. Under proposed FATCA regulations, withholding is required (i) with respect to dividends on URI common stock beginning on January 1, 2014, and (ii) with respect to gross proceeds from a sale or other disposition of URI common stock that occurs on or after January 1, 2015.

        Notwithstanding the foregoing, the proposed regulations will not be effective until issued in final form. There can be no assurance either as to when final regulations relating to FATCA will be issued or as to the particular form that those final regulations might take. If withholding is required under FATCA on a payment related to URI common stock, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment generally will be subject to FATCA withholding and, even if an exception or reduction continues to apply, will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction. URI will not pay any additional amounts in respect of amounts withheld under FATCA. Non-U.S. holders should consult their own tax advisors regarding the effect of FATCA in their particular circumstances.

        This discussion is intended to provide only a general summary of the anticipated material U.S. federal income tax consequences of the Merger, and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. Accordingly, URI and Neutron strongly urge each holder of Neutron common stock to consult his or her tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences of the Merger to that stockholder.

 Dissenters' or Appraisal Rights

        Dissenters' or appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the "fair value" for their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Dissenters' or appraisal rights are not available in all circumstances.

        URI stockholders are not entitled to dissenters' or appraisal rights in connection with the Merger or the URI Stock Issuance.

        Any holder of Neutron common stock is entitled to dissent to the Merger and receive the "fair value" of its shares of Neutron common stock in cash, together with the interest accrued from the effective date of the Merger until the date of payment, provided that the stockholder fully complies with the provisions of NRS 92A.300 to 92A.500. If, however, holders of more than 7% of Neutron's outstanding common stock exercise their dissenters' rights, URI has the right to abandon the Merger.

        Ensuring the perfection of your dissenter's rights can be complicated. The procedural rules are specific and must be followed precisely. Failure to comply with the procedural rules may cause a termination or waiver of your dissenter's rights. The following is only a brief summary of the material provisions of the statutory procedures Neutron stockholders must follow to perfect their dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to NRS 92A.300 to 92A.500, inclusive, the full text of which is attached to this joint proxy statement/prospectus as Annex D. Please review NRS 92A.300 to 92A.500 for the complete procedure. Neutron will not give you any notice other than as described in this joint proxy statement/prospectus and as required by the Nevada Revised Statutes. If you are considering dissenting, you should consult with your own legal advisor.

        To exercise dissenter's rights, a Neutron stockholder must:

  •
  deliver written notice to Neutron, before the Merger Agreement and the Merger are voted upon, stating that the stockholder intends to demand payment for his, her or its shares of Neutron common stock if the Merger is effectuated; and

  •
  not vote, or cause or permitted to be voted, any of his, her or its shares of Neutron common stock in favor of the Merger Agreement or the Merger. A VOTE IN FAVOR OF THE MERGER AGREEMENT OR THE MERGER BY A NEUTRON STOCKHOLDER WILL RESULT IN A WAIVER OF THAT STOCKHOLDER'S DISSENTER'S RIGHTS.

        Notices transmitted before the Neutron special meeting should be addressed to Neutron Energy, Inc., 5300 DTC Parkway, Suite 220, Greenwood Village, Colorado 80111, Attention: Corporate Secretary. At the Neutron special meeting, notices may be handed to the chairman of the meeting.

        A stockholder whose shares of Neutron common stock are held in "street name" or in the name of anyone other than the stockholder must obtain written consent to the dissent from the person or firm in whose name the shares are registered and must deliver the consent to Neutron no later than the time such beneficial stockholder asserts dissenter's rights. Also, any dissenter's rights that are asserted must be asserted as to all shares of Neutron common stock that such stockholder beneficially owns or has power to direct the vote.

        FAILURE BY A STOCKHOLDER TO DULY DELIVER WRITTEN NOTICE OF ITS INTENT TO DEMAND PAYMENT WITH ANY REQUIRED CONSENTS WILL RESULT IN THE LOSS OF SUCH STOCKHOLDER'S DISSENTER'S RIGHTS.

        Any Neutron stockholder who exercises dissenter's rights will not be entitled to vote his or her shares of Neutron common stock for any purpose or to receive payment of dividends or any other distributions on such shares after the effective date of the Merger.

        Within 10 days after the effective date of the Merger, Neutron will deliver a written dissenter's notice to all stockholders who properly perfected their rights to dissent, which will, among other things:

  •
  specify where the demand for payment must be sent and where and when stock certificates, if any, must be deposited;

  •
  state the extent to which the transfer of uncertificated shares will be restricted after the demand for payment is received;

  •
  include a form for demanding payment that includes the date the Merger was first publicly announced and requires that the stockholder certify whether or not he, she or it acquired beneficial ownership of the shares before that date;

  •
  set the date by which Neutron must receive the demand for payment; and

  •
  include a copy of NRS 92.A.300 to 92.A.500, inclusive.

        Any stockholder who fails to deliver a duly completed form for demanding payment to Neutron by the date required in the dissenter's notice will be deemed to have waived the right to demand payment.

        Stockholders who receive a dissenter's notice and who wish to exercise dissenter's rights must:

  •
  demand payment;

  •
  certify whether he, she or it acquired beneficial ownership of the shares before the date set forth in the dissenter's notice; and

  •
  deposit his, her or its certificates, if any, in accordance with the terms of the dissenter's notice.

        FAILURE BY A STOCKHOLDER TO DEMAND PAYMENT IN THE PROPER FORM OR DEPOSIT HIS, HER OR ITS CERTIFICATES AS DESCRIBED IN THE DISSENTER'S NOTICE WILL TERMINATE SUCH STOCKHOLDER'S RIGHT TO RECEIVE PAYMENT FOR HIS, HER OR ITS SHARES PURSUANT TO NEVADA'S DISSENTERS' RIGHTS STATUTE.

        Within 30 days after receiving a stockholder's properly executed demand for payment, Neutron will pay in cash to such stockholder the amount Neutron estimates to be the fair value of such stockholder's shares, plus accrued interest. The payment will be accompanied by:

  •
  Neutron's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year, and the latest available quarterly financial statements, if any;

  •
  a statement of Neutron's estimate of the fair value of the shares; and

  •
  information regarding such stockholder's right to challenge the estimated fair value.

        Neutron may elect to withhold payment from any stockholder that became the beneficial owner of the shares on or after the date the Merger was first publicly announced as set forth in the dissenter's notice. If Neutron withholds payment, after the consummation of the Merger, it will estimate the fair value of the shares, plus accrued interest, and offer to pay this amount to such stockholder in full satisfaction of his, her or its demand. The offer will contain a statement of Neutron's estimate of the fair value, an explanation of how the interest was calculated, and a statement of dissenters' rights to demand payment under NRS Section 92A.480.

        A dissenting stockholder who is dissatisfied with the amount of the payment offered or paid by Neutron may notify Neutron in writing of such stockholder's own estimate of the fair value of his, her or its shares and the amount of interest due, and demand payment of such estimate, less any payment previously paid by Neutron. Such demand must be made within 30 days after Neutron made or offered payment; otherwise such stockholder shall be deemed to have waived his, her or its right to challenge the amount paid or offered by Neutron.

        If there is still a disagreement about the fair market value, Neutron will, within 60 days after receiving a stockholder's demand, petition the court to determine the fair value of the shares and accrued interest. If Neutron does not commence such legal action within the 60-day period, it will have to pay the amount demanded for all unsettled demands, plus interest.

        All dissenters whose demands remain unsettled will be made parties to the proceeding, and are entitled to a judgment for either:

  •
  the amount by which the fair value of the shares, plus interest, exceeds the amount paid by Neutron; or

  •
  the fair value, plus accrued interest, of the after-acquired shares for which Neutron withheld payment.

        Neutron will pay the costs and expenses of the court proceeding, unless the court finds the dissenters acted arbitrarily, vexatiously or in bad faith, in which case the costs will be equitably distributed. Attorney fees will be divided as the court considers equitable.

        FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES OF NRS 92A.400 THROUGH 92A.480 FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS. IF DISSENTERS' RIGHTS ARE NOT PERFECTED, YOU WILL BE ENTITLED TO RECEIVE THE CONSIDERATION RECEIVABLE WITH RESPECT TO SUCH SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF NEVADA'S DISSENTERS' RIGHTS STATUTE, IF YOU ARE CONSIDERING DISSENTING TO THE MERGER, URI AND NEUTRON STRONGLY URGE YOU TO CONSULT YOUR OWN LEGAL ADVISOR.

 Listing of URI Common Stock

        It is a condition to the completion of the Merger that the shares of URI common stock issuable to Neutron stockholders pursuant to the Merger Agreement be approved for listing on the NASDAQ Capital Market. See "Risk Factors—URI's common stock is subject to delisting, and URI may not be able to maintain its listing on the NASDAQ Capital Market."

Resale of URI Common Stock

        URI common stock issued to Neutron stockholders in the Merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any stockholder who may be deemed an "affiliate" of URI under the Securities Act.

 THE MERGER AGREEMENT

        The following summary describes the material provisions of the Merger Agreement. The provisions of the Merger Agreement are complicated and not easily summarized. This summary may not contain all of the information about the Merger Agreement that is important to you. The Merger Agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. You are encouraged to read it carefully in its entirety for a more complete understanding of the Merger Agreement and the Merger.

        The Merger Agreement and the following summary have been included to provide you with information regarding the terms of the Merger Agreement and the transactions described in this joint proxy statement/prospectus. Neither URI nor Neutron intends that the Merger Agreement or any of its terms will constitute a source of business or operational information related to URI or Neutron. The representations and warranties in the Merger Agreement are made as of a specified date, are tools used to allocate risk between the parties, are subject to contractual standards of knowledge and materiality, are modified or qualified by information contained in the disclosure schedules exchanged by the parties, and should not be relied on by any person or entity other than URI or Neutron for any purpose. Business and operational information regarding URI and Neutron can be found elsewhere in this joint proxy statement/prospectus and, in the case of URI, in the other public documents that URI files with the SEC. See "Where You Can Find More Information."

 General

        Under the Merger Agreement, URI Merger Corporation, an indirect wholly-owned subsidiary of URI, will merge with and into Neutron, with Neutron continuing as the surviving corporation. As a result of the Merger, Neutron will become an indirect wholly-owned subsidiary of URI.

Closing Matters

        Closing.    Unless the parties agree otherwise, the closing of the Merger will take place no later than the second business day after all closing conditions have been satisfied or waived, unless the Merger Agreement has been terminated or another time or date is agreed to in writing by the parties. See "—Conditions" beginning on page 93 for a more complete description of the conditions that must be satisfied or waived prior to closing.

        Effective Time.    As soon as practicable after the closing of the Merger, URI and Neutron will file articles of merger with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the Nevada Revised Statutes. The Merger will become effective when the articles of merger are filed or at such later time as URI and Neutron agree and specify in the articles of merger.

Consideration to Be Received in the Merger

        The Merger Agreement provides that, at the effective time of the Merger, each share of Neutron common stock (other than shares held by dissenting stockholders or URI or its subsidiaries) will be converted into the right to receive the Merger Consideration. If, prior to the effective time, Neutron declares a stock dividend or other distribution payable in its shares, or effects a stock split, reclassification, combination or other change with respect to shares of its common stock, this exchange ratio will be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

Conversion of Shares; Exchange of Certificates

        The conversion of Neutron common stock into the right to receive the Merger Consideration will occur automatically at the effective time of the Merger. At or immediately following the effective time, URI will deposit with Corporate Stock Transfer, Inc., the exchange agent selected by URI and

Neutron, the number of shares of URI common stock to be issued pursuant to the Merger Agreement. As soon as reasonably practicable after completion of the Merger, the exchange agent will exchange certificates evidencing shares of Neutron common stock for the Merger Consideration to be received pursuant to the terms of the Merger Agreement.

        Letter of Transmittal.    As soon as reasonably practicable after the completion of the Merger, the exchange agent will mail a letter of transmittal to each record holder of Neutron common stock at the effective time of the Merger. This mailing will contain instructions on how to surrender Neutron common stock in exchange for direct registration shares of book-entry ownership of URI common stock (unless a physical certificate is requested by such holder). When you deliver your Neutron stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Neutron stock certificates will be cancelled and you will receive a direct registration statement indicating book-entry ownership of URI common stock representing the number of full shares of URI common stock to which you are entitled under the Merger Agreement.

        Holders of Neutron common stock should not submit their Neutron stock certificates for exchange until they receive the transmittal instructions and a letter of transmittal form from the exchange agent. URI stockholders do not need to exchange their stock certificates.

        If a certificate for Neutron common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the Merger Agreement upon receipt of appropriate evidence as to that loss, theft or destruction and will require the posting of a bond indemnifying URI and the exchange agent for any claim that may be made against URI as a result of the lost, stolen or destroyed certificates. After completion of the Merger, there will be no further transfers on the stock transfer books of Neutron, except as required to settle trades executed prior to the completion of the Merger.

        Withholding.    URI and Neutron believe that Neutron is a "U.S. real property holding corporation." As a result, URI will withhold 10% of the shares of URI common stock to be issued to Neutron stockholders who do not provide certain certificates to URI at or prior to the closing of the Merger. You should read "The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page 74 for a more complete discussion of the United States federal income tax consequences of the Merger.

        Termination of Exchange Fund.    At any time following one year after the effective time of the Merger, URI will have the right to require the exchange agent to return to URI any shares of URI common stock that remain undistributed to Neutron stockholders. Any holder of Neutron common stock that has not exchanged certificates representing that stock prior to that time may thereafter look only to URI to exchange stock certificates. None of URI, Neutron or the exchange agent will be liable to any holder of Neutron common stock for any of the Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Fractional Shares

        No fractional shares of URI common stock will be issued in the Merger. Instead, to the extent that an outstanding share of Neutron common stock would otherwise have become a fractional share of URI common stock, the holder, upon presentation of such interest represented by an appropriate certificate for Neutron common stock to the exchange agent, will receive a full share of URI common stock if the fractional interest in URI common stock would be equal to or greater than 0.5, and will receive no payment (in cash, shares or otherwise) if the fractional interest in URI common stock would be less than 0.5.

 Options and Warrants

        The Merger Agreement provides that the Neutron board of directors will take such action as is necessary so that each option to purchase shares of Neutron common stock that is outstanding immediately prior to the completion of the Merger, whether or not then vested or exercisable, will become fully vested and exercisable at, or prior to, the effective time of the Merger (except that the vesting or exercise of an option may be conditioned on consummation of the Merger) and any such option not previously exercised by the holder thereof in accordance with its terms will expire effective as of the effective time of the Merger. Outstanding warrants to purchase shares of Neutron common stock will be cancelled at the effective time.

Dissenting Stockholders

        Holders of Neutron common stock who have not voted in favor of or consented to the Merger and have otherwise complied with the provisions of NRS 92A.300 to 92A.500, as to dissenters' rights will be entitled to such rights as are granted by NRS 92A.300 to 92A.500. If any stockholder attempting to exercise its dissenter's rights fails to perfect, withdraws or loses the right to demand payment under NRS 92A.300 to 92A.500, then each share of Neutron common stock held by that stockholder will be deemed to have been converted into the right to receive the Merger Consideration. See "The Merger—Dissenters' or Appraisal Rights."

        Neutron is required to give URI prompt notice of any written demand of payment of Neutron's common stock and to afford URI the opportunity to direct all negotiations and proceedings with respect to demands for payment under Nevada law. If holders of more than 7% of the outstanding shares of Neutron common stock entitled to vote on the Merger duly demand and perfect dissenters' rights under applicable Nevada law, URI will have the right to terminate the Merger Agreement and abandon the Merger.

Listing of URI Common Stock

        URI has agreed to cause the shares of URI common stock to be issued to Neutron stockholders in the Merger to be approved for listing on the NASDAQ Capital Market prior to the effective time of the Merger. URI's symbol "URRE" will be used for such shares, assuming the listing application is approved. Approval for listing on the NASDAQ Capital Market of the shares of URI common stock issuable to the Neutron stockholders in the Merger is a condition to the obligations of URI and Neutron to complete the Merger. See "Risk Factors—URI's common stock is subject to delisting, and URI may not be able to maintain its listing on the NASDAQ Capital Market."

Representations and Warranties

        The Merger Agreement contains representations and warranties made by each of the parties regarding aspects of its business, financial condition and structure and other facts pertinent to the Merger. Each of URI and Neutron has made representations and warranties to the other in the Merger Agreement with respect to the following subjects:

  •
  existence, good standing and qualification to conduct business;

  •
  subsidiaries;

  •
  organizational documents;

  •
  capitalization;

  •
  requisite power and authorization to enter into and carry out the obligations of the Merger Agreement and the enforceability of the Merger Agreement;

  •
  absence of any violation of organizational documents, applicable law or third party agreements;

  •
  required governmental approvals;

  •
  compliance with applicable laws, orders and permits;

  •
  financial information and internal accounting controls;

  •
  accuracy of information provided for inclusion in this joint proxy statement/prospectus;

  •
  absence of certain changes or events;

  •
  litigation;

  •
  title to properties;

  •
  fee surface and fee mineral lands;

  •
  surface and mineral leases;

  •
  mining claims;

  •
  water rights;

  •
  environmental matters;

  •
  material contracts;

  •
  required stockholder approval; and

  •
  fees payable to brokers, finders or investment banks in connection with the Merger.

        Neutron has made additional representations and warranties to URI in the Merger Agreement with respect to the following subjects:

  •
  absence of undisclosed liabilities or obligations;

  •
  employee benefit plans;

  •
  labor and employment matters;

  •
  insurance;

  •
  tax matters;

  •
  intellectual property;

  •
  interested party transactions;

  •
  opinions of financial advisor; and

  •
  the inapplicability to the Merger Agreement of any anti-takeover law.

        URI has made additional representations and warranties to Neutron in the Merger Agreement with respect to the following subjects:

  •
  the authorization of the URI common stock to be issued to Neutron stockholders;

  •
  its filings and reports with the SEC; and

  •
  compliance with applicable provisions of the Sarbanes-Oxley Act and corporate governance rules and regulations of the NASDAQ Capital Market.

        Certain representations and warranties of URI and Neutron are qualified as to materiality or as to "material adverse effect," which when used with respect to URI or Neutron means, subject to numerous exceptions, any fact, circumstance, change, event, occurrence or effect that is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), operations or results of operations of such party, its subsidiaries and its material joint ventures, taken as a whole.

Conduct of Business Pending the Effective Time

        Unless URI otherwise consents in writing, or as contemplated by the Merger Agreement or other transaction agreements related to the Merger, Neutron has agreed that, from the date of the Merger Agreement to the effective time of the Merger, it and its subsidiaries will each conduct its respective businesses in the ordinary course consistent with the agreed upon budget and in compliance in all material respects with applicable law, will pay or perform material obligations when due, and will use commercially reasonable efforts consistent with past practice to preserve intact its present business, keep available the services of its present officers and employees, preserve in all material respects its relationships with customers, suppliers, distributors, joint venture partners, and others with which it has significant business dealings, and preserve in all material respects its intellectual property. In addition, the Merger Agreement places specific restrictions on the ability of Neutron and its subsidiaries to, among other things:

  •
  amend its organizational documents;

  •
  split, combine, subdivide or reclassify any shares of its capital stock or declare or pay any dividend or other distribution (except for intercompany transactions);

  •
  adopt a plan or agreement of complete or partial liquidation, dissolution, winding up, Merger, consolidation, amalgamation, restructuring, recapitalization or other material reorganization;

  •
  issue, deliver or sell or authorize the issuance, delivery or sale of any shares of capital stock, options, warrants, convertible securities or any other ownership interest, except upon the exercise of currently outstanding options;

  •
  (i) adopt, enter into, terminate or amend any employee plan, (ii) increase in any manner the compensation or benefits of or pay any bonus to any employee except as required by an employee plan or employment agreement, (iii) pay or provide any employee any benefit not provided for under an employee benefit plan as in effect on the date of the Merger Agreement, (iv) grant any awards under any employee plan or remove any restriction in an employee plan or award, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, except as required to comply with an employee benefit plan as in effect on the date of the Merger Agreement, or (vi) take any action to accelerate the vesting or payment of any compensation or benefits under any employee plan, in each case except (A) as required by applicable law, or (B) as required or permitted pursuant to the Merger Agreement;

  •
  redeem or otherwise acquire any securities of Neutron or its subsidiaries;

  •
  acquire any business;

  •
  other than pursuant to contracts in effect as of the date of the Merger Agreement, sell, lease, license, assign, encumber or otherwise transfer assets, properties or rights;

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  incur, assume or guarantee any indebtedness or issue or sell any debt securities;

  •
  make any loan, advance or capital contribution or investment in any person, other than in subsidiaries or pursuant to contracts in effect on the date of the Merger Agreement, or in accordance with the agreed upon budget;

  •
  change Neutron's methods of accounting, make or change any tax election, file any amended tax return, enter into any closing agreement, settle any liability for taxes, surrender any right to claim a refund of taxes, or consent to any extension or waiver of limitation periods applicable to any tax claim;

  •
  take any action that would, or would reasonably be expected to, prevent or materially impair or delay the ability of Neutron to consummate the Merger;

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  enter into, amend, cancel, terminate, or grant any waiver in respect of any material contract;

  •
  file any registration statement or amendment to any registration statement;

  •
  make any capital expenditures exceeding the agreed upon budget;

  •
  enter into any hedging agreements;

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  waive, release, assign, settle or compromise any claim, action or proceeding that exceeds the amount reserved against in its financial statements;

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  enter into any non-compete, non-solicit or similar agreement that would materially restrict Neutron's business following the effective time; or

  •
  enter into any new or amend or alter any affiliate transaction.

        Unless Neutron otherwise consents in writing (not to be unreasonably withheld), or as contemplated by the Merger Agreement or other transaction agreements related to the Merger, URI has agreed that, from the date of the Merger Agreement to the effective time of the Merger, it and its subsidiaries, subject to certain exceptions, will not:

  •
  amend or otherwise change its organizational documents in a manner that would reasonably be expected to prevent or materially impair or delay the ability of URI to consummate the Merger or disproportionately adversely affect a holder of Neutron common stock relative to a holder of URI common stock;

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  split, combine, subdivide or reclassify any shares of its capital stock or declare or pay any dividend or other distribution or redeem, repurchase or acquire any of its securities (except for intercompany transactions and purchases of shares pursuant to stock repurchase plans, option plans or contracts in effect on the date of the Merger Agreement);

  •
  issue, deliver or sell or authorize the issuance, delivery or sale of any shares of capital stock, options, warrants, convertible securities or any other ownership interest, except upon the exercise of options and warrants, issuances of equity awards in the ordinary course, and issuance of capital stock of any wholly-owned subsidiary to another wholly-owned subsidiary;

  •
  adopt a plan or agreement of complete or partial liquidation or dissolution;

  •
  acquire any material business, if such transaction would reasonably be expected to prevent or materially delay the consummation of the Merger;

  •
  materially change its fiscal year or accounting methods, except as required by GAAP or applicable law; or

  •
  take any action that would, or would reasonably be expected to, prevent or materially impair or delay the ability of URI to consummate the Merger.

Certain Additional Agreements

        Stockholders Meetings.    Unless the Merger Agreement is earlier terminated, the board of directors of URI must submit the URI Stock Issuance for approval by its stockholders at the URI stockholders meeting and the board of directors of Neutron must submit the Merger Agreement and the Merger for approval by its stockholders at the Neutron stockholders meeting, even if they change their respective recommendations with regard to the URI Stock Issuance or Merger Agreement, respectively.

        No Solicitation.    Neutron agreed to immediately cease and cause to be terminated any existing solicitation, encouragement, activity, discussion or negotiation with any party with respect to any "Acquisition Proposal," whether or not initiated by Neutron. Neutron also agreed that it would not terminate, amend, modify or waive any provision of any confidentiality or standstill or similar agreement to which Neutron or any of its subsidiaries is a party.

        The term "Acquisition Proposal" means (i) any merger, take-over bid, issuer bid, amalgamation, plan of arrangement, business combination, tender offer, exchange offer, consolidation, recapitalization, liquidation, dissolution or winding-up in respect of Neutron or any subsidiary of Neutron; (ii) any direct or indirect sale of assets (or any lease, long-term supply arrangement, license or other arrangement having the same economic effect as a sale) of Neutron or its subsidiaries representing 20% or more of the consolidated assets, revenues or earnings of Neutron; (iii) any direct or indirect sale, issuance or acquisition of shares or other equity interests (or securities convertible into or exercisable for such shares or interest) in Neutron or any of its subsidiaries representing 20% or more of the issued and outstanding equity or voting interest of Neutron or such subsidiary or rights or interests therein or thereto; (iv) any sale of any material interest in any material joint ventures or material mineral properties; (v) any similar material business combination or transaction, of or involving Neutron, any subsidiary of Neutron or material joint venture of Neutron, other than with URI; or (vi) any proposal or offer, or public announcement of an intention, to do any of the foregoing from any party other than URI, but the term "Acquisition Proposal" does not include the transactions contemplated by the Merger Agreement.

        Neutron has also agreed not to, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) or agent of Neutron or any subsidiary of Neutron:

  •
  solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing non-public information or permitting any visit to any facilities or properties of Neutron or any subsidiary of Neutron, including any material joint ventures or mineral properties) any inquiries, proposals or offers regarding any Acquisition Proposal;

  •
  engage in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal (although Neutron may advise any party making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a "Superior Proposal" when Neutron's board of directors has so determined);

  •
  withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to URI, the approval or recommendation of Neutron's board of directors or any committee thereof of the Merger Agreement or the Merger;

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  approve or recommend, or remain neutral with respect to, or propose publicly to approve or recommend, or remain neutral with respect to, any Acquisition Proposal (although it can publicly take no position or a neutral position with respect to an Acquisition Proposal until 15 calendar days following the formal commencement of such Acquisition Proposal); or

  •
  accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal.

        However, prior to obtaining approval of the Merger Agreement and Merger by Neutron's stockholders, Neutron's board of directors is permitted to engage in discussions or negotiations with, or provide information to, any party in response to an Acquisition Proposal by any such party, provided that (i) it has received an unsolicited bona fide written Acquisition Proposal from such party and Neutron's board of directors has determined in good faith based on information then available and after consultation with its financial advisor that such Acquisition Proposal constitutes a "Superior Proposal" (except for the element requiring that the Acquisition Proposal not be subject to any due diligence and/or access condition); and (ii) prior to providing any confidential information or data to such party in connection with such Acquisition Proposal, (A) the Neutron board of directors receives from such party an executed confidentiality agreement covering a period of not less than one year from the date of such confidentiality agreement and Neutron sends a copy of any such confidentiality agreement to URI promptly upon its execution and promptly provides URI a list of, or in the case of information that was not previously made available to URI, copies of, any information provided to such party, and (B) Neutron has complied in all material respects with requirements of the Merger Agreement. Neutron cannot engage in discussions or negotiate, accept, approve or recommend an Acquisition Proposal or provide information to any party proposing an Acquisition Proposal, in each case after the date of the Neutron stockholder approval.

        The term "Superior Proposal" means an Acquisition Proposal that: (i) is made in writing after the date of the Merger Agreement; (ii) was not solicited after the date of the Merger Agreement in contravention of the Merger Agreement; (iii) is made for all of the shares of Neutron common stock; (iv) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (v) is not subject to any financing condition and in respect of which any required financing to complete such Acquisition Proposal has been obtained (as demonstrated to the satisfaction of the Neutron board of directors, acting in good faith, after receipt of advice from its financial advisor and outside legal counsel); (vi) that is not subject to any due diligence and/or access condition; (vii) that is offered or made available to all stockholders of Neutron on the same terms; and (viii) in respect of which the Neutron board of directors determines in good faith (after receipt of advice from its financial advisor with respect to (y) below and outside legal counsel with respect to (x) below) that (x) failure to recommend such Acquisition Proposal to Neutron's stockholders would be inconsistent with its fiduciary duties and (y) such Acquisition Proposal taking into account all of the terms and conditions thereof, if consummated in accordance with its terms (but not assuming away any risk of non-completion), would result in a transaction more favorable to stockholders from a financial point of view than the Merger (including any adjustment to the terms and conditions of the Merger and the Merger Agreement proposed by URI in response to such proposal).

        From and after the date of the Merger Agreement, Neutron agreed to promptly (and in any event within 36 hours) notify URI, orally and in writing, of any proposal, inquiry, offer (or any amendment thereto) or any request for discussions or negotiations in each case or request relating to or constituting an Acquisition Proposal, any request for representation on the Neutron board of directors, or any request for non-public information relating to Neutron or any subsidiary of Neutron or any material joint venture or material mineral property relating to or constituting an Acquisition Proposal of which Neutron's directors, officers, representatives or agents are or became aware. Neutron agreed to keep URI promptly and fully informed of the status, including any change to the material terms, of any such proposal or offer, or any amendment thereto, and will respond promptly to all inquiries by URI with respect thereto.

        If Neutron has complied with the terms set forth above, it may accept, approve, recommend or enter into any agreement in respect of, an Acquisition Proposal prior to the receipt of stockholder approval only if:

  •
  the Acquisition Proposal constitutes a Superior Proposal;

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  Neutron has provided URI with notice in writing that there is a Superior Proposal;

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  at least five business days have elapsed from the date that URI received a copy of the written proposal in respect of the purported Superior Proposal (or any amendment or revision thereof);

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  if URI has proposed to amend the terms of the Merger and the Merger Agreement, the Neutron board of directors (after receiving advice from its financial advisor and outside legal counsel) shall have determined in good faith that the Acquisition Proposal continues to constitute a Superior Proposal after taking into account such amendments;

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  Neutron's board of directors after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable laws;

  •
  prior to entering into an agreement relating to such Superior Proposal (other than the aforesaid confidentiality agreement) Neutron has terminated the Merger Agreement; and

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  in the event that Neutron provides URI with notice of the Acquisition Proposal on a date that is less than five business days prior to the date of the Neutron special meeting, Neutron will adjourn the special meeting (without notice on the Merger or any related matters) to a date that is not less than five business days and not more than 10 business days after the date of such notice.

        Neutron agreed that, during the five business day period referred to above, URI will have the opportunity, but not the obligation, to propose to amend the terms of the Merger and the Merger Agreement. The Neutron board of directors will review any proposal by URI to amend the terms of the Merger and the Merger Agreement in order to determine, in good faith in the exercise of its fiduciary duties, whether such proposal would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendments to the terms of the Merger and the Merger Agreement.

        Director and Officer Insurance.    Under the Merger Agreement, URI agreed to, prior to the effective time of the Merger, purchase an extended reporting period of three years under the directors' and officers' liability insurance maintained by Neutron. From the date the Merger Agreement was signed until the effective time of the Merger, URI is to use commercially reasonable efforts to purchase an additional $10 to $15 million of directors' and officers' liability insurance coverage with an extended reporting period of three years in a form satisfactory to Neutron, provided that the cost of the additional insurance does not exceed $140,000. If URI does not obtain the additional insurance in place by the effective time of the Merger, URI agrees to indemnify the individuals who were at or prior to the effective time of the Merger directors or officers of Neutron with respect to all acts or omissions by them in their capacities as such at any time prior to the Merger, provided that such indemnification cannot exceed $5 million in the aggregate.

        FIRPTA Issues.    As described in "The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page 74, URI and Neutron believe that Neutron is a "U.S. real property holding corporation" and as such a FIRPTA withholding tax will apply to payments made in connection with the Merger unless URI receives prior to or on the closing date of the Merger, from (a) each Neutron Stockholder that is not a "foreign person" within meaning of Treasury Regulations Section 1.445-1, a "Certificate of Non-Foreign Status" dated as of the closing date of the Merger in the form and substance satisfactory to URI stating that such Neutron stockholder is not a "foreign person" and (b) each Neutron stockholder that is a "foreign person" within the meaning of Treasury Regulations Section 1.445-1 either (i) a "FIRPTA Affidavit" dated as of the closing date of the Merger, sworn under penalty of perjury containing information satisfactory to URI that such Neutron stockholder has submitted an application to the IRS for a "FIRPTA Exemption Certificate" on a date prior to the Merger or (ii) a FIRPTA Exemption Certificate issued to such Neutron stockholder.

Neutron has agreed to, prior to closing of the Merger, use its best efforts to collect these forms from Neutron stockholders.

        URI has agreed to issue and distribute the shares of URI common stock it has withheld to each Neutron stockholder that is a "foreign person" who has provided at or prior to closing of the Merger a FIRPTA Affidavit in the amount due to such Neutron stockholder within twenty days of URI's receipt of the notice in form and substance satisfactory to URI from such Neutron stockholder that the stockholder has received a FIRPTA Exemption Certificate. With respect to a Neutron stockholder that is a "foreign person" who has provided a FIRPTA Affidavit at or prior to closing of the Merger, URI has agreed to pay to the IRS any amounts required to be withheld from such Neutron stockholder pursuant to FIRPTA upon such Neutron stockholder's receipt of URI common stock in the Merger after the application of such withholding exemptions and reductions provided under any applicable FIRPTA Exemption Certificate within five days of (i) URI's receipt of a FIRPTA Exemption Certificate issued to a Neutron stockholder that is a "foreign person" providing for reduced withholding pursuant to FIRPTA or (ii) URI's receipt of notice that a Neutron stockholder that is a "foreign person" has received from the IRS a final denial of such stockholder's application for a FIRPTA Exemption Certificate. URI will provide evidence of such payment to the relevant Neutron stockholder that is a "foreign person" within ten days after URI's payment of any amounts required to be withheld under FIRPTA to the IRS.

        A Neutron stockholder that is a "foreign person" must provide notice to URI of the IRS's final denial of such stockholder's application for a FIRPTA Exemption Certificate within five (5) days of receiving written notice of such denial.

        A Neutron stockholder that is a "foreign person" must provide URI with a FIRPTA Exemption Certificate issued to such stockholder within five (5) days of receiving such certificate from the IRS.

        URI has agreed to timely pay to the IRS amounts required to be withheld pursuant to FIRPTA with respect to a Neutron stockholder that does not provide URI at or prior to closing of the Merger with (i) a Certificate of Non-Foreign Status, (ii) a FIRPTA Exemption Certificate, or (iii) a FIRPTA Affidavit.

        Other Matters.    The Merger Agreement contains certain other covenants, including reciprocal covenants relating to use of reasonable best efforts to consummate the Merger, covenants by the companies to cooperate with each other in the preparation of this joint proxy statement/prospectus and other governmental filings, covenants regarding public announcements, access to information and notification of certain matters, and a covenant by Neutron to use its best efforts to terminate two office leases.

Conditions

        Conditions to the Obligations of Each Party to Effect the Merger.    The respective obligations of each of Neutron and URI to effect the Merger are subject to the fulfillment of the following conditions:

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  the approval of the Merger Agreement and the Merger by the Neutron stockholders, and the approval of the URI Stock Issuance by the URI stockholders;

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  the absence of any law, injunction or court order that prohibits the Merger;

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  the expiration or termination of any applicable waiting period under the HSR Act;

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  the absence of any governmental action that seeks to prevent the Merger or seeks material damages in connection with the Merger;

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  the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and no pending stop order or proceeding seeking a stop order relating thereto;

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  the shares of URI common stock to be issued to Neutron stockholders pursuant to the Merger must have been approved for listing on the NASDAQ Capital Market;

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  each transaction agreement related to the Merger must be in full force and effect, and the transactions contemplated by such transaction agreements to occur prior to the Merger must have been consummated on terms and conditions satisfactory to URI, Neutron and their respective counsel.

        Additional Conditions to the Obligations of Neutron.    Unless waived by Neutron, the obligation of Neutron to effect the Merger is subject to the satisfaction of the following additional conditions:

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  the representations and warranties of URI contained in the Merger Agreement being true and correct in all material respects as of the effective time of the Merger, except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect;

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  performance in all material respects by each of URI and URI Merger Corporation of the covenants required to be performed by it under the Merger Agreement at or prior to the Merger; and

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  receipt by Neutron of a certificate signed on behalf of URI by an executive officer to the effect that the conditions specified in the preceding two items have been satisfied.

        Additional Conditions to the Obligations of URI.    Unless waived by URI, the obligations of URI to effect the Merger are subject to the satisfaction of the following additional conditions:

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  the representations and warranties of Neutron contained in the Merger Agreement being true and correct in all material respects as of the effective time of the Merger, except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect;

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  performance in all material respects by Neutron of the respective covenants required to be performed by it under the Merger Agreement at or prior to the Merger;

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  receipt by URI of a certificate signed on behalf of Neutron by an executive officer to the effect that the conditions specified in the preceding two items have been satisfied and certifying to the elements of the consideration to be paid to Neutron's stockholders in connection with the Merger;

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  the receipt by Neutron of all required consents and approvals;

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  all Neutron options being exercised, expired or cancelled;

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  the absence of any fact or event that would constitute a material adverse effect with respect to Neutron;

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  holders of no more than 7% of the shares of Neutron common stock entitled to vote on the Merger have duly demanded and perfected dissenters' rights under Nevada law;

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  the receipt by URI of releases from certain directors, officers and employees of Neutron releasing URI, URI Merger Corporation and Neutron and their affiliates of certain indemnification obligations; and

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  the receipt by URI of an opinion from Neutron's legal counsel.

 Termination of Merger Agreement

        Right to Terminate.    The Merger Agreement may be terminated at any time prior to the effective time of the Merger (whether before or after the URI stockholders approve the URI Stock Issuance or the Neutron stockholders approve the Merger Agreement and the Merger) in any of the following ways:

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  by mutual written consent.

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  by either company:

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  if the other party is in breach of any representation, warranty or covenant contained in the Merger Agreement, and such breach (i) individually or in the aggregate would cause any condition of the non-breaching party to effect the Merger not to be satisfied, and (ii) is not cured within twenty days following delivery by the non-breaching party of written notice of such breach;

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  if URI's stockholders fail to approve the URI Stock Issuance or Neutron's stockholders fail to approve the Merger Agreement and the Merger; or

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  if closing has not occurred on or before October 31, 2012 by reason of a failure of any condition precedent and such failure did not result primarily from a breach by the terminating party.

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  by URI:

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  if either (i) Neutron's board of directors does not recommend at the Neutron special meeting that its stockholders approve the Merger Agreement, (ii) after recommending at the Neutron special meeting that its stockholders approve the Merger Agreement and the Merger, Neutron's board of directors withdraws, modifies or qualifies such recommendation adverse to the interests of URI, or (iii) Neutron fails to call, give proper notice of, convene and hold the Neutron special meeting.

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  by Neutron:

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  if either (i) URI's board of directors does not recommend that its stockholders approve the Merger and the URI Stock Issuance, (ii) after recommending in this joint proxy statement/prospectus that its stockholders approve the Merger and the URI Stock Issuance, URI's board of directors withdraws, modifies or qualifies such recommendation adverse to the interests of Neutron, or (iii) URI fails to call, give proper notice of, convene and hold the URI special meeting; or

  •
  if Neutron proposes to enter into a definitive agreement with respect to a "Superior Proposal" (as described above in "—Certain Additional Agreements—No Solicitation").

        Termination Fee Payable by Neutron.    Neutron has agreed to pay a termination fee of approximately $1.4 million within one business day after demand by URI if the Merger Agreement is terminated:

  •
  by URI because either (i) Neutron's board of directors does not recommend at the Neutron special meeting that its stockholders approve the Merger Agreement, (ii) after recommending at the Neutron special meeting that its stockholders approve the Merger Agreement, Neutron's board of directors withdraws, modifies or qualifies such recommendation adverse to the interests of URI, or (iii) Neutron fails to call, give proper notice of, convene and hold the Neutron special meeting, and within 12 months following such termination, a "Target Competing Proposal" is consummated; or

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  by Neutron because Neutron proposes to enter into a definitive agreement with respect to a "Superior Proposal," and within 12 months following such termination such Superior Proposal is consummated; or

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  by URI because Neutron is in breach of any representation, warranty or covenant contained in the Merger Agreement, and such breach (i) individually or in the aggregate caused a condition to URI to effect the Merger not to be satisfied, and (ii) was not cured within twenty days following delivery by URI of written notice of such breach, if at the time of termination a "Target Competing Proposal" had been publicly announced or otherwise communicated to Neutron stockholders, and within 12 months following such termination such Target Competing Proposal is consummated; or

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  by either Neutron or URI because Neutron's stockholders fail to approve the Merger Agreement and the Merger, if at the time of termination a "Target Competing Proposal" had been publicly announced or otherwise communicated to Neutron stockholders, and within 12 months following such termination such Target Competing Proposal is consummated; or

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  by URI because closing has not occurred on or before October 31, 2012 by reason of a failure of any condition precedent, if at the time of the Neutron special meeting a "Target Competing Proposal" was publicly announced or otherwise communicated to Neutron stockholders prior to such termination, and within 12 months following such termination such Target Competing Proposal is consummated.

        A "Target Competing Proposal" means: (i) any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, or similar transaction in respect of Neutron; (ii) any purchase or other acquisition by a party (other than URI) of such number of shares of Neutron's common stock or any rights or interests therein or thereto which together with such party's other direct or indirect holdings of shares of common stock and the holdings of any other party or parties with whom such first party may be acting jointly or in concert constitutes at least a majority of the outstanding shares of Neutron common stock; or (iii) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any party other than URI.

        Any termination fee will be payable 70% to URI and 30% to RCF. Under the terms of its engagement with its financial advisor, Cormark, 25% of any termination fee paid to URI will be paid by URI to Cormark.

Amendments

        The Merger Agreement may be amended by the written agreement of URI, Neutron and URI Merger Corporation at any time before or after the stockholder meetings, except that any amendment after a stockholders' meeting, which requires approval by stockholders, may not be made without such approval.

MATERIAL CONTRACTS BETWEEN URI AND NEUTRON, RCF OR RMB

Neutron Shareholder Voting Agreement

        In connection with the execution of the Merger Agreement, on March 1, 2012, URI and the following stockholders of Neutron: Primary Corp., Roytor & Co FBO Passport Global Mstr Fnd SPC for and on behalf of Portfolio A Global Strategy, Roytor & Co FBO Passport Materials Mstr Fund LP, The Kelsey Lua Boltz Revocable Trust, Gary C. Huber, Jerry Nelson, John Campbell and Edward M. Topham (collectively, the "Consenting Stockholders"), entered into a Shareholder Voting Agreement under which the Consenting Stockholders agreed to vote their shares of Neutron common stock, which on March 1, 2012 represented 44.87% of the issued and outstanding shares of Neutron common stock, in favor of approval of the Merger Agreement and the Merger and against certain actions or competing proposals that could breach or interfere with the Merger Agreement. The Voting Agreement will terminate upon the earliest to occur of (i) the effective time of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) at the option of each Consenting Stockholder, the execution or granting of any amendment, modification, change or waiver with respect to the Merger Agreement subsequent to the date of the Voting Agreement that results in any decrease in the number of shares of URI common stock to be paid per share of Neutron common stock held by the Consenting Stockholders or any changes in the form of consideration to be received by the holders of such shares in the Merger or is otherwise materially adverse to Neutron's stockholders. Pursuant to the Voting Agreement, the Consenting Stockholders also agreed not to transfer or dispose of any of their Neutron common stock, enter into any voting arrangement or grant any proxies with respect to their Neutron common stock.

Neutron Settlement and Release Agreements

        Concurrently with the execution of the Merger Agreement, on March 1, 2012, URI, Neutron and the following claimholders of Neutron: Kelsey Boltz, Gary Huber, James Graham, Edward Topham, John K. Campbell, Jerry Nelson, Henry G. Grundstedt, and Carolyn C. Loder (the "Releasors") entered into a Release Agreement. Pursuant to the Release Agreement each Releasor, agreed, subject to the conditions and limitation in the Release Agreements, to release substantially all claims against Neutron effective as of the closing of the Merger.

        On March 1, 2012, URI, Neutron, and Nuclear Fuel Cycle Consulting, LLC entered into a Settlement Agreement. Pursuant to the Settlement Agreement, Nuclear Fuel Cycle Consulting, LLC agreed to release Neutron from any and all severance, change of control and similar payments effective as of the closing of the Merger.

URI Investment Agreement

        In connection with the execution of the Merger Agreement, on March 1, 2012, URI and Neutron entered into the Investment Agreement with RCF. Subject to the conditions therein, concurrent with the closing of the Merger, RCF has agreed to purchase 24,638,673 shares of URI common stock for $20,000,000. The proceeds will be used by URI to partially repay a loan payable to RMB by Neutron as described below. In addition and subject to the conditions therein, RCF has agreed to purchase up to an additional $15,000,000 in URI common stock, divided into two tranches, for the purpose of funding the working capital of URI and Neutron. The first tranche of this private placement, the purchase by RCF of 10.3 million shares of URI common stock for $10,000,000 in cash consideration, closed on March 9, 2012. Up to $4.5 million of the proceeds will be used to fund the working capital needs of Neutron prior to closing of the Merger pursuant to the Credit and Funding Agreement described below. As part of the second tranche of this private placement, upon completion of the Merger, URI, at its option, may sell an additional $5 million of URI common stock to RCF at a per share price equal to the lower of $0.9747 or the volume-weighted average price of URI common stock for the twenty trading days preceding the closing of the Merger.

        In connection with the execution of the Investment Agreement, on March 1, 2012, URI entered into a Stockholders' Agreement with RCF. Under the Stockholders' Agreement, RCF will be entitled to have one designee placed in nomination for a seat on the URI board of directors at URI's 2012 annual meeting. RCF is also granted the right to participate in future equity offerings by URI in proportion to its percentage ownership of the outstanding shares of URI common stock.

        Also in connection with the execution of the Investment Agreement, on March 1, 2012, URI entered into a Registration Rights Agreement with RCF, pursuant to which RCF is granted certain registration rights with respect to the shares of URI common stock issued under the Investment Agreement. The Registration Rights Agreement obligates URI to file a registration statement immediately following the consummation of the Merger to enable RCF to sell its URI common stock in a continuous offering under Rule 415 of the Securities Act. In addition, the Registration Rights Agreement provides that RCF has certain demand registration rights and the right to include its shares of URI common stock in any other registration statement that URI should file under the Securities Act.

Credit and Funding Agreement

        In connection with the execution of the Merger Agreement, on March 1, 2012, URI, Neutron and Cibola Resources LLC entered into a Credit and Funding Agreement. Under the Credit and Funding Agreement, during the period from March 1, 2012 until the effective time of the Merger, URI has agreed to loan to Neutron up to $4.5 million to fund Neutron's working capital needs during that period, including its transaction costs for the Merger. The loans will be secured by a security interest in substantially all of Neutron's real and personal property, to be shared by RMB and URI on a pari passu basis in the event that the Merger is not consummated and RMB and URI foreclose on the collateral.

        In connection with the execution of the Credit and Funding Agreement, on March 1, 2012, URI and Neutron entered into a Pledge and Security Agreement. Under the Pledge and Security Agreement, URI acquired a security interest in substantially all personal property and fixtures of Neutron to secure the loans provided pursuant to the Credit and Funding Agreement.

Neutron's Debt Restructuring

        Neutron had approximately $26.8 million in debt outstanding owed to RMB as of December 31, 2011. At March 31, 2012, that amount was approximately $27.3 million. As part of the Investment Agreement, RCF will provide URI with $20 million in equity financing at the closing of the Merger, which will be used to partially repay the existing RMB loan. The remainder of Neutron's debt owed to RMB will be converted into 8,361,327 shares of URI common stock. Once such transactions are consummated, URI will acquire Neutron on a debt-free basis.

Forbearance and Debt Conversion Agreement

        In connection with the execution of the Merger Agreement, on March 1, 2012, URI, Neutron and Cibola Resources LLC entered into a Forbearance and Debt Conversion Agreement with RMB and RMB Resources, Inc. The Forbearance and Debt Conversion Agreement provides that RMB will forbear from exercising any rights in respect of existing defaults under Neutron's existing RMB loan facility until the closing of the Merger, subject to RMB's right to terminate its forbearance upon the occurrence of certain events. RMB has also agreed to accept, upon the closing of the Merger, $20,000,000 in cash plus 8,361,327 shares of URI common stock in full satisfaction of all indebtedness owed by Neutron to RMB. The Forbearance and Debt Conversion Agreement provides for the right of RMB to have its shares of URI common stock registered for resale on similar terms to that set forth in the registration rights agreement between URI and RCF, as well as certain demand and piggyback registration rights.

Intercreditor Agreement

        In connection with the execution of the Credit and Funding Agreement, on March 1, 2012, URI, Neutron and Cibola Resources LLC entered into an Intercreditor Agreement with RMB and RMB Resources, Inc. Under the Intercreditor Agreement, URI and RMB have agreed to share (in the event the Merger is not consummated and URI's and RMB's loans to Neutron are foreclosed) in the collective collateral securing RMB's existing loan, which had outstanding principal and interest of $26.8 million as of December 31, 2011, and URI's loans to Neutron, which may total up to

$4.5 million. RMB and URI would share in the proceeds of any foreclosure on a pari passu basis. URI has agreed that it may not institute foreclosure proceedings without the consent of RMB until the passage of 180 days from the date URI provides notice to RMB of an event of default under the Credit and Funding Agreement.

Purchase Agreements

        On January 25, 2012, URI and Neutron entered into a purchase agreement, pursuant to which URI purchased a logging truck from Neutron for $100,000. URI took possession of the truck the following week. In connection with the purchase agreement, Neutron entered into a Release Agreement with RMB on January 25, 2012, pursuant to which RMB terminated, released and discharged its security interest in, and liens and encumbrances on, the logging truck purchased by URI.

        On February 28, 2012, URI and Neutron entered into a purchase agreement, pursuant to which URI purchased substantially all of the assets of Neutron's engineering division from Neutron for $100,000. Neutron's engineering division consisted primarily of certain software licenses, computer hardware and other furniture. In connection with the purchase agreement, Neutron entered into a Release Agreement with RMB on February 28, 2012, pursuant to which RMB terminated, released and discharged its security interest in, and liens and encumbrances on, the applicable assets of Neutron's engineering division.

INFORMATION RELATED TO URI

Description of Business

Overview

        URI is a uranium exploration, development and production company. URI was organized in 1977 to acquire and develop uranium mines in South Texas using the in-situ recovery mining process ("ISR"). Since its founding, URI has produced over 8 million pounds U3O8 from five Texas projects, two of which have been fully restored and returned to the land owners. URI currently has two fully licensed ISR processing facilities in Texas: Kingsville Dome and Rosita. In addition, through a joint venture with Cameco Resources ("Cameco") URI is continuing an exploration program on the 53,524 acre Los Finados property in Kenedy County, Texas. Since 1986, URI has built a significant asset base in New Mexico that includes 101.4 million pounds U3O8 of in-place mineralized uranium material on 183,000 acres of uranium mineral holdings. URI has a Nuclear Regulatory Commission ("NRC") license to build a 3 million pound U3O8 per year ISR processing facility at Crownpoint, New Mexico. As of June 15, 2012, URI had 62 employees. As a result of low uranium prices, URI ceased production in 2009.

URI's Strategy

        URI's vision is to be a leading U.S. uranium producer and developer. To that end, URI is focused on developing URI's assets in New Mexico, consolidating uranium properties to gain production economies while also expanding assets in Texas in order to capitalize on URI's two processing facilities in South Texas. Key operational elements of the strategic plan for URI's Texas properties include (1) positioning URI to return to production in Texas should the price of uranium return to a level sufficient to generate positive cash flow; (2) advance phase II of the Los Finados exploration project and determine the value of continuing through Phase III while enhancing URI's exploration capabilities; (3) continue to maintain URI's restoration activities in South Texas in accordance with URI's existing agreements and regulatory requirements and (4) analyze any synergistic opportunities and potential asset monetization prospects in Texas. In New Mexico, URI's strategic plan calls for continuing to advance its uranium consolidation activities, as well as maintain URI's discussions with entities that would benefit from the production of the uranium. In addition, URI will continue its communication efforts with the local communities, State and local governments and the Navajo Nation to address legacy issues while continuing education efforts on the safety of today's uranium mining practices with the objective of bridging the gap that currently exists between uranium mining entities and others with stakeholder interests in the State.

New Mexico Assets

        URI holds an NRC source materials license to build and operate an ISR uranium processing facility on company-owned property at Crownpoint, New Mexico. The license allows for ISR mining at the Churchrock and Crownpoint projects that together hold nearly 34 million pounds U3O8 of in-place non-reserve mineralized uranium material. The license allows for the production of up to 1 million pounds per year from Churchrock until a successful commercial demonstration of restoration is made; after which the quantity of production can be increased and mining on other properties can begin. Total production under the license is limited to 3 million pounds U3O8 per year. URI completed a technical report on its Churchrock Section 8 project which was subjected to a peer review by an independent engineering firm in order to validate the economic determinations and engineering plans. The third-party engineering firm concluded that it is an economically viable project requiring an estimated $50 million in capital expenditures to commence production. URI is currently evaluating the best approach to raising the needed capital for the total project, preparing equipment orders, evaluating construction plans and preparing bids for construction activities. URI's ability to begin plant construction and wellfield development in New Mexico in 2012 with production following in 2013 is subject to the receipt of necessary approvals for access to the property (See "—Properties—New Mexico—Churchrock/Mancos"), availability of financing and activation of URI's permits and licenses. These plans include initiating infrastructure construction and core and definition drilling at URI's Churchrock Section 8 property in the second half of 2012. In order to stay on schedule for production from Churchrock Section 8 by the fourth quarter of 2013, URI believes it will need to have begun construction and development activities by the end of the third quarter of 2012. URI's ability to meet its construction and development schedule is dependent on resolution of access issues relating to Churchrock Section 8 (See "Risk Factors—The Navajo Nation's ban on uranium mining in Indian Country and opposition to the transportation of radioactive substances over and across Navajo Nation lands may have a material adverse effect on URI's future operations") Current plans are to initially transport uranium loaded resin to either URI's Kingsville Dome or Rosita processing facility which is expected to accelerate the process to get to production, as the Crownpoint processing facility is constructed.

        Overall in New Mexico, URI owns 183,000 acres of mineral holdings that contain approximately 101.4 million pounds U3O8 of in-place mineralized uranium material that has been verified by an independent engineering firm. A substantial amount of URI's acreage remains unexplored or currently has insufficient data to estimate in-place mineralized materials. These properties were acquired during the 1980s and 1990s along with a vast database of exploration logs and drill results that were developed by Conoco, Homestake Mining, Mobil Oil, Kerr-McGee, Phillips Petroleum, United Nuclear and Westinghouse Electric Corporation. Three of URI's properties were in various stages of being developed as conventional underground mines in the early 1980s with a total designed capacity to produce approximately 4.5 million pounds U3O8 per year. URI also possesses a 16.5% royalty interest on a partial section of the Mount Taylor Mine owned by Rio Grande Resources, a division of General Atomics.

        Since 2007, URI has digitized approximately 18,800 drill logs in order to secure the data and allow for easier analysis of drill hole information. These logs total nearly 23 million feet of hole drilled in the 1970s and 1980s with an estimated drilling and logging replacement cost of $700 million.

        URI plans to develop its uranium assets in New Mexico using the most economic and efficient method for each project and will be subject to improvements in uranium prices. These mining methods may include the use of ISR, old stope leaching, and conventional mining and milling techniques.

Texas Production History and Current Status

        URI developed and produced over 560,000 pounds U3O8 from the Longoria and Benavides projects in the early 1980s. These properties were fully restored between 1986 and 1991. From 1988 through 1999, URI produced approximately 6.1 million pounds U3O8 from two South Texas projects: 3.5 million pounds from the Kingsville Dome project and 2.6 million pounds U3O8 from the Rosita project. In 1999, URI shut-down production at both projects due to depressed uranium prices. URI had no revenue from uranium sales between 2000 and the fourth quarter of 2004, and therefore had to rely on equity infusions to fund operations and maintain URI's critical employees and assets.

        After uranium prices rose significantly in 2004, URI placed its South Texas Vasquez property into production during the fourth quarter of that year. In April 2006, Kingsville Dome returned to production followed by a startup of Rosita in June 2008. From 2004 to the end of 2009, these three projects produced a total of 1.4 million pounds of U3O8.

        The Vasquez project was mined out in 2008 and is now in restoration. Rosita production was shut-in in October 2008 due to depressed pricing and technical challenges in the first new wellfield that made mining uneconomical. The decline in uranium prices throughout 2008 also led to a decision in October 2008 to defer new wellfield development at Rosita and Kingsville Dome. Production continued in two existing wellfields at Kingsville Dome and was completed in July 2009. URI has not had any operating mines in Texas since that time, and is currently evaluating the factors for resuming production at URI's South Texas projects.

        While URI has approximately 664,000 pounds of in-place uranium mineralized material at its South Texas properties, URI is not planning to commence production at any of these properties until URI is able to acquire additional reserves and uranium prices recover to levels that will ensure that production, once resumed, is sustainable in the 300,000 to 500,000 pound range per year. URI is in the process of finalizing the necessary permits for its Rosita South and adjacent Rosita acreage and expects the required permits will be granted. Production could begin within 6-12 months after a decision to restart is made and will be dependent upon sustainable realized uranium prices stabilizing at profitable levels.

        Longer-term, URI plans to expand its resources through acquisition of additional South Texas properties and through exploration activities. The first phase of the exploration component of this plan was initiated with URI signing a three-year exploration agreement covering 53,524 acres in Kenedy County, Texas. The exploration agreement includes an option to lease the acreage for uranium production.

2011 and 2012 Events

        In May 2011, URI entered into a joint venture agreement with Cameco Resources ("Cameco") for a three-phase, three-year exploration program on the Los Finados property in Kenedy County, Texas. The first phase of the drilling program began on June 21 and was completed by November 30 at a cost of approximately $1 million. A total of 19 holes totaling 24,560 feet were drilled in the initial phase. Phase I exploratory work used a widely spaced drilling program covering a grid designed to test the potential for uranium mineralization over the 53,524 acre area.

        In May 2011, URI received notice from the New Mexico Environment Department ("NMED") that its discharge plan (New Mexico's terminology for an Underground Injection Control Permit under the federal Safe Drinking Water Act), was in timely renewal and that the NMED would proceed in conducting a technical review of its renewal application. NMED's confirmation that the discharge plan is in timely renewal allowed URI to remain on track for the timing of its production plans in New Mexico.

        In October 2011, URI received notification that the NRC reactivated URI's Source Materials License to conduct ISR uranium mining in McKinley County, New Mexico. The license, which was originally issued in 1998 to HRI, URI's wholly-owned subsidiary, has been in timely renewal status since 2003. The reactivation effectively enables the use of the license by URI for the production of uranium as defined in the license. With this notice URI has undertaken to renew the license for a standard 10-year term. During the renewal process, the active license may be utilized according to its present terms and conditions, which allows for the production of up to 1 million pounds per year from Churchrock Section 8 until a successful commercial demonstration of restoration is made, after which mining on other properties can begin and the quantity of production can be increased to 3 million pounds per year.

        In November 2011, URI and Cameco announced their intent to move forward with Phase II exploration program on the Los Finados Project. The second phase of drilling began in December 2011 and is expected to be completed by the end of November 2012. URI has committed an additional $1.5 million in exploration activities during the twelve-month period ending November 30, 2012, in order to maintain the option to lease the property. Under Phase II of the agreement with URI, Cameco will fund $1.0 million toward those exploration activities and will earn an additional 10% interest in Los Finados, raising its interest in the project to 50%. Cameco may elect to fund the entire $1.5 million by moving into Phase III of the program. At March 31, 2012, URI had incurred and billed approximately $500,000 in costs to Cameco under Phase II of the agreement.

        Throughout 2011 and the beginning of 2012, URI's focus in New Mexico has been on the completion of its feasibility study to determine the options available to advance its Churchrock/Crownpoint project. The feasibility study and its proposed options will determine the best mining method of URI's various projects in New Mexico as well as the size, design and capabilities of its Churchrock/Crownpoint ISR wellfield and processing facilities. Construction and production will be dependent upon having the necessary financial resources in place, the speed of construction activities, the availability of capital equipment and a recovery in uranium prices. URI completed a technical report on its Churchrock Section 8 project which was subjected to a peer review by an independent engineering firm in order to validate the economic determinations and engineering plans. The third-party engineering firm concluded that it is an economically viable project requiring an estimated $50 million in capital expenditures to commence production. URI is currently evaluating the best approach to raising the needed capital for the total project, preparing equipment orders, evaluating construction plans and preparing bids for construction activities.

        URI raised $10 million on March 9, 2012 in a private placement with RCF. In connection with the transaction, URI sold 10,259,567 shares of its common stock at a price of $0.9747 per share. The capital raise was conducted pursuant to the Investment Agreement (which is described in more detail in "Material Contracts Between URI and Neutron, RCF or RMB—URI Investment Agreement").

Uranium Reserves/Mineralized Material

        In accordance with the SEC's Guideline on Non-Reserve Mineralized Material, and as shown in the following table, URI estimates 101.4 million pounds of in-place mineralized uranium material on URI's New Mexico properties as of December 31, 2011. The estimate for each New Mexico property is based on studies and geologic reports prepared by prior owners, along with studies and reports prepared by geologists engaged by URI. The estimates presented below were reviewed and affirmed by Behre Dolbear & Company (USA), Inc., an independent private mining consulting firm in their report dated February 26, 2008. Since the date of the report, URI has maintained its ownership position of these properties, the properties have not been subject to any production activities and the estimates remain unchanged.

 SUMMARY OF IN-PLACE NON-RESERVE MINERALIZED
MATERIAL IN NEW MEXICO

Property	Tonnage Millions	Grade Percent	Non-Reserve Mineralized Material Millions of Lbs. U3O8
Mancos	5.2	0.11%	11.3
Churchrock	7.8	0.12%	18.6
Nose Rock	7.6	0.15%	21.9
West Largo	2.8	0.30%	17.2
Roca Honda	3.9	0.19%	14.7
Crownpoint	4.8	0.16%	15.3
Ambrosia Lake	0.71	0.17%	2.4

Total			101.4

        URI believes the Mancos, Churchrock and Crownpoint properties will be amenable to ISR mining methods, the Roca Honda to conventional mining and the Nose Rock, West Largo and Ambrosia Lake to ISR and/or conventional mining methods.

        The following table summarizes URI's estimates of Proven Reserves for URI's Kingsville Dome and Rosita properties in South Texas. These estimates have been produced by URI's professional engineering and geologic staff.

SUMMARY OF IN-PLACE RESERVES IN SOUTH TEXAS

Property	Tonnage Millions	Grade Percent	Proven Uranium Reserves Millions of Lbs. U3O8 at 12/31/10
Kingsville Dome	0.035	0.071%	0.050
Rosita	0.133	0.080%	0.224
Rosita South(1)	0.129	0.077	0.198
Rosita(1)	0.112	0.086	0.192

Total			0.664

(1)
URI is in the process of finalizing the necessary permits for these areas and expects the required permits will be granted.

Long-Term Delivery Contracts

        In March 2006, URI entered into new sales contracts with Itochu Corporation ("Itochu") and UG U.S.A., Inc. ("UG") that superseded previously existing contracts. Each contract provides for delivery of one-half of URI's actual production from its properties in Texas currently owned or hereafter acquired by URI (excluding certain large potential exploration plays). The Itochu contract contains separate pricing terms for the Vasquez property that are no longer applicable since Vasquez has reached the end of its useful life. URI's Texas production will be sold to Itochu at a price equal to the average spot price for the eight weeks prior to the date of delivery less $7.50 per pound, with a floor for the spot price of $37 per pound and a ceiling of $43 per pound. If the spot price is over $50 per pound the price will be increased by 50% of such excess. The floor and ceiling and sharing arrangement over the ceiling applies to 3.65 million pounds of deliveries, after which there is no floor or ceiling. Itochu has the right to cancel any deliveries on six-month's notice. Since the inception of the new contract through June 15, 2012, URI has delivered approximately 510,000 pounds to Itochu.

        Under the amended Itochu contract there was potential for reinstatement of the original contract terms if URI terminated its joint venture with Itochu to develop URI's Churchrock property in New Mexico. On March 6, 2009, Itochu terminated the joint venture. The only consequence of the termination is that for future sales made with sales prices in excess of $43 per pound, URI will not receive 30% of the amount of the spot price that exceeds the ceiling price for future uranium sales from $43 per pound to $50 per pound.

        Under the UG contract all production from URI's Texas properties will be sold at a price equal to the month-end long-term contract price for the second month prior to the month of delivery less $6 per pound until (i) 600,000 pounds have been sold in a particular delivery year and (ii) an aggregate of 3 million pounds of uranium has been sold. After the 600,000 pounds in any year and 3 million pounds total have been sold, UG will have a right of first refusal to purchase other Texas production at a price equal to the average spot price for a period prior to the date of delivery less 4%. In consideration of UG's agreement to restructure its previously existing contract, URI paid UG $12 million in cash in 2006. Through June 15, 2012, URI has delivered approximately 482,000 pounds to UG.

Overview of the Uranium Industry

        The only significant commercial use for uranium is as a fuel for nuclear power plants for the generation of electricity. According to the World Nuclear Association ("WNA"), as of February 2012, there were 434 nuclear power plants operating in the world with an annual consumption of approximately 147 million pounds of uranium. In addition, the WNA lists 61 reactors under construction, 156 being planned and 343 being proposed.

        Based on reports by Ux Consulting Company, LLC, ("Ux"), the preliminary estimate for worldwide production of uranium in 2011 is 140 million pounds. Ux reported that the gap between production and demand was filled by secondary supplies, such as inventories held by governments, utilities and others in the fuel cycle, including the highly enriched uranium, or HEU, inventories which are a result of the agreement between the U.S. and Russia to blend down nuclear warheads. These secondary supplies are currently meeting over 25% of worldwide demand but are depleting.

        Spot market prices rose from $21.00 per pound in January 2005 to a high of $136.00 per pound in June 2007 in anticipation of sharply higher projected demand as a result of a resurgence in nuclear power and the depletion or unavailability of secondary supplies. The sharp price increase was driven in part by high levels of utility buying, which resulted in most utilities covering their requirements through 2009. A decrease in near-term utility demand coupled with rising levels of supplies from producers and traders led to downward pressure on uranium prices since the third quarter of 2007. The spot market price for uranium at the start of 2011 was $62.50 per pound and ranged between a low of $49.00 per pound in August to a year-end of $51.75 per pound. As of June 18, 2012, the spot price was $50.75 per pound and the long-term contract price was $61.50 per pound.

        The following graph shows annual average spot prices per pound from 1992 to 2011 and the average weekly price for the period January 1, 2012 to February 28, 2012, as reported by Ux Consulting.

 Ux Average Annual U3O8 Spot Price

The ISR Mining Process

        The ISR mining process is a form of solution mining. It differs dramatically from conventional mining techniques. The ISR technique avoids the movement and milling of significant quantities of rock and ore as well as mill tailing waste associated with more traditional mining methods. It is generally more cost-effective and environmentally benign than conventional mining. Historically, the majority of United States uranium production resulted from either open pit surface mines or underground mining.

        The ISR process was first tested for the production of uranium in the mid-1960s and was first applied to a commercial-scale project in 1975 in South Texas. It was well established in South Texas by the late 1970's, where it was employed in about twenty commercial projects, including two operated by URI.

        In the ISR process, groundwater fortified with oxygen and other solubilizing agents is pumped into a permeable ore body causing the uranium contained in the ore to dissolve. The resulting solution is pumped to the surface. The fluid-bearing uranium is then circulated to an ion exchange column on the surface where uranium is extracted from the fluid onto resin beads. The fluid is then reinjected into the ore body. When the ion exchange column's resin beads are loaded with uranium, they are removed and flushed with a salt-water solution, which strips the uranium from the beads. This leaves the uranium in slurry, which is then dried and packaged for shipment as uranium concentrates.

        For greater operating efficiency and lower capital expenditures, when developing new wellfields URI uses a wellfield-specific remote ion exchange methodology as opposed to a central plant as URI had done historically. Instead of piping the solutions over large distances through large diameter pipelines and mixing the waters of several wellfields together, each wellfield is being mined using a dedicated satellite ion exchange facility. This allows ion exchange to take place at the wellfield instead of at the central plant. A wellfield consists of a series of injection wells, production (extraction) wells and monitoring wells drilled in specified patterns. Wellfield pattern is crucial to minimizing costs and maximizing efficiencies of production. The satellite facilities allow mining of each wellfield using its own native groundwater.

Environmental Considerations and Permitting

        Uranium mining is regulated by the federal government, states and, in some cases, by Indian tribes. Compliance with such regulation has a material effect on the economics of URI's operations and the timing of project development. URI's primary regulatory costs have been related to obtaining licenses and permits from federal and state agencies before the commencement of mining activities. The current environmental regulatory requirements for the ISR industry are well established. Many ISR mines have gone full cycle without any significant environmental impact. However, the public anti-nuclear lobby can make environmental permitting difficult and timing unpredictable.

        U.S. regulations pertaining to climate change continue to evolve in both the U.S. and internationally. URI does not anticipate any adverse impact from these regulations that would be unique to URI's operations.

        Radioactive Material License.    Before commencing operations in both Texas and New Mexico, URI must obtain a radioactive material license. Under the federal Atomic Energy Act, the NRC has primary jurisdiction over the issuance of a radioactive material license. However, the Atomic Energy Act also allows for states with regulatory programs deemed satisfactory by the Commission to take primary responsibility for issuing the radioactive material license. The Commission has ceded jurisdiction for such licenses to Texas, but not to New Mexico. Such ceding of jurisdiction by the Commission is hereinafter referred to as the "granting of primacy."

        The Texas Commission of Environmental Quality (TCEQ) is the administrative agency with jurisdiction in Texas over the radioactive material license. For operations in New Mexico, radioactive material licensing is handled directly by the NRC.

        See "—Properties" and "—Legal Proceedings" for the status of URI's radioactive material license for New Mexico and Texas.

        Underground Injection Control Permits ("UIC").    The federal Safe Drinking Water Act creates a nationwide regulatory program protecting groundwater. This law is administered by the USEPA. However, to avoid the burden of dual federal and state regulation, the Safe Drinking Water Act allows for the UIC permits issued by states to satisfy the UIC permit required under the Safe Drinking Water Act under two conditions. First, the state's program must have been granted primacy. Second, the USEPA must have granted, upon request by the state, an aquifer exemption. The USEPA may delay or decline to process the state's application if the USEPA questions the state's jurisdiction over the mine site.

        Texas has been granted primacy for its UIC programs, and the Texas Commission on Environmental Quality ("TCEQ") administers UIC permits. The TCEQ also regulates air quality and surface deposition or discharge of treated wastewater associated with the ISR mining process.

        New Mexico has also been granted primacy for its UIC program. The Navajo Nation has been determined eligible for treatment as a state, but it has not requested the grant of primacy from the USEPA for uranium related UIC activity. Until the Navajo Nation has been granted primacy, ISR uranium mining activities within Navajo Nation jurisdiction will require a UIC permit from the USEPA. Despite some procedural differences, the substantive requirements of the Texas, New Mexico and USEPA underground injection control programs are very similar.

        Properties located in Indian Country remain subject to the jurisdiction of the USEPA. Some of URI's properties are located in areas that may be in Indian Country.

        See "—Properties" and "—Legal Proceedings" for a description of the status of URI's UIC permits in Texas and New Mexico.

        Other.    In addition to radioactive material licenses and UIC permits, URI is also required to obtain from governmental authorities a number of other permits or exemptions, such as for wastewater discharge, for land application of treated wastewater, and for air emissions.

        In order for a licensee to receive final release from further radioactive material license obligations after all of its mining and post-mining cleanup have been completed, approval must be issued by the TCEQ for Texas properties along with concurrence from the NRC and for properties in New Mexico by the NRC.

        In addition to the costs and responsibilities associated with obtaining and maintaining permits and the regulation of production activities, URI is subject to environmental laws and regulations applicable to the ownership and operation of real property in general, including, but not limited to, the potential responsibility for the activities of prior owners and operators.

Reclamation and Restoration Costs and Bonding Requirements

        At the conclusion of mining, a mine site is decommissioned and decontaminated, and each wellfield is restored and reclaimed. Restoration involves returning the aquifer to its pre-mining use and removing evidence of surface disturbance. Restoration can be accomplished by flushing the ore zone with native ground water and/or using reverse osmosis to remove ions, minerals and salts to provide clean water for reinjection to flush the ore zone. Decommissioning and decontamination entails dismantling and removing the structures, equipment and materials used at the site during the mining and restoration activities.

        URI is required by the State of Texas regulatory agencies to obtain financial surety relating to certain of its future restoration and reclamation obligations. URI has a combination of bank Letters of Credit (the "URI L/Cs") and performance bonds issued for the benefit of URI to satisfy such regulatory requirements. The URI L/Cs were issued by Bank of America and the performance bonds have been issued by United States Fidelity and Guaranty Company ("USF&G"). The URI L/Cs relate primarily to URI's operations at its Kingsville Dome and Vasquez projects and amounted to $5,858,000, at March 31, 2012, December 31, 2011 and December 31, 2010. The URI L/Cs are collateralized in their entirety by certificates of deposit.

        The performance bonds were $2,834,000 on March 31, 2012, December 31, 2011 and December 31, 2010, and related primarily to URI's operations at Kingsville Dome and Rosita. USF&G has required that URI deposit funds collateralizing a portion of the bonds, and at December 31, 2011 URI had made deposits to fully collateralize the bond amounts. At December 31, 2010 URI had approximately $884,000 deposited as cash collateral for the bonds.

        URI estimates that its actual reclamation liabilities for prior operations at Kingsville Dome, Vasquez and Rosita at March 31, 2012 and December 31, 2011 are about $6.7 million and $7.0 million, respectively, of which the net present value of $4.5 million and $4.7 million is recorded as a liability on URI's balance sheet as of March 31, 2012 and December 31, 2011, respectively.

        URI's financial surety obligations are reviewed and revised periodically by the Texas regulators.

        In New Mexico, surety bonding will be required before commencement of mining and will be subject to annual review and revision by the NRC and the State of New Mexico or the USEPA.

Water Rights

        Water is essential to the ISR process. It is readily available in South Texas. In Texas, water is subject to capture, and URI does not have to acquire water rights through a state administrative process. In New Mexico, water rights are administered through the New Mexico State Engineer and can be subject to Indian tribal jurisdictional claims. New water rights or changes in purpose or place of use or points of diversion of existing water rights, such as those in the San Juan and Gallup Basins where URI's properties are located, must be obtained by permit from the State Engineer. Applications may be approved subject to conditions that govern exercise of the water rights.

        Jurisdiction over water rights becomes an issue in New Mexico when an Indian nation, such as the Navajo Nation, objects to the State Engineer's authority and claims tribal jurisdiction over Indian Country. This issue may result in litigation between the Indian nation and the state, which may delay action on water right applications, and can require applications to the appropriate Indian nation and continuing jurisdiction by the Indian nation over use of the water. The foregoing issues have arisen in connection with certain of URI's New Mexico properties.

        In New Mexico, URI holds approved water rights to provide sufficient water to conduct mining at the Churchrock project and Section 24 for the Crownpoint project for the projected life of these mines. URI also holds two unprotested senior water rights applications that, when approved by the New Mexico State Engineer, would provide sufficient water for future extensions of the Crownpoint project.

Competition

        A primary area of competition is in the identification and acquisition of properties with high prospects of potential producible reserves. URI competes with multiple exploration companies for both properties as well as skilled personnel. There is global competition for uranium properties, capital, customers and the employment and retention of qualified personnel. In the production and marketing of uranium, there are a number of producing entities, some of which are government controlled and all of which are significantly larger and better capitalized than URI is. Many of these organizations also have substantially greater financial, technical, manufacturing and distribution resources than URI has.

        URI's uranium production also competes with uranium recovered from the de-enrichment of highly enriched uranium obtained from the dismantlement of United States and Russian nuclear weapons and imports to the United States of uranium from the former Soviet Union and from the sale of uranium inventory held by the United States Department of Energy. In addition, there are numerous entities in the market that compete with URI for properties and are attempting to become licensed to operate ISR facilities. If URI is unable to successfully compete for properties, capital, customers or employees or alternative uranium sources, it could have a materially adverse effect on URI's results of operations.

        With respect to sales of uranium, URI competes primarily based on price. URI markets uranium to utilities and commodity brokers and is in direct competition with supplies available from various sources worldwide. URI believes it competes with multiple operating companies in the mining and sale of uranium.

Available Information

        URI's address is: Uranium Resources, Inc., 405 State Highway 121 Bypass, Building A, Suite 110, Lewisville, Texas 75067. URI's phone number is: 972.219.3330. URI's Internet website address is www.uraniumresources.com. The information found on URI's Internet website is not part of this joint proxy statement/prospectus. Please see "Where You Can Find More Information" for details on the reports URI files with the SEC.

Properties

South Texas

        URI currently controls three production properties and two exploration properties in the state of Texas. These properties are owned by URI's wholly-owned subsidiary, URI, Inc. The Kingsville Dome,

Rosita and Vasquez production properties and the Los Finados exploration property are shown in Figure 1.1 and are described below.

Figure 1.1. Texas Properties Location Map

  Kingsville Dome (Figure 1.2)

        The Property.    The Kingsville Dome property consists of mineral leases from private landowners on about 2,434 gross and 2,227 net acres located in central Kleberg County, Texas. The leases provide for royalties based upon a percentage of uranium sales of 6.25% to 9.375%. The leases have expiration dates ranging from 2000 to 2007, however URI holds most of these leases through its continuing restoration activities; and with a few minor exceptions, all the leases contain clauses that permit URI to extend the leases not held by production by payment of a per acre royalty ranging from $10 to $30. URI has paid such royalties on all material acreage. Mineralization is found in the Goliad formation at depths of 600 to 750 feet.

        Production History.    Initial production commenced in May 1988. From then until July 1999, URI produced a total of 3.5 million pounds. Production was stopped in July 1999, because of depressed uranium prices. URI resumed production at Kingsville Dome in April 2006 and produced 94,100 pounds of uranium in 2006, 338,100 pounds in 2007, 252,000 pounds in 2008 and 56,000 pounds in 2009. URI had no production in 2010 or 2011. URI made approximately $159,000 in capital expenditures in 2009, $150,000 in 2010 and $141,000 in 2011.

        Permitting Status.    A radioactive material license and underground injection control permit have been issued. As new areas are proposed for production, additional authorizations under the area permit are required. See "—Legal Proceedings."

        Restoration and Reclamation.    During 2011, URI conducted restoration activities as required by the permits and licenses on this project spending approximately $940,000 on restoration activities. In 2010 and 2009, URI spent approximately $903,000 and $963,000, respectively. Since URI began its groundwater activities in 1998, URI has processed and cleaned approximately 2.5 billion gallons of groundwater at the Kingsville Dome project.

Figure 1.2. Kingsville Dome Property

  Rosita (Figure 1.3)

        The Property,    The Rosita property consists of mineral leases from private landowners on about 3,377 gross and net acres and the Rosita South property consists of mineral leases from private land owners on about 1,795 gross acres and 1,479 net acres located in north-central Duval County, Texas. The leases provide for sliding scale royalties based on a percentage of uranium sales. Royalty percentages on average increase from 6.25% up to 18.25% when uranium prices reach $80.00 per pound. The leases have expiration dates ranging from 2012 to 2015. URI is holding these leases by payment of rental fees ranging from $10 to $30 per acre. Mineralization is found in the Goliad Formation at depths of 125 to 350 feet.

        Production History.    Initial production commenced in 1990. From then until July 1999, URI produced a total of 2.64 million pounds. Production was stopped in July of 1999 because of depressed uranium prices. Production from a new wellfield at Rosita wellfield was begun in June 2008. However, technical difficulties that raised the cost of production coupled with a sharp drop in uranium prices led to the decision to shut-in this wellfield in October 2008 after 10,200 pounds were produced. URI had no production from Rosita in 2009, 2010 or 2011.

        URI's capital expenditures were approximately $167,000, $137,000 and $40,000 in 2011, 2010 and 2009, respectively.

        Restoration and Reclamation.    URI is conducting restoration and reclamation activities at this project and is currently in stabilization in URI's first two Production Areas. During 2010, URI's primary groundwater activity consisted of collecting groundwater samples throughout the year for stability testing. URI spent $0 in 2011 and 2010 and approximately $247,000 on restoration activities in 2009. Since URI began its groundwater activities in 2000, URI has processed and cleaned approximately 1.3 billion gallons of groundwater at the Rosita project.

        Permitting Status.    A radioactive material license and an underground injection control permit have been issued for the Rosita property. Production could resume in areas already included in existing Production Area Authorizations. As new areas are proposed for production, additional authorizations under the permit will be required.

 Figure 1.3. Rosita Property

  Vasquez (Figure 1.4)

        The Property.    URI has a mineral lease on 872 gross and net acres located in southwestern Duval County, in South Texas. The primary term expired in February 2008; however, URI held the lease by production and is currently in restoration. The lease provides for royalties based upon 6.25% of uranium sales below $25.00 per pound and royalty rate increases on a sliding scale up to 10.25% for uranium sales occurring at or above $40.00 per pound. Mineralization is found in the Oakville formation at depths of 200 to 250 feet.

        Production History.    URI commenced production from this property in October 2004. URI's capital expenditures in 2011 were approximately $97,000. URI had approximately $78,000 in capital expenditures at Vasquez in 2010. URI had approximately $194,000 in capital expenditures at Vasquez in 2009. URI had no production from Vasquez in 2011, 2010, and 2009.

        Restoration and Reclamation.    URI is conducting ongoing restoration and reclamation activities at this project and have spent $590,000, $470,000 and $591,000 in 2011, 2010 and 2009, respectively for such activities. Since the commencement of groundwater restoration activities at the end of 2007, URI has treated approximately 365 million gallons of groundwater.

        Permitting Status.    All of the required permits for this property have been received.

Figure 1.4. Vasquez Property

  Los Finados Project (Figure 1.5)

        On December 30, 2010, URI entered into a three year lease option agreement with a large Texas landowner for the exploration of 53,524 acres in Kenedy County, Texas. The agreement includes an option to lease the acreage for future uranium production.

        The property is located within the prolific South Texas uranium district which has been a major producer of uranium for half a century. Situated near uranium mining operations that produce from the Goliad Formation, the property also hosts several oil and gas fields and is bisected by a major depositional channel system. These provide the geologic, stratigraphic, and geochemical components for uranium deposition and water-saturated host sand with good rock permeability. Locally, water samples taken from a number of wells on the property contain levels of uranium or uranium decay products that indicate anomalously high concentrations of uranium in nearby rock.

        The lease option agreement included a $1.0 million fee paid at signing. It requires a minimum exploration obligation of one hundred exploration wells or $1.0 million investment in the first year, an additional two hundred exploration wells or $1.5 million investment in the second year and, in the third year, an additional two hundred exploration wells or $2.0 million investment. Investment or drilling in excess of the minimum requirement in any year counts toward the following year's requirements. The uranium mining lease can be acquired at any time at a cost of $200 per acre. Royalties on uranium sales are determined by a sliding scale ranging from 10% to 20.5% based on the price received. In a separate letter agreement, the parties established guidelines for securing a major partner for the exploration projects, which is a condition for exercise of the lease option.

        In May 2011, URI entered into an exploration agreement with Cameco Texas, Inc. ("CTI"), a subsidiary of Cameco (NYSE: CCJ) on the Los Finados project. The agreement with CTI also includes a three phase exploration program. URI completed Phase I of the project in November, 2011 and URI and CTI committed to Phase II of the program and began drilling under this phase in December, 2011. Phase II drilling is expected to be completed in mid-2012 and after the completion of Phase II CTI may within 60 days elect to continue to the next phase of the exploration program. Under this agreement, CTI will fund the majority of the exploration costs and can earn up to a 70% interest in the project in consideration for their investment. Upon execution of the exploration agreement, CTI paid URI $300,000.

        During the first year, or Phase I of exploration activities, a total of 19 exploration boreholes were completed totaling 24,560 feet of drilling. Based on the first year, or Phase I, results, the Phase II exploration drilling program is currently underway to continue assessing the exploration lease area.

 Figure 1.5. Los Finados Property

59 miles to
Corpus Christi
US HWY 77
78 miles to
Brownsville
N
Legend
0 0.30.6 1.2 1.8 2.4
Miles
URI, INC.
Los Finados Property
Kenedy County, Texas
Boundary Map
Kingsville, Texas
March 2011

  Marshall Exploration Property (Figure 1.6).

        The Marshall Property is a Goliad and Oakville prospect consisting of 2,467 gross and net acres. It is located in Duval and McMullen counties, Texas. During 2008, URI drilled 280 exploration holes and discovered significant mineralization. Further evaluation will need to be conducted to determine if this property can be mined using ISR methods.

Figure 1.6. Marshall Exploration Property

New Mexico

        General.    URI has various interests in properties located in New Mexico. These properties are owned by URI's wholly owned subsidiary, HRI (Figure 1.7). URI has fee lands, patented and unpatented mining claims, mineral leases and some surface leases. URI has spent $13.3 million to date on permitting for New Mexico. Additional expenditures will be required and could be material. URI is unable to estimate the amount. URI expects that these costs will be incurred over multiple years.

 Figure 1.7. Location of New Mexico Properties

  Churchrock/Mancos (Figure 1.8)

        The Property.    The Churchrock project encompasses about 3,458 gross and net acres. The properties are located in McKinley County, New Mexico and consist of three parcels, known as Section 8, Section 17 and Mancos. None of these parcels lies within the area generally recognized as constituting the Navajo Reservation. See "—Legal Proceedings."

        The Churchrock Section 8 Uranium property is about 10 miles northeast of Gallup, NM. It is north of Highway 40 on NM Highway 566. The land is best described as an open, slightly sloping canyon surrounded to the north, east, and west by talus slopes grading to table land or mesa.

        URI's access is expected to be by the proposed construction of a highway turnout from Highway 566. Due to URI's planned increases in construction and operational traffic, this turnout will provide safe access to the Project. This proposal has been submitted to the New Mexico Department of Transportation, the Navajo Tribal Nation, and the State Land Office and requires approval of rights-of-way for the turnout by the Land Office, Navajo Nation and Department of the Interior. Construction of the turnout will begin after the appropriate approvals are obtained. If this approval is not obtained,

URI will explore alternative means of access. Access to the Mancos project is via 4-wheel drive ranch roads west of State Highway 566.

        URI holds an NRC license for and owns the mineral estate in fee for the 200 acres located in NE 1/4 and the SW 1/4 of the NW 1/4 of Section 17, T16N, R16W. The balance of the 440 acres of mineral Section 17, T16N,R16W is also held in fee. In Section 8, T16N, R16W, URI owns the SE 1/4 in fee and holds the minerals in the rest of the section with 26 unpatented federal mining claims (UNC1A thru UNC 26). For the Mancos Property, URI owns the minerals in Section 13, T16N, R17W, in fee, the minerals in the NW 1/4 of Section 7, T16N, R16W, in fee and holds the minerals in the E 1/2 of Section 12, T16N, R17W, with 20 unpatented federal mining claims (KP1A thru KP5A, KP19, KP36, 121617-14A thru 121617-18A, 121617-20A thru 121617-23A and 121617-32A thru 121617-35A). The federal unpatented mining claims are all held through the payment of a $140.00 assessment fee each year on each claim.

        Mineralization occurs in the Westwater Member of the Morrison Formation at depths of 800 to 1,700 feet.

        The surface estate on Section 17, Mancos Section 13 and Mancos Section 7 is owned by the United States Government and held in trust for the Navajo Nation. On those sections URI has royalty obligations ranging from 5% to 6 1/4% and a 2% overriding royalty obligation to the Navajo Nation for surface use agreements. The total royalties on Section 8 depend on the sales price of uranium. Aggregate royalties are potentially as much as 39.25% at the current price of uranium.

        Development Plan.    URI anticipates that Churchrock will be the first of URI's New Mexico properties URI will develop. URI spent about $59,000, $139,000 and $219,000 in 2011, 2010 and 2009, respectively, for permitting activities and land holding costs. In December 2006, URI entered into a joint venture with Itochu to jointly develop this property and in March 2009 the joint venture was terminated.

        Water Rights.    The State Engineer approved URI's water rights application in October 1999 and granted URI sufficient water rights for the life of Churchrock.

        Permitting Status.    URI has the radioactive material license for Section 8. This license is subject to the continuing proceedings described under "—Legal Proceedings." With respect to the UIC permits, see "—Legal Proceedings." URI does not plan to pursue permits for Mancos at this time.

Figure 1.8. Churchrock / Mancos Property Mineral Ownership

  Crownpoint (Figure 1.9)

        The Property.    The Crownpoint properties are located in the San Juan Basin, 22 miles northeast of URI's Churchrock deposits and 35 miles northeast of Gallup, New Mexico, adjacent to the town of Crownpoint, New Mexico. The properties consist of 640 gross and 556 net acres. URI holds the minerals in the NW 1/4 of Section 9, T17N, R13W with 9 unpatented federal mining claims (CP-1 thru CP9) and the minerals in the SW 1/4 of Section 24, T17N, R13W with 10 unpatented federal mining claims (CP-10 thru CP-19). In the SE 1/4 of Section 24, T17N, R13W URI owns in fee a 40% interest in the minerals on approximately 140 acres and holds 100% of the minerals on 20 additional acres with two unpatented federal mining claims (Consol I and Consol II). In the NE 1/4 of Section 25, T17N, R13W URI holds the minerals with eight unpatented federal mining claims (Hydro-1 thru Hydro-8). The federal unpatented mining claims are held through the payment of a $140.00 assessment fee each year on each claim. Access is via paved road from State Highway 371, through the town of Crownpoint to Church Road to the main gate of the property.

        Mineralization is found in the Westwater Member of the Morrison Formation at a depth of from 2,100 to 2,300 feet. Three pilot shafts were commenced on the property in the early 1980's but were never completed. Surface facilities dating from those activities including buildings and their associated electrical/water infrastructure are still in-place and are currently used as offices and storage facilities.

        Development Plan.    URI spent about $9,000, $3,000 and $3,000 in 2011, 2010 and 2009, respectively, for permitting activities and land holding costs.

        Water Rights.    The State Engineer approved URI's water rights application in 2004 and granted URI sufficient water rights for ISR operations for the life of Crownpoint Section 24 mining. URI has two additional pending applications for appropriations of water, which give URI the first two "positions in line" on the hearings list for the San Juan Basin. These additional pending water rights applications may involve a claim of jurisdiction by the Navajo Nation.

        Permitting Status.    The surface estate on Section 19 and 29 is owned by the United States Government and held in trust for the Navajo Nation and may be subject to the same jurisdictional dispute with respect to the UIC permit as for Section 8 and 17 in Churchrock.

 Figure 1.9. Crownpoint Property Mineral Ownership

  Nose Rock (Figure 1.10)

        The Nose Rock property consists of approximately 6,400 acres and is located about 12 miles northeast of Crownpoint, New Mexico. The minerals are held in fee on Sections 10, 11, 15, 17, 18, 19, 20, 29, 30 and 31 all in T19N, R11W. Access to the property is via a 4 1/2 mile private paved road north of Tribal Road 9. The property was developed by Philips Uranium Corporation in the early 1980's and includes two circular concrete-lined shafts that have been completed to a depth of 3,300 feet. Both shafts have been plugged at surface and just above the Westwater. There is no usable surface infrastructure on site. Mineralization occurs in the Westwater Member of the Morrison Formation.

 Figure 1.10. Nose Rock Property Mineral Ownership

  West Largo (Figure 1.11)

        The West Largo property is comprised of six contiguous sections of land located in McKinley County, New Mexico about 21 miles north of the town of Milan, New Mexico and about three miles west of State Highway 509. Access is via a nine-mile 4-wheel drive road from State Highway 509. The minerals on sections 17, 19, 21 and 29 T15N, R10W are held in fee and the minerals on sections 20 and 28 T15N, R10W are held by 75 unpatented federal mining claims (ID21 thru ID91 and ID95 thru ID98). The federal unpatented mining claims are held through the payment of a $140.00 assessment fee each year on each claim.

        Mineralization occurs in the Westwater Member of the Morrison Formation at depths ranging from 2,000 to 2,750 feet depending on surface topography. Over 1,000 drill holes were used to define the mineralization in the late 1970's and early 1980's. Other than this exploration drilling, there has been no development on this property.

Figure 1.11. West Largo Property Mineral Ownership

  Roca Honda (Figure 1.12)

        The Roca Honda property is comprised of four sections of land totaling approximately 2,560 acres located about 4 miles northwest of the town of San Mateo in McKinley County, New Mexico. Sections 13, 15 and 17, T13N, R8W are held in fee and Section 8, T13N, R8W is held by 36 unpatented federal mining claims (Roca Honda 55 thru Roca Honda 63, Roca Honda 82 thru Roca Honda 90, Roca Honda 109 thru 117 and Roca Honda 136 thru Roca Honda 144). The federal unpatented mining claims are held through the payment of a $140.00 assessment for each year on each claim. The property is accessed over various 4-wheel drive ranch roads north of State Highway 605.

        Mineralization occurs in the Westwater Member of the Morrison Formation at depths ranging from 1,700 on Section 17 to over 3,300 feet in Section 13. In the late 1970's and early 1980's, various operators drilled 620 exploration holes on the property. In the late 1980's, Kerr-McGee sank a shaft to a depth of 1,475 feet on Section 17 to develop the property, then known as the Lee Mine. The shaft was stopped short of the ore zone and the mine closed down when uranium prices fell in 1983. There is no useable infrastructure on surface.

Figure 1.12. Roca Honda Property Mineral Ownership

        Potential ISR and OSL Areas (Figures 1.13 & 1.14).    Several areas in T13N R 9 W and T14 N R 10W are being considered for application of ISR methods (Sections 13 and 17 of T13N R9W and Sections 5 and 27 of T14 N R 10W). All land described is owned in fee.

        In November 2008, URI received an exploration permit from the New Mexico Mining and Minerals Division on Section 13. The permit allowed URI to drill up to ten holes for the purpose of extracting core samples. The drilling was completed in September 2010, and URI received preliminary results from a third-party laboratory analysis which demonstrated low organic carbons. This result indicates that some of the 860,000 pounds of in-place non-reserve mineralized material at this property may be amenable to ISR mining. This property is not yet licensed or permitted. Although further leaching studies will be required to establish recovery percentages in a full scale mining scenario, URI does not currently plan such additional work until after the completion of the feasibility study currently underway on URI's Churchrock/Crownpoint ISR project.

        Two other sections in T14N R10W (Sections 23 and 25) have been the site of extensive development and mining in the past and could provide targets for the application of Old Stope Leaching operations. Mineral on these two sections is owned in fee.

Figure 1.13. West Ambrosia area

 Figure 1.14. T13N R9W Area

Insurance

        URI's properties are covered by various types of insurance including property and casualty, liability and umbrella coverage. URI has not experienced any material uninsured or underinsured losses related to its properties in the past and believes that sufficient insurance coverage is in place.

Reclaimed Properties

        URI has completed production and groundwater restoration on its Benavides and Longoria projects in South Texas. URI completed the final stages of surface reclamation on these projects and received full and final release for these sites in 1999.

        URI acquired the Section 17 leases in the New Mexico Churchrock district from United Nuclear Corporation, which had conducted underground mining for uranium on Section 17 and had reclaimed these properties. In the acquisition, URI assumed any liability of United Nuclear Corporation for any remaining remediation work that might be required. The New Mexico Energy Minerals and Natural Resources Department has not determined what, if any, additional remediation would be required under the New Mexico Mining Act. If more remediation work is required, URI believes it would not involve material expenditures as required by the New Mexico Energy Minerals and Natural Resources Department regulation.

        In January 2008, the NNEPA notified URI of its analysis that indicated potentially uranium contaminated materials present on the Churchrock Section 17 mine site. In response, URI has performed a comprehensive characterization of the Churchrock Site at Section 17 and lands adjacent to the site area and completed the field work during the spring/summer of 2009. This study was completed in September 2009 and URI believes that any off-site mine-related impacts at Section 17 and adjacent lands are minor. The jurisdiction of the Navajo Nation to require additional remediation at the Section 17 site, and its criteria for further remediation, are unknown.

        See "—Legal Proceedings" for a description of the status of the NNEPA letter and UNC Demand for Indemnity in New Mexico.

Legal Proceedings

ENDAUM Litigation

        Eastern Navajo Dine Against Uranium Mining ("ENDAUM"), its individual members, Larry King and Christine Smith, Plaintiffs, v. David Martin, Secretary of the Environment and the New Mexico Environment Department, Defendants, Hydro Resources Inc., Defendant-Intervenor. Case No. D-101-CV-2011-02270. First Judicial District Court , County of Santa Fe, State of New Mexico. Plaintiff's Complaint for Declaratory Judgment and Injunctive Relief claims that the Secretary of the Environment and the Environment Department misinterpret the regulations governing ground water discharge permits issued pursuant to the New Mexico Water Quality Act and that defendants have no authority under the Water Quality Act to accept HRI's DP-558 discharge permit application as a permit renewal. ENDAUM claims that HRI's existing DP-558 is no longer valid and is not in timely renewal contrary to the position taken by the Environment Department. If ENDAUM's challenge is successful, HRI would be required to apply for and obtain a new Discharge Permit before commencing any discharge at its Section 8 property, which could materially delay URI's development plan. URI has intervened in this matter and has challenged the plaintiffs' standing. A hearing on ENDAUM's motion for summary judgment was held on March 8, 2012. The Court ruled that the summary judgment motion was not ripe for review at this time because no construction or activity had taken place on Section 8. A hearing on the Motion for Preliminary Injunction was scheduled for April 2, 2012 but was cancelled because of the judge's ruling on March 8, 2012. URI is currently completing briefing on its motion for summary judgment challenging ENDAUM's standing to bring its case against NMED. The case is scheduled for a trial on June 18, 2012.

Dispute over Kleberg County Settlement Agreement

        On September 28, 2007, URI filed suit against the County in the 105th Judicial District Court, Kleberg County, Texas for declaratory relief interpreting the December 2004 Settlement Agreement between Kleberg County and URI as to the level of groundwater restoration URI agreed to achieve in Kingsville Dome Production Areas 1 and 2 and for recovery of URI's legal fees and costs of the suit. The County filed a counterclaim alleging URI had breached the terms of the December 2004 Settlement Agreement and asked for a Declaratory Judgment and injunctive relief ordering URI to cure various alleged breaches of that agreement and asked that the County be awarded its legal fees and costs of suit.

        Trial to the bench commenced on December 12, 2011, and continued through December 16, 2011 at which time the trial was recessed. After multiple delays, the trial resumed on February 12, 2012 and continued through February 23, 2012. The trial resumed on May 14, 2012 and closed on May 18, 2012 with the court rendering a ruling from the bench on that date. The court found that:

  •
  URI had not breached the agreement and had fulfilled the terms of the most highly disputed portion of the agreement which allowed URI, upon compliance with its terms, to recommence mining in Kingsville Dome Production Area 3;

  •
  URI had the right to and should be allowed to mine in the Kingsville Dome;

  •
  URI must continue to restore Well I-11, until it has been returned to its previous use, which is suitable for irrigation purposes; and

  •
  Each side should bear its costs and attorneys' fees.

        The Court requested that each side submit a proposed final judgment reflecting the Court's ruling. URI submitted its proposed judgment on May 25, 2012, and the County has submitted a proposed judgment and a request for the Court to reconsider its ruling regarding attorneys' fees. If the court does not enter an order for at least partial attorneys' fees for the County and does not reverse its ruling with regard to the resumption of mining in the Kingsville Dome, URI expects that the County will appeal the court's judgment. URI has continued to offer to discuss a resolution of this matter as long as the resolution includes termination of the December 2004 Settlement Agreement and the end of this litigation. If the County decides to appeal, URI believes it also has appealable issues to present. URI would request its attorneys' fees and costs on appeal.

Kingsville Dome Production Disposal Well Permit Renewals and Production Area Authorization 3

        After an August 2005 hearing, the TCEQ voted unanimously on February 22, 2006 to renew URI's disposal well permits, WDW-247 and WDW-248, and to issue Kingsville Dome Production Area Authorization 3. A citizens group and a Ms. Garcia filed in the 201st Judicial District Court, Travis County, Texas for judicial review of the TCEQ action in June 2006. The Texas Attorney General answered in defense of TCEQ and URI intervened to defend the TCEQ's action granting the permit renewals and production area authorization. The two cases have been consolidated; a judge has been assigned; and, in June 2007, the TCEQ submitted the administrative record to the court for review.

        In June 2007, an attorney claiming to have been newly engaged by a plaintiff, Ms. Garcia, notified all parties that Garcia wished to withdraw from the litigation and requested that no further action be taken and that her action be dismissed. On June 27, 2007, Ms. Garcia's original counsel moved to appoint a guardian or representative for Ms. Garcia. URI challenged the sufficiency of the request for appointment of a guardian or representative for Ms. Garcia; and Ms. Garcia's original counsel set his motion for hearing in August 2007. Before the hearing date, original counsel for Ms. Garcia, tentatively rescheduled the hearing for October 24, 2007 and then canceled that hearing date. No further action on the matter has been scheduled; and mining in Production Area 3 and the rest of URI's Kingsville Dome mines has ceased, leaving the entire mine site in the process of groundwater restoration.

        The permits and production area authorization issued by TCEQ remain effective unless overturned by a reviewing Court.

NNEPA letter and UNC/GE Demand for Indemnity

        By letter dated January 23, 2008, the NNEPA sent a document dated September 2007 titled "Radiological Scoping Survey Summary Report for the Old Churchrock Mine Site" ("Survey Report") to URI's subsidiary, HRI and United Nuclear Corporation and General Electric ("UNC/GE"). The Survey Report was reportedly prepared in response to a claim by NNEPA against HRI and UNC/GE for potential liability for uranium contaminated materials present on HRI's Churchrock Mine Site. NNEPA requested HRI and UNC/GE to undertake a "comprehensive and detailed characterization" of HRI's Churchrock Mine Site and adjacent lease areas, as recommended in the Survey Report.

        By letter dated January 29, 2008, UNC and GE, pursuant to a Supplemental Purchase Agreement and Guarantee, demanded that HRI and URI defend and indemnify it for all loss, cost, expense, liabilities and obligations that have been or will be incurred or sustained by GE and UNC with respect to the request asserted by NNEPA.

        In response HRI and URI along with UNC and GE completed a site assessment of the Old Churchrock Mine Site for potential contamination from historic mining. In August 2009, URI submitted to NNEPA a site characterization report prepared by a third-party environmental consulting firm, Intera, Inc. This assessment concluded that the conditions at the Old Churchrock Mine Site did not result in any significant off-site impact related to the prior mining activity. NNEPA is presently evaluating the site characterization report. In the event that a governmental authority issues a formal Administrative Order or files a lawsuit, URI and UNC will be considered to have reserved their respective rights and defenses to the indemnity claims, and will immediately seek and attempt to resolve, in good faith, any areas of dispute which may exist at that time. Any such Administrative Order or lawsuit could have a material adverse effect on URI.

Navajo Notice of Violation

        On April 5, 2012, HRI received a Notice of Violation and Order to Comply with the Navajo Nation Civil Trespass Act (the "Order") from the Navajo Nation Division of Natural Resources. The Order assessed a $50 civil assessment for alleged trespasses on Section 9, Township 16 North, Range 16 West, N.M.P.M. ("Section 9"), which is land held in trust by the United States for the Navajo Nation ("Trust Lands"). The Order also asserts that HRI's Section 8 Churchrock property cannot be reached from State Highway 566 without crossing either Section 9 or Section 17, both of which are Trust Lands, and that the Highway 566 right-of-way does not abut or extend into the Section 8 Churchrock property. The Order orders HRI to cease entering upon and crossing Section 9 and Section 17 for the purpose of transporting vehicles, equipment and/or personnel to the Section 8 Churchrock property until HRI obtains an appropriate right-of-way from the Navajo Nation, or provides documentation of a validly existing right-of-way or easement. On April 18, 2012, HRI and the Navajo Nation entered into a tolling agreement to stay the time for HRI to appeal the Order while negotiations were ongoing. On May 11, 2012, the Navajo Nation terminated the tolling agreement in accordance with its terms. On May 24, 2012, HRI filed a notice of appeal with the Navajo Nation Office of Hearings and Appeals Division of Natural Resources. The appeal is pending. URI continues to attempt to have a dialogue with the Navajo Nation. If the Order is not lifted or vacated, URI's development plan could be materially adversely affected.

Other

        URI is subject to periodic inspection by certain regulatory agencies for the purpose of determining compliance by URI with the conditions of its licenses. In the ordinary course of business, minor violations may occur; however, these are not expected to result in material expenditures or have any other material adverse effect on URI.

Market for URI's Common Stock and Related Stockholder Matters

        From April 12, 2007 to July 1, 2010 URI's common stock was listed on the NASDAQ Global Market under the symbol "URRE." Effective, July 2, 2010, URI's listing was transferred to the NASDAQ Capital Market because URI had failed to regain compliance with the $1.00 per share minimum bid price by July 7, 2010, and URI was granted until January 4, 2011 to demonstrate compliance with the minimum $1.00 bid price requirement of The NASDAQ Capital Market. In October 2010, URI regained compliance with the $1.00 per share minimum bid price requirement for continued listing on the NASDAQ Capital Market.

        On January 17, 2012 URI received notice from NASDAQ that it had failed to maintain compliance with the $1.00 per share minimum bid price for 30 consecutive business days. URI has been provided a "compliance period" of 180 calendar days to regain compliance with the applicable NASDAQ requirements. URI will regain compliance with the minimum bid requirement if at any time before July 16, 2012, the bid price for URI's common stock closes at $1.00 per share or above for a minimum of 10 consecutive business days. In the event URI does not regain compliance with the minimum bid price rule by July 16, 2012, NASDAQ may provide URI with an additional 180 day compliance period. If URI does not receive the additional 180 day compliance period, or does receive the additional 180 day compliance period, but fails to regain compliance by the end of such period, NASDAQ will provide URI with written notification that its common stock is subject to delisting from the NASDAQ Capital Market. URI may appeal NASDAQ's determination to delist its common stock at that time. See "Risk Factors—URI's common stock is subject to delisting, and URI may not be able to maintain its listing on the NASDAQ Capital Market."

        On [    •    ], 2012, the latest practicable date before the mailing of this joint proxy statement/prospectus, the high and low bid prices for URI's common stock were $[    •    ] and $[    •    ]. The following table sets forth the high and low bid prices for URI's common stock as reported on the applicable markets for the periods indicated:

	Common Stock
Fiscal Quarter Ending	High		Low
June 30, 2012	$	[•]	$	[•]
March 31, 2012		1.21		0.73
December 31, 2011		1.39		0.56
September 30, 2011		1.80		0.68
June 30, 2011		2.18		1.50
March 31, 2011		3.51		1.53
December 31, 2010		3.75		1.14
September 30, 2010		1.38		0.39
June 30, 2010		0.76		0.40
March 31, 2010		0.86		0.69

        As of June 15, 2012, 106,420,250 shares of URI's common stock were outstanding. As of June 15, 2012 there were 115 holders of record.

Dividends

        URI has never paid any cash or other dividends on URI's common stock, and URI does not anticipate paying dividends for the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

        The following table sets forth information as of December 31, 2011 regarding equity compensation to URI's employees, officers and directors under equity compensation plans. URI has no plans under which equity securities are authorized for issuance to non-employees (including lenders, suppliers, customers, advisors or consultants) in exchange for goods and services.

Plan category	Number of shares issuable under outstanding options and rights	Weighted average exercise price	Number of shares available for future issuance
Equity compensation plans approved by security holders	3,805,230	$2.50	2,564,291
Equity compensation plans not approved by security holders	—	—	—
Total	3,805,230	$2.50	2,564,291

Performance Graph

        The following chart compares the yearly changes in total stockholder return on URI's common stock against two other measures of performance. The comparison is on a cumulative basis for URI's last five fiscal years. The other performance measures are the Russell 2000 index, and a peer group consisting of Denison—DNN, Uranerz—URZ, Uranium Energy—UEC and Strathmore Minerals—STHJF. In each case, URI assumed an initial investment of $100 on December 31, 2006 and reinvestment of all dividends. Dates on the following chart represent the last trading day of the indicated fiscal year.

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
December 2011

Management's Discussion and Analysis of Financial Condition and Results of Operation

        The following discussion and analysis should be read in conjunction with the "Selected Financial Data" and URI's Consolidated Financial Statements for the three years ended December 31, 2011 and the three months ended March 31, 2012 and 2011, and related notes thereto, included elsewhere in this joint proxy statement/prospectus. Management's Discussion and Analysis of Financial Condition and Results of Operation that follows contains "forward looking statements." These statements include, without limitation, statements relating to liquidity, financing of operations, continued volatility of uranium prices and other matters. The words "may," "could," "should," "would," "estimate," "project," "believe," "intend," "plan," "anticipate," "expect," "targets" or similar expressions identify forward-looking statements. Readers are cautioned that such forward-looking statements should be read in conjunction with the disclosures under the headings "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" included elsewhere in this joint proxy statement/prospectus.

Financial Condition and Results of Operations

Comparison of Three Months Ended March 31, 2012 and 2011

        Cost of Uranium Sales.    While URI had no uranium production in the first quarter of 2012 or 2011, URI has maintained stand-by, maintenance and restoration activities at its South Texas projects and as a result has incurred operating costs. URI's cost of uranium sales from the sale of produced uranium in the first quarter of 2012 was $655,000 compared with $760,000 in the same period of 2011. Total cost of uranium sales includes operating expenses, depreciation and depletion expenses, amortization of its restoration and reclamation cost estimates, impairment of uranium properties and exploration costs incurred.

        The costs for the first quarter ended March 31, 2012 and 2011 resulted from shut-in costs at URI's Kingsville Dome, Rosita and Vasquez projects.

        Impairment of Uranium Properties.    During the first quarter of 2012 and 2011, URI determined the carrying value of its uranium assets was impaired and recorded an impairment provision of approximately $269,000 and $306,000 in 2012 and 2011, respectively.

        Accretion and Amortization of Future Restoration Costs.    Accretion and amortization of future restoration costs in the first quarter of 2012 and 2011 was $23,000 and $38,000, respectively.

        General and Administrative Charges.    URI incurred general and administrative charges and corporate depreciation of $3.0 million and $2.3 million, respectively in the three months ended March 31, 2012 and 2011.

        Significant expenditures for general and administrative expenses for the three months ended March 31, 2012 and 2011 were:

	Three Months Ended March 31,
	2012	2011
Stock compensation expense	$193,000	$374,000
Salaries and payroll burden	1,175,000	709,000
Legal, accounting, public company expenses	1,205,000	756,000
Insurance and bank fees	151,000	129,000
Consulting and professional services	125,000	209,000
Office expenses	77,000	51,000
Travel and other expenses	87,000	71,000

Total	$3,013,000	$2,299,000

        The non-cash stock compensation expense decrease for the quarter ended March 31, 2012 compared to the same period in 2011 resulted primarily from the amortization of the stock option and restricted stock grants made in December 2011. The value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the input of subjective assumptions, including the expected term of the option award and stock price volatility.

        Compensation costs increased $466,000 in the first quarter of 2012 over the same quarter in 2011 because of bonuses for executive officers and middle management granted in March 2012 in connection with performance criteria for 2011 and an increase in employee count in 2012 compared to 2011.

        URI's legal, accounting and public company expenses increased by $449,000 in the first quarter of 2012 compared with 2011. The main increase resulted from legal activities incurred in 2012 related to the merger activity with Neutron, litigation defense costs incurred in South Texas and permitting/licensing costs related to URI's New Mexico projects.

        Consulting and professional service expenses decreased by $84,000 for the quarter ended March 31, 2012, compared with 2011 as a result of work performed in connection with the preparation of URI's New Mexico feasibility studies in 2011, compensation consultant costs incurred in 2011 and costs in South Texas to advance URI's presence in the local community in 2011.

        Net Losses.    For the three months ended March 31, 2012 and 2011, URI had net losses of $3.6 million and $3.0 million, respectively.

        Cash Flow.    As of March 31, 2012, URI had a cash balance of approximately $9.9 million compared with $11.1 million at the same date in 2011.

        In the first quarter of 2012, URI had cash used in operations of $2.5 million. URI used $1,918,000 in investing activities during the first quarter of 2012 which was primarily from a note receivable of $917,000 issued in March 2012 and made additions to its South Texas and New Mexico property, plant and equipment of $965,000 during the quarter. These expenditures were primarily for land and mineral lease payments and plant construction during the quarter.

        In the first quarter of 2011, URI had cash used in operations of $3.5 million. URI used $732,000 in investing activities during the first quarter of 2011 which was primarily from an increase in the collateral supporting its South Texas financial surety requirements by $500,000 and made additions to its South Texas and New Mexico property, plant and equipment of $222,000 during the quarter. These expenditures were primarily for land and mineral lease payments during the quarter.

Comparison of Twelve Months Ended December 31, 2011, 2010 and 2009

        Production and production costs.    URI's uranium production was zero in both 2011 and 2010 and totaled 59,000 pounds in 2009. In 2006 and 2007 URI saw a decline in Vasquez production and the start-up of production from URI's Kingsville Dome project. The Vasquez project was mined out in 2008 and existing wellfields at Kingsville Dome completed production in the second quarter of 2009.

        Production at URI's Rosita project was suspended in October 2008 because of high cost of production combined with lower uranium prices. Although technically challenging, URI believes the reserves from Rosita can be produced economically with higher uranium prices.

        URI completed production at the Vasquez project in the fourth quarter of 2008 and URI shut-in production at the Kingsville Dome project in the second quarter of 2009. The Vasquez project is now being restored. At the Kingsville Dome and Rosita projects, URI shut-in production to conserve the in-place reserve base in response to a drop in uranium market prices. URI does not intend to resume production at these sites until there is a significant recovery of uranium prices. There is no way to predict whether uranium prices will recover.

        The following table details URI's production and production cost breakdown for the year ended December 31, 2011, 2010 and 2009:

	2011		2010		2009
Kingsville Dome production		—		—	56,100
Vasquez production		—		—	2,200
Rosita production		—		—	700
Total production		—		—	59,000
Total operating costs		$648,000		$395,000	$1,682,000
Per pound operating costs	$	n/a	$	n/a	$28.51
Total depreciation and depletion costs		$600,000		$756,000	$887,000
Per pound DD&A cost	$	n/a	$	n/a	$15.02
Total production costs		$1,248,000		$1,151,000	$2,569,000
Production cost per pound	$	n/a	$	n/a	$43.53

        Total operating costs, total depreciation and depletion costs and total production costs incurred for the periods presented above differ from the cost of uranium sales recorded in consolidated statements of operations because of changes in the amounts recorded to inventory for the same periods. The cost of uranium sales include the sales of uranium inventory on hand at the beginning of the period and do not include uranium produced during the period but not sold at period end.

        The following table provides a reconciliation of production costs to cost of uranium sales for the year ended December 31, 2011, 2010 and 2009:

	2011	2010	2009
Operating costs	$648,000	$395,000	$1,682,000
Change in uranium inventory	—	—	1,011,000

Operating expense for uranium production sold	$648,000	$395,000	$2,693,000
Depreciation and depletion costs	$600,000	$756,000	$887,000
Change in uranium inventory	—	—	203,000

Depreciation and depletion for uranium production sold	$600,000	$756,000	$1,090,000
Total production costs	$1,248,000	$1,151,000	$2,569,000
Change in uranium inventory	—	—	1,214,000

Direct cost of uranium production sold	$1,248,000	$1,151,000	$3,783,000

        The costs incurred in 2011 and 2010 for operations and depreciation/depletion resulted from stand-by, maintenance and monitoring activities at URI's Rosita and Kingsville Dome projects. Total expenditures for direct production costs in 2009 were significantly lower than 2008 as a result of the scale back of production during the year when compared to 2008. The reduced production in 2009 resulted from the decline in uranium prices throughout 2008 which led to URI's decision in October 2008 to defer new wellfield development.

        Uranium Sales.    URI had no uranium sales in 2011 or 2010. In 2009, URI sold a total of 95,200 pounds of uranium produced from URI's Kingsville Dome, Vasquez and Rosita projects, resulting in revenue of $4.7 million.

        Cost of Uranium Sales.    URI's costs incurred in 2011 and 2010 for operations and depreciation/depletion resulted from stand-by, maintenance and monitoring activities at URI's Rosita and Kingsville Dome projects during the year. URI's direct production costs for uranium sales made in 2009 was $3.8 million. URI's total cost of uranium sales is comprised of production costs, including operating expenses, depreciation and depletion expenses, and also includes royalties and commissions related to URI's uranium sales, amortization of URI's restoration and reclamation cost estimates, exploration costs incurred during the year and impairment provisions for uranium properties. The following table details URI's production and royalties/commissions cost of uranium sales breakdown for the years ended December 31, 2011, 2010 and 2009:

	2011		2010		2009
Total pounds sold		—		—	95,200
Total operating expenses		$648,000		$395,000	$2,693,000
Per pound operating expense	$	n/a	$	n/a	$28.29
Depreciation and depletion		$600,000		$756,000	$1,090,000
Per pound DD&A expense	$	n/a	$	n/a	$11.44
Direct cost of sales		$1,248,000		$1,151,000	$3,783,000
Direct cost of sales per pound	$	n/a	$	n/a	$39.74
Royalties and commissions		$—		$—	$464,000
Royalties and commissions per pound	$	n/a	$	n/a	$4.87

        Royalties and Commissions.    There were no royalties or commissions incurred in 2011 or 2010. During 2009, royalties and commissions were $464,000, representing 9.9% of sales. URI's Vasquez leases contain a sliding scale royalty with percentages that range from 6.25% up to 10.25% depending on URI's sales prices. URI's Kingsville Dome leases have a 6.25% royalty and carry an additional 3.125% royalty payment to certain land owners. URI's Rosita leases contain an 11.25% royalty.

        Operating Expenses.    During 2011 and 2010 URI incurred operating expenses related to URI's South Texas projects of $648,000 and $395,000, respectively. All such costs were from stand-by and/or care and maintenance activities. During 2009, operating expenses for Kingsville Dome, Vasquez and Rosita were $2.7 million which included $548,000 of stand-by and other operating costs at URI's South Texas projects, which were charged to operations.

        Depreciation and Depletion.    During 2011 and 2010 URI incurred depreciation and depletion expense related to URI's South Texas projects of $600,000 and $756,000, respectively. All such costs were from stand-by and/or care and maintenance activities. During 2009, URI incurred depreciation and depletion expense of $1.1 million.

        Impairment of Uranium Properties.    During 2011, 2010 and 2009, URI determined the carrying value of its uranium project assets exceeded their fair value. In 2011, this resulted in an impairment provision of $1,460,000, and URI reduced the carrying value of Kingsville Dome by $851,000, Rosita by $126,000 and Vasquez by $483,000 at December 31, 2011. In 2010, URI recorded an impairment provision of $961,000, and URI reduced the carrying value of Kingsville Dome by $590,000, Rosita by $58,000 and Vasquez by $313,000 at December 31, 2010. In 2009 URI's impairment provision totaled $3.5 million reducing the carrying value of Kingsville Dome by $2.5 million, Rosita by $214,000, Vasquez by $263,000 and other South Texas projects by $567,000 at December 31, 2009.

        Accretion and Amortization of Future Restoration Costs.    During 2011, 2010 and 2009, the accretion and amortization of future restoration costs was $121,000, $156,000 and $257,000, respectively.

        General and Administrative Charges.    URI incurred general and administrative charges and corporate depreciation of $8.5 million, $8.4 million and $6.8 million in 2011, 2010 and 2009, respectively.

        Significant expenditures for general and administrative expenses for the years ended December 31, 2011, 2010 and 2009 were:

	Year Ended
	2011	2010	2009
	(Amounts in 000's)
Stock compensation expense	$884	$1,032	$1,258
Salaries and payroll burden	2,578	2,597	2,186
Legal, accounting, public company expenses	2,764	1,656	1,348
Provision for legal settlement	—	1,375	—
Insurance and bank fees	626	565	539
Consulting and professional services	1,010	593	748
Office expenses	247	231	313
Travel and other expenses	292	238	232

Total	$8,401	$8,287	$6,624

        The non-cash compensation expense recorded for the years ended December 31, 2011, 2010 and 2009 resulted from the recognition of expense related to the fair value of URI's stock option and restricted common stock grants. The value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the input of subjective assumptions, including the expected term of the option award and stock price volatility. The expected term of options granted was derived from historical data on URI's employee exercise and post-vesting employment termination experience. The expected volatility was based on the historical volatility of URI's stock.

        The increases in salary and payroll burden in 2010 resulted primarily from a change in executive level personnel in late 2009, the reinstatement of the non-cash portion of executive level salaries in the 2nd half of 2010, the payment of performance related bonuses in 2010 and a 50% increase in medical premium costs for the 2010 plan year.

        URI's legal, accounting and public company expenses increased by $1.1 million in 2011 compared with 2010. The increase resulted primarily from costs incurred in connection with acquisition activity for the Neutron Energy, Inc. transaction and legal fees related to the Kleberg County litigation. URI's legal, accounting and public company expenses increased by $308,000 in 2010 compared with 2009. These increases resulted from legal fees related to the Saenz lawsuit, the recording of URI's regulatory fees as G&A costs in 2010 because of URI's no longer being in active uranium production during the year, increased Board of Director fees related to the addition of a Board member in January 2010 and an increase in the number of meetings held during the year and higher accounting fees related to services performed for the audit of URI's 401k plan.

        In September, 2010, URI recorded $1.375 million in settlement of the lawsuit titled, Saenz v. URI Inc. The payment of $1.375 million in cash included amounts for prior royalties that the plaintiffs had previously rejected. The payment was made in February 2011, upon the execution of amendments to the leases and to documentation of other aspects of the settlement and dismissal of the suit.

        Insurance costs increased in 2011 primarily because of an increase in general liability and umbrella insurance premiums related to an underlying increase in URI's payroll (the basis for the premium determination) and a $4 million increase in coverage to comply with the insurance requirements of the Los Finados project. Insurance costs increased in 2010 primarily because of an increase in director's and officer's liability premiums in 2010 compared to 2009.

        Consulting and professional service expenses in 2011 increased by $417,000 compared to 2010. This increase resulted primarily from costs incurred in connection with the preparation of the Churchrock Section 8 feasibility study. Consulting and professional service expenses in 2010 were lower than 2009 by $155,000. This reduction resulted primarily because fees incurred in 2009 for New Mexico legacy and site and property characterization activities were not repeated in 2010.

        Reduced office related costs in 2010 resulted from executive search fees and employee allowances paid in 2009 that were not incurred in 2010.

        Net Income (Loss).    For the year ended December 31, 2011 URI had a net loss of $11.2 million compared to net losses of $10.4 million and $10.1 million in 2010 and 2009, respectively. On a diluted per share basis, losses were ($0.12) in 2011, ($0.14) in 2010 and ($0.18) in 2009. These losses in 2011, 2010 and 2009 include an impairment provision for the Kingsville Dome, Vasquez and Rosita projects of $1,460,000, $961,000 and $3.5 million, respectively and exploration charges of $2,000, $62,000 and $1.6 million, respectively.

        Cash Flow.    As of December 31, 2011, URI had a cash balance of approximately $2.9 million compared with approximately $15.4 million and $6.1 million at December 31, 2010 and 2009, respectively.

        In 2011, URI had a negative cash flow from operations of $10.4 million, resulting primarily from its lack of revenues during the year and the cessation of uranium production in 2009.

        During 2011, URI used $2.4 million in investing activities, including increases to collateralize its financial surety obligation during the year of $2.0 million and $322,000 of capital additions made during the year at URI's South Texas and New Mexico projects.

        On October 28, 2011, URI entered into an At-The-Market Sales Agreement with BTIG, LLC, allowing it to sell from time to time, its common shares having an aggregate offering price of up to $15.0 million, through an "at-the-market" equity offering program ("ATM Sales Agreement"). During 2011, a total of 476,644 shares of common stock were sold resulting in net proceeds of approximately $469,000 pursuant to URI's ATM Sales Agreement. URI incurred approximately $144,000 in legal, accounting and other fees in connection with its shelf registration statement and the ATM Sales Agreement.

        In 2010, URI had a negative cash flow from operations of $7.4 million, resulting primarily from URI's cessation of uranium production in 2009 and the related lack of uranium sales during the year. In 2009, URI had a negative cash flow from operations of $5.0 million, resulting primarily from low uranium production and related sales volumes.

        In 2010, URI raised net proceeds of approximately $19.1 million through the sale of 35,365,330 shares of common stock. In the June/July period URI issued 27,142,830 shares of common stock at $0.42 per share and in November issued 8,222,500 shares of common stock at $1.16 per share in underwritten public offerings.

        During 2010, URI used $2.4 million in investing activities, which includes $1.2 million of capital additions for the acquisition of exploration property in South Texas. Additionally, URI increased the collateral required for URI's financial surety obligation by $551,000 during the year. The deferral of wellfield development activities resulted in URI's capital expenditures used in investing activities being reduced by approximately $10.2 million to $820,000 in 2009.

Liquidity—Cash Sources and Uses for 2012

        As of December 31, 2011, URI had $2.9 million in cash. As of March 31, 2012, URI had $9.9 million in cash and URI's cash balance at May 31, 2012 was approximately $5.0 million. URI is not currently conducting uranium production activities and has no uranium inventory. URI is not projecting any sales revenue and related cash inflows for 2012.

        URI raised $10 million on March 9, 2012 in a private placement of common stock with RCF. In connection with the transaction URI sold 10,259,567 shares of common stock at a price of $0.9747 per share. The capital raise was conducted as a part of an acquisition bid for all of the outstanding shares of Neutron Energy, Inc.

        URI raised additional capital in November and December 2011 and in January 2012 through the sale of common stock under the ATM Sales Agreement. During 2011, a total of 476,644 shares of common stock were sold which resulted in net proceeds of approximately $469,000 pursuant to the ATM Sales Agreement. In January 2012, a total of 1,815,073 shares of common stock were sold which raised net proceeds of approximately $1,519,000. URI incurred approximately $144,000 in legal, accounting and other fees in connection with its shelf registration statement and the ATM Sales Agreement. URI has a total of $12.9 million in share value available for future sales under the ATM Sales Agreement.

        The financial statements of URI have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. URI expects that its existing cash, the additional funding commitment from RCF and funding available under the ATM Sales Agreement will provide it the necessary liquidity for the next twelve months. In order to make use of its At-The-Market financing arrangement prior to the closing of the Merger, URI will require the consent of Neutron, RCF and RMB. URI also expects that it will need to secure between $30 million and $50 million in additional capital for the development of its Churchrock uranium project in New Mexico in 2012. There can be no assurance that it will be able to raise sufficient funds under the ATM program or the funds necessary to allow URI to move forward with its future development plans in New Mexico.

Off Balance Sheet Arrangements

        URI has obtained financial surety relating to certain of its future restoration and reclamation obligations as required by the State of Texas regulatory agencies. The URI L/Cs and performance bonds were issued for the benefit of URI to satisfy such regulatory requirements. The URI L/Cs were issued by Bank of America and the performance bonds have been issued by USF&G. The URI L/Cs amounted to $5,858,000 at March 31, 2012 and at December 31, 2011 and 2010, and $5,761,000 at December 31, 2009, and such URI L/Cs are collateralized in their entirety by certificates of deposit.

        Performance bonds totaling $2,834,000 were issued for the benefit of URI at March 31, 2012 and at December 31, 2011, 2010 and 2009. USF&G has required that URI deposit funds collateralizing a portion of the bonds. The amount of the collateral exceeds the amount of bonding issued by USF&G by $88,000 at March 31, 2012 and $60,000 at December 31, 2011. The amount of bonding issued by USF&G exceeded the amount of collateral by $2.5 million at December 31, 2010 and 2009, respectively. In the event that USF&G is required to perform under its bonds or the bonds are called by the state agencies, URI would be obligated to pay any expenditure in excess of the collateral.

Contractual Obligations

        The table below sets forth URI's best estimates as to the amounts and timing of future payments relating to URI's most significant contractual obligations as of December 31, 2011, except as otherwise noted.

		Payment Due by Period
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Capital leases	$144,588	$76,740	$67,848	$—	$—
Corporate office lease	34,348	34,348	—	—	—
Crownpoint	450,000	—	—	—	450,000

Total	$628,936	$111,088	$67,848	$—	$450,000

Critical Accounting Policies

        URI's significant accounting policies are described in Note 2 to URI's Consolidated Financial Statements included elsewhere in the joint proxy statement/prospectus. URI believes its most critical accounting policies involve those requiring the use of significant estimates and assumptions in determining values or projecting future costs.

        Specifically regarding URI's uranium properties, significant estimates were utilized in determining the carrying value of these assets. These assets have been recorded at their estimated net realizable value for impairment purposes, which is less than URI's cost. The actual value realized from these assets may vary significantly from these estimates based upon market conditions, financing availability and other factors.

        Regarding URI's reserve for future restoration and reclamation costs, significant estimates were utilized in determining the future costs to complete the groundwater restoration and surface reclamation at URI's mine sites. The actual cost to conduct these activities may vary significantly from these estimates.

        Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

        The accounts of URI are maintained in United States dollars. All dollar amounts in the financial statements are stated in United States dollars except where indicated.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

        None.

Quantitative and Qualitative Disclosures About Market Risk

Uranium Price Volatility

        URI is subject to market risk related to the market price of uranium. URI has two uranium supply contracts whose pricing mechanisms are based upon the market price of uranium. Future sales under these contracts would be impacted by both spot and long-term uranium price fluctuations. URI's cash flow has historically been dependent on the price of uranium, which is determined primarily by global supply and demand, relative to URI's costs of production. Historically, uranium prices have been subject to fluctuation, and the price of uranium has been and will continue to be affected by numerous factors beyond URI's control, including the demand for nuclear power, political and economic conditions, and governmental legislation in uranium producing and consuming countries and production levels and costs of production of other producing companies.

        The spot market price for uranium has demonstrated a large range since January 2001. Prices have risen from $7.10 per pound at January 2001 to a high of $136.00 per pound as of June 2007. The spot market price was $50.75 per pound as of June 18, 2012.

Supplementary Financial Data

	(UNAUDITED) For the Quarter Ended
	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010
	(Amounts in Thousands)
Uranium sales	$—	$—	$—	$—	$—	$—	$—	$—
Loss from operations	(2,750)	(2,827)	(2,704)	(3,094)	(2,632)	(3,731)	(1,992)	(2,345)
Net loss	(2,693)	(2,787)	(2,693)	(3,026)	(2,622)	(3,664)	(1,721)	(2,348)
Net loss per common share:
Basic and diluted	$(0.03)	$(0.03)	$(0.03)	$(0.03)	$(0.03)	$(0.04)	$(0.03)	$(0.04)

Security Ownership of Management and Certain Beneficial Owners

        The following table sets forth, as of June 15, 2012, information regarding persons known by URI to beneficially own more than 5% of the outstanding shares of its common stock, unless otherwise indicated. Shown separately in the second table below is information regarding the beneficial ownership of URI's common stock as of June 15, 2012 by (i) each director or nominee, (ii) each of the Named Executive Officers (as defined in "URI Compensation Discussion and Analysis"), and (iii) all directors and executive officers as a group (which includes all Named Executive Officers plus one additional executive officer).

  Principal Stockholders

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Resource Capital Fund V L.P. 1400 Sixteenth Street, Suite 200 Denver, CO 80202	10,259,567	(3)	9.6%
BlackRock, Inc. 140 East 52nd Street New York, NY 10022	5,723,397	(4)	5.4%
Dane Andreeff 140 East St. Lucia Lane Santa Rosa Beach, FL 32459	5,462,637	(5)	5.1%

(1)
Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated. Beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power.

(2)
The shares owned by each person, and the shares included in the total number of shares outstanding, have been adjusted, and the percentages owned have been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. Shares subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)
The general partner of Resource Capital Fund V L.P. ("RCF") is Resource Capital Associates V L.P. ("Associates V"). The general partner of Associates V is RCA V GP Ltd. ("RCA V"). The sole members of RCA V are Messrs. Ryan T. Bennett, Ross R. Bhappu, Russ Cranswick, James McClements, Henderson G. Tuten and Ms. Sherri Croasdale (collectively, the "Principals"). Each of RCF, Associates V, RCA V and the Principals may be deemed to have sole voting and dispositive power over, and therefore beneficial ownership of, the shares listed. Each of the Principals disclaim beneficial ownership of the common stock of URI, except to the extent of each of their pecuniary interest therein. Such information is based upon a Form 13D filing dated March 19, 2012.

(4)
Such information is based upon a Form 13G filing dated February 9, 2012.

(5)
Mr. Andreeff is the Managing Member of Andreeff Equity Advisors, L.L.C. and Maple Leaf Capital I, L.L.C. Such information is based upon a Form 13G/A filing dated February 15, 2012.

  Directors, Director Nominees and Named Executive Officers

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Paul K. Willmott	1,179,577	(3)	1.0%
Donald C. Ewigleben	506,457		0.5%
Terence J. Cryan	427,000	(4)	0.4%
Marvin K. Kaiser	285,000	(5)	0.2%
John H. Pfahl	50,000	(6)	0.0%
Richard A. Van Horn	626,244	(7)	0.6%
Thomas H. Ehrlich	649,008	(8)	0.6%
Mark S. Pelizza	581,211	(9)	0.5%
Mathew F. Lueras	51,184	(10)	0.1%
All executive officers and directors as a group (10 individuals)	4,355,681		4.3%

(1)
Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated. Beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power.

(2)
The shares owned by each person, and the shares included in the total number of shares outstanding, have been adjusted, and the percentages owned have been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. Shares subject to options currently exercisable or exercisable within 60 days from June 15, 2012 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Statements as to shares that are included through exercise of options means that the options are currently exercisable or exercisable within 60 days from June 15, 2012. Statements as to shares not included means that the options are exercisable more than 60 days from June 15, 2012.

(3)
Includes 566,667 shares that may be acquired by Mr. Willmott through the exercise of stock options. Does not include 12,500 shares that may be acquired by Mr. Willmott through the exercise of unvested stock options.

(4)
Includes 291,667 shares that may be acquired by Mr. Cryan through the exercise of stock options. Does not include 25,000 shares that may be acquired by Mr. Cryan through the exercise of unvested stock options.

(5)
Includes 141,667 shares that may be acquired by Mr. Kaiser through the exercise of stock options. Does not include 25,000 shares that may be acquired by Mr. Kaiser through the exercise of unvested stock options.

(6)
Mr. Pfahl is not a principal of RCF, Associates V or RCA V and does not exercise any voting or investment control over the shares owned by RCF. He is therefore not deemed to beneficially own the shares held by RCF.

(7)
Includes 400,000 shares that may be acquired by Mr. Van Horn through the exercise of stock options.

(8)
Includes 400,000 shares that may be acquired by Mr. Ehrlich through the exercise of stock options.

(9)
Includes 400,000 shares that may be acquired by Mr. Pelizza through the exercise of stock options.

(10)
Includes 33,334 shares that may be acquired by Mr. Lueras through the exercise of stock options. Does not include 6,666 shares that may be acquired by Mr. Lueras through the exercise of unvested stock options.

  Changes in Control

        Pursuant to the Merger Agreement, URI will acquire all of the outstanding shares of Neutron common stock, causing Neutron to become a wholly-owned indirect subsidiary of URI and resulting in a change of control of Neutron. At the closing of the Merger, Neutron stockholders will become stockholders of URI. As an inducement to and a condition of URI's willingness to enter into the Merger Agreement, certain directors, executive officers and stockholders of Neutron, who, collectively, beneficially own approximately 44.87% of the outstanding Neutron common stock as of the record date for the Neutron special meeting, have signed a shareholder voting agreement committing them, so long as the Merger Agreement is not terminated and the number of shares of URI common stock to be distributed to Neutron stockholders is not reduced, to vote any shares held by them (i) in favor of the Merger Agreement and the Merger and (ii) against any alternative proposal or any other action which is reasonably likely to adversely affect or interfere with the consummation of the transactions contemplated by the Merger Agreement.

INFORMATION RELATED TO NEUTRON

Description of Business

Company Overview

        Neutron began operations as an unincorporated entity on March 25, 2005 and was incorporated on March 29, 2005 under the laws of the State of Wyoming. On April 26, 2007, Neutron transferred its state of domicile from Wyoming to Nevada. Neutron was formed to capitalize on its management's extensive knowledge and experience in uranium exploration, development and production, as well as Neutron's geologic and engineering data bases covering several uranium districts that historically have been uranium producers.

        Neutron is a natural resource company engaged in the acquisition and exploration of uranium properties in the United States. Neutron's strategy is to acquire properties that (i) have undergone some degree of historical uranium exploration and on which uranium mineralized material, but not reserves, have been located, and (ii) are located in mineralized districts that have undergone some degree of historical uranium exploration and are thought to be prospective for further uranium exploration, but on which no uranium mineralized material has been located. Neutron has acquired interests in 63,312 net acres of leased or staked properties in New Mexico, South Dakota and Wyoming.

        Neutron also holds residual mineral interests that Neutron received in the disposition of properties in Arizona and South Dakota. These residual interests were received in consideration of the sale of Neutron's ownership interests in the properties and are primarily comprised of royalty interest, net proceeds interest and Neutron's ability to convert the royalty interest into a working interest in the properties.

        All of Neutron's mineral properties are exploration stage properties. Some of Neutron's mineral properties have been the subject of historical exploration and/or development, and in one case production, by other mining companies, that provides indications that further uranium exploration is warranted. Neutron's view that these properties are prospective for mineral exploration is based on prior exploration and/or development conducted by other companies, management information and work product derived from various reports, maps, radiometric assay from down-hole radiometric logging, exploratory drill logs, state organization reports, consultants, geological study and other exploratory information. If Neutron is able to locate economic uranium reserves that are commercially viable, Neutron intends to develop the mine site, including mill facilities, and extract uranium for production.

        Neutron is an exploration stage company and all of Neutron's projects are in the exploration stage and do not have any known proven or probable reserves in accordance with the definitions of reserves under Industry Guide 7 issued by the SEC. There can be no assurance that a commercially viable mineral deposit, or reserve, exists on any of Neutron's properties until appropriate exploratory work is completed and a comprehensive evaluation based on such work concludes legal and economic feasibility. Further exploration and permitting beyond the scope of Neutron's planned activities will be required before a final evaluation as to the economic and legal feasibility of mining of any of Neutron's properties is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on any of Neutron's mineral properties. Neutron will require additional financing in order to pursue full exploration and permitting of these properties.

        As of June 15, 2012, Neutron had 59,632,712 shares of common stock outstanding. On that date, there were 196 holders of record.

Corporate Information

        Neutron's executive offices are located at 5300 DTC Parkway, Suite 220, Greenwood Village, Colorado 80111. Neutron's telephone number is (303) 531-0470. Neutron has a field office in Albuquerque, New Mexico.

Employees

        As of June 15, 2012, Neutron had five full-time and three part-time employees, and three independent contractors and has engaged geological and technical consultants for additional day-to-day services. Other services are provided by outsourcing consultants and special purpose contractors.

Business and Growth Strategy

        Neutron is an exploration stage company engaged in the exploration of uranium. Neutron does not engage in any development activities at this time, but may engage in development activities should uranium reserves be located on any of Neutron's properties. Neutron's primary focus is to advance Neutron's Cibola Project, as described below. The key elements of Neutron's business and growth strategy are as follows:

  Cibola Project

        Based on historical exploration and development data, Neutron believes its wholly-owned Cibola Project may have future uranium reserve potential. Neutron has received the required exploration permits on Neutron's Juan Tafoya Property and Cebolleta Property which will allow Neutron to commence confirmation drilling programs to confirm the uranium mineralized material identified by previous operators. Neutron has substantially completed resource modeling on each of the Juan Tafoya Property and Cebolleta Property, based on historical data Neutron has in its possession. Neutron has received an independent technical report. Such report is authored by G. S. Carter, P. Eng.

        With respect to the prospective mines on Neutron's Juan Tafoya and Cebolleta properties, Neutron anticipates its operating activities over the next twelve months to consist of: (i) drilling to confirm the grades and quantity of previously identified uranium mineralized material and assess the viability of commercial mining; (ii) hydrological characterization, baseline studies and on-going environmental monitoring in support of mine permit applications; (iii) mine design and engineering; (iv) internal and third party feasibility studies; and (v) required regulatory permit applications preparation and filing.

        With respect to the prospective mill on the Cibola Project property, Neutron anticipates its operating activities over the next twelve months to consist of: (i) drilling in support of hydrological characterization of mill and tailing impoundment studies; (ii) hydrological characterization and baseline studies in support of mill and tailing impoundment permit applications; (iii) mill and tailings impoundment design and engineering; (iv) internal and third party feasibility studies; and (v) required regulatory permit applications preparation and filing.

        Because of the long lead times for environmental permitting of mining operations in North America, Neutron has commenced the permitting process with the NRC on Neutron's Cibola Project, primarily through initial planning sessions and agency site visits with the NRC and the collection of environmental baseline data. Neutron believes that commencing the permitting process at this early stage will allow Neutron to expeditiously commence development of its properties if Neutron moves to that stage.

  Ambrosia Lake Project

        Neutron has received the required exploration permit on its Elizabeth Target, included in the Ambrosia Lake Project, which will allow Neutron to commence confirmation drilling programs to confirm the uranium mineralized material identified by previous operators. Neutron believes its Elizabeth, Deep Rock, Mesa Redonda, West Endy and West Ranch targets represent long-term uranium reserve potential. Neutron seeks to complete the analysis and digitization of historic geologic data, mapping and other geophysic and geologic activities on Neutron's Ambrosia Lake Project targets and to commence exploration permitting and exploration programs on selected targets.

  Edgemont Project, Copper Mountain Project and Other Wyoming Properties

        Neutron does not anticipate any significant exploration activities during the next twelve months on Neutron's other properties. Neutron may seek to sell or enter into joint-venture arrangements on these properties with other exploration companies.

  Extensive Due Diligence of Properties

        Neutron's exploration activities are divided into phases dependent on the nature of historical exploration and development activities on the property. Neutron's initial phase of exploration includes extensive due diligence and analysis of all historical exploration data available to Neutron or in Neutron's possession. Furthermore, Neutron probes existing and newly drilled holes with gamma probes with the goal of confirming historical drill results and planning for future development. Neutron will proceed to its second phase if Neutron is able to confirm historical data and drill results.

  Exploration Quality Assurance and Quality Control

        Quality Assurance and Quality Control in uranium exploration programs are extremely important for collecting and obtaining reliable data for subsequent planning and potential development of mineral properties. Neutron anticipates that its uranium projects will undergo drilling by conventional, or open-hole, rotary and "spot core" drilling to explore for and to sample zones of uranium mineralization on the projects. Neutron expects that samples of the rotary cuttings will be collected at intervals of 5 or 10 feet. These samples will then be examined by geologists, who typically prepare lithologic logs describing rock types, alteration, presence and nature of carbonaceous material, accessory minerals (including pyrite, hematite and/or limonite), oxidation state of the target sediments, and other geologic information. The standard operating procedure in the U.S. uranium industry is to continuously log each drill hole with a down-hole probe, which measures gamma radioactivity, S-P (self potential), and single point resistivity values.

        Equivalent uranium (% eU3O8) grades, which are radiometric assays, will be calculated from the resulting gamma ray logs. To provide quality control Neutron anticipates that the gamma logging equipment will be periodically calibrated at "test pits" of the U.S. Department of Energy near Grants, New Mexico or Grand Junction, Colorado. To provide a check against the radiometric assays obtained from the gamma ray logs Neutron anticipates that individual samples from selected drill holes will be chemically analyzed. Both radiometric and chemical uranium assays are typically reported in one-hundredths of percent uranium content. Significant historic work has been conducted to compare radiometric assays and chemical assays for the Cibola Project. See "—Properties" Samples obtained for chemical analysis as well as metallurgical and geotechnical testing will be collected, prepared and analyzed by standard methods common for each specific testing procedure.

        Sample security is important to preserve the data integrity. Sample security will be conducted in accordance with industry standards, including the use of a secured site for sample storage and the supervised transportation of samples to and from the secured site.

  Pursue Strategic Acquisitions of Exploration Stage Properties

        Neutron is also engaged in the continual review of opportunities to acquire properties in the exploration stage that are thought to contain uranium mineralization and have undergone some degree of historical exploration or development.

Financing

        Historically, Neutron has financed its operations primarily by (i) private placements of convertible subordinated notes convertible for either (a) shares of Neutron's common stock, or (b) shares of Neutron's common stock and warrants to purchase additional shares of Neutron's common stock; (ii) private placement of shares of Neutron's common stock to certain individuals and institutional investors; and (iii) senior secured debt credit facilities. Except for its Credit and Funding Agreement with URI, Neutron has no other working capital. Neutron's existing working capital is not expected to be adequate to fund Neutron's exploration and permitting-related operations over the next twelve months.

Competition

        Neutron operates in a highly competitive industry, competing with other mining and exploration companies, and institutional and individual investors, which are actively seeking uranium minerals exploration properties throughout the world together with the equipment, labor and materials required to exploit such properties. Many of Neutron's competitors have financial resources, staff and facilities substantially greater than Neutron's. The principal area of competition is encountered in the financial ability to acquire prime minerals exploration prospects and then exploit such prospects. Competition for the acquisition of uranium minerals exploration properties is intense, with many properties available in a competitive bidding process in which Neutron may lack technological information or expertise available to other bidders. Therefore, Neutron may not be successful in acquiring, exploring and developing profitable properties in the face of this competition. No assurance can be given that a sufficient number of suitable uranium minerals exploration properties will be available for acquisition, exploration and development.

        The uranium production industry is characterized by a small number of companies operating in relatively few countries. WNA data shows that the four largest uranium companies produced 59% of the world's primary production of uranium supply in 2010. In 2010, approximately 87% of the estimated world production was provided by ten producers: Cameco (16%), Areva (16%), KazAtomProm (15%), Rio Tinto (12%), Armz (8%), Uranium One (5%), Navoi Mining (4%), BHP Billiton (4%), Paladin (4%) and Sopamin (3%).

Financial Information

        Neutron does not have reporting segments for accounting purposes and has not generated any revenues since its inception in 2005. For a more detailed discussion of Neutron's financial performance, see "—Management's Discussion and Analysis of Financial Condition and Results of Operation" and Neutron's consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus.

Reporting Company

        Neutron does not file reports with the SEC.

Government Regulations

        Minerals exploration operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated, causing an adverse effect on Neutron. Minerals exploration operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment and remediation, and relating to prospecting, development, production, exports, taxes, waste disposal, protection of endangered and protected species, mine safety, toxic substances and other matters. Minerals exploration operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted and no assurance can be given that such permits will be received. Compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated. Moreover, noncompliance with applicable laws and regulations can result in assessment of penalties and/or capital expenditures to achieve compliance. In addition, some laws may allow for third party claims for damages caused by pollution conditions for which Neutron has legal responsibility. Costs associated with any of these may have an adverse effect on Neutron. At this time management believes that Neutron is in substantial compliance with current applicable environmental laws and regulations and Neutron is not aware of any material liabilities related to environmental laws and regulations. Environmental standards imposed by federal, state, or local authorities may be changed and any such changes may have material adverse effects on Neutron's activities. Additionally, Neutron may be subject to liability for pollution or other environmental damages which Neutron may elect not to insure against due to prohibitive premium costs and other reasons. The principal laws and regulations Neutron's business is subject to are described below.

  Uranium Mining and Milling Licenses

        Uranium mining operations, such as the conventional shafts or surface (strip) mines are licensed by the individual states where the mines are located. However, the Atomic Energy Act of 1954 (as amended) gives the NRC jurisdiction over uranium once its physical or chemical properties are altered for eventual use in the nuclear fuel cycle. As a result, an NRC license is required for uranium mills, the facilities that process the ore into uranium oxide, or "yellowcake." There is another type of uranium recovery, ISR, which injects a solution into the ground to extract uranium from the rock; the resulting uranium solution is then pumped to the surface for processing. The NRC licenses and regulates ISR facilities because the uranium processing begins underground. The NRC licenses both uranium mills and ISR facilities under 10 CFR Part 40, "Domestic Licensing of Source Material." License applications require a thorough evaluation of the proposed facility, the radiological impacts of the facility, and an open, robust public participation process.

  Resource Conservation and Recovery Act (RCRA)

        RCRA, and comparable state statutes, affect minerals exploration and production activities by imposing regulations on the generation, transportation, treatment, storage, disposal and cleanup of "hazardous wastes" and on the disposal of nonhazardous wastes. Under the auspices of the USEPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements.

  Comprehensive Environmental Response, Compensation and Liability Act (CERCLA)

        CERCLA imposes joint and several liability for costs of investigation and remediation and for natural resource damages, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release into the environment of substances designated under CERCLA as hazardous substances. These classes of persons or potentially responsible parties include the current and certain past owners and operators of a facility or property where there is or has been a release or threat of release of such a hazardous substance and persons who disposed of or arranged for the disposal of such hazardous substances found at such a facility.

  Clean Air Act (CAA)

        The Clean Air Act, as amended, restricts the emission of air pollutants from many sources, including mining and processing activities. Neutron's mining activities may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the CAA and state and local air quality laws. New facilities may be required to obtain air permits before work can begin.

  Clean Water Act (CWA)

        CWA imposes restrictions and strict controls regarding the discharge of wastes, including mineral processing wastes, into waters of the United States, a term broadly defined. Permits must be obtained to discharge pollutants into federal waters. In addition, the USEPA has promulgated regulations that may require Neutron to obtain permits to discharge storm water runoff. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit.

  The Safe Drinking Water Act (SDWA)

        The Safe Drinking Water Act (SDWA) and the Underground Injection Control (UIC) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. The USEPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well.

  National Environmental Policy Act, 1970 (NEPA)

        Federal agencies must comply with NEPA for major federal actions, such as the issuance of a source material license for a uranium mill. Compliance with NEPA typically requires preparation of an Environmental Assessment (EA) or EIS. Preparation of an EA or EIS requires agencies to examine the environmental consequences of a proposed action, evaluate alternatives to the proposed action, and consider mitigation of potential impacts from the proposed action, but it does not prevent Federal agencies from authorizing actions that might have harmful environmental impacts. The EA and EIS process involve substantial public input.

  Endangered Species Act, 1973 (ESA)

        The purpose of the ESA is to provide a program for the conservation of threatened and endangered species of plants and animals, and the habitats in which they are found. It applies to all agencies and all lands, whether publicly or privately owned and requires a Federal agency to consult with the National Marine Fisheries Service or the Fish and Wildlife Service if the agency is proposing an action (including for example issuance of a permit) that may affect a listed species or its habitat. This law may trigger the preparation of Biological Assessments by qualified individuals for specific projects such as a mine or mill if the project may affect a listed species or the habitats that would support the listed species.

  National Historic Preservation Act, 1966 (NHPA)

        Among other things, NHPA requires Federal agencies to comply with Section 106 of NHPA with respect to federal actions (including issuance of a permit) if that action has the potential to affect certain historic resources. The Section 106 process often requires archaeological and cultural resource surveys to identify such sites or properties and requires that the Federal agency consult with appropriate state and local officials, Indian tribes, and members of the public, among others, before making a final decision on the action. The presence of certain historic resources may require avoidance of those resources during development, or further investigation of the significance of those resources if the resources cannot be avoided.

 Properties

        As of April 2012, Neutron has interests in properties located in the states of New Mexico, South Dakota, Wyoming, and Arizona as shown in the Figure 2.1. All of Neutron's projects are at the exploration stage without known reserves and there can be no assurance that a commercially viable mineral deposit, or reserve, exists on any of Neutron's properties until appropriate exploratory work is done and a comprehensive evaluation based on such work concludes legal and economic feasibility. Further exploration will be required before a final evaluation as to the economic, technical and legal feasibility of mining of any of Neutron's properties is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit, or reserve, exists on any of Neutron's mineral properties.

Figure 2.1. Location map of mineral properties (April 2012)

        The Table below lists Neutron's Mineral Properties in which Neutron has an interest.

Table of Properties

Property (location/project/target)	Nature of Interest	Acreage (net)
New Mexico
Cibola Project
Juan Tafoya	Lease-fee minerals within Spanish Land Grant	4,097
Cebolleta	Lease-fee minerals within Spanish Land Grant	6,717
Ambrosia Lake
Deep Rock	Unpatented mining claims	1,632
Elizabeth	Lease-patented and unpatented mining claims	179
Mesa Redonda	Lease-unpatented mining claims	1,748
West Endy	Lease-unpatented mining claims, state lease	3,026
West Ranch	Unpatented mining claims	4,117
Other
Hogan	Unpatented mining claims	1,108
Rio Puerco	Unpatented mining claims	1,325
South Dakota
Edgemont	Unpatented mining claims, leased fee and state leases	19,062
Wyoming
Copper Mountain	Unpatented mining claims, lease fee and state leases	9,313
Black Hills	State lease	3,638
Shirley Basin	Unpatented mining claims and state leases	1,709
Sundance	State leases	5,641

	Total	63,312

Other Residual Mineral Interests
Arizona
Breccia Pipes	Royalty interest and option to participate	2,898
South Dakota
Dewy-Burdock	Net proceeds interest	6,288

General

        Neutron's mineral properties located in the State of New Mexico are subdivided into two separate groups and consist of the Cibola Project and the Ambrosia Lake Project. Neutron's principal mineral project is the Cibola Project which consists of the Juan Tafoya Property and the Cebolleta Property. Within the lands that comprise the Ambrosia Lake Project, Neutron has identified five principal target areas: Deep Rock, Elizabeth, Mesa Redonda, West Endy, and West Ranch properties. Figure 2.2. below shows the location of Neutron's Cibola and Ambrosia Lake Projects.

Figure 2.2. Location Map of New Mexico Properties (April 2012)

  Regional Geologic Setting

        The properties in the Cibola Project and the Ambrosia Lake Project are situated within the Grants mineral belt. The principal uranium mineralized areas of the Grants mineral belt are hosted in sandstones of the Jurassic-aged Morrison Formation. This belt of mineralized areas includes mining districts north of Laguna, the Ambrosia Lake-San Mateo area (north of Grants), Smith Lake, Crownpoint, and Church Rock. According to Wright, 1980, published in the New Mexico Bureau of Mines and Mineral Resources Memoir 38, the collective mineralized areas of the belt have produced more that 348 million pounds of uranium which was more than 44% of all uranium produced in the United States through 1980. One of the districts in the mineral belt, Ambrosia Lake, has been reported by Chenoweth, 1989, in the New Mexico Geological Society 40th Conference Guidebook to have produced nearly 190 million pounds of U3O8.

  Cibola Project

  General

        The Cibola Project is located approximately 45 miles (72.4 kilometers) west-northwest of the city of Albuquerque, New Mexico. Neutron controls leases covering approximately 10,814 acres (4,376 hectares) of privately owned surface and mineral rights, in two separate, non-contiguous blocks that are separated by a distance of approximately 10 miles (16.1 kilometers), owned by the Cebolleta Land Grant, the JTLC and various private property owners. The properties that comprise the Cibola Project consist of the Cebolleta Property and the Juan Tafoya Property.

Mining Lease Descriptions

  Cebolleta Property

        In March 2007, Neutron entered into the Cebolleta Lease with the Cebolleta Land Grant, a privately held land grant, to lease the Cebolleta Property, which is composed of approximately 6,717 acres (2,718 hectares) of fee (deeded) surface and mineral rights. The Cebolleta Lease was affirmed by the New Mexico District Court in Cibola County in April 2007. The Cebolleta Lease provides for: (i) a term of ten years and so long thereafter as Neutron is conducting operations on the Cebolleta Property; (ii) initial payments to the Cebolleta Land Grant of $5,000,000; (iii) a recoverable reserve payment equal to $1.00 multiplied by the number of pounds of recoverable uranium reserves upon completion of a feasibility study to be completed within six years, less (a) the $5,000,000 referred to in (ii) above, and (b) not more than $1,500,000 in annual advance royalties previously paid pursuant to (iv); (iv) annual advanced royalty payments of $500,000; (v) gross proceeds royalties from 4.50% to 8.00% based on the then current price of uranium; (vi) employment opportunities and job-skills training for the members of the Cebolleta Land Grant; and (vii) funding of annual higher education scholarships for the members of the Cebolleta Land Grant. The Cebolleta Lease provides Cibola with the right to explore for, mine, and process uranium deposits present on the Cebolleta Property. In February 2012, Neutron entered into an Amendment of its Mining Lease Agreement amending the Cebolleta Lease, subject to approval of the Thirteenth Judicial District. Pursuant to the amendment, the date by which Neutron must complete a feasibility study was extended from April 2013 to April 2015. In addition, the date may be further extended subject to a reduction in the $6,500,000 initial payment and annual advance royalty payments deduction to the recoverable reserve payment.

        Through March 31, 2012 Neutron has spent $22.3 million on the Cebolleta Property. This property was developed and uranium was mined in the past. However, all plant and equipment have been removed from the Cebolleta Property and the Cebolleta Property has no significant plant or equipment, including subsurface improvements and equipment. Electric power is available for mining activities at the Cebolleta Property. Two high voltage electrical transmission lines cross the region several miles north of the Cebolleta Property and electrical lines have been constructed to the site of the former Sohio L-Bar uranium mine.

Figure 2.3. Cebolleta Property (April 2012)

  Juan Tafoya Property

        In October 2006, Neutron entered into the Juan Tafoya Lease with the JTLC in which Neutron leased the Juan Tafoya Property, which consists of 4,097 acres (1,658 hectares) of fee (deeded) surface and mineral rights owned by the JTLC. The Juan Tafoya Lease provides for a term of ten years and will be extended on a year-to-year basis thereafter so long as Neutron is conducting operations on the Juan Tafoya Property. Additionally, the Juan Tafoya Lease, provides for: (i) an initial payment to JTLC of $1,250,000; (ii) annual rental payments of $225,000 for the first five years of the lease and $337,500 for the second five years; (iii) after the second five years, annual base rent of $75 per acre; (iv) gross proceeds royalties of 4.65% to 6.5% based on the then current price of uranium; (v) employment opportunities and job-skills training programs for shareholders of the JTLC or heirs of the JTLG; (vi) periodic contributions to a community projects fund if mineral production commences from the Juan Tafoya Property; and (vii) funding of a scholarship program for the shareholders of the JTLC or heirs of the JTLG. Neutron is obligated to make the first ten years' annual rental payments notwithstanding Neutron's right to terminate the Juan Tafoya Lease at any time, unless (a) the market value of uranium drops below $25 per pound, (b) a government authority bans uranium mining on the Juan Tafoya Property, or (c) the deposit is deemed uneconomical by an independent engineering firm.

        In 2007, Neutron acquired infill fee mineral leases within the boundaries of the Juan Tafoya Lease. Neutron is obligated to make annual lease payments and pay production royalties ranging from 4.65% to 6.5% based on the then current price of uranium. The infill fee mineral leases covering the individually-owned small tracts have similar business terms and royalty provisions as the Juan Tafoya Lease.

        The Juan Tafoya Lease and the infill fee mineral leases provide Neutron with the right to explore for, mine, and process uranium deposits present on the leased premises.

        In January 2007, Neutron entered into a letter agreement with International Nuclear, Inc. Pursuant to the letter agreement Neutron acquired a database of information on the Marquez Canyon deposit located on the Juan Tafoya Property in consideration of a cash payment and a perpetual royalty of $0.25 per pound of uranium recovered from the Juan Tafoya Property with a maximum payout of $1,000,000.

        Through March 31, 2012 Neutron has spent $7.7 million on the Juan Tafoya Property. Historically, the Juan Tafoya Property was almost fully developed for uranium mining and processing with the construction of a mill and related mine infrastructure. However, all plant and equipment have been removed from the Juan Tafoya Property and the Juan Tafoya Property has no significant plant or equipment, including subsurface improvements and equipment. Electrical power is available for both mining and milling activities at Juan Tafoya. A high voltage electrical transmission line exists south of the Juan Tafoya Property and separate electrical power lines have been constructed to the former shaft site and mill site.

Figure 2.4. Juan Tafoya Property (April 2012)

  Accessibility

        The Cibola Project is located in west-central New Mexico, approximately 45 miles (72.4 kilometers) west-northwest of the city of Albuquerque, and from 10 to 25 miles (16.1 to 40.2 kilometers) northeast of the town of Laguna. Access to the project area from Albuquerque is over a paved Interstate highway to the town of Laguna (a distance of approximately 45 miles, or 72.4 kilometers) and a paved two-lane highway (for a distance of 15 miles, or 24.1 kilometers) to the village of Seboyeta and a further 3 to 16 miles (4.8 to 25.7 kilometers) over a well-maintained graded county-owned gravel road. Several private roads of varying quality cross the project lands and provide access to nearly all parts of the project area. Rail service is available from the BNSF Railroad at Grants and Milan, and regularly scheduled air service is available in Albuquerque.

  History

        The Cibola Project area has been of considerable interest to the U.S. uranium industry since the original discovery of the Jackpile uranium mineralized area (located immediately southwest of the southern boundary of the Cibola Project) in late 1951. Exploration was carried out by the Anaconda Company during the 1950's on the southern portion of the Cibola Project area. The following companies have conducted exploration or mining on the Cibola Project: Climax Uranium Company, United Nuclear Corporation, Reserve Oil and Minerals, Sohio Western (then a subsidiary of Standard Oil Company), Rodney Devilliers, Bokum Resources Corporation and Exxon Minerals Corporation.

Mineralization

        In accordance with SEC guidance on non-reserve mineralized material, Neutron shows the estimate of in-place non-reserve mineralized uranium material for Neutron's Cibola Project in the following table. The estimate of mineralized material for each of the mineralized areas listed below was obtained from the Technical Report on the Uranium Resources at The Cibola Project, Cibola, McKinley and Sandoval Counties, New Mexico, USA. The technical report is dated January 14, 2011 and was completed by Broad Oak Associates, an independent engineer. The Cebolleta property includes five distinct mineralized areas: Areas I, II, III, IV, and V (see Figure 2.3) and the Juan Tafoya Property hosts the Marquez and the Southeast mineralized areas as shown in Figure 2.4.

        The following in-place non-reserve mineralized material has been modeled and calculated utilizing the digital data base of the verified historical data discussed above and reported in the technical report.

SUMMARY OF IN-PLACE NON-RESERVE MINERALIZED MATERIAL IN THE CIBOLA PROJECT

SUMMARY OF IN-PLACE NON-RESERVE MINERALIZED
MATERIAL IN THE CIBOLA PROJECT

Mineralized Area	Tonnage Millions	Grade Percent	Non-Reserve Mineralized Material Millions of Lbs. U3O8
Marquez	3.2	0.15%	9.6
Southeast	0.6	0.14%	1.7
Area I	1.4	0.16%	4.4
Area II	3.1	0.18%	11.0
Area III	1.5	0.17%	5.1
Area V	0.7	0.21%	3.0

Total			34.8

        Additionally, as described in the Technical Report on the Uranium Resources at the Cibola Project, Neutron has historical reports prepared by prior operators and their independent consultants that show the St. Anthony area contains 4.5 million tons of non-reserve mineralized material at an average grade of 0.09%. This non-reserve mineralized material is considered historical in nature and no other calculations have yet been completed because the St. Anthony digital data base preparation and modeling is continuing. Upon completion of the modeling Neutron anticipates the technical report will be updated by the independent engineer.

  Environmental and Permits

        Neutron has completed archaeological, biological, and radiological surveys of the Marquez mineralized area, as well as the Sohio Areas I and III and portions of the St. Anthony mine area in support of its application for drilling permits, and has completed several environmental evaluations required to support license applications for a proposed mill and tailings storage area. Several other baseline studies are underway or planned to provide all additional data needed for the source material license application for the mill and tailings sites. In March 2012, Neutron submitted a Sampling and Analysis Plan to the Mining and Minerals Division of the New Mexico Energy, Minerals and Natural Resources Department ("MMD"). This is the first step in submitting a mine permit application.

  Ambrosia Lake Project

  General

        The Ambrosia Lake area historically was the largest and most significant uranium producing area in the United States. Within the lands that comprise the Ambrosia Lake Project, Neutron has identified five principal target areas: Deep Rock, Elizabeth, Mesa Redonda, West Endy, and West Ranch as shown in Figure 2.5.

Figure 2.5. Ambrosia Lake Targets (April 2012)

        Uranium mineralized areas on Neutron's properties and elsewhere in the Grants mineral belt are primarily hosted in sandstones within the Poison Canyon sandstone and the Westwater Canyon Member of the Jurassic-aged Morrison Formation.

  Properties

        The Ambrosia Lake Project of Neutron is located approximately 60 miles (96.5 kilometers) west-northwest of the city of Albuquerque, New Mexico. The project is comprised of the (i) Endy Lease which is comprised of 167 unpatented lode mining claims and covers 3,382 acres (1,369 hectares) in the eastern portion of the Ambrosia Lake Project; (ii) Bonner Lease which is comprised of 181 unpatented lode mining claims and one state of New Mexico general mining lease covering a further 4,132 acres (1,672 hectares); (iii) the Elizabeth Lease which is comprised of eight patented and one unpatented lode mining claims covering 179 acres (72 hectares); and (iv) 292 unpatented lode mining claims for 5,442 acres (2,202 hectares) that are owned directly by Neutron. Collectively, the Endy Lease, Bonner Lease, Elizabeth Lease and the claims owned by Neutron cover an area of approximately 13,135 acres (5,316 hectares). The surface lands covering the patented and unpatented mining claims are managed by the U.S. Bureau of Land Management ("BLM"), the U.S. Forest Service ("USFS") or a private land owner.

        In February 2006, Neutron entered into the Endy Lease covering 3,382 acres (1,369 hectares) comprised of 167 unpatented lode mining claims in the eastern portion of the Ambrosia Lake mining district. Pursuant to the terms of the Endy Lease, Neutron paid $315,000 upon signing, $100,000 in February 2007 and February 2008, and is obligated to pay an additional $75,000 as an advance royalty each year thereafter through the term of the Endy Lease. The Endy Lease has a primary term of ten years, but may be extended up to an additional 65 years provided that Neutron continue to make advance or production royalty payments. Neutron may terminate the lease at any time without further lease obligations. A 5% production royalty, based on the gross market value of all minerals extracted, is payable for any production from the Endy Lease properties.

        In June 2006, Neutron entered into the Bonner Lease covering 181 unpatented lode mining claims and one state of New Mexico general mining lease, covering a further 4,132 acres (1,672 hectares) of mineral rights in the Ambrosia Lake mining district in the state of New Mexico. Pursuant to the terms of the Bonner Lease, upon signing Neutron paid a rental payment of $180,000 and issued 65,000 shares of Neutron's common stock. Neutron also paid a rental payment of $180,000 on the first anniversary and is obligated to pay an annual rental payment of $120,000 on the second through fifth anniversaries of the Bonner Lease. On the sixth anniversary and each anniversary thereafter Neutron is obligated to pay an annual advance royalty of $240,000. In the event commercial production is achieved during the rental period, then all future rental payments received after commercial production begins will be credited as minimum advance royalty payments. The Bonner Lease has a primary term of ten years but may be extended up to an additional 65 years provided that Neutron continue to make advance or production royalty payments. Neutron may terminate the lease at any time without future lease obligations. A 5% production royalty based on the gross market value of all minerals extracted is payable for any production from the Bonner Lease properties. The surface overlying the New Mexico general mining lease is owned by the State of New Mexico.

        In January 2008, Neutron entered into the Elizabeth Lease covering 179 acres (72 hectares) comprised of eight patented and one unpatented lode mining claims in the eastern portion of the Ambrosia Lake mining district in the state of New Mexico. Pursuant to the terms of the Elizabeth Lease, Neutron paid a $315,000 bonus upon signing, $100,000 in advance royalties on December 1, 2008 and December 1, 2009 and Neutron is obligated to pay $75,000 in advanced royalties every twelve months thereafter so long as the lease is in effect. The Elizabeth Lease has a primary term of ten years, but may be extended up to an additional 65 years provided that Neutron continue to make advance or production royalty payments. Neutron may terminate the lease at any time without future lease obligations. A 5% production royalty, based on the gross market value of all minerals extracted, is payable for any production from the Elizabeth Lease properties. Most of the properties covered by the Elizabeth Lease are patented lode mining claims in which the surface is privately owned.

        The 292 unpatented lode mining claims owned directly by Neutron do not have any royalty obligations attached to them. The surface estate covering portions of West Endy and Deep Rock targets is managed by the USFS. Surface management responsibilities for Mesa Redonda and portions of West Endy are vested with the BLM. All the unpatented mining claims in the project area are subject to a $140 annual claim maintenance fee payable on each claim to the BLM.

  Accessibility

        The project is approximately 60 miles (96.5 kilometers) west-northwest of the city of Albuquerque, and 20 miles (32.2 kilometers) north-northeast of the town of Grants. A paved highway from the town of Milan (Grants) to the village of San Mateo and the Ambrosia Lake area provides excellent access to eastern and northern parts of the project area. Numerous dirt USFS and private ranch roads cross the project lands and provide access to nearly all parts of the project area. Rail service is available from the BNSF Railroad at Grants and Milan, and scheduled air service is available in Albuquerque.

        The project area is located in the Ambrosia Lake mining district, which had numerous underground mines and uranium processing mills. Electrical lines cross the project area and provided electricity to the historic mills and mines. All of the historic mills have been dismantled and removed but the remaining electrical power lines could be a source of power. There are no plant facilities or equipment on the properties of the project, including subsurface improvements and equipment. Through March 31, 2012 Neutron has spent $4.0 million on the Ambrosia Lake Project.

  History

        In the Ambrosia Lake area mineral exploration and development programs (including underground and small-scale open pit mining and milling) commenced in the early 1950's and continued into the 1990's. During that period of time, as reported by Chenoweth, 1989, in the New Mexico Geological Society 40th Conference Guidebook, nearly 190 million pounds of U3O8 were produced from sandstone and limestone-hosted mineralized areas in the district, and a significant amount of uranium mineralization remains in place in the district. During the period of operation of the Ambrosia Lake mining district, underground uranium mines were discovered, developed and operated by numerous companies, including Kerr McGee Nuclear, Homestake Mining Company, United Nuclear/UNC Resources, Phillips Petroleum, Ranchers Exploration, Gulf Mineral Resources, and others.

        Lands that comprise Neutron's Ambrosia Lake Project have been explored by several firms (including Conoco, Homestake Mining, Kerr-McGee, Bokum Resources, Pathfinder Mines and United Nuclear Corporation) periodically since the mid 1950's, and numerous exploration holes have been drilled on Neutron's leased properties. Much of the drilling and related data from several of these historical programs are currently in the possession of Neutron, and have served as a portion of the basis of evaluating the mineral potential of the properties.

  Deep Rock Target

        The Deep Rock exploration target is situated on leased unpatented lode mining claims. The target area is located immediately west-northwest of the Mount Taylor mine (developed by Gulf Mineral Resources, and now owned by Rio Grande Resources) and adjoins the eastern edge of the Roca Honda project of Strathmore Minerals Corp. While some initial exploration drilling was carried out on the target by the Anaconda Company (who drilled three holes), the target area was first explored in a comprehensive way by the minerals division of Continental Oil Company (Conoco) in the late 1970's. Conoco drilled 14 holes (one hole was terminated prior to reaching the target horizon), and encountered uranium mineralization in Westwater Canyon sandstones, although Conoco did not follow-up on this work due to a precipitous drop in the uranium price. During the 1980's, Homestake Mining Company drilled one additional hole in the mineralized zone, and encountered similar mineralization to what had been intersected by Conoco in the same area. There has been no physical work on the Deep Rock target since the completion of the Homestake drilling program.

 Figure 2.6. Deep Rock Target (April 2012)

  Elizabeth Target

        Considerable exploration drilling was carried out by several companies on the Elizabeth claims between the mid-1950's and the early 1980's. The adjoining Section 35 mineralized area was formerly operated by Kerr McGee, the major historical operator in the Ambrosia Lake district, and the Ann Lee/Section 27 underground mines were formerly operated by Phillips Petroleum and United Nuclear/UNC Resources. A portion of the Elizabeth southwest uranium mineralized area was mined by Kerr McGee and United Nuclear. Various 'historical' operators of the Elizabeth claims have prepared mineral resource estimates for the two uranium mineralized areas situated on Neutron's claims at the Elizabeth target.

 Figure 2.7. Elizabeth Target (April 2012)

  West Endy Target

        The West Endy target is comprised of two contiguous blocks of unpatented lode mining claims and one State of New Mexico general mining lease (site of the inactive Cliffside mine). At least 97 exploration holes have been drilled on the West Endy target by various companies, in particular Enerdyne Corporation, Homestake Mining Company and United Nuclear. Zones of uranium mineralization have been outlined by drilling on the target. The New Mexico general mining lease is the site of the inactive Cliffside underground mine that was discovered in 1956, and brought into production in 1960. The Cliffside mine was one of the last underground mines to operate in the district and was closed in 1985. According to McLemore and Chenoweth, 1991, in the New Mexico Bureau of Mines and Mineral Resources Open-File Report 353, total production from the mine has been reported to be over 6 million pounds of U3O8 at an average grade of 0.41% U3O8. Data in Neutron's possession, as well as the results from Neutron's confirmation drilling program, demonstrate that the West Endy uranium mineralized area extends onto the northeast portion of the New Mexico general mining lease.

 Figure 2.8. West Endy Target (April 2012)

  Mesa Redonda Target

        The Mesa Redonda target is on the western edge of the Ambrosia Lake mining district. Detailed exploration drilling was carried out in the Mesa Redonda area by Pathfinder Mines, Devilliers Nuclear, Homestake Mining/UNC Resources and private interests in the 1970's and early 1980's. This work resulted in the discovery of uranium mineralization on the properties held by Neutron.

  West Ranch Target

        The West Ranch target, which is on the western part of the Ambrosia Lake mining district, is comprised of 223 lode mining claims. In the vicinity of these claims are several small-scale uranium mines that are reported to have operated in the 1950's and 1960's. Additionally there is considerable evidence of exploration conducted by Energy Fuels Nuclear, Phillips Petroleum and United Nuclear during the 1970's.

  Mineralization

        In accordance with SEC guidance on non-reserve mineralized material, Neutron shows the estimate of in-place non-reserve mineralized uranium material for Neutron's Ambrosia Project in the following table. The estimate of non-reserve mineralized material for each of the mineralized areas listed below was obtained from the Technical Report on the Uranium Resources at The Ambrosia Lake Project, McKinley County, New Mexico, USA. The technical report is dated January 18, 2011 and was completed by Broad Oak Associates, an independent engineer.

        Additionally, as described in the Technical Report on the Uranium Resources at the Ambrosia Lake Project, Neutron has historical reports that show the mineralized areas in this project contain non-reserve mineralized material listed in the table below. The calculation of non-reserve mineralized material was prepared by prior mining companies and their independent consultants and is considered historical in nature and no other calculations have yet been completed because the digital data base has not been prepared for modeling.

SUMMARY OF IN-PLACE NON-RESERVE MINERALIZED
MATERIAL IN THE AMBROSIA LAKE PROJECT

Mineralized Area	Tonnage Millions	Grade Percent	Non-Reserve Mineralized Material Millions of Lbs. U3O8
Elizabeth	1.1	0.19%	4.2
Mesa Redonda	0.7	0.16%	2.4
West Endy	0.9	0.11%	2.0

Total			8.6

  Environmental and Permits

        Exploration and mining activities conducted on lands managed by the USFS and BLM are governed by agency rules and regulations. Additional permits are required from the MMD. The BLM, USFS and MMD entered into a Memorandum of Understanding (MOU), effective January 20, 2004, to provide for cooperation between the agencies and elimination of duplication of efforts between the agencies in the assessment and processing of exploration and mining permit applications. In addition to the requirements for permits to conduct exploration and mining activities, the State requires that all drill holes be "plugged" to prevent contamination of ground water aquifers or communication between aquifers.

        Neutron has a permit to drill 28 drill holes at the Elizabeth target.

        Neutron formerly held a "minimal impact" exploration permit (MK013EM), issued by the MMD on February 21, 2007 for drilling on Section 36, Township 14 North, Range 9 West, McKinley County, New Mexico, the location of the inactive Cliffside mine. Neutron carried out a drilling program at this area (which covers a portion of the West Endy uranium mineralized area), as outlined in this permit. All of the drill holes in Neutron's drilling program were completed, "plugged" and abandoned in compliance with applicable State regulations, and under supervision of the New Mexico regulatory authorities. All surface disturbances related to this work program were reclaimed in compliance with applicable State rules and regulations, and this work has been inspected and found to be in full compliance with the applicable regulations.

South Dakota

        Neutron initiated an exploration and acquisition program in southwestern South Dakota in 2005. Neutron identified two areas of interest, as described below. Through March 31, 2012, Neutron has spent $1.9 million in South Dakota. Neutron does not consider any of Neutron's South Dakota property interests to be material to Neutron's business and plan of operations and have not confirmed title to such property through the preparation of title opinions.

  Powertech Uranium Corp Transaction

        Neutron holds a 30% net proceeds interest from future uranium production from certain unpatented lode mining claims, fee leases and State leases (all formerly held by Neutron) currently controlled by Powertech Uranium (USA) ("Powertech") in the Dewey-Burdock area, which is located approximately six miles (9.7 kilometers) northwest of Neutron's current Edgemont Project property holdings in South Dakota. Neutron transferred Neutron's property interest in the Dewy-Burdock area to Powertech for which Neutron received (i) a 30% net proceeds interest of future uranium production and sales from Neutron's former lands, (ii) 327 acres (132 hectares) of mining claims and state leases along with associated historical drilling logs near Neutron's Edgemont Project, (iii) 4,117acres (1,666 hectares) of mining claims in the Ambrosia Lake mining district in New Mexico, and (iv) 1,709 acres (692 hectares) of mining claims and leases in the Shirley Basin area of Wyoming. Powertech has filed permit applications with the NRC and USEPA and submitted a Plan of Operation to the BLM for its Dewy-Burdock uranium ISR project.

        Neutron's former acreage that is subject to the 30% net proceeds interest payable to Neutron consists of approximately 1,620 acres (656 hectares) of claims and leases within the Powertech's proposed Dewy-Burdock permit area and an additional 4,667 acres (1,888 hectares) of prospective claims and leases adjacent to their project permit area. This acreage had historical drilling and adds future development potential to the project.

  Edgemont Project

  General

        Uranium and vanadium mineralization in the Edgemont Project area occurs as sandstone-hosted small, tabular mineralized "pods" and substantial and wide-spread roll-front systems in the Fall River and Lakota Formations. Neutron controls a significant land position in the Edgemont mining district of southwestern South Dakota. Neutron's land holdings in the district, which include more than 19,062 acres (7,714 hectares) of mineral rights, cover several zones of historically-identified and undeveloped uranium mineralization. While there has been historic uranium mining from the project area, there are no facilities or equipment remaining on the property, including subsurface improvements and equipment.

  Property

        The Edgemont Project is located on the southwest flank of the Black Hills, about 55 miles (88.5 kilometers) southwest of Rapid City, South Dakota and 8 miles (12.9 kilometers) north-northwest of the city of Edgemont. Neutron holds 11 State of South Dakota mineral leases, totaling 3,875 acres (1,568 hectares). These parcels were acquired through various competitive lease auctions in 2005, 2006, 2007, and 2008. The leases require annual rental payments to maintain the properties, and a 2% "gross returns" royalty (which has provisions for the deduction of mineral processing and transportation costs) on production from the property. The state leases provide for up to a 15 year term with escalating annual payments that range from the current $2.00 per acre to $50.00 per acre in year 15.

        Neutron also holds 416 unpatented lode mining claims, covering an area of approximately 7,087 acres (2,868 hectares) in the project area. Certain of Neutron's mining claims in the project area are situated on deeded (fee) surface over federal-managed minerals. Neutron has acquired access to these "split estate" lands for exploration and production purposes by negotiating Surface Use and Disturbance Agreements (SUDA's) with the surface owners of the properties. The SUDA agreements have provisions for the payment of a 2% net proceeds royalty to the surface owners for any production from the claims that underlie the private surface. Neutron holds 14 fee (deeded) mineral leases covering 8,100 net acres (3,278 hectares) within the project area. These leases have primary terms of ten years each and generally require $1.00 per acre annual rental payments. Production royalties on the private mineral parcels are set at the level of 5% of net proceeds for production from the leased lands.

R 2 E
R 3 E
R 4 E
T 7 S
T 8 S
T 9 S
BHNF
Long Mountain Structural Zone
Long Mountain Structural Zone
RUNGE #2 MINE
BELL AREA
GULL MINE AREA
Edgemont
Chilson Anticline
LEGEND
NEI Claims
NEI Fee Lease
NEI State Lease
National Forest Boundary
0 5000 10000
SCALE IN FEET
N
Edgemont
Uranium Project
Fall River County, South Dakota

Figure 2.9. Edgemont Project Property Map (April 2012)

  Accessibility

        The Edgemont Project is located in Fall River County on the southwestern flank of the Black Hills, a major physiographic feature in southwest South Dakota. Access to the project area is very good, with paved highways located several miles to the west and south, and by well-maintained gravel roads that traverse much of the area. Private agricultural access roads are also available for use. U.S. Highway 18 runs east-west through Edgemont, and connects the area with Newcastle, Wyoming to the west and with Hot Springs, South Dakota to the east. The nearest major population center and airport is at Rapid City, located about 55 miles (88.5 kilometers) to the northeast of the project area. A main line of the Burlington Northern Santa Fe Railroad, connecting Alliance, Nebraska and Gillette, Wyoming is situated on the western side of the project area.

  History

        Uranium mineralization was first discovered at Craven Canyon, about eight miles (12.9 kilometers) north of the town of Edgemont, in 1951. During the 1950's, 1960's, and 1970's numerous small to medium scale uranium mineralized areas were mined by open pit and underground methods near Edgemont, and farther northwest in the Dewey-Burdock area.

        Ore from these modest mining operations in the Black Hills was initially shipped to the Union Carbide mill at Rifle, Colorado, and later to a U.S. Atomic Energy Commission ore-buying station located at Edgemont. Susquehanna-Western, Inc., constructed a mill to recover uranium and vanadium in 1956 and it operated through 1968. The mill has since been decommissioned and dismantled, and the mill site is managed by the Department of Energy. In the mid-to late-1970s and early 1980's, the Tennessee Valley Authority (TVA) carried out a comprehensive exploration drilling program down-dip (west and southwest) from mines, prospects, and surface exposures of uranium. Prior companies working in the Edgemont District include: Federal Resources, Homestake Mining Company, Susquehanna-Western, Union Carbide, and Wyoming Minerals.

  Mineralization

        In accordance with SEC guidance on non-reserve mineralized material, Neutron shows the estimate of in-place mineralized uranium material for Neutron's Edgemont Project. The estimate of non-reserve mineralized material was obtained from the Technical Report on the Uranium Resources on The Edgemont Project, Fall River County, South Dakota, USA. The technical report is dated January 18, 2011 and was completed by Broad Oak Associates, an independent engineer. All of the mineralized material estimates quoted in the Technical Report on the Uranium Resources on the Edgemont Project are historical in nature, and were based on data and reports prepared by the previous operators of the properties or their independent consultants. As described in the Technical Report Neutron has historical reports prepared by the prior operator and its independent consultant that show Neutron's Edgemont Project area contains 197 thousand tons of non-reserve mineralized material at an average grade of 0.17%, containing non-reserve in-place mineralized material of 685 thousand pounds of U3O8. The calculation of non-reserve mineralized material was prepared by prior mining companies and is considered historical in nature and no other calculations have yet been completed because the digital data base is not available for modeling.

Wyoming

  Copper Mountain Project

  Property

        Neutron has approximately 9,313 net acres (3,769 hectares) of mineral rights, through mining claims, fee leases, and mineral leases granted by the State of Wyoming, in the Copper Mountain area of central Wyoming. Included in this package of properties are six "Uranium and Associated Minerals" leases granted by the State of Wyoming covering 2,200 acres (890 hectares), 17 fee (deeded) mineral leases covering an area of 644 net acres (261 hectares), and 366 unpatented lode mining claims covering an area of approximately 6,468 acres (2,618 hectares). The state leases have a primary term of ten years. Annual rental payments of $1.00 per acre per year are for the first five years and $2.00 per acre per year from the sixth year through the twentieth year. Once the discovery of commercial quantities of minerals on the leased lands has been made, the annual rental will be $2.00 per acre. A royalty of 5% of the gross value ("fair market value") of uranium mined from the properties is payable to the State of Wyoming, and the State has the right to take its royalty "in kind." Through March 31, 2012, Neutron has spent $832,000 on the Copper Mountain Project. There are no plant facilities or equipment located on the property, including subsurface improvements and equipment.

R 93 W
R 92 W
R 91 W
T 40 N
T 39 N
ALLARD-MINT DEPOSIT
ARROWHEAD MINE
CANNING DEPOSIT
HESITATION DEPOSIT
FULLER DEPOSIT
GEM DEPOSIT
KNOB DEPOSIT
LEGEND
NEI Claims
NEI Fee Lease
NEI State Lease
Uranium Deposit
0
3000
6000
SCALE IN FEET
Copper Mountain
Uranium Project
Fremont County, Wyoming

Figure 2.10. Copper Mountain Project Map (April 2012)

  Accessibility

        The property is located approximately 35 miles (56.3 kilometers) east-northeast of the city of Riverton, which is the county seat of Fremont County, and about 70 miles (112.7 kilometers) west of the city of Casper. Access to the Copper Mountain Project is good. An east-west paved highway (NEUTRON 20-26) between Riverton and Casper is located 14 miles (22.5 kilometers) south of the project area, and a north-south paved highway (NEUTRON 20), between the towns of Shoshoni and Thermopolis is located 11 miles (17.7 kilometers) west. The immediate project area is accessible from a network of graded county roads and unimproved ranch roads which traverse a broad valley along the south flank of the Owl Creek Mountains and enter the mineralized areas from the south.

  History

        The Copper Mountain district hosts five significant low-grade uranium mineralized areas. The Copper Mountain area has had a long history of exploration, prospecting, and minor mineral production, beginning in the late 1800's. This initial phase of prospecting activity was focused upon copper, gold and silver prospects. Uranium mineralization was first discovered in the Copper Mountain area in 1953 by a local rancher-prospector, at a locality that was later to become the Arrowhead Mine.

Additional work was conducted in the area by Kerr McGee, who discovered mineralization in the district in 1953 and in 1955 by the U. S. Atomic Energy Commission. Uranium mining commenced at the Arrowhead Mine of Susquehanna Western in March, 1955, and ore was shipped to Susquehanna's mill near Riverton, Wyoming periodically until 1971, when the mine was closed. Utah Construction and Mining discovered the Fuller mineralized area in the late 1950's, and in 1965 Kerr McGee discovered the Knob mineralized area. Other companies that carried out uranium exploration programs in the Copper Mountain area include the Anaconda Copper Company, Nuclear Dynamics, Teton Exploration, Urania Exploration, and Western Nuclear. The most comprehensive exploration program in the Copper Mountain Project area was undertaken by Rocky Mountain Energy Company, previously known as Union Pacific Mining

  Geology and Mineralization

        Uranium mineralization at the Copper Mountain Project occurs in two distinct geologic environments: fracture-controlled uranium mineralization. and as disseminated mineralization.

Arizona

        In 2006, Neutron undertook an exploration and acquisition program for breccia pipe hosted uranium mineralized areas in northern Arizona. Breccia pipe uranium mineralized areas represent some of the highest grade uranium mineralized areas in the United States. Several of the targets Neutron acquired had evidence of historical drilling by several companies that were primarily active in the late 1970's and 1980's, including Energy Fuels, Energy Reserves Group, Pathfinder Mines and Rocky Mountain Energy Company.

        Breccia pipes in northern Arizona were formed as the result of the collapse of dissolution caverns in the Redwall Limestone. This collapse formed pipes containing broken sedimentary rock which in turn provided an excellent setting for uranium deposition.

        In 2009, Neutron terminated its breccias pipe exploration activities and transferred certain properties, in two separate transactions, to VANE Minerals Company and Arizona Strip Partners LLC. Neutron transferred acreage to VANE Minerals (NEUTRON) LLC and reserved a 2% royalty, unless production is from a state lease with a base royalty greater than 5%, then the royalty is reduced to 1%. Neutron transferred acreage to Arizona Strip Partners LLC, a venture between Energy Fuels and Royal Resources from Australia and reserved a 2% royalty. In both transactions Neutron has the option to back-in for a 30% interest should a feasibility study be completed.

Legal Proceedings

        From time to time, Neutron is engaged in legal proceedings in the ordinary course of business. Neutron is not a party to any pending legal proceedings that Neutron believes would, individually or in the aggregate, have a material adverse effect on Neutron's business, financial condition or results of operations and Neutron is unaware of any such proceedings being contemplated by any governmental authorities.

Management's Discussion and Analysis of Financial Condition and Results of Operation

        You should read the following discussion and analysis together with Neutron's consolidated financial statements for the three years ended December 31, 2011 and the three months ended March 31, 2012 and 2011, and related notes thereto, included elsewhere in this joint proxy statement/prospectus. This discussion and analysis contains forward-looking statements that are subject to risks, uncertainties and assumptions, including those discussed under the section of this joint proxy statement/prospectus entitled "Risk Factors." See the section of this joint proxy statement/prospectus entitled "Cautionary Statement Regarding Forward-Looking Statements" for information about such statements. Neutron's actual results may differ materially from those expressed in or implied by these forward-looking statements.

Overview

        Neutron is a natural resource company engaged in the acquisition and exploration of uranium properties in the United States. Neutron's strategy is to acquire properties that (i) have undergone some degree of historical uranium exploration and on which uranium mineralized material, but not reserves, have been located, and (ii) are located in mineralized districts that have undergone some degree of historical uranium exploration and are thought to be prospective for further uranium exploration, but on which no uranium mineralized material has been located. Neutron has acquired interests in leased properties and unpatented mining claims in New Mexico, South Dakota and Wyoming.

        Neutron holds interests in the following mineral properties:

Interest Held	Location
Federal mining claims: 649 State mineral lease: 1 Private (fee) mineral leases: 27	New Mexico, USA; McKinley, Sandoval and Cibola counties
Federal mining claims: 449 State mineral leases: 27 Private (fee) mineral leases: 17	Wyoming, USA; Carbon, Crook, and Fremont counties
Federal mining claims: 416 State mineral leases: 11 Private (fee) mineral leases: 14	South Dakota, USA; Fall River county

        Neutron also holds residual mineral interests that it received in the disposition of properties in Arizona and South Dakota. These residual interests were received in consideration of the sale of Neutron's ownership interests in the properties and are primarily comprised of a royalty interest, a net proceeds interest and Neutron's ability to convert the royalty interest into a working interest in the properties.

        Neutron is an exploration stage company. All of Neutron's projects are at the exploration stage and there can be no assurance that a commercially viable mineral deposit, or reserve, exists on any of Neutron's properties until appropriate exploratory work is done and a comprehensive evaluation based on such work concludes legal and economic feasibility. Further exploration beyond the scope of Neutron's planned exploration activities will be required before a final evaluation as to the economic and legal feasibility of mining of any of Neutron's properties is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on any of Neutron's mineral properties. Neutron anticipates that it will require additional financing in order to pursue full exploration and development of its properties. Neutron does not have sufficient financing to undertake full exploration and development of its mineral properties at present and there is no assurance that it will be able to obtain the necessary financing.

        Neutron's plan of operation is to: (i) commence confirmation drilling programs, pursuant to three exploration permits it has received, to confirm the historical exploration and development data in its possession on its Cibola Project and Ambrosia Lake Project; (ii) conduct feasibility studies, undertake initial mine and mill design and complete the collection of environmental baseline data necessary for the NRC mill permit application and New Mexico state mine permit applications on its Cibola Project; (iii) complete and submit the required licensing and permit applications necessary to develop and operate its Cibola Project mines and mill; and (iv) complete the analysis and digitization of historic geologic data, mapping and other geophysic and geologic activities, exploration permitting and exploration programs on selected other mineral property interests owned by Neutron.

        Neutron's plan of operations will be continually evaluated and modified as exploration results become available. Modifications to Neutron's plans will be based on many factors, including: results of exploration, assessment of data, feasibility studies, weather conditions, exploration costs, the price of uranium and available capital. Further, the extent of Neutron's exploration programs undertaken will be dependent upon the amount of financing available to Neutron. Neutron's existing working capital is not expected to be adequate to fund Neutron's exploration and permitting-related operations over the next twelve months. If Neutron is unable to complete the Merger or an alternative transaction, it will likely face either bankruptcy or foreclosure on its assets.

Results of Operations

        Neutron is an exploration stage company and has not generated any revenue to date. The following table sets forth selected financial information relating to Neutron for the periods indicated:

Selected Operating Financial Information

	Three Months Ended March 31,		Years Ended December 31,
	2012	2011	2011	2010	2009
Mineral property maintenance	$168,496	$170,392	$1,135,512	$1,141,706	$1,035,509
Mineral exploration	233,550	451,449	2,087,255	1,835,039	3,528,324
Selected Components of Mineral Exploration
Wages and benefits	135,457	304,675	1,088,819	1,217,701	1,648,306
Wages and benefits—stock based compensation	—	—	—	—	137,045
Mineral property expenditures	65,565	131,986	759,447	386,583	891,133
Data acquisition	—	—	—	—	520,807
General and administrative	32,528	14,788	238,989	230,755	331,033
General and administrative	962,666	1,178,201	3,666,141	2,227,627	2,820,561
Selected Components of General and Administrative
Wages and benefits	208,831	286,794	1,014,243	1,021,968	1,166,986
Wages and benefits—stock based compensation	—	—	—	4,292	267,657
Professional services	606,942	187,128	1,400,062	389,579	552,391
Professional services—stock based compensation	6,930	539,301	657,113	192,757	172,489
Other general and administrative	139,963	164,978	594,723	619,031	661,038
Other Income (Expense)	(367,154)	(718,512)	(2,431,757)	(3,544,423)	56,076
Selected Components of Other Income (Expense)
Interest (expense), net	(510,449)	(460,562)	(1,914,894)	(918,183)	60,743
Unrealized gain (loss) on warrants	5,354	36,261	1,157,978	240,235	—
Amortization—debt issuance costs	—	(268,340)	(1,075,824)	(1,338,580)	—
Amortization—senior debt discount	—	(25,871)	(51,742)	(1,527,895)	—
Gain (loss) on extinguishment of liability	—	—	(547,275)	—	—
Gain (loss) on disposition of assets	137,941	—	—	—	—
Other	—	—	—	—	(4,667)
Operating loss	(1,731,866)	(2,518,554)	(9,320,665)	(8,748,795)	(7,328,318)
Net loss attributable to the Company	(1,731,866)	(2,518,554)	(9,320,665)	(8,429,402)	(6,733,408)

        Neutron has been funding its operations by way of private placements of its equity and through senior debt borrowings. Neutron expects it will require additional capital to meet its short and long term operating requirements. There can be no assurance that Neutron will be able to raise such additional capital.

        Neutron is an exploration stage company and has no revenues to date and anticipates that it will not generate any revenues during the twelve month period following the date of this joint proxy statement/prospectus.

Quarter Ended March 31, 2012 Compared to Quarter Ended March 31, 2011

        Neutron's operating and net losses during the three months ended March 31, 2012 ("Q1 2012") were $1,731,866 compared to operating and net losses of $2,518,554 for the three months ended March 31, 2011 ("Q1 2011"). The decrease in Neutron's operating and net losses is primarily due to decreases in stock based compensation, wages and benefits expenses, interest expenses, mineral property exploration expenses and a gain on disposal of equipment, which were partially offset with an increase in legal and professional services. Significant expenditures and changes are outlined below.

        Mineral property maintenance expenses.    The $1,896 decrease in mineral property maintenance expenses incurred during Q1 2012 compared to Q1 2011 is primarily due to a reduction of state mineral lease expenses.

        Mineral exploration expenses.    The $217,899 decrease in mineral exploration expenses incurred during Q1 2012 compared to Q1 2011 is primarily due to:

  (i)
  a $169,218 decrease in wages and benefits expense attributable to employment terminations; and

  (ii)
  a $66,421 decrease in mineral property exploration expense, primarily attributable to outside consulting fees associated with reduced permitting activities.

        General and administrative expenses.    The $215,535 decrease in general and administrative expenses incurred during Q1 2012 compared to Q1 2011 is primarily due to:

  (i)
  a $532,371 decrease in stock based compensation for professional services attributable to the timing of stock option grants to new directors and consultants;

  (ii)
  a $77,963 decrease in wages and benefits expense attributable to employment terminations;

  (iii)
  a $419,814 increase in professional services expense, primarily attributable to increased legal, accounting and investment banking fees associated with Neutron's efforts to complete the Merger;

        Other income and expenses.    The $351,358 decrease in other income (expense) incurred during Q1 2012 compared to Q1 2011 is primarily due to:

  (i)
  a $213,417 decrease in net interest expense associated with Neutron's senior credit facility as a result of senior debt discount and debt issuance costs being fully amortized during 2011; and

  (ii)
  a $137,941 gain on disposal of equipment.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

        Neutron's operating losses during the year ended December 31, 2011 ("2011") were $9,320,665 compared to operating losses of $8,748,795 for the year ended December 31, 2010 ("2010"). This increase in operating losses is primarily due to increases in interest expense associated with Neutron's senior credit facility, professional services expense, stock based compensation, mineral property expenditures and a loss recognized in connection with the early extinguishment of a liability, which costs were partially offset by decreases in amortization of senior debt discount and debt issuance costs, wages and benefits expense and unrealized gains on warrants. Significant expenditures and changes are outlined below.

        Neutron's net losses attributable to the company during 2011 were $9,320,665 compared to net losses attributable to the company of $8,429,402 during 2010. This increase, in addition to the increase in operating losses discussed above, is due to a reduction in investment by a noncontrolling interest in a consolidated joint venture resulting from Neutron's April 2010 acquisition of the noncontrolling interest.

        Mineral property maintenance expenses.    The $6,194 decrease in mineral property maintenance expenses incurred during 2011 compared to 2010 is primarily due to a reduction of state mineral lease expenses.

        Mineral exploration expenses.    The $252,216 increase in mineral exploration expenses incurred during 2011 compared to 2010 is primarily due to:

  (i)
  a $128,882 decrease in wages and benefits expense attributable to employment terminations; and

  (ii)
  a $372,864 increase in mineral property exploration expense attributable to outside consulting fees associated with increases in permitting activities.

        General and administrative expenses.    The $1,438,514 increase in general and administrative expenses incurred during 2011 compared to 2010 is primarily due to:

  (i)
  a $776,828 increase in professional services expense attributable to increased legal and investment banking fees associated with financing efforts, in particular, Neutron's efforts to complete an initial public offing and negotiations in connection with a potential business combination;

  (ii)
  a $464,356 increase in stock based compensation for professional services attributable to the timing of stock option grants to new directors and consultants;

  (iii)
  a $165,415 increase in professional services expense attributable to a consulting agreement for the services of chief operating officer entered into in February 2011; and

  (iv)
  a $90,000 increase in professional services expense comprised of director's fee attributable to the addition of three new directors in February 2011.

        Other income and expenses.    The $1,112,666 decrease in other income (expense) incurred during 2011 compared to 2010 is primarily due to:

  (i)
  a $996,875 increase in net interest expense associated with Neutron's senior credit facility;

  (ii)
  a $1,476,153 decrease in amortization of senior debt discount expense;

  (iii)
  a $262,756 decrease in amortization of debt issuance costs;

  (iv)
  a $917,743 unrealized gain on warrant liability; and

  (v)
  a $547,275 loss on extinguishment of warrant liability.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

        Neutron operating losses during 2010 were $8,748,795 compared to $7,328,318 for the year ended December 31, 2009 ("2009"). This increase is primarily due to costs and expenses associated with Neutron's senior credit facility, which were partially offset by a reduction in exploration expenses and other general and administrative expenses. Significant expenditures and changes are outlined below.

        Neutron's net losses during 2010, were $8,429,402 compared to net losses of $6,733,408 incurred during 2009. This increase, in addition to the increase in operating losses discussed above, is due to a reduction in investment by a noncontrolling interest in a consolidated joint venture resulting from Neutron's April 2010 acquisition of the noncontrolling interest.

        Mineral property maintenance expenses.    The $106,197 increase in mineral property maintenance expenses incurred during 2010 compared to 2009 is primarily due to private (fee) mineral lease expenses increasing to $895,326 from $791,261 for the corresponding period in 2009 as a result of having to pay the lease expenses that were paid for by a joint venture partner until Neutron acquired a 34.56% interest in October 2009.

        Mineral exploration expenses.    The $1,693,285 decrease in mineral exploration expenses incurred during 2010 compared to 2009 is primarily due to:

  (i)
  a $430,605 decrease in wages and benefits expense attributable to temporary furloughs of employees and employment terminations in 2010;

  (ii)
  a $137,045 decrease in stock based compensation for wages and benefits expense attributable to the timing of stock option grants to employees;

  (iii)
  a $504,550 decrease in mineral property exploration expense attributable to reduced legal, lobbying and consulting fees associated with permitting activities;

  (iv)
  a $520,807 decrease in data acquisition expense attributable to the timing of individual data base purchases; and

  (v)
  a $100,278 decrease in general and administrative expense attributable to a reduction in the number of employees and travel and field activities.

        General and administrative expenses.    The $592,934 decrease in general and administrative expenses incurred during 2010 compared to 2009 is primarily due to:

  (i)
  a $145,018 decrease in wages and benefits expense attributable to temporary furloughs of employees and employment terminations;

  (ii)
  a $263,365 decrease in stock based compensation for wages and benefits attributable to the timing of stock option grants to employees; and

  (iii)
  a $162,812 decrease in professional services expense attributable to reduced legal and investment banking fees associated with financing efforts.

        Other income and expenses.    The $3,600,499 increase in other expense incurred during 2010 compared to 2009 is primarily due to costs and expenses associated with Neutron's senior credit facility. In connection with its senior credit facility, Neutron recognized: (i) net interest expense of $918,183; (ii) unrealized gain on warrant liability of $240,235; (iii) amortization of senior debt discount expense of $1,338,580; and (iv) amortization of debt issuance costs of $1,527,895 for 2010 compared to $60,743 of net interest income for 2009.

Liquidity and Capital Resources

Selected Liquidity and Capital Resources Financial Information

	As of March 31,		As of December 31,
	2012	2011	2011	2010	2009
Consolidated Balance Sheet Data
Cash and cash equivalents	$97,283	$15,268	$128,717	$174,416	$1,023,932
Restricted cash and marketable securities	301,608	6,193,272	301,849	7,254,667	235,300
Working capital (deficit)	(28,528,152)	(19,591,307)	(26,897,929)	(17,261,431)	1,118,756
Net property and equipment	20,332,278	20,086,973	20,425,247	20,093,370	8,571,268
Total assets	20,762,886	26,878,002	20,922,716	28,141,069	10,182,442
Total liabilities	29,046,271	27,466,438	27,481,165	26,750,252	559,272
Deficit accumulated during the exploration stage	(47,887,131)	(39,353,154)	(46,155,265)	(36,834,600)	(28,405,198)
Total stockholders' equity (deficit)	(8,283,385)	(588,436)	(6,558,449)	1,390,817	9,623,170

	Three Month Ended March 31,		Years Ended December 31,
	2012	2011	2011	2010	2009
Consolidated Cash Flow Data
Net cash flows from operating activities	$(1,142,701)	$(1,157,607)	$(5,265,136)	$(4,694,371)	$(6,455,406)
Net cash flows from investing activities	193,810	1,026,497	6,444,250	(7,568,091)	(349,605)
Net cash flows from financing activities	917,457	(28,038)	(1,224,813)	11,412,946	734,229
Net increase (decrease) in cash and cash equivalents	(31,434)	(159,148)	(45,699)	(849,516)	(6,070,782)

Comparison of Three Months Ended March 31, 2012 and 2011

        Cash Flows from Operating Activities.    Neutron has not generated positive cash flow from operating activities. Neutron's operations have been primarily financed by proceeds from issuances of common stock and through senior debt borrowings. As of March 31, 2012, Neutron's cash and marketable securities position was $398,891 ($301,608 of which was restricted) compared to $6,208,540 ($6,193,272 of which was restricted) as of March 31, 2011. Of the $301,608 of restricted cash and marketable securities as of March 31, 2012, $2,703 was restricted pursuant to Neutron's senior debt credit facility as described in "—Material Commitments—Senior Debt Credit Facility" below and the remaining $298,905 was held in certificates of deposit collateralizing various letters of credit issued by the Arizona Business Bank described in "—Material Commitments—Credit Agreement and Irrevocable Standby Letters of Credit" below that were outstanding as of March 31, 2012. Neutron had a working capital deficit of $28,528,152 as of March 31, 2012, compared to a working capital deficit of $19,591,307 as of March 31, 2011.

        For Q1 2012, net cash used in operating activities was $1,142,701, consisting primarily of a net loss of $1,731,866. Net cash flows used in operating activities are reconciled to Neutron's net loss by:

  (i)
  increase in cash of $180,362 from changes in Neutron's working capital accounts;

  (ii)
  increase in cash of $37,341 from non-cash expense for depreciation;

  (iii)
  increase in cash of $6,930 from non-cash expense for stock based compensation;

  (iv)
  decrease in cash of $137,941 from gain on disposal of equipment; and

  (v)
  increase in cash of $502,473 from non-cash components of interest expenses, which includes $500,729 for accrued interest on senior debt, and $7,098 for interest on long term payable, partially offset by a $5,354 unrealized gain on warrant liability.

        For Q1 2011, net cash used in operating activities was $1,157,607, consisting primarily of a net loss of $2,518,554. Net cash flows used in operating activities are reconciled to Neutron's net loss by:

  (i)
  increase in cash of $61,302 from changes in Neutron's working capital accounts;

  (ii)
  increase in cash of $41,295 from non-cash expense for depreciation;

  (iii)
  increase in cash of $539,301 from non-cash expense for stock based compensation; and

  (iv)
  increase in cash of $719,049 from non-cash components of interest expenses, which includes $454,544 for accrued interest on senior debt, $32,426 for accretion of discount on senior debt and interest on long term payable, and $268,340 for amortization of debt issuance costs, partially offset by a $36,261 unrealized gain on warrant liability.

        Cash Flows from Investing Activities.    For Q1 2012, net cash provided by investing activities was $193,810 compared to net cash provided by investing activities of $1,026,497 in Q1 2011.

        During Q1 2012, Neutron's net cash provided by investing activities consisted primarily of: (i) the purchase of unproven mineral properties for $6,431; (ii) the sale of property and equipment for $200,000; and (iii) a decrease in restricted cash and marketable securities of $241.

        During Q1 2011, Neutron's net cash provided by investing activities consisted primarily of: (i) the purchase of unproven mineral properties for $4,192; (ii) the purchase of property and equipment for $30,706; and (iii) a decrease in restricted cash and marketable securities of $1,061,395.

        Cash Flows from Financing Activities.    For Q1 2012, net cash provided by financing activities was $917,457 compared to net cash used in financing activities of $28,038 in Q1 2011.

        During Q1 2012, net cash provided by financing activities consisted primarily of proceeds from senior debt of $917,457.

        During Q1 2011, net cash used in financing activities consisted primarily of the payment of debt issuance and deferred offering costs of $28,038.

Comparison of Years Ended December 31, 2011, 2010 and 2009

        Cash Flows from Operating Activities.    Neutron has not generated positive cash flow from operating activities. Neutron's operations have been primarily financed by proceeds from issuances of common stock and through senior debt borrowings. As of December 31, 2011, Neutron's cash and marketable securities position was $430,566 ($301,849 of which was restricted) compared to $7,429,083 ($7,254,667 of which was restricted) as of December 31, 2010 and $1,259,232 ($235,300 of which was restricted) as of December 31, 2009. Of the $301,849 of restricted cash and marketable securities as of December 31, 2011, $2,944 was restricted pursuant to Neutron's senior debt credit facility as described in "—Material Commitments—Senior Debt Credit Facility" below and the remaining $298,905 was held in certificates of deposit collateralizing various letters of credit issued by the Arizona Business Bank described in "—Material Commitments—Credit Agreement and Irrevocable Standby Letters of Credit" below that were outstanding as of December 31, 2011. Neutron had a working capital deficit of $26,897,929 as of December 31, 2011, compared to a working capital deficit of $17,261,431 as of December 31, 2010, and working capital of $1,118,756 as of December 31, 2009.

        For the fiscal year ended December 31, 2011, net cash used in operating activities was $5,265,136, consisting primarily of a net loss of $9,320,665. Net cash flows used in operating activities are reconciled to Neutron's net loss by:

  (i)
  increase in cash of $75,053 from changes in Neutron's working capital accounts;

  (ii)
  increase in cash of $176,691 from non-cash expense for depreciation;

  (iii)
  increase in cash of $657,113 from non-cash expense for stock based compensation;

  (iv)
  increase in cash of $712,248 from non-cash expense for deferred offering cost written-off in 2011;

  (v)
  increase in cash of $1,887,149 from non-cash components of interest expenses, which includes $1,890,541 for accrued interest on senior debt, $78,762 for accretion of discount on senior debt and interest on long term payable, and $1,075,824 for amortization of debt issuance costs, partially offset by a $1,157,978 unrealized gain on warrant liability; and

  (vi)
  Increase in cash of $547,275 from a non-cash loss on extinguishment of warrant liability.

        For the fiscal year ended December 31, 2010, net cash used in operating activities was $4,694,371, consisting primarily of a net loss of $8,429,402. Net cash flows used in operating activities are reconciled to Neutron's net loss by:

  (i)
  increase in cash of $26,260 from changes in working capital accounts;

  (ii)
  increase in cash of $161,541 from non-cash expense for depreciation;

  (iii)
  increase in cash of $197,049 from non-cash expense for stock based compensation;

  (iv)
  increase in cash of $120,634 from non-cash expense for deferred offering costs and mineral purchase option written-off in 2010;

  (v)
  increase in cash of $3,548,940 from non-cash components of interest expenses, which includes $896,615 for accrued interest on senior debt, $1,553,980 for accretion of discount on senior debt and interest on long term payable, and $1,338,580 for amortization of debt issuance costs, partially offset by a $240,235 unrealized gain on warrant liability; and

  (vi)
  decrease in cash of $319,393 from losses attributable to noncontrolling interests.

        For the fiscal year ended December 31, 2009, net cash used in operating activities was $6,455,406, consisting primarily of a net loss of $6,733,408. Net cash flows used in operating activities are reconciled to Neutron's net loss by:

  (i)
  increase in cash of $36,523 from changes in working capital accounts;

  (ii)
  increase in cash of $164,827 from non-cash expense for depreciation;

  (iii)
  increase in cash of $577,191 from non-cash expense for stock based compensation;

  (iv)
  increase in cash of $94,371 for non-cash expenses, which includes a $15,873 loss on disposal of equipment, $67,896 deferred offering costs written-off in 2009, and $10,602 in interest accretion on long-term payable; and

  (v)
  decrease in cash of $594,910 from losses attributable to noncontrolling interests; and

        Cash Flows from Investing Activities.    For 2011, net cash provided by investing activities was $6,444,250 compared to net cash used in investing activities of $7,568,091 in 2010. During 2011, Neutron's net cash provided by investing activities consisted primarily of: (i) the purchase of unproven mineral properties for $343,807; (ii) the purchase of property and equipment for $164,761; and (iii) the decrease in restricted cash and marketable securities of $6,952,818.

        For 2010, net cash used in investing activities was $7,568,091 compared to $349,605 in 2009. During 2010, Neutron's net cash used in investing activities consisted primarily of: (i) the purchase of unproven mineral properties for $11,683,643, of which $11,454,312 was financed by senior debt and capitalized investment in a mineral purchase option; (ii) the investment in a mineral purchase option for $319,393; and (iii) the increase in restricted cash and marketable securities of $7,019,367.

        During 2009, Neutron's net cash used in investing activities of $349,605 consisted primarily of: (i) the purchase property and equipment for $42,738; (ii) the purchase of unproven mineral properties for $343,647, of which $68,578 was financed by the issuance of common stock; (iii) the receipt of equity in joint venture partner contributions of $346,321; (iv) the investment in a mineral purchase option for $142,819; and (v) the increase in restricted cash and marketable securities of $235,300.

        Cash Flows from Financing Activities.    For 2011, net cash used in financing activities was $1,224,813 compared to net cash provided by financing activities of $11,412,946 in 2010. During 2011, net cash used by financing consisted consisting primarily of: (i) the payment of debt issuance costs of $543,784; and (ii) the payment of deferred offering costs of $681,029.

        For 2010, net cash provided by financing activities was $11,412,946 compared to $734,229 in 2009. During 2010, net cash provided by financing consisted consisting primarily of: (i) an investment by a noncontrolling interest in a consolidated joint venture of $319,393; (ii) the payment of debt issuance and deferred offering costs of $288,108; and (iii) senior debt financing of $24,000,000, less (A) $11,000,000 advanced directly to seller in connection with Neutron's purchase of the seller's 49% equity interest in its now wholly-owned subsidiary, Cibola and (B) $1,618,340 advanced directly to financier in connection with the issuance of the senior debt.

        During 2009, net cash provided by financing activities of $734,229 consisted primarily of: (i) an investment by a noncontrolling interest in a consolidated joint venture of $613,598; (ii) the payment of deferred offering costs of $168,221; and (iii) the proceeds from a long-term payable of $288,852.

Liquidity and Cash Resources through Merger Closing

        As of March 31, 2012, Neutron had restricted cash and cash equivalents of $301,608 and unrestricted cash and cash equivalents of $97,283. As of December 31, 2011, Neutron had restricted cash and cash equivalents of $301,849 and unrestricted cash and cash equivalents of $128,717. Neutron estimates that its cash expenditures for operations through the completion of the Merger will be approximately $2.4 million. Neutron expects that its existing cash and funding commitments from URI will provide it the necessary liquidity though the closing of the Merger.

Going Concern

        Neutron commenced operations on March 25, 2005 and has not realized any revenues since inception. As of March 31, 2012 and December 31, 2011, Neutron had a working capital deficit of $28,528,152 and $26,897,929, respectively, and an accumulated deficit of $47,887,131 and $46,155,265, respectively. Existing cash resources are currently not expected to provide sufficient funds through the upcoming year and the capital expenditures required to achieve planned principal operations may be substantial. Neutron's continuation as a going concern is dependent upon its ability to close the Merger or obtain necessary financing to continue operations.

Purchase of Significant Equipment

        Neutron currently does not plan to acquire any significant equipment over the next twelve months.

Off-Balance Sheet Arrangements

        Neutron does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Material Commitments

        Neutron's ability to meet its commitments is dependent upon its ability to close the Merger or otherwise obtain necessary financing to continue operations.

Significant Mineral Properties

        Since March 2005, Neutron has been acquiring mineral properties for the purpose of exploring for economic deposits of uranium in the states of Arizona, New Mexico, South Dakota and Wyoming. Neutron's mineral property acquisitions are comprised of: (i) unpatented mining claims which are administrated by the BLM; (ii) state mineral leases or exploration permits; (iii) fee mineral leases with the owners of private mineral rights; and (iv) mineral leases with third parties who acquired mineral rights through (i) and (ii) above.

        Except as set forth below, all unpatented mining claims may be relinquished by Neutron and state and fee mineral leases may be released by Neutron when exploration and/or development is completed or the property is abandoned, provided that there may be continuing reclamation and remediation obligations following the completion of exploration and development or abandonment. Neutron's state and fee mineral leases are subject to various royalty interests, some of which are indexed to the sale price of uranium. Unpatented mining claims are not subject to royalties.

        Juan Tafoya Mineral Property.    In October 2006, Neutron entered into a Uranium Mining and Lease Agreement ("Juan Tafoya Lease") with the Juan Tafoya Land Corporation ("JTLC") in which Neutron leased 4,097 acres of fee (deeded) surface and mineral rights owned by the JTLC ("Juan Tafoya Property") in the state of New Mexico.

        The Juan Tafoya Lease provides for a term of ten years and will be extended on a year to year basis thereafter so long as Neutron is conducting operations on the Juan Tafoya Property. Additionally, the Juan Tafoya Lease provides for: (i) an initial payment to JTLC of $1,250,000; (ii) annual rental payments of $225,000 for the first five years of the lease and $337,500 for the second five years; (iii) after the second five years, annual base rent of $75 per acre; (iv) gross proceeds royalties of 4.65%

to 6.5% based on the then current price of uranium; (v) employment opportunities and job-skills training programs for shareholders of the JTLC or heirs of the Juan Tafoya Land Grant (the "JTLG"); (vi) periodic contributions to a community projects fund if mineral production commences from the Juan Tafoya Property; and (vii) funding of a scholarship program for the shareholders of the JTLC or heirs of the JTLG. Neutron is obligated to make the first ten years annual rental payments notwithstanding its right to terminate the Juan Tafoya Lease at any time, unless (a) the market value of uranium drops below $25 per pound, (b) a government authority bans uranium mining on the Juan Tafoya Property, or (c) the deposit is deemed uneconomical by an independent engineering firm.

        In 2007, Neutron acquired infill fee mineral leases within the boundaries of the Juan Tafoya Lease. Neutron is obligated to make annual lease payments and pay production royalties ranging from 4.65% to 6.5% based on the then current price of uranium. The infill fee mineral leases covering the individually-owned small tracts have similar business terms and royalty provisions as the Juan Tafoya Lease.

        In January 2007, Neutron entered into a letter agreement with International Nuclear, Inc. Pursuant to the letter agreement Neutron acquired a database of information on the Marquez Canyon deposit located on the Juan Tafoya Property in consideration of a cash payment and a perpetual royalty of $0.25 per pound of uranium recovered from the Juan Tafoya Property with a maximum payout of $1,000,000.

        Cebolleta Mineral Property. In March 2007, Neutron entered into a Mining Lease and Agreement ("Cebolleta Lease") with La Merced del Pueblo de Cebolleta ("Cebolleta Land Grant"), a privately held land grant, to lease approximately 6,717 acres of fee (deeded) surface and mineral rights ("Cebolleta Property") in the state of New Mexico. The Cebolleta Lease was affirmed by the New Mexico District Court in Cibola County in April 2007. The Cebolleta Lease provides for: (i) a term of ten years and so long thereafter as Neutron is conducting operations on the Cebolleta Property; (ii) initial payments to the Cebolleta Land Grant of $5,000,000; (iii) a recoverable reserve payment equal to $1.00 multiplied by the number of pounds of recoverable uranium reserves upon completion of a feasibility study less (a) the $5,000,000 referred to in (ii) above, and (b) not more than $1,500,000 in annual advance royalties previously paid pursuant to (iv); (iv) annual advanced royalty payments of $500,000; (v) gross proceeds royalties from 4.50% to 8.00% based on the then current price of uranium; (vi) employment opportunities and job-skills training for the members of the Cebolleta Land Grant; and (vii) funding of annual higher education scholarships for the members of the Cebolleta Land Grant.

        In April 2007, Neutron formed a subsidiary jointly owned with Uranium Energy Corp. ("UEC") through the formation of Cibola and the execution of a Limited Liability Company Operating Agreement and Members Agreement. Cibola was originally owned 51% by Neutron and 49% by UEC and Neutron was the managing member of Cibola. The Cebolleta Lease was assigned to Cibola. Neutron consolidated the assets, liabilities and operating results of Cibola and recognized UEC's noncontrolling interest in the consolidated balance sheets and consolidated statements of operations.

        In November 2009, pursuant to Neutron's strategic plan to consolidate its ownership interest in its core mineral properties, Neutron entered into an Option Agreement (the "Option Agreement"), as amended in December 2009, with UEC, in which UEC granted Neutron the exclusive option to purchase and acquire UEC's 49% ownership interest in Cibola for a cash payment of $11,000,000. In consideration for the Option Agreement and amendment thereto, Neutron funded all of Cibola's operations, from August 2009 through March 2010, including UEC's share. In April 2010, Neutron exercised the Option Agreement, as amended, and acquired UEC's 49% ownership interest in Cibola and is now the sole member of Cibola.

        In August 2009, Neutron entered into an agreement with a former lessee and operator of certain lands now leased by Neutron to acquire historical data related to the Cebolleta Property. The former lessee delivered the data at the time of the agreement. In consideration, Neutron has made payments to date of $50,000 with a final payment of $400,000 due in August 2013.

        Ambrosia Lake Mineral Properties.    In February 2006, Neutron entered into a lease (the "Endy Lease") on 3,382 acres comprised of 167 unpatented lode mining claims in the eastern portion of the Ambrosia Lake mining district in New Mexico. Pursuant to the terms of the Endy Lease, Neutron paid $315,000 upon signing, $100,000 in February 2007 and February 2008, and is obligated to pay an additional $75,000 as an advance royalty each year thereafter through the term of the Endy Lease. The Endy Lease has a primary term of ten years, but may be extended up to an additional 65 years provided that Neutron continues to make advance or production royalty payments. Neutron may terminate the lease at any time without further lease obligations. A 5% production royalty, based on the gross market value of all minerals extracted, is payable for any production from the Endy Lease properties.

        In June 2006, Neutron entered into a lease (the "Bonner Lease") on 181 unpatented lode mining claims and one state of New Mexico general mining lease, covering a further 4,132 acres of mineral rights in the Ambrosia Lake mining district in the state of New Mexico. Pursuant to the terms of the Bonner Lease, upon signing Neutron paid a rental payment of $180,000 and issued 65,000 shares of its common stock. Neutron also paid a rental payment of $180,000 on the first anniversary and is obligated to pay an annual rental payment of $120,000 on the second through fifth anniversaries of the Bonner Lease. On the sixth anniversary and each anniversary thereafter Neutron is obligated to pay an annual advance royalty of $240,000. In the event commercial production is achieved during the rental period, then all future rental payments received after commercial production begins will be credited as minimum advance royalty payments. The Bonner Lease has a primary term of ten years but may be extended up to an additional 65 years provided that Neutron continues to make advance or production royalty payments. Neutron may terminate the lease at any time without future lease obligations. A 5% production royalty based on the gross market value of all minerals extracted is payable for any production from the Bonner Lease properties. The surface overlying the New Mexico general mining lease is owned by the State of New Mexico.

        In January 2008, Neutron entered into a Mineral Lease Agreement (the "Elizabeth Lease") on 179 acres comprised of eight patented and one unpatented lode mining claims in the eastern portion of the Ambrosia Lake mining district in the state of New Mexico. Pursuant to the terms of the Elizabeth Lease, Neutron paid a $315,000 bonus upon signing; $100,000 in advanced royalties on December 31, 2008 and December 1, 2009 and Neutron is obligated to pay $75,000 in advanced royalties every twelve months thereafter so long as the lease is in effect. The Elizabeth Lease has a primary term of ten years, but may be extended up to an additional 65 years provided that Neutron continues to make advance or production royalty payments. Neutron may terminate the lease at any time without future lease obligations. A 5% production royalty, based on the gross market value of all minerals extracted, is payable for any production from the Elizabeth Lease properties.

        In April 2006, Primary Corp. ("Primary"), formerly known as Trans America Industries Ltd., and Neutron entered into an Exploration, Development and Mine Operating Agreement ("Grants J.V. Agreement") and formed the Grants Uranium Project Joint-Venture ("Grants J.V."). Pursuant to the Grants J.V. Agreement, Neutron contributed to the joint-venture the properties underlying three large New Mexico leases: the Endy Lease, the Bonner Lease and the Elizabeth Lease. Also pursuant to the Grants J.V. Agreement, Primary reimbursed Neutron for $495,000 in connection with the Endy and the Bonner Leases during the year ended December 31, 2006, in consideration of contribution of the underlying leased properties. Pursuant to the Grants J.V. Agreements, Primary was obligated to contribute $5,000,000 to fund the joint-venture's operations ("Initial Contribution"), before February 1, 2010. In consideration of Primary's payments to Neutron and the funding of the Grants J.V., Primary was entitled to a 50% participating interest in the underlying joint-venture properties. Neutron was the managing partner in the joint-venture.

        In October 2009, pursuant to Neutron's strategic plan to consolidate its ownership interest in its core mineral properties, Neutron entered into a Purchase and Termination Agreement ("Purchase Agreement") with Primary with respect to the Grants J.V. Pursuant to the Purchase Agreement, Primary transferred its ownership interest in Grants J.V. to Neutron on October 15, 2009. In consideration, Neutron was obligated to, at its option, pay Primary $3,519,067 in Canadian funds, or, issue Primary 3,519,067 shares of its common stock.

        In December 2009, Neutron opted to issue to Primary 3,519,067 shares of its common stock, in lieu of cash, in consideration of its October 15, 2009 purchase of Primary's interest in the Grants J.V.

Senior Debt Credit Facility

        In April 2010, Neutron entered into an arrangement of a $16,000,000 senior secured credit facility ("Credit Facility"), which RMB, an agent of RMB Australia Holdings Limited ("RMBAH", together RMB and RMBAH, the "RMB Group") advanced in two tranches. Tranche 1 proceeds in the amount of $5,000,000 were used for general working capital consistent with operating activities mutually agreed upon by Neutron and RMB Group. Tranche 2 proceeds in the amount of $11,000,000 were used to fund Neutron's acquisition of UEC's 49% interest in Cibola.

        The Credit Facility agreement, among other terms and conditions, provides for:

  a.
  The payment of outstanding principal, together with accrued interest, on or before December 31, 2010.

  b.
  Interest charged on outstanding principal balances is accrued as a part of the principal balance and calculated at a rate equal to LIBOR plus 7%.

  c.
  Mortgage and/or senior security interest in (i) all material real property of Neutron located in New Mexico as well as all rights, interests and assets related to, derived from or located on such property, including all fixtures and as-extracted collateral; (ii) all personal property of Neutron, whether currently existing or acquired in the future; (iii) a pledge of Neutron's ownership interest in Cibola, and (iv) proceeds of each of the foregoing.

  d.
  All proceeds from Tranche 1 to be deposited into a control proceeds account ("Proceeds Account").

  e.
  All proceeds received by Neutron in connection with (i) the funding of the Credit Facility; (ii) the Cebolleta Project or the Juan Tafoya Project (including proceeds of sales of assets and insurance proceeds); or (iii) any equity capital raising must be deposited into the Proceeds Account and any proceeds received by Neutron (1) in respect of any equity capital raising in excess of $6,000,000; or (2) from the exercise of the warrants described below must be applied toward prepayment of outstanding accrued interest and principal balances.

        In consideration of the Credit Facility agreement, Neutron:

  a.
  Paid the RMB Group an arrangement fee of $1,120,000, equal to 7% of the Credit Facility, plus $190,758 in costs and expenses incurred by RMB Group.

  b.
  Issued RMBAH two warrants to purchase a total of 3,051,744 shares of Neutron's common stock on the following terms:

  i.
  The exercise price is the lower of $1.75 or the lowest price at which Neutron issues shares during the exercise period, which is four years from date of issuance.

  ii.
  Upon the issuance of warrants above, RMBAH's beneficial ownership of Neutron was slightly less than 5%.

  c.
  Other significant features of the warrants include: (1) net share settlement exercise rights, (2) adjustment to exercise price for dilutive issues, and (3) piggy-back registration rights.

  d.
  Upon any event, including the issuance of additional shares by Neutron, that causes RMBAH's beneficial ownership of Neutron to fall below 5%, Neutron is obligated to issue additional warrants to RMBAH to purchase up to 1,519,684 additional shares of common stock. The warrants will be issued so as to allow RMBAH to maintain a beneficial ownership up to 5%, as was achieved by the issuance of the warrants in b above. Any such additional warrants issued to RMBAH will have the same terms and conditions as the warrants in b above.

        On April 5, 2010, Neutron and the RMB Group executed the Credit Facility agreement and closed on Tranche 1 of the Credit Facility. On April 12, 2010, the RMB Group funded Tranche 2 providing proceeds for Neutron's purchase of UEC's 49% interest in Cibola for $11,000,000 pursuant to the Option Agreement, as amended.

        On December 22, 2010, Neutron entered into the First Amendment Agreement to the Credit Facility agreement ("First Amended Credit Facility") with the RMB Group with respect to the amendment of the Credit Facility. Pursuant to the First Amended Credit Facility, the RMB Group extended the maturity of the Credit Facility from December 31, 2010 to June 30, 2011, and advanced $8,000,000 in Tranche 3, which increased the Credit Facility from $16,000,000 to $24,000,000. The terms of the First Amended Credit Facility are:

  a.
  Neutron paid the RMB Group an arrangement fee of $320,000, equal to 4% of the increase in amount of the Credit Facility, an extension fee of $160,000, equal to 1% of the original Credit Facility, plus, $21,233 in costs and expenses incurred by the RMB Group.

  b.
  Upon any event, including the issuance of additional shares by Neutron, that causes RMBAH's beneficial ownership of Neutron to fall below 5%, Neutron is obligated to issue additional warrants to RMBAH to purchase up to 2,742,857 additional shares of common stock. The warrants will be issued so as to allow RMBAH to maintain a beneficial ownership up to 5%. Any such additional warrants issued to RMBAH will have the same terms and conditions as the warrants issued to RMBAH in connect with the original Credit Facility.

  c.
  All other terms and conditions remain the same.

        On July 11, 2011, Neutron entered into the Second Amendment Agreement to the Credit Facility agreement ("Second Amended Credit Facility") which extended the maturity date of the Credit Facility to December 31, 2011, and required a mandatory prepayment if Neutron completed an initial public offering or completed any other corporate transaction such as a merger or business consolidation. All other material terms remained unchanged. In consideration of the Second Amended Credit Facility, Neutron agreed to pay an extension fee equal to $516,388 or 2% of the outstanding principal and accrued interest and reimburse the RMB Group for out of pocket legal costs. As additional consideration for the Second Amended Credit Facility, Neutron issued 1,428,571 shares of its common stock to the RMB Group and the RMB Group agreed to cancel a warrant to purchase 1,428,571 shares of Neutron's common stock that was issued to the RMB Group in connection with the Credit Facility.

        On December 21, 2011, Neutron entered into a Third Amendment Agreement to the Credit Facility Agreement ("Third Amended Credit Facility"), which extended the maturity date of the Credit Facility to January 23, 2012. All other material terms of the Credit Facility remained unchanged. In consideration of the Third Amended Credit Facility, Neutron agreed to reimburse out of pocket legal costs of the RMB Group.

        On January 23, 2012, Neutron entered into a Fourth Amendment Agreement to the Credit Facility Agreement ("Fourth Amended Credit Facility") which extended the maturity date of the Credit Facility to the earlier of (i) February 24, 2012, (ii) the execution of a definitive document in connection with the ongoing negotiations to consummate a business combination, or (iii) the termination of ongoing negotiations to consummate a business combination. All other material terms of the Credit Facility remained unchanged. In consideration of the Fourth Amended Credit Facility, Neutron agreed to reimburse out of pocket legal costs of the RMB Group.

        On February 24, 2012, Neutron entered into a Fifth Amendment Agreement to the Credit Facility Agreement ("Fifth Amended Credit Facility"), which extended the maturity date of the Credit Facility to the earlier of (i) March 1, 2012, (ii) the execution of a definitive document in connection with the ongoing negotiations to consummate a business combination, or (iii) the termination of ongoing negotiations to consummate a business combination. All other material terms of the Credit Facility remained unchanged. In consideration of the Fifth Amended Credit Facility, Neutron agreed to reimburse out of pocket legal costs of the RMB Group.

        On March 1, 2012, in connection with Neutron's ongoing negotiations to consummate a business combination, Neutron entered into, among other documents, an Agreement and Plan of Merger with URI and a Forbearance and Debt Conversion Agreement with the RMB Group (which is described in more detail in "Material Contracts Between URI and Neutron, RCF or RMB—Neutron's Debt Restructuring"), pursuant to which the RMB Group agreed to forbear on the declaration of an event of default and/or the exercise of creditor remedies under the Credit Facility until, subject to certain early termination provisions, the closing date of the Merger.

Credit Agreements and Irrevocable Standby Letters of Credit

        In April 2008, Arizona Business Bank issued Neutron an Irrevocable Standby Letter of Credit (a "Neutron L/C") in favor of Cognac Highland Court LLC, (the "Landlord") as a security deposit on the lease of the corporate headquarters in Englewood, Colorado. Such Neutron L/C is secured by a credit facility in favor of Neutron and has an interest rate of Arizona Business Bank's prime rate and automatically renews every 12 months. The credit facility is collateralized by a certificate of deposit. As of March 31, 2012 and December 31, 2011, both such Neutron L/C and the certificate of deposit were in the amount of $25,000. The certificate of deposit will be released upon Neutron's request. Upon Neutron's default of the lease agreement, the Landlord may draw upon such Neutron L/C for any rent or other obligations in default of the terms of the lease. The Landlord has not drawn down any principal under such Neutron L/C.

        As of September 12, 2011, Arizona Business Bank had issued six Neutron L/Cs in favor of the MMD to satisfy the bond requirements for completion of surface and subsurface reclamation pursuant to the permits issued by the state of New Mexico for the "Marquez Canyon Exploration Project," "Elizabeth Claims Exploration Project" and the "Cebolleta Exploration Project." Each of the Neutron L/Cs issued in favor of the MMD is secured by a credit facility in favor of Neutron and has an interest rate of Arizona Business Bank's prime rate and automatically renews every 12 months until the requirements of the permit are satisfied. Each credit facility is collateralized by a certificate of deposit equal to the value of each Neutron L/C. The total amount of the six certificates of deposits is $273,905. Upon Neutron's default of the requirements of either of the permits, the MMD may draw upon the appropriate such Neutron L/C for any costs related to uncompleted reclamation. The MMD has not drawn down any principal under the Neutron L/Cs. Upon completion of all reclamation activities, the corresponding Neutron L/C may be terminated by Neutron.

Finance and Consulting Agreements

        On August 3, 2010, Neutron entered into an agreement with RMB Resources, Inc. Pursuant to the agreement, Neutron is obligated to pay a success fee of 5% of the gross proceeds of any investment in Neutron or the sale of its assets where the investor or acquirer had been introduced to Neutron by

RMB Resources, Inc. The agreement is non-exclusive and terminable at any time upon written notice, subject to a six month fee tail.

        On January 4, 2011, Neutron entered into a financial advisory agreement with Primary Capital, Inc., an affiliate of Primary ("Primary Capital"). Pursuant to the agreement Primary Capital will consult with Neutron with respect to (i) any merger, amalgamation, plan of arrangement, reorganization or other business combination, or (ii) the issuance by Neutron, or a counterparty of a business combination, of securities in connection with an initial public offering or a private placement. Should Neutron conclude a transaction, the Primary Capital financial advisory agreement requires Neutron to pay a 1% completion fee on the transaction value, defined as the gross proceeds received by Neutron in a financing transaction and the aggregate unrestricted cash balances of any counterparty in connection with a business combination.

        On February 11, 2011, Neutron entered into a consulting agreement with the Nuclear Fuel Cycle Consulting LLC (the "Consultant"), the principal of which is James J. Graham, who subsequently became a director and the Chief Operating Officer of Neutron (until his resignation as Chief Operating Officer on March 30, 2012), to provide advice and consultation, on an as needed basis, with respect to (i) marketing and operational strategies, goals and objectives; (ii) implementation and execution of strategic initiatives; and (iii) evaluation of performance and results. In consideration of Consultant's services Neutron agreed to pay Consultant a $5,000 per month retainer to be offset by a daily consulting fee. In addition, Neutron granted the Consultant a stock option to purchase 200,000 shares of common stock exercisable within ten years at an exercise price of $1.00 per share of common stock, which vests one-half six months after the agreement date and the balance twelve months after the agreement date. The consulting agreement is non-exclusive and may be terminated at any time upon 30 days' notice.

        On May 13, 2011, Neutron entered into an Engagement Letter, as amended on June 1, 2011, February 26, 2012 and April 6, 2012, (the "Amended Engagement Letter") with Roth to provide financial advisory services. Pursuant to the February 2012 amendment to the Amended Engagement Letter, and in connection with the Merger, Neutron agreed to pay Roth a $75,000 fee upon receipt of fairness opinion with respect to the Merger and cause URI to issue to Roth 162,939 shares of URI common stock upon closing of the Merger. In addition, pursuant to the April 2012 amendment to the Amended Engagement Letter, and upon receipt by Neutron of an Acquisition Proposal (as defined in the Merger Agreement), Neutron agreed to pay Roth a $75,000 fee upon receipt of a fairness opinion with respect to the Acquisition Proposal and, subject to the completion of a transaction pursuant to the Acquisition Proposal, a $163,000 completion fee in consideration of financial advisory services.

        Following his resignation on February 23, 2012 as Neutron's Chief Financial Officer, Neutron engaged Edward M. Topham as a consultant to provide services to Neutron from time to time. Mr. Topham is engaged on an at-will basis, not pursuant to any written consulting agreement and is paid $950 per day for each day of work.

Agreements Related to Employment

        Employment Agreements.    Neutron is party to employment agreements with Messrs. Boltz, Huber and Neumann. The salary commitments payable to Messrs. Boltz, Huber and Neumann under these employment agreements are approximately $140,000, $220,000 and $140,000, respectively. The employment agreements also provide for various payments upon certain terminations of employment of such employees.

        401(k) Retirement Plan.    In June 2007, Neutron adopted a non-contributory 401(k) plan for its full-time employees and employees who work at least 1,000 hours per year. Effective January 1, 2008, Neutron elected to implement non-elective contributions equal to 3% of eligible compensation for all employees meeting certain eligibility requirements. The contributions meet the tax deferral "safe harbor" requirements provided for in the Code.

Contractual Obligations

        The following sets forth Neutron's contractual obligations in tabular form as at December 31, 2011.

	Payments due by period
	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Operating leases	$9,178	$—	$—	$—	$9,178
Mineral leases	347,017	694,034	356,534	—	1,397,585
Senior debt(1)	24,000,000	—	—	—	24,000,000
Long-term payable(2)	—	400,000	—	—	400,000

Total	$24,356,195	$1,094,034	$356,534	$—	$25,806,763

(1)
Principal amount of senior debt does not include accrued and unpaid interest.

(2)
Principal amount of long-term payable does not include unaccreted discount.

Critical Accounting Policies and Estimates

Basis of Presentation and Principles of Consolidation

        Neutron's consolidated financial statements and related notes are presented in accordance with GAAP and are expressed in U.S. dollars. Neutron's consolidated financial statements include the accounts of its wholly-owned subsidiaries, Cibola and Grants J.V. Prior to Neutron's purchase of the noncontrolling interests in Grants J.V. on October 15, 2009, and Cibola on April 12, 2010, the consolidated financial statements included the accounts of Neutron, its majority owned subsidiary, Cibola, and its proportionate share of assets, liabilities and operations of Neutron's unincorporated joint-venture, Grants J.V. All inter-company transactions and balances have been eliminated. Neutron's fiscal year end is December 31.

Use of Estimates

        The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant areas requiring management's estimates and assumptions are determining the fair value of transactions involving common stock, convertible debentures and financial instruments. Other areas requiring estimates include deferred tax balances, valuation allowances, allocations of expenditures to resource property interests and asset impairment tests.

Mineral Property Costs

        Neutron has been in the exploration stage since its incorporation on March 29, 2005 and has not yet realized any revenues from its planned operations. Neutron is primarily engaged in the acquisition and exploration of uranium mineral properties. Mineral property exploration costs are expensed as incurred.

        Mineral property acquisition costs are initially capitalized when incurred. In the event that mineral property acquisition costs are paid with shares of Neutron's common stock, those shares are valued at estimated fair value at the time the shares are issued or at the time the rights are obtained. Neutron assesses the carrying costs of its mineral properties for impairment on at least an annual basis. Neutron will recognize impairment of a mineral property if the carrying amount of the mineral property is not recoverable and exceeds its fair value. Costs to maintain mineral rights and leases are expensed in the period in which they occur. Mineral property exploration costs are expensed in the period in which they occur. When management has determined that probable future benefits consisting of a contribution to future cash inflows have been identified and adequate financial resources are available or are expected to be available as required to meet the terms of property acquisition and budgeted exploration and development expenditures, the costs incurred to develop that property are capitalized. Such costs will be amortized using the units-of-production method based on estimated recoverable proven reserves. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations. Mineral property acquisition costs are expensed as incurred if the criteria for capitalization are not met.

Reclamation and Remediation

        Neutron's operations may become subject to standards for mine reclamation which have been established by various governmental agencies. Neutron records the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation for the retirement of tangible long-lived assets. A corresponding asset is also recorded and depleted over the life of the asset. After the initial measurement of the asset retirement obligation, the liability will be adjusted at the end of each reporting period to reflect changes in the estimated discounted future cash flows based on when the spending activity will occur for the underlying obligation. Determination of any amounts recognized is based upon numerous estimates and assumptions, including future retirement costs, future inflation rates and the credit-adjusted risk-free interest rates. As of the date of Neutron's consolidated financial statements, it has no mine reclamation costs.

        Neutron accrues costs associated with environmental remediation obligations when it is probable that such costs will be incurred and they are reasonably estimable. Such costs are based on management's estimate of amounts expected to be incurred when the remediation work is performed. As of the date of Neutron's consolidated financial statements, it has no remediation liabilities.

Impairment of Long-Lived Assets

        Neutron reviews property and equipment and certain identifiable intangible assets, excluding goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of its carrying amount to future undiscounted net cash flows the assets are expected to generate. If property and equipment and certain identifiable intangibles are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds its fair value. During the periods covered by Neutron's consolidated financial statements, it has no material impairment of its long-lived assets.

Income Taxes

        Potential benefits of income tax losses are not recognized in Neutron's consolidated financial statements until realization is more likely than not. Neutron computes tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in Neutron's consolidated financial statements because it cannot be assured it is more likely than not that Neutron will utilize the net operating losses carried forward in future years and Neutron therefore recorded a 100% valuation allowance against the deferred tax asset for such losses.

        Neutron follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment.

        Neutron applies a "more likely than not" threshold to the recognition of tax positions based on the technical merits of the position. Neutron recognizes interest and penalties related to uncertain tax positions in income tax expense. As of each period presented in Neutron's consolidated financial statements, it made no provisions for interest and penalties related to uncertain tax positions.

Derivatives

        From time to time, Neutron enters into transactions which contain conversion privileges, the settlement of which may entitle the holder or Neutron to settle obligations by issuance of Neutron's securities. These transactions, the value of which may be derived from the fair value of Neutron's securities, are estimated using the Black-Scholes or other appropriate pricing models.

Stock Based Compensation

        Neutron has a stock plan for its employees, non-employee directors and key consultants. From time to time, Neutron receives services from employees, directors or consultants in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. These stock-based awards are accounted for using a fair-value-based method. Neutron uses the Black-Scholes option-pricing model to determine the fair-value of stock-based awards.

Recent Accounting Pronouncements

Recent Accounting Guidance Adopted by Neutron Since January 1, 2011

        In April 2010, the FASB issued ASU No. 2010-13, "Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades." The ASU addresses the classification of a share-based payment award with an exercise price denominated in the currency of a market in which the underlying equity security trades. Topic 718 is amended to clarify that a share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades shall not be considered to contain a market, performance or service condition. Therefore, such an award is not to be classified as a liability if it otherwise qualifies for equity classification. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Neutron adopted the provisions of this standard on January 1, 2011, and it did not have a material impact on Neutron's results of operations, financial position or liquidity.

        In December 2010, the FASB issued ASU 2010-29, "Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations." The objective of this update is to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Neutron adopted the provisions of this standard on January 1, 2011, and it did not have a material impact on Neutron's results of operations, financial position or liquidity.

        In May 2011, the FASB issued ASU 2011-04, "Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS." The objective of this ASU is to develop common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards (IFRS). The amendments in this update will improve the comparability of fair value measurements presented and disclosed in the financial statements prepared in accordance with GAAP and IFRS. The amendments in this update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011. Early application by public entities is not permitted. Nonpublic entities may apply the amendments in this update early, but no earlier than for interim periods beginning after December 15, 2011. Neutron does not foresee the updated amendments having a material impact on its results of operations, financial position, or liquidity.

        In June 2011, the FASB issued ASU 2011-05, "Comprehensive Income (Topic 220): Presentation of Comprehensive Income." The objective of this ASU is to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income to facilitate the convergence of GAAP and IFRS. The amendments require that all nonowner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The amendments in this update should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. Early adoption is permitted, because compliance with the amendments is already permitted. The amendments do not require any transition disclosures. Neutron does not foresee the updated amendments having a material impact on its results of operations, financial position, or liquidity.

        In September 2011, the FASB issued ASU 2011-08, "Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment". The objective of this ASU is to simplify how entities, both public and nonpublic, test goodwill for impairment. The amendments in the update permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. Neutron does not foresee the updated amendments having a material impact on its results of operations, financial position, or liquidity.

        In September 2011, the FASB issued ASU 2011-09, "Compensation—Retirement Benefits—Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer's Participation in a Multiemployer

Plan." The amendments create greater transparency in financial reporting by requiring additional disclosures about an employer's participation in a multiemployer pension plan. The additional disclosures will increase awareness about the commitments that an employer has made to a multiemployer pension plan and the potential future cash flow implications of an employer's participation in the plan. For public entities, the amendments in this update are effective for annual periods for fiscal years ending after December 15, 2011, with early adoption permitted. For nonpublic entities, the amendments are effective for annual periods for fiscal years ending after December 15, 2012, with early adoption permitted. The amendments should be applied retrospectively for all prior periods presented. Neutron does not participate in a multiemployer pension plan as defined in this ASU and does not foresee the updated amendments having a material impact on its results of operations, financial position or liquidity.

Quantitative and Qualitative Disclosures About Market Risk

        Neutron is not exposed to risks associated with commodity prices, interest rates and credit. Commodity price risk is defined as the potential loss that Neutron may incur as a result of changes in the fair value of uranium. Interest rate risk results from the debt instruments that Neutron issues to provide financing and liquidity for its business. Neutron is charged an interest rate of LIBOR plus 7% under its Amended Credit Facility, but the Amended Credit Facility will be paid in full upon the closing of the Merger. Further, the principal amounts of the Neutron L/Cs are not significant. Credit risk would arise from the extension of credit throughout all aspects of Neutron's business but is not yet significant.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

        None.

Security Ownership of Management and Certain Beneficial Owners

        The following table sets forth, as of June 15, 2012, information regarding persons known by Neutron to beneficially own more than 5% of the outstanding shares of its common stock. Shown separately in the second table below is information regarding the beneficial ownership of Neutron's common stock as of June 15, 2012 by (i) each director or nominee of Neutron, (ii) each of the named executive officers of Neutron, and (iii) all directors and executive officers of Neutron as a group.

        The number of shares beneficially owned and the percentage of shares beneficially owned are based on the 59,632,712 shares of common stock that were issued and outstanding as of June 15, 2012. For the purposes of the information provided below, shares subject to options and warrants that are exercisable within 60 days following June 15, 2012 are deemed to be outstanding and beneficially owned by the holder for the purpose of computing the number of shares and percentage ownership of that holder but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated or as affected by applicable community property laws. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Principal Stockholders

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Primary Corp	14,269,067		23.93%
130 King Street West, Ste. 2110
Toronto, ON M5X 1B1 Canada
Kelsey Boltz	6,909,293	(3)	11.57%
6066 N Hillside Dr.
Scottsdale, AZ 85253 U.S.
Passport Capital, LLC	4,666,666	(4)	7.83%
30 Hotaling Place, Ste. 300
San Francisco, CA 94111 U.S.

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of the date of this joint proxy statement/prospectus.

(2)
The percent of common stock owned is calculated using the sum of (i) the number of shares of common stock beneficially owned, plus (ii) the number of warrants and options of the beneficial owner that are exercisable within sixty (60) days, as the numerator, and the sum of (a) the total number of shares of common stock of Neutron outstanding, plus (b) the number of warrants and options of the beneficial owner that are exercisable within sixty (60) days, as the denominator.

(3)
Includes 6,809,293 shares of common stock held by Kelsey L. Boltz and Barbara B. Boltz Family Revocable Trust and 100,000 shares issuable upon exercise of stock options granted pursuant to Neutron's 2007 Omnibus Incentive Plan (the "2007 Plan").

(4)
Includes, (i) 2,333,333 shares of common stock held by Roytor & Co FBO Passport Materials Mstr Fund LP, (ii) 1,253,000 shares of common stock held by Passport Global Strategies II Ltd., and (iii) 1,080,333 shares of common stock held by Passport Global Strategies III Ltd.

Directors and Executive Officers

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Kelsey Boltz, Executive Chairman of the Board	6,909,293	(3)	11.57%
Gary C. Huber, Chief Executive Officer, Director	1,400,000	(4)	2.30%
Edward M. Topham, former Chief Financial Officer	855,283	(5)	1.43%
James J. Graham, former Chief Operating Officer, Director	500,000	(6)	*
Michael R. Neumann, V.P. Environmental Services	485,000	(7)	*
John K. Campbell, Director	360,000	(8)	*
Jerry Nelson, Director	476,364	(9)	*
Henry G. Grundstedt, Director	260,000	(10)	*
Carolyn C. Loder, Director	—		—
All directors and officers as a group (11 individuals)	11,245,940		17.83%

*
Less than one percent

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of the date of this joint proxy statement/prospectus. As of the date of this joint proxy statement/prospectus, there were 59,632,712 shares issued and outstanding.

(2)
The percent of common stock owned is calculated using the sum of (i) the number of shares of common stock beneficially owned, plus (ii) the number of warrants and options of the beneficial owner that are exercisable within sixty (60) days, as the numerator, and the sum of (a) the total number of shares of common stock of Neutron outstanding, plus (b) the number of warrants and options of the beneficial owner that are exercisable within sixty (60) days, as the denominator.

(3)
Includes 6,809,293 shares of common stock held by Kelsey L. Boltz and Barbara B. Boltz Family Revocable Trust and 100,000 shares issuable upon exercise of stock options granted pursuant to Neutron's 2007 Plan.

(4)
Includes 800,000 shares issuable upon exercise of stock options granted pursuant to Neutron's 2006 Stock Option and Restricted Stock Plan (the "2006 Plan"), and 400,000 shares issuable upon exercise of stock options granted pursuant to Neutron's 2007 Plan.

(5)
Includes 200,000 shares issuable upon exercise of stock options granted pursuant to Neutron's 2006 Plan and 100,000 shares issuable upon exercise of stock options granted pursuant to Neutron's 2007 Plan. Mr. Topham resigned as Chief Financial Officer, Secretary and Treasurer of Neutron on February 23, 2012.

(6)
Includes 500,000 shares issuable upon exercise of stock options granted pursuant to Neutron's 2007 Plan. Mr. Graham resigned as Chief Operating Officer of Neutron on March 30, 2012.

(7)
Includes 485,000 shares issuable upon exercise of stock options granted pursuant to Neutron's 2006 Plan.

(8)
Includes 200,000 shares issuable upon exercise of stock options granted pursuant to Neutron's 2006 Plan and 90,000 shares issuable upon exercise of stock options granted pursuant to Neutron's 2007 Plan. Mr. John K. Campbell, a director of Neutron, is a director and a shareholder of Primary Corp, a publicly held corporation traded on the Toronto Stock Exchange.

(9)
Includes 200,000 shares issuable upon exercise of stock options granted pursuant to Neutron's 2006 Plan and 90,000 shares issuable upon exercise of stock options granted pursuant to Neutron's 2007 Plan.

(10)
Includes 260,000 shares issuable upon exercise of stock options granted pursuant to Neutron's 2007 Plan.

DESCRIPTION OF URI CAPITAL STOCK

        The following summary of the capital stock of URI is subject in all respects to the applicable provisions of the Delaware General Corporation Law, and the restated certificate of incorporation (referred to as the restated certificate of incorporation) and the restated bylaws (referred to as the restated bylaws) of URI as in effect on the date of this joint proxy statement/prospectus and which will be in effect at the effective time of the Merger. Copies of the restated certificate of incorporation and restated bylaws of URI will be sent to stockholders of URI and Neutron upon request. See "Where You Can Find More Information," on page 221; see also "Comparison of Stockholder Rights" below.

        URI's authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share. As of June 15, 2012, 106,420,250 shares of URI common stock were issued and outstanding, all of which are fully paid and non-assessable. There are approximately 2,985,231 shares of URI common stock issuable upon exercise of outstanding stock options. There are 988,771 shares of URI common stock issuable upon the exercise of outstanding warrants.

        In connection with the execution of the Investment Agreement (which is described in more detail in "Material Contracts Between URI and Neutron, RCF or RMB—URI Investment Agreement"), on March 1, 2012, URI entered into a Stockholders' Agreement with RCF. Under the Stockholders' Agreement, RCF will be entitled to have one designee placed in nomination for a seat on the URI board of directors at the 2012 annual meeting. RCF is also granted the right to participate in future equity offerings by URI in proportion to its percentage ownership of the outstanding shares of URI common stock.

        There are no other preemptive, subscription, conversion or redemption rights pertaining to URI's common stock. The absence of preemptive rights for stockholders other than RCF could result in a dilution of the interest of existing stockholders should additional shares of common stock be issued. Holders of URI common stock are entitled to receive such dividends as may be declared by the board of directors out of assets legally available therefor and to share ratably in URI's assets upon liquidation.

        Each share of URI common stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than 50% of all of the outstanding shares of common stock can elect all of the directors. Except as otherwise required by the Delaware General Corporation Law, matters to be voted upon by the holders of common stock require the affirmative vote of a majority of the votes cast on such matter.

        URI common stock is currently listed on the NASDAQ Capital Market under the symbol "URRE". See "Risk Factors—URI's common stock is subject to delisting, and URI may not be able to maintain its listing on the NASDAQ Capital Market." Corporate Stock Transfer, Inc. is the transfer agent and registrar for URI common stock.

COMPARISON OF STOCKHOLDER RIGHTS

        The rights of stockholders are governed by URI's restated certificate of incorporation and restated bylaws, each as amended, and the laws of the State of Delaware, and the rights of Neutron stockholders are governed by Neutron's articles of incorporation and amended and restated bylaws and the laws of the State of Nevada. After the Merger, Neutron stockholders will become stockholders of URI and, accordingly, their rights will be governed by URI's restated certificate of incorporation and restated bylaws and the laws of the State of Delaware. While the rights and privileges of Neutron stockholders are, in many instances, comparable to those of the stockholders of URI, there are some differences. These differences arise from differences between the respective restated certificate of incorporation and restated bylaws of URI and the articles of incorporation and amended and restated bylaws of Neutron and differences between Delaware and Nevada law.

        The following table summarizes the material differences as of the date of this document between the rights of URI stockholders and the rights of Neutron stockholders. The following discussion is only a summary and does not purport to be a complete description of all the differences. Please consult the respective restated certificate of incorporation and restated bylaws of URI and articles of incorporation and amended and restated bylaws of Neutron. Copies of the applicable governing corporate instruments of URI and Neutron are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by contacting URI or Neutron, as applicable. See "Where You Can Find More Information".

URI	Neutron

Capital Stock

URI is authorized to issue: • 200,000,000 shares of common stock, par value $0.001 per share, of which 106,420,250 were issued and outstanding as of June 15, 2012. • No authorized preferred stock.	Neutron is authorized to issue:

•

200,000,000 shares of common stock, par value $0.001 per share, of which 59,632,712 were issued and outstanding as of June 15, 2012.

•

10,000,000 shares of blank check preferred stock, par value $0.001 per share, of which none are issued and outstanding.

Number and Term of Directors

•

The board will consist of such number of directors as determined by resolution of the board or the stockholders. The board must consist of between three and nine directors, who are elected annually.

•

Currently, there are five directors on the board. There will not be any change in URI's board of directors as a result of the Merger.

• The board will consist of such number of directors as determined by the vote of a majority of the board. Directors are elected annually. • Currently, there are seven directors on the board.

Quorum for Board Meetings

• The presence of a majority of the total number of members of the board then holding office, but not less than one-third of the total number of directors, nor less than two directors.	• The presence, in person, of a majority of the total number of members of the board then holding office.

Director Action by Consent

• The board may act without a meeting if all members of the board consent thereto in writing and the writings are filed with the minutes of the proceedings of the board.	• The board may act without a meeting if all members of the board entitled to vote on the action consent thereto in writing.

Supermajority Vote of Directors

• Neither URI's restated certificate of incorporation nor its restated bylaws require a supermajority vote of directors on any matter.	• Neither Neutron's articles of incorporation nor its amended and restated bylaws require a supermajority vote of directors on any matter.

Removal of Directors

• Any director or directors may be removed at any special meeting, with or without cause, by a vote of the holders of a majority of the class of shares that elected such director or directors.

•

Any director or one or more of the incumbent directors may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.

Stockholder Consents

• URI stockholders may act by written consent.	• Neutron stockholders may act by written consent.

URI	Neutron

Quorum for Stockholder Meetings

•

The holders of one-third of the issued and outstanding shares entitled to vote on a matter, present in person or by proxy, will constitute a quorum at any meeting of stockholders, except as otherwise provided by law.

• The holders of one-third of the issued and outstanding shares entitled to vote, present in person or by proxy, will constitute a quorum at any meeting of stockholders.

Special Meeting of Stockholders

• A special meeting of URI stockholders may be called for any proper purpose at any time by the board of directors, the chairman of the board or the president.

•

A special meeting of Neutron stockholders may be called at any time for any purposes (except matters concerning pending litigation to which Neutron is a party) by the board of directors, the chairman of the board or the president.

Votes Per Share

• Each stockholder is entitled to one vote per share.	• Each stockholder is entitled to one vote per share.

Election of Directors

• Directors are elected by a plurality of the votes cast.	• Directors are elected by a plurality of the votes cast.

Voting Rights and Requirements (Except Director Elections)

•

Pursuant to URI's bylaws, except as provided by Delaware law and except in the election of directors, all matters brought before a stockholders meeting at which a quorum is present require the majority vote of the votes cast on such matters at such meeting.

•

Pursuant to Neutron's bylaws, except as provided by Nevada law and except in the election of directors, all matters brought before a stockholders meeting at which a quorum is present require the affirmative vote of the holders of a majority of the shares of stock then represented at the meeting and entitled to vote on the subject matter under consideration.

Stockholder Proxies

• URI's restated bylaws do not limit the validity of proxies.	• No proxy may be voted after six months from its date unless otherwise provided in the proxy.

Notice of Stockholder Meetings

•

Written notice stating the date, time, and place, and, in the case of special meetings, the purpose, to be delivered personally or mailed to each stockholder entitled to vote not less than ten nor more than sixty days before the meeting, except as otherwise provided by law.

•

Written notice stating the date, time, and place, and, in the case of special meetings, the purpose, must be delivered to each stockholder of record entitled to vote not less than ten nor more than sixty days before the meeting.

Director Nominations

• Director nominations may be made at an annual meeting of stockholders.

•

Director nominations may be made (a) pursuant to Neutron's notice of meeting, (b) by or at the direction of Neutron's board of directors or (c) by any stockholder who follows the procedures set forth in Neutron's amended and restated bylaws. For a nomination to be properly made by a stockholder, the stockholder must, among other things, give timely notice to Neutron not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the date of Neutron's notice of stockholder meeting to stockholders in connection with the previous year's annual meeting of stockholders.

URI	Neutron

Stockholder Proposals

•

Proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the notice of meeting, (b) by or at the direction of URI's board of directors or (c) by stockholders in accordance with Rule 14a-8 under the Exchange Act, by following the requirements of Rule 14a-8, including submitting the proposal to URI's principal executive offices not less than 120 calendar days before the date of URI's proxy statement released to stockholders in connection with the previous year's annual meeting

•

Proposals of business to be considered by the stockholders may be made (a) by or at the direction of Neutron's board of directors or (b) by any stockholder of record. For a proposal to be properly made by a stockholder, the stockholder must, among other things, give timely notice to Neutron not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the date of Neutron's notice of stockholder meeting to stockholders in connection with the previous year's annual meeting of stockholders.

Business Combinations

•

There are no specific voting requirements to approve the acquisition of a controlling interest. URI would be subject to Section 203 of the DGCL concerning business combinations with interested stockholders.

•

There are no specific voting requirements to approve the acquisition of a controlling interest. In its articles of incorporation, Neutron specifically elects not to be governed by the provisions of NRS 78.378 through 78.3793.

Charter Amendments

• The URI restated certificate of incorporation may be amended upon the affirmative vote of a majority of the shares of common stock outstanding as of the record date entitled to vote thereon.	• The Neutron articles of incorporation may be amended upon the affirmative vote of a majority of the shares of common stock outstanding as of the record date entitled to vote thereon.

Bylaw Amendments

•

The URI restated bylaws may be amended upon the affirmative vote of a majority of the votes cast at any annual or special meeting by holders of outstanding shares of stock of URI entitled to vote, or by resolution duly adopted by the affirmative vote of not less than a majority of directors at any organizational, regular, or special meeting of the board of directors

•

The Neutron amended and restated bylaws may be amended upon the affirmative vote of a majority of the shares of common stock outstanding as of the record date or by resolution duly adopted by the affirmative vote of not less than a majority of directors at any meeting or special meeting of the stockholders of Neutron.

Limitation of Personal Liability

•

URI's restated certificate of incorporation eliminates a director's personal liability to URI or its stockholders for monetary damages for breach of a fiduciary duty, but does not eliminate or limit liability for any breach of the director's duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the DGCL, or for any transaction from which the director derived an improper personal benefit.

• Neutron's articles of incorporation eliminate a director's or officer's personal liability to Neutron and its stockholders for monetary damages to the fullest extent permitted by Nevada law.

URI	Neutron

Indemnification

•

URI's restated certificate of incorporation and restated bylaws provide that URI will indemnify any person against certain liabilities and expenses reasonably incurred by reason of the fact that, among other things, he or she is or was a director, officer, employee or agent of URI or serving at the request of URI for certain other entities in any such capacity.

•

Any indemnification under the restated certificate of incorporation and restated bylaws (unless ordered by a court) will be made by URI only where, among other things, the indemnified person has met the applicable standard of conduct set forth in the restated certificate of incorporation and restated bylaws. Where the person seeking indemnification is adjudged liable for negligence or misconduct in the performance of such person's duties to URI, indemnification for costs, charges and expenses is only permitted to the extent a court of competent jurisdiction determines that, despite such liability, such person is fairly and reasonably entitled to indemnity for those costs, charges and expenses deemed proper by such court.

•

URI will advance certain expenses incurred in defending certain proceedings where the indemnified person, if such person is a director or officer of URI, agrees to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by URI as authorized in the restated certificate of incorporation and restated bylaws, which advancement of expenses will not be deemed exclusive of any other rights such indemnified person may be entitled to. Advancement of expenses to employees and other persons entitled to indemnification may be paid upon such terms and conditions, if any, as URI's board of director's deems appropriate. On approval of the person seeking indemnification, the board of directors may appoint URI's corporate counsel to represent such person in the relevant proceeding.

•

The indemnification provisions of URI's restated certificate of incorporation and restated bylaws will be deemed to be a contract between URI and each director and officer who serves in any such capacity, which contract will continue in force after a person ceases to be a director or officer of URI.

•

Neutron's articles of incorporation and amended and restated bylaws provide that Neutron will indemnify any person against certain liabilities and expenses reasonably incurred by reason of the fact that, among other things, he or she is or was a director, officer, employee or agent of Neutron or serving at the request of Neutron for certain other entities in any such capacity, to the fullest extent that indemnification is permitted or provided for by the laws of the State of Nevada.

•

Any indemnification under the amended and restated bylaws (unless ordered by a court) will be made by Neutron only where, among other things, the indemnified person has met the applicable standard of conduct set forth in the amended and restated bylaws. Where the person seeking indemnification is adjudged liable to the corporation, indemnification is only permitted to the extent a court of competent jurisdiction determines that, despite such liability, such person is fairly and reasonably entitled to indemnification.

•

Neutron will advance certain expenses incurred in defending certain proceedings where the indemnified person agrees to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by Neutron as authorized in the amended and restated bylaws, which advancement of expenses will not be deemed exclusive of any other rights such indemnified person may be entitled to.

•

The indemnification provisions of Neutron's amended and restated bylaws will be deemed to be a contract between Neutron and each director and officer who serves in any such capacity, which contract will continue in force after a person ceases to be a director or officer of Neutron.

•

Neutron will have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Neutron, or is or was serving at the request of Neutron for certain other entities in any such capacity against certain liabilities, whether or not Neutron would have the power to indemnify such person against such liability under the provisions of the amended and restated bylaws.

URI	Neutron

•

URI may, but will have no obligation to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not URI would have the power to indemnify him against such liability under the provisions of the applicable provision of URI's restated certificate of incorporation or restated bylaws. Such insurance, if made available, will be on terms acceptable to the board, which determination will be made by a vote of a majority of the entire board.

DIRECTORS AND OFFICERS OF URI FOLLOWING THE MERGER

        The following sets forth information concerning the persons expected to be the directors and executive officers of URI following consummation of the Merger. URI's board of directors and executive officers will remain the same following the Merger as they are immediately before the Merger becomes effective. Pursuant to the Merger Agreement, the directors and officers of URI Merger Corporation immediately prior to the closing of the Merger will become the directors and officers of Neutron following the Merger. The directors and officers of URI Merger Corporation will be the same as the directors and officers of URI.

Directors

        Under URI's restated bylaws and pursuant to a resolution of its board of directors, the URI board of directors has fixed the size of the URI board at five. Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. URI's board of directors is not divided into classes.

        The current composition of URI's board of directors is Mr. Willmott, Mr. Ewigleben, Mr. Cryan, Mr. Kaiser and Mr. Pfahl.

        The following table sets forth certain information concerning the directors of URI:

Name	Age	Positions and Offices with URI
Paul K. Willmott	72	Executive Chairman and Director
Donald C. Ewigleben	58	President, Chief Executive Officer, Chief Operating Officer and Director
Terence J. Cryan	49	Director
Marvin K. Kaiser	70	Director
John H. Pfahl	30	Director

        Paul K. Willmott has served as a director since August 1994. On August 6, 2007, Mr. Willmott became Executive Chairman of the Board. Mr. Willmott previously served as President of URI from February 1995 to October 2006 and from July 1995 to August 2007 as Chairman of the Board and Chief Executive Officer. Mr. Willmott served as URI's Chief Financial Officer from April 12, 1995 to September 25, 1995. Mr. Willmott retired from Union Carbide Corporation, where he was involved for 25 years in the finance and operation of Union Carbide's world-wide mining and metals business. Most recently, Mr. Willmott was President of UMETCO Minerals Corporation, a wholly owned subsidiary of Union Carbide, from 1987 to 1991, where he was responsible for Union Carbide's uranium and vanadium businesses. From January 1993 until February 1995, Mr. Willmott was engaged by the Concord Mining Unit as a senior vice president where he was primarily involved in the acquisition of UMETCO Minerals Corporation's uranium and vanadium operating assets. Mr. Willmott graduated from Michigan Technological University with a Bachelor of Science degree in Mining in 1964 and a Bachelor of Science Degree in Engineering Administration in 1967. He has been an active member of the American Institute of Mining Engineers, the Canadian Institute of Mining Engineers and a number of state professional organizations.

        As a result of his involvement in various executive-level positions with URI over the last 17 years, including his tenure as President, Chief Executive Officer, Chief Financial Officer and his current role as Executive Chairman, Mr. Willmott is able to provide valuable insights regarding the management and strategy of URI. In addition, Mr. Willmott's 25 years with Union Carbide provide him with extensive knowledge of the mining industry, including the unique issues surrounding the mining of uranium.

        Donald C. Ewigleben has served as President, Chief Executive Officer and Chief Operating Officer and director since September 3, 2009. Prior to joining URI, Mr. Ewigleben was President and Chief Executive Officer of AngloGold Ashanti North America Inc. in Denver, Colorado and also served as the Executive Officer—Sustainability & Legal Affairs for AngloGold Ashanti in the Americas. Mr. Ewigleben served as the Executive Officer—Law, Safety, Health & Environment for AngloGold Ashanti Ltd. in Johannesburg, South Africa in 2006 and 2007. Prior to becoming the CEO of AngloGold in 2004, Mr. Ewigleben served as President and CAO (2003) and as Vice President and General Counsel (2000). Before joining AngloGold in 2000, he was the Vice President—Environmental and Public Affairs for Echo Bay Mines. Prior to AngloGold and Echo Bay, Mr. Ewigleben served in various capacities for AMAX Gold and AMAX Coal Industries. He began his career as a governmental affairs representative for AMAX in Washington, DC and multiple state legislatures. Later, his legal practice encompassed administrative law in the areas of environmental and health & safety. He has been responsible for the development of several award-winning environmental programs and has directed the permitting for many successful operations in the United States, Canada, Mexico, Russia, New Zealand, and the Philippines. Mr. Ewigleben has served on the Board of Directors for the National Mining Association, the Gold Institute, the Mining Association of Canada, numerous state and provincial coal and hard-rock mining associations and as a trustee of the Northwest Mining Association, the Eastern Mineral Law Foundation and the Rocky Mountain Mineral Law Foundation. Mr. Ewigleben was elected as a Director and Chairman of the Board of International Tower Hill Mines ("ITH") in November 2011. ITH is a junior gold mining development company which holds the Livengood property near Fairbanks, Alaska. A graduate of the Indiana University School of Law, he also holds Bachelor of Science degrees in American history, political science and music from Ball State University. Mr. Ewigleben is a member of the American Bar Association and is admitted to the practice of law in Colorado and Indiana.

        Mr. Ewigleben's qualifications for election to URI's board include his current experience and leadership as URI's President and Chief Executive Officer. He also has extensive management experience as a result of his prior employment in executive management roles at other companies within the mining industry, which enables him to provide valuable counsel to URI on issues of strategic planning and corporate governance. Mr. Ewigleben also brings to URI a deep understanding of the health and safety issues involved in the mining of uranium.

        Terence J. Cryan has served as a director since October 2006. Mr. Cryan has over twenty-five years of experience in international business as an investment banker in the United States and Europe. In 2001, Mr. Cryan co-founded and presently serves as the Managing Director of Concert Energy Partners, an investment banking and private equity firm based in New York City. Prior to that, Mr. Cryan was a Senior Managing Director in the Investment Banking Division at Bear Stearns. Earlier in his career, Mr. Cryan was a Managing Director, Energy and Natural Resources Group Head and member of the Investment Banking Operating Committee at Paine Webber. Mr. Cryan joined Paine Webber following its acquisition of Kidder, Peabody in 1994. From 2007 to 2010, Mr. Cryan also served as President and CEO of Medical Acoustics LLC. Mr. Cryan has also been an adjunct professor at the Metropolitan College of New York Graduate School of Business and is a frequent lecturer at finance and energy and natural resources industry gatherings. Mr. Cryan holds a Master of Science degree in Economics from the London School of Economics and a B.A. from Tufts University. Mr. Cryan has served on the board of directors of Global Power Equipment Corp. Inc. since February 2008, has served on the board of directors of Gryphon Gold Corporation since August 2009 and was on the board of directors of The Providence Service Corporation from May 2009 to May 2011.

        Mr. Cryan's extensive financial industry experience and educational background in economics provide him with a wealth of knowledge in dealing with financial, accounting and regulatory matters and make him particularly well suited to serve on URI's audit committee. His prior professional experience also permits Mr. Cryan to provide valuable advice to URI with respect to potential capital raising, and merger and acquisition transactions.

        Marvin K. Kaiser has served as a director since July 12, 2007. He is Chairman of the Audit Committee. Since 2006, Mr. Kaiser has owned Whippoorwill Consulting LLC, a consulting practice specializing in the natural resource industry. In February 2006, Mr. Kaiser retired from The Doe Run Company, a privately held natural resources company and the largest integrated lead producer in the Western Hemisphere, where he served as Executive Vice President and Chief Administrative Officer. Prior to his thirteen years with Doe Run, Mr. Kaiser held the positions of Chief Financial Officer for Amax Gold, Olympic Mining Corporation and Ranchers Exploration at various times over a 24-year period. Mr. Kaiser graduated from Southern Illinois University with a Bachelor of Science degree in Accounting in 1963. He is a Certified Public Accountant and is experienced in all aspects of corporate finance and management. Mr. Kaiser served on the Board of Directors of New West Gold Corporation in 2006 and 2007, Constellation Copper Corporation in 2007 and 2008, El Capitan Precious Metals Inc. in 2007 through 2009 and currently serves on the Board of Directors for Brigus Gold Corp. (formerly named Apollo Gold Corporation) since 2006. Mr. Kaiser has also served on the board of directors of Gryphon Gold Corporation since 2008 and was appointed its Chairman in February 2012.

        Mr. Kaiser's qualifications for election to URI's board of directors include over 40 years in the mining and exploration industries. In addition, Mr. Kaiser's background in accounting and his prior experience serving on the audit committees of other public companies make him a valuable adviser to URI on financial and accounting issues and uniquely qualify him to serve as URI's audit committee expert.

        John H. Pfahl has served as a director since June 4, 2012. He is an Associate at RCF Management L.L.C. ("RCFM"), an affiliate entity of RCF, where he has worked since June 2008. RCFM is an investment advisor whose clients are primarily a series of private equity funds with mandates to make investments exclusively in the mining sector across a diversified range of mineral commodities and geographic regions. During his time with RCFM, Mr. Pfahl has conducted technical and commercial due diligence, negotiated financing terms and managed and participated in active investments in a large number of mining companies with projects ranging from late stage exploration through production and across a broad spectrum of commodities (including numerous uranium projects). Mr. Pfahl was a graduate student and performed research at the Colorado School of Mines ("CSM") from August, 2007 through December, 2008. Prior to his time at CSM, Mr. Pfahl spent five years as a consultant in the environmental sector, including with Newfields Boulder LLC from April, 2004 through August, 2007. He holds a Bachelor of Science degree in Engineering and a Master of Engineering (Master of Mines) degree from the CSM.

        Mr. Pfahl's broad based expertise, from both a technical and commercial perspective, gained from his time at RCFM, provides valuable insights in due diligence, capital markets and mergers and acquisitions to URI. In addition, his past experience in working with environmental liabilities and reclamation activities provides additional insight into URI's environmental responsibilities.

Arrangements Regarding Election of Directors

        Pursuant to the RCF Stockholders' Agreement, so long as RCF and its affiliates own or hold shares of common stock which in the aggregate exceeds five percent (5%) of URI's issued and outstanding common stock, RCF will be entitled to have one designee placed in nomination for a seat on URI's board of directors. Mr. Pfahl was designated by RCF as its nominee for election at URI's 2012 annual meeting.

Other Executive Officers

        The executive officers of URI serve at the discretion of its board of directors and are subject to annual appointment by the board at its first meeting following the annual meeting of its Stockholders. The officers hold office until their successors are appointed by the board of directors. All officers are employed on a full-time basis. There is no family relationship among any of the directors and executive officers.

        The following table sets forth certain information concerning executive officers that are not also directors:

Name	Age	Positions and Offices
Richard A. Van Horn	65	Senior Vice President—Operations and Exploration
Thomas H. Ehrlich	52	Vice President, Chief Financial Officer, Secretary and Treasurer
Mark S. Pelizza	60	Senior Vice President—Health, Safety, Environment and Public Affairs
Mathew F. Lueras	44	Vice President—Corporate Development
Dean T. (Ted) Wilton	64	Vice President and Chief Geologist

        The following sets forth certain information concerning the business experience of the foregoing executive officers during the past five years.

        Richard A. Van Horn joined URI in March 1997 and assumed the position of Senior Vice President of Operations on April 1, 1997. On August 6, 2007, Mr. Van Horn became URI's Chief Operating Officer and served as COO until November 2008. On June 4, 2008, he was appointed Executive Vice President. Previously, he spent three years with Energy Fuels Nuclear, Inc. as General Manager—Colorado Plateau Operations with responsibility for the daily management of, and planning for, Energy Fuels Nuclear, Inc.'s mining activities on the Colorado Plateau. Before his work at Energy Fuels Nuclear, Inc., Mr. Van Horn spent eighteen years with Union Carbide Corporation where he was involved with the finance and operation of that company's worldwide mining and metals business. From 1990 to 1994, Mr. Van Horn was Director of Operations of UMETCO Minerals Corporation, a wholly owned subsidiary of Union Carbide Corporation, and was responsible for all operating aspects of UMETCO's uranium and vanadium business on the Colorado Plateau prior to its sale to Energy Fuels Nuclear, Inc. Mr. Van Horn graduated from the Colorado School of Mines with an Engineer of Mines degree in 1973.

        Thomas H. Ehrlich, a certified public accountant, rejoined URI in September 1995 as Vice President and Chief Financial Officer and was appointed Secretary and Treasurer in December 1995. Immediately prior to that time, Mr. Ehrlich spent nine months as a Division Controller with Affiliated Computer Services, Inc., an information technology services provider in Dallas, Texas. Mr. Ehrlich originally joined URI in November 1987 as Controller—Public Reporting and was promoted to Controller and Chief Accounting Officer in February 1990. In February 1993, Mr. Ehrlich assumed the additional duties of Vice President and Secretary. Before joining URI, he spent four years with Deloitte Haskins & Sells and worked primarily with clients that were publicly held companies. Prior to his work at Deloitte Haskins & Sells, he spent three years in various accounting roles at Enserch Exploration, Inc., an oil and gas company in Dallas, Texas. Mr. Ehrlich received his B.S. B.A. degree in Accounting from Bryant College in 1981.

        Mark S. Pelizza has served as URI's Environmental Manager since 1980, and as such, he has been responsible for all environmental regulatory activities. In February 1996, he was appointed Vice President—Health, Safety and Environmental Affairs. From November 1999 through December 2004, he was appointed President of Hydro Resources, Inc., a wholly owned subsidiary of URI, and was elected a Director of Hydro Resources, Inc. in November 1999. Before joining URI, he was employed for two years by Union Carbide as an Environmental Planning Engineer at Union Carbide's Palangana solution mining plant in South Texas. Mr. Pelizza received a M.S. degree in Engineering Geology from Colorado School of Mines in 1978 and a B.S. degree in Geology from Fort Lewis College in 1974.

        Mathew F. Lueras joined URI in August 2007 as the Controller—New Mexico and was promoted to Vice President—Corporate Development in April 2010. Before joining URI, he was employed from 2004 to 2007 as Controller for Louisiana Energy Services LP, a subsidiary of URENCO Ltd., during the NRC licensing phase of the National Enrichment Facility. He was employed by GAP Inc. during 2003 to 2004 as Manager, Process Integrity and Control and Division Controller at Lafarge NA from 2000 to 2003. Prior to that he served as Controller for Monroc Inc., a wholly owned subsidiary of US Aggregates from 1998 to 2000, as Senior Financial Analyst for Enron Capital and Trade Resources from 1997 to 1998 and various domestic and international financial and business development positions at Conoco Inc. from 1990 to 1997. Mr. Lueras received his Bachelor of Accountancy and minor in Business Computer Systems from New Mexico State University in 1990.

        Dean T. (Ted) Wilton joined URI in April, 2012 as Vice President and Chief Geologist. Mr. Wilton, who has over 40 years of experience in the mining industry, will be responsible for the development and implementation of exploration and delineation policies, systems, processes, procedures and controls related to both the exploration and development of existing properties as well as identifying potential new projects. Mr. Wilton has a comprehensive range of experience from greenfield to advanced stage mineral exploration and development programs in a variety of regions from North America and Latin America to Australia and New Zealand. He has participated in the discovery of a number of uranium and gold deposits over his career which includes a variety of technical and leadership roles at Freeport McMoRan, Inc., Kinross Gold Corporation, Neutron Energy Inc., Victoria Gold Corporation and most recently Klondex Mines Ltd. Mr. Wilton is a graduate of the New Mexico Institute of Mining and Technology and has been honored with the 2011 Distinguished Alumni Achievement award as well as being a Certified Professional Geologist.

Director Independence

        The URI board of directors has determined that each of Messrs. Cryan, Kaiser and Pfahl is an independent director as such term is defined in the NASDAQ Listing Rules. In addition, URI's board of directors has determined that each of the members of URI's Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee is an independent director as such term is defined under the NASDAQ Listing Rules.

 Policy Regarding Transactions with Related Persons

        URI's general policy with respect to related party transactions is included in its Code of Business Conduct and Ethics, the administration of which is overseen by its Audit Committee. Directors and officers of URI are required to report any transaction that URI would be required to disclose pursuant to Item 404(a) of Securities and Exchange Commission Regulation S-K (a "Related-Party Transaction") to the Audit Committee.

        URI collects information about potential Related-Party Transactions in its annual questionnaire completed by directors and officers. Potential Related-Party Transactions are subject to the review and approval of the non-interested members of the Audit Committee. In determining whether to approve any such transaction, the Audit Committee will consider such factors as it deems relevant, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in arm's length negotiations with an unrelated third party.

        As noted above, Mr. Pfahl is an associate at RCFM, and was designated by RCF as its nominee for election as a director at URI's 2012 annual meeting. URI's agreements with RCF, including the Investment Agreement, Stockholders' Agreement and Registration Rights Agreement, each as described in the section of this joint proxy statement/prospectus titled "Material Contracts Between URI and Neutron, " could therefore be considered Related-Party Transactions. Each of the Investment Agreement, RCF Stockholders' Agreement and Registration Rights Agreement were approved unanimously by the URI board, including all members of its Audit Committee.

Compensation Committee Interlocks and Insider Participation

        No member of URI's Compensation Committee is, or was during the fiscal year ended December 31, 2011, an officer, former officer, or employee of URI or any of its subsidiaries, or a person having a relationship requiring disclosure by URI pursuant to Item 404 of Regulation S-K. During 2011, no executive officer of URI served as a member of (i) the compensation committee of another entity of which one of the executive officers of such entity served on URI's Compensation Committee or board of directors, or (ii) the board of directors of another entity of which one of the executive officers of such entity served on URI's Compensation Committee.

URI COMPENSATION DISCUSSION AND ANALYSIS

        The Compensation Committee of URI's board of directors oversees URI's compensation programs, which are designed specifically for URI's most senior executive officers, including the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and the other executive officers named in the Summary Compensation Table (collectively, the "Named Executive Officers"). Additionally, the Compensation Committee is charged with the review and approval of all annual compensation decisions relating to Named Executive Officers.

        The Compensation Committee is composed entirely of independent, non-management members of the board of directors. No Compensation Committee member participates in any of URI's employee compensation programs. Each year URI reviews any and all relationships that each director has with URI, and the board of directors subsequently reviews these findings. The URI board of directors has determined that none of the Compensation Committee members have any material business relationships with URI.

        The responsibilities of the Compensation Committee, as stated in its charter, include the following:

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  review and assess the adequacy of the Compensation Committee charter annually and submit any proposed changes to the board of directors for approval;

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  produce an annual report on executive compensation for inclusion in URI's proxy statement relating to its annual meeting of stockholders;

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  review and make such recommendations to the board of directors as the Compensation Committee deems advisable with regard to all incentive-based compensation plans and equity-based plans;

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  review and approve the corporate goals and objectives that may be relevant to the compensation of URI's chief executive/chief operating officer;

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  evaluate the performance of the chief executive officer/chief operating officer in light of the goals and objectives that were set and determine and approve the compensation of the chief executive officer/chief operating officer based on such evaluation; and

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  review and approve the recommendations of the chief executive officer/chief operating officer with regard to the compensation of all officers of URI other than the chief executive/chief operating officer.

Objectives of Compensation Program

        The primary objectives of URI's compensation program are to (i) enhance URI's ability to attract and retain knowledgeable and experienced senior executives, (ii) drive and reward performance which supports URI's core values, (iii) provide a percentage of total compensation that is "at-risk", or variable, based on predetermined performance criteria, (iv) require significant stock holdings to align the interests of Named Executive Officers with those of stockholders, and (v) set compensation and incentive levels that reflect competitive market practices.

        The Compensation Committee also believes that compensation should recognize short- and long-term performance and include both cash and equity components while recognizing the need to adhere to certain key principles by establishing compensation arrangements that are supported by strong corporate governance, including active and effective oversight by the Compensation Committee of the board of directors.

What URI's Compensation Program is Designed to Reward

        URI's compensation program is designed to reward exceptional organizational and individual performance.

Elements of URI's Compensation Plan

        In furtherance of URI's compensation objectives and to reward exceptional organization and individual performance, URI's compensation program includes a base salary component, performance goals component (both financial and non-financial), stock incentive component, and retirement, health and welfare benefit component, each of which is reviewed by the Compensation Committee in establishing the various forms and levels of the compensation program.

        The following is a general summary of the primary components of the compensation policy for URI's senior executives. As described in greater detail below, for 2012 annual and long-term incentive programs are effective for Named Executive Officers other than the President and Chief Executive Officer—specifically, Messrs. Van Horn, Pelizza, Ehrlich, and Lueras.

  Base Salary

        URI establishes base salaries for its executives based on the scope of their responsibilities, and takes into account competitive market compensation paid by comparable mining industry companies, including uranium companies. URI believes that a competitive compensation program will enhance its ability to attract and retain senior executives. Base salaries are typically adjusted at least annually to realign salaries with market levels. In each case, the Compensation Committee takes into account each officer's (i) current and prior compensation, (ii) scope of responsibilities, (iii) experience, (iv) comparable market salaries, and (v) URI's achievement of performance goals (both financial and non-financial). The Compensation Committee also (i) has the opportunity to meet with the officers at various times during the year, which allows the Compensation Committee to form its own assessment of each individual's performance, and (ii) reviews reports of the Chief Executive Officer presented to the Compensation Committee, evaluating each of the other officers, including a review of their contributions and performance over the past year, strengths, weaknesses, development plans and succession potential.

  Performance Goals

        Financial.    The Compensation Committee believes that a significant portion of each senior executive's compensation should be tied to URI's performance measured against profitability and stockholder value creation. By doing so, officers have the incentive of increasing company profitability and stockholder return. URI measures financial performance awards against certain (i) operational targets including development, production and/or restoration objectives, (ii) operational cost targets, and (iii) budget targets. During periods when performance meets or exceeds these established financial objectives, officers should be paid at or more than expected levels. When URI's performance does not meet key financial objectives, officers should be paid less than expected levels. Performance goals have changed from time to time and will continue to change as the conditions of URI and the uranium market evolve.

        Non-Financial.    The Compensation Committee also believes that a significant portion of a senior executive's compensation should be tied to the following:

        Performance goals:

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  continued viability of URI as a going concern through the low price cycle for uranium concentrate and, as conditions permit, the development of a strong balance sheet;

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  maximizing stockholder value;

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  development and implementation of strategy for market competitiveness in acquiring additional properties for future development and operation;

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  retention of existing uranium properties and resources for development and operation at a time when an economic cycle for uranium selling prices returns;

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  growth goals associated with development of the Churchrock/Crownpoint project and the underground resources in New Mexico, expanded financing sources, return to production in its South Texas properties, and strategic ventures; and

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  retention of a valuable cadre of personnel for future development and operation of uranium properties in the United States, and

        Core values:

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  safety,

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  community involvement,

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  environmental stewardship,

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  development of future leaders, and

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  adherence to a strict code of ethics.

        During periods when performance meets or exceeds these established financial and non-financial objectives, officers should be paid at or more than expected levels. When URI's performance does not meet or exceed these established financial and non-financial objectives, officers should be paid less than expected levels. Performance goals have changed from time to time and will continue to change as the conditions of URI and the uranium market evolve.

  Stock Incentive Compensation

        An important objective of the long-term incentive program is to strengthen the relationship between the long-term value of URI's stock price and the potential financial gain for employees. URI has three stock incentive plans for Employees, all of which were approved by URI's stockholders.

  The 1995 and 2004 Plans

        Stock options provide employees with the opportunity to purchase URI's common stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if URI's common stock price increases above the option exercise price (at which point the option will be deemed "in-the-money") and the holder of the option remains employed during the period required for the option to "vest" thus, providing an incentive for an option holder to remain employed by URI. In addition, stock options link a portion of an employee's compensation to stockholders' interests by providing an incentive to increase the market price of URI's stock. Details of the outstanding stock awards granted to the Named Executive Officers as of December 31, 2011 are shown in the Outstanding Equity Awards at Fiscal Year-End Table.

        Awards from URI's stock incentive compensation plans are granted periodically. The exercise price for each stock option is the market value on the date of grant. The Compensation Committee may approve stock option awards to a new employee at the time he or she is hired if the Compensation Committee determines that he or she can substantially contribute to meeting the performance goals of URI. It has been URI's practice not to make any stock option awards to employees during a period when URI is in possession of material non-public information.

        Upon a Change of Control (as defined in each of the 1995 and 2004 Plans) of URI, all stock options granted under the 1995 Plan and 2004 Plan will become fully vested. Also, in the event the number of outstanding shares of common stock is increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of URI or of another company, as a result of a stock split, stock dividend, combination or exchange of shares, merger or otherwise, each share subject to an unexercised option will be substituted for the number and kind of shares into which each share of outstanding common stock is to be changed or for which each such share is to be exchanged and the option price will be increased or decreased proportionately.

        Option holders generally forfeit any unvested options if their employment with URI terminates, except that upon, death or disability while employed with URI outstanding stock options may be exercised within the one year period ending on the anniversary of such death or permanent and total disability to the same extent that the option was exercisable on the date of death or disability.

        Under the 1995 Plan at December 31, 2011, there were outstanding to purchase 1,834,062 shares of common stock at exercise prices ranging from $0.76 to $3.12. No new options may be granted under the 1995 Plan.

        Under the 2004 Plan at December 31, 2011, there were outstanding options to purchase 407,418 shares of URI's common stock at exercise prices ranging from $0.73 to $5.19 per share. At December 31, 2011, 1,208,041 shares of common stock were available for future grants under the 2004 Plan.

  The 2007 Plan

        The 2007 Restricted Stock Plan (the "2007 Plan"), provides eligible employees of URI and its subsidiary corporations with the opportunity to increase their ownership interest in URI through the receipt of restricted shares of URI's common stock. Grants may be made from time to time under the 2007 Plan to those managers and key employees of URI or any subsidiary corporation, who are designated by the Compensation Committee in its sole and exclusive discretion. The Compensation Committee may make more than one restricted stock grant to the same grantee, and the provisions of restricted stock grants need not be the same with respect to each grantee.

        Subject to certain limitations, up to 1,500,000 shares of common stock can be issued under the 2007 Plan. The number of shares of restricted stock which may be granted to any manager or key employee in any calendar year may not exceed 500,000 shares. Shares of restricted stock may be granted either alone or in addition to any other compensation paid outside of the 2007 Plan.

        In June 2011, URI's Executive Chairman was granted 33,333 shares of restricted common stock of URI at a value of $1.73 per share under the 2007 Plan. The restricted common stock vests over a four year period at a rate of 25% per year on the anniversary date of the date of the grant.

        Subject to the provisions of the 2007 Plan and the Restricted Stock Grant Agreement governing the restricted stock grant, during the restricted period set by the Compensation Committee (the "Restricted Period"), a grantee shall not be able to sell, transfer, pledge, anticipate or assign restricted stock. The Compensation Committee may condition any lapse of the Restricted Period upon the attainment of specified personal service and/or performance standards specified by the Compensation Committee at the time of grant, which standards may include, but not be limited to, the attainment of financial performance goals, the attainment or maintenance of specified prices for URI's common stock, the attainment of a cumulative earnings per share or an indicated return on equity. In addition to the foregoing, the Compensation Committee may condition the vesting of restricted stock on such other factors as the Compensation Committee may determine. Subject to the foregoing limitations, the Compensation Committee, in its sole discretion, may also specify that a Restricted Period may lapse in installments, or that the restrictions contained in a restricted stock grant are to be waived or accelerated in whole or in part based on the attainment of additional personal service or performance standards specified by the Compensation Committee.

        Except as set forth in the 2007 Plan, a grantee shall have, with respect to shares of restricted stock held by such grantee, all of the rights of a stockholder of URI, including the right to vote such stock and the right to receive any regular cash dividends paid out of current earnings with respect to such stock, provided that the board will require that any cash dividend on unvested shares be reinvested in URI common stock.

        Upon termination of a grantee's employment with URI or a subsidiary corporation (as applicable) for any reason during the Restricted Period, all restricted stock then held by or in respect of such grantee will vest, or be forfeited (as applicable) in accordance with the terms and conditions of the 2007 Plan, subject to any subsequent determinations made by the Compensation Committee.

        Upon the occurrence of a Change of Control (as defined in the 2007 Plan), any and all restricted stock granted under the 2007 Plan shall immediately and fully vest (to the extent not theretofore vested), and all applicable restrictions thereon shall lapse and expire.

        The 2007 Plan terminates on April 10, 2017 after which time no restricted stock may be granted thereunder. Any and all shares of unvested restricted stock outstanding at the time of termination of the 2007 Plan shall continue in full force and effect in accordance with their restrictions and subject to the terms and conditions of the 2007 Plan and any related Restricted Stock Grant Agreements.

  Retirement, Health and Welfare Benefits

        URI offers a variety of health and welfare and retirement programs to all eligible employees. The executive officers generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. URI's health and welfare programs include medical, dental and vision. In addition to the foregoing, the executive officers are eligible to participate in the following programs:

        Supplemental Health Care Plan.    URI has adopted a health care plan (the "Supplemental Plan") for URI's executive officers and certain of its other employees, which supplements the standard health care plan available to all eligible employees (the "Standard Plan"). The Supplemental Plan pays directly to the participant 80% of all out-of-pocket medical and dental expenses not covered under the Standard Plan, including deductibles and co-insurance amounts. Additionally, the Supplemental Plan provides to each participant $100,000 of accidental death and dismemberment insurance protection and a worldwide medical assistance benefit. Each participant in the Supplemental Plan will receive a maximum annual benefit of $100,000. URI pays an annual premium under the Supplemental Plan equal to $250 per participant plus 11% of claims paid. In addition to other officers and employees, the Named Executive Officers covered by the Supplemental Plan are Paul K. Willmott, Richard A. Van Horn, Mark S. Pelizza, Thomas H. Ehrlich, Donald C. Ewigleben, and Mathew F. Lueras.

        401(k) Profit Sharing Plan.    URI maintains a defined contribution profit sharing plan for employees (the "401(k)") that is administered by a committee of trustees appointed by URI. All URI employees are eligible to participate upon the completion of six months of employment, subject to minimum age requirements. Each year URI makes a contribution to the 401(k) without regard to current or accumulated net profits of URI. These contributions are allocated to participants in amounts equal to 25% (or a higher percentage, determined at URI's discretion) of the participants' contributions, up to 4% of each participant's gross pay. For the plan year ended July 31, 2011, URI contributed amounts equal to 50% of the participant's contributions, up to 4% of gross pay. Participants become 20% vested in their URI contribution account for each year of service until full vesting occurs upon the completion of five years of service. Distributions are made upon retirement, death or disability in a lump sum or in installments.

        Deferred Compensation Plans.    URI has four separate deferred compensation plans covering the years 1999 through 2004. Under these plans executive officers and directors of URI and its subsidiaries were permitted to defer up to 100% of their 1999, 2000, 2001, 2002, 2003 and 2004 salary with payment thereof to be made on January 11, 2011. On or before that date, the participant may elect to receive the deferred amount in shares of URI's common stock valued at a weighted average of $0.71 per share under the 1999 deferred compensation plan and $0.80 per share under the 2000-2004 plans. On January 11, 2011 the participants elected to receive restricted stock totaling 885,021 shares in lieu of the $697,028 in cash that was deferred under the deferred compensation plans.

Application of URI's Compensation Policies in 2011

        The base salary for the Named Executive Officers, including the principal executive officer ("PEO"), the principal financial officer ("PFO") and the three most highly compensated executive officers other than the PEO and PFO, for 2011 are detailed in the following table. The following table shows the cash component of 2011 base salary.

Name	Title	2011 Base Salary
Donald C. Ewigleben	President, Chief Executive Officer and Chief Operating Officer	$350,000	(1)
Richard A. Van Horn	Senior Vice President—Operations and Exploration	$220,000
Mark S. Pelizza	Senior Vice President—Health, Safety, Environment and Public Affairs	$220,000
Thomas H. Ehrlich	Vice President, Chief Financial Officer, Treasurer, & Secretary	$190,000
Mathew F. Lueras	Vice President—Corporate Development	$126,000

(1)
Effective as of January 1, 2012, Mr. Ewigleben's' base salary was increased to $400,000.

Assessment of Senior Executive Compensation and Incentive Programs

        In September 2010, as part of URI's objective of establishing an annual and long-term incentive program for its executives, Buck Consultants, LLC was engaged to serve as an independent advisor to the Compensation Committee and to provide consultative services and assistance to URI as follows:

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  Assess the executive pay package for the senior management team that reports directly to the CEO and make appropriate refinement recommendations, to ensure that consistency exists between the CEO pay package and go-forward pay arrangements for the senior management group.

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  Develop a formal incentive program for URI's senior management team that supports alignment of management interests with the financial and value creation performance success of the business.

        In connection with these activities, a rigorous set of analyses of multiple factors was used in assessing pay levels of the senior management team and performance objectives. Given the unique circumstances of URI's operations and industry, it was determined that multiple sources of data should be used in determining competitive pay levels of the senior management team.

        A primary source of data was derived from multiple relevant survey sources in determining pay practices among companies of size and scope similar to URI. Another source used to supplement the survey data and to enhance URI's understanding of the relevant markets for management talent included proxy data of a number of public companies that were selected for comparison purposes based on three key factors as follows:

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  Revenue scope within a reasonable range;

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  Asset size within a reasonable range of URI's asset size; and

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  Mining companies with operational scope comparable to those of URI—specifically, mining companies with operational activities versus pure "junior" developmental/exploration companies.

        To be reflective of the appropriate range of relevant competitive pay practices, the group of companies used for this purpose is comprised of a mixture of mining companies in various sectors including uranium, oil and gas, and precious metals. The uranium mining companies included within the group consist of Cameco Corp., Denison Mines Corp., Laramide Resources, Uranerz Energy Inc., Strathmore Minerals, and CanAlaska Uranium Ltd.

        The survey data was combined with the proxy data described above in assessing the senior management team's competitive pay positioning relative to competitive practices—see below under "Target Total Direct Compensation Positioning for 2012" for more details.

  Pay for Performance Alignment

        URI has a history of carefully and efficiently managing its operations to assure sustainability through periods of limited or no operational results in response to unfavorable price environments. Unlike many "junior" developmental mining companies which have come and gone, URI has continuously been in existence for over 30 years, largely due to its production expertise, infrastructure, and capabilities that it has built up over the years. The senior management team is committed to continue to position URI in optimizing its value to stockholders, recognizing that a number of important external factors, including uranium prices and environmental conditions, are outside of URI's control. As such, management has successfully sustained the business for many years by managing in a way that is sensitive to the reality that the economic environment may not be favorable for sustained periods of time.

        While URI continues to operate efficiently, management has recognized the need to balance its historic strengths with an intense focus on specific strategic imperatives, challenges, and requirements designed to maximize its performance opportunities when the business environment becomes more favorable. In 2011, in recognition of the need to continue the incentive pay program that would serve the dual purpose of driving performance and attracting and retaining key contributors, the Compensation Committee approved annual incentive and long-term plans (as described in greater detail below), which the Compensation Committee determined to continue for 2012. The Compensation Committee took steps in creating an incentive structure that is aligned with URI's specific strategic objectives with the ultimate goal of achieving long-term sustained value creation for URI's stockholder base. The annual and long-term incentive plans that were adopted in 2011 have been designed to create a reward structure that is primarily contingent on the senior executives of URI meeting pre-established performance standards that are essential for sustained company value-creation success.

        The incentive opportunities for the senior management team will be based on specific unit/individual performance measures subject to Compensation Committee approval. The following corporate performance objectives have been established as the basis for specific performance goals:

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  Stock price performance equal to or better than the median of URI's peer group as set out in URI's annual report;

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  Best-in-class safety standards;

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  Environmental performance in full compliance with Federal, state and local standards; and

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  Growth goals associated with development of the Churchrock/Crownpoint project and the underground resources in New Mexico, expanded financing sources, return to production in its South Texas properties, and strategic ventures.

  Annual Incentive Awards

        Effective in 2011, in recognition of the need to align incentive opportunities with the successful execution of URI's strategic objectives (both short-term and long-term), the Compensation Committee approved the Uranium Resources, Inc. Management Incentive Plan ("MIP") and associated award opportunities for the senior executives, each as described below. For 2011, Messrs. Van Horn, Pelizza, Ehrlich, and Lueras were eligible for participation in the plan (collectively the "Plan Participants"), while Mr. Ewigleben's incentive opportunities are pursuant to his employment agreement entered into during September 2009. The Compensation Committee has approved the continuation of the MIP for 2012.

        The purpose of the MIP is to provide senior management with an annual incentive opportunity designed to: (i) create focus on specific planned performance goals, (ii) deliver a portion of a competitive pay package in a form that is not fixed but varies in relation to the performance of URI and (iii) serve as a vehicle for recruitment and retention. The 2012 MIP is comprised of the following features:

  •
  The target annual incentive payout is 30% of base salary and maximum annual incentive payout is 45% of base salary; individual awards can range from zero to 150% of target.

  •
  Each Plan Participant's award will be earned based on performance relative to individual/unit goals as determined by the CEO subject to Compensation Committee approval.

  •
  Awards are payable in cash (or stock at the discretion of URI).

        For 2012, as in 2011, the maximum aggregate annual award amount payable under the MIP will not exceed 30% of the sum of the Plan Participants' base salary. Individual awards may be more or less than 30% of a Plan Participant's base salary; however, given URI's current operating results, the maximum aggregate annual award amount payable under the MIP for the 2012 plan year, as was the case in the 2011 plan year, cannot exceed the aggregate 30% limit. The specific performance levels and payout level percentages for 2012 are the same as existed in 2011, as follows:

Performance Level(a)	Payout Level Percentage(b)
Below Threshold	0% of Target
Threshold	33% of Target
Target	100% of Target
Maximum	150% of Target

(a)
Each Plan Participant's payout is determined by his actual performance relative to pre-established functional area/individual performance goals as established by the CEO and approved by the Compensation Committee.

(b)
The payout level percentages will vary depending on actual performance and their payout curves rise continuously from threshold to target and from target to maximum. Therefore, to determine awards between threshold and target and target and maximum, linear interpolation would be utilized. For example, if an individual's actual Performance was determined to be in the middle of target and maximum, the payout level percentage would be 125% of the target amount.

        Any payment made under the MIP to a Plan Participant is subject to provision for recovery or "clawback" by URI if the payment is subsequently determined to have been based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria.

        To further strengthen the linkage between the plan, risk management, and stockholder value creation, notwithstanding satisfaction of the specific performance conditions, the MIP contains a "stockholder protection feature" and a "minimum gateway requirement" in which payouts will occur only if URI's operating cash on hand is at least $6 million as of the date in which payments under the MIP would be due and if URI is not in violation of any debt covenants also determined as of the same.

        The Compensation Committee approved the following cash incentive awards under the MIP, in recognition of 2011 performance achievements. Such awards were paid in April 2012:

Mark S. Pelizza	$62,700
Richard A. Van Horn	$49,500
Thomas H. Ehrlich	$37,050
Mathew F. Lueras	$30,240

        Mr. Ewigleben received a cash incentive award for 2011 performance of $174,993 paid in April 2012, pursuant to his employment agreement.

  Long-Term Incentive Plan

        Effective in 2011, the Compensation Committee approved the Uranium Resources, Inc. Long-Term Incentive Plan (LTIP) to provide the senior management of URI (exclusive of URI's President and CEO whose incentive award criteria is specified pursuant to his employment agreement) with a long-term incentive opportunity designed to: (i) create focus on specific long-term goals aligned with stockholder interests, (ii) deliver a portion of a competitive pay package in a form that is not fixed but varies in relation to the long-term performance of URI and (iii) serve as a vehicle for recruitment and retention. The Compensation Committee has approved the continuation of the LTIP for 2012. The LTIP is comprised of the following features:

  •
  The target incentive payout is 30% of base salary and the maximum incentive payout is 45% of base salary and will be denominated in restricted stock by dividing the target incentive by a grant date share value.

  •
  One half of the shares will be earned based on remaining with URI for three years following the grant date (time-based restricted share awards).

  •
  The other 50% (performance-based restricted share awards) will be earned based on URI's Cumulative Total Return ("CTR") performance over a one-year period starting as of the grant date.

  •
  Once earned, the performance-based restricted share awards are subject to additional vesting requirements over a three-year period in which the shares vest one-third each year over the 1st, 2nd, and 3rd anniversaries of the date of grant, provided the Plan Participant is still employed as of each such anniversary date.

  •
  The number of performance-based restricted share awards earned may rise to 200% of the target number of shares or shrink to zero shares based on performance.

        Each Plan Participant's earned performance based restricted shares will be based on achievement relative to pre-established Performance Measures. For 2012, as in 2011, the following performance criteria will be applied to determine the actual number of restricted shares that have been awarded to a grantee that will be earned and eligible for vesting on a vesting date.

Performance Level	URRE Cumulative Total Return ("CTR") as a Percentage Compared to the CTR of URI's Form 10-K Peer Group	Percentage of Performance Based Restricted Stock Award (PBRSA) Shares Earned
Below Threshold	NA—no award earned	0% of Target Award
Threshold	110%	50% of Target Award
Target	120%	100% of Target Award
Distinguished	200%	200% of Target Award

        The payout level percentage will vary depending on actual performance and the payout curve rises continuously from threshold to target and from target to maximum. Therefore, to determine awards between threshold and target and target and maximum, linear interpolation would be utilized. For example, if URI's CTR actual performance was at 160% percent, the payout level percentage would be 150%.

        The LTIP contains the same stockholder protection feature and minimum gateway requirement, and clawback provisions as the MIP as described above. The Compensation Committee believes that these features, coupled with the stock ownership requirements described below provide for substantial protection against excessive or unnecessary risk taking by any Plan Participant.

        The LTIP puts a greater focus on performance and serves to create a balance between long-term and short-term performance imperatives. The Compensation Committee expects the incentive program to evolve over time as URI transitions from its current primary focus on developmental and restoration activities to an operational focus driving towards profit and return enhancement.

        The Compensation Committee approved the following restricted stock grants under the LTIP, in recognition of 2011 performance. Such grants were made in March 2012:

Mark S. Pelizza	16,500 shares valued at $15,015
Richard A. Van Horn	16,500 shares valued at $15,015
Thomas H. Ehrlich	14,250 shares valued at $12,968
Mathew F. Lueras	9,450 shares valued at $8,600

        In March 2012, Mr. Ewigleben received a restricted stock award of 100,571 shares valued at $91,520 for 2011 performance pursuant to his employment agreement.

  Target Total Direct Compensation Positioning for 2012

        As described above, the pay packages for URI's senior executive team for 2012 consists of base salary, a performance-based annual incentive plan, and a time-based and performance-based long-term incentive plan.

        Base salaries have been positioned to reflect job content and competitive pay practices and an adjustment has been made only to reflect appropriate pay for one executive to reflect added responsibilities and expectations.

  Stock Ownership Requirements

        The Compensation Committee further believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and stockholders' interests and serves as an executive retention tool through vesting and post-vesting holding period requirements. Effective April 1, 2011 the Compensation Committee has established the following additional guidelines that limit senior management's ability to sell vested restricted shares of common stock for current tax liabilities:

  •
  Stock ownership for the CEO equal to the lesser of shares whose value equals 4x base salary or 466,667 shares.

  •
  Share ownership for other executive officers equal to the lesser of (a) shares whose value equals 2x base salary or (b) the number of shares determined by dividing 2x base salary by $3.

  •
  All officers will have 5 years to accumulate the ownership.

  •
  Retention ratio in which 60% of "net shares" cannot be sold until the ownership requirements are met.

  •
  One-year holding period requirement of "net shares" after requirements are met.

  •
  Re-evaluated every 3 years.

  •
  Penalties for non-compliance could include reduction or elimination of annual equity compensation, increased stock retention requirements, mandatory investment of a percentage of bonuses into company stock, or replacement of cash compensation with equity awards.

Summary Compensation Table

        The following table sets forth certain information with respect to compensation for services in all capacities for the years ended December 31, 2011, 2010, and 2009 paid to URI's Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers who were serving as such as of December 31, 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(2) ($)	Total ($)
Donald C. Ewigleben(3)(5)	2011	350,671	—	—	—	174,993	—	11,672	537,336
President and Chief	2010	350,671	210,000	140,000	—	—	—	4,508	705,179
Executive Officer	2009	83,573	—	380,000	—	—	—	176	463,749
Richard A. Van Horn(4)(5)	2011	211,981	—	—	—	49,500	418,600	2,680	682,761
Senior Vice President—	2010	178,803	31,000	31,693	62,750	—	—	2,371	306,617
Operations and Exploration	2009	151,374	0	96,973	—	—	—	3,188	251,535
Mark S. Pelizza(5)	2011	210,671	—	—	—	62,700	—	18,626	291,997
Senior Vice President—	2010	178,444	31,000	31,693	62,750	—	—	22,870	326,757
Health, Safety, Environment and Public Affairs	2009	147,586	0	65,691	—	—	—	14,467	227,744
Thomas H. Ehrlich(5)	2011	190,359	—	—	—	37,050	331,335	9,278	568,022
Vice President and Chief	2010	161,201	28,000	28,675	62,750	—		8,565	289,191
Financial Officer	2009	133,294	0	59,434	—	—	—	6,092	198,820
Mathew F. Lueras(5)	2011	125,464	—	—	—	30,240	—	8,903	164,607
Vice President—Corporate Development	2010	90,084	15,000	—	64,200	—	—	5,070	174,354

(1)
Non-Equity Incentive Plan Compensation includes, for Named Executive Officers other than Mr. Ewigleben, performance awards made for 2011 under URI's MIP, and for Mr. Ewigleben, performance awards made for 2011 under the terms of his employment agreement. All such awards were earned for 2011 performance, but were paid in March 2012.

(2)
Includes amounts paid for out-of-pocket medical and dental expenses under URI's Supplemental Health Care Plan described above, contributions made by URI under URI's 401(k) Profit Sharing Plan described above, life insurance premiums paid by URI on behalf of the named officer, the value realized from the exercise of stock options and directors' fees.

(3)
On September 3, 2009, Mr. Ewigleben became President, Chief Executive Officer and Chief Operating Officer.

(4)
All Other Compensation for 2011, 2010 and 2009 includes $0, $0, and $1,189, respectively for gross ups to cover taxes related to annual lease value of company vehicle.

(5)
See the Consolidated Financial Statements of URI, Footnote 7—Shareholders' Equity of the Notes to Consolidated Financial Statements for discussion of stock option grants issued or issuable for deferred compensation and Footnote 8—Stock Based Compensation Plans of the Notes to Consolidated Financial Statements for discussion of valuation assumptions for stock option grants. The stock awards and option awards present the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718. These awards are not subject to performance conditions.

        There were no stock-based awards granted in 2011.

 Grants of Plan-Based Awards

        The table below summarizes the estimated cash awards payable under URI's MIP for 2011, and in the case of Mr. Ewiglben, under the terms of his employment agreement, as well as equity compensation granted during 2011 under URI's LTIP, and in the case of Mr. Ewiglben, under the terms of his employment agreement. Information regarding the terms of these awards can be found above under the headings "Annual Incentive Awards," and "Long-Term Incentive Plan" and below under the heading "Employment Agreements."

								All other stock awards: Number of shares of stocks or units (#)	All other option awards: Number of securities underlying options (#)
		Estimated future payouts under non-equity incentive plan awards(1)(2)			Estimated future payouts under equity incentive plan awards(3)					Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Donald C. Ewigleben	N/A	—	$350,000	—	—	—	—	—	—	—	—
Richard A. Van Horn	N/A	$72,600	$220,000	$330,000	—	—	—	—	—	—	—
Mark S. Pelizza	N/A	$72,600	$220,000	$330,000	—	—	—	—	—	—	—
Thomas H. Ehrlich	N/A	$62,700	$190,000	$285,000	—	—	—	—	—	—	—
Mathew F. Lueras	N/A	$41,580	$126,000	$189,000	—	—	—	—	—	—	—

(1)
Non-Equity incentive compensation represents, for Named Executive Officers other than Mr. Ewigleben, potential earnings under URI's Management Incentive Plan for 2011. The threshold, target and maximum individual awards under the MIP represent 33%, 100% and 150%, respectively, of the Named Executive Officer's salary; however, the maximum aggregate annual award amount payable under the MIP could not exceed 30% of the sum of the Plan Participants' base salary. For Mr. Ewigleben, Non-equity incentive compensation represents the potential annual performance bonus under the terms of his employment agreement. For 2011, Mr. Ewigleben's employment agreement included an annual performance bonus including a cash component targeted at 60% of base salary. There is no threshold or maximum amount.

(2)
The actual amounts awarded for 2011 (which were paid in March 2012) are reported in the Summary Compensation Table in the column "Non-equity Incentive Plan Compensation."

(3)
No equity awards were granted under URI's LTIP or under Mr. Ewigleben's employment agreement during 2011. As noted under the heading "Long-Term Incentive Plan," awards were granted in March 2012 for performance during 2011. Such awards will be noted in the Grants of Plan Based Awards table in next year's proxy statement.

Employment Agreements

        URI has an employment agreement with Mr. Ewigleben which in 2011 called for compensation in the form of base salary plus an annual performance bonus of up to 100% of base salary, 60% of which is a cash bonus and 40% of which is payable in restricted stock of URI. On January 2, 2012, URI and Mr. Ewigleben agreed to amend his employment agreement. Mr. Ewigleben's annual performance bonus now consists of a cash component targeted at 100% of base salary, and a restricted stock component of up to 50% of base salary. The amount, if any, of the annual performance bonus will be determined by URI's Compensation Committee based on annual performance objectives established for Mr. Ewigleben. The employment agreement also provides for severance payments to Mr. Ewigleben upon termination of his employment under certain circumstances. Severance payments for Mr. Ewigleben's termination range from one year's base salary plus 100% bonus to two years base salary plus two year's 100% bonus. The agreement also contains certain change of control provisions which provide for two year's base salary plus two year's 100% bonus, continuation of health benefits, acceleration of unvested stock options and restricted common stock awards and the extension of exercise periods for stock options by 90 days.

        URI has standard agreements in place for its key employees that become effective in the event of a change in control. The Compensation Committee has made the determination that such agreements are necessary to retain key employees during the process leading to a possible change in control and insure that such employees can proceed to review the elements regarding the change in control in the best regard for stockholders without concern for continued salary payments if the change in control in fact does occur. The amount of the compensation payable to any particular employee is based on the compensation earned by such employee immediately prior to the change in control. Except for these agreements, URI has no employment contracts with employees.

Outstanding Equity Awards at Fiscal Year-End Table

        The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2011 for the Named Executive Officers. The table also shows unvested and unearned stock awards (both time-based awards and performance-contingent) assuming a market value of $0.73 a share (the closing market price of URI's stock on December 31, 2011).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard A. Van Horn	375,000	0	—	1.16	6/2/2014	—	—	—	—
	25,000	—	—	3.29	12/22/2020	—	—	—	—
Mark S. Pelizza	375,000	0	—	1.16	6/2/2014	—	—	—	—
	25,000	—	—	3.29	12/22/2020	—	—	—	—
Thomas H. Ehrlich	375,000	0	—	1.16	6/2/2014	—	—	—	—
	25,000	—	—	3.29	12/22/2020	—	—	—	—
Mathew F. Lueras	6,667	13,333	—	0.73	04/01/2020	—	—	—	—
	20,000	—	—	3.29	12/22/2020	—	—	—	—

Option Exercises and Stock Vested

        The following table sets forth certain information regarding options and restricted stock awards exercised and vested, respectively, during 2011 for the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Donald C. Ewigleben	—	—	125,886	236,666
Richard A. Van Horn	16,000	33,920	41,282	111,346
Mark S. Pelizza	8,100	17,172	41,282	111,346
Thomas H. Ehrlich	13,050	27,666	37,350	100,741
Mathew F. Lueras	—	—	2,000	5,640

 Potential Payments Upon Termination or Change in Control

        In September 2009, URI entered into an employment agreement with Mr. Ewigleben, which was amended in January 2012. The employment agreement provides that, in the event Mr. Ewigleben is terminated following a change in control, or Mr. Ewigleben terminates the agreement because of (i) any material breach of the agreement by URI, (ii) a requirement by URI that he relocate outside the Denver metropolitan area, (iii) the failure of a successor company to assume the agreement, (iv) any material reduction in his title, responsibilities or duties or change in reporting responsibilities to other than URI's board of directors or (v) his assignment of any duties materially inconsistent with his duties as President and CEO of URI, he would have certain rights and benefits under the agreement. Such benefits would include two year's base salary plus, prior to the January 2012 amendment, 60% of his annual base salary, and following the January 2012 amendment, two year's bonus at 100% of his annual base salary, as bonus payable in a lump sum within 30 days after his termination date. Assuming a change in control occurred on December 31, 2011, the total estimated compensation that would be paid in the aggregate under the Compensation Agreement to Mr. Ewigleben is $910,000. For purposes of Mr. Ewigleben's employment agreement a "change of control" means that (i) if after September 3, 2009, any person or group of affiliated or associated persons not a stockholder as of that date acquires more than 50% of the voting power of URI; (ii) the consummation of a sale of all or substantially all of the assets of URI; (iii) the dissolution of URI; (iv) a majority of the members of the Board are replaced during any 12-month period; or (iv) the consummation of any merger, consolidation, or reorganization involving URI in which, immediately after giving effect to such merger, consolidation or reorganization, less than 51% of the total voting power of outstanding stock of the surviving or resulting entity is then "beneficially owned" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of URI immediately prior to such merger, consolidation or reorganization.

        The change of control provisions also include the extension of coverage under URI's group health plan for Mr. Ewigleben, his spouse and dependents for a period of up to twelve months. Mr. Ewigleben will become fully vested in all of the rights and interests held by him under URI's stock and other equity plans as of his termination date, to the extent he has not previously vested in such rights, and the exercise date of any options held by Mr. Ewigleben will be extended to a date that is 90 days after his termination date.

        In June 1997, URI entered into Compensation Agreements with each of Messrs. Willmott, Van Horn, Pelizza and Ehrlich, that provide that, in the event of a change in control, such officers will have certain rights and benefits for a period of thirty-six months for Mr. Willmott and twenty-four months for the other officers, following such change in control.

        For purposes of the Compensation Agreements, a "change in control" means (a) the consummation of any transaction pursuant to which any "person" (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of URI representing 51% or more of the combined voting power of the then outstanding securities of URI; or (b) a change in the composition of a majority of the board of directors within twelve months after any person is or becomes the beneficial owner, directly or indirectly, of securities of URI representing 25% or more of the combined voting power of the then outstanding securities of URI.

        Rights under the Compensation Agreements will be triggered in the event that, following a change in control, the applicable executive's employment is terminated by (a) URI without cause; or (b) the executive if (i) the executive is assigned substantial duties or responsibilities that are materially inconsistent with the executive's position, duties, responsibilities or status during the twelve-month period immediately prior to the Change in Control; (ii) the executive's base compensation is reduced or the executive experiences in any year a reduction in the ratio of the executive's incentive compensation payment to the executive's base compensation in such year which is greater than the average reduction in the ratio of incentive compensation payments to base compensation in such year experienced by all of URI's other salaried officers; or (iii) the executive is transferred to a location (other than Albuquerque, New Mexico) which is an unreasonable distance from the executive's current principal work location.

        The Compensation Agreements provide that the base salary payments shall be made on a monthly basis for the duration of the term and incentive payments shall be paid annually until the obligation to make such payments expires. Assuming a change in control occurred on December 31, 2011 the total estimated compensation that would be paid in the aggregate under the Compensation Agreements to Messrs. Willmott, Van Horn, Pelizza and Ehrlich is $1,520,000, which would be paid out in monthly installments over the term of the agreement.

Stockholder Advisory Vote on Named Executive Officer Compensation

        At URI's 2011 annual meeting of stockholders, URI stockholders cast an advisory vote on how often URI should include an advisory vote on URI's compensation to its Named Executive Officers. The votes of "1 year" constituted a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal. In light of the stockholder vote, URI has decided to include an advisory vote on URI's compensation to its Named Executive Officers each year in its proxy materials for annual stockholder meetings until the next required vote on the frequency of stockholder votes on the compensation of executives. At URI's 2012 annual meeting of stockholders, a majority of the shares present in person or by proxy entitled to vote on the proposal approved, on an advisory basis, the compensation to URI's Named Executive Officers.

Director Compensation

        URI has a 2004 Amended and Restated Directors' Stock Option Plan (the "2004 Directors' Plan"), pursuant to which each non-employee Director elected or appointed to the board of directors for the first time will be granted an option to purchase fifty thousand (50,000) shares of URI's common stock and either restricted shares or an option to purchase fifty thousand (50,000) shares either (a) upon his or her re-election at an annual meeting of URI's stockholders, or (b) in any calendar year in which an annual meeting of stockholders is not held, on June 1 of such year.

        Compensation for 2011 for the non-employee directors was earned at the rate of $12,500 per quarter. The Chairman of the Audit Committee earns compensation at the rate of $3,750 per quarter and each non-employee committee member earns $1,250 per quarter. The Chairman of the Strategic Planning Committee (providing this position is held by a non-employee director) earns compensation at the rate of $2,500 per quarter and each non-employee committee member earns $1,250 per quarter. The Chairman of the Compensation Committee (providing this position is held by a non-employee director) earns compensation at the rate of $3,750 per quarter and each non-employee committee member earns $1,250 per quarter. The Chairman of the Nominating and Corporate Governance Committee (providing the position is held by a non-employee director) earns compensation at the rate of $2,500 per quarter and each non-employee committee member earns $1,250 per quarter. The Chairman of the Health, Safety and Environmental Committee (providing the position is held by a non-employee director) earns compensation at the rate of $2,500 and each non-employee committee member earns $1,250 per quarter. Mr. Willmott has a base salary of $100,000 in his capacity as Executive Chairman. He elected to participate in URI's cash conservation program in 2010 and reduce his cash compensation by $15,000 for which he received a grant of Restricted Stock valued at $15,091.

        The following table summarizes all compensation earned by URI's directors (excluding Mr. Ewigleben, whose compensation is set forth in the table titled "Summary Compensation Table") in the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)	Total ($)
Paul K. Willmott(1)	100,643	57,666	21,334	—	2,099,833	6,075	2,285,551
Leland O. Erdahl(1)(4)	75,000	57,666	23,500	—	—	—	156,166
Terence J. Cryan(1)	80,000	57,666	23,500	—	—	—	161,166
Marvin K. Kaiser(1)	75,000	57,666	23,500	—	—	—	156,166

(1)
See the Consolidated Financial Statements of URI, Footnote 7—Shareholders' Equity of the Notes to Consolidated Financial Statements for discussion of stock options issued or issuable for deferred compensation and Footnote 8—Stock Based Compensation Plans of the Notes to Consolidated Financial Statements for discussion of valuation assumptions for stock option grants.

(2)
Option Award represents the grant date fair value of equity awards granted during 2011 in accordance with FASB ASC Topic 718.

(3)
Includes amounts paid for out-of-pocket medical and dental expenses under URI's Supplemental Health Care Plan described above, contributions made by URI under URI's 401(k) Profit Sharing Plan described above, life insurance premiums paid by URI on behalf of the named person and the value realized from the exercise of stock options.

(4)
Mr. Erdahl did not stand for reelection at URI's 2012 annual meeting of stockholders.

LEGAL MATTERS

        Prior to the date this registration statement becomes effective, Baker & Hostetler LLP will provide an opinion regarding the validity of the URI common stock to be issued to Neutron stockholders in the Merger.

EXPERTS

        The consolidated financial statements of URI as of December 31, 2011 and 2010, and for each of the years in the three year period ended December 31, 2011 and the effectiveness of internal control over financial reporting as of December 31, 2011 appearing in this joint proxy statement/prospectus and registration statement have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

        The information regarding URI's non-reserve mineralized materials in New Mexico included in this joint proxy statement/prospectus is included in reliance on the report submitted by Behre Dolbear & Company (USA), Inc., an independent private mining consulting firm, and has been included herein in reliance on the authority of such firm as experts in geology and engineering.

        The consolidated financial statements of Neutron as of December 31, 2011 and 2010, and for each of the years in the three year period ended December 31, 2011 and for the period from inception (March 25, 2005) through December 31, 2011 in this joint proxy statement/prospectus and registration statement have been audited by Mayer Hoffman McCann P.C., an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

        The information related to Neutron's properties that constitute the Cibola Project, Ambrosia Lake Project and Edgemont Project including non-reserved mineralized material in this joint proxy statement/prospectus has been included in reliance on the following independent technical reports, each of which were completed by Broad Oak Associates, an independent engineer: (i) the Technical Report on the Uranium Resources at The Ambrosia Lake Uranium Project, McKinley County, New Mexico, USA, dated January 18, 2011; (ii) the Technical Report on the Uranium Resources at The Cibola Project, Cibola, McKinley and Sandoval Counties, New Mexico, USA, dated January 14, 2011; and (iii) the Technical Report on the Uranium Resources on The Edgemont Uranium Project, Fall River County, South Dakota, USA, dated January 18, 2011, and has been included herein in reliance on the authority of such firm as experts in geology and engineering.

FUTURE URI STOCKHOLDER PROPOSALS

        Stockholder proposals may be included in URI's proxy statement for an annual meeting so long as they are provided to URI on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in URI's proxy statement and form of proxy for the annual meeting to be held in 2013, URI must receive the proposal at its principal executive offices, addressed to the Secretary, no later than December 30, 2012. In addition, a stockholder proposal that is not intended for inclusion in URI's proxy statement under Rule 14a-8 may be brought before the 2013 annual meeting so long as URI receives information and notice of the proposal not later than March 18, 2013.

INDEMNIFICATION MATTERS AND DISCLOSURE OF SEC POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        URI's restated certificate of incorporation contains a provision which eliminates the personal monetary liability of its directors for breaches of fiduciary duties as a director, except in the case of any breach of the director's duty of loyalty to URI or its stockholders, for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, under Section 174 of the General Corporation Law of Delaware, or for any transaction for which the director derived an improper personal benefit.

        In addition, URI's restated certificate of incorporation and restated bylaws provide that URI will indemnify its directors, officers and employees to the fullest extent permitted by Delaware law, provided the director, officer or employee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of URI, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

        Pursuant to the authorization in its restated certificate of incorporation and restated bylaws, URI purchased and maintains liability insurance on behalf of its directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

        URI has filed a registration statement on Form S-4 to register with the SEC the URI common stock URI will issue to Neutron stockholders in the Merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of URI, in addition to being a proxy statement of URI for a special meeting of its stockholders and a proxy statement of Neutron for a special meeting of its stockholders. This joint proxy statement/prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and the exhibits thereto for additional information. You may obtain copies of the Form S-4 (and any amendments to the Form S-4), including any exhibits to the Form S-4, in the manner described below.

        URI files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that URI files at the SEC's public reference room at 100 F Street, N.E., Washington, District of Columbia 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. URI's SEC filings are also available to the public from commercial retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information filed by URI with the SEC are also available at URI's website. The address of URI's website is www.uraniumresources.com. Information contained on URI's website or that can be accessed through its website is not incorporated by reference into this joint proxy statement/prospectus.

        Neutron is a private company and does not file reports with the SEC. Questions about Neutron should be directed to: Neutron Energy, Inc., 5300 DTC Parkway, Suite 220, Greenwood Village, Colorado 80111, Attention: Corporate Secretary.

        URI has supplied all information contained in this joint proxy statement/prospectus relating to URI and URI Merger Corporation, and Neutron has supplied all information contained in this joint proxy statement/prospectus relating to Neutron.

GLOSSARY OF CERTAIN URANIUM INDUSTRY TERMS

        "assay" means to test ores or minerals by chemical or other methods for the purpose of determining the amount of valuable metals contained.

        "breccia" means rock consisting of fragments, more or less angular, in a matrix of finer-grained material or of cementing material.

        "carbonaceous" means a rock rich in carbon or coaly material.

        "claim" means a 20 acre tract of land, the right to mine of which is held under the federal General Mining Law of 1872 and applicable local laws.

        "concentrates" means a product from a uranium mining and milling facility, which is commonly referred to as uranium concentrate or U3O8.

        "conglomerate" means a sedimentary rock that contains rounded particles greater than two millimeters in diameter.

        "deposit" is an informal term for an accumulation of minerals.

        "EIS" means Environmental Impact Statement.

        "fee" means deeded, or privately-owned, land.

        "gross acres" means total acres under which a given person has mineral rights and can mine for uranium.

        "HEU" means highly enriched uranium. Uranium enriched to an assay of 20% or more. For military application, this enrichment level may exceed 90%.

        "Indian Country" is a term derived from jurisdictional determinations in criminal law enforcement proceedings under 18 U.S.C. § 1151 and understood to encompass territory situated within Indian reservations, land owned by Indian allottees and land within a dependent Indian community.

        "in-situ recovery (ISR)" means Groundwater fortified with oxygen and other solubilizing agents is pumped into a permeable ore body causing the uranium contained in the ore to dissolve. The resulting solution is pumped to the surface. The uranium-bearing fluid is then circulated to an ion exchange column on the surface where uranium is extracted from the fluid onto resin beads. The fluid is then reinjected into the ore body. When the ion exchange column's resin beads are loaded with uranium, they are removed and flushed with a salt-water solution, which strips the uranium from the beads. This leaves the uranium in slurry, which is then dried and packaged for shipment as uranium powder, or yellowcake.

        "Jurassic" means the second period of the Mesozoic era. Covers the time span of approximately 200 million to 145 million years ago.

        "lease" means a contract between a land owner and a tenant for exploration, development and mining purposes.

        "logging" means a down-hole geophysical survey which measures the levels of radioactivity and electrical properties of rocks within the drill hole.

        "mesozoic" means one of the great divisions or eras of geologic time.

        "mineralization" means the concentration of metals within a body of rock.

        "mineralized material" is a mineralized body which has been delineated by appropriately spaced drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s).

Such a deposit does not qualify as a reserve until a comprehensive evaluation based upon unit cost, grade, recoveries, and other material factors conclude legal and economic feasibility.

        "mining claim" means a statutorily created, possessory mining interest giving its holder the right to prospect, explore for and exploit minerals within a defined area of land.

        "net acres" means actual acres under lease which may differ from gross acres when fractional mineral interests are not leased.

        "old stope leaching" involves the pumping of ground water through stopes, drifts, and other flooded underground mine workings of previously conventionally mined areas to remove the residual and soluble post mining uranium values. The resulting uranium-bearing ground water is pumped to the surface for uranium removal and then is re-circulated directly into the mine workings or into injection wells that are completed in or near to the workings. This re-circulation of the same ground water is repeated, until the residual uranium in the old underground mine is depleted.

        "ore" means naturally occurring material from which a mineral or minerals of economic value can be extracted at a reasonable profit.

        "probable reserves" means reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

        "proven reserves" means reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

        "reclamation" involves the returning of the surface area of the mining and wellfield operating areas to a condition similar to pre-mining.

        "recoverable reserves" means reserves that are either proven or probable, are physically minable and can be profitably recovered under conditions specified at the time of the appraisal, based on a positive feasibility study. The calculation of minable reserves is adjusted for potential mining recovery and dilution.

        "recovery" means that portion of the metal contained in the ore that is successfully extracted by processing, expressed as a percentage.

        "reserves" means that part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination.

        "restoration" involves returning an aquifer to a condition consistent with its pre-mining use. The restoration of wellfield can be accomplished by flushing the ore zone with native ground water and/or using reverse osmosis to remove ions to provide clean water for reinjection to flush the ore zone.

        "roll front" means the configuration of sedimentary uranium ore bodies as they appear within the host sand. A term that depicts an elongate uranium ore mass that is "C" shaped.

        "royalty" means an amount of money paid to the owner of land or mineral rights, based upon a certain amount or a percentage of mineral production from a property.

        "sampling" means selecting a fractional, but representative, part of a mineral deposit for analysis.

        "sandstone" means sedimentary rock comprised of sand-sized particles of quartz and/or feldspar.

        "sediment" means solid material settled from suspension in a liquid.

        "shut in" is a term that refers to ceasing production or the absence of production.

        "spot price" means the price at which uranium may be purchased for delivery within one year.

        "surety obligations" means a bond, letter of credit, or financial guarantee posted by a party in favor of a beneficiary to ensure the performance of its or another party's obligations, e.g., reclamation bonds, workers' compensation bond, or guarantees of debt instruments.

        "syenite" means a granular igneous rock composed of feldspar, hornblende, mica and other minerals.

        "tailings" means waste material from a mineral processing mill after the metals and minerals of a commercial nature have been extracted; or that portion of the ore which remains after the valuable minerals have been extracted.

        "ton" means a short ton (2,000 pounds) and one ton is equal to 0.907 tonnes.

        "tonne" means a metric ton (2,204.6 pounds) and one tonne is equal to 1.1023 tons.

        "U3O8" means triuranium octaoxide (U3O8), referred to as uranium concentrate, an oxide form of uranium that is the most common chemical form found in nature. U3O8 is the most common form in which uranium is marketed.

        "uranium or uranium concentrates" means U3O8 or triuranium octoxide.

        "waste" means barren rock in a mine, or uranium in a rock formation that is too low in grade to be mined and milled at a profit.

        "yellowcake" means uranium in powder form, the end-result of the ISR or conventional mining process.

INDEX TO FINANCIAL STATEMENTS

URANIUM RESOURCES, INC. AND CONSOLIDATED SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Uranium Resources, Inc.
Lewisville, Texas 75067

        We have audited the consolidated balance sheets of Uranium Resources, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uranium Resources, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Uranium Resources, Inc.'s and subsidiaries' internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 12, 2012 expressed an unqualified opinion on the effectiveness of Uranium Resources, Inc.'s internal control over financial reporting.

Hein & Associates LLP
Dallas, Texas
March 12, 2012

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Uranium Resources, Inc.
Lewisville, Texas 75067

        We have audited Uranium Resources, Inc.'s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Uranium Resources, Inc.'s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, Uranium Resources, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Uranium Resources, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years ending December 31, 2011 and our report dated March 12, 2012 expressed an unqualified opinion on those statements.

Hein & Associates LLP
Dallas, Texas
March 12, 2012

URANIUM RESOURCES, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,
	2011	2010
Current assets:
Cash and cash equivalents	$2,890,263	$15,386,472
Receivables, net	123,336	46,244
Prepaid and other current assets	165,509	179,231

Total current assets	3,179,108	15,611,947
Property, plant and equipment, at cost:
Uranium properties	82,768,867	82,989,579
Other property, plant and equipment	868,454	905,511
Less—accumulated depreciation, depletion and impairment	(64,791,294)	(64,282,888)

Net property, plant and equipment	18,846,027	19,612,202
Long-term investment:
Restricted cash	9,379,794	7,337,366

Total assets	$31,404,929	$42,561,515

The accompanying notes to financial statements are an integral part of these consolidated statements.

URANIUM RESOURCES, INC.

CONSOLIDATED BALANCE SHEETS (Continued)

LIABILITIES AND SHAREHOLDERS' EQUITY

	December 31,
	2011	2010
Current liabilities:
Accounts and short term notes payable	$1,148,812	$602,190
Current portion of restoration reserve	1,227,125	1,239,588
Royalties and commissions payable	665,745	665,745
Deferred compensation	—	697,028
Accrued legal settlement	—	1,375,000
Accrued interest and other accrued liabilities	374,088	348,269
Current portion of capital leases	65,161	83,183

Total current liabilities	3,480,931	5,011,003
Other long-term liabilities and deferred credits	4,008,634	4,304,057
Long-term capital leases, less current portion	54,071	119,588
Other long-term debt	450,000	450,000

Total liabilities	7,993,636	9,884,648
Commitments and contingencies (Notes 2, 3, 4, 5, 6 and 11)
Shareholders' equity:
Common stock, $0.001 par value, shares authorized: 200,000,000; shares issued and outstanding (net of treasury shares): 2011—94,005,006; 2010—92,430,306	94,043	92,468
Paid-in capital	169,904,203	167,971,955
Accumulated deficit	(146,577,535)	(135,378,138)
Less: Treasury stock (38,125 shares), at cost	(9,418)	(9,418)

Total shareholders' equity	23,411,293	32,676,867

	$31,404,929	$42,561,515

The accompanying notes to financial statements are an integral part of these consolidated statements.

URANIUM RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2011	2010	2009
Revenues:
Uranium sales	$—	$—	$4,673,169
Total revenue	—	—	4,673,169
Cost of uranium sales:
Royalties and commissions	—	—	464,028
Operating expenses	648,278	394,763	2,692,960
Accretion/amortization of restoration reserve	121,183	155,943	257,791
Depreciation and depletion	599,504	756,377	1,089,612
Writedown of uranium properties	1,460,170	961,278	3,517,970
Exploration expenses	17,918	1,646	61,677

Total cost of uranium sales	2,847,053	2,270,007	8,084,038

Loss from operations before corporate expenses	(2,847,053)	(2,270,007)	(3,410,869)
Corporate expenses:
General and administrative (includes stock compensation expense of $884,000, $1,032,000 and $1,258,000 in 2011, 2010 and 2009, respectively)	8,400,955	6,911,672	6,624,023
Provision for legal settlement	—	1,375,000	—
Depreciation	127,741	143,361	142,531

Total corporate expenses	8,528,696	8,430,033	6,766,554

Loss from operations	(11,375,749)	(10,700,040)	(10,177,423)
Other income (expense):
Interest expense	(18,968)	(25,362)	(40,637)
Interest and other income, net	195,320	370,835	152,198

Total other income, net	176,352	345,473	111,561

Net loss	$(11,199,397)	$(10,354,567)	$(10,065,862)

Basic and diluted net loss per common share	$(0.12)	$(0.14)	$(0.18)

The accompanying notes to financial statements are an integral part of these consolidated statements.

URANIUM RESOURCES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Stock
					Treasury Stock
	Shares	Amount	Paid-In Capital	Accumulated Deficit
Balances, December 31, 2008	55,955,549	$55,994	$146,518,753	$(114,957,709)	$(9,418)
Net loss	—	—	—	(10,065,862)	—
Common stock issuance	—	—	61,368	—	—
Restricted common stock issued for services	826,243	826	(826)	—	—
Stock compensation expense	—	—	1,257,909	—	—

Balances, December 31, 2009	56,781,792	56,820	147,837,204	(125,023,571)	(9,418)

Net loss	—	—	—	(10,354,567)	—
Restricted common stock issued for services	282,071	282	(282)	—	—
Stock compensation expense	—	—	1,032,308	—	—
Common stock issued for stock option exercise	1,113	1	807
Common stock issuance	35,365,330	35,365	19,101,918	—	—

Balances, December 31, 2010	92,430,306	92,468	167,971,955	(135,378,138)	(9,418)

Net loss	—	—	—	(11,199,397)	—
Common stock issued for deferred compensation	885,021	885	696,142	—	—
Restricted common stock issued for services	175,885	176	(176)	—	—
Common stock issued for stock option exercise	37,150	37	28,197	—	—
Stock compensation expense	—	—	883,941	—	—
Common stock issuance	476,644	477	324,144	—	—

Balances, December 31, 2011	94,005,006	$94,043	$169,904,203	$(146,577,535)	$(9,418)

The accompanying notes to financial statements are an integral part of these consolidated statements.

URANIUM RESOURCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net loss	$(11,199,397)	$(10,354,567)	$(10,065,862)
Reconciliation of net loss to cash used in operations—
Accretion/amortization of restoration reserve	121,183	155,943	257,791
Depreciation and depletion	727,245	899,738	1,232,143
Writedown of uranium properties and exploration expenses	1,460,170	961,278	3,517,970
Decrease in restoration and reclamation accrual	(1,530,303)	(1,373,228)	(1,802,370)
Stock compensation expense	883,941	1,032,308	1,257,909
Other non-cash items, net	2,289	19,700	34,584
Effect of changes in operating working capital items—
(Increase) decrease in receivables	(77,092)	17,646	(23,530)
Decrease in inventories	—	—	1,010,845
(Increase) decrease in prepaid and other current assets	13,722	(53,831)	388,089
Increase (decrease) in payables and accrued liabilities and deferred credits	(802,560)	1,334,939	(840,545)

Net cash used in operating activities	(10,400,802)	(7,360,074)	(5,032,976)
Cash flows from investing activities:
Increase in certificate of deposit, restricted	(2,042,428)	(551,366)	(149,285)
Additions to property, plant and equipment—
Kingsville Dome	(141,137)	(149,652)	(158,911)
Rosita	(125,693)	(58,504)	(40,274)
Vasquez	(97,200)	(77,500)	(193,528)
Rosita South	(40,959)	(78,813)	(19,926)
Los Finados project	(88,236)	(1,168,780)	—
Churchrock	(58,838)	(138,541)	(218,966)
Crownpoint/Section 13 Drilling	(34,921)	(119,624)	(2,991)
Proceeds from Joint Venture agreement	300,000	—	—
Other property	(35,311)	(23,123)	(36,340)

Net cash used in investing activities	(2,364,723)	(2,365,903)	(820,221)
Cash flows from financing activities:
Payments of borrowings	(83,539)	(117,710)	(157,695)
Issuance of common stock, net	352,855	19,138,091	61,368

Net cash provided by (used in) financing activities	269,316	19,020,381	(96,327)

Net increase (decrease) in cash and cash equivalents	(12,496,209)	9,294,404	(5,949,524)
Cash and cash equivalents, beginning of year	15,386,472	6,092,068	12,041,592

Cash and cash equivalents, end of year	$2,890,263	$15,386,472	$6,092,068

The accompanying notes to financial statements are an integral part of these consolidated statements.

URANIUM RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

1. DESCRIPTION OF THE COMPANY

        Uranium Resources, Inc. ("URI") was formed in 1977 and domesticated in Delaware in 1987. The Company is primarily engaged in the business of acquiring, exploring, developing and mining uranium properties, using the in situ recovery ("ISR") or solution mining process. Historically, the primary customers of the Company have been major utilities who utilize nuclear power to generate electricity. At present the Company owns both developed and undeveloped uranium properties in South Texas and undeveloped uranium properties in New Mexico.

        The Company resumed uranium production in 2004 at its Vasquez project, in 2006 at its Kingsville Dome project and in the 3rd quarter of 2008 at its Rosita project, each of such projects are located in South Texas. As a result of declining uranium market prices and high production costs, the Company ceased development of additional wellfields and curtailed production from its South Texas projects as existing production wellfields from each project were depleted. Production at our Vasquez and Rosita projects were shut down in the 4th quarter of 2008 and production was shut-in at the Kingsville Dome project in June 2009. The Vasquez project was mined out in 2008 and is now being restored. At the Kingsville Dome and Rosita projects, our production shut-in was done to conserve the in-place reserve base until higher prices can be realized.

        Prior to resuming Vasquez production, the Company had been in production stand-by since the first quarter of 1999 at its Kingsville Dome and Rosita projects. Groundwater restoration and reclamation activities have been conducted at these two sites and are currently ongoing at each of the Kingsville Dome, Vasquez and Rosita projects.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of URI and its wholly-owned subsidiaries (collectively "the Company"). All significant intercompany transactions have been eliminated in consolidation.

Uranium Properties

        All acquisition and development costs (including financing, salary and related overhead costs) incurred in connection with the various uranium properties are capitalized. Exploration and evaluation costs associated with uranium properties are expensed as incurred until such time that the existence of a commercially minable uranium deposit is confirmed. All properties with significant acquisition or incurred costs are evaluated for their realizability on a property-by-property basis. Any impairment of such costs is recognized through a reduction in the net carrying value of the asset. (See Note 4—"Uranium Properties").

        Depreciation and Depletion. Depletion of uranium mineral interests, permits, licenses and related development costs are computed on a property-by-property basis using the units-of-production method based on each project's pounds of recoverable uranium. The determination of the depletable base for each uranium mineral interest is calculated by the Company's professional geologists to determine the estimated recoverable uranium to be produced over the projected life for each uranium mineral interest. Depreciation and depletion are provided on the investment costs, net of salvage value, of the

URANIUM RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND 2010

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

various uranium properties' production plants and related equipment using the estimated production life of the uranium reserves. During the periods that our facilities are not in production, depletion on our mineral interests, permits, licenses and development properties are suspended. Depreciation and depletion of our plant facilities, machinery and equipment continues, at significantly reduced amounts, in accordance with the level of stand-by activity being conducted at each site.

        Other ancillary plant equipment and vehicles are depreciated using a straight line method based upon the estimated useful lives of the assets.

Other Property, Plant and Equipment

        Other property, plant and equipment consists of corporate office equipment, furniture and fixtures and transportation equipment. Depreciation on other property is computed based upon the estimated useful lives of the assets. Repairs and maintenance costs are expensed as incurred. Gain or loss on disposal of such assets is recorded as other income or expense as such assets are disposed.

Capitalization of Interest

        The Company capitalizes interest cost with respect to properties undergoing exploration or development activities that are not subject to depreciation or depletion. The average interest rate on outstanding borrowings during the period is used in calculating the amount of interest to be capitalized. No interest was capitalized in the twelve months ended December 31, 2011, 2010 and 2009. Total interest costs in these periods were $19,000, $25,400 and $40,600, respectively.

Restoration and Remediation Costs (Asset Retirement Obligations)

        Various federal and state mining laws and regulations require the Company to reclaim the surface areas and restore underground water quality for its mine projects to the pre-existing mine area average quality after the completion of mining. The Company records the estimated present value of reclamation liabilities and increases the carrying amount of the related asset. Reclamation costs are allocated to expense over the life of the related assets and are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation and remediation costs.

        Future reclamation and remediation costs are accrued based on management's best estimate at the end of each period of the costs expected to be incurred at each project. Such estimates are determined by the Company's engineering studies calculating the cost of future of surface and groundwater activities.

Contingent Liabilities—Off Balance Sheet Arrangements

        The Company has obtained financial surety relating to certain of its future restoration and reclamation obligations as required by the State of Texas regulatory agencies. The Company has bank Letters of Credit (the "L/Cs") and performance bonds issued for the benefit of the Company to satisfy such regulatory requirements. The L/Cs were issued by Bank of America and the performance bonds have been issued by United States Fidelity and Guaranty Company ("USF&G"). The amount of the

URANIUM RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND 2010

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

L/Cs totaled $5,858,000, $5,858,000 and $5,761,000 at December 31, 2011, 2010 and 2009, respectively. Such L/Cs are collateralized in their entirety by certificates of deposit.

        Performance bonds totaling $2,834,000 were issued for the benefit of the Company at December 31, 2011, 2010 and 2009. USF&G has required that the Company deposit funds collateralizing a portion of the bonds. In September 2010, the Company received notice from the bonding company requesting that the Company either increase the collateral supporting the bonds to 100% of the bond amount by making quarterly payments of $500,000 or cause the release of the bonds by the fourth quarter of 2011. The amount of the collateral exceed the amount of bonding issued by USF&G by $60,000 at December 31, 2011. The amount of the bonding issued by USF&G exceeded the amount of the collateral by $2.0 million and $2.5 million at December 31, 2010 and 2009, respectively. In the event that USF&G is required to perform under its bonds or the bonds are called by the state agencies, the Company would be obligated to pay any expenditure in excess of the collateral.

Revenue Recognition for Uranium Sales

        The Company delivers uranium to its customers at third-party conversion facilities. The third-party converters warehouse our uranium and transfer title to our customers via book transfer upon instructions supplied by the Company. The Company recognizes revenue from the sale of uranium when title to the uranium transfers and delivery is completed through such book transfer. The Company bears the risk of loss while its uranium is held at the converter prior to its sale to our customers, except in the case of negligence by the converter, whereby the converter would bear such risk. Upon completion of the book transfer, which is a record keeping entry, not a physical transfer of goods to the customer, the risk of loss passes to our customer.

Earnings Per Share

        Net earnings (loss) per common share—basic has been calculated based on the weighted average shares outstanding during the year and net earnings (loss) per common share—diluted has been calculated assuming the exercise or conversion of all dilutive securities. Due to net losses incurred for 2011, 2010 and 2009 there were no dilutive securities included in these years as their inclusion would be anti-dilutive.

        The weighted average number of shares used to calculate basic and diluted earnings (loss) per share was 93,480,528 in 2011, 72,313,464 in 2010 and 56,400,466 in 2009. The potential dilutive Common Stock that was excluded from the calculation of diluted earnings per share was 4,548,851 in 2011, 5,947,143 in 2010 and 6,216,989 in 2009.

Consolidated Statements of Cash Flows

        The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

URANIUM RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND 2010

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Additional disclosures of cash flow information follow:

	Year Ended December 31,
	2011	2010	2009
Cash paid during the period for:
Interest	$19,000	$25,400	$40,600
The following non-cash transactions occurred in 2011, 2010 and 2009 and such transactions are summarized as follows:
Common stock issued for deferred compensation	$697,027	$—	$—

Restricted common stock issued for services	$176	$282	$826

Restricted share issuance of Common Stock in connection with a cash conservation plan	$—	$106,500	$324,000

        No new capital leases or financings were entered into in 2011, 2010 and 2009. The balance of the capital leases at December 31, 2011 was $119,000.

Cash Balances in Excess of Federally Insured Limits

        The Company's cash balance at December 31, 2011 was $2.9 million and it maintains its cash accounts primarily with Bank of America, N.A. The total cash balances are insured by the Federal Deposit Insurance Corporation up to $250,000 per account. The Company has cash balances with Bank of America, N.A. that exceeded the balance insured by the FDIC that totaled approximately $927,000 at December 31, 2011.

Restricted Cash

        At December 31, 2011 and 2010, the Company had pledged certificates of deposit and money market accounts of $9,380,000 and $7,337,000, respectively, in order to collateralize letters of credit required for future restoration and reclamation obligations related to the Company's South Texas production and development properties. These funds are not readily available to the Company and are not included in cash equivalents.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions. Such estimates and assumptions may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Specifically regarding the Company's uranium properties, significant estimates were utilized in determining the carrying value of these assets and in the case of producing and development properties, the pounds of uranium to be recovered. The actual values received from the disposition of these assets and the amount of uranium recovered from these projects may vary significantly from these estimates based upon market conditions, financing availability and other factors.

URANIUM RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND 2010

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Regarding the Company's reserve for future restoration and reclamation costs, significant estimates were utilized in determining the future costs and timing to complete the groundwater restoration and surface reclamation at the Company's mine sites. The actual cost to conduct these activities may vary significantly from these estimates.

Risks and Uncertainties

        Historically, the market for uranium has experienced significant price fluctuations. Prices are significantly impacted by global supply and demand, which is affected by the demand for nuclear power, political, and economic conditions, governmental legislation in uranium producing and consuming countries, and production levels and costs of production of other producing companies. Increases or decreases in prices received could have a significant impact on the Company's future results of operations.

Reclassifications

        Certain reclassifications have been made to the prior years' financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

Recently Issued Accounting Pronouncements

        In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This standard clarifies guidance on how to measure fair value and is largely consistent with existing fair value measurement principles. The ASU also expands existing disclosure requirements for fair value measurements and makes other amendments. This ASU is effective for the Company prospectively beginning January 1, 2012. The adoption of this standard is not expected to have a material impact on the Company's consolidated results of operations or financial condition.

3. LIQUIDITY

        The Company had negative cash flow from operations of $10.4 million, $7.4 million and 5.0 million for the years ended December 31, 2011, 2010 and 2009, respectively.

        We had $2.9 million in cash at December 31, 2011 and $15.4 million at December 31, 2010. As of December 31, 2009 the Company had sold its entire uranium inventory and as such, we are currently evaluating the opportunities for additional sales revenue and related cash inflows for the Company in 2012.

        The Company raised $10 million on March 9, 2012 in a private placement with Resource Capital Fund V L.P. ("RCF"). In connection with the transaction we sold 10,259,567 shares of common stock at a price of $0.9747 per share. The capital raise was conducted as a part of an acquisition bid for all of the outstanding shares of Neutron Energy, Inc. See (Note 12—"Subsequent Event") for a description of this financing and additional funding commitments made by RCF to the Company.

URANIUM RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND 2010

3. LIQUIDITY (Continued)

        On October 28, 2011, the Company entered into an At-The-Market Sales Agreement with BTIG, LLC, allowing it to sell from time to time, its common shares having an aggregate offering price of up to $15.0 million, through an "at-the-market" equity offering program ("ATM Sales Agreement"). The Company raised additional capital in November and December 2011 and in January 2012 through the sale of common stock under this program. During 2011, a total of 476,644 shares of common stock were sold which resulted in net proceeds of approximately $469,000 pursuant to the ATM Sales Agreement. In January 2012, a total of 1,815,073 shares of common stock were sold which raised net proceeds of approximately $1,519,000. The Company incurred approximately $144,000 in legal, accounting and other fees in connection with its shelf registration statement and the ATM Sales Agreement. The Company has a total of $12.9 million available for future sales under the ATM Sales Agreement.

        The Company expects that its existing cash, the funding commitments from RCF and funding available under the ATM Sales Agreement will provide it the necessary liquidity moving forward into 2013.

4. PROPERTY, PLANT AND EQUIPMENT

	Property, Plant and Equipment Balances (net) At December 31,
	2011	2010
Uranium plant	$9,139,000	$9,241,000
Permits and licenses	2,714,000	2,663,000
Mineral rights	2,711,000	2,877,000
Evaluation and delineation	2,460,000	2,460,000
Vehicles/depreciable equipment	1,405,000	1,702,000
Wellfield development	131,000	115,000
Other uranium properties	193,000	354,000
Other property, plant and equipment	93,000	200,000

Total	$18,846,000	$19,612,000

Uranium Properties

Impairment of Uranium Properties

        The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows. Future cash flows are estimated based on quantities of recoverable minerals, expected uranium prices, production levels and operating costs of production and capital, based upon the projected remaining future uranium production from each project. The Company's estimates of future cash flows are based on numerous assumptions and it is possible that actual future cash flows will be significantly different than the estimates, as actual future quantities of recoverable

URANIUM RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND 2010

4. PROPERTY, PLANT AND EQUIPMENT (Continued)

minerals, uranium prices, production levels and operating costs of production and capital are each subject to significant risks and uncertainties.

        At December 31, 2011, we determined the carrying value of our project assets at each of our South Texas production locations exceeded their fair value. A decline in the current and projected market price of uranium and an increase in the estimated production costs for each of our South Texas projects resulted in a decrease in the estimated future cash flow to be generated from each site. Such determination resulted in an impairment provision of approximately $1,460,000 for the year. The impairment provision for 2011 was approximately $851,000 for the Kingsville Dome project, $126,000 for the Rosita project and $483,000 for the Vasquez project. The impairment provision recorded in 2010 was approximately $961,000 and included approximately $590,000 million for the Kingsville Dome project, $58,000 for the Rosita project and $313,000 for the Vasquez project.

Kingsville Dome Property

        The Kingsville Dome property consists of mineral leases from private landowners on about 2,434 gross and 2,227 net acres located in central Kleberg County, Texas. The leases provide for royalties based upon a percentage of uranium sales of 6.25% to 9.375%. The leases have expiration dates ranging from 2000 to 2007, however we hold most of these leases by production; and with a few minor exceptions, all the leases contain clauses that permit us to extend the leases not held by production by payment of an annual per acre royalty ranging from $10 to $30. We have paid such royalties on all material acreage.

        The net carrying value of the property was approximately $5,039,000 at December 31, 2011. Such assets consisted of plant buildings/uranium processing/drying facilities ($4,178,000), and restoration and other equipment ($861,000). The net carrying value of the property was approximately $5,355,000 at December 31, 2010. Such assets consisted of plant buildings/uranium processing/drying facilities ($4,285,000) and restoration and other equipment ($1,070,000).

Vasquez Property

        The Company has a mineral lease on 872 gross and net acres located in southwestern Duval County, in South Texas. The primary term expired in February 2008; however we hold the lease by production and reclamation activities. The lease provides for royalties based upon 6.25% of uranium sales below $25.00 per pound and royalty rate increases on a sliding scale up to 10.25% for uranium sales occurring at or above $40.00 per pound.

        The net carrying value of the property was approximately $454,000 at December 31, 2011. Such assets consisted of plant buildings/uranium processing/drying facilities ($154,000) and restoration and other equipment ($300,000). The net carrying value of the property was approximately $493,000 at December 31, 2010. Such assets consisted of plant buildings/uranium processing/drying facilities ($154,000) and restoration and other equipment ($339,000).

Rosita Property

        The Rosita property consists of mineral leases from private landowners on about 3,377 gross and net acres located in north-central Duval County, Texas. The leases provide for sliding scale royalties

URANIUM RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND 2010

4. PROPERTY, PLANT AND EQUIPMENT (Continued)

based on a percentage of uranium sales. Royalty percentages on average increase from 6.25% up to 18.25% when uranium prices reach $80.00 per pound. The leases have expiration dates ranging from 2012 to 2015. We are holding these leases by payment of rentals ranging from $10 to $30 per acre.

        The net carrying value of the Rosita property at December 31, 2011 was approximately $4,933,000. Such assets consisted of plant buildings/uranium processing/drying facilities ($4,800,000) and restoration and other equipment of ($133,000). The net carrying value of the Rosita property at December 31, 2010 was approximately $5,003,000. Such assets consisted of plant buildings/uranium processing/drying facilities ($4,801,000) and restoration and other equipment of ($202,000).

Rosita South Property

        The Rosita South property consists of mineral leases from private land owners on about 1,795 gross acres and 1,479 net acres located in Duval County near its Rosita property.

        The net carrying value of the property at December 31, 2011 was approximately $2,785,000. Such assets consisted of mineral rights ($589,000), evaluation costs ($2,022,000) and permits/licenses ($174,000). The net carrying value of the property at December 31, 2010 was approximately $2,744,000. Such assets consisted of mineral rights ($548,000), evaluation costs ($2,022,000) and permits/licenses ($174,000).

Los Finados Project

        The Los Finados Project consists of an exploration lease from private land owners on about 53,524 gross acres located in Kenedy County near its Kingsville Dome property. The exploration rights to the Los Finados project were acquired in December 2010. Evaluation of the uranium mineralization of this property began in the second quarter of 2011 and may continue for up to three years. The lease option agreement included a $1 million fee paid at signing. The lease option includes a three phase exploration program that requires a minimum exploration obligation of one hundred exploration wells or $1.0 million investment in the first year, an additional two hundred exploration wells or $1.5 million investment in the second year and, in the third year, an additional two hundred exploration wells or $2.0 million investment. The Company made the decision to continue phase two of the exploration program in November 2011. The timing for the Company's decision to continue exploration under phase three of the program is November 30, 2012. Investment or drilling in excess of the minimum requirement in any year counts toward the following year's requirements.

        In May 2011, the Company entered into an exploration agreement with Cameco Texas, Inc. ("CTI"), a subsidiary of Cameco (NYSE: CCJ) on the Los Finados project. The agreement with CTI also includes a three phase exploration program. Phase I of the program was completed in November, 2011 and following Phase I, the decision was made to continue onto Phase II. Under this agreement, CTI will fund the majority of the exploration costs and can earn up to a 70% interest in the project in consideration for their investment. Upon execution of the exploration agreement, CTI paid the Company $300,000. For the year ended December 31, 2011, the Company has incurred and billed approximately $1.2 million in costs to CTI under the exploration agreement.

        At the conclusion of the exploration program, the parties may enter into an operating joint venture to develop and produce any discovered uranium resources and reserves. The uranium would be

URANIUM RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND 2010

4. PROPERTY, PLANT AND EQUIPMENT (Continued)

processed at URI's Kingsville Dome or Rosita processing facility, with CTI's share of production being processed under a toll processing agreement with URI.

        Capital expenditures for 2011 totaled approximately $88,000 and were related to land acquisition and depreciable equipment. Such expenditures were offset by the $300,000 payment received by CTI in connection with the execution of the exploration agreement. The net carrying value of the property at December 31, 2011 was approximately $949,000. Such assets consisted of the acquisition costs to obtain the mineral rights to the property ($919,000) and permits/licenses ($30,000). The net carrying value of the property at December 31, 2010 was approximately $1,169,000. Such assets consisted entirely of the acquisition costs to obtain the mineral rights to the property.

Churchrock Properties

        The Churchrock project encompasses about 3,458 gross and net acres. The properties are located in McKinley County, New Mexico and consist of three parcels, known as Section 8, Section 17 and Mancos. None of these parcels lies within the area generally recognized as constituting the Navajo Reservation. We own the mineral estate in fee for both Section 17 and the Mancos properties. We own patented mining claims on Section 8.

        The surface estate on Section 17 is owned by the United States Government and held in trust for the Navajo Nation. We have royalty obligations ranging from 5% to 6 1/4% and a 2% overriding royalty obligation to the Navajo Nation for surface use agreements.

        Permitting activities are currently ongoing on both of these properties. The net carrying value of these properties was $2,152,000 and $2,094,000 at December 31, 2011 and 2010, respectively and the assets consisted of mineral rights and permitting/licensing costs.

Crownpoint Property

        The Crownpoint properties are located in the San Juan Basin, 22 miles northeast of our Churchrock deposits and 35 miles northeast of Gallup, New Mexico, adjacent to the town of Crownpoint. The Properties consist of 640 gross and 556 net acres.

        The net carrying value of these properties was $883,000 and $885,000 at December 31, 2011 and 2010, respectively, and consisted primarily of mineral rights, permits/licenses and plant buildings and equipment.

West Largo and Roca Honda

        In March 1997, we acquired the fee interest in 177,000 acres in northwestern New Mexico. Several significant occurrences of uranium mineralization are known to be within this acreage, including a uranium mineralized property called the West Largo and a uranium mineralized property called Roca Honda.

        The West Largo property is about 21 miles north of the town of Milan and about 1.5 miles west of State Highway 509 in McKinley County, New Mexico. The property lies about 3 miles to the northwest of the Ambrosia Lake District, a major producer of uranium by means of underground operations from the late 1950s to the early 1980s.

URANIUM RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND 2010

4. PROPERTY, PLANT AND EQUIPMENT (Continued)

        The Roca Honda property lies about 4 miles northwest of the town of San Mateo in McKinley County, New Mexico. We also own 36 unpatented mining claims encompassing approximately 640 acres that are adjacent to the fee land. The net carrying value of the properties was $415,000 and $398,000 at December 31, 2011 and 2010, respectively.

5. CONTRACT COMMITMENTS

Sales Contracts

        In March 2006, we entered into new sales contracts with Itochu Corporation ("Itochu") and UG U.S.A., Inc. ("UG") that superseded the previously existing contracts. Each contract provides for delivery of one-half of our actual production from our properties in Texas currently owned or hereafter acquired by the Company (excluding certain large potential exploration plays). The Itochu contract contains separate pricing terms for the Vasquez property that are no longer applicable since Vasquez has reached the end of its useful life. Our Texas production will be sold to Itochu at a price equal to the average spot price for the eight weeks prior to the date of delivery less $7.50 per pound, with a floor for the spot price of $37 per pound and a ceiling of $43 per pound. If the spot price is over $50 per pound the price will be increased by 50% of such excess. The floor and ceiling and sharing arrangement over the ceiling applies to 3.65 million pounds of deliveries, after which there is no floor or ceiling. Itochu has the right to cancel any deliveries on six-month's notice. Uranium deliveries from the inception of the contracts through December 31, 2011 have totaled approximately 510,000 pounds to Itochu and 480,000 pounds to UG.

        Under the amended Itochu contract there was potential for reinstatement of the original contract terms if we terminated our joint venture with Itochu to develop our Churchrock property in New Mexico. On March 6, 2009, Itochu terminated the joint venture. The only consequence of the termination is that for future sales made with sales prices in excess of $43 per pound, we will not receive 30% of the amount of the spot price that exceeds the ceiling price for future uranium sales from $43 per pound to $50 per pound.

        Under the UG contract all production from our Texas properties will be sold at a price equal to the month-end long-term contract price for the second month prior to the month of delivery less $6 per pound until (i) 600,000 pounds have been sold in a particular delivery year and (ii) an aggregate of 3 million pounds of uranium has been sold. After the 600,000 pounds in any year and 3 million pounds total have been sold, UG will have a right of first refusal to purchase other Texas production at a price equal to the average spot price for a period prior to the date of delivery less 4%. In 2006, we paid UG $12 million in cash to restructure its previously existing contract.

URANIUM RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND 2010

6. LONG-TERM DEBT

Summary of Long-Term Debt

	At December 31,
	2011	2010
Long-term debt of the Company consists of:
Crownpoint property	$450,000	$450,000
Capital leases	119,232	202,771

	569,232	652,771
Less—Current portion	(65,161)	(83,183)

Total long-term debt	$504,071	$569,588

        Maturities of long-term debt and capital leases are as follows:

For the Twelve Months Ended:	Long-Term Debt	Capital Leases
December 31, 2012	$—	$76,740
December 31, 2013	—	53,109
December 31, 2014	—	14,739
December 31, 2015	—	—
December 31, 2016 and beyond	450,000	—

Totals	$450,000	$144,588
Less amounts representing imputed interest		(25,356)

Present value of future payments		$119,232

7. SHAREHOLDERS' EQUITY

Equity Infusion—ATM Sales

        On October 31, 2011, the Company, entered into an ATM Sales Agreement with BTIG, pursuant to which the Company may sell from time to time, shares of its common stock through an "at-the-market" share offering program under its currently effective registration statement on Form S-3. The Company may sell up to $15,000,000 in aggregate offering price of its common stock through BTIG, acting as sales agent. On October 31, 2011, the Company filed a prospectus supplement with the Securities and Exchange Commission in connection with the offering. The Company will pay BTIG a commission equal to 3.0% of the gross proceeds from the sale of any shares pursuant to the ATM Sales Agreement. The Company raised additional capital in November and December 2011through the ATM Sales Agreement. Under the transactions, a total of 476,644 shares of common stock were sold with net proceeds of approximately $325,000.

Equity Infusion—Public Offering

        The Company raised additional capital in June and July 2010 through an underwritten public offering. Under the transactions, a total of 27,142,830 shares of common stock were sold in the offering

URANIUM RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND 2010

7. SHAREHOLDERS' EQUITY (Continued)

with net proceeds of approximately $10.2 million, after deducting underwriting discounts and commissions and estimated offering expenses.

        The Company raised additional capital in November 2010 through an underwritten public offering. Under the transaction, a total of 8,222,500 shares of common stock were sold in the offering with net proceeds of approximately $8.9 million, after deducting underwriting discounts and commissions.

Deferred Compensation

        The Company has a 1999 Deferred Compensation Plan (the "1999 Plan") and Deferred Compensation Plans for 2000-2001, 2002, 2003 and 2004 (the "2000-2004 Plans") whereby executive officers and directors were permitted to defer up to 100% of their compensation for the years 1999-2004. The participants elected to receive the deferred amount in shares of our Common Stock valued at $0.80 per share. In December 2005, the 1999 Plan and the 2000-2004 Plans were amended, extending the election of the participants under the plans to receive their deferred compensation until January 11, 2011. On January 11, 2011 the participants elected to receive restricted stock totaling 885,021 shares in lieu of the cash due under the deferred compensation plans.

Warrants

        In connection with the May 2008 equity infusion, the Company issued warrants to purchase 988,771 additional shares of common stock at a price of $5.78 per share. These warrants expire in May 2013 and are outstanding and exercisable as of December 31, 2011.

8. STOCK-BASED COMPENSATION PLANS

        Our stock based compensation programs consist of stock options granted to employees and directors and restricted stock grants made to employees. Stock compensation expense for the year ended December 31, 2011, 2010 and 2009 of $884,000, $1,032,000 and $1,258,000, respectively, was recorded to general and administrative expenses. The Company has not recognized a tax benefit from the stock compensation expense because the Company considers it is more likely than not that the related deferred tax assets, which have been reduced by a full valuation allowance, will not be realized.

Stock Options

Employee Stock Options

        The Company has two stock Incentive Plans for Employees, both of which were approved by the Company's shareholders.

        Under the 1995 Stock Incentive Plan (the "1995 Plan") all available and outstanding options have been granted and are currently exercisable. Under the Company's 2004 Stock Incentive Plan (the "2004 Plan") a total of 1,750,000 shares may be issued upon exercise of options granted under the 2004 Plan. Employee stock options generally vest ratably over a 3 or 4 year time frame and have a contractual term of 10 years. At December 31, 2011, 1,208,041 shares were available for future grants under the 2004 Plan.

URANIUM RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND 2010

8. STOCK-BASED COMPENSATION PLANS (Continued)

        In June 2011, the Company's Executive Chairman was granted options under the 2004 Plan to purchase a total of 16,667 shares of common stock at an exercise price of $1.73 per share. The stock option grant shares vest ratably over 4 years.

        In April 2010, three employees and one officer of the Company were granted options under the 2004 Plan to purchase a total of 85,000 shares of the Company's common stock at an exercise price of $0.73 per share. These options vest ratably over 3 years.

        In December 2010, four officers of the Company were granted options under the 2004 Plan to purchase a total of 95,000 shares of the Company's common stock at an exercise price of $3.29 per share. These options vest over one year.

        On September 3, 2009, in connection with the resignation of David N. Clark as President and CEO, the Company and Mr. Clark entered into an agreement which extended to September 3, 2011 the termination date for the stock options previously granted to Mr. Clark and the immediate vesting of 12,500 previously granted stock options scheduled to vest in June 2010. The Company recognized $260,000 of stock compensation expense in the third quarter of 2009 in connection with the modification of these stock options.

2004 Directors' Plan—Options

        On June 2, 2004 the Company adopted the 2004 Directors' Stock Option Plan (the "2004 Directors' Plan"). Under the 2004 Directors' Plan, each non-employee director on the date the Plan was adopted was granted an option to purchase 75,000 shares of Common Stock. Each non-employee Director elected or appointed to the Board of Directors for the first time will be granted an option to purchase 25,000 shares of Common Stock and, each Non-Employee Director shall be granted an option to purchase 25,000 shares either, (a) upon his or her reelection at an annual meeting of the Company's stockholders or (b) in any calendar year in which an annual meeting of shareholders is not held, on June 1 of such year.

        In June 2006, the Directors' Stock Option Plan was amended to increase the initial grants and the annual re-election grants to non-employee Directors to 50,000 shares of Common Stock. The 2004 Directors' Plan replaces an earlier plan that expired in 2004. None of such options remains outstanding at December 31, 2011.

        In June 2010, the Directors' Stock Option Plan was amended and restated ("Amended 2004 Directors' Plan") to allow for the directors to be issued stock options or restricted common shares as determined by the Company and increased the available shares to be granted to 2,500,000 shares. At December 31, 2011, 1,356,250 shares were available for future grants under the Amended 2004 Directors' Plan.

        At the June 2011 annual meeting of the stockholders, each of the non-employee directors of the Company (Leland O. Erdahl, Terence J. Cryan, and Marvin K. Kaiser) was granted options under the Amended 2004 Directors' Plan to purchase 50,001 shares of the Company's common stock at an exercise price of $1.73 per share. The stock option grant shares vest ratably over 4 years.

        In January 2010, Robert M. Gallagher, a non-employee director, was granted options under the 2004 Directors' Plan to purchase 50,000 shares of the Company's Common Stock at an exercise price of

URANIUM RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND 2010

8. STOCK-BASED COMPENSATION PLANS (Continued)

$0.76 per share. Effective September 30, 2010, Robert M. Gallagher resigned as a member of the Board of Directors.

        In connection with this change, the terms of the equity awards granted to Mr. Gallagher were modified whereby the vesting attributable to 25% of the 50,000 share stock option grant made on January 20, 2010 was accelerated to the date of his resignation and the exercise period was extended to September 30, 2012. In addition, the vesting attributable to 25% of the 50,000 share restricted stock grant made on June 3, 2010 was accelerated to the date of his resignation. The remaining unvested equity awards were forfeited upon his resignation. Additional stock compensation expense of $6,000 was recognized in 2010 in connection with the modifications of these options.

        At the June 2009 annual meeting of the stockholders, each of the non-employee directors of the Company (Leland O. Erdahl, Terence J. Cryan and Marvin K. Kaiser) was granted an option under the 2004 Directors' Plan to purchase 50,000 shares of the Company's common stock at an exercise price of $1.49 per share.

        The following table summarizes stock options outstanding and changes during the year ended December 31, 2011:

	Outstanding Options
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Options outstanding at January 1, 2010	3,819,838	$2.70
Granted	66,668	$1.73
Exercised	(37,150)	$0.76
Canceled or forfeited	(864,125)	$3.10

Options outstanding at December 31, 2011	2,985,231	$2.59	5.13	$—

Options exercisable at December 31, 2011	2,749,397	$2.65	3.67	$—

        The total intrinsic value of options exercised during the years ended December 31, 2011, 2010 and 2009 was $0, $2,976 and $0, respectively. Cash proceeds from options exercised during the years ended December 31, 2011, 2010 and 2001 was $28,234, $798, and $0, respectively.

URANIUM RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND 2010

8. STOCK-BASED COMPENSATION PLANS (Continued)

        Stock options outstanding and currently exercisable at December 31, 2011 are as follows:

	Options Outstanding			Options Exercisable
Stock Option Plan	Number of Options Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise price	Number of Options Exercisable	Weighted Average Exercise Price
1995 Stock Incentive Plan	1,834,062	2.6	$1.31	1,834,062	$1.31
2004 Employee Incentive Plan	407,418	6.6	3.45	334,085	4.00
2004 Directors Plan	743,751	6.1	5.26	581,250	6.12

	2,985,231	4.0	$2.59	2,749,397	$2.65

        Total estimated unrecognized compensation cost from unvested stock options as of December 31, 2011 was approximately $231,000, which is expected to be recognized over a weighted average period of approximately 1 to 2 years.

        The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model. The option-pricing model requires a number of assumptions, of which the most significant are, expected stock price volatility, the expected pre-vesting forfeiture rate and the expected option term (the amount of time from the grant date until the options are exercised or expire). Expected volatility was calculated based upon actual historical stock price movements through the measurement date of the stock option grant. Expected pre-vesting forfeitures were estimated based on actual historical pre-vesting forfeitures over the most recent periods ending December 31, 2011 for the expected option term. The expected option term was estimated based on historical averages over the most recent periods ending December 31, 2011. The exercise price for the options granted under the plans is the fair market value of the Common Stock on the date granted. The terms of the options are determined by the Board of Directors upon grant; however, no options may be exercised after a period of ten years.

        Using the Black-Scholes option pricing model, the weighted average assumptions for grants in 2011: fair market value: $1.41, $1.28 and $0,76; expected volatility of 91%, 87% and 93%; and risk-free interest rate of 2.75%, 1.875% and 3.0%. An expected life of 7.69 years, 6.31 years and 5 years was used for the options granted. The weighted average fair value of the options granted in 2011 was $1.32.

        Using the Black-Scholes option pricing model, the weighted average assumptions for grants in 2010: fair market value: $0.73, $0.70, $0.69 and $2.51; expected volatility of 144%, 147%, 103% and 89%; and risk-free interest rate of 4.25%, 4.75%, 3.75% and 3.125%. An expected life of 7.91 years, 7.27 years, 2 years and 6.32 years was used for the options granted. The weighted average fair value of the options granted in 2010 was $1.77.

        Using the Black-Scholes option pricing model, the weighted average assumptions for grants in 2009: fair market value: $1.44, expected volatility of 143% and risk-free interest rate of 4.5%. An expected life of 8.01 years was used for the options granted. The weighted average fair value of the options granted in 2009 was $1.44.

URANIUM RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND 2010

8. STOCK-BASED COMPENSATION PLANS (Continued)

Restricted Stock Plans

2007 Plan

        In 2007, the Board of Directors adopted and the shareholders approved the 2007 Restricted Stock Plan (the "2007 Plan"). The 2007 Plan permits the Company to make Restricted Stock grants of shares of Common Stock to management personnel and other key employees of the Company. Unless otherwise specified by the Committee, the term of the restricted period for any Restricted Stock grant under the 2007 Plan shall not be less than five years from the date of grant. Employee participants who receive Restricted Stock grants will have all of the rights of a stockholder, including the right to vote the shares of Restricted Stock that are the subject of the grant and the right to receive any regular cash dividends paid out of current earnings. The Company may issue an aggregate maximum of 1,500,000 shares of Common Stock under the 2007 Plan. At December 31, 2011, 450,853 shares were available for future grants under the 2007 Plan.

        In June 2011, the Company's Executive Chairman was granted 33,333 shares of restricted common stock of the Company at a value of $1.73 per share under the 2007 Plan. The restricted common stock vests ratably over 4 years.

        On January 4, and April 1, 2010, 65,820 and 73,751 shares of restricted stock were granted, respectively to executive officers of the Company in connection with a cash conservation plan for 2010. All of these shares were scheduled to vest one year from the date of grant. On November 12, 2010, 20,000 restricted shares granted to the CEO were cancelled.

        During 2009, a total of 426,243 shares of restricted stock were granted under the 2007 Plan to executive officers in connection with a cash conservation plan for 2009. All of these shares were scheduled to vest one year from the date of grant. On September 3, 2009 the vesting schedule with respect to the former CEO's 115,628 restricted shares was modified to provide for immediate vesting. The Company has recognized $110,000 of compensation cost for modification of the vesting schedule for these restricted shares.

        In September 2009, the Company hired Donald C. Ewigleben as the Company's President, CEO and COO. In connection with the hire, the Company granted Mr. Ewigleben a total of 400,000 restricted shares of the Company's common stock under the 2007 Plan. 100,000 of these shares vest on March 3, 2010; the remaining 300,000 shares vest 1/3 on each of September 3, 2010, 2011 and 2012. The vesting of the remaining 300,000 restricted shares is also subject to certain annual performance objectives as specified in Mr. Ewigleben's employment agreement. In connection with the 2010 and 2011 performance objectives, 20,000 and 16,667 restricted shares for Mr. Ewigleben were cancelled, respectively.

2004 Directors' Plan—Restricted Shares

        At the June 2011 annual meeting of the stockholders, each of the non-employee directors of the Company (Leland O. Erdahl, Terence J. Cryan, and Marvin K. Kaiser) was granted restricted stock under the 2004 Directors' Plan to purchase 33,333 shares of the Company's common stock valued at $1.73 per share. The restricted common stock vest ratably over 4 years.

URANIUM RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND 2010

8. STOCK-BASED COMPENSATION PLANS (Continued)

        At the June 2010 annual meeting of the stockholders, each of the non-employee directors of the Company (Leland O. Erdahl, Terence J. Cryan, Marvin K. Kaiser and Robert M. Gallagher) was granted restricted stock under the 2004 Directors' Plan to purchase 50,000 shares of the Company's common stock valued at $0.53 per share. Upon the resignation of Mr. Gallagher in September 2010, 25% of the 50,000 share was vested on the date of his resignation. The remaining unvested equity awards were forfeited upon his resignation.

        The total estimated unrecognized compensation cost from the unvested restricted grants at December 31, 2011 was approximately $271,000, which is expected to be recognized over the weighted average vesting period of 1.5 years.

        A summary of the status of non-vested shares for the years ended December 31, 2011 and 2010, is presented below:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested at January 1, 2009	70,000	$8.21
Granted	826,243	$0.85
Vested	(177,628)	$3.31

Non-vested at December 31, 2009	718,615	$0.96

Granted	339,571	$0.63
Vested	(505,115)	$0.87
Cancelled	(57,500)	$0.68

Non-vested at December 31, 2010	495,571	$0.86

Granted	133,332	$1.73
Vested	(279,071)	$0.85

Non-vested at December 31, 2011	349,832	$1.20

        Restricted stock grants are valued using the fair market value of the stock on the date of grant.

URANIUM RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND 2010

9. FEDERAL INCOME TAXES

        The deferred federal income tax asset (liability) consists of the following:

	December 31,
	2011	2010	2009
Property development costs—net of amortization	$10,399,000	$11,583,000	$13,018,000
Accelerated depreciation	(105,000)	(151,000)	(193,000)
Restoration reserves	(2,080,000)	(1,560,000)	(1,093,000)
Net operating loss carryforwards utilized	143,000	—	—
Net operating loss and percentage depletion carryforwards	39,496,000	34,766,000	29,621,000
Valuation allowance and other—net	(47,853,000)	(44,638,000)	(41,353,000)

Total deferred income tax asset (liability)	$—	$—	$—

        Major items causing the Company's tax provision to differ from the federal statutory rate of 34% were:

	For the Twelve Months Ended December 31,
	2011		2010		2009
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income
Pretax income (loss)	$(11,199,397)	—	$(10,354,567)	—	$(10,065,862)	—
Pretax income (loss) times statutory tax rate	(3,808,000)	34%	(3,521,000)	34%	(3,422,000)	34%
Increases (decreases) in taxes resulting from:
Change in valuation allowance	3,808,000	(34)%	3,521,000	(34)%	2,105,000	(21)%
Correction to deferred tax	—	—	—	—%	1,317,000	(13)%

Income tax benefit	$0	0%	$0	0%	$0	0%

        The Company also has available for regular federal income tax purposes at December 31, 2011 estimated net operating loss ("NOL") carryforwards of approximately $116,165,000, before limitations which expire primarily in 2012 through 2031, if not previously utilized. Following the issuance of the Company's Common Stock in 2001, use of the Company's NOL will be severely limited on an annual and aggregate basis. For this reason, and due to no expectation of profitable operations in the near future, the NOL has a full valuation allowance and is not shown as a deferred tax asset in the table above.

URANIUM RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND 2010

9. FEDERAL INCOME TAXES (Continued)

        The Company's tax years ended 2005 to 2010 remain open to examination for Federal tax purposes.

10. OTHER LONG-TERM LIABILITIES AND DEFERRED CREDITS

        Other long-term liabilities and deferred credits on the balance sheet consisted of:

	December 31,
	2011	2010
Reserve for future restoration and reclamation costs (Asset Retirement Obligations), net of current portion of $1,227,000 and $1,240,000 in 2011 and 2010, respectively. (Note 2)	$3,508,634	$3,804,057
Royalties payable	500,000	500,000

	$4,008,634	$4,304,057

        The following table shows the change in the balance of the restoration and reclamation liability (Asset Retirement Obligation) during the years ended December 31, 2011 and 2010:

	December 31,
	2011	2010
Reserve for future restoration and reclamation costs at January 1,	$5,043,645	$5,526,949
Changes in cash flow estimates	1,101,234	733,981
Costs incurred	(1,530,303)	(1,373,228)
Accretion expense	121,183	155,943

Reserve for future restoration and reclamation costs at December 31,	$4,735,759	$5,043,645

11. COMMITMENTS AND CONTINGENCIES

        The Company's mining operations are subject to federal and state regulations for the protection of the environment, including water quality. These laws are constantly changing and generally becoming more restrictive. The ongoing costs of complying with such regulations have not been significant to the Company's annual operating costs. Future mine closure and reclamation costs are provided for as each pound of uranium is produced on a unit-of-production basis. The Company reviews its reclamation obligations each year and determines the appropriate unit charge. The Company also evaluates the status of current environmental laws and their potential impact on their accrual for costs. The Company believes its operations are in compliance with current environmental regulations.

        The Company is from time to time involved in various legal proceedings of a character normally incident to its business. Management believes it has meritorious defenses in all such proceedings and is not aware of any material adverse effect on the Company's financial condition or results of operations from such proceedings.

URANIUM RESOURCES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2011 AND 2010

11. COMMITMENTS AND CONTINGENCIES (Continued)

Registration Statement

        In connection with our May 2008 private placement, the Company executed a registration rights agreement pursuant to which the shares issued in the private placement were registered. The registration rights agreement provides for penalties in the event the registration statement fails to remain effective. At December 31, 2011, the Company's registration statement was and remains effective.

Compensation Agreements

        The Company has entered into Compensation Agreements with the Executive Officers of the Company, with the exception of the CEO/President/COO, that provide that, in the event of a change in control, such officers will have certain rights and benefits for a period of thirty-six months for the Executive Chairman of the Company and twenty-four months for the other officers, following such change in control. The Compensation Agreements provide that the executive's base salary payments shall be made on a monthly basis for the duration of the term and any incentive payments shall be paid annually until the obligation to make such payments expires. In September, 2009 the Company entered into a Compensation Agreement with the CEO/President/COO of the Company that provides that, in the event he terminates employment following a change in control he would be entitled to two years salary and bonus plus medical and dental benefits for up to 12 months. A change in control would also result in the immediate vesting of all unvested restricted shares of stock granted to him.

12. SUBSEQUENT EVENT

        In March 2012, the Company executed a merger agreement to acquire 100% of the equity capital (the "Transaction") of Neutron Energy, Inc. ("Neutron"). As part of the Transaction, Resource Capital Fund V L.P. ("RCF") has agreed to provide $20 million in funding to retire the majority of Neutron's outstanding debt owed to RMB Australia Holdings Limited ("RMB"). The remainder of Neutron debt owed to RMB will be converted into URI common stock, resulting in URI acquiring Neutron on a debt-free basis. The Transaction, which has been unanimously approved by the Boards of Directors of both URI and Neutron, is subject to shareholder approval of each company.

        URI has also entered into an investment agreement with RCF pursuant to which RCF will provide $10 million in funding to URI through the purchase of 10.3 million of the Company's common stock. This $10 million capital infusion was completed on March 9, 2012. A total of 37 million URI common shares will be issued for total consideration $38.1 million based on URI's closing stock on February 24, 2012 of $1.03 for the merger and the $10 million financing. Upon closing of the merger, URI, at its option, can receive an additional $5 million in RCF financing.

        Under the terms of the transaction, the Company has agreed to fund the operating and development budgets for Neutron, up to $4.5 million, prior to the closing of the transaction. Prior to the execution of the merger agreement the Company purchased certain assets and other licensing agreements from Neutron for $200,000.

URANIUM RESOURCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(Unaudited)

	March 31, 2012	December 31, 2011
Current assets:
Cash and cash equivalents	$9,907,372	$2,890,263
Receivables, net	404,247	123,336
Note receivable (Note 10)	917,457	—
Prepaid and other current assets	178,461	165,509

Total current assets	11,407,537	3,179,108

Property, plant and equipment, at cost:
Uranium properties	83,578,081	82,768,867
Other property, plant and equipment	966,586	868,454
Less-accumulated depreciation, depletion and impairment	(64,936,940)	(64,791,294)

Net property, plant and equipment	19,607,727	18,846,027
Long-term investment:
Certificates of deposit, restricted	9,416,268	9,379,794

	$40,431,532	$31,404,929

The accompanying notes to financial statements are an integral part of these condensed consolidated statements.

URANIUM RESOURCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

LIABILITIES AND SHAREHOLDERS' EQUITY

(Unaudited)

	March 31, 2012	December 31, 2011
Current liabilities:
Accounts payable	$1,859,823	$1,148,812
Current portion of asset retirement obligations	1,139,840	1,227,125
Royalties and commissions payable	665,745	665,745
Accrued interest and other accrued liabilities	820,466	374,088
Current portion of capital leases	66,950	65,161

Total current liabilities	4,552,824	3,480,931
Asset retirement obligations	3,403,670	3,508,634
Other long-term deferred credits	500,000	500,000
Long term capital leases, less current portion	36,644	54,071
Long-term debt, less current portion	450,000	450,000
Commitments and contingencies (Note 9)
Shareholders' equity:
Common stock, $.001 par value, shares authorized: 200,000,000; shares issued and outstanding (net of treasury shares): 2012—106,062,979; 2011—94,005,006	106,101	94,043
Paid-in capital	181,575,716	169,904,203
Accumulated deficit	(150,184,005)	(146,577,535)
Less: Treasury stock (38,125 shares), at cost	(9,418)	(9,418)

Total shareholders' equity	31,488,394	23,411,293

	$40,431,532	$31,404,929

The accompanying notes to financial statements are an integral part of these condensed consolidated statements.

URANIUM RESOURCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues:
Uranium sales	$—	$—

Total revenue	—	—
Costs and expenses:
Cost of uranium sales
Operating expenses	220,408	151,149
Accretion/amortization of restoration reserve	23,119	38,199
Depreciation and depletion	116,322	172,729
Impairment of uranium properties	268,923	305,914
Exploration expenses	26,715	91,898

Total cost of uranium sales	655,487	759,889

Loss from operations before corporate expenses	(655,487)	(759,889)
Corporate expenses—
General and administrative	3,013,136	2,298,991
Depreciation	31,884	34,879

Total corporate expenses	3,045,020	2,333,870

Loss from operations	(3,700,507)	(3,093,759)
Other income (expense):
Interest expense	(3,547)	(5,620)
Interest and other income, net	97,584	72,886

Net loss	$(3,606,470)	$(3,026,493)

Net loss per common share:
Basic	$(0.04)	$(0.03)

Diluted	$(0.04)	$(0.03)

Weighted average common shares and common equivalent shares:
Basic	98,046,897	93,263,212

Diluted	98,046,897	93,263,212

The accompanying notes to financial statements are an integral part of these condensed consolidated statements.

URANIUM RESOURCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Operating activities:
Net loss	$(3,606,470)	$(3,026,493)
Reconciliation of net loss to cash used in by operations—
Accretion/amortization of restoration reserve	23,119	38,199
Depreciation and depletion	148,206	207,608
Impairment of uranium properties	268,923	305,914
Decrease in restoration and reclamation accrual	(430,185)	(361,903)
Stock compensation expense	192,818	373,847
Other non-cash items, net	609	2,289
Effect of changes in operating working capital items—
(Increase) decrease in receivables	(280,911)	45,246
Increase in prepaid and other current assets	(12,952)	(92,986)
Increase (decrease) in payables, accrued liabilities and deferred credits	1,157,389	(1,012,947)

Net cash used in operations	(2,539,454)	(3,521,226)
Investing activities:
Increase in certificates of deposit, restricted	(36,474)	(509,831)
Increase in notes receivable—Neutron credit and financing agreement (Note 10)	(917,457)	—
Additions to property, plant and equipment—
Kingsville Dome	(87,232)	(17,748)
Vasquez	—	(6,600)
Rosita/Rosita South	(12,936)	(88,209)
Los Finados	—	(85,236)
Churchrock	(547,120)	(6,667)
Crownpoint/Section 13 Drilling	(155,964)	(17,805)
Other property	(161,369)	—

Net cash used in investing activities	(1,918,552)	(732,096)
Financing activities:
Payments on borrowings	(15,638)	(23,507)
Issuance of common stock, net	11,490,753	27,345

Net cash provided by financing activities	11,475,115	3,838

Net increase (decrease) in cash and cash equivalents	7,017,109	(4,249,484)
Cash and cash equivalents, beginning of period	2,890,263	15,386,472

Cash and cash equivalents, end of period	$9,907,372	$11,136,988
Non-cash transactions:
Issuance of common stock in settlement of deferred compensation	$—	$697,027

Issuance (forfeiture) of restricted stock to employees	$(16)	$43

The accompanying notes to financial statements are an integral part of these condensed consolidated statements.

Uranium Resources, Inc.

Notes to Condensed Consolidated Financial Statements

March 31, 2012

(Unaudited)

1. BASIS OF PRESENTATION

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Item 310(b) of Regulation S-K. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The accompanying statements should be read in conjunction with the audited financial statements included in the Company's 2011 Annual Report on Form 10-K. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for any other period including the full year ending December 31, 2012.

2. DESCRIPTION OF BUSINESS

        Uranium Resources, Inc. ("URI") was formed in 1977 and domesticated in Delaware in 1987. The Company is primarily engaged in the business of acquiring, exploring, developing and mining uranium properties, using the in situ recovery ("ISR") or solution mining process. Historically, the primary customers of the Company have been major utilities who utilize nuclear power to generate electricity. At present the Company owns both developed and undeveloped uranium properties in South Texas and undeveloped uranium properties in New Mexico.

        The Company resumed uranium production in 2004 at its Vasquez project, in 2006 at its Kingsville Dome project and in the 3rd quarter of 2008 at its Rosita project, each of such projects are located in South Texas. As a result of declining uranium market prices and high production costs, the Company ceased development of additional wellfields and curtailed production from its South Texas projects as existing production wellfields from each project were depleted. Production at our Vasquez and Rosita projects were shut down in the 4th quarter of 2008 and production was shut-in at the Kingsville Dome project in June 2009. The Vasquez project was mined out in 2008 and is now being restored. At the Kingsville Dome and Rosita projects, our production shut-in was done to conserve the in-place reserve base until higher prices can be realized.

        Prior to resuming Vasquez production, the Company had been in production stand-by since the first quarter of 1999 at its Kingsville Dome and Rosita projects. Groundwater restoration and reclamation activities have been conducted at these two sites and are currently ongoing at the Kingsville Dome and Vasquez projects. Groundwater restoration at Rosita project has been completed for the wellfields that have been depleted and are currently under the stabilization and monitoring phase of the restoration process.

3. LIQUIDITY

        As of March 31, 2012, the Company had $9.9 million in cash and our cash balance at April 30, 2012 was approximately $7.0 million. The Company is not currently conducting uranium production activities and has no uranium inventory. The Company is not projecting any sales revenue and related cash inflows for 2012.

Uranium Resources, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

March 31, 2012

(Unaudited)

3. LIQUIDITY (Continued)

        The Company raised $10 million on March 9, 2012 in a private placement with Resource Capital Fund V L.P. ("RCF"). In connection with the transaction we sold 10,259,567 shares of common stock at a price of $0.9747 per share. The capital raise was conducted as a part of an acquisition bid for all of the outstanding shares of Neutron Energy, Inc. See Note 10—"Merger and Financing Agreement with Neutron Energy" for a description of this financing and additional funding commitments made by RCF to the Company.

        On October 28, 2011, the Company entered into an At-The-Market Sales Agreement with BTIG, LLC, allowing it to sell from time to time, its common shares having an aggregate offering price of up to $15.0 million, through an "at-the-market" equity offering program ("ATM Sales Agreement"). The Company will pay BTIG a commission equal to 3.0% of the gross proceeds from the sale of any shares pursuant to the ATM Sales Agreement. Pursuant to a fee sharing agreement, BTIG will pay a portion of the commissions it receives from the Company in connection with the ATM Sales Agreement to Reedland Capital Partners, an Institutional Division of Financial West Group. In January 2012, a total of 1,815,073 shares of common stock were sold under this program which raised net proceeds of approximately $1,519,000. The Company has a total of $12.9 million available for future sales under the ATM Sales Agreement.

        The financial statements of the Company have been prepared on the basis of accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company expects that its existing cash, the funding commitments from RCF and funding available under the ATM Sales Agreement will provide it the necessary liquidity for the next twelve months.

4. URANIUM PROPERTIES

Kingsville Dome Project

        There was no uranium produced from Kingsville Dome in 2012 or 2011. The primary activities undertaken at this project in the first quarter of 2012 and 2011 were for restoration, with $265,000 and $240,000 of costs being incurred in each quarter respectively for restoration work at this project. Total capital expenditures for Kingsville Dome for the first quarter of 2012 was $87,000 and was related to plant construction and land and mineral lease payments. Total capital expenditures for Kingsville Dome for the first quarter of 2011 was $18,000 and was related to land and mineral lease payments.

Rosita

        There was no uranium produced from Rosita in 2012 and 2011. Groundwater restoration for the wellfields that have been depleted has been completed and the wellfields are currently under the stabilization and monitoring phase of the restoration process. Total capital expenditures for Rosita for the first quarter of 2012 and 2011 was $14,000 and $88,000, respectively, and was related to land and mineral lease payments.

Uranium Resources, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

March 31, 2012

(Unaudited)

4. URANIUM PROPERTIES (Continued)

Vasquez Project

        Production at the Vasquez project was shut-in during October 2008. The economically recoverable reserves from this project have been mined out. The primary activities undertaken at this project in the first quarter of 2012 and 2011 were for restoration, with $165,000 and $122,000 in costs being incurred in each quarter respectively for restoration work at this project. There were no capital expenditures for Vasquez for the first quarter of 2012.Capital expenditures for Vasquez for the first quarter of 2011 were $6,600 and were primarily for land and mineral lease payments.

Los Finados Project

        The exploration rights to the Los Finados project were acquired in December 2010. Evaluation of the uranium mineralization of this property began in the second quarter of 2011 and may continue for up to three years.

        In November 2011, the Company and Cameco announced its intent to move forward with Phase II exploration program on Los Finados Project. The second phase of drilling began in December 2011 and is expected to be completed by the end of November 2012. URI has committed an additional $1.5 million in exploration activities during the twelve-month period ended November 30, 2012, in order to maintain the option to lease the property. Under Phase II of the agreement with URI, Cameco will fund $1.0 million toward those exploration activities and will earn an additional 10% interest in Los Finados, raising its interest in the project to 50%.

        The timing for the Company's decision to continue exploration under phase three of the program is November 30, 2012. Investment or drilling in excess of the minimum requirement in any year counts toward the following year's requirements. Cameco may elect to fund the entire $1.5 million by moving into Phase III of the program. At March 31, 2012, the Company has incurred and billed approximately $500,000 in costs to Cameco under Phase II of the agreement.

        At the conclusion of the exploration program, the parties may enter into an operating joint venture to develop and produce any discovered uranium resources and reserves. The uranium would be processed at URI's Kingsville Dome or Rosita processing facility, with Cameco's share of production being processed under a toll processing agreement with URI.

Impairment of Uranium Properties

        At March 31, 2012, we determined the carrying value of our project assets at each of our South Texas production locations exceeded their fair value. A decline in the market price of uranium and an increase in the estimated costs for each of our South Texas projects resulted in a decrease in the estimated future cash flow to be generated from each site. Such determination resulted in an impairment provision of approximately $269,000 and $306,000 for the first quarters of 2012 and 2011, respectively.

        The impairment provision for the first quarters of 2012 and 2011, respectively were $168,000 and $151,000 related to Kingsville Dome, $87,000 and $67,000 related to Vasquez and $14,000 and $88,000

Uranium Resources, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

March 31, 2012

(Unaudited)

4. URANIUM PROPERTIES (Continued)

for Rosita. The net carrying values of the Kingsville Dome, Rosita and Vasquez projects are approximately $5.0 million, $4.9 million and $445,000 at March 31, 2012.

5. STOCK BASED COMPENSATION

        Our stock based compensation programs consist of stock option and restricted stock grants made to employees and directors.

Stock Compensation Expense

        Stock compensation expense for the three months March 31, 2012 and 2011 was $193,000 and $374,000, respectively. Stock compensation expense is recorded as a component of general and administrative expenses for each period. The Company did not recognize a tax benefit from the stock compensation expense because the Company considers it is more likely than not that the related deferred tax assets, which have been reduced by a full valuation allowance, will not be realized.

        A total of 100,571 shares of restricted stock were granted on March 30, 2012 to the President/CEO. This grant was made in connection with 2011 performance criteria in accordance with his employment agreement. The Company recognized stock compensation expense for the restricted share grants of $92,000 in the first quarter of 2012 in connection with this issuance.

        A total of 56,700 shares of restricted stock were granted on March 30, 2012 to the four executive officers. This grant was made in connection with 2011 performance criteria in accordance with the Company's Long Term Incentive Plan. The Company recognized stock compensation expense for the restricted share grants of $39,000 in the first quarter of 2012 in connection with this issuance.

        A total of 42,553 shares of restricted stock were issued on January 3, 2011 to the President/CEO. This grant was made in connection with 2011 performance criteria in accordance with his employment agreement. The Company recognized stock compensation expense for the restricted share grants of $140,000 in the first quarter of 2011 in connection with this issuance.

        The total estimated unrecognized compensation cost from the unvested stock options and restricted grants at March 31, 2012 was approximately $440,000, which is expected to be recognized over the weighted average vesting period of the individual grants which range from 1-3 years.

Uranium Resources, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

March 31, 2012

(Unaudited)

5. STOCK BASED COMPENSATION (Continued)

Stock Options for the Three Months Ended March 31, 2012

        The following table summarizes stock options outstanding and changes during the three month period ended March 31, 2012:

	Outstanding Options
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term—in years	Aggregate Intrinsic Value
Options outstanding at January 1, 2012	2,985,231	$2.59
Granted	—	—
Exercised	—	—
Canceled or forfeited	—	—

Options outstanding at March 31, 2012	2,985,231	$2.59	3.8	$17,000

Options exercisable at March 31, 2012	2,749,397	$2.65	3.4	$7,000

Shares available for grant under the Stock Option Plans as of March 31, 2012 were 2,564,291.

        Stock options outstanding and currently exercisable at March 31, 2012 are as follows:

	Options Outstanding			Options Exercisable
Stock Option Plan	Number of Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise price	Number of Options Exercisable	Weighted Average Exercise Price
		(in years)
1995 Stock Incentive Plan	1,834,062	2.4	$1.31	1,834,062	$1.31
2004 Stock Incentive Plan	407,418	6.3	3.45	334,085	4.00
2004 Directors' Plan	743,751	5.9	5.26	581,250	6.12

	2,985,231	3.8	$2.59	2,749,397	$2.65

6. ASSET RETIREMENT OBLIGATIONS

        The following table shows the change in the balance of the restoration and reclamation liability during the three months ended March 31, 2012:

Reserve for future restoration and reclamation costs beginning of period	$4,735,759
Additions and changes in cash flow estimates	214,817
Costs incurred	(430,185)
Accretion expense	23,119

Reserve for future restoration and reclamation costs at end of period	$4,543,510

Uranium Resources, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

March 31, 2012

(Unaudited)

7. SHAREHOLDERS' EQUITY

        The following table details the changes in shareholders equity for the quarter ended March 31, 2012:

	Common Stock
			Paid-In Capital	Accumulated Deficit	Treasury Stock
	Shares	Amount
Balances, December 31, 2011	94,005,006	$94,043	$169,904,203	$(146,577,535)	$(9,418)
Net loss	—	—	—	(3,606,470)	—
Stock compensation expense	—	—	192,818	—	—
Common stock issuance	12,074,640	12,074	11,478,679	—	—
Common stock issued for option exercise	—	—	—	—	—
Restricted stock forfeiture	(16,667)	(16)	16	—	—

Balances, March 31, 2012	106,062,979	$106,101	$181,575,716	$(150,184,005)	$(9,418)

See Note 5—Stock Based Compensation, for further discussion of stock compensation expense and restricted stock issuance.

8. EARNINGS PER SHARE

        Basic earnings per share includes no dilution and is computed by dividing income or loss attributed to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if stock options were exercised or converted into common stock. Potentially dilutive shares of 3,974,002 were excluded from the calculation of earning per share because they were anti-dilutive due to our net loss position for the quarter ended March 31, 2012.

9. COMMITMENTS AND CONTINGENCIES

        The Company's mining operations are subject to federal and state regulations for the protection of the environment, including water quality. These laws are constantly changing and generally becoming more restrictive. Future mine closure and reclamation costs are provided for as each pound of uranium is produced on a unit-of-production basis. The Company reviews its reclamation obligations each year and determines the appropriate unit charge. The Company also evaluates the status of current environmental laws and their potential impact on its accrual for costs. The Company believes its operations are in compliance with current environmental regulations.

        The Company is from time to time involved in various legal proceedings of a character normally incident to its business. Management does not believe that adverse decisions in any pending or threatened proceedings will have a material adverse effect on the Company's financial condition or results of operations.

        The Company has filed a registration statement under the Securities Act of 1933, as amended, to register the resale of the shares of its common stock issued in a May 2008 private placement. Such shares are subject to certain resale registration rights that would include penalties in the event the

Uranium Resources, Inc.

Notes to Condensed Consolidated Financial Statements (Continued)

March 31, 2012

(Unaudited)

9. COMMITMENTS AND CONTINGENCIES (Continued)

registration statement fails to remain effective. At March 31, 2012, the Company's registration statement was and remains effective.

10. MERGER AND FINANCING AGREEMENT WITH NEUTRON ENERGY

        In March 2012, the Company executed a merger agreement to acquire 100% of the equity (the "Transaction") of Neutron Energy, Inc. ("Neutron"). As part of the Transaction, Resource Capital Fund V L.P. ("RCF") has agreed to provide $20 million in funding to retire the majority of Neutron's outstanding debt owed to RMB Australia Holdings Limited ("RMB"). The remainder of Neutron debt owed to RMB will be converted into URI common stock, resulting in URI acquiring Neutron on a debt-free basis. The Transaction, which has been unanimously approved by the Boards of Directors of both URI and Neutron, is subject to shareholder approval of each company.

        In connection with the Transaction, URI has also entered into an investment agreement with RCF pursuant to which RCF provided $10 million in funding to URI through the purchase of 10.3 million shares of the Company's common stock. This $10 million capital infusion was completed on March 9, 2012. Upon closing of the Transaction, URI, at its option, can receive an additional $5 million in financing from RCF through the sale of additional shares of the Company's common stock.

        Under the terms of a credit and funding agreement, the Company has agreed to fund the operating and development budgets for Neutron, up to $4.5 million prior to the closing of the Transaction. In connection with the credit and funding agreement, the Company and Neutron entered into a pledge and security agreement pursuant to which the Company has acquired a security interest in all personal property and fixtures of Neutron to secure the loans provided pursuant to the credit and funding Agreement. Pursuant to an intercreditor agreement among the Company, Neutron, RMB and certain other parties, the Company and RMB have agreed to share (in the event the Transaction is not consummated and the Company's and RMB's loans to Neutron are foreclosed) in the collective collateral securing RMB's existing approximately $28 million loan to Neutron and the Company's up to $4.5 million loan. RMB and the Company would share in the proceeds of any foreclosure on a pari passu basis. The Company has agreed that it may not institute foreclosure proceedings without the consent of RMB until the passage of 180 days. At March 31, 2012 the Company had provided $917,000 to Neutron under the terms of the credit and funding agreement with such funding recorded as a note receivable. Repayment of the note receivable and accrued interest are due to the Company at the earliest of (i) the closing of the transaction, (ii) the termination of the merger agreement or (iii) October 31, 2012. Interest on the amount funded accrues at the rate of LIBOR plus 7%. Through May 10, 2012, the Company had provided a total of $2.4 million in funding under the terms of the credit and funding agreement.

        In January and February, 2012, prior to the execution of the merger agreement, the Company purchased certain assets from Neutron for $200,000.

INDEX TO FINANCIAL STATEMENTS
NEUTRON ENERGY, INC. AND SUBSIDIARIES
(An Exploration Stage Company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Neutron Energy, Inc. and Subsidiaries

        We have audited the accompanying consolidated balance sheets of Neutron Energy, Inc. and Subsidiaries (an exploration stage company) as of December 31, 2011 and 2010 and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended December 31, 2011, 2010 and 2009 and for the period from March 25, 2005 (Inception) through December 31, 2011. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Neutron Energy, Inc. and Subsidiaries as of December 31, 2011 and 2010 and the results of their operations and their cash flows for the years ended December 31, 2011, 2010 and 2009 and for the period from March 25, 2005 (Inception) through December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

        The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As shown in the consolidated financial statements, the Company has generated cumulative net losses of $47,768,366, has not realized any significant revenues since its Inception on March 25, 2005 through December 31, 2011, and has senior debt with a maturity date of March 1, 2012, pursuant to which the lender has agreed to forbearance on the exercise of creditor remedies until the closing date of a business combination, subject to early termination provisions.

        As discussed in Note 2 to the consolidated financial statements, the Company's significant cumulative operating losses and lack of liquidity raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The consolidated financial statements do not include any adjustments related to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.
Denver, Colorado

April 2, 2012

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Consolidated Balance Sheets

	December 31,
	2011	2010
Current Assets
Cash and cash equivalents	$128,717	$174,416
Restricted cash and marketable securities	27,944	7,069,367
Prepaid expenses and other current assets	59,603	48,057
Debt issuance costs, net	—	532,040

Total Current Assets	216,264	7,823,880

Property and Equipment, at cost
Unproven mineral properties	19,951,518	19,607,711
Property and equipment	1,068,238	903,477
Less accumulated depreciation	(611,286)	(434,595)

	20,408,470	20,076,593
Construction in progress	16,777	16,777

Net Property and Equipment	20,425,247	20,093,370

Other Assets
Restricted cash and marketable securities	273,905	185,300
Deferred offering costs	—	31,219
Deposits	7,300	7,300

Total Other Assets	281,205	223,819

TOTAL ASSETS	$20,922,716	$28,141,069

Current Liabilities
Accounts payable	$70,043	$65,149
Accrued expenses	256,993	175,288
Senior debt, net	26,787,157	24,844,874

Total Current Liabilities	27,114,193	25,085,311

Long-term Liabilities
Long-term payable, net	352,559	325,539
Warrant liability	14,413	1,339,402

Total Long-term Liabilities	366,972	1,664,941

TOTAL LIABILITIES	27,481,165	26,750,252

Commitments and Contingencies
Stockholders' Equity (Deficit)
Preferred stock: 10,000,000 authorized, $0.001 par value; none issued or outstanding	—	—
Common stock: 200,000,000 authorized, $0.001 par value; 59,632,712 and 58,204,141 issued and outstanding, respectively	59,633	58,204
Additional paid-in capital	39,537,183	38,167,213
Deficit accumulated during the exploration stage	(46,155,265)	(36,834,600)

Total Stockholders' Equity (Deficit)	(6,558,449)	1,390,817

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$20,922,716	$28,141,069

The accompanying notes are an integral part of these consolidated financial statements.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Consolidated Statements of Operations

	Years Ended December 31,			From Inception (March 25, 2005) through December 31,
	2011	2010	2009	2011
Revenue	$—	$—	$—	$—
Operating Expenses
Mineral property maintenance	1,135,512	1,141,706	1,035,509	7,638,901
Mineral exploration	2,087,255	1,835,039	3,528,324	16,154,512
General and administrative	3,666,141	2,227,627	2,820,561	15,223,399

Total Operating Expenses	6,888,908	5,204,372	7,384,394	39,016,812

Other Income (Expense)
Interest expense	(1,887,323)	(3,549,105)	(10,602)	(9,070,428)
Interest income	2,841	4,682	71,345	701,590
Loss on extinguishment of warrant liability	(547,275)	—	—	(547,275)
Other income (expense)	—	—	(4,667)	164,559

Total Other Income (Expense)	(2,431,757)	(3,544,423)	56,076	(8,751,554)

Operating Loss	(9,320,665)	(8,748,795)	(7,328,318)	(47,768,366)
Provision for income taxes	—	—	—	—

Net Loss	(9,320,665)	(8,748,795)	(7,328,318)	(47,768,366)
Less: Net loss attributable to noncontrolling interest	—	319,393	594,910	1,613,101

Net loss attributable to Neutron Energy, Inc.	$(9,320,665)	$(8,429,402)	$(6,733,408)	$(46,155,265)

Net loss per basic and diluted share of common stock	$(.16)	$(0.14)	$(0.12)	$(1.05)
Weighted average number of basic and diluted common shares outstanding	58,879,180	58,186,419	54,644,741	43,884,224

The accompanying notes are an integral part of these consolidated financial statements.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Consolidated Statements of Cash Flows

				From Inception (March 25, 2005) through December 31, 2011
	Years Ended December 31,
	2011	2010	2009
Cash Flows From Operating Activities
Net loss	$(9,320,665)	$(8,429,402)	$(6,733,408)	$(46,155,265)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for bad debts	—	—	—	30,000
Depreciation of property and equipment	176,691	161,541	164,827	622,751
Loss on disposal of equipment	—	—	15,873	16,705
Stock based compensation	657,113	197,049	577,191	4,177,323
Beneficial conversion feature recorded as interest expense	—	—	—	1,533,231
Amortization of debt issuance costs	1,075,824	1,338,580	—	3,011,816
Accretion of discount on senior debt	51,742	1,527,895	—	1,579,637
Unrealized gain on warrant liability	(1,157,978)	(240,235)	—	(1,398,213)
Deferred offering costs write-off	712,248	112,734	67,896	934,410
Mineral purchase option write-off	—	7,900	—	7,900
Warrants issued in connection with registration rights agreement	—	—	—	995,774
Loss on extinguishment of warrant liability	547,275	—	—	547,275
Interest accretion on long-term payable	27,020	26,085	10,602	63,707
Accrued interest on senior debt	1,890,541	896,615	—	2,787,156
Losses attributable to noncontrolling interest	—	(319,393)	(594,910)	(1,613,101)
Changes in assets and liabilities:
Prepaid expenses and other assets	(11,546)	53,441	79,782	(66,903)
Accounts payable	4,894	(2,775)	(16,898)	67,055
Accrued expenses	81,705	(24,406)	(47,879)	249,193
Joint venture partners payable	—	—	21,518	—

Net cash used in operating activities	(5,265,136)	(4,694,371)	(6,455,406)	(32,609,549)

Cash Flows From Investing Activities
Disbursements on loans receivable	—	—	—	(30,000)
(Increase) decrease in restricted cash and marketable securities	6,952,818	(7,019,367)	(235,300)	(301,849)
Purchase of property and equipment	(164,761)	—	(42,738)	(1,110,197)
Purchase of unproven mineral properties	(343,807)	(229,331)	(275,069)	(8,726,750)
Reimbursement received for unproven mineral properties purchased	—	—	—	315,000
Investment in mineral purchase option	—	(319,393)	(142,819)	(462,212)
Equity in joint venture partner contributions	—	—	346,321	1,932,536

Net cash provided by (used in) investing activities	6,444,250	(7,568,091)	(349,605)	(8,383,472)

Cash Flows From Financing Activities
Proceeds from convertible notes payable	—	—	—	7,330,949
Debt issuance costs	(543,784)	(252,280)	—	(932,896)
Proceeds from issuance of common stock	—	—	—	11,592,211
Offering costs paid in connection with issuance of common stock	—	—	—	(690,414)
Proceeds from exercise of warrants	—	—	—	9,303,513
Commissions paid in connection with the exercise of warrants	—	—	—	(492,749)
Proceeds from stock subscription receivable	—	—	—	250,000
Deferred offering costs	(681,029)	(35,828)	(168,221)	(926,610)
Principal payments on retirement of convertible debt	—	—	—	(70,380)
Long-term payable	—	—	288,852	288,852
Proceeds from senior debt	—	11,381,661	—	11,381,661
Investment by noncontrolling interest in consolidated joint venture	—	319,393	613,598	4,087,601

Net cash provided by (used in) financing activities	(1,224,813)	11,412,946	734,229	41,121,738

Net (decrease) increase in cash and cash equivalents	(45,699)	(849,516)	(6,070,782)	128,717
Cash and cash equivalents, beginning of period	174,416	1,023,932	7,094,714	—

Cash and cash equivalents, end of period	$128,717	$174,416	$1,023,932	$128,717

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$—	$—	$—	$496,981
Cash paid for income taxes	—	—	—	—

The accompanying notes are an integral part of these consolidated financial statements.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Consolidated Statements of Changes in Stockholders' Equity (Deficit)

				Deficit Accumulated During the Exploration Stage
	Common Stock					Total Stockholders' Equity (Deficit)
			Additional Paid-in Capital		Non- Controlling Interest
	Shares	Amount
Balance, Inception (March 25, 2005)	—	$—	$—	$—	$—	$—
Initial capitalization issued for services at $0.01 per share	6,877,565	6,878	61,898	—	—	68,776
Common stock issued in private placement at $0.12 per share	8,600,000	8,600	991,400	—	—	1,000,000
Stock subscription receivable	—	—	250,000	—	—	250,000
Common stock issued for services at $0.12 per share	5,807,435	5,807	669,476	—	—	675,283
Net loss	—	—	—	(1,614,978)	—	(1,614,978)

Balance, December 31, 2005	21,285,000	21,285	1,972,774	(1,614,978)	—	379,081

Common stock issued pursuant to stock subscription receivable	2,150,000	2,150	(2,150)	—	—	—
Common stock issued for lease acquisition at $0.27 per share	65,000	65	16,813	—	—	16,878
Beneficial conversion feature from issuance of Series A convertible notes	—	—	221,287	—	—	221,287
Beneficial conversion feature from issuance of Series B convertible notes	—	—	1,146,161	—	—	1,146,161
Compensation expense from issuance of common stock options	—	—	186,915	—	—	186,915
Equity in capital contributions made by joint venture partner	—	—	175,156	—	—	175,156
Net loss	—	—	—	(3,957,337)	—	(3,957,337)

Balance, December 31, 2006	23,500,000	23,500	3,716,956	(5,572,315)	—	(1,831,859)

Common stock issued for services at $1.00 per share	50,000	50	49,950	—	—	50,000
Common stock issued for services at $1.50 per share	50,000	50	74,950	—	—	75,000
Compensation expense from issuance of common stock options	—	—	830,907	—	—	830,907
Beneficial conversion feature from issuance of Series C convertible notes	—	—	165,783	—	—	165,783
Warrants issued in connection with registration rights agreement	—	—	995,774	—	—	995,774
Exercise of warrants at $1.00 per share (net of commissions of $492,749)	8,854,984	8,855	8,353,380	—	—	8,362,235
Exercise of warrants at $1.60 per share	75,000	75	119,925	—	—	120,000
Conversion of Series A convertible notes at $0.22 per share	4,860,456	4,861	1,064,439	—	—	1,069,300
Conversion of Series B and C convertible notes at $0.68 per share	9,782,131	9,782	6,642,067	—	—	6,651,849
Common stock issued in private placement at $1.50 per share (net of offering costs of $690,414)	7,061,474	7,061	9,894,736	—	—	9,901,797
Investment in consolidated subsidiary by noncontrolling interest	—	—	—	—	2,450,000	2,450,000
Equity in capital contributions made by joint venture partner	—	—	972,074	—	—	972,074
Net loss	—	—	—	(7,780,079)	(255,776)	(8,035,855)

Balance, December 31, 2007	54,234,045	54,234	32,880,941	(13,352,394)	2,194,224	21,777,005

The accompanying notes are an integral part of these consolidated financial statements.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Consolidated Statements of Changes in Stockholders' Equity (Deficit) (Continued)

				Deficit Accumulated During the Exploration Stage
	Common Stock					Total Stockholders' Equity (Deficit)
			Additional Paid-in Capital		Non- Controlling Interest
	Shares	Amount
Balance, December 31, 2007	54,234,045	54,234	32,880,941	(13,352,394)	2,194,224	21,777,005

Compensation expense from issuance of common stock options	—	—	784,089	—	—	784,089
Common stock issued for services at $0.75 per share	100,000	100	74,900	—	—	75,000
Exercise of warrants at $1.00 per share	273,529	274	273,255	—	—	273,529
Exercise of warrants at $2.00 per share	27,500	27	54,973	—	—	55,000
Investment in consolidated subsidiary by noncontrolling interest	—	—	—	—	704,610	704,610
Equity in capital contributions made by joint venture partner	—	—	438,985	—	—	438,985
Net loss	—	—	—	(8,319,396)	(443,022)	(8,762,418)

Balance, December 31, 2008	54,635,074	54,635	34,507,143	(21,671,790)	2,455,812	15,345,800

Compensation expense from issuance of common stock options	—	—	577,191	—	—	577,191
Investment in consolidated subsidiary by noncontrolling interest	—	—	—	—	613,598	613,598
Common stock issued for joint venture partner's interest at $0.02 per share, see Note 6	3,519,067	3,519	65,059	—	—	68,578
Equity in capital contributions made by joint venture partner	—	—	346,321	—	—	346,321
Net loss	—	—	—	(6,733,408)	(594,910)	(7,328,318)

Balance, December 31, 2009	58,154,141	58,154	35,495,714	(28,405,198)	2,474,500	9,623,170

Common stock issued for services at $1.00 per share	50,000	50	49,950	—	—	50,000
Compensation expense from issuance of common stock options	—	—	147,049	—	—	147,049
Investment in consolidated subsidiary by noncontrolling interest	—	—	—	—	319,393	319,393
Purchase of noncontrolling interest in consolidated subsidiary	—	—	2,474,500	—	(2,474,500)	—
Net loss	—	—	—	(8,429,402)	(319,393)	(8,748,795)

Balance, December 31, 2010	58,204,141	58,204	38,167,213	(36,834,600)	—	1,390,817

Compensation expense from issuance of common stock options	—	—	657,113	—	—	657,113
Common stock issued for cancellation of warrants at $.50 per share	1,428,571	1,429	712,857	—	—	714,286
Net loss	—	—	—	(9,320,665)	—	(9,320,665)

Balance, December 31, 2011	59,632,712	$59,633	$39,537,183	$(46,155,265)	$—	$(6,558,449)

The accompanying notes are an integral part of these consolidated financial statements.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements

Note 1 Nature of Operations

        Neutron Energy, Inc. ("NEI") began operations as an unincorporated entity on March 25, 2005, was originally organized under the laws of the state of Wyoming on March 29, 2005 and subsequently reincorporated under the laws of the state of Nevada on April 26, 2007.

        From Inception through December 31, 2011, NEI has staked or leased mineral properties in Arizona, New Mexico, South Dakota, and Wyoming. In April 2006, certain mineral properties in New Mexico became subject to a joint-venture agreement, ("Grants J.V. Agreement"), which formed the Grants Uranium Project Joint-Venture ("Grants J.V."), with Canada-based Primary Corp. ("Primary"), an affiliate of the Company, formerly known as Trans-America Industries, Ltd. In October 2009, NEI entered into a Purchase and Termination Agreement with Primary to purchase Primary's interest in Grants J.V. As of October 16, 2009, NEI became the sole owner of Grants J.V. The terms of both the Grants J.V. Agreement and the Purchase and Termination Agreement are detailed in Note 6.

        In April 2007, other mineral properties located in New Mexico, became subject to joint ownership with Uranium Energy Corporation ("UEC") through the formation of Cibola Resources LLC ("Cibola"). Upon formation, NEI owned 51% of Cibola and was the managing member. In November 2009, as amended in December 2009, NEI entered into an Option Agreement with UEC to purchase UEC's interest in Cibola, the terms of which are set forth in Note 6. In April 2010, NEI purchased UEC's 49% interest in Cibola and became the sole owner of Cibola.

        Collectively, NEI, Grants J.V. and Cibola are referred to as the "Company".

        The Company is an Exploration Stage Company. The Company's principal business is the acquisition and exploration of uranium mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

Note 2 Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

        These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America, and are expressed in U.S. dollars. These consolidated financial statements include the accounts of NEI and its wholly owned subsidiaries, Cibola and Grants J.V. Prior to the purchase of the noncontrolling interests in Grants J.V. on October 15, 2009, and Cibola on April 12, 2010, the consolidated financial statements included the accounts of NEI, its majority owned subsidiary, Cibola, and the Company's proportionate share of assets, liabilities and operations of its unincorporated joint-venture, Grants J.V. All inter-company transactions and balances have been eliminated. The Company's fiscal year end is December 31.

Use of Estimates

        The preparation of consolidated financial statements in conformity with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant areas requiring management's estimates and assumptions are determining the fair value of transactions involving common stock, convertible debentures and financial instruments. Other areas requiring estimates

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

include deferred tax balances, valuation allowances, allocations of expenditures to resource property interests and asset impairment tests.

Plan of Operations

        The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material. The continued operations of the Company and the recoverability of the carrying value of its assets are ultimately dependent upon the ability of the Company to achieve profitable operations. The Company commenced operations on March 25, 2005, and has not realized any significant revenues since inception. As of December 31, 2011, the Company has a working capital deficit of $26,897,929 and an accumulated deficit of $46,155,265. In April 2010, the Company entered into a credit facility with a lender, which was increased and extended in an amendment of the credit facility in December 2010, and further extended in July 2011, as more fully described in Note 8. The credit facility provided sufficient cash resources through December 31, 2011. On December 21, 2011, January 23, 2012 and February 24, 2012, the lender granted the Company further extensions to facilitate the Company's ongoing negotiations to consummate a business combination which, upon completion, would provide the payment of outstanding principal and interest of the credit facility at maturity. On March 1, 2012, the Company entered into an Agreement and Plan of Merger with a counterparty and a Forbearance and Debt Conversion Agreement with its lender, pursuant to which the lender has agreed to forbearance on the exercise of creditor remedies until the closing date of the business combination, as more fully described in Note 18. In addition, the Company and counterparty entered into a Credit and Funding Agreement which management believes will provide sufficient cash resources through the completion of the business combination, as more fully described in Note 18. The Company must complete the business combination or access the capital markets through the offering of equity or debt securities or the sale of ownership interests in certain mineral properties in order to satisfy the credit facility's outstanding principal and accrued interest.

        The continuation of the Company as a going concern is also dependent upon the ability of the Company to continue operations through the completion of the business combination or obtaining necessary financing. The Company's current operating plan is to focus existing financial and human resources on completing the business combination and continuing the permitting and exploration of its core mineral properties located in New Mexico. The Company has sold, and will continue to sell to, and joint venture with, third parties, its non-core mineral properties. Other non-core properties not deemed to have sufficient exploration potential will be abandoned as their annual renewals become due.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the Federal Deposit Insurance Corporation ("FDIC") insurance limit.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

Restricted Cash

        At December 31, 2011 and 2010, the Company had current restricted cash and marketable securities of $27,944 and $7,069,367, respectively, and noncurrent pledged certificates of deposit ("CDs") and money market accounts of $273,905 and $185,300, respectively. The CDs are classified as held-to-maturity securities and are recorded at amortized cost.

Property and Equipment

        Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided for over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The estimated useful lives for property and equipment which is comprised of: furniture and equipment, computer hardware and software, and other mining-related equipment, are 7, 5 and 10 years, respectively.

Revenue Recognition

        The Company recognizes revenue from the sale of goods or services, and related costs of goods or services sold, where persuasive evidence of an arrangement exists, delivery has occurred, the seller's price is fixed or determinable and collectability is reasonably assured. This generally occurs when the purchaser receives the goods or services or at the time title passes to the purchaser. Although the Company's strategic plan is to become a production company operating uranium mines, for the period from Inception (March 25, 2005) through December 31, 2011, the Company had no operating revenues and does not expect to have operating revenues in the foreseeable future.

Mineral Property Costs

        The Company has been in the exploration stage since its inception on March 25, 2005 and has not yet realized any significant revenues from its planned operations. It is primarily engaged in the acquisition and exploration of uranium mineral properties. Mineral property exploration costs are expensed as incurred.

        Mineral property acquisition costs are initially capitalized when incurred. In the event that mineral property acquisition costs are paid with shares of the Company's common stock, those shares are valued at estimated fair value at the time the shares are issued or at the time the rights are obtained. The Company assesses the carrying costs of its mineral properties for impairment on at least an annual basis. The Company will recognize impairment of a mineral property if the carrying amount of the mineral property is not recoverable and exceeds its fair value. Costs to maintain mineral rights and leases are expensed in the period in which they occur. Mineral property exploration costs are expensed in the period in which they occur. When management has determined that probable future benefits consisting of a contribution to future cash inflows have been identified and adequate financial resources are available or are expected to be available as required to meet the terms of property acquisition and budgeted exploration expenditures, the related costs incurred are capitalized. Such costs will be amortized using the units-of-production method based on estimated recoverable proven reserves. If

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations. Mineral property acquisition costs are expensed as incurred if the criteria for capitalization are not met.

        The Company has incurred the following mineral property maintenance and mineral property exploration costs:

				From Inception (March 25, 2005) through December 31, 2011
	Years Ended December 31,
	2011	2010	2009
Mineral property maintenance	$1,135,512	$1,141,706	$1,035,509	$7,638,901
Mineral property exploration	2,087,255	1,835,039	3,528,324	16,154,512

Total Costs	$3,222,767	$2,976,745	$4,563,833	$23,793,413

Reclamation and Remediation

        The Company's operations may become subject to standards for mine reclamation which have been established by various governmental agencies. The Company records the fair value of an asset retirement obligation as a liability in the period in which the Company incurs a legal obligation for the retirement of tangible long-lived assets. A corresponding asset is also recorded and depleted over the life of the asset. After the initial measurement of the asset retirement obligation, the liability will be adjusted at the end of each reporting period to reflect changes in the estimated discounted future cash flows based on when the spending activity will occur for the underlying obligation. Determination of any amounts recognized is based upon numerous estimates and assumptions, including future retirement costs, future inflation rates and the credit-adjusted risk-free interest rates. As of the date of these consolidated financial statements the Company has no mine reclamation costs.

        The Company accrues costs associated with environmental remediation obligations when it is probable that such costs will be incurred and they are reasonably estimable. Such costs are based on management's estimate of amounts expected to be incurred when the remediation work is performed. As of the date of these consolidated financial statements the Company has no remediation liabilities.

Impairment Of Long-Lived Assets

        The Company reviews property and equipment and certain identifiable intangible assets, excluding goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of its carrying amount to future undiscounted net cash flows the assets are expected to generate. If property and equipment and certain identifiable intangibles are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds its fair value. During the periods covered by these consolidated financial statements, the Company had no impairment of its long-lived assets.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

Debt Issuance Costs

        Debt issuance costs are capitalized and amortized over the term of the notes on a straight-line basis, which approximates the effective interest method due to the short term nature of the notes, and are included in interest expense. When debt is paid in full, any unamortized debt issuance costs are removed from the related accounts and charged to operations. The amount of debt issuance costs charged to operations were as follows:

Year Ended December 31, 2011	$1,075,824
Year Ended December 31, 2010	$1,338,580
Year Ended December 31, 2009	$—
Period From Inception (March 25, 2005) through December 31, 2011	$3,011,816

Deferred Offering Costs

        Transaction costs incurred prior to the closing of an equity offering are capitalized until the sooner of the completion of the equity offering or a determination is made not to proceed with the offering. The costs are charged to additional paid-in capital at the time of completion of the offering or charged to operations at the time the determination is made not to proceed with the equity offering. The amount of deferred offering costs charged to operations were as follows:

Year Ended December 31, 2011	$712,248
Year Ended December 31, 2010	$112,734
Year Ended December 31, 2009	$67,896
Period From Inception (March 25, 2005) through December 31, 2011	$934,410

Income Taxes

        Potential benefits of income tax losses are not recognized in the consolidated financial statements until realization is more likely than not. The Company computes tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these consolidated financial statements because the Company cannot be assured it is more likely than not that it will utilize the net operating losses carried forward in future years and, therefore, recorded a 100% valuation allowance against the deferred tax asset for such losses.

        The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment.

        The Company applies a "more likely than not" threshold to the recognition of tax positions based on the technical merits of the position. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. For each of the periods presented within these

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 2 Summary of Significant Accounting Policies (Continued)

consolidated financial statements, the Company made no provisions for interest and penalties related to uncertain tax positions.

Derivatives

        From time to time, the Company enters into transactions which contain conversion privileges, the settlement of which may entitle the holder or the Company to settle obligations by issuance of Company securities. These transactions, the value of which may be derived from the fair value of the Company's securities, are estimated using the Black-Scholes or other appropriate pricing models.

Stock Based Compensation

        The Company has a stock plan for its employees, non-employee directors and key consultants. From time to time, the Company receives services from employees, directors or consultants in exchange for a) equity instruments of the enterprise or b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. These stock-based awards are accounted for using a fair-value-based method. The Company uses the Black-Scholes option-pricing model to determine the fair-value of stock-based awards.

Basic and Diluted Net Income (Loss) Per Share

        The Company computes net income (loss) per share for both basic and diluted earnings per share ("EPS") in the statements of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS and the weighted average number of common shares exclude all potentially dilutive shares, as the Company reported a net loss for all periods presented, making their effect anti-dilutive.

        The following securities have been excluded in the computation of diluted net earnings per share since the effect of including these securities would have been anti-dilutive:

				From Inception (March 25, 2005) through December 31, 2011
	December 31,
	2011	2010	2009
Options to purchase common stock	5,256,666	5,491,666	5,335,000	5,256,666
Warrants to purchase common stock	1,623,173	3,051,744	—	1,623,173

Total	6,879,839	8,543,410	5,335,000	6,879,839

Note 3 Recent Accounting Pronouncements

        In April 2010, the Financial Accounting Standards Board ("FASB") issued ASU No. 2010-13, "Compensation—Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share- Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades." The ASU addresses the classification of a share-based payment award with an exercise price denominated in

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 3 Recent Accounting Pronouncements (Continued)

the currency of a market in which the underlying equity security trades. Topic 718 is amended to clarify that a share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades shall not be considered to contain a market, performance or service condition. Therefore, such an award is not to be classified as a liability if it otherwise qualifies for equity classification. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The Company adopted the provisions of this standard on January 1, 2011, and it did not have a material impact on its results of operations, financial position or liquidity.

        In December 2010, the FASB issued ASU 2010-29, "Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations." The objective of this Update is to address diversity in practice about the interpretation of the proforma revenue and earnings disclosure requirements for business combinations. The amendments in this Update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this Update also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this Update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company adopted the provisions of this standard on January 1, 2011, and it did not have a material impact on its results of operations, financial position or liquidity.

Recent Accounting Guidance Not Yet Adopted

        In May 2011, the FASB issued ASU 2011-04, "Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs." The objective of this ASU is to develop common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards (IFRSs). The amendments in this update will improve the comparability of fair value measurements presented and disclosed in the financial statements prepared in accordance with U.S. GAAP and IFRS. The amendments in this update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011. Early application by public entities is not permitted. Nonpublic entities may apply the amendments in this update early, but no earlier than for interim periods beginning after December 15, 2011. The Company does not foresee the updated amendments having a material impact on its results of operations, financial position, or liquidity.

        In June 2011, the FASB issued ASU 2011-05, "Comprehensive Income (Topic 220): Presentation of Comprehensive Income." The objective of this ASU is to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income to facilitate the convergence of U.S. GAAP and IFRS. The amendments require that all nonowner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 3 Recent Accounting Pronouncements (Continued)

approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The amendments in this update should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. Early adoption is permitted, because compliance with the amendments is already permitted. The amendments do not require any transition disclosures. Certain pending paragraphs of this Update have been amended by ASU 2011-12, "Comprehensive Income (Topic 220)" to effectively defer only those changes in Update 2011-05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income. The amendments will be temporary to allow the Board time to redeliberate the presentation requirements for reclassifications out of accumulated other comprehensive income for annual and interim financial statements for public, private, and non-profit entities. The Company does not foresee the updated amendments having a material impact on its results of operations, financial position, or liquidity.

        In September 2011, the FASB issued ASU 2011-08, "Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment". The objective of this ASU is to simplify how entities, both public and nonpublic, test goodwill for impairment. The amendments in the update permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The Company does not foresee the updated amendments having a material impact on its results of operations, financial position, or liquidity.

        In September 2011, the FASB issued ASU 2011-09, "Compensation—Retirement Benefits—Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer's Participation in a Multiemployer Plan." The amendments create greater transparency in financial reporting by requiring additional disclosures about an employer's participation in a multiemployer pension plan. The additional disclosures will increase awareness about the commitments that an employer has made to a multiemployer pension plan and the potential future cash flow implications of an employer's participation in the plan. For public entities, the amendments in this update are effective for annual periods for fiscal years ending after December 15, 2011, with early adoption permitted. For nonpublic entities, the amendments are effective for annual periods for fiscal years ending after December 15, 2012, with early adoption permitted. The amendments should be applied retrospectively for all prior periods presented. The Company does not participate in a multiemployer pension plan as defined in this ASU and does not foresee the updated amendments having a material impact on its results of operations, financial position or liquidity.

Note 4 Significant Mineral Properties

        Since March 2005, the Company has been acquiring mineral properties for the purpose of exploring for economic deposits of uranium in the states of Arizona, New Mexico, South Dakota and Wyoming. The Company's mineral property acquisitions are comprised of: i) federal mining claims which are administrated by the Bureau of Land Management; ii) state mineral leases or exploration permits; iii) fee mineral leases with the owners of private mineral rights; or iv) mineral leases with third parties who acquired mineral rights through i) and ii) above.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 4 Significant Mineral Properties (Continued)

        Except as set forth below, all federal mining claims, state and fee mineral leases are cancellable by the Company when exploration and/or development is completed or the property is abandoned. The Company's state and fee mineral leases are subject to various royalty interests, some of which are indexed to the sale price of uranium. Federal mining claims are not subject to royalties.

Juan Tafoya Property

        In October 2006, the Company entered into a Uranium Mining and Lease Agreement ("Juan Tafoya Lease") with the Juan Tafoya Land Corporation ("JTLC") in which the Company leased fee (deeded) surface and mineral rights owned by the JTLC. The Juan Tafoya Lease provides for a term of ten (10) years and so long thereafter as the Company is conducting active mining operations. Additionally, the Juan Tafoya Lease provides for an initial payment to JTLC of $1,250,000, annual rental payments of $225,000 for the first five years and $337,500 for the second five years, gross proceeds royalties of 4.65% to 6.5% based on the then current price of uranium, and an annual payment to a community program of 1% of net profits. The Company is obligated to make the first 10 years annual rental payments notwithstanding its right to terminate the lease at any time, unless: i) the market value of uranium drops below $25 per pound; ii) the state of New Mexico bans uranium mining; or iii) the deposit is deemed uneconomical by an independent engineering firm.

        In 2007, the Company acquired infill fee mineral leases within the boundaries of the Juan Tafoya Lease. The Company is obligated to make annual lease payments and pay production royalties ranging from 4.65% to 6.5% based on the then current price of uranium.

        In January 2007, the Company entered into a Letter Agreement with International Nuclear, Inc. Pursuant to the Letter Agreement the Company acquired a database of information on the Marquez Canyon deposit located on the Juan Tafoya property in consideration of a cash payment and a perpetual royalty of $0.25 per pound of uranium recovered from the Juan Tafoya property, with a maximum payout of $1,000,000.

Note 5 Property and Equipment

        Property and equipment consists of the following:

	December 31,
	2011	2010
Unproven mineral properties	$19,951,518	$19,607,711
Property and equipment	1,068,238	903,477
Less accumulated depreciation	(611,286)	(434,595)

	20,408,470	20,076,593
Construction in progress	16,777	16,777

Total Property and Equipment	$20,425,247	$20,093,370

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 5 Property and Equipment (Continued)

				From Inception (March 25, 2005) through December 31, 2011
	Years Ended December 31,
	2011	2010	2009
Depreciation expense charged to operations	$176,691	$161,541	$164,827	$622,751

        The Company reviews and evaluates its properties for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. As the expiration of the lease term approaches and the Company has not begun exploration on the property, the possibility of partial or total impairment of the property may increase. Impairment on individually significant unproven properties is assessed on a property by property basis. Impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows. Future cash flows are estimated based on quantities of recoverable minerals, expected uranium prices, production levels and operating costs of production and capital, based upon the projected remaining future uranium production from each project. The Company's estimates of future cash flows are based on numerous assumptions and it is possible that actual future cash flows will be significantly different than the estimates, as actual future quantities of recoverable minerals, uranium prices, production levels and operating costs of production and capital are each subject to significant risks and uncertainties. If a property is found to be impaired, an impairment would be recorded and a loss recognized in the statement of operations.

Note 6 Joint-Ventures

Grants Uranium Joint-Venture

        In February 2006, NEI leased unpatented lode mining claims in the eastern portion of the Ambrosia Lake mining district in New Mexico (the "Endy Lease"). Pursuant to the terms of the Endy Lease, NEI paid $315,000 upon signing and is obligated to pay additional advance royalties of $100,000 on the first and second anniversaries and $75,000 each year thereafter through the term of the lease. The Endy Lease has a primary term of ten years, but may be extended up to an additional sixty five years provided that NEI continues to make advance or production royalty payments. NEI may terminate the lease at any time without further lease obligations. A five percent production royalty, based on the gross market value of all minerals extracted, is payable for any production from the Endy Lease properties.

        In June 2006, NEI leased unpatented lode mining claims and one (1) state of New Mexico general mining lease, covering mineral rights in the Ambrosia Lake mining district in New Mexico (the "Bonner Lease"). Pursuant to the terms of the Bonner Lease, NEI paid a rental payment of $180,000 upon execution and the first anniversary of the lease and issued 65,000 shares of the Company's common stock. NEI shall pay a rental payment of $120,000 on second through the fifth anniversaries of the lease through 2011. On the sixth anniversary and on each anniversary thereafter during which the Bonner Lease is in force, NEI shall pay an advance royalty payment of $240,000. In the event commercial production is achieved during the rental period, all future rental payments received after commercial production begins will be credited as minimum advance royalty payments. The Bonner Lease has a primary term of ten years but may be extended up to an additional sixty five years

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 6 Joint-Ventures (Continued)

provided that NEI continues to make advance or production royalty payments. NEI may terminate the lease at any time without future lease obligations. A five percent production royalty based on the gross market value of all minerals extracted is payable for any production from the Bonner Lease properties.

        In January 2008, the Company leased patented and unpatented lode mining claims in the eastern portion of the Ambrosia Lake mining district in New Mexico (the "Elizabeth Lease"). Pursuant to the terms of the Elizabeth Lease, the Company paid a $315,000 signing bonus upon signing and is obligated to pay advance royalties of $100,000 on the first and second anniversary of the lease and $75,000 every year thereafter so long as the lease is in effect. The Elizabeth Lease has a primary term of ten years, but may be extended up to an additional sixty five years provided that the Company continues to make advance or production royalty payments. The Company may terminate the lease at any time without future lease obligations. A five percent production royalty, based on the gross market value of all minerals extracted, is payable for any production from the Elizabeth Lease properties.

        In April 2006, NEI and Primary entered into an Exploration, Development and Mine Operating Agreement ("Grants J.V. Agreement") and formed the Grants J.V. Pursuant to the Grants J.V. Agreement, NEI contributed, to the joint-venture, the properties underlying three New Mexico leases: the Endy Lease, the Bonner Lease and the Elizabeth Lease. Also, Primary reimbursed NEI $495,000 in connection with the Endy and the Bonner Leases during the year ended December 31, 2006, in consideration of contribution of the underlying leased properties. Pursuant to the Grants J. V. Agreements, Primary was obligated to contribute $5,000,000 to fund the joint-venture's operations ("Initial Contribution") before February 1, 2010. In consideration of Primary's payments to NEI and the funding of the Grants J.V., Primary was entitled to a fifty percent participating interest in the underlying properties. The Company was named the managing partner in the joint-venture. At the time the Company entered into the Grants J.V. Agreement the Company believed the likelihood of Primary making its full Initial Contribution increases in proportion to its aggregate Initial Contributions made to date. Accordingly, the Company accounted for Primary's participating interest as accretive to Primary as it makes its Initial Contribution. The Company consolidated the assets, liabilities and operating results of the joint-venture in accordance with the proportionate consolidation method until October 15, 2009, when NEI acquired Primary's interest in Grants J.V. Primary's historical contributions and accretive percentage of ownership are outlined below.

		Ownership Percentages
	Primary Contributions to Date
		Primary	NEI
October 15, 2009	$2,632,771	34.56%	65.44%
December 31, 2008	2,101,085	29.52%	70.48%
December 31, 2007	1,442,696	22.33%	77.67%

        In October 2009, the Company entered into a Purchase and Termination Agreement ("Purchase Agreement") with Primary with respect to the Grants J.V. Pursuant to the Purchase Agreement, Primary transferred its ownership interest in Grants J.V. to the Company on October 15, 2009. In consideration, the Company was obligated to, at its option, pay Primary $3,519,067 in Canadian funds, or, issue Primary 3,519,067 shares of the Company's common stock. From the inception (April 28, 2006), through October 15, 2009, Primary had contributed $2,632,771 to fund the operations of

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 6 Joint-Ventures (Continued)

Grants J.V., in addition to the $495,000 reimbursed to NEI for lease costs for a total investment of $3,127,771.

        The Company accounted for the purchase as an equity transaction and no gain or loss was recognized on the transaction. The net equity in Grants J.V. at the date of acquisition was $198,341, and the Company valued Primary's 34.56% proportionate share at $68,578.

        On December 30, 2009, the Company opted to issue to Primary 3,519,067 shares of its common stock, in lieu of cash, in consideration of its October 15, 2009 purchase of Primary's interest in the Grants J.V. The Company recorded an increase in common stock and additional paid in capital and relieved the liability recorded at the date of transaction. As a result of the transaction and issuance of shares, Primary, an affiliate of the Company, holds 14,269,067 total shares of the Company's common stock, or 23.9% of the Company's issued and outstanding shares as of December 31, 2011.

Cibola Resources LLC

        In March 2007, the Company entered into a Mining Lease and Agreement with La Merced del Pueblo de Cebolleta ("Cebolleta Lease") a privately held land grant, to lease approximately 6,717 acres of fee (deeded) surface and mineral rights ("Cebolleta Property") in New Mexico. The mineral lease agreement provides for a term of ten (10) years and so long thereafter as the Company is conducting active mining operations. Additionally, the mineral lease agreement provides for initial payments to Cebolleta of $5,000,000, annual advanced royalty payments of $500,000, a recoverable reserve payment equal to $1.00 multiplied by the number of pounds of recoverable uranium reserves upon completion of a feasibility study less the $5,000,000 in initial payments and up to $1,500,000 in annual advance royalties previously paid pursuant to the Cebolleta Lease, and gross proceeds royalties from 4.50% to 8.00% based on the then current price of uranium.

        In April 2007, NEI formed a joint-venture with UEC through the formation of Cibola, and the execution of a Limited Liability Company Operating Agreement and Members Agreement. Cibola was owned 51% by NEI and 49% by UEC. Both parties funded the acquisition, exploration, and other costs of the Cebolleta Property in proportion to their ownership interests. The Company assigned the Cebolleta Lease to Cibola. The Company was the managing member of Cibola. As the managing member, the Company received a management fee equal to 15% of exploration and other expenditures, excluding property acquisition expenditures and legal fees. The Company consolidated the assets, liabilities and operating results of Cibola and recognized UEC's noncontrolling interest in the consolidated balance sheets and consolidated statements of operations.

        In November 2009, the Company entered into an Option Agreement (the "Option Agreement") with UEC, in which UEC granted the Company the exclusive option to purchase and acquire UEC's 49% ownership interest for a cash payment of $11 million. In consideration for the Option Amendment, the Company funded 49% of Cibola's operations, from August 2009 through March 2010 on behalf of UEC. As of April 12, 2010, the Company is the sole owner of Cibola. From August 1, 2009 to April 12, 2010, Cibola recognized a total of $927,166 of operating expenses. NEI funded 100% of these costs with $858,976 in exploration expenses advanced on behalf of Cibola and an account payable to Cibola for $68,190. Of the aforementioned $927,166 contribution by NEI, Cibola allocated $472,854, or 51%, to NEI's equity account and $454,312, or 49%, to UEC's equity account. As of April 12, 2010, the Company capitalized $454,312 as a mineral interest purchase option. Therefore, the

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 6 Joint-Ventures (Continued)

Company recognized a total purchase price of $11,454,312, comprised of a cash payment of $11 million and the mineral purchase option of $454,312.

        The Company recognized no gain or loss on the acquisition of the noncontrolling interest in consolidated net income or comprehensive income. The Company estimated the fair value of its additional interest in Cibola to be equivalent to the purchase price, or $11,454,312, and recognized an increase of $11,454,312 in unproven mineral properties. The estimated fair value was based on significant other observable and unobservable inputs (Level 3), more specifically, comparable transactions with industry peers, accepted industry in-situ valuation techniques and the Company's evaluation of the discounted cash flows, all adjusted for risks and uncertainty.

Pro Forma Results of Operations

        The following (unaudited) pro forma consolidated results of operations have been prepared as if the acquisitions of Grants J.V. and Cibola had occurred at the beginning of the period presented below:

	Years Ended December 31,
	2010	2009
Revenue	$—	$—
Net loss	(8,748,795)	(7,539,290)
Net loss per basic and diluted share	(0.15)	(0.13)

        The unaudited pro forma net loss and net loss per share for the year ended December 31, 2010 presented above do not include the assumption of additional financing costs incurred as a result of the acquisition of the 49% noncontrolling interest of Cibola. In April 2010, the Company financed the $11M acquisition of the noncontrolling interest in Cibola with proceeds from the RMB Credit Facility (See Note 8). The net loss per share includes the assumed issuance of 3,519,067 shares of common stock at the beginning of 2009 in connection with the acquisition of the noncontrolling interest of the Grants J.V.

        The unaudited pro forma information is presented for informational purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated as of that time, nor is it intended to be a projection of future results.

Note 7 Convertible Subordinated Notes

Series "A" 7.5% Convertible Subordinated Notes ("Series A")

        In June 2006, the Company issued 41 Convertible Subordinated Notes due May 31, 2007. The principal balance of $1,069,300 was convertible at $.22 per share of common stock. Interest was accrued monthly and payable on the first anniversary of the date of issue in cash or restricted common stock, valued at $.22 per share, at the Company's discretion.

        The convertible notes contained a beneficial conversion feature in the amount of $221,287. The discount attributable to the beneficial conversion feature was credited to additional paid-in capital and charged to interest expense on that date.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 7 Convertible Subordinated Notes (Continued)

        In May 2007, the Company extended an offer to the Series A note holders to: a) extend the maturity date to September 30, 2007; b) receive payment of the note in full on May 31, 2007; or c) convert the notes into common stock. All 41 note holders agreed to extend the maturity dates of their notes.

        In August 2007, the Company offered to prepay the Series A note holders subject to their right to convert the notes into shares of common stock at $.22 per share. The Company converted all 41 notes with a face value of $1,069,300 into 4,860,456 shares of common stock and paid accrued interest of $98,117 in cash.

Series "B" 7.5% Convertible Subordinated Notes ("Series B")

        In October and November 2006, the Company issued 118 Convertible Subordinated Notes due September 30, 2007. The principal balance of $5,722,516 was convertible at $.68 per unit. Each unit consisted of one share of common stock and one warrant to purchase a share of common stock at an exercise price of $1.00. Interest was accrued monthly and payable on the first anniversary of the date of issue in cash or restricted common stock, valued at $.68 per share, at the Company's discretion.

        The convertible notes contained a beneficial conversion feature in the amount of $1,146,161. The discount attributable to the beneficial conversion feature was credited to additional paid-in capital and charged to interest expense on that date.

        In April 2007, the Company issued a waiver allowing the Series B note holders to receive and exercise their warrants prior to converting their notes. During April and May 2007, the warrants related to $5,254,676 principal amount of the Series B notes were exercised and the Company issued 7,727,465 shares of common stock and received $7,727,465 in gross proceeds and paid $430,006 in commissions resulting in $7,297,459 net proceeds. In connection with this offer, the Company agreed to issue to the Series B note holders who exercised their underlying warrant an additional one-half warrant should it fail to file a registration statement with the appropriate regulatory agencies in the United States and Canada on or before August 31, 2007. The Company was unable to file a registration statement by this date. Accordingly, the Company issued 3,863,734 Series B warrants ("Series B Warrants") dated September 1, 2007, exercisable at $1.60 per share of common stock if exercised before December 31, 2007 and at $2.00 per share of common stock thereafter until their expiration on August 31, 2008. The Company credited additional paid-in capital and recognized a charge to interest expense of $868,981, representing the estimated fair value of the warrants, in the year ended December 31, 2007.

        The following assumptions were used in the Binomial-Lattice Model to estimate the fair value of warrants issued in connection with the Series B holders' exercise of warrants:

2007
Expected term (in years)	1.0
Expected volatility	56.66%
Expected dividend yield	0%
Risk free interest rate	4.15%

        In August 2007, the Company offered to prepay the Series B note holders subject to their right to convert the notes into shares of common stock at $.68 per share. Of the 118 note holders, 116 chose to

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 7 Convertible Subordinated Notes (Continued)

convert their notes into common stock. On August 24, 2007, the Company converted notes with a face value of $5,652,136 into 8,311,965 shares of common stock. In connection with the conversion of the Series B notes, those note holders who did not elect to exercise their warrants prior to converting their notes in connection with the Company's April 2007 waiver, were issued 588,000 Series A warrants ("Series A Warrants") pursuant to the terms of the Series B notes. Two notes with a principal balance of $70,380 were paid in cash. The Company also paid an aggregate $364,550 in accrued interest in cash.

Series "C" 7.5% Convertible Subordinated Notes ("Series C")

        Between March and April 2007, the Company issued 20 Convertible Subordinated Notes due February 28, 2008. The principal balance of $999,713 was convertible at $.68 per unit. Each unit consisted of one share of common stock and one warrant to purchase a share of common stock at a purchase price of $1.00. Interest was accrued monthly and payable on the maturity date in cash or restricted common stock, valued at $.68 per share, at the Company's discretion. The Company paid $64,498 of debt issuance costs in 2007, the entire amount was charged to interest expense in 2007.

        The convertible notes contained a beneficial conversion feature in the amount of $165,783. The discount attributable to the beneficial conversion feature was credited to additional paid-in capital and charged to interest expense on that date.

        In April 2007, the Company issued a waiver allowing the Series C note holders to receive and exercise their warrants prior to converting their notes. During April and May 2007, the warrants related to $766,713 principal amount of the Series C notes were exercised and the Company issued 1,127,519 shares of common stock and received $1,127,519 in gross proceeds and paid $62,743 in commissions resulting in $1,064,776 in net proceeds. In connection with this offer, the Company agreed to issue the Series C note holders who exercised their underlying warrant an additional one-half warrant should it fail to file a registration statement with the appropriate regulatory agencies in the United States and Canada on or before August 31, 2007. The Company was unable to file a registration statement by this date. Accordingly, the Company issued 563,758 Series B Warrants dated September 1, 2007, exercisable at $1.60 per share of common stock if exercised before December 31, 2007 and at $2.00 per share of common stock thereafter until their expiration on August 31, 2008. The Company credited additional paid-in capital and recognized a charge to interest expense of $126,793, representing the estimated fair value of the warrants, in the year ended December 31, 2007.

        The following assumptions were used in the Binomial-Lattice Model to estimate the fair value of warrants issued in connection with the Series C holders' exercise of warrants:

2007
Expected term (in years)	1.0
Expected volatility	56.66%
Expected dividend yield	0%
Risk free interest rate	4.15%

        In August 2007, the Company offered to prepay the Series C note holders subject to their right to convert the notes into shares of common stock at $.68 per share. The Company converted 20 notes with a face value of $999,713 into 1,470,166 shares of common stock. In connection with the conversion

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 7 Convertible Subordinated Notes (Continued)

of the Series C notes, those note holders who did not elect to exercise their warrants prior to converting their notes in connection with the Company's April 2007 waiver, were issued 342,647 Series A Warrants ("Series A Warrants") pursuant to the terms of the Series C notes. The Company also paid an aggregate $34,314 in accrued interest in cash.

        A summary of the transactions involving the conversion of debt and issuance of the Series A Warrants is shown below:

Changes Resulting From Conversion of Debt in August 2007

	Series A Notes	Series B Notes	Series C Notes	Total
Principal	$1,069,300	$5,722,516	$999,713	$7,791,529

Conversion price	$.22/Share	$.68/Unit	$.68/Unit
Underlying units	—	8,415,465	1,470,166	9,885,631
Shares underlying principal	4,860,456	8,415,465	1,470,166	14,746,087
Less shares underlying debt paid	—	(103,500)	—	(103,500)

Shares issued	4,860,456	8,311,965	1,470,166	14,642,587

Principal converted	$1,069,300	$5,652,136	$999,713	$7,721,149

Warrants underlying units		8,415,465	1,470,166	9,885,631
Warrants previously exercised		(7,727,465)	(1,127,519)	(8,854,984)
Less warrants underlying debt paid		(100,000)	—	(100,000)

Series A Warrants issued		588,000	342,647	930,647

        A summary of the transactions involving the Company's April 2007 waiver and subsequent early exercise of warrants, and the Company's inability to file a registration statement by August 31, 2007, resulting in the issuance of the Series B Warrants, is shown below:

	Series B Notes	Series C Notes	Total
Shares issued in connection with early exercise	7,727,465	1,127,519	8,854,984
Series B Warrants issued	3,863,734	563,758	4,427,492

Note 8 Senior Debt Facility

Credit Facility

        In April 2010, the Company entered into an arrangement of a $16 million senior secured credit facility ("Credit Facility"), which the lender advanced in two tranches. Tranche 1 proceeds in the amount of $5 million were used for general working capital consistent with operating activities mutually agreed upon by the Company and lender. Tranche 2 proceeds in the amount of $11 million were used to fund the Company's acquisition of UEC's 49% interest in Cibola. The Credit Facility agreement, among other terms and conditions, provides for:

  a.
  The payment of outstanding principal, together with accrued interest, on or before December 31, 2010.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 8 Senior Debt Facility (Continued)

  b.
  Interest charged on outstanding principal balances is accrued as a part of the principal balance and calculated at a rate equal to LIBOR plus 7%.

  c.
  Mortgage and senior security interest in all material "real property" located in New Mexico; all "personal property" of the Company; and a pledge of the Company's 100% ownership interest in Cibola.

        In consideration of the Credit Facility agreement, the Company:

  a.
  Paid the lender an arrangement fee of $1,120,000, equal to 7% of the Credit Facility, plus $190,758 in costs and expenses incurred by lender.

  b.
  Issued the lender warrants to purchase a total of 3,051,744 shares of common stock of the Company on the following terms: The exercise price is $1.75 or the lowest price at which the Company issues shares during the exercise period, which is four years from date of issuance. The estimated fair value of these warrants on the dates of issue was $1,579,637 or $.52 per warrant, as estimated using the Black-Scholes option pricing model with an exercise price of $1.75, an expected life of 4 years, a risk free interest rate of 2.13% to 2.26%, a dividend yield of 0%, and an expected volatility of 86.3% to 86.5%.

  c.
  Upon issuance of additional shares by the Company, the Company is obligated to issue additional warrants to lender to purchase up to 1,519,684 additional shares of common stock. The warrants will be issued so as to allow the lender to maintain a beneficial ownership up to five percent (5%), as was achieved by the issuance of the warrants in b above. The warrants will contain terms substantially the same as those warrants previously issued to lender. The fair value of these warrants has not been established as these warrants are not issuable at December 31, 2011.

  d.
  The Company has granted the lender and warrant holder certain registration rights in connection with the Company's completion of an initial public offering. Pursuant to these registration rights, the Company must use its best efforts to file and cause to become effective, within six months of completion of its initial public offering, a registration statement on Form S-1 or other available form. In connection with the registration rights, the Company has no registration payment arrangement that would result in monetary penalties.

Amendments to Credit Facility

        On December 22, 2010, the Company entered into the First Amendment Agreement to the Credit Facility Agreement ("First Amended Credit Facility") with lender with respect to the amendment of the April 2010 Credit Facility. The lender extended the maturity of the Credit Facility from December 31, 2010 to June 30, 2011, and advanced $8 million in Tranche 3, which increased the Credit Facility from $16 million to $24 million. The terms of the Amended Credit Facility are:

  a.
  The Company paid the lender an arrangement fee of $320,000, equal to 4% of the increase in amount of the credit facility, an extension fee of $160,000, equal to 1% of the original credit facility, plus, $21,233 in costs and expenses incurred by the lender.

  b.
  Upon issuance of additional shares by the Company, the Company is obligated to issue additional warrants to lender to purchase up to 2,742,857 additional shares of common stock.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 8 Senior Debt Facility (Continued)

    The warrants will be issued so as to allow the lender to maintain a beneficial ownership up to five percent (5%). The warrants will contain terms substantially the same as those warrants previously issued to lender. The fair value of these warrants has not been established as these warrants are not issuable at December 31, 2011.

  c.
  The Company has granted the lender and warrant holder certain registration rights in connection with the Company's completion of an initial public offering. Pursuant to these registration rights, the Company must use its best efforts to file and cause to become effective, within six months of completion of its initial public offering, a registration statement on Form S-1 or other available form. In connection with the registration rights, the Company has no registration payment arrangement that would result in monetary penalties.

  d.
  All other terms and conditions remain the same.

        On June 29, 2011, the Credit Facility due date was extended to the earlier of July 13, 2011, or execution of an amended Credit Facility Agreement.

        On July 11, 2011, the Company entered into a Second Amendment Agreement to the Credit Facility Agreement ("Second Amended Credit Facility") with lender with respect to the amendment of the April 2010 Credit Facility. The Second Amended Credit Facility extended the maturity date to December 31, 2011, and requires mandatory prepayment if the Company completes an initial public offering or completes any other corporate transaction, such as a merger or business combination. All other material terms remained unchanged. In consideration of the Second Amended Credit Facility, the Company agreed to pay an extension fee equal to $516,388 or 2% of the outstanding principal and accrued interest and reimburse out of pocket legal costs of the lender. In addition, the lender agreed to cancel 1,428,571 of the 3,051,744 total warrants issued to lender in connection with the Credit Facility in consideration of the Company's issuance of 1,428,571 shares of its common stock to the lender. The terms of the modified Credit Facility are not deemed to be substantially different than the original Credit Facility. Accordingly, the Company capitalized $523,766 as debt issuance costs and amortized the balance over the remaining term as a charge to interest expense.

        On December 21, 2011, the Company entered into a Third Amendment Agreement to the Credit Facility Agreement ("Third Amended Credit Facility") with lender with respect to the amendment of the April 2010 Credit Facility. The lender granted the Company this extension to facilitate the Company's ongoing negotiations to consummate a business combination which, upon completion, would provide the payment of outstanding principal and interest of the credit facility at maturity, as more fully described in Note 18. The Third Amended Credit Facility extended the maturity date to January 23, 2012. In consideration of the Third Amended Credit Facility, the Company agreed to reimburse out of pocket legal costs of the lender. The terms of the modified Credit Facility are not deemed to be substantially different than the original Credit Facility.

        On January 23, 2012, the Company entered into a Fourth Amendment Agreement to the Credit Facility Agreement ("Fourth Amended Credit Facility") with lender with respect to the amendment of the April 2010 Credit Facility. The lender granted the Company this extension to further facilitate the Company's ongoing negotiations to consummate a business combination which, upon completion, would provide the payment of outstanding principal and interest of the credit facility at maturity, as more fully described in Note 18. The Fourth Amended Credit Facility extends the maturity date to earlier of

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 8 Senior Debt Facility (Continued)

(i) February 24, 2012, (ii) execution of definitive document in connection with the ongoing negotiations to consummate a business combination noted above or (iii) ongoing negotiations to consummate a business combination terminates. In consideration of the Fourth Amended Credit Facility, the Company agreed to reimburse out of pocket legal costs of the lender. The terms of the modified Credit Facility are not deemed to be substantially different than the original Credit Facility.

        On February 24, 2012, the Company entered into a Fifth Amendment Agreement to the Credit Facility Agreement ("Fifth Amended Credit Facility") with lender with respect to the amendment of the April 2010 Credit Facility. The lender granted the Company this extension to further facilitate the Company's ongoing negotiations to consummate a business combination which, upon completion, would provide the payment of outstanding principal and interest of the credit facility at maturity, as more fully described in Note 18. The Fifth Amended Credit Facility extends the maturity date to earlier of (i) March 1, 2012, (ii) execution of definitive document in connection with the ongoing negotiations to consummate a business combination noted above or (iii) ongoing negotiations to consummate a business combination terminates. In consideration of the Fifth Amended Credit Facility, the Company agreed to reimburse out of pocket legal costs of the lender. The terms of the modified Credit Facility are not deemed to be substantially different than the original Credit Facility.

        On March 1, 2012, in connection with the Company's ongoing negotiations to consummate a business combination, the Company entered into, among other documents, an Agreement and Plan of Merger with a counterparty and a Forbearance and Debt Conversion Agreement with its lender, pursuant to which the lender has agreed to forbearance on the exercise of creditor remedies until, subject to certain early termination provisions, the closing date of the business combination, as more fully described in Note 18.

        As of December 31, 2011 and 2010, the outstanding principal, including capitalized interest, was $26,787,157 and $24,896,616, respectively.

Discount on Senior Debt

        The Company accounted for the senior credit facility in a manner that allocated the proceeds from the senior credit facility to the debt instrument without the warrants and to the warrants themselves based on their fair value at the time of issuance. The portion of the senior debt proceeds allocated to the warrants resulted in a discount on the debt to be recognized as a part of interest expense in the Company's consolidated statements of operations. The Company recorded $1,579,637 as a discount on senior debt on the date of issuance. For the years ended December 31, 2011 and 2010, the Company amortized $51,742 and $1,527,895, respectively, as interest expense in connection with the accretion of the senior debt discount. As of December 31, 2011, the Company has no remaining unamortized discount on senior debt.

Warrant Liability

        As a result of the downround protection feature (reset provision) of the warrants issued in connection with the senior credit facility, the warrants are considered a derivative for financial reporting purposes. Therefore, the Company recorded the fair value allocated to the warrants as a liability on the Company's consolidated balance sheets and is subject to ongoing fair value

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 8 Senior Debt Facility (Continued)

measurement. The Company recorded the estimated fair value of the 3,051,744 issued warrants in the amount of $1,579,637 as a warrant liability on the date of issuance

        In July 2011, the lender agreed to cancel 1,428,571 of the 3,051,744 total warrants issued to the lender in connection with the Credit Facility in consideration of the Company's issuance of 1,428,571 shares of its common stock to the lender. Accordingly, the Company derecognized the warrant liability of $167,011, its fair value at date of extinguishment, through the issuance of common stock with a fair value of $714,286, its fair value at date of issuance, resulting in a loss of $547,275 on the early extinguishment of the liability.

        As of December 31, 2011 and 2010, the Company recognized an unrealized gain on warrant liability of $1,157,978 and $240,235, respectively, to reflect the change in estimated fair value of the warrant liability as of that date. The amount is included as a component of interest expense within the consolidated statements of operations.

Restricted Cash—Proceeds Account

        Pursuant to the Credit Facility and Amended Credit Facility, the net proceeds from Tranche 1 and Tranche 3 were deposited in a proceeds account controlled by the lender. Working capital is transferred to the Company under the terms of the cash budget agreed upon between the Company and the lender. Accordingly, the December 31, 2011 and 2010 proceeds account balance of $2,944 and $7,044,367, respectively, is classified as short-term restricted cash and is reported in restricted cash and marketable securities on the consolidated balance sheets.

Note 9 Common Stock

        The table below sets forth the number of shares of common stock and other potentially dilutive securities of the Company as of each balance sheet date:

	As of December 31,
	2011	2010
Common stock outstanding	59,632,712	58,204,141

Dilutive securities
Warrants issued in connection with senior debt	1,623,173	3,051,744
Stock options	5,256,666	5,491,666

Dilutive securities outstanding	6,879,839	8,543,410

Diluted shares of common stock	66,512,551	66,747,551

Year Ended December 31, 2005, Common Stock Transactions

        During March and May 2005, as part of the initial incorporation of the Company, the Company issued 6,877,565 shares of common stock at $.01 per share to a founding officer of the Company for services, resulting in the Company's recognition of $68,776 in non-cash compensation expense.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 9 Common Stock (Continued)

        In April 2005, the Company signed a letter agreement with Primary granting Primary the right to purchase 10,750,000 shares of common stock. Under the agreement Primary was to make periodic payments totaling $1,250,000. The Company received $1,000,000 during the year ended December 31, 2005 and recorded a Stock Subscription Receivable of $250,000 as of that date. Accordingly, for accounting purposes, 8,600,000 common shares were considered issued and outstanding as of December 31, 2005.

        During 2005, the Company issued 5,807,435 shares of common stock to officers, employees and technical consultants of the Company. The shares of common stock were issued at an estimated fair value of $.12 per share, resulting in the Company's recognition of $675,283 in non-cash compensation expense.

Year Ended December 31, 2006, Common Stock Transactions

        In January 2006, the Company issued 10,750,000 common shares to Primary, of which 2,150,000 shares were considered issued to Primary in 2006 for accounting purposes, upon payment of the final $250,000 as required by the stock subscription agreement.

        In June 2006, as part of a lease agreement, the Company issued 65,000 shares of common stock, in addition to cash consideration, to the lessor. The shares of common stock were issued at an estimated fair value of $.27 per share, resulting in the Company's capitalization of $16,878 in unproven mineral properties on a consolidated basis.

Year Ended December 31, 2007, Common Stock Transactions

        In April 2007, in connection with the re-incorporation of the Company into Nevada, the number of authorized shares of the Company's stock was increased to two hundred and ten million (210,000,000) of which 200,000,000 are common stock and 10,000,000 are preferred shares. Each share of common stock was changed from a par value of $.01 to $.001. All share amounts have been retroactively restated to give effect to the change in par value.

        In April and May 2007, the Company issued 8,854,984 shares of common stock to Series B and Series C note holders who exercised their warrants for $1.00 per share. The Company received gross proceeds of $8,854,984 from the warrants exercised.

        In August 2007, the Company issued 50,000 shares of common stock to an officer. The shares had an estimated fair value of $1.00 per share and a non-cash compensation expense of $50,000 was recognized. In September 2007, the Company issued an additional 50,000 shares of common stock to an officer at an estimated fair value of $1.50 per share, and $75,000 was recognized as non-cash compensation expense.

        In August 2007, the Company issued 14,642,587 shares of common stock to Series "A", "B", and "C" note holders by converting notes into common stock.

        During September through November 2007, the Company issued 7,061,474 shares of common stock in a private placement at $1.50 per share. Gross proceeds from the private placement were $10,592,211. Offering costs for this private placement were $690,414 for net proceeds of $9,901,797.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 9 Common Stock (Continued)

        In December 2007, warrants were exercised to purchase 75,000 shares of common stock at an exercise price of $1.60 for total proceeds of $120,000 to the Company.

Year Ended December 31, 2008, Common Stock Transactions

        In August 2008, the Company issued 100,000 shares of common stock to an officer pursuant to the Company's 2007 Omnibus Incentive Plan. The shares had an estimated fair value of $0.75 per share and non-cash compensation expense of $75,000 was recognized.

        In August 2008, Series A Stock Purchase Warrants were exercised to purchase 273,529 shares of common stock at an exercise price of $1.00 per share of common stock, for proceeds of $273,529 to the Company.

        In August 2008, Series B Stock Purchase Warrants were exercised to purchase 27,500 shares of common stock at an exercise price of $2.00 per share of common stock, for proceeds of $55,000 to the Company.

Year Ended December 31, 2009, Common Stock Transactions

        In December 2009, the Company issued 3,519,067 shares of common stock to Primary Corp. in consideration for its October 15, 2009 purchase of Primary's 34.56% interest in Grants J.V. Details of the transaction are discussed in Note 6.

Year Ended December 31, 2010, Common Stock Transactions

        In May 2010, the Company issued 50,000 shares of common stock to a director of the Company in consideration of a short-term standby letter of credit. The shares were valued at $1.00 per share and $50,000 was recognized as non-cash compensation expense.

Year Ended December 31, 2011, Common Stock Transactions

        In July 2011, a lender to the Company agreed to cancel 1,428,571 warrants issued to the lender in connection with the Credit Facility in consideration of the Company's issuance of 1,428,571 shares of its common stock to the lender. The shares were valued at $.50 per share and $714,286 was recognized as consideration for the early extinguishment of the warrant liability.

Note 10 Stock Option Plan

Stock Option Plans

        In February 2006, the Board of Directors adopted the 2006 Stock Option and Restricted Stock Plan (the "2006 Plan"). Shareholders approved the 2006 Plan in February 2006. The 2006 Plan authorizes the Company to issue 3,500,000 shares of common stock upon exercise of options and grants of restricted and unrestricted stock awards. The Plan authorizes the Company to grant i) to the key employees incentive stock options to purchase shares of common stock and non-qualified stock options to purchase shares of common stock and restricted and unrestricted stock awards and ii) to non-employee directors and consultants' non-qualified stock options and restricted and unrestricted

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 10 Stock Option Plan (Continued)

stock awards. At December 31, 2011, the Company had granted and outstanding 2,912,000 stock options and 100,000 shares of common stock as stock awards under the 2006 Plan.

        In December 2007 the Board of Directors adopted the 2007 Omnibus Incentive Plan (the "2007 Plan"). Shareholders approved the 2007 Plan in September 2008. The 2007 Plan authorizes the Company to issue 2,800,000 shares of common stock upon exercise of options and grant of restricted and unrestricted stock awards. The 2007 Plan authorizes the Company to grant i) incentive stock options and non-qualified stock options, ii) stock appreciation rights, iii) restricted stock and stock units awards and iv) unrestricted stock awards. At December 31, 2011, the Company had granted and outstanding 2,144,666 stock options and 150,000 shares of common stock as stock awards under the 2007 Plan.

        In February 2011, the Board of Directors unanimously approved the 2011 Equity Incentive Plan (the "2011 Plan"). The 2011 Plan authorizes the Company to issue the greater of (i) 1,000,000 shares of our common stock, or (ii) the number of shares of common stock that when added together with the number of shares authorized under the 2006 Plan and 2007 Plan equals 10% of the total issued and outstanding shares of common stock of the Company, up to a maximum of 3,000,000 shares. The 2011 Plan is subject to the approval of the Company's shareholders within a period of one year. At December 31, 2011, the shareholders of the Company had not approved the 2011 Plan. At December 31, 2011, 1,000,000 shares of common stock of the Company are authorized under the 2011 Plan and the Company had granted and outstanding 200,000 stock options to a related party as more fully described in Note 13.

Stock Options Issued

        In November 2006, the Company granted 1,220,000 stock options under the 2006 Plan with an exercise price of $.68 as follows: 770,000 to officers; 50,000 to an employee; and 400,000 to directors. The term of these options is ten years with vesting periods ranging from immediate vesting to 30 months. The weighted average fair value of these options at the date of grant was $.374 per option, for a total of $456,072, estimated using the Black-Scholes options pricing model.

        In the year ended December 31, 2007, the Company granted a total of 2,159,000 stock options under the 2006 Plan as follows: 921,000 to officers, 1,188,000 to employees, and 50,000 to consultants. Of those options, 1,099,000 were issued at an exercise price of $.68; 1,010,000 were issued at an exercise price of $1.00 and 50,000 were issued at an exercise price of $1.50 for a weighted average exercise price of $.85 per share. The term of these options ranges from five to ten years with vesting periods ranging from immediate vesting to 36 months. The weighted average fair value was $.45 per option at the respective grant dates for a total of $967,756, which was estimated using the Black-Scholes options pricing model.

        In the year ended December 31, 2008, the Company granted a total of 870,000 stock options under the 2007 Plan as follows: 400,000 to officers, 140,000 to employees, 260,000 to independent directors and 70,000 to consultants, all at an exercise price of $1.50 per share. The contracted term of these options ranges from fifty-four months to ten years with vesting periods ranging from immediate vesting to 24 months. The weighted average fair value was $.67 per option at the respective grant dates for a total of $587,099, which was estimated using the Black-Scholes options pricing model.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 10 Stock Option Plan (Continued)

        In February 2009, the Company sought, and received, an indefinite voluntary reduction in salaried compensation paid to its six executive officers and four highest compensated employees. The reduction in salaried compensation ranged from 7% to 20% for executive officers and from 5% to 12% for employees. In addition, the Company's Board of Directors reduced its quarterly compensation by 50%. In connection with this reduction in compensation, the Company agreed to modify the terms of 1,200,000 stock options issued to two executive officers, 120,000 stock options issued to an employee and 260,000 stock options issued to three directors of the Company. The Company modified the terms of the stock options by reducing the exercise price from $1.00 to $.68 per share on 800,000 stock options and from $1.50 to $.68 per share on 780,000 stock options. The Company treats a modification of terms of a stock option as an exchange of the original stock options for new stock options and the incremental share-based compensation is measured and recognized as the excess, if any, of the fair value of the modified stock options over the fair value of the original stock options measured immediately before the terms are modified. Accordingly, the Company recognized incremental share-based compensation of $1,752 and $80,586 in the years ended December 31, 2010 and 2009, respectively.

        In February 2009, also in connection with the reduction in compensation, the Company's Board of Directors authorized, and the Company subsequently issued, the following stock options:

  a)
  The Company granted 538,000 stock options to six executive officers, 88,000 under the 2006 Plan and the remainder under the 2007 Plan, at an exercise price of $.68 per share, which vest upon issuance and have a term of 10 years;

  b)
  The Company granted 228,000 stock options to four employees under the 2007 Plan at an exercise price of $.68 per share, which vest upon issuance and have a term of 10 years; and

  c)
  The Company granted 90,000 stock options to three directors under the 2007 Plan at an exercise price of $.68 per share, which vest upon issuance and have a term of 10 years.

        The estimated fair value of these stock options was $271,196, or $.32 per stock option.

        In May 2009, the Company granted 350,000 stock options under the 2007 Plan as follows: 50,000 to an employee and 300,000 to a consultant, all at an exercise price of $.68 per share with a term of ten years with vesting periods ranging from immediate vesting to 20 months. The weighted average fair value was $.40 per option at the respective grant dates for a total of $140,643, which was estimated using the Black-Scholes options pricing model.

        In May 2010, in accordance with its compensation plan, the Company's Board authorized, and the Company subsequently granted 100,000 stock options to a strategic outside consultant at an exercise price of $1.00 per share, one-half vested upon issuance and the balance vested in October 2010, and has a five year term. The estimated fair value of these options was $66,760, or $.67 per option.

        In May 2010, in accordance with its compensation plan, the Company's Board authorized, and the Company subsequently granted 90,000 stock options to three non-executive directors at an exercise price of $1.00 per share, which vest upon issuance and have a ten year term. The estimated fair value of these options was $75,997, or $.84 per option.

        In February 2011, the Company issued 600,000 stock options to three newly appointed Board members at an exercise price of $1.00 per share. The options were fully vested upon issuance and expire after ten years. The options had an estimated fair value of $497,721, or $.83 per option at the grant date

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 10 Stock Option Plan (Continued)

        In February 2011, the Company issued 200,000 stock options to a consultant pursuant to a consulting agreement at an exercise price of $1.00 per share. The options vest as follows: 100,000 in six months and 100,000 in twelve months. The options had an estimated fair value of $166,322, or $.83 per option at the grant date.

        In April 2011, a Board member, appointed in February 2011, resigned from the Company's Board of Directors. In connection with the Board member's resignation, the Company and the Board member entered into a Mutual Agreement to Accelerate Option Expiration. Accordingly, 200,000 stock options granted in February 2011, expired upon the Board member's resignation.

        The following table sets forth the recognized compensation expense for the following periods:

	Years Ended December 31,			From Inception (March 25, 2005) through December 31, 2011
	2011	2010	2009
Recognized compensation expense—stock options	$657,113	$147,049	$577,191	$3,183,264
Recognized compensation expense—stock awards	—	50,000	—	994,059

Total	$657,113	$197,049	$577,191	$4,177,323

        As of December 31, 2011, the Company has $6,930 in unrecognized share-based compensation.

        The grants of stock options for the years ended December 2011, 2010, and 2009 are detailed in the table below:

Stock Options	Options	Weighted Average Exercise Price
Balance, December 31, 2008	4,199,000	$0.93
Granted	2,786,000	$0.68
Cancelled/Expired	(1,580,000)	$1.25
Forfeited	(70,000)	$1.00

Balance, December 31, 2009	5,335,000	$0.70
Granted	190,000	$1.00
Forfeited	(33,334)	$0.68

Balance, December 31, 2010	5,491,666	$0.71
Granted	800,000	$1.00
Forfeited	(1,035,000)	$0.74

Balance, December 31, 2011	5,256,666	$0.75

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 10 Stock Option Plan (Continued)

        The following table summarizes certain additional information about the Company's total and exercisable stock options outstanding as of December 31, 2011:

	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Intrinsic Value
Total stock options	5,256,666	6.23	$0.75	—
Exercisable stock options	5,156,666	6.18	0.75	—

        The estimated fair value of the Company's common stock on December 31, 2011 was $.052 per share.

        The following table summarizes the activity in nonvested stock options for the years ended December 31, 2011, 2010, and 2009.

	Nonvested
Stock Options	Options	Weighted Average Grant Date Fair Value
Nonvested, December 31, 2008	1,237,667	$0.44
Granted	2,786,000	$0.32
Vested	(3,097,000)	$0.33
Cancelled/Expired	(706,667)	$0.51
Forfeited	(70,000)	$0.29

Nonvested, December 31, 2009	150,000	$0.32
Granted	190,000	$0.75
Vested	(306,666)	$0.58
Cancelled/Expired	—	$—
Forfeited	(33,334)	$0.33

Nonvested, December 31, 2010	—	$—
Granted	800,000	$0.83
Vested	(700,000)	$0.83
Cancelled/Expired	—	$—
Forfeited	—	$—

Nonvested, December 31, 2011	100,000	$0.83

        The value of each option award is estimated at the date of grant using the Black-Scholes options pricing model that utilizes the assumptions included in the table below. Since the Company has no historical exercise data, the expected term assumption was computed using the simplified method. In addition, because of this limited data, the Company has determined the volatility assumption by using the volatility of similar public companies in its peer group. The risk free interest rate reflects the U.S.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 10 Stock Option Plan (Continued)

Treasury yield curve for a similar expected life instrument in effect at the time of grant. The assumptions utilized for the years ended December 31, 2011, 2010, and 2009 are as follows:

	2011	2010	2009
Expected term (in years)	10.0	5.00 - 10.0	5.00 - 10.0
Expected forfeiture rate	0%	0%	0%
Expected volatility	80.4% - 80.5%	83.24% - 83.99%	83.36% - 86.17%
Expected dividend yield	0%	0%	0%
Risk free interest rate	3.43% - 3.61%	2.26% - 3.26%	1.68% - 3.22%

Note 11 Stock Purchase Warrants

Series A and B Warrants

        In 2007, the Company issued 9,785,631 Series A Warrants in conjunction with the April and May 2007 issuance and exercise and the August 2007 conversion of the Series B and Series C notes. Of those, 273,529 and 8,854,984 warrants were exercised at $1.00 per share in 2008 and 2007, respectively. The remaining 657,118 warrants expired unexercised.

        In 2007, the Company issued 4,427,492 Series B Warrants to those Series B and Series C note holders who elected to the April and May 2007 early issuance and exercise of their warrants underlying their Series B and Series C notes, as a penalty for not filing an initial public offering prior to August 2007. Of these, 75,000 warrants were exercised at $1.60 per share in 2007 and 27,500 warrants were exercised at $2.00 per share in 2008. The remaining 4,324,992 warrants expired unexercised.

Performance Based Warrants

        In August 2008, the Company entered into an agreement ("Agreement") with an institutional stockholder to make an introduction and arrange a meeting between the Company and a utility company that owns and/or operates a nuclear generating facility. In consideration of the Agreement, the Company issued the Institution a warrant to purchase 2,333,332 shares of common stock of the Company at $2.25 per share on or before November 7, 2009. The contingencies were not met, therefore the warrants expired unexercised.

Credit Facility Warrants

        In April 2010, the Company issued warrants to purchase shares of common stock in connection with the Credit Facility, as described in Note 8.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 12 Income Taxes

        The following summarizes the components of the Company's deferred tax assets and liabilities:

	December 31,
	2011	2010
Deferred tax assets:
Exploration expenditures	$3,141,000	$2,680,000
Stock option compensation	578,000	321,000
Leasehold acquisition costs	148,000	37,000
Cibola joint venture	799,000	801,000
Net operating losses	11,002,000	7,817,000
Property and equipment	22,000	—
Accrued liabilities	6,000	17,000

Total deferred tax assets	15,696,000	11,673,000

Deferred tax liabilities
Property and equipment	—	(9,000)
Prepaid expenses	(27,000)	(32,000)

Total deferred tax liabilities	(27,000)	(41,000)
Less: Valuation allowance	(15,669,000)	(11,632,000)

Net deferred tax assets	$—	$—

        In order to establish when it is more likely than not that all or a portion of the deferred tax assets will not be realized, the Company reviewed all available positive and negative evidence, including the Company's performance, the market environment in which the Company operates, forecasts of future profitability, the utilization of past tax credits, length of carry forward periods and similar factors. It is difficult to conclude that a valuation allowance is not needed when there is negative evidence such as cumulative losses in recent years. Therefore, cumulative losses weigh heavily in the overall assessment. The tax years 2008-2011 remain open to examination by the Internal Revenue Service of the United States.

        As of December 31, 2011, the Company has generated net operating loss carry forwards for federal and state income tax purposes of approximately $27.3 and $33.3 million respectively, which expire from 2012 to 2031. The Company expects to continue to record a full valuation allowance on any future tax benefits until it has achieved several quarters of consecutive profitable results coupled with an expectation of continued profitability. As of December 2011 and 2010, the valuation allowance totaled $15.7 million and $11.6 million, respectively.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 12 Income Taxes (Continued)

        The income tax benefit differs from the amount computed by applying the statutory U.S. federal income tax rate of 34% to losses from continuing operations before income taxes as follows:

	Years Ended December 31,						From Inception (March 25, 2005) through December 31, 2011
	2011		2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Federal income tax benefit at statutory rate	$(3,169,000)	34%	$(2,975,000)	34%	$(2,289,000)	34%	$(15,802,000)	34%
State taxes, net of federal benefit	(653,000)	6%	(702,000)	6%	(424,000)	6%	(2,354,000)	5%
Changes in valuation allowance	4,037,000	(34)%	3,865,000	(34)%	2,288,000	(34)%	15,670,000	(34)%
Other, net	(215,000)	(6)%	(188,000)	(6)%	425,000	(6)%	2,486,000	(5)%

Benefit from income taxes	$—	—%	$—	—%	$—	—%	$—	—%

Note 13 Related Party Transactions

        In April 2005, the Company entered into an agreement with Primary to issue 10,750,000 shares of the Company's common stock in exchange for cash subscriptions to the Company totaling $1,250,000. On January 17, 2006, the final payment was received and shares were issued. In January 2006, Primary's president was appointed as a member of the Company's Board of Directors.

        In April 2006, the Company made an expense advance payment of $12,000 to an officer, which was paid in full in 2007.

        In April 2006, the Company entered into a joint-venture agreement with Primary, a principal shareholder of the Company, to establish the Grants J.V. Primary's then president was a member of the Company's Board of Directors, and continues to serve as a board member of Primary.

        In December 2009, the Company issued 3,519,067 shares of common stock to Primary in consideration for its October 15, 2009 purchase of Primary's 34.56% interest in Grants J.V.

        In 2010 and 2009, the Company paid a law firm $1,128 and $239,449, respectively, in legal fees. The attorney representing the Company was a partner in that law firm. In May 2009, the Company granted the attorney 300,000 stock options in consideration of non-legal strategic consulting services. The options had an estimated fair value of $124,259 at the grant date. In February 2011, the attorney was appointed to the Company's Board of Directors. In April 2011, the attorney resigned from the Company's Board of Directors.

        In January 2010, the Company entered into the first of three agreements with a consultant, who subsequently became a member of the Board of Directors. The three agreements were: i) a finder's fee agreement in January 2010, which would pay the consultant a 1% contingent fee on introductions leading to financing of the Company, which was terminated in February 2011; ii) a consulting agreement in April 2010, which provided for a grant of 100,000 stock options with an estimated fair value of $66,760 plus contingent fees, which was terminated in February 2011; and iii) a subsequent consulting agreement in February 2011 discussed below.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 13 Related Party Transactions (Continued)

        In May 2010, a member of the Board of Directors was issued 50,000 shares of common stock, with an estimated fair value of $50,000, in consideration of a standby credit facility issued to the Company. The standby letter of credit was not used and was subsequently terminated.

        In January 2011, the Company entered into a financial advisory agreement with Primary, a related party. Pursuant to the agreement the financial advisor will consult with the Company with respect to a) any merger, amalgamation, plan of arrangement, reorganization or other business combination, b) the issuance by the Company, or a counterparty of a business combination, of securities in connection with an initial public offering or a private placement. Should the Company conclude a transaction, the financial advisory agreement requires the Company to pay a 1% completion fee on the transaction value, defined as the gross proceeds received in a financing and the aggregate unrestricted cash balances of any counterparty in connection with a business combination. In February 2012, the Company and Primary entered into an agreement to terminate all obligations of each party under the January 2011, financial advisory agreement.

        In February 2011, the Company increased the size of the Board of Directors from five to eight members. Three new board members were appointed and each granted 200,000 stock options at an exercise price of $1.00 per share of common stock. The options have a term of ten years and vest immediately. In April 2011, a Board member, appointed in February 2011, resigned from the Company's Board of Directors. In connection with the Board member's resignation, the Company and the Board member entered into a Mutual Agreement to Accelerate Option Expiration. Accordingly, 200,000 stock options granted in February 2011, expired upon the Board member's resignation.

        In February 2011, the Company entered into a consulting agreement with one of the newly appointed directors to provide advice and consultation to the Company, on an as needed basis, with respect to: i) marketing and operational strategies, goals and objectives; ii) implementation and execution of strategic initiatives; and iii) evaluation of performance and results. In consideration, the Company agreed to pay a month retainer to be offset by a daily consulting fee. In addition, the Company granted the consultant 200,000 stock options exercisable within ten years at an exercise price of $1.00 per share of common stock and vests one-half six months after the agreement date and the balance twelve months after the agreement date. The consulting agreement is non-exclusive and may be terminated at any time upon 30 days notice. Further details of agreements i) and ii) are presented in Note 14.

Note 14 Commitments and Contingencies

401(k) Retirement Plan

        In June 2007, the Company adopted a non-contributory 401(k) Plan for its full-time employees and employees who work at least 1,000 hours per year. Effective January 1, 2008, the Company elected to implement non-elective contributions equal to 3% of eligible compensation for employees meeting certain eligibility requirements. The contributions meet the tax deferral "safe harbor" requirements provided for in the Internal Revenue Code. Contributions are accrued monthly and paid after the close of the fiscal year. The Company accrued 401(k) expenses of $49,405, $52,720, and $67,450 for the years ended December 31, 2011, 2010 and 2009, respectively.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 14 Commitments and Contingencies (Continued)

Mineral Leases

        The Company entered into a ten year Lease Agreement with JTLC in October 2006 as detailed in Note 4. Pursuant to the terms of the lease, the Company is obligated to make annual payments for the next four years of $337,500 for the main lease. Additional in-fill property leases obligate the Company to annual payments of up to $9,500 for the next five years.

        All other land leases are cancellable by the Company when exploration and/or development is completed or the property is abandoned.

Office Leases

        The Company entered into leases for office space in Englewood, Colorado; Albuquerque, New Mexico; and Grants, New Mexico. The Englewood lease is for a period of 38 months ending October 2011. The remaining lease is a on a month-to-month basis. The Albuquerque lease, initially a three-year term, has been extended through March 2012. During the years ended December 31, 2011, 2010, and 2009, and the period from inception (March 25, 2005) through December 31, 2011, the Company incurred $199,783, $194,037, $203,257, and $872,960, respectively, in rental expense that was charged to operations.

        Future minimum lease commitments for Mineral and office leases at December 31, 2011 are as follows:

Years Ending December 31,	Office Leases	Mineral Leases	Total Commitments
2012	$9,178	$347,017	$356,195
2013	—	347,017	347,017
2014	—	347,017	347,017
2015	—	347,017	347,017
2016	—	9,517	9,517

Total	$9,178	$1,397,585	$1,406,763

Credit Agreement with Arizona Business Bank

        In April 2008, Arizona Business Bank issued the Company an Irrevocable Standby Letter of Credit in favor of the Landlord as a security deposit on the lease of the corporate headquarters in Englewood, Colorado. The credit facility is collateralized by a certificate of deposit which pays 2.8% interest. As of December 31, 2011, the certificate of deposit in the amount of $25,000 is reported as a component of short-term restricted cash and marketable securities on the consolidated balance sheets, as it is to be released upon termination of the lease.

        As of December 31, 2011, Arizona Business Bank has issued the Company six Irrevocable Standby Letters of Credit in favor of the New Mexico Energy, Minerals and Natural Resources Department to satisfy the bond requirements for completion of surface and subsurface reclamation pursuant to the permits issued by the state of New Mexico. Each credit facility is collateralized by a certificate of deposit equal to the value of the Letter of Credit which pays 2.8% interest. The total amount of the six

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 14 Commitments and Contingencies (Continued)

certificates of deposit is $273,905. As of December 31, 2011, the certificates of deposit are reported as components of restricted cash and marketable securities on the consolidated balance sheets.

Long-term Payable

        In August 2009, the Company entered into an agreement with a former lessor and operator of certain lands now leased by the Company to acquire historical data related to the Cebolleta project. The former lessor delivered the data at the time of the agreement. In consideration, the Company made payments to date of $50,000 with a final payment of $400,000 due in August 2013, which is recorded on the consolidated balance sheets as a long-term liability discounted at 8%, the borrowing rate of the Company. Interest is amortized over the life of the contract. As of December 31, 2011 and 2010, the long-term account payable is recorded at $352,559 and $325,539, respectively.

Employment Contract and Termination and Change of Control Obligations

        The Company has entered into employment agreements with four executive officers and one employee that provide that, in the event the employee is terminated for other than for cause, death or disability, or the employee terminates for good reason, the Company will pay the employee the amount of his base salary for a specific number of months, which varies from six to twenty-four months, provided that the salary continuation period falls within the period that compensation would have been paid had the termination not occurred.

Agreements Containing Contingent Fees

        In January 2010, the Company entered into a finder's fee agreement with a consultant, who subsequently became a director of the Company, to provide introductions in connection with the Company's financing efforts. Should the Company conclude a transaction through the efforts on the consultant, the agreement requires the Company to pay a 1% fee on proceeds received from the transaction. In February 2011, the Company terminated the agreement, however, the Company remains obligated to pay the fees set forth therein should the Company complete a transaction within 12 months of termination if the consultant introduced the financing party during the term of the agreement.

        In May 2010, the Company entered into a strategic consulting and advisory agreement with a consultant, who subsequently became a director of the Company, to provide advisory services in connection with the Company's evaluation of pursuing one or more strategic transactions, such as off-take agreements, forward sales contracts, joint ventures and mineral property acquisitions or dispositions. Should the Company conclude a strategic transaction through efforts of the consultant, the consulting agreement requires the Company to pay a 1.5% fee on debt proceeds received by the Company and a 5% fee on proceeds received by the Company through equity financing, asset dispositions or a joint venture earn-in. In addition, the Company granted the consultant 100,000 stock options exercisable within five years at an exercise price of $1.00 per share of common stock, which vested one-half upon issuance and the balance on October 15, 2010. The agreement was terminated in February 2011, however, the Company remains obligated to pay the fees set forth in the agreement should the Company complete a transaction within 12 months of termination if the consultant contacted the financing party on behalf of the Company during the term of the agreement.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 14 Commitments and Contingencies (Continued)

        In January 2011, the Company entered into a financial advisory agreement with a related party. Pursuant to the agreement, the financial advisor will consult with the Company with respect to (i) any merger, amalgamation, plan of arrangement, reorganization or other business combination, or (ii) the issuance of securities in connection with an initial public offering or a private placement. Should the Company conclude a transaction, the agreement requires the Company to pay a 1% completion fee on the transaction value, defined as the gross proceeds received in a financing and the aggregate unrestricted cash balances of any counterparty in connection with a business combination. In February 2012, the Company and related party entered into an agreement to terminate all obligations of each party under the January 2011, financial advisory agreement.

        In February 2011, the Company entered into a consulting agreement with one of the newly appointed directors to provide advice and consultation to the Company, on an as needed basis, with respect to: i) marketing and operational strategies, goals and objectives; ii) implementation and execution of strategic initiatives; and iii) evaluation of performance and results. In consideration, the Company agreed to pay a month retainer to be offset by a daily consulting fee. In addition, the Company granted the consultant 200,000 stock options exercisable within ten years at an exercise price of $1.00 per share of common stock and vests one-half six months after the agreement date and the balance twelve months after the agreement date. The consulting agreement is non-exclusive and may be terminated at any time upon 30 days notice. In October 2011, the Company and consultant verbally amended the consulting agreement to include a change in control provision that provides, in the event the consultant is terminated for other than for cause, death or disability, or the consultant terminates for good reason following a change in control of the Company, the Company will pay the consultant the amount of his base consulting fees for twelve months.

        In May 2011, the Company entered into an engagement letter with an investment banking institution. Pursuant to the engagement letter, the institution will act a financial advisor and lead underwriter for the Company with respect the issuance of securities in connection with an initial public offering or a private placement. Should the Company conclude a transaction, the agreement requires the Company to pay a 7% completion fee on the gross proceeds received in a financing and the issuance of warrants equal to 5% of the number of shares sold in the financing. The warrants would have an exercise price of 120% of the offering price and a five year term. The May 2011, engagement letter contained certain provisions which provided for fees to be paid to the investment banking institution should the engagement letter be terminated and an alternative transaction ("Alternative Transaction Fee") completed within a twelve month period of termination. In November 2011, the engagement letter was terminated, subject to the Alternative Transaction Fees. In June 2011, and February 2012, the Company and the investment banking institution entered into amendments to the engagement letter with respect to the Alternative Transaction Fee. Pursuant to the February 2012, amendment, the Company is obligated to; (i) pay the investment banking institution $75,000 upon receipt of a fairness opinion completed in connection with a business combination, and (ii) cause Uranium Resources, Inc., the counter party in the business combination, to issue to the investment banking institution 162,939 shares of their common stock in consideration of any and all expenses, fees and amounts that may be due the institution as an Alternative Transaction Fee under the May 2011, engagement letter.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 14 Commitments and Contingencies (Continued)

Officer Indemnification

        Under the Company's organizational documents, the Company's officers, employees and directors are indemnified against certain liabilities arising out of the performance of their duties. The Company's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience, the Company expects any risk of loss to be remote. The Company also has an insurance policy for its directors and officers to insure them against liabilities arising from their performance in their positions with the Company or its subsidiaries.

Note 15 Fair Value of Financial Instruments

        Disclosures about fair value of the Company's financial instruments are presented in the table below. These calculations are subjective in nature and involve uncertainties and significant matters of judgment and do not include income tax considerations. Therefore, the results cannot be determined with precision and cannot be substantiated by comparison to independent market values and may not be realized in actual sale or settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used could significantly affect the results.

        The following table presents a summary of the Company's financial instruments as of December 31, 2011:

		Fair Value Measurements at Reporting Date Using
Description	Carrying Amount as of December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Current Assets
Cash and cash equivalents	$128,717	$128,717	$—	$—
Restricted cash and marketable securities	27,944	27,944	—	—
Other Assets
Restricted cash and marketable securities	273,905	273,905	—	—
Current Liabilities
Senior debt	26,787,157	—	26,787,157	—
Long-term liabilities
Long-term payable	352,559	—	—	280,185
Warrant liability	14,413	—	—	14,413

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 15 Fair Value of Financial Instruments (Continued)

        The following table presents a summary of the Company's financial instruments as of December 31, 2010:

		Fair Value Measurements at Reporting Date Using
Description	Carrying Amount as of December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Current Assets
Cash and cash equivalents	$174,416	$174,416	$—	$—
Restricted cash and marketable securities	7,069,367	7,069,367	—	—
Other Assets
Restricted cash and marketable securities	185,300	185,300	—	—
Current Liabilities
Senior debt	24,844,874	—	24,844,874	—
Long-term liabilities
Long-term payable	325,539	—	—	253,685
Warrant liability	1,339,402	—	—	1,339,402

        The carrying amounts for cash and cash equivalents, restricted cash and marketable securities, accounts payable, and accrued expenses approximate fair value because of the short maturities of these financial instruments. As of December 31, 2011 and 2010, the carrying amount of the senior debt approximated fair value due to the fact that there were no changes to the terms and the short term nature thereof. The fair value of the warrant liability was determined using the Black-Scholes model, which is detailed in Note 8. The estimated fair value of the Company's long-term payable was determined by discounting the related cash flows over the underlying contractual period using the Company's credit risk adjusted cost of debt. The credit risk adjusted cost of debt utilized as of December 31, 2010 was based on the most recent capital transaction consummated by the Company which was the Amended Credit Facility in December 2010 and was estimated at 17.37%. The credit risk adjusted cost of debt utilized as of December 31, 2011 was based on the most recent capital transaction consummated by the Company which was the second amendment to the Credit Facility in July 2011 and was estimated at 22.45%.

Note 16 Concentrations of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and marketable securities. The Company places its cash and cash equivalents with high quality financial institutions and limits its credit exposure with any one financial institution. At times, the Company's bank account balances may exceed federally insured limits.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 17 Non-Cash Investing and Financing Activities

        Supplemental disclosure of non-cash investing and financing activities:

				From Inception (March 25, 2005) through December 31, 2011
	Years Ended December 31,
	2011	2010	2009
Activities:
Common stock issued upon conversion of convertible notes payable	$—	$—	$—	$7,721,149
Common stock issued for acquisition of unproven mineral properties	—	—	—	16,878
Common stock issued upon receipt of stock subscription receivable	—	—	—	2,150
Debt issuance costs financed by convertible notes payable	—	—	—	460,580
Common stock issued for acquisition of Primary's 34.56% interest in Grants J.V.	—	—	68,578	68,578
Purchase of equipment financed by accounts payable	—	—	—	—
Purchase of unproven mineral properties financed by senior debt and capitalized investment in mineral purchase option	—	11,454,312	—	11,454,312
Debt issuance costs financed by senior debt	—	1,618,340	—	1,618,340
Estimated fair value of warrant liability recognized in connection with warrants issued in senior debt transaction	—	1,579,637	—	1,579,637
Noncontrolling interest reclassified to additional paid-in- capital upon purchase of Cibola	—	2,474,500	—	2,474,500

Note 18 Subsequent Events

Agreements Containing Contingent Fees

        In February 2012, the Company and Primary Capital, Inc., a related party, entered into an agreement to terminate all obligations of each party under a January 4, 2011, financial advisory Engagement Letter.

        In February 2012, the Company and an investment banking institution, entered into a second amendment to a May 13, 2011, Engagement Letter. Pursuant to the February 2012, amendment, the Company is obligated to; (i) pay the institution $75,000 upon receipt of a fairness opinion completed in connection with a business combination, and (ii) cause Uranium Resources, Inc., the counter party in the business combination, to issue up to 162,939 shares of their common stock in consideration of any and all expenses, fees and amounts that the Company may owe the institution under the May 2011, engagement letter.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 18 Subsequent Events (Continued)

2011 Equity Incentive Plan

        In February 2012, the stockholders of the Company failed to approve the 2011 Plan, accordingly, the 200,000 stock options issued and outstanding under the 2011 Plan, together with the 2011 Plan, have become null and void.

Mineral Leases

        In February 2012, the Company entered into an Amendment of its Mining Lease Agreement amending the Cebolleta Lease, subject to approval of the Thirteenth Judicial District. Pursuant to the amendment, the date by which the Company must complete a feasibility study was extended from April 2013 to April 2015. In addition, the date may be further extended subject to a reduction in the $6,500,000 initial payment and annual advance royalty payments deduction to the recoverable reserve payment.

        In January 2012, the Company entered into letter agreements with the lessor of the Elizabeth Lease and Endy Lease. Pursuant to the letter agreements, the advanced royalty payments of $75,000 due January 4, 2012, under the Elizabeth Lease and $75,000 due February 1, 2012, under the Endy Lease were extended to April 1, 2012, in consideration of an aggregate payment of $160,000 on that date.

        In February 2012, the Company entered into a First Amendment to the Mineral Lease with respect to its Elizabeth Lease. Pursuant to this amendment, the Company is obligated to have spent $500,000 to maintain, permit, explore and develop the leased properties on or before February 25, 2014.

        In February 2012, the Company entered into a Second Amendment to the Mineral Lease with respect to its Endy Lease. Pursuant to this amendment, the Company is obligated to have spent $500,000 to maintain, permit, explore and develop the leased properties within two years after receipt of all permits required for exploration.

Business Combination

        In January 2012, the Company entered into a Fourth Amendment Agreement to the Credit Facility Agreement ("Fourth Amendment") with its lender with respect to the April 2010 Credit Facility. The Fourth Amendment extends the maturity date to earlier of; (i) February 24, 2012, (ii) execution of definitive document in connection with the ongoing negotiations to consummate a business combination, or (iii) ongoing negotiations to consummate a business combination terminates. In consideration of the Fourth Amendment, the Company agreed to reimburse out of pocket legal costs of the lender. The terms of the modified Credit Facility are not deemed to be substantially different than the original Credit Facility.

        In February, the Company entered into a Fifth Amendment Agreement to the Credit Facility Agreement ("Fifth Amendment") with its lender with respect to the April 2010 Credit Facility. The Fifth Amendment extends the maturity date to earlier of (i) March 1, 2012, (ii) execution of definitive document in connection with the ongoing negotiations to consummate a business combination noted above or (iii) ongoing negotiations to consummate a business combination terminates. In consideration of the Fifth Amendment, the Company agreed to reimburse out of pocket legal costs of the lender.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 18 Subsequent Events (Continued)

The terms of the modified Credit Facility are not deemed to be substantially different than the original Credit Facility.

        In March 2012, the Company and Uranium Resources, Inc. ("URI") executed an Agreement and Plan of Merger ("Merger Transaction"), pursuant to which URI would acquire 100% of the equity capital of the Company. As part of the Merger Transaction and at the effective time of the merger, Resource Capital Fund V L.P. ("RCF") has agreed to provide $20 million in funding to retire the majority of the Company's outstanding debt to RMB Australia Holdings Limited ("RMB") under the Credit Facility. At the effective time of the merger, the remainder of the Company's outstanding debt under the Credit Facility will be converted into URI common stock. The Merger Transaction will result in URI's issuance of 3,837,061 shares of its common stock in consideration of 100% of the outstanding equity capital of the Company. Under certain circumstances the Company will be obligated to pay termination fees if it terminates the Merger Transaction. The termination fee, payable 70% to URI and 30% to RCF, will be equal to 4% of the product of (i) 36,000,000 times (ii) the weighted average closing price of URI's common stock for the 40 trading days ending on February 24, 2012. The Merger Transaction, which has been unanimously approved by the Boards of Directors of both the Company and URI, is subject to shareholder approval of each company.

        In connection with the Merger Transaction, certain officers, directors and 5% shareholders of the Company entered into a Shareholder Voting Agreement ("Voting Agreement") and agreed to vote their shares of the Company's common stock in favor of adoption of the merger agreement and the merger and against certain actions or competing proposals that could breach or interfere with the merger agreement. Pursuant to the Voting Agreement, the parties also agreed not to transfer or dispose of any of their common stock or enter into any voting arrangement or grant any proxies with respect to their common stock.

        In connection with the Merger Transaction, certain officers and directors of the Company entered into a Release Agreement, and URI, the Company, and Nuclear Fuel Cycle Consulting, LLC, an affiliate of a director of the Company, entered into a Settlement Agreement. Pursuant to the Release Agreement and the Settlement Agreement, each of the officers, directors and Nuclear Fuel Cycle Consulting, LLC, has agreed at the effective time of the merger, subject to the conditions in the respective agreements, to release, in full and complete settlement, any claims against the Company, including any severance payments as a result of change in control provisions contained in employment agreements and consulting agreements.

        In connection with the Merger Transaction, NEI, Cibola and URI, entered into a Credit and Funding Agreement. Under the Credit and Funding Agreement, during the period from March 1, 2012, until the effective time of the merger, URI has agreed to loan the Company up to $4.5 million to fund the Company's working capital needs during that period, including its transaction costs for the merger. The loans will be secured by a security interest in certain of the Company's real and personal property, to be shared by RMB and URI on a pari passu basis in the event that the merger is not consummated.

        In connection with the execution of the Credit and Funding Agreement, the Company and URI entered into a Pledge and Security Agreement. Under the Pledge and Security Agreement, URI has acquired a security interest in all personal property and fixtures of the Company to secure the loans provided pursuant to the Credit and Funding Agreement.

Neutron Energy, Inc. and Subsidiaries
(An Exploration Stage Company)

Notes to Consolidated Financial Statements (Continued)

Note 18 Subsequent Events (Continued)

        In connection with the Merger Transaction, NEI, Cibola, URI, RMB and RMB Resources, Inc. entered into a Forbearance and Debt Conversion Agreement. The Forbearance and Debt Conversion Agreement provides that RMB will forbear from exercising any rights in respect of existing defaults under the Company's existing RMB loan facility until the effective time of the merger, subject to RMB's right to terminate its forbearance upon the occurrence of certain events.

        In connection with the execution of the Credit and Funding Agreement, NEI, Cibola, URI, RMB, and RMB Resources, Inc. entered into an Intercreditor Agreement. Under the Intercreditor Agreement, URI and RMB have agreed to share (in the event the merger is not consummated) in the collective collateral securing RMB's existing Credit Facility and URI's up to $4.5 million loan.

        In January and February 2012, prior to the execution of the Agreement and Plan of Merger, the Company sold certain assets and other licensing agreements to URI for $200,000.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Condensed Consolidated Balance Sheets

	March 31, 2012	December 31, 2011
	(Unaudited)
Current Assets
Cash and cash equivalents	$97,283	$128,717
Restricted cash and marketable securities	27,703	27,944
Prepaid expenses and other current assets	24,417	59,603

Total Current Assets	149,403	216,264

Property and Equipment, at cost
Unproven mineral properties	19,957,949	19,951,518
Property and equipment	796,266	1,068,238
Less accumulated depreciation	(438,714)	(611,286)

	20,315,501	20,408,470
Construction in progress	16,777	16,777

Net Property and Equipment	20,332,278	20,425,247

Other Assets
Restricted cash and marketable securities	273,905	273,905
Deposits	7,300	7,300

Total Other Assets	281,205	281,205

TOTAL ASSETS	$20,762,886	$20,922,716

Current Liabilities
Accounts payable	$—	$70,043
Accrued expenses	472,212	256,993
Senior debt, net	28,205,343	26,787,157

Total Current Liabilities	28,677,555	27,114,193

Long-term Liabilities
Long-term payable, net	359,657	352,559
Warrant liability	9,059	14,413

Total Long-term Liabilities	368,716	366,972

TOTAL LIABILITIES	29,046,271	27,481,165

Commitments and Contingencies
Stockholders' Deficit
Preferred stock: 10,000,000 authorized, $0.001 par value; none issued or outstanding	—	—
Common stock: 200,000,000 authorized, $0.001 par value; 59,632,712 issued and outstanding	59,633	59,633
Additional paid-in capital	39,544,113	39,537,183
Deficit accumulated during the exploration stage	(47,887,131)	(46,155,265)

Total Stockholders' Deficit	(8,283,385)	(6,558,449)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$20,762,886	$20,922,716

The accompanying notes are an integral part of these condensed consolidated financial statements.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,		From Inception (March 25, 2005) through March 31, 2012
	2012	2011
Revenue	$—	$—	$—
Operating Expenses
Mineral property maintenance	168,496	170,392	7,807,397
Mineral exploration	233,550	451,449	16,388,062
General and administrative	962,666	1,178,201	16,186,065

Total Operating Expenses	1,364,712	1,800,042	40,381,524

Other Income (Expense)
Interest expense	(505,565)	(719,222)	(9,575,993)
Interest income	470	710	702,060
Loss on extinguishment of warrant liability	—	—	(547,275)
Gain on disposal of equipment	137,941	—	137,941
Other income (expense)	—	—	164,559

Total Other Income (Expense)	(367,154)	(718,512)	(9,118,708)

Operating Loss	(1,731,866)	(2,518,554)	(49,500,232)
Provision for income taxes	—	—	—

Net Loss	(1,731,866)	(2,518,554)	(49,500,232)
Less: Net loss attributable to noncontrolling interest	—	—	1,613,101

Net loss attributable to Neutron Energy, Inc.	$(1,731,866)	$(2,518,554)	$(47,887,131)

Net loss per basic and diluted share of common stock	$(0.03)	$(0.04)	$(1.08)
Weighted average number of basic and diluted common shares outstanding	59,632,712	58,204,141	44,444,471

The accompanying notes are an integral part of these condensed consolidated financial statements.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,		From Inception (March 25, 2005) through March 31, 2012
	2012	2011
Cash Flows From Operating Activities
Net loss	$(1,731,866)	$(2,518,554)	$(47,887,131)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for bad debts	—	—	30,000
Depreciation of property and equipment	37,341	41,295	660,092
Loss on disposal of equipment	—	—	16,705
Gain on disposal of equipment	(137,941)	—	(137,941)
Stock based compensation	6,930	539,301	4,184,253
Beneficial conversion feature recorded as interest expense	—	—	1,533,231
Amortization of debt issuance costs	—	268,340	3,011,816
Accretion of discount on senior debt	—	25,871	1,579,637
Unrealized gain on warrant liability	(5,354)	(36,261)	(1,403,567)
Deferred offering costs write-off	—	—	934,410
Mineral purchase option write-off	—	—	7,900
Warrants issued in connection with registration rights agreement	—	—	995,774
Loss on extinguishment of warrant liability	—	—	547,275
Interest accretion on long-term payable	7,098	6,555	70,805
Accrued interest on senior debt	500,729	454,544	3,287,885
Losses attributable to noncontrolling interest	—	—	(1,613,101)
Changes in assets and liabilities:
Prepaid expenses and other assets	35,186	15,776	(31,717)
Accounts payable	(70,043)	104,867	(2,988)
Accrued expenses	215,219	(59,341)	464,412

Net cash used in operating activities	(1,142,701)	(1,157,607)	(33,752,250)

Cash Flows From Investing Activities
Disbursements on loans receivable	—	—	(30,000)
(Increase) decrease in restricted cash and marketable securities	241	1,061,395	(301,608)
Purchase of property and equipment	—	(30,706)	(1,110,197)
Sale of property and equipment	200,000	—	200,000
Purchase of unproven mineral properties	(6,431)	(4,192)	(8,733,181)
Reimbursement received for unproven mineral properties purchased	—	—	315,000
Investment in mineral purchase option	—	—	(462,212)
Equity in joint venture partner contributions	—	—	1,932,536

Net cash provided by (used in) investing activities	193,810	1,026,497	(8,189,662)

Cash Flows From Financing Activities
Proceeds from convertible notes payable	—	—	7,330,949
Debt issuance costs	—	(9,280)	(932,896)
Proceeds from issuance of common stock	—	—	11,592,211
Offering costs paid in connection with issuance of common stock	—	—	(690,414)
Proceeds from exercise of warrants	—	—	9,303,513
Commissions paid in connection with the exercise of warrants	—	—	(492,749)
Proceeds from stock subscription receivable	—	—	250,000
Deferred offering costs	—	(18,758)	(926,610)
Principal payments on retirement of convertible debt	—	—	(70,380)
Long-term payable	—	—	288,852
Proceeds from senior debt	917,457	—	12,299,118
Investment by noncontrolling interest in consolidated joint venture	—	—	4,087,601

Net cash provided by (used in) financing activities	917,457	(28,038)	42,039,195

Net (decrease) increase in cash and cash equivalents	(31,434)	(159,148)	97,283
Cash and cash equivalents, beginning of period	128,717	174,416	—

Cash and cash equivalents, end of period	$97,283	$15,268	$97,283

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$—	$—	$496,981
Cash paid for income taxes	—	—	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Condensed Consolidated Statement of Changes in Stockholders' Deficit

(Unaudited)

				Deficit Accumulated During the Exploration Stage
	Common Stock
			Additional Paid-in Capital		Total Stockholders' Deficit
	Shares	Amount
Balance, December 31, 2011	59,632,712	$59,633	$39,537,183	$(46,155,265)	$(6,558,449)
Compensation expense from issuance of common stock options	—	—	6,930	—	6,930
Net loss	—	—	—	(1,731,866)	(1,731,866)

Balance, March 31, 2012	59,632,712	$59,633	$39,544,113	$(47,887,131)	$(8,283,385)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1 Nature of Operations

        Neutron Energy, Inc. ("NEI") began operations as an unincorporated entity on March 25, 2005, and was originally organized under the laws of the state of Wyoming on March 29, 2005, and subsequently reincorporated under the laws of the state of Nevada on April 26, 2007.

        From inception through March 31, 2012, NEI has staked or leased mineral properties in Arizona, New Mexico, South Dakota and Wyoming. In April 2006, certain mineral properties in New Mexico became subject to a joint-venture agreement, ("Grants J.V. Agreement"), which formed the Grants Uranium Project Joint-Venture ("Grants J.V."), with Canada-based Primary Corp. ("Primary"), an affiliate of the Company, formerly known as Trans-America Industries, Ltd. In October 2009, NEI purchased Primary's interest in Grants J.V. As of October 15, 2009, NEI became the sole owner of Grants J.V.

        In April 2007, other mineral properties located in New Mexico, became subject to joint ownership with Uranium Energy Corporation ("UEC") through the formation of Cibola Resources LLC ("Cibola"). Upon formation, NEI owned 51% of Cibola and was the managing member. In November 2009, as amended in December 2009, NEI entered into an Option Agreement with UEC to purchase UEC's interest in Cibola. In April 2010, NEI purchased UEC's interest in Cibola and became the sole owner of Cibola.

        Collectively, NEI, Grants J.V. and Cibola are referred to as the "Company".

        The Company is an Exploration Stage Company. The Company's principal business is the acquisition and exploration of uranium mineral resources. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

Note 2 Financial Statements

        It is the opinion of management that the interim condensed consolidated financial statements as of March 31, 2012, and for the three months ended March 31, 2012 and 2011, and the period from inception (March 25, 2005) to March 31, 2012, include all adjustments necessary in order to ensure that the condensed consolidated financial statements are not misleading. These condensed consolidated financial statements reflect all adjustments, which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). These interim condensed consolidated financial statements follow the same accounting policies and methods of their application as the Company's December 31, 2011 audited annual consolidated financial statements. All adjustments are of a normal recurring nature.

        Basis of Presentation and Principles of Consolidation—These condensed consolidated financial statements and related notes are presented in accordance with U.S. GAAP and are expressed in U.S. dollars. These condensed consolidated financial statements include the accounts of NEI and its wholly owned subsidiaries, Cibola and Grants J.V. Prior to the purchase of the noncontrolling interests in Grants J.V. on October 15, 2009, and Cibola on April 12, 2010, the condensed consolidated financial statements included the accounts of NEI, its majority owned subsidiary, Cibola, and the Company's proportionate share of assets, liabilities and operations of its unincorporated joint-venture, Grants J.V. All inter-company transactions and balances have been eliminated. The Company's fiscal year end is

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 2 Financial Statements (Continued)

December 31. These interim condensed consolidated financial statements should be read in conjunction with the Company's December 31, 2011, audited annual consolidated financial statements.

        Use of Estimates—The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant areas requiring management's estimates and assumptions are determining the fair value of transactions involving common stock, convertible debentures and financial instruments. Other areas requiring estimates include valuation allowances, allocations of expenditures to resource property interests and asset impairment tests.

        Plan of Operations—The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Such adjustments could be material. The continued operations of the Company and the recoverability of the carrying value of its assets are ultimately dependent upon the ability of the Company to achieve profitable operations.

        The Company commenced operations on March 25, 2005, and has not realized any significant revenues since inception. As of March 31, 2012, the Company has a working capital deficit of $28,528,152 and an accumulated deficit of $47,887,131. In April 2010, the Company entered into a credit facility with a lender, which was increased and extended in an amendment of the credit facility in December 2010, and further extended in July 2011, as more fully described in Note 4. The credit facility provided sufficient cash resources through December 31, 2011. On December 21, 2011, January 23, 2012, and February 24, 2012, the lender granted the Company further extensions to facilitate the Company's ongoing negotiations to consummate a business combination which, upon completion, would provide the payment of outstanding principal and interest of the credit facility at maturity. On March 1, 2012, the Company entered into an Agreement and Plan of Merger with a counterparty and a Forbearance and Debt Conversion Agreement with its lender, pursuant to which the lender has agreed to forbearance on the exercise of creditor remedies until the closing date of the business combination, as more fully described in Note 5. In addition, the Company and counterparty entered into a Credit and Funding Agreement which management believes will provide sufficient cash resources through the completion of the business combination. The Company must complete the business combination or access the capital markets through the offering of equity or debt securities or the sale of ownership interests in certain mineral properties in order to satisfy the credit facility's outstanding principal and accrued interest. If the Company is unable to complete the business combination or an alternative transaction, it will likely face either bankruptcy of foreclosure on its assets.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 2 Financial Statements (Continued)

        The continuation of the Company as a going concern is also dependent upon the ability of the Company to continue operations through the completion of the business combination or obtaining necessary financing. The Company's current operating plan is to focus existing financial and human resources on completing the business combination and continuing the permitting and exploration of its core mineral properties located in New Mexico. The Company has sold, and will continue to sell to, and joint venture with, third parties, its non-core mineral properties. Other non-core properties not deemed to have sufficient exploration potential will be abandoned as their annual renewals become due.

Note 3 Recent Accounting Pronouncements

        In May 2011, the FASB issued ASU 2011-04, "Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs." The objective of this ASU is to develop common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards (IFRSs). The amendments in this update will improve the comparability of fair value measurements presented and disclosed in the financial statements prepared in accordance with U.S. GAAP and IFRS. The amendments in this update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011. Early application by public entities is not permitted. Nonpublic entities may apply the amendments in this update early, but no earlier than for interim periods beginning after December 15, 2011. The Company adopted the provisions of this standard on January 1, 2012, and it did not have a material impact on its results of operations, financial position or liquidity.

        In June 2011, the FASB issued ASU 2011-05, "Comprehensive Income (Topic 220): Presentation of Comprehensive Income." The objective of this ASU is to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income to facilitate the convergence of U.S. GAAP and IFRS. The amendments require that all nonowner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The amendments in this update should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. Early adoption is permitted, because compliance with the amendments is already permitted. The amendments do not require any transition disclosures. Certain pending paragraphs of this Update have been amended by ASU 2011-12, "Comprehensive Income (Topic 220)" to effectively defer only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income. The amendments will be temporary to allow the Board time to redeliberate the presentation requirements for reclassifications out of accumulated other comprehensive income for annual and interim financial statements for public,

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 3 Recent Accounting Pronouncements (Continued)

private, and non-profit entities. The Company adopted the provisions of this standard on January 1, 2012, and it did not have a material impact on its results of operations, financial position, or liquidity.

Note 4 Senior Debt Facility

April 2010 Credit Facility

        In April 2010, the Company and RMB Australia Holdings Limited ("RMB") entered into an arrangement for a $16 million senior secured credit facility ("2010 Credit Facility"), with a stated interest rate equal to LIBOR plus 7%, which was due December 31, 2010. Of the proceeds, $5 million was used for working capital and $11 million funded the Company's acquisition of UEC's 49% interest in Cibola. In December 2010, the 2010 Credit Facility was amended to increase the principal to $24 million and extend the maturity date to June 30, 2011. The increase in the 2010 Credit Facility of $8 million was to be used for general working capital. On June 29, 2011, the 2010 Credit Facility due date was extended to the earlier of July 13, 2011, or execution of an amended 2010 Credit Facility agreement. On July 11, 2011, the Company entered into a second amendment to the 2010 Credit Facility which extended the maturity due date to December 31, 2011, and requires mandatory prepayment if the Company completes an initial public offering or completes any other corporate transaction, such as a merger or business consolidation. All other material terms remained unchanged. The 2010 Credit Facility is secured by a mortgage and senior security interest in all material "real property" located in New Mexico; all "personal property" of the Company; and a pledge of the Company's 100% ownership interest in Cibola.

        On December 21, 2011, the Company entered into a third amendment to the 2010 Credit Facility agreement with RMB, with respect to the amendment of the 2010 Credit Facility. RMB granted the Company an extension to facilitate the Company's ongoing negotiations to consummate a business combination which, upon completion, would provide the payment of outstanding principal and interest of the 2010 Credit Facility at maturity, as more fully described in Note 5. The third amendment to the 2010 Credit Facility extended the maturity date to January 23, 2012. In consideration of the third amendment, the Company agreed to reimburse out of pocket legal costs of RMB. The terms of the modified 2010 Credit Facility are not deemed to be substantially different than the original 2010 Credit Facility.

        On January 23, 2012, the Company entered into a fourth amendment to the 2010 Credit Facility agreement with RMB, with respect to the amendment of the 2010 Credit Facility. RMB granted the Company this extension to further facilitate the Company's ongoing negotiations to consummate a business combination which, upon completion, would provide the payment of outstanding principal and interest of the 2010 Credit Facility at maturity, as more fully described in Note 5. The fourth amendment to the 2010 Credit Facility extends the maturity date to earlier of (i) February 24, 2012, (ii) execution of definitive documents in connection with the ongoing negotiations to consummate a business combination noted above or (iii) ongoing negotiations to consummate a business combination terminates. In consideration of the fourth amendment, the Company agreed to reimburse out of pocket legal costs of RMB. The terms of the modified 2010 Credit Facility are not deemed to be substantially different than the original 2010 Credit Facility.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 4 Senior Debt Facility (Continued)

        On February 24, 2012, the Company entered into a fifth amendment to the 2010 Credit Facility agreement with RMB, with respect to the amendment of the 2010 Credit Facility. RMB granted the Company this extension to further facilitate the Company's ongoing negotiations to consummate a business combination which, upon completion, would provide the payment of outstanding principal and interest of the 2010 Credit Facility at maturity, as more fully described in Note 5. The fifth amendment to the 2010 Credit Facility extends the maturity date to earlier of (i) March 1, 2012, (ii) execution of definitive document in connection with the ongoing negotiations to consummate a business combination noted above or (iii) ongoing negotiations to consummate a business combination terminates. In consideration of the fifth amendment, the Company agreed to reimburse out of pocket legal costs of RMB. The terms of the modified Credit Facility are not deemed to be substantially different than the original 2010 Credit Facility.

        On March 1, 2012, in connection with the Company's ongoing negotiations to consummate a business combination, the Company entered into, among other documents, an Agreement and Plan of Merger with a counterparty and a Forbearance and Debt Conversion Agreement with RMB with respect to the 2010 Credit Facility, pursuant to which RMB has agreed to forbearance on the exercise of creditor remedies until, subject to certain early termination provisions, the closing date of the business combination.

        As of March 31, 2012 and December 31, 2011, the outstanding principal, including capitalized interest, was $27,287,886 and $26,787,157, respectively.

March 2012 Credit Facility

        In connection with the Merger Transaction, as defined and discussed in Note 5, NEI, Cibola and Uranium Resources, Inc. ("URI"), entered into a Credit and Funding Agreement ("2012 Credit Facility"), with a stated interest rate equal to LIBOR plus 7%, payable on maturity date of the 2010 Credit Facility. Under the 2012 Credit Facility, during the period from March 1, 2012, until the effective time of the merger, URI has agreed to loan the Company up to $4.5 million to fund the Company's working capital needs during that period, including its transaction costs for the merger. The loans will be secured by a security interest in certain of the Company's real and personal property, to be shared by RMB and URI on a pari passu basis in the event that the merger is not consummated.

        In connection with the 2012 Credit Facility, the Company and URI entered into a Pledge and Security Agreement. Under the Pledge and Security Agreement, URI has acquired a security interest in all personal property and fixtures of the Company to secure the loans provided pursuant to the 2012 Credit Facility.

        In connection with the execution of the Credit and Funding Agreement, NEI, Cibola, URI, RMB, and RMB Resources, Inc. entered into an Intercreditor Agreement. Under the Intercreditor Agreement, URI and RMB have agreed to share (in the event the merger is not consummated) in the collective collateral securing RMB's existing 2010 Credit Facility and URI's up to $4.5 million loan pursuant to the 2012 Credit Facility.

        As of March 31, 2012, the outstanding principal and accrued interest was $917,457 and $3,091, respectively. There was no outstanding principal or accrued interest as of December 31, 2011.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 4 Senior Debt Facility (Continued)

Warrant Liability

        In consideration of the 2010 Credit Facility, the Company issued RMB warrants to purchase shares of common stock of the Company, and the Company is obligated to issue the lender additional warrants upon the issuance of additional shares of the Company's stock. The terms of the warrants and the Company's obligations are detailed in Note 7.

        As a result of the downround protection feature (reset provision) of the warrants issued in connection with the 2010 Credit Facility, the warrants are considered a derivative for financial reporting purposes. Therefore, the Company recorded the fair value of the warrants as a liability on the Company's condensed consolidated balance sheets and is subject to ongoing fair value measurement. The Company recorded the estimated fair value of the issued warrants as a warrant liability on the date of issuance.

        In July 2011, RMB agreed to cancel 1,428,571 of the 3,051,744 total warrants issued to RMB in connection with the 2010 Credit Facility in consideration of the Company's issuance of 1,428,571 shares of its common stock to RMB. Accordingly, the Company derecognized the fair value of the corresponding warrant liability at the date of extinguishment, through the issuance of common stock.

        The Company recognized an unrealized gain on warrant liability of $5,354 and $36,261, for the three months ended March 31, 2012 and 2011, respectively, to reflect the change in estimated fair value of the warrant liability. These amounts are included as a component of interest expense within the condensed consolidated statements of operations.

Discount on Senior Debt

        The Company accounted for the 2010 Credit Facility in a manner that allocated the proceeds from the 2010 Credit Facility to the debt instrument without the warrants and to the warrants themselves based on their fair value at the time of issuance. The portion of the 2010 Credit Facility proceeds allocated to the warrants resulted in a discount on the debt to be recognized as a component of interest expense in the Company's condensed consolidated statements of operations. The Company recorded $1,579,637 as a discount on senior debt on the date of issuance. The Company amortized $0 and $25,871, for the three months ended March 31, 2012 and 2011, respectively, as interest expense in connection with the accretion of the senior debt discount. As of March 31, 2012, the Company has no unamortized loan discount.

Restricted Cash—Proceeds Account

        Pursuant to the 2010 and 2012 Credit Facilities, all net proceeds from the loans issued for working capital were and are deposited in a proceeds account controlled by RMB. Working capital is transferred to the Company under the terms of the cash budget agreed upon between the Company, RMB and URI. Accordingly, as of March 31, 2012 and December 31, 2011, the balances of the proceeds account of $2,703 and $2,944, respectively, are classified as short-term restricted cash and are reported in restricted cash and marketable securities on the condensed consolidated balance sheets.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 5 Business Combination

        On March 1, 2012, the Company and Uranium Resources, Inc. executed an Agreement and Plan of Merger ("Merger Transaction"), pursuant to which URI would acquire 100% of the equity capital of the Company. As part of the Merger Transaction and at the effective time of the merger, Resource Capital Fund V L.P. ("RCF") has agreed to provide $20 million in funding to retire the majority of the Company's outstanding debt to RMB under the 2010 Credit Facility. At the effective time of the merger, the remainder of the Company's outstanding debt under the 2010 Credit Facility will be converted into URI common stock. The Merger Transaction will result in URI's issuance of 3,837,061 shares of its common stock in consideration of 100% of the outstanding equity capital of the Company. Under certain circumstances the Company will be obligated to pay termination fees if it terminates the Merger Transaction. The termination fee, payable 70% to URI and 30% to RCF, will be equal to 4% of the product of (i) 36,000,000 times (ii) the weighted average closing price of URI's common stock for the 40 trading days ending on February 24, 2012. The termination fee would be approximately $1.4 million. The Merger Transaction, which has been unanimously approved by the Boards of Directors of both the Company and URI, is subject to shareholder approval of each company.

        In connection with the Merger Transaction, certain officers, directors and 5% shareholders of the Company entered into a Shareholder Voting Agreement ("Voting Agreement") and agreed to vote their shares of the Company's common stock in favor of adoption of the merger agreement and the merger and against certain actions or competing proposals that could breach or interfere with the merger agreement. Pursuant to the Voting Agreement, the parties also agreed not to transfer or dispose of any of their common stock or enter into any voting arrangement or grant any proxies with respect to their common stock.

        In connection with the Merger Transaction, certain officers and directors of the Company entered into a Release Agreement, and URI, the Company, and Nuclear Fuel Cycle Consulting, LLC, an affiliate of a director of the Company, entered into a Settlement Agreement. Pursuant to the Release Agreement and the Settlement Agreement, each of the officers, directors and Nuclear Fuel Cycle Consulting, LLC, has agreed at the effective time of the merger, subject to the conditions in the respective agreements, to release, in full and complete settlement, any claims against the Company, including any severance payments as a result of change in control provisions contained in employment agreements and consulting agreements.

        In January and February 2012, prior to the execution of the Agreement and Plan of Merger, the Company sold certain assets and other licensing agreements to URI for $200,000. In connection with the assets sold, the Company recognized a $137,941 gain on disposal of equipment during the three months ended March 31, 2012.

Note 6 Stock Option Plans

Stock Option Plans

        In February 2006, the Board of Directors adopted the 2006 Stock Option and Restricted Stock Plan (the "2006 Plan"). Shareholders approved the 2006 Plan in February 2006. The 2006 Plan authorizes the Company to issue 3,500,000 shares of common stock upon exercise of options and grants

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 6 Stock Option Plans (Continued)

of restricted and unrestricted stock awards. At March 31, 2012, the Company had outstanding grants of 2,862,000 stock options and 100,000 shares of common stock as stock awards under the 2006 Plan.

        In December 2007, the Board of Directors adopted the 2007 Omnibus Incentive Plan (the "2007 Plan"). Shareholders approved the 2007 Plan in September 2008. The 2007 Plan authorizes the Company to issue 2,800,000 shares of common stock upon exercise of options and grants of restricted and unrestricted stock awards. At March 31, 2012, the Company had outstanding grants of 2,144,666 stock options and 150,000 shares of common stock as stock awards under the 2007 Plan.

        In February 2011, the Board of Directors unanimously approved the 2011 Equity Incentive Plan (the "2011 Plan"). The 2011 Plan authorizes the Company to issue the greater of (i) 1,000,000 shares of our common stock, or (ii) the number of shares of common stock that when added together with the number of shares authorized under the 2006 Plan and 2007 Plan equals 10% of the total issued and outstanding shares of common stock of the Company, up to a maximum of 3,000,000 shares. The 2011 Plan was not approved by the Company's shareholders within a period of one year, accordingly, the outstanding grants of 200,000 stock options issued under the 2011 Plan, together with the 2011 Plan, became null and void in February 2012.

Stock Options Issued

        During the three months ended March 31, 2012, no stock options were granted or exercised.

Additional Stock Option Information

        As of March 31, 2012, there were 5,006,666 stock options outstanding. During the three months ended March 31, 2012 and 2011, the Company recognized $6,930 and $539,301, respectively, of stock based compensation expense. As of March 31, 2012, the Company has no unrecognized share-based compensation.

        The following table summarizes the Company's stock option activity for the three months ended March 31, 2012:

Stock Options	Options	Weighted Average Exercise Price
Balance, December 31, 2011	5,256,666	$0.75
Granted	—	$—
Exercised	—	$—
Cancelled/Expired	(250,000)	$0.94

Balance, March 31, 2012	5,006,666	$0.74

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 6 Stock Option Plans (Continued)

        The following table summarizes certain additional information about the Company's total and exercisable stock options outstanding as of March 31, 2012:

	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Intrinsic Value
Total stock options	5,006,666	5.81	$0.74	—
Exercisable stock options	5,006,666	5.81	$0.74	—

        The estimated fair value of the Company's common stock on March 31, 2012 was $.052 per share.

        The following table summarizes the activity in nonvested stock options for the three months ended March 31, 2012:

Nonvested
Stock Options	Options	Weighted Average Grant Date Fair Value
Nonvested, December 31, 2011	100,000	$0.83
Granted	—	$—
Vested	(100,000)	$0.83
Cancelled/Expired	—	$—
Forfeited	—	$—

Nonvested, March 31, 2012	—	$—

Note 7 Stock Purchase Warrants

        In April 2010, the Company issued warrants to purchase a total of 3,051,744 shares of common stock of the Company in connection with the 2010 Credit Facility to RMB. The exercise price is $1.75 or the lowest price at which the Company issues shares during the exercise period, which is four years from date of issuance. The estimated fair value of these warrants on the dates of issue was $1,579,637 or $.52 per warrant, as estimated using the Black-Scholes option pricing model with an exercise price of $1.75, an expected life of 4 years, a risk free interest rate of 2.13% to 2.26%, a dividend yield of 0%, and an expected volatility of 86.3% to 86.5%. The Company has granted the warrant holder certain registration rights in connection with the Company's completion of an initial public offering. Pursuant to these registration rights, the Company must use its best efforts to file and cause to become effective, within six months of completion of its initial public offering, a registration statement on Form S-1 or other available form. In connection with the registration rights, the Company has no registration payment arrangement that would result in monetary penalties.

        In addition to the warrants issued, upon issuance of additional shares by the Company, the Company is obligated to issue additional warrants to RMB to purchase up to 4,262,541 additional shares of common stock. The additional warrants will be issued so as to allow RMB to maintain a beneficial ownership up to five percent (5%), as was achieved by the warrants issued in April 2010. The

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 7 Stock Purchase Warrants (Continued)

additional warrants will contain terms substantially the same as those warrants previously issued to RMB. The fair value of these additional warrants has not been established as these additional warrants are not issuable at March 31, 2012. Upon issuance of these additional warrants, as a result of the downround protection feature (reset provision) of the additional warrants, the additional warrants will be considered a derivative for financial reporting purposes. Therefore, upon issuance of these additional warrants, the Company will estimate their fair value and recognize a warrant liability and corresponding expense, and the additional warrants will be subject to ongoing fair value measurement.

        In July 2011, RMB cancelled 1,428,571 warrants to purchase common stock in consideration of the issuance of 1,428,571 shares of common stock. The accounting treatment is detailed in Note 4. The remaining 1,623,173 warrants outstanding are valued on a quarterly basis using the Black Scholes model. At March 31, 2012 and December 31, 2011, the Company had a warrant liability of $9,059 and $14,413, respectively.

Note 8 Related Party Transactions

        In February 2012, the Company and a related party, entered into an agreement to terminate all obligations of each party under a January 4, 2011, financial advisory agreement.

        In March 2012, in connection with the Merger Transaction, certain officers, directors and 5% shareholders of the Company entered into a Shareholder Voting Agreement ("Voting Agreement") and agreed to vote their shares of the Company's common stock in favor of adoption of the merger agreement and the merger and against certain actions or competing proposals that could breach or interfere with the merger agreement. Pursuant to the Voting Agreement, the parties also agreed not to transfer or dispose of any of their common stock or enter into any voting arrangement or grant any proxies with respect to their common stock.

        In March 2012, in connection with the Merger Transaction, certain officers and directors of the Company entered into a Release Agreement, and URI, the Company, and Nuclear Fuel Cycle Consulting, LLC, an affiliate of a director of the Company, entered into a Settlement Agreement. Pursuant to the Release Agreement and the Settlement Agreement, each of the officers, directors and Nuclear Fuel Cycle Consulting, LLC, has agreed at the effective time of the merger, subject to the conditions in the respective agreements, to release, in full and complete settlement, any claims against the Company, including any severance payments as a result of change in control provisions contained in employment agreements and consulting agreements.

Note 9 Commitments and Contingencies

Employment Contracts and Termination and Change in Control Obligations

        In March 2012, in connection with the Merger Transaction discussed in Note 5, certain officers and directors of the Company entered into a Release Agreement, and URI, the Company, and Nuclear Fuel Cycle Consulting, LLC, an affiliate of a director of the Company, entered into a Settlement Agreement. Pursuant to the Release Agreement and the Settlement Agreement, each of the officers, directors and Nuclear Fuel Cycle Consulting, LLC, has agreed at the effective time of the merger, subject to the conditions in the respective agreements, to release, in full and complete settlement, any

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 9 Commitments and Contingencies (Continued)

claims against the Company, including any severance payments as a result of change in control provisions contained in employment agreements and consulting agreements.

Mineral Leases

        In January 2012, the Company entered into letter agreements with the lessor of two mineral leases located in the eastern portion of the Ambrosia Lake mining district in New Mexico. Pursuant to the letter agreements, the advanced royalty payments of $75,000 due January 4, 2012, and $75,000 due February 1, 2012, were extended to April 1, 2012, in consideration of an aggregate payment of $160,000 on that date.

        In February 2012, the Company entered into an Amendment of its Mining Lease Agreement with La Merced del Pueblo de Cebolleta, subject to approval of the Thirteenth Judicial District. Pursuant to the amendment, the date by which the Company must complete a feasibility study was extended from April 2013 to April 2015. In addition, the date may be further extended subject to a reduction in the $6,500,000 initial payment and annual advance royalty payments deduction to the recoverable reserve payment.

        In February 2012, the Company entered into a First Amendment to the Mineral Lease with respect to a January 2008 mineral lease located in the eastern portion of the Ambrosia Lake mining district in New Mexico. Pursuant to this amendment, the Company is obligated to have spent $500,000 to maintain, permit, explore and develop the leased properties on or before February 25, 2014.

        In February 2012, the Company entered into a Second Amendment to the Mineral Lease with respect to a February 2006 mineral lease located in the eastern portion of the Ambrosia Lake mining district in New Mexico. Pursuant to this amendment, the Company is obligated to have spent $500,000 to maintain, permit, explore and develop the leased properties within two years after receipt of all permits required for exploration.

Agreements Containing Contingent Fees

        In May 2011, the Company entered into an engagement letter with an investment banking institution. Pursuant to the engagement letter, the institution will act as financial advisor and lead underwriter for the Company with respect the issuance of securities in connection with an initial public offering or a private placement. Should the Company conclude a transaction, the agreement requires the Company to pay a 7% completion fee on the gross proceeds received in a financing and the issuance of warrants equal to 5% of the number of shares sold in the financing. The warrants would have an exercise price of 120% of the offering price and a five year term. The May 2011, engagement letter contained certain provisions which provided for fees to be paid to the investment banking institution should the engagement letter be terminated and an alternative transaction ("Alternative Transaction Fee") completed within a twelve month period of termination. In November 2011, the engagement letter was terminated, subject to the Alternative Transaction Fees. In June 2011, and February 2012, the Company and the investment banking institution entered into amendments to the engagement letter with respect to the Alternative Transaction Fee. Pursuant to the February 2012, amendment, the Company is obligated to; (i) pay the investment banking institution $75,000 upon

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 9 Commitments and Contingencies (Continued)

receipt of a fairness opinion completed in connection with a business combination, and (ii) cause URI, the counter party in the business combination, to issue to the investment banking institution 162,939 shares of their common stock in consideration of any and all expenses, fees and amounts that may be due the institution as an Alternative Transaction Fee under the May 2011, engagement letter.

        In March 2012, the Company entered into a Merger Transaction discussed in Note 5, under certain circumstances the Company will be obligated to pay termination fees if it terminates the Merger Transaction. The termination fee, payable 70% to URI and 30% to RCF, will be equal to 4% of the product of (i) 36,000,000 times (ii) the weighted average closing price of URI's common stock for the 40 trading days ending on February 24, 2012.

Note 10 Basic and Diluted Earnings per Share

        The Company computes net income (loss) per share for both basic and diluted earnings per share ("EPS") in the condensed consolidated statements of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS and the weighted average number of common shares exclude all potentially dilutive shares, as the Company reported a net loss for all periods presented, making their effect anti-dilutive.

        The dilutive securities included below have been excluded in the computation of diluted net earnings per share since the effect of including these securities would have been anti-dilutive:

	Three Months Ended March 31,
			From Inception (March 25, 2005) through March 31, 2012
	2012	2011
Dilutive securities
Stock options to purchase common stock	5,006,666	6,191,666	5,006,666
Warrants to purchase common stock	1,623,173	3,051,744	1,623,173

Total	6,629,839	9,243,410	6,629,839

Note 11 Fair Value of Financial Instruments

        Disclosures about fair value of the Company's financial instruments are presented in the table below. These calculations are subjective in nature and involve uncertainties and significant matters of judgment and do not include income tax considerations. Therefore, the results cannot be determined with precision and cannot be substantiated by comparison to independent market values and may not be realized in actual sale or settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used could significantly affect the results.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 11 Fair Value of Financial Instruments (Continued)

        The following table presents a summary of the Company's financial instruments:

		Fair Value measurements at Reporting Date Using
Description	Carrying Amount as of March 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Current Assets
Cash and cash equivalents	$97,283	$97,283	$—	$—
Restricted cash and marketable securities	27,703	27,703	—	—
Other Assets
Restricted cash and marketable securities	273,905	273,905	—	—
Current Liabilities
Senior debt	28,205,343	—	28,205,343	—
Long-term liabilities
Long-term payable	359,657	—	—	296,309
Warrant liability	9,059	—	—	9,059

        The carrying amounts for cash and cash equivalents, restricted cash and marketable securities, accounts payable, and accrued expenses approximate fair value because of the short maturities of these financial instruments. As of March 31, 2012, the carrying amount of the senior debt approximated fair value due to the fact that there were no changes to the terms thereof and the short-term remaining thereon. The fair value of the warrant liability was determined using the Black-Scholes model. The estimated fair value of the Company's long-term payable was determined by discounting the related cash flows over the underlying contractual period using the Company's credit risk adjusted cost of debt. The credit risk adjusted cost of debt utilized was based on the most recent capital transaction consummated by the Company which was the second amendment to the 2010 Credit Facility in July 2011 and was estimated at 22.45%.

Note 12 Concentrations of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and marketable securities. The Company places its cash and cash equivalents with high quality financial institutions and limits its credit exposure with any one financial institution. At times, the Company's bank account balances may exceed federally insured limits.

Neutron Energy, Inc and Subsidiaries
(An Exploration Stage Company)

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)

Note 13 Non-Cash Investing and Financing Activities

        Supplemental disclosure of non-cash investing and financing activities:

	Three Months Ended March 31,
			From Inception (March 25, 2005) through March 31, 2012
	2012	2011
Activities:
Common stock issued upon conversion of convertible notes payable	$—	$—	$7,721,149
Common stock issued for acquisition of unproven mineral properties	—	—	16,878
Common stock issued upon receipt of stock subscription receivable	—	—	2,150
Debt issuance costs financed by convertible notes payable	—	—	460,580
Common stock issued for acquisition of Primary's 34.56% interest in Grants J.V.	—	—	68,578
Purchase of unproven mineral properties financed by senior debt and capitalized investment in mineral purchase option	—	—	11,454,312
Debt issuance costs financed by senior debt	—	—	1,618,340
Estimated fair value of warrant liability recognized in connection with warrants issued in senior debt transaction	—	—	1,579,637
Noncontrolling interest reclassified to additional paid-in-capital upon purchase of Cibola	—	—	2,474,500
Deferred offering costs financed by accrued expenses	—	219,944	—

ANNEX A
Execution Copy March 1, 2012

AGREEMENT AND PLAN OF MERGER

AMONG

URANIUM RESOURCES, INC.

("Purchaser"),

URI MERGER CORPORATION

an indirect, wholly-owned subsidiary of Purchaser

("Merger Sub"),

and

NEUTRON ENERGY, INC.

("Target")

A-i

A-ii

Exhibits
Exhibit A—Target Stockholders executing Voting Agreements
Exhibit B—Budget
Exhibit C—Target Knowledge Persons
Exhibit D—Purchaser Knowledge Persons
Exhibit E—Neutron Funding Agreement
Exhibit F—RCF Investment Agreement
Exhibit G—RMB Agreement
Exhibit H—Form of Transaction Cost Settlement Agreements
Exhibit I—Parties to Transaction Cost Settlement Agreements
Exhibit J—Form of Voting Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this "Agreement") is made and entered into as of March 1, 2012, by and among URANIUM RESOURCES, INC., a Delaware corporation ("Purchaser"), URI MERGER CORPORATION, a Nevada corporation and an indirect, wholly-owned subsidiary of Purchaser ("Merger Sub"), and NEUTRON ENERGY, INC., a Nevada corporation ("Target").

        WHEREAS, the respective boards of directors of Purchaser, Merger Sub and Target have each approved and adopted this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into Target (the "Merger"), upon the terms and subject to the conditions set forth herein;

        WHEREAS, Merger Sub is a direct, wholly-owned subsidiary of URI Neutron Holdings II, Inc., a Delaware corporation, which is a direct, wholly-owned subsidiary of URI Neutron Holdings I, Inc., a Delaware corporation, which is a direct, wholly-owned subsidiary of Purchaser;

        WHEREAS, contemporaneously with entering into this Agreement, Purchaser has entered into the Voting Agreements with each of the Target Stockholders listed on Exhibit A hereto pursuant to which, among other things, such stockholders have agreed to vote their shares of Target Common Stock to approve the Merger, all on the terms and subject to the conditions set forth in the Voting Agreements;

        WHEREAS, contemporaneously with entering into this Agreement, Purchaser and Target have entered into additional agreements with various third parties related to the transaction contemplated hereby, including the RCF Investment Agreement, the RMB Agreement, the Neutron Funding Agreement, the Transaction Cost Settlement Agreements and the Cebolleta Agreement (collectively, the "Transaction Agreements"); and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1
THE MERGER

        1.1    The Merger.     At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Nevada Corporations Act (the "NCA"), Merger Sub shall be merged with and into Target, whereupon the separate corporate existence of Merger Sub shall cease, and Target shall continue as the surviving corporation in the Merger. Target in its capacity as the surviving corporation of the Merger is sometimes referred to herein as the "Surviving Corporation."

        1.2    Closing.     The closing of the Merger (the "Closing") shall take place at the offices of Baker & Hostetler LLP, 303 East 17th Avenue, Suite 1100, Denver, Colorado 80203-1264, at 10:00 a.m., local time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second Business Day after the satisfaction or waiver (to the extent permitted by this Agreement and applicable Law) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as Purchaser and Target may agree in writing.

        1.3    Effective Time.     On the Closing Date, immediately after the Closing, the parties shall cause the Merger to be consummated by executing and filing of articles of merger (the "Articles of Merger") with the Secretary of State of the State of Nevada and make all other filings or recordings required under the NCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Nevada, or at such later date as the parties shall agree and as shall be set forth in the Articles of Merger (the time the Merger becomes effective is referred to herein as the "Effective Time").

        1.4    Effects of the Merger.     The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the NCA. Without limiting the generality of the foregoing, at the Effective Time, all the properties, assets, rights, privileges, immunities, powers, franchises and authority of Target and Merger Sub shall vest in the Surviving Corporation, and all obligations of Target and Merger Sub shall become the obligations of the Surviving Corporation, all as provided in the NCA and the other applicable Laws of the State of Nevada. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Target or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Target or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the properties, assets or rights of Target or Merger Sub.

        1.5    Articles of Incorporation and Bylaws of the Surviving Corporation.

          (a)   The articles of incorporation of Merger Sub as in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law; provided, however, that Article 1 of the articles of incorporation of the Surviving Corporation shall be amended in its entirety to read as follows: "The name of the corporation is Neutron Energy, Inc."

          (b)   The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law.

        1.6    Directors.     The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

        1.7    Officers.     The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

        1.8    Additional Actions.     If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are reasonably necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Target, or (b) otherwise carry out the provisions of this Agreement, Target shall execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Target or otherwise to take any and all such action.

ARTICLE 2
CONVERSION OF SECURITIES

        2.1    Conversion of Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub or Target:

          (a)   Each share of common stock, $0.001 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.001 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation

          (b)   Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares held by Purchaser or any direct or indirect wholly-owned Subsidiary of Purchaser and subject to Section 2.1(d)) shall be converted into and represent a number of shares of Purchaser Common Stock equal to the Exchange Ratio.

          (c)   Each share of capital stock of Target held in the treasury of Target shall be cancelled and retired and no payment shall be made in respect thereof.

          (d)   Notwithstanding anything in this Section 2.1 to the contrary, with respect to each Target Stockholder, Purchaser shall not be required to issue a number of shares of Purchaser Common Stock (the "FIRPTA Withheld Shares") otherwise issuable to such Target Stockholder the value of which is equal to the amount required to be withheld by Purchaser from such Target Stockholder pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code" and such Treasury Regulations thereunder shall be referred to herein as "Treas. Reg.") with respect to the consummation of the Merger (taking into account any Certificate of Non-Foreign Status or FIRPTA Exemption Certificate applicable to a Target Stockholder which is provided to Purchaser at or prior to Closing). If at or before Closing a Target Stockholder who is a foreign person within the meaning of Treas. Reg. Section 1.445-1 (a "Foreign Target Stockholder"), provides Purchaser with a FIRPTA Affidavit, Purchaser shall issue and distribute FIRPTA Withheld Shares in the amounts due to a Foreign Target Stockholder within twenty (20) days of Purchaser's receipt of the certificate or certificates issued by the U.S Internal Revenue Service (the "IRS") under IRS Revenue Procedure 2000-35 stating that such Foreign Target Stockholder is subject to no FIRPTA withholding or a reduced amount of FIRPTA withholding on the Foreign Target Stockholder's receipt of Purchaser Common Stock in the Merger (the "FIRPTA Exemption Certificate"). Notwithstanding anything contained herein, upon the Purchaser's receipt of (i) notice that a Foreign Target Stockholder has received from the IRS a final denial of such stockholder's application for a FIRPTA Exemption Certificate or (ii) a FIRPTA Exemption Certificate providing for a reduced amount of FIRPTA withholding attributable to a Foreign Target Stockholder, Purchaser shall cease to have any obligation to such Foreign Target Stockholder with respect to the FIRPTA Withheld Shares attributable to such Foreign Target Stockholder except that in the case of clause (ii) Purchaser will deliver to a Foreign Target Stockholder a number of FIRPTA Withheld Shares that would have been delivered if such Foreign Target Stockholder had delivered the FIRPTA Exemption Certificate at Closing. In the event that a Target Stockholder does not provide Purchaser at or prior to Closing with (i) a Certificate of Non-Foreign Status, (ii) a FIRPTA Exemption Certificate or (ii) a FIRPTA Affidavit, Purchaser shall be entitled to withhold and not issue a number of shares of Purchaser Common Stock the value of which is equal to the amount required to be withheld from such Target Stockholder pursuant to Section 1445 of the Code with respect to the consummation of the Merger.

        2.2    Exchange Ratios; Fractional Shares.

          (a)   The "Exchange Ratio" (rounded to the nearest ten-thousandth of a share) shall be equal to the quotient obtained by dividing (i) 3,837,061 by (ii) the number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time.

          (b)   No fractional shares of Purchaser Common Stock shall be issued as a result of the conversion provided for in Section 2.1. To the extent that an outstanding share of Target Common Stock would otherwise have become a fractional share of Purchaser Common Stock, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate for Target Common Stock to the Exchange Agent pursuant to Section 2.3, will receive a full share of Purchaser Common Stock therefor if the fractional interest is equal to or greater than 0.5 and no payment in cash, shares or otherwise for a fractional interest that is less than 0.5. If more than one certificate representing shares of Target Common Stock shall be surrendered for the account of the same holder, the number of shares of Purchaser Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

          (c)   In the event that prior to the Effective Time, Purchaser shall declare a stock dividend or other distribution payable in shares of Purchaser Common Stock or securities convertible into shares of Purchaser Common Stock, or effect a stock split, reclassification, combination or other change with respect to shares of Purchaser Common Stock, the Exchange Ratio shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

        2.3    Exchange of Certificates.

          (a)    Exchange Agent.    At or immediately following the Effective Time, Purchaser shall deposit with an exchange agent as may jointly be designated by Purchaser and Target (the "Exchange Agent"), for the benefit of the Target Stockholders, for exchange in accordance with this Section 2.3, certificates representing shares of Purchaser Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Target Common Stock and shall from time to time deposit cash in an amount reasonably expected to be paid pursuant to Section 2.3(b) (such shares of Purchaser Common Stock and any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

          (b)    Exchange Procedures.    As soon as practicable after the Effective Time, the Exchange Agent shall mail a letter of transmittal to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Common Stock whose shares were converted into the right to receive shares of Purchaser Common Stock pursuant to Section 2.1 (which letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Purchaser may reasonably specify) and instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Purchaser Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of shares of Purchaser Common Stock which such holder has the right to receive pursuant to Section 2.1 and (y) a check representing the amount of unpaid dividends and distributions with respect to such shares of Purchaser Common Stock, if any, which such holder has the right to receive pursuant to the provisions of this Article 2, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. Purchaser will use its reasonable best efforts to cause the Exchange Agent to send such certificate and any check within three Business Days of its receipt of a Certificate and a duly executed letter of transmittal. No interest will be paid or accrued on the unpaid dividends and distributions with respect to such shares of Purchaser Common Stock, if any, payable to Target Stockholders. In the event of a transfer of ownership of shares of Target Common Stock which is not registered on the transfer records of Target, a certificate representing the proper number of shares of Purchaser Common Stock, together with a check for the unpaid dividends and distributions with respect to such shares of Purchaser Common Stock, if any, may be issued to such transferee if the Certificate representing such shares of Target Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing shares of Purchaser Common Stock and unpaid dividends and distributions with respect to such shares of Purchaser Common Stock, if any, as provided in this Article 2.

          (c)    Lost Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Purchaser Common Stock issuable in exchange therefor pursuant to Section 2.1 and unpaid dividends and distributions with respect to such shares of Purchaser Common Stock, if any. Purchaser shall, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give Purchaser a bond in such sum as it may direct as indemnity against any claim that may be made against Purchaser with respect to the Certificate alleged to have been lost, stolen or destroyed.

          (d)    Distributions with Respect to Unexchanged Shares.    Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Purchaser Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder shall surrender such Certificate as provided in this Section 2.3. Until such Certificate has been surrendered as provided in this Section 2.3, Purchaser shall deposit the amount of any dividends or other distributions with the Exchange Agent. Subject to the effect of applicable Laws, following surrender of any such Certificate, the Exchange Agent shall pay to the holder of the certificates representing whole shares of Purchaser Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Purchaser Common Stock and not paid, less the amount of any withholding Taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Purchaser Common Stock, less the amount of any withholding Taxes which may be required thereon.

        2.4    Dissenting Shares.

          (a)   Dissenting Shares shall not be converted into or represent the right to receive shares of Purchaser Common Stock, unless the applicable Target Stockholder shall have forfeited his, her or its right to appraisal under the NCA or properly withdrawn, his, her or its demand for appraisal. If such Target Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the shares of Purchaser Common Stock issuable in respect of such shares pursuant to Section 2.1, and (ii) promptly following the occurrence of such event, Purchaser shall deliver to the Exchange Agent a certificate representing the shares of Purchaser Common Stock to which such holder is entitled pursuant to Section 2.1.

          (b)   Target shall give Purchaser (i) prompt notice of any written demands for appraisal of any shares of Target Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by Target and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NCA. Target shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal of shares of Target Common Stock or offer to settle or settle any such demands.

        2.5    Options and Warrants.

          (a)   The board of directors of Target shall take such action as is necessary so that at, or prior to, the Effective Time each outstanding Option shall become fully vested and exercisable and must be exercised by the holder thereof in accordance with its terms (except as provided in the following sentence) effective as of the Effective Time or it will expire at the Effective Time and the holder thereof will not be entitled to any consideration therefor or have any rights thereunder.

  Any vesting and exercise of an Option may be conditioned on consummation of the Merger so that if the Merger is not completed, the Option will remain outstanding and subject to its original vesting schedule. In the event of any such conditional exercise, all shares of Target Common Stock underlying such exercised Options will be deemed to have been issued and outstanding immediately prior to the Effective Time for purposes of this Article 2. Promptly following the date hereof, Target shall deliver to the holders of Options outstanding appropriate notices setting forth such holders' rights pursuant to such Options, as amended by this Section 2.5.

          (b)   Each Warrant will be cancelled at the Effective Time as provided in the RMB Agreement.

        2.6    No Further Ownership Rights in Target Common Stock.     All shares of Purchaser Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any dividends or distributions paid pursuant to this Article 2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of Target of shares of Target Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 2.

        2.7    Termination of Exchange Fund.     Any portion of the Exchange Fund which remains undistributed to the Target Stockholders for one year after the Effective Time shall be delivered to Purchaser, upon demand thereby, and Target Stockholders who have not theretofore complied with this Article 2 shall thereafter look only to Purchaser for payment of any claim to shares of Purchaser Common Stock, or dividends or distributions, if any, in respect thereof.

        2.8    No Liability.     None of Purchaser, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Target Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash or any dividends or distributions with respect to whole shares of Target Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Laws, become the property of Purchaser, free and clear of all claims or interest of any Person previously entitled thereto.

        2.9    Investment of Exchange Fund.     The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Purchaser, on a daily basis; provided, however, that in no event shall any losses incurred in connection with such investment alter Purchaser's obligation to make any payments under this Article 2. Any interest and other income resulting from such investments shall be paid to Purchaser upon termination of the Exchange Fund pursuant to Section 2.7.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES
OF PURCHASER AND MERGER SUB

        Purchaser and Merger Sub, jointly and severally, represent and warrant to Target, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule (arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 3 with the disclosures in any section or subsection of such schedule qualifying the corresponding section or subsection in this Article 3, as well as any other section or subsection of this Article 3 if the relevance of the disclosed item to such other section or subsection is reasonably apparent on its face) supplied by Purchaser and Merger Sub to Target dated as of the date hereof (the "Purchaser Disclosure Schedule"), that the following are true and correct as of the date of this Agreement and will be true and correct as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

        3.1    Organization and Qualification; Subsidiaries.

          (a)   Each of Purchaser, Merger Sub and their respective Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, partnership or similar power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser. Purchaser and each of its Subsidiaries is duly qualified to do business as a foreign corporation or other foreign legal entity, and is in good standing, under the Laws of all jurisdictions where the nature of its business requires such qualification, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser. Merger Sub is a new corporation formed solely for purpose of effecting the Merger.

          (b)   A true and complete list of all of Purchaser's Subsidiaries, together with the jurisdiction of organization of each such Subsidiary and the percentage of the outstanding capital stock, or other equity securities or ownership interests, of each such Subsidiary owned by Purchaser and each other Subsidiary of Purchaser, is set forth in Section 3.1(b) of the Purchaser Disclosure Schedule.

        3.2    Certificate of Incorporation and Bylaws.     The Purchaser SEC Reports contain complete and correct copies of its Certificate of Incorporation and Bylaws (together, the "Purchaser Charter Documents"), as amended to date. Such Purchaser Charter Documents, as so amended, are in full force and effect. Purchaser is not in violation of any of the provisions of the Purchaser Charter Documents.

        3.3    Capitalization.

          (a)   Simultaneously with the execution and delivery of this Agreement, Purchaser has entered into the RCF Investment Agreement for the completion of the equity financing described in such Agreement. Section 3.3(a) of the Purchaser Disclosure Schedule shows the effect the transactions contemplated by the RCF Investment Agreement will have on Purchaser's capitalization as described in this Section 3.3. As of the date hereof, the authorized capital stock of Purchaser consists of 200,000,000 shares of common stock, $0.001 par value of which 95,803,412 were outstanding as of February 24, 2012 (the "Purchaser Common Stock"). As of February 24, 2012, 38,125 shares of Purchaser Common Stock are held in treasury and options to acquire an aggregate of 2,985,231 shares of Purchaser Common Stock ("Purchaser Options") are outstanding under the Purchaser Option Plans. Purchaser has also issued 988,771 warrants for the purchase of shares of Purchaser Common Stock (the "Purchaser Warrants") that are at an exercise price of $5.78, expiring on May 13, 2013, of which all of the warrants remain outstanding as of February 24, 2012. As of the date hereof, no shares of capital stock of Purchaser are held by any Subsidiary of Purchaser other than Belt Line Resources, Inc., which owns 46,875 shares of Purchaser Common Stock. Purchaser owns, directly or indirectly, all of the issued and outstanding capital stock of each of its Subsidiaries. All issued and outstanding shares of capital stock of Purchaser and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable.

          (b)   Except as set forth in Section 3.3(a) and the Purchaser Options, there are no subscriptions, options, warrants, phantom shares, stock units, stock appreciation rights, other equity-based awards, equity securities, partnership interests, conversion privileges or similar ownership interests, calls, rights (including preemptive rights) or Contracts of any character to which Purchaser or any of its Subsidiaries is a party or by which it is bound obligating Purchaser or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any equity securities, partnership interests or similar ownership interests of Purchaser or any of its Subsidiaries, or obligating Purchaser or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, phantom share, stock unit, stock appreciation right, other equity-based awards, equity security, call, right, commitment or agreement. There are no outstanding bonds, debentures, or other evidences of Indebtedness of Purchaser or any Subsidiary thereof having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the shares of Purchaser Common Stock on any matter. Except as contemplated by this Agreement, there is no voting trust, proxy, registration rights agreement, rights plan, anti-takeover plan or other Contract or understanding to which Purchaser or any of its Subsidiaries is a party or by which it is bound with respect to any equity security of any class of Purchaser or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

          (c)   The shares of Purchaser Common Stock to be issued at the Effective Time as part of the Merger have, subject to the receipt of the Purchaser Stockholder Approval, been duly authorized and, when issued and delivered in accordance with the terms of this Agreement will have been validly issued and will be fully paid and nonassessable and the issuance thereof will not be subject to any preemptive or other similar right.

          (d)   Merger Sub's authorized capital stock consists solely of 1,000 shares of common stock, $0.001 par value ("Merger Sub Common Stock"), of which, as of the date hereof, 100 were issued and outstanding and none were reserved for issuance. As of the date hereof, all of the outstanding shares of Merger Sub Common Stock are owned free and clear of any liens, claims or encumbrances by Purchaser.

        3.4    Authority Relative to this Agreement.

          (a)   Purchaser and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and subject to the receipt of the Purchaser Stockholder Approval, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser and Merger Sub, and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than the Purchaser Stockholder Approval. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and, assuming the due authorization, execution and delivery by Target, constitutes a valid, legal and binding obligation of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms, except that such enforcement (i) may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

          (b)   At a meeting duly called and held, Purchaser's board of directors has unanimously: (i) determined that this Agreement and the transactions contemplated hereby (including the Purchaser Share Issuance and the Merger) are advisable and fair to and in the best interests of Purchaser and the holders of the shares of Purchaser Common Stock; (ii) authorized and approved this Agreement and the transactions contemplated hereby (including the Purchaser Share Issuance and the Merger); and (iii) resolved to recommend the approval and adoption of the Purchaser Share Issuance by its stockholders at the Purchaser Stockholder Meeting.

        3.5    No Conflict; Required Filings and Consents.

          (a)   The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby, do not and will not, subject to obtaining the Purchaser Stockholder Approval and receipt of the Approvals referred to in Section 3.5(b) below, (i) contravene, conflict with or result in a violation or breach of any provision of the Purchaser Charter Documents or the organizational documents of any of Purchaser's Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Purchaser or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Purchaser or any of its Subsidiaries is entitled under (A) any provision of any Contract binding upon Purchaser or any of its Subsidiaries or (B) any license, permit, franchise, certificate, approval or other similar authorization ("Permits") held by, or affecting, or relating in any way to, the assets or business of, Purchaser or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Purchaser or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Purchaser.

          (b)   The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby do not, and shall not, require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Purchaser or its Subsidiaries, except for (i) the compliance, if required, with any applicable requirements of the HSR Act, including pre-merger notification requirements, (ii) the filing with the SEC and the mailing to the holders of Purchaser Common Stock of the Purchaser Proxy Statement, and the filing with the SEC of any reports that might be required pursuant to the Exchange Act in connection with this Agreement and the transactions contemplated hereby, (iii) such other filings, authorizations, decisions or orders as may be required by the rules and regulations of NASDAQ or any state securities or blue sky laws and (iv) the filing of the appropriate merger documents as required by the NCA (including the Articles of Merger), and (v) any other Approvals or Permits, which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Purchaser.

        3.6    Compliance; Permits.     Except as disclosed in the Purchaser SEC Reports, each of Purchaser, Merger Sub and their Subsidiaries is, and at all times since January 1, 2008 has been, in all material respects in compliance with all Laws, Orders and Permits applicable to it or by which its properties are bound, subject to or affected. Except as disclosed in Purchaser's Annual Report on Form 10-K for the year ended December 31, 2010 (the "Purchaser 10-K") or in the Purchaser SEC Reports filed on or after the date of the Purchaser's 10-K, no investigation or review by any Governmental Entity is pending or, to the knowledge of Purchaser or Merger Sub, threatened against Purchaser, Merger Sub or their Subsidiaries, other than, in each such case, those the outcome of which have not had and would not, individually or in the aggregate, reasonably be expected to adversely affect Purchaser or Merger Sub. To the knowledge of Purchaser and Merger Sub, neither Purchaser, Merger Sub nor any of their Subsidiaries has received any notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business.

        3.7    SEC Filings; Financial Statements.

          (a)   Since January 1, 2008, Purchaser has filed with the SEC all forms, reports, schedules, prospectuses, registration statements, proxy or information statements and other documents required to be filed by Purchaser under applicable securities Laws (collectively, the "Purchaser SEC Reports"). The Purchaser SEC Reports, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the requirements of applicable securities Laws and did not contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Purchaser's Subsidiaries is or has been required to file any reports or other documents with the SEC or any other securities authority or regulator or any stock exchange or other self-regulatory authority.

          (b)   The annual audited consolidated financial statements and the unaudited consolidated interim financial statements (including, in each case, any related notes thereto) contained in the Purchaser SEC Reports (the "Purchaser Financial Statements") were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q under the Exchange Act) are based on the books and records of Purchaser and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Purchaser and its Subsidiaries as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments that are not expected to be material in amount and the absence of notes thereto) on a consolidated basis. Purchaser maintains a standard system of accounting established and administered in accordance with GAAP. Since September 30, 2011, there have been no material changes in Purchaser's accounting methods or principles that would be required to be disclosed in Purchaser's financial statements in accordance with GAAP except as described in the notes to such financial statements.

          (c)   Since January 1, 2008, neither Purchaser nor, to the knowledge of Purchaser, any of its Subsidiaries, directors, or officers has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Purchaser.

          (d)   None of the information to be supplied by or on behalf of Purchaser in for use in connection with the Target Stockholder Meeting will, at the time of delivery to the Target Stockholders and any amendments or supplements made thereto, and at the time of the Target Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

          (e)   None of the information to be included in or incorporated by reference into the S-4 or the Purchaser Proxy Statement (other than information supplied by or on behalf of Target for inclusion therein) will, at the time of the effectiveness thereof and the mailing of the Purchaser Proxy Statement and any amendments or supplements thereto, and at the time of the Purchaser Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

        3.8    Controls and Procedures.

          (a)   Since the enactment of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), Purchaser has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

          (b)   Each of the principal executive officer and the principal financial officer of Purchaser (or each former principal executive officer and former principal financial officer of Purchaser, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder and under the Exchange Act with respect to the Purchaser SEC Reports. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.

        3.9    Absence of Certain Changes or Events.     Except as disclosed in the Purchaser 10-K or in the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K, since September 30, 2011, the business of Purchaser, Merger Sub and their Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been (a) any event, occurrence or development of a state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect with respect to Purchaser or Merger Sub, (b) any material revaluation by Purchaser or Merger Sub of any of its assets, or (c) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Purchaser or its Subsidiaries.

        3.10    Absence of Litigation.     Except as disclosed in the Purchaser 10-K or in the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K, there is no Action that has been commenced or, to the knowledge of Purchaser, threatened against or affecting Purchaser, Merger Sub or any Subsidiary thereof, or any of their officers, managers or directors in their capacities as officers, managers or directors of Purchaser, Merger Sub or their respective Subsidiaries, or any of their respective properties, rights or assets which, if determined adversely with respect to Purchaser, Merger Sub or their Subsidiary, would, individually or in the aggregate, reasonably be expected to result in liability for damages or equitable relief or is reasonably likely to materially and adversely affect the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby, and no circumstances exist that could give rise to such an Action.

        3.11    Property and Title.     Except as disclosed in the Churchrock Section 8 Feasibility Study—Draft—Dated 12/15/11, furnished to Target, or in the Purchaser 10-K or in the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K and applying customary standards in the United States mining industry, each of Purchaser and its Subsidiaries has, to the extent necessary to permit the operation of their respective businesses as presently conducted good and sufficient fee, leasehold or possessory title, clear of any title defect or Lien to its operating properties and properties with estimated proven and probable mineral reserves and/or estimated mineral resources and its other real properties or interests therein to permit the use of land by Purchaser and its Subsidiaries. Purchaser and its respective Subsidiaries hold all mineral rights required to continue their respective businesses and operations as currently conducted and as proposed to be conducted.

        3.12    Fee Surface and Fee Mineral Lands.     The Purchaser 10-K discloses all material fee surface lands and fee mineral lands owned by Purchaser and its Subsidiaries.

        3.13    Surface and Mineral Leases.     The Purchaser 10-K discloses all surface and mineral leases, usage rights, and agreements held by Purchaser or its Subsidiaries (the "Purchaser Surface and Mineral Leases"). Except as disclosed in the Purchaser 10-K or in the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K, (i) the Purchaser Surface and Mineral Leases are legal, valid and binding and are in full force and effect in accordance with their respective terms; (ii) Purchaser and its Subsidiaries have complied in all material respects with the terms and provisions of the Purchaser Surface and Mineral Leases; and (iii) neither Purchaser nor any of its Subsidiaries has received any notification of any unresolved violation or noncompliance with the terms of the Purchaser Surface and Mineral Leases.

        3.14    Mining Claims.     The Purchaser 10-K describes all unpatented mining claims and mill sites of Purchaser or any of its Subsidiaries (the "Purchaser Mining Claims"). Except as disclosed in the Purchaser 10-K or in the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K and applying customary standards in the United States mining industry and to the knowledge of Purchaser, with respect to the Purchaser Mining Claims, subject to the paramount title of the United States: (a) the unpatented mining claims were properly laid out and monumented; (b) all required location and validation work was properly performed; (c) location notices and certificates were properly recorded and filed with appropriate Governmental Entities; (d) all assessment work, location fees, mining claim rental fees, or mining claim maintenance fees required to hold the Purchaser Mining Claims and maintain them in good standing through the applicable assessment year have been performed or have been paid; (e) all affidavits of assessment work or of payment of maintenance fees or notices of intent to hold and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate Governmental Entities; (f) neither Purchaser nor any of its Subsidiaries has received any notification of any unresolved violation or noncompliance with location and maintenance requirements for the Purchaser Mining Claims, and (g) neither Purchaser nor any of its Subsidiaries has knowledge of conflicting mining claims.

        3.15    Water Rights.

          (a)   Purchaser or any of its Subsidiaries is the sole owner or lessee of the water rights described in the Purchaser 10-K (the "Purchaser Water Rights"). Except as disclosed in the Purchaser 10-K or the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K, Purchaser or its Subsidiaries have good and sufficient title or leasehold interest in the Purchaser Water Rights, which are free and clear of all Liens.

          (b)   Except as disclosed in the Purchaser 10-K or the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K, there is no Action pending, or to Purchaser's knowledge, threatened against Purchaser or any of its Subsidiaries, or any part of the Purchaser Water Rights, which, if determined adversely to Purchaser or its Subsidiary, would materially and adversely impact Purchaser's or such Subsidiary's ownership or use of the Purchaser Water Rights.

          (c)   Except as disclosed in the Purchaser 10-K or the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K, neither Purchaser nor any of its Subsidiaries has abandoned, or intended to abandon, or, forfeited any of the Purchaser Water Rights and to Purchaser's knowledge, no claim or assertion of abandonment has been made by any Person or Governmental Entity.

          (d)   With respect to the Purchaser Water Rights and except as disclosed in the Purchaser 10-K or the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K, there have been no unauthorized: (i) changes in points of diversion; (ii) storage of water; (iii) changes in places of use; or (iv) changes in purpose of use.

        3.16    Environmental Matters.     Except as disclosed in the Purchaser 10-K or the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K:

          (a)   No Hazardous Substance has been discharged, disposed of, dumped, pumped, deposited, spilled, leaked, emitted or released by Purchaser or any of its Subsidiaries (or, to the knowledge of Purchaser, is otherwise present) at, on, under or from any property now or previously owned, leased or operated by Purchaser or any of its Subsidiaries ("Purchaser Property") in such manner or quantity that exceeds remediation criteria or standards under any applicable Environmental Laws or as would require investigation or remediation (either by Purchaser or its Subsidiaries, or for which Purchaser or its Subsidiaries would otherwise be liable) under any applicable Environmental Laws or as would adversely affect the business or operations of Purchaser or any of its Subsidiaries and (ii) to the knowledge of Purchaser, there are no liabilities of Purchaser or any of its Subsidiaries arising out of any Environmental Laws or any agreement with a third party and relating to any Hazardous Substances at, on, under or about any property other than a Purchaser Property except with respect to which adequate provision in accordance with GAAP has been made in the Purchaser Financial Statements.

          (b)   The operations of Purchaser and each of its Subsidiaries are and have been in material compliance with all, and have not violated any, applicable Environmental Laws.

          (c)   (i) Purchaser and its Subsidiaries hold all material approvals, certificates, authorizations, agreements, permits, licenses, certificates, clearances and consents under or pursuant to applicable Environmental Laws (the "Purchaser Environmental Permits") necessary for the conduct of Purchaser's and its Subsidiaries' businesses as conducted currently and through the most recent fiscal year, (ii) all such Purchaser Environmental Permits are disclosed in the Purchase SEC Reports and are valid and in full force and effect, (iii) Target and its Subsidiaries have not violated any such Purchaser Environmental Permits, and (iv) neither Purchaser nor any of its Subsidiaries has received any notice that any Purchaser Environmental Permits will be revoked, adversely modified or not renewed, and to the knowledge of Purchaser there is no reasonable basis for revoking, adversely modifying or refusing to renew any such Purchaser Environmental Permits.

          (d)   No Order or Action is pending, and to Purchaser's knowledge, no Order or Action has been threatened, by any Governmental Entity or third party against or, to Purchaser's knowledge, affecting Purchaser or any of its Subsidiaries concerning any alleged violation of or liability under any Environmental Law or concerning any Hazardous Substance.

          (e)   No Environmental Lien is pending, and to Purchaser's knowledge, no Environmental Lien has been threatened against or affecting Purchaser, any of its Subsidiaries, or any real or personal property of Purchaser or any of its Subsidiaries.

        3.17    Agreements, Contracts and Commitments.     Each of the Contracts filed as an exhibit to the Purchaser 10-K or any of the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K is valid and in full force and effect.

        3.18    Vote Required.     The only vote of the holders of any class or series of Purchaser's capital stock or other securities of Purchaser necessary to approve the transactions contemplated by this Agreement is the affirmative vote in favor of the Purchaser Share Issuance by a majority of the votes cast on the Purchaser Share Issuance by the holders of the outstanding shares of Purchaser Common Stock (such approval, the "Purchaser Stockholder Approval").

        3.19    Brokers.     Purchaser and its Subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finder's fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for the fees of Cormark Securities Inc.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF TARGET

        Target represents and warrants to Purchaser and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule (arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 4 with the disclosures in any section or subsection of such schedule qualifying the corresponding section or subsection in this Article 4, as well as any other section or subsection of this Article 4 if the relevance of the disclosed item to such other section or subsection is reasonably apparent on its face) supplied by Target to Purchaser dated as of the date hereof (the "Target Disclosure Schedule"), that the following are true and correct as of the date of this Agreement and will be true and correct as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

        4.1    Organization and Qualification; Subsidiaries.

          (a)   Each of Target and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, partnership or similar power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Target.

          (b)   A true and complete list of all of Target's Subsidiaries, together with the jurisdiction of organization of each such Subsidiary and the percentage of the outstanding capital stock, or other equity securities or ownership interests, of each such Subsidiary owned by Target and each other Subsidiary of Target, is set forth in Section 4.1(b) of the Target Disclosure Schedule. Other than with respect to the Subsidiaries set forth in Section 4.1(b) of the Target Disclosure Schedule, Target does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any corporation, partnership, joint venture or other business entity, other than equity interests held for investment that do not exceed a 1% interest in any such entity.

          (c)   All of the outstanding capital stock of, or other equity securities or ownership interests in, each Subsidiary of Target, is owned by Target, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity securities or ownership interests), except for restrictions imposed by applicable securities laws.

          (d)   Neither Target nor any of its Subsidiaries has agreed nor is it obligated to make nor is it bound by any Contract under which it may become obligated to acquire any material equity interest or investment in, or make any material capital contribution to, any Person (other than a wholly-owned Subsidiary of Target).

          (e)   Target and each of its Subsidiaries is duly qualified to do business as a foreign corporation or other foreign legal entity, and is in good standing, under the Laws of all jurisdictions where the nature of its business requires such qualification, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Target.

        4.2    Articles of Incorporation and Bylaws.     Target has made available to Purchaser complete and correct copies of its Articles of Incorporation and Bylaws or other similar organizational documents, as well as the equivalent organizational documents for each of its Subsidiaries (collectively, the "Target Charter Documents"), as amended to date. Such Target Charter Documents, as so amended, are in full force and effect. Neither Target nor any Subsidiary of Target is in violation of any of the provisions of the Target Charter Documents, as applicable.

        4.3    Capitalization.

          (a)   As of the date hereof, the authorized capital of Target consists of (i) 200,000,000 shares of common stock, par value $0.001 per share (the "Target Common Stock"), of which 59,632,712 are outstanding as of February 24, 2012 and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, none of which are outstanding as of the date hereof. As of the date hereof, options to acquire an aggregate of 5,206,666 shares of Target Common Stock (the "Options") are outstanding under Target Option Plans. Target has also issued warrants and rights to receive warrants for the purchase of 5,885,714 shares of Target Common Stock (the "Warrants") outstanding as of the date hereof, all of which are held by RMBAH and will be terminated at Closing pursuant to the RMB Agreement. As of the date hereof, no shares of capital stock of Target are held by any Subsidiary of Target or in treasury by Target. All issued and outstanding shares of capital stock of Target and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Section 4.3(a) of the Target Disclosure Schedule contains a correct and complete list of (x) the names and addresses of the holders of all the outstanding shares of Target Common Stock, Options and Warrants and (y) the number of shares of Target Common Stock owned beneficially and of record by each holder thereof and the number of shares of Target Common Stock issuable to each Option or Warrant holder pursuant to the Options and Warrants, including, with respect to the Options, the applicable vesting schedule, exercise price and whether the Option is intended to qualify as an incentive stock option under the Code.

          (b)   Except for the Options and the Warrants, there are no subscriptions, options, warrants, phantom shares, stock units, stock appreciation rights, other equity-based awards, equity securities, partnership interests, conversion privileges or similar ownership interests, calls, rights (including preemptive rights) or Contracts of any character to which Target or any of its Subsidiaries is a party or by which it is bound obligating Target or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any equity securities, partnership interests or similar ownership interests of Target or any of its Subsidiaries, or obligating Target or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, phantom share, stock unit, stock appreciation right, other equity-based award, equity security, call, right, commitment or agreement. There are no outstanding bonds, debentures, or other evidences of Indebtedness of Target or any Subsidiary thereof having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the Target Stockholders on any matter. Except as contemplated by this Agreement, there is no voting trust, proxy, registration rights agreement, rights plan, anti-takeover plan or other Contract or understanding to which Target or any of its Subsidiaries is a party or by which it is bound with respect to any equity security of any class of Target or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

        4.4    Authority Relative to this Agreement.

          (a)   Target has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Target Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Target of this Agreement and the consummation by Target of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Target, and no other corporate proceedings on the part of Target are necessary to authorize this Agreement, or to consummate the transactions so contemplated, other than the Target Stockholder Approval. This Agreement has been duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery by Purchaser and Merger Sub, constitutes a valid, legal and binding obligation of Target, enforceable against

  Target in accordance with its terms, except that such enforcement (i) may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

          (b)   At a meeting duly called and held, Target's board of directors has unanimously: (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Target and the Target Stockholders; (ii) authorized and approved this Agreement and the transactions contemplated hereby (including the Merger); and (iii) resolved to recommend approval and adoption of the Merger by Target's stockholders at the Target Stockholder Meeting.

        4.5    No Conflict; Required Filings and Consents.

          (a)   The execution, delivery and performance by Target of this Agreement and the consummation by Target of the transactions contemplated hereby do not and will not, subject to obtaining the Target Stockholder Approval and receipt of the Approvals referred to in Section 4.5(b) below, (i) contravene, conflict with or result in a violation or breach of any provision of the Target Charter Documents, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Target or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Target or any of its Subsidiaries is entitled under (A) any provision of any Contract binding upon Target or any of its Subsidiaries or (B) any Permit held by, or affecting, or relating in any way to, the assets or business of, Target or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Target or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Target.

          (b)   The execution, delivery and performance by Target of this Agreement and the consummation by Target of the transactions contemplated hereby do not, and shall not, require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Target or its Subsidiaries, except for (i) compliance, if required, with any applicable requirements of the HSR Act, including pre-merger notification requirements thereunder and (ii) the filing of the appropriate merger documents as required by the NCA (including the Articles of Merger).

        4.6    Compliance; Permits.

          (a)   Each of Target and its Subsidiaries is, and at all times since January 1, 2008 has been, in all material respects, in compliance with all Laws and Orders applicable to it or by which its properties are bound or affected. No investigation or review by any Governmental Entity is pending or, to the knowledge of Target, threatened against Target or its Subsidiaries, other than, in each such case, those the outcome of which have not had and would not, individually or in the aggregate, reasonably be expected to adversely affect Target.

          (b)   Each of Target and its Subsidiaries owns, possesses or has obtained, and is, and at all times since January 1, 2008 has been, in all material respects in compliance with all Permits of or from any Governmental Entity necessary to conduct its business as now conducted. All material Target Permits are listed in Section 4.6(b) of the Target Disclosure Schedule. To the knowledge of Target, neither Target nor any of its Subsidiaries has received any notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business.

        4.7    Financial Statements.

          (a)   Target has furnished to Purchaser complete copies of Target's audited financial statements consisting of the balance sheet of Target as of December 31 in each of the years 2008, 2009 and 2010 and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended (the "Audited Financial Statements"), and unaudited financial statements consisting of the balance sheet of Target as of September 30, 2011 (the "Most Recent Balance Sheet") and the related statements of income and retained earnings, stockholders' equity and cash flow for the three-month period then ended (the "Interim Financial Statements" and, together with the Audited Financial Statements, the "Target Financial Statements"). The Target Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Target Financial Statements are based on the books and records of Target, and fairly present, in all material respects, the financial condition of Target as of the respective dates they were prepared and the results of the operations of Target for the periods indicated subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments. Target maintains a standard system of accounting established and administered in accordance with GAAP. Since the date of the Most Recent Balance Sheet, there have been no material changes in Target's accounting methods or principles that would be required to be disclosed in Target's financial statements in accordance with GAAP except as described in the notes to such financial statements.

          (b)   The books and records of Target and its Subsidiaries, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) state in reasonable detail the material transactions and dispositions of the assets of Target and its Subsidiaries and (iii) accurately and fairly reflect the basis for the Target Financial Statements.

          (c)   Target has designed and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in conformity with GAAP.

          (d)   Since January 1, 2008, neither Target nor, to the knowledge of Target, any of its Subsidiaries, directors, officers or auditors of Target has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Target or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Target or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

          (e)   None of the information to be supplied by or on behalf of Target or its Affiliates for inclusion in the S-4 or the Purchaser Proxy Statement will, at the time of the effectiveness thereof and at the time of the mailing of the Purchaser Proxy Statement and any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If Target provides information to Target Stockholders in connection with the Target Stockholder Approval other than the S-4 or the Purchaser Proxy Statement, none of such information will, at the time of delivery and any amendments or supplements made thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

        4.8    No Undisclosed Liabilities.     Neither Target nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent, determined, determinable or otherwise) or obligations, in each case, of the type that would be required to be disclosed on a consolidated balance sheet of Target (or the notes thereto) other than (a) liabilities or obligations fully reflected or reserved against in the Most Recent Balance Sheet (or the notes thereto), included in the Target Financial Statements, (b) liabilities incurred since the date of the Most Recent Balance Sheet in the ordinary course of business consistent with past practice, (c) obligations arising pursuant to the terms of this Agreement or the Contracts disclosed in Section 4.22 of the Target Disclosure Schedule (or not required to be so disclosed), or (d) liabilities or obligations that do not individually or in the aggregate exceed $25,000.

        4.9    Absence of Certain Changes or Events.     Since the date of the Most Recent Balance Sheet, the business of Target and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been (a) any event, occurrence or development of a state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect with respect to Target, (b) any material revaluation by Target of any of its assets, or (c) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Target or its Subsidiaries.

        4.10    Absence of Litigation.     There is no Action that has been commenced or, to the knowledge of Target, threatened against or affecting Target or any Subsidiary thereof, or any of their officers, managers or directors in their capacities as officers, managers or directors of Target or its Subsidiary, or any of their respective properties, rights or assets which, if determined adversely with respect to Target or its Subsidiary, would, individually or in the aggregate, reasonably be expected to result in liability for damages or equitable relief or is reasonably likely to materially and adversely affect the ability of Target to consummate the transactions contemplated hereby, and no circumstances exist that could give rise to such an Action. Neither Target nor any Subsidiary thereof, nor any of their respective properties, rights or assets, is subject to any outstanding Order that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Target.

        4.11    Employee Plans.

          (a)   Section 4.11(a) of the Target Disclosure Schedule contains a true and complete list of (i) all Target Employee Plans currently in effect and (ii) all Target Employee Plans under which there remains any outstanding liability. Target has provided Purchaser with a true, accurate and complete copy of each Target Employee Plan listed in such Section 4.11(a) of the Target Disclosure Schedule which is in writing, as currently in effect (and in the case of any Target Employee Plan that is not in written form, a written description of such Target Employee Plan, together with either the most recent financial statements prepared for each such Target Employee Plan, if any.

          (b)   Target and each Subsidiary thereof, has complied, in all material respects, with all the terms of, and all applicable Laws in respect of, each Target Employee Plan sponsored, maintained or contributed to by them (as applicable).

          (c)   Each Target Employee Plan intended to be tax qualified under the Code has been the subject of a determination letter (or in the case of a master or prototype plan, a comparable opinion letter) from the IRS to the effect that the form of such Target Employee Plan is qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. Each Target Employee Plan intended to be tax qualified under the Code has been established, registered and operated in all material respects in accordance with the applicable requirements of the Code and other applicable Law. No step has been taken, no event has occurred and no condition or circumstance exists that has resulted or could reasonably be expected to result in any Target Employee Plan being ordered or required to be terminated or wound up in whole or in part or having its tax qualification or registration under applicable Law refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material Taxes, fees, penalties or levies under applicable

  Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations, or other proceedings which are pending or threatened in respect of any of the Target Employee Plans or their assets which individually or in the aggregate would have a Material Adverse Effect with respect to Target.

          (d)   No event has occurred or condition exists with respect to any Target Employee Plan or relating to any individual who currently or previously provided personal services to Target or any Subsidiary or ERISA Affiliate thereof (if any), whether as an employee, an independent contractor or otherwise (or any beneficiary or dependent of any such individual) which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to Target.

          (e)   The consummation of the transactions contemplated by this Agreement will not by itself entitle any employee or any independent contractor of Target or any Subsidiary thereof to severance or similar pay, or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) or compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Target Employee Plan.

          (f)    The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of additional acts or events) result in any payment under any Target Employee Plan that would constitute an "excess parachute payment" for purposes of Section 280G or 4999 of the Code.

        4.12    Labor and Employee Matters.

          (a)   There are no collective bargaining agreements to which Target or any Subsidiary thereof is a party or involving employees of Target or any Subsidiary thereof. To the knowledge of Target, there are no threatened or apparent union organizing activities involving employees of Target or any Subsidiary thereof. There is no strike or lockout occurring or, to the knowledge of Target, threatened affecting Target or any Subsidiary thereof.

          (b)   Neither Target nor any Subsidiary thereof is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation, actual or threatened, relating to its employees or independent contractors (including any termination of such persons). Target and each Subsidiary thereof has operated in material compliance with all applicable Laws with respect to employment and labor, including employment and labor standards, employment equity, pay equity, workers' compensation, human rights and labor relations and there are no current, pending or threatened proceedings before any board or tribunal with respect to any of the areas listed herein. Target and each Subsidiary thereof has operated in material compliance with the National Labor Relations Act (U.S.) as amended, and the rules and regulations promulgated thereunder and any and all similar Laws.

          (c)   Section 4.12(c) of the Target Disclosure Schedule sets forth a complete and accurate list, as of September 30, 2011 and as of the date hereof, of all (i) employees, independent contractors and consultants employed or retained by or on behalf of the Target and, for each such Person, his or her work location, position, status (i.e., full- or part-time employee, temporary employee, independent contractor, consultant), annual salary or hourly wage rate, as applicable, or target bonus for 2012 (if any), and the date on which he or she became employed. Except as set forth in Section 4.12(c) of the Target Disclosure Schedule or as otherwise provided pursuant to applicable Law, each such person can be dismissed immediately and without advance notice or Liability to such person (other than for salary or wages for time worked or benefits disclosed in Section 4.12(c) of the Target Disclosure Schedule).

        4.13    Property and Title.     Applying customary standards in the United States mining industry, each of Target and its Subsidiaries has, to the extent necessary to permit the operation of their respective businesses as presently conducted good and sufficient fee, leasehold or possessory title, clear of any title defect or Lien to its operating properties and properties with estimated proven and probable mineral reserves and/or estimated mineral resources and its other real properties or interests therein to permit the use of land by Target and its Subsidiaries. Target and its Subsidiaries hold all mineral rights required to continue their respective businesses and operations as currently conducted and as proposed to be conducted.

        4.14    Fee Surface and Fee Mineral Lands.     Section 4.14 of the Target Disclosure Schedule lists all material fee surface lands and fee mineral lands owned by Target and its Subsidiaries.

        4.15    Surface and Mineral Leases.     Section 4.15 of the Target Disclosure Schedule lists all surface and mineral leases, usage rights, and agreements held by Target or any of its Subsidiaries (the "Target Surface and Mineral Leases"). The Target Surface and Mineral Leases are legal, valid and binding and are in full force and effect in accordance with their respective terms. Target and its Subsidiaries have complied in all material respects with the terms and provisions of the Target Surface and Mineral Leases. Neither Target nor any of its Subsidiaries has received any notification of any unresolved violation or noncompliance with the terms of the Target Surface and Mineral Leases.

        4.16    Mining Claims.     Section 4.16 of the Target Disclosure Schedule describes all unpatented mining claims and mill sites of Target or any of its Subsidiaries (the "Target Mining Claims"). Applying customary standards in the United States mining industry and to the knowledge of Target, with respect to the Target Mining Claims, subject to the paramount title of the United States: (a) the unpatented mining claims were properly laid out and monumented; (b) all required location and validation work was properly performed; (c) location notices and certificates were properly recorded and filed with appropriate Governmental Entities; (d) all assessment work, location fees, mining claim rental fees, or mining claim maintenance fees required to hold the Target Mining Claims and maintain them in good standing through the assessment year ending August 31, 2012 have been performed or have been paid; (e) all affidavits of assessment work or of payment of maintenance fees or notices of intent to hold and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate Governmental Entities; (f) neither Target nor any of its Subsidiaries has received any notification of any unresolved violation or noncompliance with location and maintenance requirements for the Target Mining Claims, and (g) neither Target nor any of its Subsidiaries has knowledge of conflicting mining claims.

        4.17    Water Rights.

          (a)   Target or its Subsidiary is the lessee of the water rights set forth in Section 4.17(a) of the Target Disclosure Schedule (the "Target Water Rights"). Target or its Subsidiary have a good and sufficient leasehold interest in the Target Water Rights pursuant to the instruments set forth in Section 4.17(a) of the Target Disclosure Schedule, which leasehold interest is free and clear of all Liens.

          (b)   Neither Target nor any of its Subsidiaries has received any written notice from any Governmental Entity that use of the Target Water Rights violates any Laws of any Governmental Entity having jurisdiction over the Target Water Rights.

          (c)   There is no Action pending, or to Target's knowledge, threatened against Target or any of its Subsidiaries, or any part of the Target Water Rights, which, if determined adversely to Target or Subsidiary, would materially and adversely impact Target or such Subsidiary's ownership or use of the Target Water Rights.

          (d)   Neither Target nor any of its Subsidiaries has abandoned, or intended to abandon, or, forfeited any of the Target Water Rights and to Target's knowledge, no claim or assertion of abandonment has been made by any Person or Governmental Entity.

          (e)   With respect to the Target Water Rights, there have been no unauthorized: (i) changes in points of diversion; (ii) storage of water; (iii) changes in places of use; or (iv) changes in purpose of use.

        4.18    Insurance.     Target maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of Target and its Subsidiaries (collectively, the "Target Insurance Policies") which are of the type and in amounts which are customary for the conduct of its business and are in full force in effect on the date hereof and will be in full force and effect on the Effective Time. To Target's knowledge, (a) neither Target nor any Subsidiary thereof has received any notice from any insurer or agent of any insurer of any cancellation or termination of any policy, including by reason of the execution, delivery or performance of this Agreement, and (b) there is no material claim by Target or any of its Subsidiaries pending under any of the material Target Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds that would have a Material Adverse Effect with respect to Target. Neither Target nor any Subsidiary thereof is in breach of or default under, or has taken any action which could permit termination or material modification of, any material insurance policies.

        4.19    Taxes.

          (a)   Each of Target and its Subsidiaries have filed all Tax Returns that they were required to file under applicable Laws. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable Laws. All Taxes due and owing by Target or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither Target nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Target or any of its Subsidiaries does not file Tax Returns that Target or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target or any of its Subsidiaries.

          (b)   Each of Target and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c)   No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Target or any of its Subsidiaries. Neither Target nor any of its Subsidiaries has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where Target or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Target or any of its Subsidiaries. Section 4.19(c) of the Target Disclosure Schedule lists all federal, state, local, and non-U.S. income Tax Returns filed with respect to any of Target or its Subsidiaries for taxable periods ended on or after December 31, 2006, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Target or any of its Subsidiaries filed or received since December 31, 2006 have been delivered to Purchaser.

          (d)   Neither Target nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e)   Each of Target and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Target nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither Target nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) or (B) has any liability for the Taxes of any Person (other than Target or any of its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), or as a transferee or successor, by contract, or otherwise.

          (f)    The unpaid Taxes of Target and its Subsidiaries (A) did not, as of January 31, 2012, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target and its Subsidiaries in filing their Tax Returns. Since the date of the Most Recent Balance Sheet, neither Target nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Target's ordinary course of business consistent with past custom and practice.

          (g)   Neither Target nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

              (i)  change in method of accounting for a taxable period ending on or prior to the Closing Date;

             (ii)  "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

            (iii)  intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

            (iv)  installment sale or open transaction disposition made on or prior to the Closing Date;

             (v)  prepaid amount received on or prior to the Closing Date; or

            (vi)  election under Section 108(i) of the Code.

          (h)   Neither Target nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.Neither Target nor any of its Subsidiaries is or has been a party to any "reportable transaction," as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b).

          (i)    Neither Target nor any of its Subsidiaries (A) is a "controlled foreign corporation" as defined in Code §957, (B) is a "passive foreign investment company" within the meaning of Code §1297, or (C) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

          (j)    Neither Target nor any of its Subsidiaries has received any private letter ruling from the IRS (or any comparable ruling from any other taxing authority).

        4.20    Environmental Matters.

          (a)   No Hazardous Substance has been discharged, disposed of, dumped, pumped, deposited, spilled, leaked, emitted or released by Target or any of its Subsidiaries (or, to the knowledge of Target, is otherwise present) at, on, under or from any property now or previously owned, leased or operated by Target or any of its Subsidiaries ("Target Property") in such manner or quantity that exceeds remediation criteria or standards under any applicable Environmental Laws or as would require investigation or remediation (either by Target or its Subsidiaries, or for which Target or its Subsidiaries would otherwise be liable) under any applicable Environmental Laws or as would adversely affect the business or operations of Target or any of its Subsidiaries and (ii) to the knowledge of Target, there are no liabilities of Target or any of its Subsidiaries arising out of any Environmental Laws or any agreement with a third party and relating to any Hazardous Substances at, on, under or about any property other than a Target Property except with respect to which adequate provision in accordance with GAAP has been made in the Target Financial Statements.

          (b)   The operations of Target and each of its Subsidiaries are and have been in material compliance with all, and have not violated any, applicable Environmental Laws.

          (c)   (i) Target and its Subsidiaries hold all material approvals, certificates, authorizations, agreements, permits, licenses, certificates, clearances and consents under or pursuant to applicable Environmental Laws (the "Target Environmental Permits") necessary for the conduct of Target's and its Subsidiaries' businesses as conducted currently and through the most recent fiscal year, (ii) all such Target Environmental Permits are listed in Section 4.20(c) of the Target Disclosure Schedule and are valid and in full force and effect, (iii) Target and its Subsidiaries have been in material compliance with any such Target Environmental Permits, and (iv) neither Target nor any of its Subsidiaries has received any notice that any Target Environmental Permits will be revoked, adversely modified or not renewed, and to the knowledge of Target there is no reasonable basis for revoking, adversely modifying or refusing to renew any such Target Environmental Permits.

          (d)   No Order or Action is pending, and to Target's knowledge, no Order or Action has been threatened, by any Governmental Entity or third party against or, to Target's knowledge, affecting Target or any of its Subsidiaries concerning any alleged violation of or liability under any Environmental Law or concerning any Hazardous Substance.

          (e)   No Environmental Lien is pending, and to Target's knowledge, no Environmental Lien has been threatened against or affecting Target, any of its Subsidiaries, or any real or personal property of Target or any of its Subsidiaries.

        4.21    Intellectual Property.

          (a)   "Proprietary Rights" means all of the patents, inventions, internet domain names, URL addresses, trade secrets, trademarks, trade names and copyrights, and all applications therefor and registrations thereof, necessary to conduct Target's business as it is currently conducted, other than any software which is commercially available and the subject of an "off-the-shelf", "click-wrap" or "shrink-wrap" license or similar agreement. Section 4.21(a) of the Target Disclosure Schedule sets forth a true, correct and complete list of all patents, registered internet domain names, registered URL addresses, registered trademarks, registered copyrights and all applications therefor which are owned by Target, included in the Proprietary Rights and material to the conduct of Target's business as it is currently conducted. Target owns or is licensed to use the Proprietary Rights free and clear of all Liens granted or permitted by Target. Except as set forth in Section 4.21(a) of the Target Disclosure Schedule, Target owns or possesses adequate and enforceable rights to use all patents, service marks, trade names, trademarks, copyrights or trade secrets included within the Proprietary Rights to the extent necessary for the conduct of Target's business as it is currently conducted, except to the extent any such failure to so own or possess such rights would not reasonably be expected to have a Material Adverse Effect. None of the Proprietary Rights is subject to any outstanding order, and no Action is pending or, to the Knowledge of the Principal Sellers, threatened, that challenges the validity, enforceability, ownership, use or licensing of such Proprietary Rights.

          (b)   Except for licenses and agreements into which Target enters in the ordinary course of business, Section 4.21(b) of the Target Disclosure Schedule sets forth all licenses, sublicenses, assignments and other agreements under which Target is either a licensor, licensee, assignor or assignee of any Proprietary Rights which are material to the conduct of Target's business as it is currently conducted.

          (c)   The owned Proprietary Rights do not infringe upon any domestic or foreign copyright, patent, trademark, trade name, service mark, mask work, trade secret or other intellectual property or proprietary right owned by another Person, and Target has not received any written notice of any claim of infringement or any other claim or proceeding relating to any such copyright, patent, trademark, trade name, service mark, mask work, trade secret or other intellectual property or proprietary right. To the knowledge of Target, no Person is infringing upon or otherwise violating the owned Proprietary Rights. To the knowledge of Target, no employee or consultant of Target is in violation of any requirement of law applicable to such employee or consultant or any term of any employment or consulting agreement, any patent or invention disclosure agreement, any non-competition or non-disclosure agreement, or any other contract or agreement relating to the relationship of such employee or consultant with Target, in the case of any of the foregoing, solely to the extent having a Material Adverse Effect on Target's ownership of or right to use any Proprietary Rights as necessary to conduct Target's business as currently conducted.

          (d)   Since January 1, 2008, Target has taken reasonable security measures to protect the confidentiality of all designs, plans, trade secrets, source codes, inventions, processes, procedures, research records, know-how and formulae included within the Proprietary Rights, the value of which is contingent upon maintenance of confidentiality thereof, including, without limitation, requiring all Target employees and consultants and all other persons with access to such designs, plans, trade secrets, source codes, inventions, processes, procedures, research records, know-how and formulae to be bound by confidentiality or non-disclosure agreements.

          (e)   Except for computer software under development, the computer software owned by Target which is material to the conduct of Target's business as it is currently conducted (subject to such exception, the "Software") performs in all material respects in accordance with its written documented specifications (if any), is in machine-readable form, contains all current revisions of the Software, and includes all object code and material source code forms of the Software and all currently existing materials, processes, disks, tapes and know-how related to the Software.

          (f)    Except as set forth in Section 4.21(f) of the Target Disclosure Schedule, Target has no further obligation to compensate any Person for the development, use, sale or exploitation of the Software nor has Target granted to any other Person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Software, whether requiring the payment of royalties or not.

        4.22    Agreements, Contracts and Commitments.

          (a)   Section 4.22(a) of the Target Disclosure Schedule lists each Transaction Agreement and each Contract to which Target and each of its Subsidiaries is a party or bound and that fall within any of the following categories (each, a "Material Target Contract"): (i) Contracts not entered into in the ordinary course of business, (ii) joint venture, partnership and similar agreements, (iii) Contracts which are service contracts or equipment leases involving payments by Target of more than $10,000 per year, (iv) Contracts containing covenants purporting to limit the freedom of Target (or, after the Closing, Purchaser or its Subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals, or requiring Target (or, after the Closing, Purchaser or its Subsidiaries) to deal exclusively with, grant exclusive rights to, or refrain from dealing with products that are competitive with any other party's products, (v) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of Target or its Affiliates, or any customer, licensee or lessee thereof, (vi) Contracts relating to any outstanding commitment for capital expenditures of more than $10,000 per year, (vii) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $10,000 and not cancelable by Target (without premium or penalty) within 90 days, (viii) Contracts with any labor organization, (ix) indentures, mortgages, promissory notes, loan agreements, guarantees, letters of credit or other agreements or instruments of Target or commitments for the borrowing or the lending of amounts in excess of $10,000 by Target or providing for the creation of any Lien upon any of the assets of Target, (x) Contracts providing for "earn-outs" or other contingent payments, (xi) Contracts with or for the benefit of any holder of capital stock or options to purchase capital stock of Target, Affiliate of Target or, to the knowledge of Target, any such holder or immediate family member thereof, (xii) Contracts with respect to employment or consulting services or providing for severance benefits, (xiii) Contracts involving any current or former officer, director or stockholder of the Target or an Affiliate of Target; and (xiv) all other Contracts not called for above that are material to the business of Target as it is currently being conducted.

          (b)   Each of the Material Target Contracts is valid and in full force and effect. Neither Target nor any of its Subsidiaries, nor to Target's knowledge any other party to a Material Target Contract, has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any such Material Target Contract, and neither Target nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the Material Target Contracts. Neither Target nor any Subsidiary of Target is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions in the ordinary course of business. Target has made correct and complete copies of the Material Target Contracts available to Purchaser.

        4.23    Interested Party Transactions.     Except for the Target Employee Plans, Section 4.23 of the Target Disclosure Schedule sets forth a correct and complete list of the contracts, arrangements that are in existence as of the date of this Agreement or transactions under which Target or any of its Subsidiaries has any existing or future liabilities (an "Affiliate Transaction"), between Target or any of its Subsidiaries, on the one hand, and, on the other hand, any (a) present executive officer or director of Target, its Subsidiaries or any person that has served as such an executive officer or director within the past two years or any of such executive officer's or director's immediate family members, (b) record or beneficial owner of more than 5% of the shares of Target Common Stock as of the date hereof, or (c) to the knowledge of the Target, any Affiliate of any such executive officer, director or owner (other than Target or any of its Subsidiaries). Target has made available to Purchaser true and complete copies of any such contract or arrangement.

        4.24    Brokers.     Target and its Subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finder's fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than fees and expenses payable to Roth Capital Partners, LLC.

        4.25    Opinions of Financial Advisors.     On the date of this Agreement the board of directors of Target received from its financial advisors, Roth Capital Partners, LLC an opinion, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by the Target Stockholders pursuant to this Agreement is fair, from a financial point of view, to the Target Stockholders.

        4.26    Vote Required.     The vote of a majority of the votes represented by the outstanding shares of Target Common Stock entitled to vote on this Agreement and the Merger (the "Target Stockholder Approval") is the only vote of the Target Stockholders, Options or other securities of Target necessary to approve this Agreement and the Merger and the transactions contemplated hereby and thereby.

        4.27    NCA and State Takeover Laws.     Prior to the date hereof, the board of directors of Target has taken all action necessary to exempt under or make the following not subject to any state takeover Law or other state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (a) the execution of this Agreement, (b) the Merger and (c) the other transactions contemplated hereby.

        4.28    No Other Representations and Warranties.     Except for the representations and warranties contained in this Agreement, neither Target nor its Subsidiaries nor any other Person or its Subsidiaries makes any representation or warranty, express or implied, on behalf of Target and its Subsidiaries with respect to the transactions contemplated by this Agreement.

ARTICLE 5
COVENANTS OF THE PARTIES

        The parties hereto agree as follows with respect to the period from and after the execution of this Agreement:

        5.1    Conduct of Business of Target.     During the period from the date of this Agreement to the Effective Time, except as provided in Section 5.1 of the Target Disclosure Schedule or as otherwise expressly contemplated or permitted in this Agreement or the Transaction Agreements and except to the extent Purchaser shall otherwise give its prior written consent, each of Target and its Subsidiaries shall: (i) conduct its business in the ordinary course and consistent with the budget attached hereto as Exhibit B (the "Budget") and in compliance in all material respects with applicable Laws; (ii) pay or perform its material obligations when due; and (iii) use its commercially reasonable efforts consistent with past practices to: (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees, (C) preserve in all material respects its relationships with customers, suppliers, distributors, joint venture partners, and others with which it has significant business dealings, and (D) preserve in all material respects any Target Intellectual Property. Without limiting the generality of the foregoing, except as provided in Section 5.1 of the Target Disclosure Schedule or as expressly contemplated or permitted by this Agreement or the Transaction Agreements, without the prior written consent of Purchaser, during the period from the date of this Agreement to the Effective Time, Target shall not, and shall not permit any of its Subsidiaries to, do any of the following:

          (a)   amend the Target Charter Documents;

          (b)   split, combine, subdivide or reclassify any shares of its capital stock or other equity interests or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends paid to

  Target or any of its Subsidiaries by any Subsidiary that is, directly or indirectly, wholly-owned by Target;

          (c)   adopt a plan or agreement of complete or partial liquidation, dissolution, winding up, merger, consolidation, amalgamation, restructuring, recapitalization or other material reorganization;

          (d)   issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than the issuances of shares of Target Common Stock upon the exercise of Options outstanding on the date hereof or issued after the date hereof in compliance with the terms of this Agreement in accordance with their present terms;

          (e)   except as required to ensure that any Target Employee Plan in effect on the date of this Agreement is not then out of compliance with applicable Law or as specifically required or permitted pursuant to this Agreement or as provided in the Target Disclosure Schedule, (A) adopt, enter into, terminate or amend any Target Employee Plan, (B) increase in any manner the compensation or benefits of, or pay any bonus to, any employee of Target or its Subsidiaries, except as required by a Target Employee Plan or an employment agreement with an employee of Target or its Subsidiaries, (C) pay or provide to any employee of Target or its Subsidiaries any benefit not provided for under a Target Employee Plan as in effect on the date of this Agreement or as permitted by clause (B) above, (D) grant any awards under any Target Employee Plan (including the grant of stock or other equity options, stock or other equity appreciation rights, performance units, restricted stock or other equity, stock or other equity purchase rights or other stock or other equity-based or stock-related awards) or remove existing restrictions in any Target Employee Plan or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Target Employee Plan, except as required to comply with any Target Employee Plan as in effect on the date of this Agreement or (F) take any action to accelerate the vesting or payment of any compensation or benefits under any Target Employee Plan;

          (f)    except pursuant to agreements that are in effect as of the date hereof and previously disclosed to Purchaser, directly or indirectly purchase, redeem or otherwise acquire any shares of Target Common Stock or any shares of capital stock or other interests in the Subsidiaries of Target or any other securities thereof or any rights, warrant or options to acquire any such shares or other securities (which restriction shall not restrict any cashless exercise or similar transaction pursuant to any Options or other awards issued under an Target Employee Plan outstanding as of the date of this Agreement);

          (g)   acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any business;

          (h)   other than pursuant to Contracts in effect as of the date hereof, sell, lease, license (as licensor or licensee), assign, encumber or otherwise transfer in one transaction or any series of related transactions, assets, property or rights;

          (i)    incur, assume or guarantee any Indebtedness for borrowed money or issue or sell any debt securities or warrants or other rights to acquire debt securities or enter into any keep-well or other arrangements to maintain the financial condition of any other Person;

          (j)    make any loan, advance or capital contribution to or investment in any Person, other than loans, advances or capital contributions to or investments (i) in its Subsidiaries or pursuant to Contracts in effect at the date hereof or (ii) in accordance with the Budget;

          (k)   make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Target or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of Target or any of its Subsidiaries existing on the Closing Date;

          (l)    take any action that would, or would reasonably be expected to, prevent or materially impair or delay the ability of Target to consummate the transactions contemplated by this Agreement;

          (m)  enter into, amend, cancel, terminate, or grant any waiver in respect of any Material Target Contract;

          (n)   file any registration statement under the Securities Act or an amendment to any Securities Act registration statement;

          (o)   make any capital expenditures in any fiscal quarter exceeding the Budget for such fiscal quarter;

          (p)   enter into any hedging agreements whether or not in the ordinary course of business consistent with past practice;

          (q)   waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises not exceeding the amount reserved against in the Target Financial Statements, or otherwise pay, discharge or satisfy any claim, liability or obligation;

          (r)   enter into any "non-compete," "non-solicit" or similar agreement that would materially restrict the businesses of Target or Purchaser following the Effective Time;

          (s)   enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waiver extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling;

          (t)    enter into any new, or amend or otherwise alter any Affiliate Transaction or transaction that would be an Affiliate Transaction if such transaction occurred prior to the date hereof; or

          (u)   agree or commit to do any of the foregoing.

        5.2    Conduct of Business of Purchaser.     During the period from the date of this Agreement to the Effective Time, except as otherwise expressly contemplated or permitted in this Agreement or the Transaction Agreements and except to the extent Target shall otherwise give its prior written consent, not to be unreasonably withheld or delayed, Purchaser shall not, and shall not permit any of its Subsidiaries to, do any of the following:

          (a)   amend any Purchaser Charter Document or other applicable governing instruments in a manner that would (i) reasonably be expected to, prevent or materially impair or delay the ability of Purchaser to consummate the transactions contemplated by this Agreement, or (ii) disproportionately adversely affect a holder of Target Common Stock relative to a holder of Purchaser Common Stock;

          (b)   split, combine, subdivide or reclassify any shares of its capital stock or other equity interests or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities, except for (i) dividends paid to Purchaser or any of its Subsidiaries by any Subsidiary of Purchaser, (ii) purchases of shares of Purchaser Common Stock pursuant to stock repurchase plans set forth on Section 5.2(b) of the Purchaser Disclosure Schedule, the Purchaser Option Plans or Contracts in effect as of the date of this Agreement and in accordance with the terms thereof;

          (c)   issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than (i) the issuances of shares of Purchaser Common Stock upon the exercise of Purchaser Options and Purchaser Warrants outstanding on the date hereof or issued after the date hereof in compliance with the terms of this Agreement in accordance with their present terms, (ii) issuances of equity awards in the ordinary course of business under the Purchaser Option Plans, and (iii) issuance of capital stock of any wholly-owned Subsidiary of Purchaser to Purchaser or another wholly-owned Subsidiary thereof;

          (d)   adopt a plan or agreement of complete or partial liquidation or dissolution;

          (e)   acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material business, if such transaction would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement;

          (f)    materially change (i) its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in GAAP (or the permitted early adoption of such changes) or by Law and concurred in by Purchaser's external auditors or (ii) its fiscal year;

          (g)   take any action that would, or would reasonably be expected to, prevent or materially impair or delay the ability of Purchaser to consummate the transactions contemplated by this Agreement, including the Merger and the transactions contemplated by this Agreement; or

          (h)   agree or commit to do any of the foregoing.

        5.3    Stockholder Approval.

          (a)   Target agrees to take, in accordance with applicable Law and the Target Charter Documents, all action necessary to convene as soon as reasonably practicable a special meeting of the Target Stockholders to consider and vote upon the approval and adoption of this Agreement, including the Merger, and any other matters required to be approved by the Target Stockholders for consummation of the Merger (including any adjournment or postponement, the "Target Stockholder Meeting"). Except with the prior approval of Purchaser, no other matters shall be submitted for the approval of Target Stockholders at the Target Stockholder Meeting, other than matters customarily brought before the Purchaser stockholders at an annual meeting. The board of directors of Target shall at all times prior to and during such meeting recommend such approval and adoption and shall take all reasonable lawful action to solicit such approval and adoption by the Target Stockholders, provided that nothing in this Agreement shall prevent the board of directors of Target from withholding, withdrawing, amending or modifying its recommendation if the board of directors of Target determines, after consultation with its outside counsel, that failing to take such action would be reasonably likely to constitute a breach of its fiduciary duties to the Target Stockholders under applicable Law; provided, further, that Section 5.12 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

          (b)   Purchaser agrees to take, in accordance with applicable Law and the Purchaser Charter Documents, all action necessary to convene as soon as reasonably practicable a special meeting of its stockholders to consider and vote upon the issuance of the Purchaser Common Stock contemplated by this Agreement and any other matters required to be approved by Purchaser's stockholders for consummation of the Merger (including any adjournment or postponement, the "Purchaser Stockholder Meeting"). Except with the prior approval of Target, no other matters shall be submitted for the approval of Purchaser stockholders at the Purchaser Stockholder Meeting, other than matters customarily brought before the Purchaser stockholders at an annual meeting. The board of directors of Purchaser shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders, provided that nothing in this Agreement shall prevent the board of directors of Purchaser from withholding, withdrawing, amending or modifying its recommendation if the board of directors of Purchaser determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Purchaser stockholders under applicable Law.

        5.4    Registration Statement.

          (a)   Purchaser agrees to prepare an S-4 or other applicable registration statement to be filed by Purchaser with the SEC in connection with the issuance of Purchaser Common Stock in the Merger (including the proxy statement and other proxy solicitation materials of Purchaser constituting a part thereof and all related documents (the "Purchaser Proxy Statement")) (the "S-4"). The S-4 shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Target shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Target, and its legal, financial and accounting advisors, shall have the right to review and recommend comments on the S-4 prior to its filing. Purchaser shall consider in good faith any such recommended comments. Without limiting the generality of the foregoing, as promptly as reasonably practicable, but in any event no later than March 31, 2012, Target shall provide to Purchaser Target's audited financial statements consisting of a balance sheet of Target as of December 31, 2011 and the related statements of income and retained earnings, stockholders' equity and cash flows for the year then ended. Target agrees to cooperate with Purchaser and Merger Sub and Purchaser's and Merger Sub's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the S-4. Provided that Target has cooperated as described above, Purchaser agrees to file, or cause to be filed, the S-4 with the SEC as promptly as reasonably practicable. Each of Target, Purchaser and Merger Sub agrees to use its reasonable best efforts to cause the S-4 to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Purchaser also agrees to use its reasonable best efforts to obtain all necessary state securities Law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the S-4 is declared effective under the Securities Act, Purchaser shall promptly mail the Purchaser Proxy Statement to its stockholders and provide the prospectus contained therein to the Target Stockholders.

          (b)   Purchaser shall, as promptly as practicable after receipt thereof, provide Target with copies of any written comments, and advise Target of any oral comments, received from the SEC with respect to the S-4. Purchaser shall provide Target with a reasonable opportunity to review and comment (and Purchaser shall consider in good faith any such recommended comments) on any amendment or supplement to the S-4 and any communications prior to filing such with the SEC, and will promptly provide Target with a copy of all such filings and communications made with the SEC.

          (c)   Each of Target and Purchaser agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 shall, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Purchaser Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and the Purchaser Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Target and Purchaser further agrees that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the S-4 or the Purchaser Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Parties thereof and to take the necessary steps to correct the S-4 or the Purchaser Proxy Statement.

          (d)   Purchaser agrees to advise Target, promptly after Purchaser receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Purchaser Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Purchaser is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the S-4 or for additional information.

        5.5    Reasonable Best Efforts.     Each of the parties shall use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement (including, without limitation, using its reasonable best efforts to cause the conditions set forth in Article 6 for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

        5.6    Neutron Funding Agreement.     Purchaser shall enter into the Neutron Funding Agreement and complete the transactions contemplated thereby, subject to the terms and conditions thereof.

        5.7    HSR Act.     As soon as practicable, and in any event no later than fifteen Business Days after the either Purchaser or Target determines that the transaction contemplated hereby requires filings under the HSR Act, each of the parties hereto will file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act (if any) with respect to the Merger, will use its reasonable efforts to obtain an early termination of the applicable waiting period, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable. Purchaser and Target agree to cooperate with respect to, and shall cause each of their respective Subsidiaries to cooperate with respect to, and agree to use all reasonable efforts to contest and resist, any Action, including legislative, administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") of any Governmental Entity that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by pursuing all available avenues of administrative and judicial appeal and all available legislative action. Upon the terms and subject to the conditions set forth in this Agreement, in connection with the HSR Act, each of Target and Purchaser agrees to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely (x) to impact in a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger or (y) to result in an Order (i) prohibiting or limiting the ownership or operation by Purchaser of any material portion of the business or assets of Target or compelling Purchaser to dispose of or hold separate any of the business or assets of Purchaser or any material portion of the business or assets of Target as a result of the Merger or any of the other transactions contemplated by this Agreement, (ii) imposing limitations on the ability of Purchaser to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of Target, including, without limitation, the right to vote such capital stock on all matters properly presented to the Target Stockholders, or (iii) prohibiting Purchaser from effectively controlling in any material respect the business or operations of Target. The parties acknowledge that, based on the price of Purchaser's Common Stock as of the date hereof, no filings under the HSR Act are required with respect to the transactions contemplated hereby.

        5.8    Other Governmental Matters.     Each of the parties shall use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any Governmental Entity that it may be required to give, make or obtain.

        5.9    Intentionally Omitted.

        5.10    Public Announcements.     No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties, subject to RCF's right to consent pursuant to the RCF Investment Agreement; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the disclosing party shall use reasonable efforts to advise the other parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

        5.11    Notification of Certain Matters.

          (a)   Purchaser shall give prompt notice to Target of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Purchaser or Merger Sub representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

          (b)   Target shall give prompt notice to Purchaser of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Target representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of Target to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

        5.12    No Solicitation.

          (a)   Target will immediately cease and cause to be terminated any existing solicitation, encouragement, activity, discussion or negotiation with any Person with respect to any Acquisition Proposal, whether or not initiated by Target, and, in connection therewith, Target will discontinue access to any data rooms (virtual or otherwise) and will request (and exercise all rights it has to require) the return or destruction of all information regarding Target and its Subsidiaries previously provided to any such Person or any other Person and will request (and exercise all rights it has to require) the destruction of all materials including or incorporating any confidential information regarding Target and its Subsidiaries. Target shall not terminate, amend, modify or waive any provision of any confidentiality or standstill or similar agreement to which Target or any of its Subsidiaries is a party with any other Person.

          (b)   Target shall not, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) or agent of Target or any Subsidiary of Target: (i) solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing non-public information or permitting any visit to any facilities or properties of Target or any Subsidiary of Target, including any material joint ventures or Mineral Properties) any inquiries, proposals or offers regarding any Acquisition Proposal; (ii) engage in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal, provided that for greater certainty, Target may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Target board of directors has so determined; (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Purchaser, the approval or recommendation of the Target board of directors or any committee thereof of this Agreement or the Merger; (iv) approve or recommend, or remain neutral with respect to, or propose publicly to approve or recommend, or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until 15 calendar days following the formal commencement of such Acquisition Proposal shall not be considered to be in violation of this Section 5.12(b); or (v) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal.

          (c)   Notwithstanding Section 5.12(b) and any other provision of this Agreement, the Target board of directors shall be permitted, prior to obtaining the Target Stockholder Approval, to engage in discussions or negotiations with, or provide information pursuant to Section 5.12(b) to, any Person in response to an Acquisition Proposal by any such Person, provided that (A) it has received an unsolicited bona fide written Acquisition Proposal from such Person and the Target board of directors has determined in good faith based on information then available and after consultation with its financial advisors that such Acquisition Proposal constitutes a Superior Proposal (except for the element requiring that the Acquisition Proposal not be subject to any due diligence and/or access condition); and (B) prior to providing any confidential information or data to such Person in connection with such Acquisition Proposal, (x) the Target board of directors receives from such Person an executed confidentiality agreement covering a period of not less than one year from the date of such confidentiality agreement and Target sends a copy of any such confidentiality agreement to Purchaser promptly upon its execution and promptly provides Purchaser a list of, or in the case of information that was not previously made available to Purchaser, copies of, any information provided to such Person, and (y) Target has complied in all material respects with Section 5.12(e). Target shall not engage in discussions or negotiate, accept, approve or recommend an Acquisition Proposal or provide information to any Person proposing an Acquisition Proposal, in each case after the date of the Target Stockholder Approval.

          (d)   From and after the date of this Agreement, Target shall promptly (and in any event within 36 hours) notify Purchaser, orally and in writing, of any proposal, inquiry, offer (or any amendment thereto) or any request for discussions or negotiations in each case or request relating to or constituting an Acquisition Proposal, any request for representation on the Target board of directors, or any request for non-public information relating to Target or any Subsidiary of Target or any material joint venture or material mineral property relating to or constituting an Acquisition Proposal of which Target's directors, officers, representatives or agents are or became aware. Such notice shall include a description of the terms and conditions of, and the identity of the Person making, any proposal, inquiry, offer (including any amendment thereto) or request, and shall include copies of any such proposal or offer or any amendment to such proposal or offer. Target shall also provide such other details of the proposal or offer, or any amendment thereto, as Purchaser may reasonably request. Target shall keep Purchaser promptly and fully informed of the status, including any change to the material terms, of any such proposal or offer, or any amendment thereto, and will respond promptly to all inquiries by Purchaser with respect thereto.

          (e)   Target shall ensure that its officers, directors, representatives, agents and legal and financial advisors, and its Subsidiaries and their officers, directors, representatives, agents and legal and financial advisors, are aware of the provisions of Sections 5.12(a)-(d) hereof and agree to be bound thereby, and it shall be responsible for any breach of such provisions by any of them or by any employee of Target or any Subsidiary of Target.

          (f)    If Target has complied with Sections 5.12(a)-(e), Target may accept, approve, recommend or enter into any agreement in respect of, an Acquisition Proposal prior to the Target Stockholder Approval only if:

              (i)  the Acquisition Proposal constitutes a Superior Proposal;

             (ii)  Target has provided Purchaser with notice in writing that there is a Superior Proposal in accordance with Section 5.12(c)-(d);

            (iii)  at least five Business Days shall have elapsed from the date that Purchaser has received a copy of the written proposal in respect of the purported Superior Proposal (or any amendment or revision thereof);

            (iv)  if Purchaser has proposed to amend the terms of the Merger and this Agreement in accordance with Section 5.12(g), the Target board of directors (after receiving advice from its financial advisors and outside legal counsel) shall have determined in good faith that the Acquisition Proposal continues to constitute a Superior Proposal after taking into account such amendments;

             (v)  Target's board of directors after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Laws;

            (vi)  prior to entering into an agreement relating to such Superior Proposal (other than the aforesaid confidentiality agreement) Target shall have terminated this Agreement pursuant to Section 7.1(j); and

           (vii)  in the event that Target provides Purchaser with a notice referred to in Section 5.12(f)(ii) on a date that is less than five Business Days prior to the Target Stockholder Meeting, Target shall adjourn the Target Stockholder Meeting (without notice on the Merger or any related matters) to a date that is not less than five Business Days and not more than 10 Business Days after the date of the Purchaser notice referred to in Section 5.12(f)(ii).

          (g)   Target acknowledges and agrees that, during the five Business Day period referred to in Section 5.12(f)(iii), Purchaser shall have the opportunity, but not the obligation, to propose to amend the terms of the Merger and this Agreement. The Target board of directors will review any proposal by Purchaser to amend the terms of the Merger and this Agreement in order to determine, in good faith in the exercise of its fiduciary duties, whether such proposal would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendments to the terms of the Merger and this Agreement.

          (h)   Target acknowledges and agrees that each successive modification of the material terms of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of this Section 5.12 and the requirement under Section 5.12(f)(iii) to initiate an additional five Business Day period.

        5.13    Confidentiality; Access.

          (a)   The parties acknowledge that Target and Purchaser have previously executed a confidentiality agreement, dated as of August 11, 2011 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

          (b)   Subject to applicable Laws relating to the exchange of information prior to the Effective Time, from the date hereof until the Closing upon reasonable written notice delivered to Target by Purchaser, Target shall (a) afford Purchaser and its representatives reasonable access to and the right to inspect all of the real property, properties, assets, premises, books and records, Contracts and other documents and data related to Target during normal business hours; (b) furnish Purchaser and its representatives with such financial, operating and other data and information related to Target as Purchaser or any of its representatives may reasonably request; and (c) instruct the representatives of Target and to reasonably cooperate with Purchaser in its investigation of Target.

        5.14    Listing Application.     Purchaser shall cause the shares of Purchaser Common Stock to be issued in the Merger and the transactions contemplated hereby to be authorized for inclusion on NASDAQ prior to the Effective Time.

        5.15    Director and Officer Insurance.

          (a)   At or prior to the Effective Time, Purchaser shall purchase an extended reporting period of three (3) years under the directors' and officers' liability insurance policy maintained by Target as of the date hereof.

          (b)   From the date hereof until the Effective Time, Purchaser shall use commercially reasonable efforts to purchase an additional $10,000,000 to $15,000,000 of directors' and officers' liability insurance coverage with an extended reporting period of three (3) years in form and substance satisfactory to Target; provided, however, that the cost of such additional insurance shall not exceed $140,000.

          (c)   In the event Purchaser fails to have the insurance coverage described in Section 5.15(b) in place by the Effective Time, Purchaser shall from and after the Effective Time indemnify the individuals who at or prior to the Effective Time were directors or officers of the Target with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent permitted (A) by the Purchaser Charter Documents and (B) under applicable Law, whichever is more favorable to such directors and officers; provided, however, that such indemnification shall not exceed $5,000,000 in the aggregate (not including any payments made under the Target's directors' and officers' liability insurance policy). In the event the Purchaser obtains the insurance coverage described in Section 5.15(b), Purchaser shall not be required to indemnify Target's officers and directors other than to provide payment of any applicable deductible under the insurance policies obtained or extended pursuant to Sections 5.15(a) and (b).

        5.16    FIRPTA.

          (a)   Prior to Closing, Target shall use its best efforts to collect from (a) each Target Stockholder that is not a Foreign Target Stockholder a certificate of non-foreign status dated as of the Closing Date in the form and substance satisfactory to Purchaser stating that such Target Stockholder is not a "foreign person" as defined in Section 1445(f)(3) of the Code (a "Certificate of Non-Foreign Status") and (b) each Foreign Target Stockholder either (i) an affidavit dated as of the Closing Date, sworn under penalty of perjury containing information satisfactory to Purchaser that such Foreign Target Stockholder has submitted an application to the IRS for a FIRPTA Exemption Certificate on a date prior to Closing (a "FIRPTA Affidavit") or (ii) a FIRPTA Exemption Certificate issued to such Foreign Target Stockholder.

          (b)   Purchaser shall issue and distribute FIRPTA Withheld Shares to a Foreign Target Stockholder who has provided at or prior to Closing an affidavit that such Foreign Target Stockholder has applied to the IRS for a FIRPTA Exemption Certificate in the amount due to a Foreign Target Stockholder within twenty (20) days of Purchaser's receipt of the notice in form and substance satisfactory to Purchaser from such Foreign Target Stockholder that the stockholder has received a FIRPTA Exemption Certificate with respect to such Foreign Target Stockholder. With respect to a Foreign Target Stockholder who has provided a FIRPTA Affidavit at or prior to Closing, Purchaser shall pay to the IRS any amounts required to be withheld from such Target Stockholder pursuant to Section 1445 of the Code upon a Foreign Target Stockholder's receipt of Purchaser Common Stock in the Merger after the application of such withholding exemptions and reductions provided under any applicable FIRPTA Exemption Certificate within five (5) days of (i) Purchaser's receipt of a FIRPTA Exemption Certificate issued to a Foreign Target Stockholder providing for reduced withholding pursuant to Section 1445 of the Code or (ii) Purchaser's receipt of notice that a Foreign Target Stockholder has received from the IRS a final denial of such stockholder's application for a FIRPTA Exemption Certificate. Purchaser shall provide evidence of such payment to the relevant Foreign Target Stockholder within ten (10) days after Purchaser's payment of any amounts required to be withheld under Section 1445 of the Code to the IRS.

          (c)   A Foreign Target Stockholder shall provide notice to Purchaser of the IRS's final denial of such stockholder's application for a FIRPTA Exemption Certificate within five (5) days of receiving written notice of such denial.

          (d)   A Foreign Target Stockholder shall provide Purchaser with a FIRPTA Exemption Certificate issued to such stockholder within five (5) days of receiving such certificate from the IRS.

          (e)   Purchaser shall timely pay to the IRS amount amounts required to be withheld pursuant to Section 1445 of the Code with respect to a Target Stockholder that does not provide Purchaser at or prior to Closing with (i) a Certificate of Non-Foreign Status, (ii) a FIRPTA Exemption Certificate, or (iii) a FIRPTA Affidavit.

        5.17    Englewood and Albuquerque Leases.     Target shall use its best efforts to cause the Englewood Lease and the Albuquerque Lease to be terminated or modified with respect to office leasehold obligations prior to the Closing Date on terms and conditions satisfactory to Purchaser and its counsel.

ARTICLE 6
CONDITIONS

        6.1    Mutual Conditions.     The obligations of the parties hereto to consummate the Merger shall be subject to fulfillment of the following conditions:

          (a)    Purchaser Stockholder Approval.    The Purchaser Stockholder Approval shall have been obtained.

          (b)    Target Stockholder Approval.    The Target Stockholder Approval shall have been obtained.

          (c)    No Adverse Proceeding.    No temporary restraining order, preliminary or permanent injunction or other Order which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Entity which prevents the consummation of the Merger.

          (d)    HSR Act.    Any applicable waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (e)    No Government Action.    No Action shall be instituted by any Governmental Entity which seeks to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

          (f)    S-4.    The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (g)    NASDAQ Authorization.    The shares of Purchaser Common Stock to be issued in the Merger and the transactions contemplated hereby shall have been authorized for inclusion on NASDAQ, subject to official notice of issuance.

          (h)    Transaction Agreements.    Each Transaction Agreement shall be in full force and effect, and the transactions contemplated thereby to occur prior to the Closing shall have been consummated on terms and conditions satisfactory to Purchaser, Target and their respective counsels.

        6.2    Conditions to Obligations of Target.     The obligations of Target to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Target:

          (a)    Representations and Warranties.    The representations and warranties of Purchaser and Merger Sub contained in this Agreement shall be true and correct in all material respects (except that the representations and warranties of Purchaser and Merger Sub contained in this Agreement that are qualified by materiality "or Material Adverse Effect" shall be true and correct in all respects) as of the Effective Time with the same effect as if made at and as of the Effective Time (other than such representations that are made as of a specified date, which shall be true and correct in all material respects as of such date) (or if qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of such date), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser or Merger Sub.

          (b)    Performance of Agreement.    Each of Purchaser and Merger Sub shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

          (c)    Certificates.    Each of Purchaser and Merger Sub shall have furnished Target with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

        6.3    Conditions to Obligations of Purchaser and Merger Sub.     The obligations of Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by each of Purchaser and Merger Sub:

          (a)    Representations and Warranties.    The representations and warranties of Target contained in this Agreement shall be true and correct in all material respects (except that the representations and warranties of Target contained in this Agreement that are qualified by materiality "or Material Adverse Effect" shall be true and correct in all respects) as of the Effective Time with the same effect as if made at and as of the Effective Time (other than such representations that are made as of a specified date, which shall be true and correct in all material respects as of such date) (or if qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of such date), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Target.

          (b)    Performance of Agreement.    Target shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder and under the Transaction Agreements at or prior to the Effective Time.

          (c)    Certificate.    Target shall have furnished Purchaser with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied, and certifying to the elements of the total consideration to be paid to Target Stockholders pursuant to Article 2.

          (d)    Consents and Approvals.    Target shall have received all consents and approvals listed on Section 6.3(d) of the Target Disclosure Schedule.

          (e)    Exercise of Options.    All Options shall have been exercised in accordance with Section 2.5 of this Agreement or expired or cancelled effective as of the Effective Time, and Purchaser shall have received documentation satisfactory to Purchaser and its counsel confirming that such actions occurred.

          (f)    No Material Adverse Change.    Since the date of this Agreement, there shall not have been any change in the business, condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), operations or results of operations of Target which would constitute a Material Adverse Effect or any event, occurrence or development which would have a material adverse effect on the ability of Target to consummate the transactions contemplated hereby.

          (g)    Dissenting Shares.    Dissenting Shares shall not exceed 7% of the number of shares of Target Common Stock entitled to vote on the Merger.

          (h)    Releases.    Purchaser shall have received a release duly executed by each person listed on Part I of Exhibit I, which shall release Purchaser, Merger Sub, Target, the Surviving Corporation and each of their respective Affiliates from certain indemnification obligations under the Target Charter Documents, applicable Laws or otherwise, in form and substance satisfactory to Purchaser and its counsel.

          (i)    Legal Opinion.    Purchaser shall have received the legal opinion of Target's counsel with respect to authority of Target, in form and substance reasonably satisfactory to Purchaser and its counsel.

 ARTICLE 7
TERMINATION AND AMENDMENT

        7.1    Termination of Agreement.     The parties may terminate this Agreement prior to the Closing (whether before or after receipt of Target Stockholder Approval or Purchaser Stockholder Approval), as provided below:

          (a)   By Purchaser or Target by mutual written consent;

          (b)   By Purchaser by giving written notice to Target in the event Target is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 6.3 not to be satisfied and (ii) is not cured within 20 days following delivery by Purchaser to Target of written notice of such breach;

          (c)   By Target by giving written notice to Purchaser in the event Purchaser or Merger Sub is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 6.2 not to be satisfied and (ii) is not cured within 20 days following delivery by Target to Purchaser of written notice of such breach;

          (d)   By Purchaser or Target (provided that if Target is the terminating party it shall not be in material breach of any of its obligations under Section 5.3(a)) by giving written notice to the other parties if the Target Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Target Stockholder Meeting;

          (e)   By Purchaser or Target (provided that if Purchaser is the terminating party it shall not be in material breach of any of its obligations under Section 5.3(b)) by giving written notice to the other Parties if the Purchaser Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Purchaser Stockholder Meeting;

          (f)    By Purchaser by giving written notice to Target if the Closing shall not have occurred on or before October 31, 2012 (the "Outside Termination Date"), by reason of the failure of any condition precedent under Section 6.1 or 6.3 (unless the failure results primarily from a breach by Purchaser or the Merger Sub of any representation, warranty or covenant contained in this Agreement);

          (g)   By Target by giving written notice to Purchaser if the Closing shall not have occurred on or before the Outside Termination Date by reason of the failure of any condition precedent under Section 6.1 or 6.2 (unless the failure results primarily from a breach by Target of any representation, warranty or covenant contained in this Agreement);

          (h)   By Target, if (i) the board of directors of Purchaser does not recommend in the Purchaser Proxy Statement that its stockholders approve the Merger and the Purchaser Share Issuance; (ii) after recommending in the Purchaser Proxy Statement that Purchaser stockholders approve the Merger and the Purchaser Share Issuance, the board of directors shall have withdrawn, modified or qualified such recommendation adverse to the interest of Target or (iii) Purchaser fails to call, give proper notice of, convene and hold the Purchaser Stockholder Meeting;

          (i)    By Purchaser, if (i) the board of directors of Target does not recommend at the Target Stockholder Meeting that its stockholders adopt this Agreement; (ii) after recommending at the Target Stockholder Meeting that stockholders adopt this Agreement, the board of directors shall have withdrawn, modified or qualified such recommendation adverse to the interest of Purchaser or (iii) Target fails to call, give proper notice of, convene and hold the Target Stockholder Meeting; or

          (j)    by Target, if Target proposes to enter into a definitive agreement with respect to a Superior Proposal in compliance with the provisions of Section 5.12(f).

        7.2    Notice of Termination; Effect of Termination.     Subject to Sections 7.1(b), (c) and (j), any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except that (i) Section 7.2, Section 7.3 and Article 8 (Miscellaneous) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        7.3    Fees and Expenses.

          (a)    General.    Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

          (b)    Target Termination Fees.

            (i)  Target shall pay to Purchaser and RCF in immediately available funds, within one business day after demand by Purchaser, the Target Termination Fee if (A) this Agreement is terminated by Purchaser pursuant to Section 7.1(i), and (B) within twelve (12) months following the termination of this Agreement, a Target Competing Proposal is consummated.

           (ii)  Target shall pay to Purchaser and RCF in immediately available funds, within one business day after demand by Purchaser, the Target Termination Fee if (A) this Agreement is terminated by Purchaser pursuant to Section 7.1(j), and (B) within twelve (12) months following the termination of this Agreement, such Superior Proposal is consummated.

          (iii)  Target shall pay Purchaser and RCF in immediately available funds, within one business day after demand by Purchaser, the Target Termination Fee, if: (A) this Agreement is terminated by Purchaser pursuant to Section 7.1(b), (B) at the time of termination a Target Competing Proposal had been publicly announced or otherwise communicated to the stockholders of Target, and (C) within twelve (12) months following the termination of this Agreement, such Target Competing Proposal is consummated.

          (iv)  Target shall pay Purchaser and RCF in immediately available funds, within one business day after demand by Purchaser, the Target Termination Fee, if: (A) this Agreement is terminated by Purchaser or Target pursuant to Section 7.1(d), (B) at the time of termination a Target Competing Proposal had been publicly announced or otherwise communicated to the stockholders of Target, and (C) within twelve (12) months following the termination of this Agreement, such Target Competing Proposal is consummated.

           (v)  Target shall pay Purchaser and RCF in immediately available funds, within one business day after demand by Purchaser, the Target Termination Fee if: (A) this Agreement is terminated by Purchaser pursuant to Section 7.1(f), (B) at the time of the Target Stockholder Meeting a Target Competing Proposal was publicly announced or otherwise communicated to the stockholders of Target prior to the termination of this Agreement, and (C) within twelve (12) months following the termination of this Agreement, such Target Competing Proposal is consummated.

          (vi)  Target acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that if Target fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment,

  Purchaser makes a claim that results in a judgment against Target for the amounts set forth in this Section 7.3(b), Target shall pay to Purchaser and RCF their reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of intentional or willful breach of this Agreement. The parties further acknowledge and agree that the payment by the Target of the Target Termination Fee pursuant hereto shall constitute the sole and exclusive remedies available to Purchaser or Merger Sub hereunder for any and all Damages incurred by Purchaser or Merger Sub as a result of any termination of this Agreement prior to the Effective Time.

         (vii)  Any amounts payable by Target to Purchaser and RCF pursuant to this Section 7.3(b) shall be payable as follows: (A) an amount equal to 30% of the Target Termination Fee shall be payable to RCF and (B) the remainder of the Target Termination Fee shall be payable to Purchaser.

          (c)    Defined Terms.    For purposes of Sections 7.3(a) and (b), the following terms shall have the following meanings:

        "Target Competing Proposal" means: (i) any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, or similar transaction in respect of Target; (ii) any purchase or other acquisition by a Person (other than Purchaser) of such number of shares of Target's Common Stock or any rights or interests therein or thereto which together with such Person's other direct or indirect holdings of shares of Common Stock and the holdings of any other Person or Persons with whom such first Person may be acting jointly or in concert constitutes at least a majority of the outstanding shares of Target Common Stock; or (iii) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than Purchaser.

        "Target Termination Fee" means an amount equal to 4% of the product of (i) 36,000,000 times (ii) the weighted average closing price per share of Purchaser Common Stock on NASDAQ for the 40 trading days ending on February 24, 2012 (subject to equitable adjustment for stock splits, reclassifications, combinations, reorganizations or other similar changes).

          (d)    Certain Taxes and Other Related Fees.    All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Purchaser when due, and Purchaser will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

        7.4    Amendment.     This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, before or after receipt of the Target Stockholder Approval and the Purchaser Stockholder Approval; provided, however, that no amendment shall be made which by Law requires further approval or authorization by the Target Stockholders or the stockholders of Purchaser without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        7.5    Extension; Waiver.     At any time prior to the Effective Time, Purchaser (with respect to Target) and Target (with respect to Purchaser and Merger Sub) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE 8
MISCELLANEOUS

        8.1    No Survival.     None of the representations and warranties contained in this Agreement will survive the Effective Time. This Section 8.1 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

        8.2    Cross References to Defined Terms.     Capitalized terms used herein shall have the meanings ascribed to such terms on the applicable pages noted in the following index of defined terms:

Acquisition Proposal	51
Action	50
Affiliate	51
Affiliate Transaction	30
Agreement	1
Albuquerque Lease	51
Approvals	51
Articles of Merger	2
Audited Financial Statements	20
Budget	31
Business Day	51
Cebolleta Agreement	51
Certificate of Non-Foreign Status	42
Certificates	5
Closing	2
Closing Date	2
Code	3
Confidentiality Agreement	41
Contract	51
Current Financial Condition	54
Dissenting Shares	51
Effective Time	2
Employee Plan	52
Englewood Lease	52
Environmental Laws	52
Environmental Lien	52
ERISA	52
ERISA Affiliate	52
Exchange Act	52
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	4
FIRPTA Affidavit	42
FIRPTA Exemption Certificate	4
FIRPTA Withheld Shares	3
Foreign Target Stockholder	4
GAAP	12
Governmental Entity	52
Hazardous Substance	52
HSR Act	53
Indebtedness	53
Interim Financial Statements	20
IRS	4
knowledge	53
Laws	53
Lien	53
Material Adverse Effect	53
Material Target Contract	29
Merger	1
Merger Sub	1
Merger Sub Common Stock	10
Mineral Properties	54
Most Recent Balance Sheet	20
NASDAQ	54
NCA	1
Neutron Funding Agreement	54
Option Plans	54
Options	17
Order	37
Outside Termination Date	46
Permit	11
Person	54
Proprietary Rights	28
Purchaser	1
Purchaser 10-K	11
Purchaser Charter Documents	9
Purchaser Common Stock	9
Purchaser Disclosure Schedule	8
Purchaser Financial Statements	12
Purchaser Mining Claims	14
Purchaser Option Plans	54
Purchaser Options	9
Purchaser Property	15
Purchaser Proxy Statement	36
Purchaser SEC Reports	12
Purchaser Share Issuance	54
Purchaser Stockholder Approval	16
Purchaser Stockholder Meeting	35
Purchaser Surface and Mineral Leases	14
Purchaser Warrants	9
Purchaser Water Rights	14
RCF	55
RCF Investment Agreement	55
RMB	55

RMB Agreement	55
S-4	36
Sarbanes-Oxley Act	13
SEC	55
Securities Act	55
Shared Termination Fee	48
Software	29
Subsidiary	55
Superior Proposal	55
Surviving Corporation	1
Target	1
Target Charter Documents	17
Target Common Stock	17
Target Competing Proposal	48
Target Disclosure Schedule	16
Target Employee Plan	55
Target Environmental Permits	15, 27
Target Financial Statements	20
Target Insurance Policies	25
Target Mining Claims	24
Target Property	27
Target Stockholder Approval	30
Target Stockholder Meeting	35
Target Stockholders	56
Target Surface and Mineral Leases	23
Target Transaction Expenses	56
Target Water Rights	24
Tax	56
Tax Return	56
Transaction Agreements	1
Transaction Cost Settlement Agreements	56
Treas. Reg.	3
Voting Agreements	56
Warrants	17

        8.3    Terms not Defined Elsewhere.     The following terms, as used herein, shall have the following meanings:

        "Action" means any action, claim, suit, litigation, demand, cause of action, charge, complaint, arbitration or other proceeding before any Governmental Entity.

        "Acquisition Proposal" means: (i) any merger, take-over bid, issuer bid, amalgamation, plan of arrangement, business combination, tender offer, exchange offer, consolidation, recapitalization, liquidation, dissolution or winding-up in respect of Target or any Subsidiary of the Target; (ii) any direct or indirect sale of assets (or any lease, long-term supply arrangement, license or other arrangement having the same economic effect as a sale) of Target or its Subsidiaries representing 20% or more of the consolidated assets, revenues or earnings of Target; (iii) any direct or indirect sale, issuance or acquisition of shares or other equity interests (or securities convertible into or exercisable for such shares or interest) in Target or any of its Subsidiaries representing 20% or more of the issued and outstanding equity or voting interest of Target or such Subsidiary or rights or interests therein or thereto; (iv) any sale of any material interest in any material joint ventures or material mineral properties; (v) any similar material business combination or transaction, of or involving Target, any Subsidiary of Target or material joint venture of Target, other than with Purchaser; or (vi) any proposal or offer, or public announcement of an intention, to do any of the foregoing from any Person other than Purchaser, provided, however, that the term "Acquisition Proposal" shall not include the transactions contemplated by this Agreement.

        "Affiliate" means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of the foregoing, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, a Subsidiary of any Person shall be deemed to be an Affiliate of such Person, and such Person shall be deemed to be an Affiliate of such Subsidiary.

        "Albuquerque Lease" means the Lease Agreement, dated April 12, 2007, between Target and Lohman Partners LLC for the lease of office space located at 2511 Broadbent Parkway, Albuquerque, New Mexico.

        "Approvals" means franchises, grants, qualifications, authorizations, licenses, permits, easements, consents, certificates, approvals and orders.

        "Business Day" means a day except a Saturday, a Sunday or any other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

        "Cebolleta Agreement" means the amendment of mining lease and agreement, dated as of February 12, 2012, among Target and the other parties thereto, documenting the changes to the Cebolleta land.

        "Contract" means any written agreement, commitment, contract, note, bond, mortgage, indenture, lease, instrument or other binding arrangement.

        "Dissenting Shares" shall mean shares of Target Common Stock held as of the Effective Time by a Target Stockholder who has not voted such shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with the NCA and not effectively withdrawn or forfeited prior to the Effective Time.

        "Employee Plan" means, with respect to any Person, any employee benefit plan, including any "employee benefit plan" as defined in Section 3(3) of ERISA, any stock purchase, stock option, stock appreciation, stock incentive, phantom stock, severance, termination, employment, change-in-control, retention, insurance (including self-insurance), split-dollar, health, medical, disability, sick pay, workers compensation, supplemental unemployment, post-employment, pension, savings, retirement, profit sharing, vacation, fringe benefit, multiemployer, collective bargaining, bonus, incentive, deferred compensation, loan and any other employee benefit plan, agreement, program, policy or other arrangement (including any funding mechanism theretofore or now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether or not subject to ERISA, whether formal or informal. Without limiting the generality of the foregoing, the term "Employee Plan" shall specifically include any commitment or arrangement, made in an individual employment agreement or consulting agreement, which provides (or purports to provide) any of the types of remuneration or benefits described in the preceding sentence.

        "Englewood Lease" means the Lease Agreement, dated April 15, 2008, between Target and Cognac Highland Court LLC for the lease of office space located at 9000 East Nichols Avenue, Englewood, Colorado.

        "Environmental Laws" means all Laws and Orders of any international, provincial, federal, state, local and any other Governmental Entity that relate to (i) pollution or the protection of the environment, protection of wildlife and/or wildlife habitat, protection of cultural or historic resources, including those relating to reclamation, remediation or restoration of mineral or other properties, the natural environment, (ii) the presence, use, production, generation, handling, transportation, treatment, generation, storage, disposal, distribution, labelling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, or the impact of Hazardous Substances on the environment, health or property, or (iii) public health and safety or worker health and safety.

        "Environmental Lien" means any Lien in favor of any Governmental Entity arising under Environmental Laws.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with such Person within the meaning of Section 414 of the Code and related Treas. Reg.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Governmental Entity" means any (a) multinational, federal, provincial, state, regional, municipal or other government, or governmental department, central bank, court, tribunal, arbitrator, commission, board, bureau or agency, whether U.S., Canadian, foreign or multinational, (b) subdivision, agent, commission, board or authority of any of the foregoing or (c) stock exchange, including NASDAQ.

        "Hazardous Substance" means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, finished product, intermediate product, by-product or any other material or article, that is listed or regulated under any applicable Environmental Laws as a hazardous substance, toxic substance, waste or contaminant or is otherwise listed or regulated under any applicable Environmental Laws because it poses a hazard to human health or the environment, including petroleum products, asbestos, PCBs, urea formaldehyde foam insulation and lead-containing paints or coatings.

        "Indebtedness" means, without duplication (i) all indebtedness or other obligations of the Target for borrowed money, whether current, short-term or long-term, secured or unsecured, including all overdrafts and negative cash balances, whether accrued or unaccrued, (ii) all obligations of any Target as lessee under leases that are required to be treated as capital leases in accordance with GAAP, (iii) all off-balance sheet financings of Target, including synthetic leases and project financings, (iv) all payment obligations of Target in respect of banker's acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (v) all Target Transaction Expenses, (vi) all other liabilities or obligations on which interest is customarily charged, (vii) all indebtedness referred to in clauses (i) through (vii) above of any Person other than Target that is either guaranteed by, or secured by a Lien upon any property owned by, Target, and (vii) accrued and unpaid interest on, and prepayment premiums, penalties or similar contractual charges arising as a result of the discharge of, any such foregoing obligation.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

        "knowledge" of (i) Target shall mean the actual knowledge of facts, matters or circumstances of the officers and directors of Target listed on Exhibit C, and (ii) Purchaser and Merger Sub shall mean the actual knowledge of facts, matters or circumstances of the Persons listed on Exhibit D.

        "Laws" or "Law" means laws, statutes, rules, regulations, orders, ordinances, codes, treaties, and judicial, arbitral, administrative, ministerial or departmental judgments, awards or other requirements of any Governmental Entity.

        "Lien" means, with respect to any property, right or asset, any mortgage, lien, pledge, charge, security interest, purchase option, right of first offer or refusal, encumbrance or other adverse claim of any kind in respect of such property or asset.

        "Material Adverse Effect" means, with respect to each party, any fact, circumstance, change, event, occurrence or effect that is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), operations or results of operations of such party, its Subsidiaries and its material joint ventures, taken as a whole, other than any such fact, circumstance, change, event, occurrence or effect relating to (i) the announcement of the execution of this Agreement or the transactions contemplated hereby, (ii) changes, circumstances or conditions generally affecting the international or national uranium mining industry, (iii) actions taken or omitted to be taken with the prior written consent of the Purchaser (in the case of actions or omissions taken by Target) or Target (in the case of actions or omissions taken by Purchaser) (iv) changes in general economic conditions in the United States, (v) changes in generally applicable Laws or regulations (other than orders, judgments or decrees against such party, any of its Subsidiaries or any of its material joint ventures), (vi) changes in GAAP, (vii) any change in the trading price or volume of a party's equity securities, either (A) related to this Agreement or the announcement thereof, or (B) primarily resulting from a fact, circumstance, change, event, occurrence excluded from this definition of Material Adverse Effect,

(viii) any failure by a party to meet any internal or published projections, forecasts or revenue or synergy or earnings predictions (collectively "Estimates") (it being understood that the foregoing shall not prevent a party from asserting that any fact, circumstance, change, event, occurrence or effect that may have contributed to such change in trading prices or Estimates independently constitutes a Material Adverse Effect), or (ix) with respect to Target, (1) the fact that Target has substantially no cash, current assets or sources of revenue, and has significant liabilities and obligations under the Existing Senior Loan Documents (as defined in the Neutron Funding Agreement) and the Budget ("Current Financial Condition"); (2) the change in the financial condition of Target from the date of the Most Recent Balance Sheet to the Current Financial Condition and (3) the effect of any additional liabilities incurred pursuant to transactions contemplated by the Neutron Funding Agreement and the other Transaction Agreements; provided, however, that such fact, circumstance, change, event, occurrence or effect referred to in clauses (ii) or (iii) above does not: (A) primarily relate only to (or have the effect of primarily relating only to) such party, its Subsidiaries and its material joint ventures, taken as a whole, or (B) have a materially disproportionate adverse effect on such party, its Subsidiaries and its material joint ventures, taken as a whole, compared to other companies of similar size operating in the industry in which such party, its Subsidiaries and its material joint ventures operate.

        "Mineral Properties" means with respect to a party the natural or mineral resource or exploration properties of the party or its Subsidiaries, and for greater certainty includes any mines or development projects in which the party or its Subsidiaries has an interest.

        "NASDAQ" means The Nasdaq Stock Market.

        "Neutron Funding Agreement" means that certain Funding Agreement, dated as of the date hereof, among Purchaser, Target and RCF, attached hereto as Exhibit E.

        "Option Plans" means the stock option or incentive plans for directors, officers, employees and consultants (if any) of such party and other eligible persons (as applicable).

        "Person" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company, unlimited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

        "Purchaser Option Plans" means the Options Plans of Purchaser set forth in the Purchaser SEC Reports.

        "Purchaser Share Issuance" means the issuance by Purchaser of shares of Purchaser Common Stock in the Merger and pursuant to the Transaction Documents.

        "RCF" means Resource Capital Fund V L.P.

        "RCF Investment Agreement" means that certain Investment Agreement, dated as of the date hereof, among Purchaser, Target and RCF, attached hereto as Exhibit F.

        "RMB" means RMB Resources, Inc.

        "RMBAH" means RMB Australia Holdings Limited.

        "RMB Agreement" means that certain agreement, dated as of the date hereof, among Purchaser, Target, RMBAH and RMB, attached hereto as Exhibit G.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Subsidiary" shall mean, when used with reference to any party, any Person of which such party (either alone or through or together with any other Subsidiary) either owns, directly or indirectly, fifty percent (50%) or more of the outstanding capital stock or other equity interests the holders of which are generally entitled to vote for the election of directors or members of any other governing body of such Person or, in the case of a Person that is a partnership, is a general partner of such partnership, or any Person the accounts of which such party is required to consolidate in its own financial statements under the generally accepted accounting principles applicable to such party.

        "Superior Proposal" means an Acquisition Proposal that: (i) is made in writing after the date hereof; (ii) was not solicited after the date hereof in contravention of Section 5.12; (iii) is made for all of the shares of Target Common Stock; (iv) that is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (v) that is not subject to any financing condition and in respect of which any required financing to complete such Acquisition Proposal has been obtained (as demonstrated to the satisfaction of the Target board of directors, acting in good faith, after receipt of advice from its financial advisors and outside legal counsel); (vi) that is not subject to any due diligence and/or access condition; (vii) that is offered or made available to all stockholders of Target on the same terms; and (viii) in respect of which the Target board of directors determines in good faith (after receipt of advice from its financial advisors with respect to (y) below and outside legal counsel with respect to (x) below) that (x) failure to recommend such Acquisition Proposal to Target's stockholders would be inconsistent with its fiduciary duties and (y) such Acquisition Proposal taking into account all of the terms and conditions thereof, if consummated in accordance with its terms (but not assuming away any risk of non-completion), would result in a transaction more favorable to stockholders from a financial point of view than the Merger (including any adjustment to the terms and conditions of the Merger and this Agreement proposed by Purchaser pursuant to Section 5.12).

        "Target Employee Plan" means any Employee Plan under which (i) any current or former director, officer, consultant or employee of Target or any of its Subsidiaries (or any of their beneficiaries or dependants) has any present or future right to benefits and which is contributed to, entered into, sponsored by or maintained by Target, any of its Subsidiaries or any of their ERISA Affiliates or (ii) Target or any of its Subsidiaries has or reasonably would be expected to have any present or future statutory, contractual or other liability.

        "Target Stockholders" means holders of shares of Target Common Stock.

        "Target Transaction Expenses" means all out-of-pocket fees and expenses and expenses incurred by Target in connection with or related to the transactions contemplated by this Agreement, including investment banking, legal, and accounting fees and expenses, that are unpaid immediately prior to the Closing.

        "Tax" and "Taxes" means any and all taxes, charges, fees, levies or other assessments imposed by Laws, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income) and all capital taxes, mining taxes, gross receipts taxes, environmental taxes, profits taxes, disability taxes, registration taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, development taxes, education taxes, business taxes, social services taxes, surtaxes, land transfer taxes, harmonized sales taxes, withholding taxes or other withholding obligations, net worth taxes, recording taxes, capital stock taxes, payroll taxes, employment taxes, excise taxes, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services taxes, service use taxes, customs duties or other governmental charges, estimated or other taxes, assessments, charges, duties or imposts of any kind whatsoever, including unemployment insurance payments and workers' compensation premiums, together with any installments with respect thereto, and any interest, penalties, additional taxes, additions to tax or other amounts imposed by any taxing authority with respect to the foregoing and any liability for any such Taxes imposed by Law with respect to any other Person, including under any tax sharing, indemnification or other agreements or arrangements or any liability for taxes of a predecessor or transferor entity.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Transaction Cost Settlement Agreements" means the agreements in the form attached hereto as Exhibit H, dated as of the date hereof, among Purchaser, Target and the other parties identified on Exhibit I which waive all of Target's severance or change of control payment obligations to such parties.

        "Voting Agreements" means the voting agreements in the form attached hereto as Exhibit J (as the same may be amended upon the mutual agreement of Purchaser and Target) between Purchaser and the Target Stockholders listed on Exhibit A hereto setting forth the terms and conditions upon which they have agreed, among other things, to vote their shares of Target Common Stock to approve the Merger.

        8.4    Notices.     All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows:

  if to Purchaser or Merger Sub:

    Uranium Resources Inc.
    405 State Highway 121 Bypass,
    Building A, Suite 110
    Lewisville, Texas 75067
    Attention: President
    Telecopy No.: (505) 842-8123

    with a copy to:

    Uranium Resources Inc.
    405 State Highway 121 Bypass,
    Building A, Suite 110
    Lewisville, Texas 75067
    Attention: Treasurer
    Telecopy No.: (505) 842-8123

    and

    Baker & Hostetler LLP
    303 East 17th Avenue, Suite 1100
    Denver, Colorado 80203-1264
    Attention: Alfred C. Chidester
    Telecopy No.: (303) 861-7805

  if to Target:

    Neutron Energy Inc.
    9000 E. Nichols Avenue
    Suite 225
    Englewood, Colorado 80112
    Attn.: Chief Executive Officer
    Telecopy No.: (303) 531-0519

    with a copy to

    Hogan Lovells US LLP
    One Tabor Center, Suite 1500
    1200 Seventeenth Street
    Denver, Colorado 80202
    Attention: Paul Hilton
    Telecopy No.: (303) 899-7333

        All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery, on the day of such delivery, (x) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered or (z) if by fax, on the day following the day on which such fax was sent, provided that a copy is also sent by certified, registered or overnight mail.

        8.5    Interpretation.     When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to a dollar ($) amount in this Agreement refer to United States Dollars.

        8.6    Counterparts.     This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

        8.7    Entire Agreement.     This Agreement (including the documents and the instruments referred to herein), constitutes the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

        8.8    Third Party Beneficiaries.     Other than RCF for purposes of the representations and warranties and Section 7.3, nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries; provided, however, that the provisions in Article 2 concerning issuance of the Purchaser Common Stock at the Effective Time and Section 5.15 concerning directors' and officers' liability insurance are intended for the benefit of the individuals specified therein.

        8.9    Governing Law.     Except to the extent that the Laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to this Agreement shall be interpreted, construed and governed by and in accordance with, the Laws of the State of Colorado without giving effect to principles of conflict of laws. The parties hereby irrevocably submit to the jurisdiction of any state or federal court located in the State of Colorado for any litigation arising out of or relating to the interpretation and enforcement of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Actions shall be heard and determined in such courts of the State of Colorado. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 8.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

        8.10    Specific Performance.     Target acknowledges that its business is unique and recognizes and affirms that in the event of a breach of this Agreement by Target prior to the valid termination of this Agreement or the Closing, money damages may be inadequate and Purchaser may have no adequate remedy at law. Accordingly, Target agrees that, subject to Section 7.3(b)(vi), Purchaser shall have the right, prior to the valid termination of this Agreement or the Closing, in addition to any other rights and remedies existing in their favor, to enforce its rights and the obligations of Target hereunder not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive or other equitable relief. Purchaser and Merger Sub acknowledge and affirm that in the event of a breach of this Agreement by Purchaser or Merger Sub prior to Closing, money damages may be inadequate and Target may have no adequate remedy at law. Accordingly, Purchaser and Merger Sub agree that Target shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of Purchaser and Merger Sub hereunder not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive or other equitable relief.

        8.11    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

[Signature Page Follows.]

        IN WITNESS WHEREOF, Purchaser, Merger Sub and Target have signed this Agreement as of the date first written above.

URANIUM RESOURCES, INC.
By:	/s/ DONALD C. EWIGLEBEN
	Name:	Donald C. Ewigleben
	Title:	President and Chief Executive Officer
URI MERGER CORPORATION
By:	/s/ DONALD C. EWIGLEBEN
	Name:	Donald C. Ewigleben
	Title:	President and Chief Executive Officer
NEUTRON ENERGY, INC.
By:	/s/ GARY C. HUBER
	Name:	Gary C. Huber
	Title:	President and Chief Executive Officer

ANNEX B

March 1, 2012

The Board of Directors
Uranium Resources, Inc.
405 State Highway 121 Bypass
Building A, Suite 110
Lewisville, TX 75067

Dear Sirs,

        Cormark Securities Inc. ("Cormark") understands that Uranium Resources, Inc. ("URRE" or the "Company") intends to enter into an agreement and plan of merger (the "Merger Agreement") with Neutron Energy Limited ("Neutron") pursuant to which URRE will acquire all of the outstanding shares of common stock, par value $0.001 per share, of Neutron in exchange for an aggregate of 3,837,061 shares of common stock, no par value, of URRE (the "URRE Shares"), subject to the terms and conditions as more fully set forth in the Merger Agreement (the "Acquisition"). In connection with the Acquisition, (i) Resource Capital Fund V L.P. ("RCF") has agreed to repay certain indebtedness of Neutron in the amount of US$20 million in exchange for 24,638,673 URRE Shares and has also agreed to invest US$10 million in the Company in exchange for 10,259,567 URRE Shares upon satisfaction of certain conditions after signing of the Merger Agreement, subject to the terms and conditions as more fully set forth in the RCF Investment Agreement, (ii) RMB Australia Holdings, Ltd. ("RMB") has agreed to accept US$20 million and 8,361,327 URRE Shares as repayment for outstanding indebtedness owed to RMB by Neutron, subject to the terms and conditions as more fully set forth in the RMB Agreement, and (iii) an additional 162,939 URRE Shares will be issued to satisfy certain costs incurred and obligations of Neutron in connection with the Acquisition, subject to the terms and conditions as more fully set forth in the Transaction Cost Settlement Agreements (collectively with the Acquisition, the "Transaction").

        The board of directors of URRE (the "Board") has requested Cormark's opinion (the "Opinion") as to the fairness, from a financial point of view, of the Transaction to the holders of URRE Shares (the "URRE Shareholders").

CORMARK SECURITIES' ENGAGEMENT

        Cormark was initially contacted by the Board in September 2010 with respect to acting as its financial advisor in connection with potential strategic transactions, including mergers, acquisitions and capital financings, and was retained by the Board pursuant to an engagement agreement dated November 15, 2010 (the "Engagement Letter"). The Opinion is being delivered pursuant to the terms of the Engagement Letter. The terms of the Engagement Letter provide that Cormark is to be paid fees by URRE in connection with its role as financial advisor (the "Advisory Fee") and for the delivery of the Opinion ("Opinion Fee") and is to be reimbursed for its reasonable out-of-pocket expenses. A portion of the Advisory Fee payable to Cormark under the Engagement Letter is payable upon successful completion of the Transaction. The Opinion Fee payable is not contingent in whole or in part on the success of the Transaction or on the conclusions reached in the Opinion. Furthermore, URRE has agreed to indemnify Cormark, in certain circumstances, against claims, costs, expenses, damages, causes of action, actions and liabilities which may arise directly or indirectly from services performed by Cormark in connection with the Engagement Letter.

 CREDENTIALS OF CORMARK SECURITIES

        Cormark is a Canadian investment dealer providing investment research, equity sales and trading and investment banking services to a broad range of institutions and corporations participating in Canadian, U.S. and international capital markets. Cormark has participated in a significant number of transactions involving public and private companies, maintains a particular expertise advising companies in the global mining sector and has extensive experience in preparing Opinions.

        The Opinion represents the opinion of Cormark and its form and content have been approved for release by a committee of senior investment banking professionals of Cormark, each of whom is experienced in merger, acquisition, divestiture, valuation, opinion and other capital markets matters.

INDEPENDENCE OF CORMARK SECURITIES

        Neither Cormark nor any of its affiliated entities is an affiliate of URRE or Neutron. Cormark is not acting as an advisor to URRE or Neutron or any of their respective affiliates (collectively, the "Interested Parties") in connection with any matter, other than acting as financial advisor to the Board under the Engagement Letter.

        Cormark has not been engaged to provide any financial advisory services nor has it participated in any underwriting involving URRE or any other Interested Party during the 24-month period preceding the date Cormark was first contacted in respect of the Transaction, other than as a co-lead underwriter with respect to a planned financing by Neutron in 2011 which was not completed and in relation to which Cormark's engagement as underwriter was subsequently terminated.

        Cormark acts as a trader and dealer, both as principal and agent, in all major financial markets in Canada and, as such, may have had, may have, and may in the future have, positions in the securities of URRE or other Interested Parties and, from time to time, may have executed or may execute transactions on behalf of such entities or other clients for which it may have received or may receive compensation. As an investment dealer, Cormark conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Transaction, URRE, or other Interested Parties.

        There are no understandings, agreements or commitments between Cormark and URRE, Neutron or any other Interested Party with respect to any future financial advisory or investment banking business. Cormark may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for URRE, Neutron or any other Interested Party.

SCOPE OF REVIEW

        In connection with the Opinion, Cormark has reviewed and relied upon (without verifying or attempting to verify independently the completeness or accuracy thereof) or carried out, among other things, the following:

  a)
  the Merger Agreement, the RCF Investment Agreement, the RMB Agreement, the Neutron Funding Agreement and the Transaction Cost Settlement Agreements, each in final form, dated March 1, 2012;

  b)
  the Form 10-K of URRE for each of the years ended December 31, 2010 and 2009;

  c)
  the Form 10-Q of URRE for each of the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011;

  d)
  the Form S-1 of Neutron filed March 30, 2011, as amended;

  e)
  information made available by Neutron concerning the business, operations, assets, liabilities and prospects of Neutron;

  f)
  two due diligence site visits to the principal assets of Neutron completed by Cormark;

  g)
  due diligence meetings with senior executives of Neutron and the Company concerning expectations on permitting, development and future production potential of Neutron's assets;

  h)
  information made available by the Company concerning the business, operations, assets, liabilities and prospects of the Company;

  i)
  due diligence meetings with senior executives of the Company concerning the past and current operations, financial condition and prospects of the Company;

  j)
  meetings and discussions with the Board;

  k)
  public information (including corporate presentations and information prepared by industry research analysts) related to the business, operations, financial performance and trading history of the Company and other selected mining companies which we considered relevant;

  l)
  public information with respect to precedent transactions of a comparable nature which we considered relevant; and

  m)
  such other information, investigations, analyses and discussions as we considered appropriate in the circumstances.

ASSUMPTIONS AND LIMITATIONS

        With the Board's acknowledgement and agreement as provided for in the Engagement Letter, Cormark has relied upon the accuracy and completeness of all data and other information obtained by it from public sources or provided to it by URRE and its personnel and advisors, or otherwise (collectively, the "Information"). The Opinion is conditional upon the completeness, accuracy and fair presentation of the Information. Without limiting the foregoing, we have assumed the accuracy of the representations and warranties of the Company and Neutron in the Merger Agreement. Subject to the exercise of professional judgment and except as expressly described herein, Cormark has not attempted to independently verify or investigate the completeness, accuracy or fair presentation of any of the Information. In addition, Cormark has assumed that the Transaction will be consummated in accordance with the applicable terms and conditions set forth in the Merger Agreement, the RCF Investment Agreement, the RMB Agreement, the Neutron Funding Agreement and the Transaction Cost Settlement Agreements, in each case without any waiver, amendment or delay of any terms or conditions.

        With respect to budgets, financial forecasts, projections or estimates provided to Cormark and used in our analyses, we have noted that projecting future results of any business is inherently subject to uncertainty. We have assumed, however, that such budgets, financial forecasts, projections and estimates were reasonably prepared consistent with industry practice on a basis reflecting the best currently available assumptions, estimates and judgments of the management of the Company and Neutron and are (or were at the time and continue to be) reasonable in the circumstances.

        The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at March 1, 2012 and the condition and prospects, financial and otherwise, of the Company and Neutron and their respective subsidiaries, as they were reflected in the Information and as they have been represented to Cormark in discussions with the management of the Company and Neutron, as applicable, as at that date. In its analyses and in preparing the Opinion, Cormark has made certain assumptions with respect to expected industry performance, general business and economic conditions and other matters, most of which are beyond the control of Cormark or any party involved in the Transaction. Cormark believes these assumptions are reasonable under the current circumstances; however, actual future results may demonstrate that certain assumptions were incorrect.

        Cormark is an investment dealer and financial advisor only and has relied upon, without independent verification or investigation, the assessments of the Company and its respective advisors with respect to legal, tax, regulatory and actuarial matters. The Opinion does not constitute a valuation or appraisal or geological or technical assessment of any specific assets or liabilities of the Company or Neutron and should not be viewed as such.

        In preparing the Opinion, Cormark has also assumed that the final versions of documents will conform in all material respects to the drafts provided to Cormark, conditions precedent to the completion of the Transaction can be satisfied in due course, all consents, permissions, exemptions or orders of relevant regulatory authorities will be obtained without adverse condition or qualification, and the procedures being followed to implement the Transaction are valid and effective.

        The Opinion has been provided for the use of the Board in connection with its consideration of the Transaction and is not intended to be, and does not constitute, a recommendation that any URRE Shareholder should vote in favor any matter relevant to the Transaction. Cormark expresses no opinion as to the fairness of the Transaction relative to any alternative transaction. In addition, Cormark is not expressing any opinion as to the prices at which the URRE Shares will trade at any time.

        Cormark believes that the Opinion must be considered and reviewed as a whole and that selecting portions of the stated analyses or factors considered by Cormark, without considering all the stated analyses and factors together, could create a misleading view of the process underlying or the scope of the Opinion. The preparation of an Opinion of this nature is a complex process and is not necessarily amenable to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

        The Opinion is given as of March 1, 2012, and Cormark disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to Cormark's attention after such date. Without limiting the foregoing, in the event that there is any material change in the Company or Neutron or any change in any material fact affecting the Opinion after March 1, 2012, Cormark reserves the right to change, modify or withdraw the Opinion, although it disclaims any undertaking or obligation to advise any person of any such change that may come to its attention or to update the Opinion after such date.

OPINION

        Based upon and subject to the foregoing and such other matters we considered relevant, Cormark is of the opinion that, as of March 1, 2012, the Transaction is fair, from a financial point of view, to the URRE Shareholders.

Yours very truly,
CORMARK SECURITIES INC.

ANNEX C

February 27, 2012

Board of Directors
Neutron Energy
9000 E. Nichols Avenue
Englewood, CO 80112

Member of the Board of Directors:

        Roth Capital Partners, LLC ("Roth") understands that Uranium Resources, Inc., a Delaware corporation ("Parent"), URI Merger Corporation, a Nevada corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Neutron Energy, Inc., a Nevada corporation ("Target"), intend to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Merger Sub will be merged with and into Target and Target will become a wholly-owned subsidiary of Parent (the "Merger"). As consideration for the Merger, Parent will (i) pay in full Target's senior secured credit facility, which had an outstanding balance as of December 31, 2011 of $26,787,157, in exchange for $20,000,000 and 8,361,327 shares of Parent's common stock ("Parent Common Stock"); (ii) issue 162,939 shares of Parent Common Stock to Roth to pay for fees incurred by Target in connection with the Merger; and (iii) issue 3,837,061 shares of Parent Common Stock (the "Target Stockholder Consideration") to the stockholders of Target (the "Target Stockholders") ((i) through (iii) collectively, the "Total Consideration").

        You have asked us to render our opinion with respect to the fairness, from a financial point of view, of the Target Stockholder Consideration and the Total Consideration to the Target Stockholders.

        For purposes of the opinion set forth herein, we have, among other things:

  (i)
  reviewed a draft of the Merger Agreement received by us on February 26, 2012;

  (ii)
  reviewed a draft of the Forbearance and Debt Conversion Agreement among RMB Australia Holdings, Ltd., RMB Resources, Inc., Parent, Target and Cibola Resources, LLC ("Cibola");

  (iii)
  reviewed a draft of the Investment Agreement among Parent, Target and Resource Capital Fund V L.P.;

  (iv)
  reviewed a draft of the Credit and Funding Agreement among Target, Cibola and Parent;

  (v)
  reviewed a draft of certain other agreement related to the Merger;

  (vi)
  reviewed certain business and financial information of Parent and Target that we believe to be relevant to our inquiry, including certain publicly available information of Parent;

  (vii)
  reviewed certain internal financial statements and other financial and operating data concerning Target;

  (viii)
  reviewed certain financial forecasts relating to Target prepared by the management of Target (the "Target Forecasts");

  (ix)
  discussed the past and current operations, financial condition and prospects of each of Target and Parent with management of Target and Parent, respectively, including the assessments of the management of Parent as to the liquidity needs of, and financing alternatives and other capital resources available to, Target;

  (x)
  participated in certain discussions among management of Parent and Target regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger;

  (xi)
  compared the financial performance of Target and the prices and trading activity with that of certain publicly traded companies we deemed relevant;

  (xii)
  reviewed the reported prices and trading activity for Parent Common Stock;

  (xiii)
  compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

  (xiv)
  participated in discussions and negotiations among representatives of Parent, Target and their respective advisors; and

  (xv)
  performed such other analyses and considered such other factors as we have deemed appropriate.

        We have also considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which we deemed relevant.

        In conducting our review and arriving at our opinion, with your consent, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being accurate and complete in all material respects, and we have further relied upon the assurances of management of Target that they are not aware of any facts that would make any of the information reviewed by us inaccurate, incomplete or misleading in any material respect. With respect to the Target Forecasts, we have assumed, upon the advice of Target, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Target as to the future financial performance of Target. We have not been engaged to assess the achievability of any projections or the assumptions on which they were based, and we express no view as to such projections or assumptions. In addition, we have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, of Target, nor have we been furnished with any such valuation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Target.

        We also have assumed, with your consent, that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement and in compliance with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and all other applicable federal, state and local statutes, rules, regulations and ordinances, that the representations and warranties of each party in the Merger Agreement are true and correct, that each party will perform on a timely basis all covenants and agreements required to be performed by it under such agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have further assumed that the Merger Agreement when signed will conform to the draft Merger Agreement provided to us on February 26, 2012 in all respects material to our analysis, and that the Merger will be consummated in all material respects as described in the draft Merger Agreement provided to us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement will be obtained and that, in the course of obtaining any of those consents and approvals, no modification, delay, limitation, restriction or condition will be imposed or waivers made that would have an adverse effect on Parent or Target or on the contemplated benefits of the Merger.

        Our opinion addresses only the fairness, from a financial point of view, to Target of the Target Stockholder Consideration and the Total Consideration, and our opinion does not in any manner address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Target Stockholder Consideration or otherwise. Our opinion also does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Target, the underlying business decision of Target to proceed with the Merger, or the effects of any other transaction in which Target might engage. The issuance of this opinion was approved by an authorized internal fairness committee. Our opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to us on, the date hereof. We express no opinion as to the underlying valuation, future performance or long-term viability of Target. Further, we express no opinion as to what the value of the shares of Parent Common Stock actually will be when issued to holders of Target Common Stock pursuant to the Merger or the prices at which shares of Parent Common Stock will trade at any time. It should be understood that, although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

        We have acted as financial advisor to Target in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the rendering of our opinion. Target has agreed to indemnify us for certain liabilities and other items arising out our engagement. We also received a fee for advising Target in its proposed initial public offering in 2011.

        Roth, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We and our affiliates have in the past provided and may in the future provide investment banking and other financial services to Parent and its affiliates for which we and our affiliates have received and would expect to receive compensation. In particular, in June 2010 and October 2010, we entered into underwriting agreements with Parent with respect to the sale and offering of shares of Parent's common stock, for which we were compensated by Parent. We are a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates' own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Parent, and, accordingly, may at any time hold a long or a short position in such securities.

        It is understood that this letter is for the information of the Board of Directors of Target in connection with its evaluation of the Merger and does not constitute a recommendation to any Target Stockholder as to how such Target Stockholder should vote or act on any matter relating to the Merger. This opinion may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

        On the basis of and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that the Target Stockholder Consideration and the Total Consideration are fair to the Target Stockholders, from a financial point of view.

Very truly yours,

/s/ ROTH CAPITAL PARTNERS

Roth Capital Partners, LLC

ANNEX D

Sections 92A.300 and following of Chapter 92A of the Nevada Revised Statutes (NRS)
Governing Dissent Rights

Rights of Dissenting Owners

        NRS 92A.300 Definitions.    As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086)

        NRS 92A.305 "Beneficial stockholder" defined.    "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

        NRS 92A.310 "Corporate action" defined.    "Corporate action" means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

        NRS 92A.315 "Dissenter" defined.    "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

        NRS 92A.320 "Fair value" defined.    "Fair value," with respect to a dissenter's shares, means the value of the shares determined:

        1.     Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

        2.     Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

        3.     Without discounting for lack of marketability or minority status.

(Added to NRS by 1995, 2087; A 2009, 1720)

        NRS 92A.325 "Stockholder" defined.    "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087)

        NRS 92A.330 "Stockholder of record" defined.    "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

        NRS 92A.335 "Subject corporation" defined.    "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

        NRS 92A.340 Computation of interest.    Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

(Added to NRS by 1995, 2087; A 2009, 1721)

        NRS 92A.350 Rights of dissenting partner of domestic limited partnership.    A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

        NRS 92A.360 Rights of dissenting member of domestic limited-liability company.    The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

        NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

        1.     Except as otherwise provided in subsection 2, and unless otherwise provided in the articles of incorporation or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member's resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

        2.     Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

        NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

        1.     Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder's shares in the event of any of the following corporate actions:

          (a)   Consummation of a plan of merger to which the domestic corporation is a constituent entity:

            (1)   If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

            (2)   If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

          (b)   Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be converted.

          (c)   Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if the stockholder's shares are to be acquired in the plan of exchange.

          (d)   Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

          (e)   Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

          (f)    Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

        2.     A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

        3.     Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721; 2011, 2814)

        NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

        1.     There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

          (a)   A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

          (b)   Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation's subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

          (c)   Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series provide otherwise.

        2.     The applicability of subsection 1 must be determined as of:

          (a)   The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter's rights; or

          (b)   The day before the effective date of such corporate action if there is no meeting of stockholders.

        3.     Subsection 1 is not applicable and dissenter's rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter's rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

        4.     There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

        5.     There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

(Added to NRS by 1995, 2088; A 2009, 1722)

        NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

        1.     A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

        2.     A beneficial stockholder may assert dissenter's rights as to shares held on his or her behalf only if the beneficial stockholder:

          (a)   Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

          (b)   Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

(Added to NRS by 1995, 2089; A 2009, 1723)

        NRS 92A.410 Notification of stockholders regarding right of dissent.

        1.     If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter's rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter's rights.

        2.     If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723)

        NRS 92A.420 Prerequisites to demand for payment for shares.

        1.     If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights with respect to any class or series of shares:

          (a)   Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder's intent to demand payment for his or her shares if the proposed action is effectuated; and

          (b)   Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

        2.     If a proposed corporate action creating dissenters' rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters' rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

        3.     A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723)

        NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

        1.     The subject corporation shall deliver a written dissenter's notice to all stockholders entitled to assert dissenters' rights.

        2.     The dissenter's notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

          (a)   State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

          (b)   Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

          (c)   Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (d)   Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

          (e)   Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724)

        NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

        1.     A stockholder who receives a dissenter's notice pursuant to NRS 92A.430 and who wishes to exercise dissenter's rights must:

          (a)   Demand payment;

          (b)   Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

          (c)   Deposit the stockholder's certificates, if any, in accordance with the terms of the notice.

        2.     If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder's shares as after-acquired shares under NRS 92A.470.

        3.     Once a stockholder deposits that stockholder's certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

        4.     A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter's rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter's notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation's written consent.

        5.     The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

        NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment.    The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

(Added to NRS by 1995, 2090; A 2009, 1725)

        NRS 92A.460 Payment for shares: General requirements.

        1.     Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter's shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

          (a)   Of the county where the subject corporation's principal office is located;

          (b)   If the subject corporation's principal office is not located in this State, in the county in which the corporation's registered office is located; or

          (c)   At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

The court shall dispose of the complaint promptly.

        2.     The payment must be accompanied by:

          (a)   The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

          (b)   A statement of the subject corporation's estimate of the fair value of the shares; and

          (c)   A statement of the dissenter's rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under this chapter.

(Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725)

        NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter's notice: General requirements.

        1.     A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter's notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

        2.     To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment, the subject corporation shall notify the dissenters described in subsection 1:

          (a)   Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

          (b)   Of the subject corporation's estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

          (c)   That they may accept the subject corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

          (d)   That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

          (e)   That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation's offer.

        3.     Within 10 days after receiving the stockholder's acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation's offer in full satisfaction of the stockholder's demand.

        4.     Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

(Added to NRS by 1995, 2091; A 2009, 1725)

        NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

        1.     A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter's own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

        2.     A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter's stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation's payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

(Added to NRS by 1995, 2091; A 2009, 1726)

        NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

        1.     If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

        2.     A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation's registered office is located.

        3.     The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        4.     The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        5.     Each dissenter who is made a party to the proceeding is entitled to a judgment:

          (a)   For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the subject corporation; or

          (b)   For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815)

        NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

        1.     The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

        2.     The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

          (a)   Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

          (b)   Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

        3.     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

        4.     In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

        5.     To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

        6.     This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

(Added to NRS by 1995, 2092; A 2009, 1727)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The Delaware General Corporation Law (the "DGCL") also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the DGCL provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

        The Restated Bylaws and Restated Certificate of Incorporation of Uranium Resources, Inc. ("URI") provide for indemnification of its directors and officers and for advancement of litigation expenses to the fullest extent permitted by Delaware law. In addition, URI has entered into an indemnification agreement with each director and officer that provides for indemnification and advancement of litigation expenses to fullest extent permitted by the DCGL.

        URI maintains a policy of directors and officers liability insurance which reimburses it for expenses which it may incur in connection with the foregoing indemnity provisions and which may provide direct indemnification to directors and officers where URI is unable to do so.

Item 21.    Exhibits and Financial Statement Schedules

        See the Exhibit Index following the signature page hereto.

Item 22.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

    individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (d)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Uranium Resources, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, State of Texas, on June 22, 2012.

URANIUM RESOURCES, INC.
By:	/s/ DONALD C. EWIGLEBEN
	Name:	Donald C. Ewigleben
	Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ DONALD C. EWIGLEBEN Donald C. Ewigleben		President and Chief Executive Officer and Director (Principal Executive Officer)	June 22, 2012
/s/ THOMAS H. EHRLICH Thomas H. Ehrlich		Vice President—Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	June 22, 2012
* Paul K. Willmott		Director and Executive Chairman	June 22, 2012
/s/ JOHN PFAHL John Pfahl		Director	June 22, 2012
* Terence J. Cryan		Director	June 22, 2012
* Marvin K. Kaiser		Director	June 22, 2012
*By	/s/ THOMAS H. EHRLICH Thomas H. Ehrlich Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description
2.1		Agreement and Plan of Merger, dated as of March 1, 2012, by and among Uranium Resources, Inc., URI Merger Corporation and Neutron Energy, Inc. (included as Annex A to the joint proxy statement/prospectus included in this registration statement)

3.1		Restated Certificate of Incorporation of Uranium Resources, Inc., dated February 15, 2004 (incorporated by reference to the registrant's Registration Statement on Form SB-2 dated July 26, 2004, SEC File Number 333-117653)

3.1.1		Certificate of Amendment of Restated Certificate of Incorporation of Uranium Resources, Inc. (incorporated by reference to the registrant's Form 8-K dated April 11, 2006, SEC File Number 000-17171 and as corrected in the registrant's Form 8-K dated December 7, 2007)

3.2		Restated Bylaws of Uranium Resources, Inc. (incorporated by reference to the registrant's Form 10-K filed on March 10, 2010)

4.1		Stockholders' Agreement, dated as of March 1, 2012, by and between Uranium Resources, Inc. and Resource Capital Fund V L.P. (incorporated by reference to Exhibit 4.1 of the registrant's Form 8-K filed on March 7, 2012)

4.2		Registration Rights Agreement, dated as of March 1, 2012, by and between Uranium Resources, Inc. and Resource Capital Fund V L.P. (incorporated by reference to Exhibit 4.2 of the registrant's Form 8-K filed on March 7, 2012)

5.1	*	Opinion of Baker & Hostetler LLP as to the legality of the securities being registered

10.1		Shareholder Voting Agreement, dated as of March 1, 2012, by and among Uranium Resources, Inc. and certain specified shareholders of Neutron Energy, Inc. (incorporated by reference to Exhibit 10.2 of the registrant's Form 8-K filed on March 7, 2012)

10.2		Release Agreement, dated as of March 1, 2012, by and between Kelsey Boltz, Gary Huber, James Graham, Edward Topham, John K. Campbell, Jerry Nelson, Henry G. Grundstedt, and Carolyn C. Loder, Neutron Energy, Inc. and Uranium Resources, Inc. (incorporated by reference to Exhibit 10.2 of the registrant's Form 8-K filed on March 7, 2012)

10.3		Settlement Agreement, dated as of March 1, 2012, by and among Nuclear Fuel Cycle Consulting, LLC, Neutron Energy, Inc. and Uranium Resources, Inc. (incorporated by reference to Exhibit 10.3 of the registrant's Form 8-K filed on March 7, 2012)

10.4		Investment Agreement, dated as of March 1, 2012, by and among Uranium Resources, Inc., Neutron Energy, Inc. and Resource Capital Fund V L.P. (incorporated by reference to Exhibit 10.4 of the registrant's Form 8-K filed on March 7, 2012)

10.5		Credit and Funding Agreement, dated as of March 1, 2012, by and among Neutron Energy, Inc., Cibola Resources LLC and Uranium Resources, Inc. (incorporated by reference to Exhibit 10.5 of the registrant's Form 8-K filed on March 7, 2012)

10.6		Pledge and Security Agreement, dated as of March 1, 2012, by and among Uranium Resources, Inc. and Neutron Energy, Inc. (incorporated by reference to Exhibit 10.6 of the registrant's Form 8-K filed on March 7, 2012)

Exhibit Number		Description
10.7		Forbearance and Debt Conversion Agreement, dated as of March 1, 2012, by and among RMB Australia Holdings, Ltd., RMB Resources, Inc., Uranium Resources, Inc., Neutron Energy, Inc. and Cibola Resources, LLC. (incorporated by reference to Exhibit 10.7 of the registrant's Form 8-K filed on March 7, 2012)

10.8		Intercreditor Agreement, dated as of March 1, 2012, by and among RMB Australia Holdings, Ltd., Uranium Resources, Inc., Neutron Energy, Inc., Cibola Resources, LLC and RMB Resources, Inc. (incorporated by reference to Exhibit 10.8 of the registrant's Form 8-K filed on March 7, 2012)

21		Subsidiaries of the Registrant (previously filed)

23.1	*	Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm of Uranium Resources, Inc.

23.2	*	Consent of Mayer Hoffman McCann P.C., Independent Registered Public Accounting Firm of Neutron Energy, Inc.

23.3	*	Consent of Cormark Securities Inc.

23.4	*	Consent of Roth Capital Partners, LLC

23.5	*	Consent of Behre Dolbear & Company (USA), Inc.

23.6	*	Consent of Broad Oak Associates

23.7	*	Consent of Baker & Hostetler LLP (included in the opinion filed as Exhibit 5.1 to this registration statement)

24.1		Power of Attorney (previously filed)

99.1	*	Form of Proxy Card for Uranium Resources, Inc. Special Meeting

99.2	*	Form of Proxy Card for Neutron Energy Inc. Special Meeting

101	*	The following financial information of Uranium Resources, Inc. for the year ended December 31, 2011, formatted in XBRL (extensible Business Reporting Language): (i) Condensed Consolidated Statements of Operations, (ii) Condensed Consolidated Balance Sheets, (iii) Condensed Consolidated Statements of Cash Flows, (iv) Condensed Consolidated Statements of Changes in Equity, and (v) Notes to the Condensed Consolidated Financial Statements and financial information of Uranium Resources, Inc. for the quarter ended March 31, 2012, formatted in XBRL (extensible Business Reporting Language): (i) Condensed Consolidated Statements of Operations, (ii) Condensed Consolidated Balance Sheets, (iii) Condensed Consolidated Statements of Cash Flows, and (iv) Notes to the Condensed Consolidated Financial Statements.

*
Filed herewith